Form 10-K, Exhibit 13
period 1998-06-30
ORIENTAL FINANCIAL GROUP INC
filed 1998-10-13
CIK 1030469

ORIENTAL FINANCIAL GROUP                                              [LOGO]
1998 ANNUAL REPORT




TABLE
OF CONTENTS


FINANCIAL HIGHLIGHTS ....................................................1

FINANCIAL PLANNING ......................................................2

MESSAGE TO THE STOCKHOLDERS .............................................4

ORGANIZATION CHART ......................................................9

TRUST & MONEY MANAGEMENT ...............................................10

INVESTMENT PLANNING & BROKERAGE SERVICES ...............................12

MORTGAGE BANKING .......................................................14

CONSUMER LENDING & BANKING .............................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
AND CONSOLIDATED AUDITED FINANCIAL STATEMENTS ..........................17

GENERAL INFORMATION .....................................BACK INSIDE COVER



                                        [PHOTO]

             [PHOTO]                                                 FINANCIAL
                                                                    HIGHLIGHTS


                                                                      [LOGO]

                                                 PERCENT
$ in thousands (except per share results)        INCREASE         1998           1997          1996
                                               (1998-1997)
At Year End as of June 30th:
--------------------------------------------------------------------------------------------------------
Total bank assets                                   23%        $1,311,400     $1,068,600     $  877,400
Trust assets managed                                20%         1,310,000      1,088,600        874,500
Assets gathered by broker/dealer                    41%           741,400        524,900        293,100
                                                               ----------     ----------     ----------
Total financial assets (1)                          25%        $3,362,800     $2,682,100     $2,045,000
                                                               ----------     ----------     ----------
                                                               ----------     ----------     ----------
Capital                                             20%        $  107,030     $   89,394     $   79,903

Per Common Share:
--------------------------------------------------------------------------------------------------------

Outstanding common shares at year end (2)                          10,047          9,987          9,950
Dividends declared                                  25%        $     0.55     $     0.44     $     0.30
Income per share (excluding SAIF) (2)               20%        $     2.08     $     1.74     $     1.41
Book value (2)                                      19%        $    10.65     $     8.95     $     8.03
Price at year end (2)                               63%        $    36.88     $    22.60     $    12.67

Operating Results:
--------------------------------------------------------------------------------------------------------

Net Interest Income                                 16%        $   43,441     $   37,531     $   32,753
Provision for loan losses                           95%        $    9,545     $    4,900     $    4,600
Non-interest income
  (excluding securities and servicing
  rights gains and servicing fees)                   9%        $   17,303     $   14,774     $   11,961
Recurring Non-Interest expenses                      8%        $   30,881     $   28,491     $   24,608
Net Income (excluding SAIF)                         20%        $   21,410     $   17,895     $   14,736


(1) Excludes mortgage servicing portfolio sold in September 1997.
(2) Adjusted for stock splits.


                                        [PHOTO]

FINANCIAL PLANNING
OUTSIDE THE BOX
                                                           [PHOTO]

                                 THE BOARD OF DIRECTORS, STANDING FROM LEFT
                                 TO RIGHT: CARLOS SOUFFRONT, ESQ., JOSE ENRIQUE FERNANDEZ (CHAIRMAN), DIEGO PERDOMO (CPA), EMILIO RODRIGUEZ AND EFRAIN ARCHILLA. SEATED:
                                 ANGELES TORRES, ESQ. (SECRETARY TO THE BOARD), DR. IVAN ALTIERI, ENG. ALBERTO RICHA, AND JULIAN INCLAN.

[LOGO]

Oriental Financial Group

Oriental Financial Group is breaking down the walls that have traditionally confined banking institutions to serve the financial needs of its clients. Ours is a financial institution that thinks and acts outside the box to deliver financial planning solutions at each of our 17 branches around the island.

Branch managers and platform officers not only facilitate banking transactions, but seek to build financial relationships that serve the long-term interests of our clients.

Increasingly, the approach has led Oriental Financial Group to develop new financial products and delivery systems that open broad avenues of financial opportunity for the future. We have placed considerable emphasis on informing our market about those opportunities through an ongoing educational effort that includes seminars, TV programs and published articles as well as an aggressive marketing campaign.


Our Primary Mission

Our primary mission is to apply tested planning strategies that anticipate and respond to the lifelong financial needs of clients:

      - from analyzing their present financial situtations to helping them reach their financial horizons;

      - from structuring their investment portfolios to building their retirement funds; and

      - from originating their home mortgages to providing other cost-effective personal finance solutions.

Oriental Financial Group serves these important and diverse financial objectives through a closely integrated network of specialists in the areas of Trust and Money Management, Investment Planning and Brokerage Services, Mortgage Banking and Consumer Lending and Banking.

The focus on these key profit centers allowed Oriental Financial Group to grow its assets in the fiscal year that ended June 30, 1998 at an accelerated pace, coming closer to its goal of reaching $5 billion in total financial assets by the year 2000. Likewise, earnings continued to grow beyond expectations to a new record for the fiscal year.


                                                          [PHOTO]

                                                       FINANCIAL PLANNING
                                                       OUTSIDE THE BOX


                                                                  [LOGO]

Oriental Financial Group also maintained its highly valued position among financial rating agencies as a well capitalized financial institution, and gained new support from stockholders, who saw their investments grow by 104 percent in the fiscal year to reach a record high of $46.13 a share on April 22, 1998 (see accompanying chart).

Oriental Financial Group's stock is traded on the New York Stock Exchange under the symbol "OFG."

The dramatic increase in value is even more significant when viewed over the eight-year period since the current management took Oriental public and began the transformation that has accelerated the growth of the financial institution.

                 [PHOTO]

CLOCKWISE FROM LEFT ARE SENIOR VICE PRESIDENTS
JOSE R. FERNANDEZ, ELI DIAZ, RAFAEL VALLADARES,
ANDRES MORGADO, ANDRES J. MUNIZ, MARCIAL DIAZ,
GEORGE JOYNER AND DENNIS SOTO. NOT PICTURED IS
JUAN BERRIOS, ESQ.




                                 [GRAPH]

MESSAGE TO
STOCKHOLDERS                             [PHOTOS]

[LOGO]

WE ARE ENGULFED
IN AN INFORMATION REVOLUTION


The same computer and telecommunications technologies that have placed the Internet and e-mail in our homes and offices are now further revolutionizing how people conduct their finances. Our clients, for example, will soon have broader electronic access to the services of Oriental Financial Group. Already, the clients of Oriental Financial Services Corp., our full-service investment broker/dealer subsidiary, have on-line access to useful investment planning tools that make it easier to manage and monitor their investments via our Internet site (www.orientalfinancial.com).

Delivering financial products to an increasingly computer-literate marketplace is important because it confirms the culture Oriental Financial Group has been striving to establish over the past decade. That operating philosophy is centered on creating innovative financial products and building a service culture with dedicated people who can bring them to our clients in the most rapid and efficient manner possible.

CYBERSPACE REPLACING
FLOOR SPACE

Cyberspace is fast replacing floor
space in the delivery of financial services,
and we are eagerly participating in that
transformation.  There is no room in that                 [GRAPH]
philosophy for real estate, beyond what
is required to maintain an active
community presence for the convenience
of our clients.

The primary focus of Oriental Financial
Group, therefore, is on the quality of its financial products and the people who deliver them. We have, through the years, invested more in people and services than we invested in brick and mortar. We strongly believe that highly motivated professionals, working outside of the traditional boxes, serve financial needs best and add value in the process.

That operating philosophy has paid off
for the benefit of our clients and our
stockholders.

                                                                   MESSAGE TO
[PHOTOS]     [GRAPH]                                               STOCKHOLDERS

                                                                         [LOGO]







RECORD
EARNINGS

The emphasis on core business growth, especially in the trust, investment, mortgage origination and consumer banking areas, produced outstanding earnings performance for fiscal 1998. Net income reached another record at $21.4 million, up 20 percent from the previous year's record of $17.9 million. On a per share basis, earnings were up an impressive 19 percent, reaching $2.15 per share from $1.81 a share in fiscal 1997, adjusted for the 25 percent stock split on October 15, 1997 (see accompanying charts). As a result, we continued to maintain a very healthy return on assets of 1.74 percent and a return on equity of 21.24 percent in fiscal 1998, respectively.

Total financial assets (excluding loans serviced for third parties) also showed strong growth in fiscal 1998, increasing to almost $3.4 billion by June 30, 1998, compared to $2.7 billion in the previous fiscal year, up 25 percent (see chart, page 6). The most significant contributions to asset growth in fiscal 1998 were our trust and investment services operations. Combined, these profit centers represented more than $2.0 billion in assets managed and gathered, a 27 percent increase from approximately $1.6 billion in fiscal 1997. Bank assets also showed a healthy increase of 23 percent to $1.3 billion at June 30, 1998.

In addition, this significant growth occurred within the framework of a strict cost control strategy, which resulted in operating expenses increasing by only eight percent in fiscal 1998, improving our efficiency ratio to 50.27 percent from 52.76 percent in the previous year (see chart, page 7).

THE DIVERSIFIED
GROWTH CONCEPT

The liberalization of Puerto Rico's laws governing individual retirement accounts (IRAs) in March 1998, was particulary favorable to our aggressive expansion of financial planning services for retirement. Oriental's "Diversified Growth IRA" was the first individual retirement account in Puerto Rico to offer investors the flexibility of participating in every segment of the investment spectrum for greater total return.

The new IRA investment concept Oriental introduced took advantage of the change in the local law governing how IRA contributions can be invested in Puerto Rico, which now permits up to 33 percent of those investments to be held in U.S. stocks and bonds. The ability to invest up to 33 percent of IRA assets in stocks and bonds in the U.S. greatly expands the return potential of IRA investments for local investors who want to build retirement funds. Oriental's "Diversified Growth IRA" seeks to optimize that potential by employing the services of top money managers in the states who have turned in outstanding records with their portfolios in selected investment areas.

Oriental has selected several money managers who specialize in investing in various types of securities, for example, what is known as large cap securities, small cap companies, the "glamour" stocks that usually produced the largest gains, and investment portfolios that are known for their value, growth, tax-managed returns and total returns, balancing all investment objectives.

Oriental already offers the largest variety of specialized IRA products in the market. Now that the investment parameters have been expanded by law, we continue to provide our clients with the best available selection of IRA alternatives.

MESSAGE TO
STOCKHOLDERS                             [PHOTO]               [GRAPH]

[LOGO]


The "Investors IRA," for example, was the first stock market-indexed deposit instrument introduced by Oriental in Puerto Rico. Interest accumulated fluctuates in value, based on the performance of the Standard & Poor's 500 Stock Index, but the principal amount is fixed and insured by the FDIC up to $100,000 per account. In addition, Oriental packaged three fixed-income IRAs in fiscal 1998 that are also insured by the FDIC up to $100,000 per account. They include the "CD IRA," the "IRA Exenta Garantizada" and the "Annuity IRA."

Similarly, our growing number of 401(k), Keogh, Deferred Compensation and personal financial planning clients are benefiting from the depth and variety of Oriental's money management and investment advisory services as we move forward. The fee income generated by trust and investment services, therefore, continues to be a highly significant factor in Oriental's overall earnings performance. Fees earned from the trust, money management and investment brokerage operations rose to $8.4 million in fiscal 1998, up from $6.8 million in fiscal 1997, for a gain of 20 percent (see chart, page 8).

A FAMILY OF
MUTUAL OBJECTIVES

Furthermore, Oriental will soon launch its own family of "Diversified Growth" mutual funds. We expect the initial portfolio under the fund's management to amount to upwards of $100 million, due to the strong market support that our "Diversified Growth IRA" received during the 1998 IRA campaign. In addition to investing the portion of the IRA's funds that can be invested in U.S. securities, the "Diversified Growth Mutual Fund" will take investments from clients who want to participate in a mutual fund beyond the IRA limitations. The minimum initial investment in the mutual fund is $5,000 and there is no limit to the amount that can be purchased.

Oriental's money managers include Mellon Private Asset Management, Deutsche Bank Securities, TCW Asset Management Company and Tanaka Capital Management. Each firm has been selected for its successful long-term investment performance in different areas. Their performances will be closely monitored by us to achieve the highest possible growth in capital appreciation and income. Our own office in New York's financial district, directed by Carlos Gonzalez Inclan, who is a certified financial analyst, will link us to these major investment houses.

Mellon, for example, is one of the nation's largest financial services companies with over $258 billion in assets under management. It has consistently ranked among the top performing investment managers in the U.S. Likewise, Deutsche Bank is an internationally recognized financial institution and ranks among the largest fund managers with more than $170 billion under management and a history of successful performance for more than 150 years. The performance of TCW Group is equally impressive. With approximately $50 billion under management, the Group specializes in managing pools of capital for pension and retirement funds, among others.

By supplementing our internal efforts with the investment strategies offered by these and other outstanding money managers, the "Diversified Growth" family of mutual funds offers a unique mix of advisors to achieve specific results. Oriental is the only financial institution in Puerto Rico that provides investors with such a high degree of investment flexibility.

                                                                   MESSAGE TO
                                                                   STOCKHOLDERS

REDEPLOYING RESOURCES

Our strength in the development and delivery of products to meet the financial planning needs of our clients was substantially reinforced by the sale of our mortgage-servicing portfolio in September 1997. The sale enabled Oriental to concentrate on mortgage originations, which have been targeted as one of our primary business development objectives. The transaction was effected in stages and resulted in the transfer of approximately $790 million in mortgage servicing. The sale represented a net gain to Oriental of approximately $2.7 million, $2.5 million of which was applied to reserves against possible loan losses.
                                                                        [LOGO]

The application of the gain from this transaction to possible loan loss provisions, combined with a decrease in operating expenses associated with mortgage servicing, allowed us to redeploy other financial resources for greater growth in those targeted niche business areas.

The origination of mortgages continues to be an important niche, contributing substantially to our overall lending activities. That valuable contribution, as well as the expansion of other consumer lending through our branch network, resulted in substantial growth of 16 percent in net interest income in fiscal 1998. In addition, fees earned from mortgage banking activities rose to $4.5 million in fiscal 1998, up from $2.3 million in fiscal 1997 for an impressive increase of 95 percent.

STRATEGIES FOR
SUCCESS

Net interest income grew by 16 percent to $43.4 million, up from $37.5 million in the previous fiscal year. In addition, the bank-generated charges and service fees also increased significantly, reaching $3.0 million in fiscal 1998, up 21 percent from the previous fiscal year's $2.5 million, indicating the continuing success of our cross-selling strategies at the branch level.

Those cross-selling strategies rely heavily on the ability of our branch personnel to identify the financial needs of the clients they serve and the effective marketing approaches that package and present services to the consumer in the most efficient manner possible.

Our marketing strategies concentrate as much on preparing the client service personnel at our 17 branches as they do on the clients being served. We prepare our branch personnel to get involved in every aspect of the financial planning process, starting with participation in the ongoing product seminars Oriental offers year-round to keep our clients throughout the island informed.

That interaction has an immediate positive impact on our consumer banking activities, which were reflected in the increased level of branch deposits received in fiscal 1998. Total bank deposits grew to $571 million as of June 30, 1998, compared to $498 million on the same date in 1997, an increase of 15 percent (see chart, page 16). The growth in deposits affirms the continuing market support for our established consumer banking products as well as greater acceptance of other banking services, such as our client-oriented electronic direct deposit account, which responds to the increasing market demand for more convenient money management.

                                                                   [GRAPH]
                    [PHOTOS]

MESSAGE TO
STOCKHOLDERS

[LOGO]                         [PHOTO]                          [GRAPH]


THE PARADIGM SHIFT

Close monitoring of the performance of every business group allows our management to respond rapidly to changes in the marketplace. For example, we quickly saw the negative growth trend that developed in the highly competitive lease-lending area during the past fiscal year. We continue to closely watch business patterns in leasing and all other areas as part of our strict credit risk policy. As a result, Oriental adjusted its lease-lending strategies to minimize losses so that there will be no appreciable impact on the overall profitability of our operations in coming fiscal years. At the same time, total capital grew to $107.0 million from the previous fiscal year's $89.4 million, an increase of 20 percent, making Oriental one of the best capitalized financial institutions in its peer group. Our total risk-based capital ratio stood at 22 percent at June 30, 1998.

Our stockholders, therefore, realized a record high rate of return on their investments in fiscal 1998. The combination of record profitability and a stronger capital position allowed Oriental to share the success of its performance with stockholders through higher dividend distributions in fiscal 1998. We declared dividends totaling $5.4 million in the past fiscal year, up from $4.4 million in fiscal 1997 for an increase of 25 percent. On a per common share basis, the dividend was $0.55 in fiscal 1998, compared to $0.44 per common share in fiscal 1997.

We are strongly committed to maintaining these growth patterns over the long haul and we will remain proactive in every regard to zealously protect the highest possible profitability for Oriental Financial Group well into the future. It is that commitment that drove us to invest heavily in information technologies during fiscal 1998. That commitment gives us a valuable tool in MIS capability as well as enhancing our client-server systems. Additionally, we are assured of being Year 2000 Compliant well in advance of the potential problems that this computer concern has raised throughout the economies of the world.

Oriental Financial Group, therefore, is well-positioned not only to meet the challenges of the future, but to take advantage of its substantial opportunities for the benefit of our clients and our stockholders. We are prepared to make the paradigm shift required in financial planning to achieve success for the people we work for and the people who work for us. We certainly appreciate their support and reconfirm our dedication to making "Financial Planning for Your Future" a slogan of significant value for the ongoing profit of all who subscribe to the Oriental Financial Group culture.

/s/ Jose Enrique Fernandez

Jose Enrique Fernandez
Chairman of the Board,
President and Chief Executive Officer
                                                                   [PHOTOS]

                                                                      [LOGO]
                                                                     ORIENTAL
                                                                 FINANCIAL GROUP


                                       [FLOWCHART]




            [PHOTO]

TRUST & MONEY
M A N A G E M E N T                                                [PHOTO]


[LOGO]



TRUST & MONEY MANAGEMENT

There is a growing awareness in Puerto Rico that financial planning is synonymous with financial growth and security in the future. Our educational efforts have contributed immeasurably to enhancing that awareness. Retirement, the ultimate objective of everyone who works for a living, is one of the primary reasons behind this expanding interest in financial planning, and, increasingly, the experts at Oriental Trust have found a growing receptiveness to the innovative investment products it creates and administrates for the highest possible capital appreciation and income growth.

Those products include the largest family of individual retirement accounts
(IRAs) available in Puerto Rico as well as tailored 401(k), Keogh, Deferred Compensation, personal financial planning and other money management strategies geared to increase sources of income in future years. In addition, people in Puerto Rico are becoming increasingly aware of the need to supplement and cultivate their financial resources to meet important economic obligations, such as the purchase of a home or the higher education of their children.

Oriental Trust, the creator and administrator of financial investment planning vehicles, therefore, saw its market grow substantially in fiscal 1998. As a leader in the field of financial planning, Oriental Trust is the only comprehensive money manager in Puerto Rico, supported by the combined resources of a full service investment broker/dealer and a consumer banking network of 17 branches across the island, where its financial planning advisors work directly with individuals, families and businesses to help them reach their specific economic goals. No other financial institution in Puerto Rico offers as complete a package of financial planning services under one roof.

Oriental Trust, therefore, brings a unique client service culture to the traditional and limited functions of the typical trust operation, such as custodial and administrative services. This proactive approach to working with clients in structuring investment instruments that serve their particular financial objectives has proved to be highly successful.

In fiscal 1998, Oriental Trust grew its total assets under management to $1.3 billion, compared with $1.09 billion in the previous fiscal year for an increase of 20 percent (see accompanying chart). Trust services also were an important contributor to the fee income generated in fiscal 1998. Fee income from the sale of trust products increased by 16 percent for the 12-month period.

The most important contributor to that growth was the sale of IRAs, which increased by 28 percent from $50 million in fiscal 1997 to $64 million in fiscal 1998. With expanded legal authority to structure more diverse IRA products, Oriental Trust redefined its individual retirement accounts to respond more specifically to marketplace objectives. At the same time, we sharpened and intensified our marketing campaign to make the advantages of our IRAs easier to understand and appreciate, complementing an aggressive orientation program in seminars, TV and print media. We also streamlined our reporting and accounting procedures to make owning an Oriental IRA more user-friendly for the peace of mind and convenience of our clients.

Essentially, we established two categories of IRAs, which provide either variable and fixed income to serve the particular needs of clients. The "Diversified Growth IRA" is the new flagship of the variable income products, offering a greatly expanded approach to IRA investment in Puerto Rico for the first time, which takes advantage of the ability to invest up to 33 percent of IRA contributions in U.S. stocks and bonds.

              [BAR CHART]                                      TRUST & MONEY
                                                            M A N A G E M E N T

                                                                  [LOGO]

The other variable income IRA, the well-established "Investor's IRA," which has been on the market for the past four years, produces appreciation based exclusively on the performance of securities that make up the Standard & Poor's 500 Stock Index. While its principal amount is fixed and insured by the FDIC up to $100,000 per account, the income it generates varies.

New fixed income IRAs, which provide a guaranteed rate of return and are similarly insured, included the "IRA Exenta Garantizada," which invests exclusively in Puerto Rico government debt instruments, and the "Annuity IRA" for persons who wish to receive periodic disbursements without taking a lump sum distribution from other retirement sources, such as a 401(k), Keogh, pension plan or other IRA. In addition, we continued to offer the Oriental "CD IRA," which kicked off this growing profit center 14 years ago.

Likewise, Oriental Trust is realizing substantial growth from its innovative approaches to developing an assortment of retirement-related funds. We have, for example, established master trust agreements for our 401(k), Keogh and other qualified pension plans that greatly simplify their establishment and save costly time. Our trust specialists work closely with employees and employers to structure and implement such programs for the greatest possible participation in order to reach identified investment goals.



                   [PHOTO] TONY BLASINI (LEFT), ORIENTAL RETIREMENT PLANNING EXECUTIVE, GOES OVER THE NEW 401(k) PLAN FOR THE SAN JUAN MARRIOTT RESORT & STELLARIS CASINO WITH ITS HUMAN RESOURCES MANAGER, JOSE ALVARADO.

INVESTMENT
PLANNING
& BROKERAGE
SERVICES                                                    [PHOTO]

[LOGO]



INVESTMENT PLANNING
& BROKERAGE SERVICES

More than any other investment brokerage house in Puerto Rico, Oriental Financial Services (OFS) is committed to bringing advanced concepts of retirement and financial planning to an increasingly sophisticated market. That commitment is supported by the creative money management strategies of Oriental Trust and a 17-branch consumer banking network, where the financial requirements of clients are analyzed and satisfied with the most diverse investment vehicles available in Puerto Rico.

That delivery system has been enhanced by giving clients computer access to their investments for better informed financial decisions. OFS clients can now enter their personal identification number to monitor their own investment position and find valuable additional information, such as research reports, fundamental analysis, the latest stock, mutual fund and other market quotes, to augment the strategies worked out with their investment advisors. The process begins by accessing our web site at www.orientalfinancial.com.

We firmly believe that a well-informed client can best appreciate the advantages of our financial planning approach, which seeks to maximize the opportunities for generating income to meet long-term financial objectives through investments. Our experienced investment advisors provide a wide selection of investment choices to reach those objectives. Those choices include mutual funds, stocks and bonds, fixed and variable annuities and tax-advantaged fixed income securities.

The extensive menu of investment opportunities offered by Oriental Financial Services and the ability of our 25 licensed investment advisors to match those options to the particular financial requirements is our most important asset for the client. Our sights are set on building relationships rather than making transactions.

As a brokerage of long-term financial relationships, we seek to establish a framework for our clients' financial gain based on the best available investment instruments to meet specific goals, rather than pushing the "flavor of the day" or any one type of investment. That approach worked exceeding well in fiscal 1998. As a result, Oriental Financial Services increased the amount of assets gathered in the 12-month period to $741.4 million from $524.9 million in the previous fiscal year, up 41 percent (see accompanying chart). Likewise, the fee income generated in fiscal 1998 rose by 29 percent.

                                                                 [GRAPH]

                                                     INVESTMENT
                                                     PLANNING
                                                     & BROKERAGE
[PHOTO]                                              SERVICES

                                                                  [LOGO]

We expect such growth to continue at a rapid pace because of our emphasis on financial planning for retirement. The market is becoming more aware that the interest earned from a traditional savings account will not be sufficient to meet financial needs in the future. We are effectively taking that message to our clients in seminars throughout the island. That educational effort will accelerate in the months ahead. We plan to hold 75 such seminars in the next fiscal year in conjunction with Oriental Trust and our branch personnel.

In addition, we will sponsor our Third Annual Retirement Conference in October 1998 to reinforce our financial planning philosophy with presentations from experts in the field and we will continue to inform the market through radio, television and print outlets.

We will also increase the number of investment planning advisors on our staff, adding ten more licensed investment advisors in the next months. This expanded team of 35 investment advisors will bring our services directly to the market at our established financial centers in Las Cumbres, Caguas, Ponce, Mayaguez, Arecibo, Bayamon and Carolina, as well as from our headquarters office in the Hato Rey Tower Building in San Juan.

Furthermore, our alliances with major Wall Street investment firms provide the clients of Oriental Financial Services with money management accounts tailored for high net worth individuals, which can complement investment in annuities and mutual funds.

However, we do not just serve the wealthy. Rather, at Oriental Financial Services we help all of our clients become more wealthy--whether they are just starting out on the road to retirement or about to complete the journey after a lifetime of financial planning.


                                  [PHOTO]

MORTGAGE
BANKING

                                                              [PHOTO]

[LOGO]


MORTGAGE BANKING

The origination of mortgages has been a lending mainstay of Oriental since its inception and we continue to focus substantial energy and resources on bringing highly competitive mortgage loans to the home buyer. For most people, the purchase of a home is the most important and largest single investment in their lives. Obtaining a mortgage to finance that purchase, therefore, is a very important aspect of financial planning for every individual. We regard appropriate mortgage lending to be a major intersection in the overall financial planning process. For example, if properly managed, the cash value or equity in a home can be an important source of investment capital for retirement.

Oriental Financial Group appreciates that importance and has refined its mortgage-origination techniques to be as user-friendly and cost-effective as possible for the first-time home buyer, the family seeking to improve a home or buy a bigger home and the homeowner seeking to refinance to make better use of the cash value represented.

With mortgage interest rates at the lowest they have been in years, fiscal 1998 saw tremendous market interest in home mortgage financing and refinancing. The sale of our mortgage-servicing portfolio in the first quarter of the last fiscal year allowed us to concentrate fully on serving that market demand, which is expected to continue to be strong in fiscal 1999. As a result, mortgage originations grew significantly in fiscal 1998, reaching $182.9 million, an increase of 32 percent from the $138.1 million registered in the previous fiscal year (see accompanying chart).

That performance growth affirmed our decision to focus on what we do best in mortgage banking, which is serving the homebuyer through a proactive sales network of professionals who deal with realtors and developers to bring the transaction to closing.

At Oriental, our mortgage specialists simplify the process, taking the client through each step efficiently and rapidly. The mortgage experts you encounter at the point of sale answer all of your questions regarding the financing of real estate. They work with clients on every aspect of originating a mortgage.

The mortgage account executives at Oriental have one mission--serving their clients through nine conveniently located mortgage lending centers at our branches around the island. They personally carry your mortgage loan through all the steps, from the initial application to the disbursement of the final check at closing.


                                                                  [GRAPH]

[PHOTO]                                                               CONSUMER
                                                                      LENDING
                                                                      & BANKING

                                                                      [LOGO]


CONSUMER LENDING & BANKING

The maturing of our branch service culture contributed substantially to the Group's impressive overall performance in fiscal 1998. Consumer lending and banking served as a catalyst for that growth. Consumer lending, for example, continued the growth pattern that began five years ago, and banking activity, as reflected by deposits taken, also grew at an accelerated pace.

In fiscal 1998, Oriental's personal consumer loan portfolio grew to $115.2 million, compared to $77.6 million in the previous fiscal year, an increase of 48 percent, which indicates greater acceptance for our FaxCash and TeleCash personal loan products that have been marketed to compete favorably in terms of price and convenience.

While serving this market segment more aggressively, Oriental did not sacrifice its high credit standards and was able to apply its Fair Isaac Credit Scoring System to avoid unnecessary risk of delinquency and default on personal loans.

That same credit scoring system is applied to our lease lending activity, where negative growth was experienced in fiscal 1998 because of greater price competition in the market. As a result, we reduced lease lending activity during the 12-month period, reducing the portfolio balance to $141.1 million, compared to $166.7 million in fiscal 1997, a drop of 15 percent and lease financing became a smaller part of the total loan portfolio, declining to 26 percent.

                                                                  [PHOTO]

Our policy is not to sacrifice credit quality for a higher interest spread. As a result, we expect stricter credit standards and tighter controls in the leasing area to improve the performance of this segment of the loan portfolio in the months ahead.

                                                                  [PHOTO]

At the same time, the bank's deposits continued to show strong growth in fiscal 1998, again indicating the expanding client support base for our full service financial planning approach.

CONSUMER
LENDING                       [PHOTO]                             [GRAPH]
& BANKING



[LOGO]


Total bank deposits stood at $571.4 million as of June 30, 1998, compared to $497.5 million on the same date in 1997, an increase of 15 percent (see accompanying chart). Certificates of deposit and IRA accounts represented the largest growth factor, increasing by 17 percent to $455 million in fiscal 1998 from $388 million in the previous fiscal year.

Likewise, savings and checking accounts increased by five percent to $112.5 million in fiscal 1998 from $107.0 million in fiscal 1997. The average interest rate paid on those accounts is approximately 2.65 percent and they represent 20 percent of total bank deposits.

The outstanding performance of these basic banking services was the result of a highly effective marketing campaign, which presented the mix of banking products to our clients for their convenience. Those products include the Oriental Pro account with pre-approved credit features, our high-yielding certificates of deposit and the increasing popularity of our direct payroll deposits, which give clients greater flexibility in managing their money.

[PHOTO]

The addition of a new branch at Galeria San Patricio, in Caparra, during fiscal 1998 also gives clients the opportunity to bank while they shop, further enhancing the convenience of banking with Oriental.

Oriental's 17 branches, therefore, are launching pads for the total financial planning approach we have developed through the application of cross-selling techniques. The branches, for example, coordinate and host the financial planning seminars we provide clients throughout the year. As a result, the client in Guayama is exposed to the same information on IRAs, annuities, mutual funds, 401(k)s and Keoghs as the client in Hato Rey.

Moreover, client service personnel at the branches are trained to identify how the particular advantages of our various products can satisfy the specific financial needs of clients within their areas. Based on their referrals, Oriental's specialists in the various product groups are brought into play to develop financial planning strategies with clients.