Form 10-K, Exhibit 13
period 1999-06-30
ORIENTAL FINANCIAL GROUP INC
filed 1999-09-28
CIK 1030469

ORIENTAL FINANCIAL GROUP
------------------------------------------------------------------------- [LOGO]
1999 ANNUAL REPORT

TABLE OF CONTENTS

Financial Highlights ............................                 1
Message to Stockholders .........................                 2
Value-Added Banking .............................                 7
Organizational Chart ............................                 8
Financial Services ..............................                 8
Trust ...........................................                10
Mortgage ........................................                12
Board of Directors ..............................                14
Top Management ..................................                16
Selected Financial Data ........................                17
Management's Discussion and Analysis ............                18
Report of Independent Accountants ...............                31
Consolidated Audited Financial Statements .......                32
General Information ............................. Back Inside Cover


          EARNINGS PER SHARE
                 [CHART]




          NET INCOME (in thousands)
                 [CHART]




          RETURN ON EQUITY
                 [CHART]

FINANCIAL
------------------------------------------------------------------------- [LOGO]
HIGHLIGHTS


          NET INTEREST INCOME (in thousands)
                 [CHART]




          DEPOSITS (in millions)
                 [CHART]




          FINANCIAL ASSETS (in millions)
                 [CHART]




          RECURRENT NON-INTEREST INCOME (in thousands)
                 [CHART]




          MORTGAGE ORIGINATIONS (in thousands)
                 [CHART]

MESSAGE TO
------------------------------------------------------------------------- [LOGO]
STOCKHOLDERS


                 [PHOTO]

I am pleased to report results for fiscal year 1999 ended June 30th.

Fully diluted earnings per share (EPS) increased over 25% from $1.57 to $1.97 during the year. Likewise, net income reached $26.3 million, up 23% from $21.4 million the previous fiscal year. This was the 10th consecutive year Oriental Financial Group (the "Group") achieved earnings growth of 20% or better.

Our 24.52% return on equity (ROE) for fiscal 1999 is among the best in the U.S., financial industry. A return on assets (ROA) of 1.83% and an efficiency ratio of 48.09% further evidence the Group's profitable operations.

Stockholders received dividends totaling $7.4 million in fiscal 1999 or $0.563 on a per share basis. This is 35% more that the $5.4 million or $0.413 per share paid in fiscal 1998.

Net interest income was up by 13% increasing to $48.9 million from $43.2 million the previous year. Recurrent non-interest income rose 11%, reaching $18.9 million from $17.0 million a year earlier.

Financial assets, which include the Group's assets and assets managed by the trust division and the investment broker-dealer, reached $3.8 billion for fiscal 1999, up from $3.4 billion in fiscal 1998. The Group's assets increased 21% to reach approximately $1.6 billion versus $1.3 billion in fiscal year 1998. This growth was in part driven by mortgage originations, which tallied $230 million for the year or a 26% increase when compared to $182 million in originations during fiscal 1998.

Managed assets, comprising assets managed by the trust division and assets gathered by the broker-dealer, continued a well-established growth pattern through fiscal 1999, rising more than 10% to $2.3 billion from $2.0 billion a year ago.

We were able to make necessary investments for business growth while improving the efficiency and expense ratios in fiscal 1999 thanks to a vigorous cost control program. Business development strategies for fiscal 1999 were accomplished within the framework of strict controls. Recurring non-interest expenses increased only 8% to $32.6 million for fiscal 1999 when compared with $30.3 million in fiscal 1998.

We successfully improved the quality of our assets. Furthermore, the provision against possible loan losses was increased to $9 million, compared to $5.7 million in the previous year. This allowed management to achieve the goal of improving the coverage ratio of reserves to total loans, which increased to 1.54% from 1.03% a year ago.

Though founded 35 years ago in the eastern coast town of Humacao, Puerto Rico, the evolution of Oriental Bank & Trust ("Oriental"), the Group's Bank subsidiary, from a small regional bank into a profitable source of innovative products for the entire island of Puerto Rico began just 10 years ago. The excellent performance in fiscal 1999 is the result of a dedicated management team

MESSAGE TO
------------------------------------------------------------------------- [LOGO]
STOCKHOLDERS


that has worked hard to transform the institution into a competitive financial group. Although a decade is hardly a milestone in the life of a financial institution, the past 10 years defined a promising future for Oriental as our corporate culture and operating philosophy matured.

Oriental seeks to create and deliver financial services of the highest possible quality to our clients. Teams of energetic professionals constantly strive to improve our operations through the application of imaginative financial strategies and technologies in an effort to help our clients reach their financial goals.

Looking forward, it is important to note that Oriental is the only commercial bank in Puerto Rico to close its fiscal year on June 30th; we are already in fiscal year 2000. Our management information systems have been tested and are certified to be Y2K compliant.

Oriental's substantial investment in new technology has greatly expanded electronic applications for many of our products and services, making them available through the telephone, fax and Internet. We expect our stand-alone Internet websites to fully integrate our operations and give clients reliable access to their complete financial profile.

Our commitment to strengthen the retail banking franchise as the primary point of sale for our total package of financial and investment planning services continues. Oriental's 19 financial centers throughout the island are the platform for establishing valuable client relationships which bring our well-trained and highly-motivated financial and investment advisers into closer contact with people where they live and work.



          Comparison of 8-year Cumulative Total Return
                 [CHART]


These financial centers are the venues where our clients access highly competitive products and services such as mortgages, retirement products investment services and consumer loans as well as conduct their daily money management transactions through savings and checking accounts.

Our dedicated employees, clients and stockholders can rely on Oriental to continue to innovate and work diligently to develop the necessary resources that add value to banking services. We will introduce new concepts in financial and investment planning as well as explore other market niches.

Oriental Financial Group greatly appreciates your continued support. We sincerely appreciate the confidence that you our stockholders have demonstrated in our financial institution as we move forward to expand a growth oriented franchise for your benefit as well as for the benefit of our clients and employees. We will continue to work hard and add value to Oriental's products and services in an effort to lead the way to financial success.

VALUE ADDED BANKING
------------------------------------------------------------------------- [LOGO]
THE KEY TO FINANCIAL SUCCESS


We believe that maintaining a dynamic and thorough financial operation will allow our clients to draw closer to their financial success. At Oriental Financial Group (the "Group") we feel the need to continuously innovate the products and services we offer, manage effectively the informational and technological challenges we encounter, evolve into a more complete financial resource and help the market grow and progress. This, in a nutshell, is our strategy to provide value and financial success.


                 [PHOTO]


INNOVATION

Banking is no longer the somewhat stagnant business it used to be. Today, it thrives on innovation. The Group has been a leader in Puerto Rico using its banking franchise to be more creative, agile and efficient in the delivery of a whole range of innovative financial services. This has been the key to our growth and financial success.

We seek to anticipate our clients' financial needs in order to help them build growth into their financial future. This process relies heavily on the effective development of long-standing relationships with our clients -- understanding that our financial success depends entirely on their financial success. We see our role not as traditional bankers who are limited to opening accounts and moving money, but as financial managers and providers who serve every aspect of money management.

The Group is constantly improving and restructuring its financial services to meet the specific needs of people at every stage in their lives. We stand behind our clients and help them realize their financial objectives with strategies geared at achieving long-term growth.


INFORMATION AND TECHNOLOGY

Invaluable to financial success in today's rapidly changing world is the ability to feed minds. The Group continues to invest considerable resources to keep its clients and the marketplace well informed about the wide array of options in debt and money management as well as financial and investment planning. This requires continuing education and training of our personnel, as well as reaching out to the community through seminars, conferences, infomercials and newspaper articles.

We strongly believe that an aggressive public information cam-

VALUE ADDED BANKING
------------------------------------------------------------------------- [LOGO]
THE KEY TO FINANCIAL SUCCESS


paign adds substantial value to the financial success of our clients and directly contributes to the Group's superior performance.

In addition, the Group places great emphasis on delivering extensive financial products and services through 19 conveniently located financial centers throughout the island. We have developed important new technologies that allow clients to access our services electronically. This enhanced computer capability, certified as Y2K compliant, places the Group at the leading edge in electronic delivery of financial services and information.

As a bank holding company, the Group has been dealing with the Y2K challenge for more than two years. We are pleased to report that new computer software architecture fully compliant with Y2K requirements will debut during fiscal year 2000. The system will deliver important service enhancements on multiple levels.

Dimension is the name of our new core banking computer system, which is provided by the Kirchman Corporation and is currently in use in over 500 banks worldwide. Working closely with Kirchman's


                 [PHOTO]


consultants, our own MIS staff has tailored a system that will serve our growing computer needs well into the future.

As a result, clients are assured of not only the integrity of the system in place, but of its potential as a tool for broader applications that will better serve their financial objectives.


EVOLUTION

The Group will take several steps within the near future that will make the financial group an even more successful provider of financial services. These include:

- MORTGAGE ORIGINATION OPERATIONS WILL BE ORGANIZED INTO A STAND-ALONE SUBSIDIARY TO COMPETE MORE EFFECTIVELY IN THE MORTGAGE BANKING INDUSTRY.

- AT LEAST 10 RETAIL FINANCIAL CENTERS WILL BE OPENED WITHIN THE NEXT FIVE YEARS, CONCENTRATING IN MAJOR METROPOLITAN AREAS FOR THE GREATEST MARKET PENETRATION.

- A NATIONAL BANK FRANCHISE WILL BE ESTABLISHED TO DEVELOP THE POTENTIAL OF OFFERING INSURANCE PRODUCTS, AS WELL AS EXPANDING INTO THE U.S. STATE-SIDE MARKETS.


THE HUMAN ELEMENT

Hit a computer mouse and move your life savings into a risky new stock issue, buy more insurance than you need or not enough, take the proceeds from your 401(k), Keogh or IRA in a lump sum and pay the Treasury Department unnecessary taxes.

The concept of seamless, computer-driven, financial services holds great potential, simplifying and speeding up all aspects of money management. However, the interface of experienced professionals who can provide the expert advice necessary for making informed and correct decisions about financial manners will still be required.

The Group provides that all-important interface through teams of well-trained young professionals, who are prepared to serve the specific financial needs of individuals, families, professionals and small business owners. They provide assistance on how best to apply the extensive banking, financial and investment services available at any of our 19 financial centers.

These professionals help determine immediate financial requirements, such as proper savings for emergencies, adequate insurance coverage and the ability to meet regular expenses. They prepare basic financial profiles or budgets which provide a roadmap to a more successful financial future and suggests ways to make the best of financial realities for growth. The vehicles for such growth are many and can work together to allow clients the best possible results. Afterwards, electronic tools of a seamless financial system can be applied effectively.

VALUE ADDED BANKING
------------------------------------------------------------------------- [LOGO]
THE KEY TO FINANCIAL SUCCESS


COMMUNITY INVOLVEMENT

The Group uses its independent position as a full-service banking, financial and investment institution to obtain and share the best available information. We work with our clients and the market in many ways, using mass media to reach as many people as possible.

The approach is fine-tuned through specific seminars and conferences at our branches about such topics as budgeting and debt management, small business financing and leasing, home financing, college planning and retirement planning.

In addition, our staff experts host televised programs that draw on outside expertise to keep people better informed about financial and investment alternatives.

We believe a better-informed client has the best possible opportunity to achieve financial success. That is what financial empowerment is all about and the Group fully subscribes to that goal.

Moreover, we are making the goal a reality for an expanding client


                 [PHOTO]




                 [PHOTO]


base throughout Puerto Rico. During fiscal 1999, that process was further refined. In the course of mounting our own educational campaign over recent years, the Group has become increasingly involved in supporting education in all forms. We confirmed what we already knew -- education enriches and empowers people's lives.

Our commitment to educate goes beyond our clients. The Group is increasingly involved with colleges and universities throughout Puerto Rico, donating scholarships and supporting their efforts.

The Group will institutionalize its sponsorship of educational programs at colleges and universities during fiscal 2000 to extend opportunities to promising young people with the establishment of the Oriental Endowment Fund. This fund will be created with an initial donation by Oriental and will seek to attract support from other local businesses.

The Fund will also control the Group's participation in many of its community service endeavors. The Group supported many non-profit causes in fiscal 1999, such as the United Way of Puerto Rico and relief efforts after the devastation caused by Hurricane Georges in September 1998.

This involvement is consistent with the Group's commitment to the future of our community as well as our own future as a thriving financial institution. That commitment has led us to take several major steps to assure continuing growth for the Group as we move ahead.

ORGANIZATION
------------------------------------------------------------------------- [LOGO]
CHART


                 [CHART]

ORIENTAL
------------------------------------------------------------------------- [LOGO]
FINANCIAL SERVICES CORP.


                 [PHOTO]


INVESTING IS THE BEST WAY TO SAVE

The Hato Rey financial district in San Juan, Puerto Rico is a very nice place to work. However, why should investors from all over the island have to go there to achieve their own financial success?

Oriental Financial Services Corp. ("OFS") -- the Group's full-service investment broker-dealer -- emphasizes providing investment planning services through its established investment centers. OFS has financial outlets in Las Cumbres, Caguas, Ponce, Mayaguez, Arecibo, Bayamon and Carolina, Puerto Rico, as well as its principal offices at the Hato Rey Tower in San Juan's financial district. As our branch network expands, so will our reach to potential investors throughout the island.

The emphasis on taking investment services to people where they live and bank is paying off handsomely for OFS. In fiscal 1999, financial assets gathered by OFS increased 19% to reach $886 million, up from $741.1 million the previous fiscal year. At the same time, OFS contributed significantly to the Group's growth in fee income. Combined trust, money management and brokerage fees amounted to $10.2 million in fiscal 1999, up 21.3% from $8.4 million in fiscal 1998.

The performance of OFS in fiscal 1999 underscores the strong demand for investment services in Puerto Rico. By stationing investment executives within key regions of the island, we are building client relationships for the long term. These investment executives are qualified to assist clients in identifying and implementing an appropriate investment plan to reach their long-term financial objectives.

We have found that when the advantages of sound investment planning are presented to Oriental Bank and Trust's ("Oriental") clients, regardless of the location, they are very interested in pursuing the strategies that are right for them. Increasingly, our clients are realizing that Oriental's financial centers can efficiently and conveniently serve all of their financial requirements, from traditional banking to long-term investments.

A bank branch environment is th ideal setting to ascertain people understand that investing is the best way to save. Our ongoing program of seminars and conferences throughout the island demonstrates how diversification is critical to financial security. OFS has a wide choice of quality investment instruments which includes mutual funds, stocks, bonds, annuities, IRAs and Keogh plans.

ORIENTAL
------------------------------------------------------------------------- [LOGO]
FINANCIAL SERVICES CORP.


                 [PHOTO]


We structure investment plans to meet the particular needs of individuals, families, professionals and business owners. The synergy of working hand-in-hand with our Trust Division, independent from a commitment to any individual investment house, means that our clients have the advantage of true one-stop shopping for investments that best suit their objectives.

OFS is working to expand its penetration of potential markets by recruiting additional investment executives from different regions of Puerto Rico with financial backgrounds and keen awareness of areas they will be serving. OFS increased its ranks of licensed investment advisors to 34 in fiscal 1999. It expects to double that number in the next year as a result of recruitment seminars running throughout the island, which are producing highly attractive prospects.

For a complete review of OFS investment products, services and workshops, please visit our Internet site at www.orientalfinancial.com.


                           [PHOTO]

ORIENTAL
------------------------------------------------------------------------- [LOGO]
TRUST




                 [PHOTO]




ASSET GROWTH

Oriental Trust, the Group's trust department, seeks to secure and grow assets for individuals and organizations. Oriental Trust accomplished that task with flying colors over the past decade. It is, and will remain the leader in Puerto Rico in providing investment options to building retirement income through the most extensive product line of IRAs, 401(k), and Keogh plans and qualified pension plans.

At June 30, 1999, total assets under management by Oriental Trust totaled $1.38 billion versus $1.32 billion the year before or a 5% increase. The growth in trust resources is much larger when you eliminate the effect of the custodian portion of the portfolio that was downsized by $50 million during fiscal 1999 because of lack of profitability. The much more profitable retirement portion of the trust division with products such as IRAs, 401(k) and Keogh plans did grow by $110 million in fiscal 1999.

Leader in its field, Oriental Trust feels a keen responsibility to serve the market with the best available alternatives and respond to changing economic conditions that may impact retirement plans. We closely monitor industrial trends on the island to advise management and their employees when they are faced with difficult decisions related to the downsizing and restructuring of operations.

During fiscal 1999, Oriental Trust saw a growing need to counsel managers and employees of companies that provide 401(k) retirement investment programs and for whatever reason, are forced to make early distributions from the programs. Oriental Trust is offering onsite orientation seminars to such companies to explain the various implications of taking lump sum distributions of 401(k) benefits, not the least of which is the 20 percent withholding tax burden. By suggesting alternatives to lump sum distributions we have made it possible for 401(k) participants to protect their hard-earned retirement income more effectively.

Oriental Trust working in conjunction with branch officers and Oriental Financial Services Corp -- the Group's investment broker-dealer subsidiary -- is providing direction to clients on the wide array of retirement planning options available to them.

Our seminars conferences, newspaper articles and infomercials have become a standard for keeping clients and the general public informed about the diverse menu of tax-advantaged retirement investments available in Puerto Rico.

In addition, since IRAs were first established 15 years ago, Oriental Trust has offered clients the convenience of telephone hotline, fax, and messenger services to make it easier to invest in an IRA. This year, Oriental Trust went on-line to provide clients the convenience of conducting an IRA transaction through its web site, www.iraoriental.com. Oriental Trust's clients also were able to use their Visa or MasterCard accounts to make their IRA contribution.

Oriental Trust has created high performance IRAs that provide the investor with the best possible yield under different retirement scenarios from one source. For example, Oriental Trust was the first to respond to the liberalization of the rules governing how IRA funds can be invested, including the ability to invest up to 33 percent of their assets in U.S. equity securities.

The creation of the "Diversified Growth IRA" during fiscal year 1999 led Oriental Trust to establish an office in New York's financial district in September 1998 to closely monitor money managers who invest the U.S. portion of the portfolio.

ORIENTAL
------------------------------------------------------------------------- [LOGO]
MORTGAGE CORP.


ORIGINATE AGGRESSIVELY

Oriental Bank and Trust's ("Oriental") mortgage banking division became synonymous with superior home financing services. Over recent years, the personalized, one-stop approach we developed to carry mortgages from application to closing has become an industry standard. Furthermore, our dedication to home-buyer orientation through seminars, newspaper articles and television infomercials has created strong client loyalty.

Mortgage lending has become the largest segment of Oriental's overall loan portfolio. In fiscal 1999, mortgage originations amounted to $230 million, a 26% increase when compared with $183 million the previous fiscal year. Such outstanding performance builds further on the 32% increase achieved in fiscal 1998.

The solid growth momentum built in mortgage lending has led Oriental to give greater flexibility to its mortgage origination operations by forming a separate subsidiary under the name Oriental Mortgage Corporation ("Oriental Mortgage") that will be able to compete more effectively with the island's leading mortgage bankers.

By working outside of the commercial banking framework, Oriental Mortgage will be able to build a stronger independent brand name identity and integrate other efficiencies, such as outsourcing some of its processes. Oriental Mortgage will be working on a 24/7 schedule, meaning 24 hours a day, seven days a week, to provide a broader range of mortgage services.
Moreover, Oriental Mortgage will aggressively apply electronic marketing approaches, including an extensive use of telemarketing and the Internet.

The outlook is to increase the number of mortgage centers to 16 over the next several years and expand our staff of 50 account executives accordingly. At the same time, new lines of mortgage products will be pursued. Most notably, the objective is to become a top underwriter of Fannie Mae and Freddie Mac conforming loans. Oriental Mortgage also has its sights set on participating more aggressively in the federally guaranteed Farmers Home Administration program for rural development, which provides as much as 100 percent financing for qualifying commercial mortgage loans.

Oriental Mortgage has already provided financing under the program for a school project in Las Piedras and a manufacturing plant in Cidra, Puerto Rico. The 80 percent federal guarantee and related tax exemption give such venture capital projects a high loan to value ratio that benefits the mortgage lender as well as the borrower.


                         [PHOTO]

ORIENTAL
------------------------------------------------------------------------- [LOGO]
BANK & TRUST


                         [PHOTO]


BRANCHING OUT


The branch network improved in every department in fiscal 1999, effectively extending Oriental Bank and Trust ("Oriental") into the communities it serves as a relationship banker. The penetration of communities to meet the total financial needs of individuals, families, professionals and small businesses is the primary objective of our branch officers, who offer an extensive assortment of banking, financial and investment products. They also connect our clients to expert advice in financial and investment planning, making Oriental an all-inclusive commercial bank, serving the financial requirements of a lifetime.

This innovative consumer banking approach contributed to significant growth in the personal loan portfolio as well as in total deposits held by Oriental.

In fiscal 1999, personal loans increased to $122.3 million, compared to $102.6 million in fiscal 1998, a 10% increase. The consumer-lending portfolio grew because of broader support for such products as FaxCash and TeleCash, two well established products for their convenience and competitive pricing.

Oriental further extended its loan offerings in fiscal 1999 with a highly flexible mortgage-guaranteed personal loan product, which gives homeowners the ability to use the equity in their mortgages to finance various consumer activities and take advantage of the tax deduction allowed on the interest paid on mortgages.

Based on the evaluation of Oriental's "Credit Desk," which employs a very reliable credit scoring system, borrowers with superior credit can secure loans from 70 to 100 percent or more of the value of the collateral. Such secured loans can be used for personal or business purposes at competitive interest rates. For example, a small business that owns property might use the financing for cash flow purposes, while a family might use the money to finance a college education, a vacation trip or a margin investment account.

During the past year, Oriental carefully reduced its leasing business as tighter credit controls implemented slowed down originations. In addition, Oriental discontinued equipment leasing origination in March 1999. As a result, Oriental's leasing portfolio downsized to $110.2 million in fiscal 1999 from $141.1 million in fiscal 1998, down 22%.

ORIENTAL
------------------------------------------------------------------------- [LOGO]
BANK & TRUST


In addition, Oriental expanded its credit facilities for the convenience of its clients through the issuance of new credit cards. The new "Oriental Check Card" combines debit card features with Visa Card acceptance at commercial establishments. Oriental is working closely with merchants and other businesses as a new point-of-sale issuer for both Visa and MasterCard.

Cross-selling strategies helped substantially to increase total deposits during fiscal 1999, which reached $657 million versus $571 million in fiscal 1998. This 15% increase was largely due to broader acceptance of our savings and checking account products, such as the Oriental Pro and Oriental Platinum accounts, which combine highly attractive features for our customers.

The popularity of Oriental's high-yielding certificates of deposit and the IRA Plus account, which allows people to systematically save for their annual individual retirement account contributions, were contributing factors as well. Savings and checking deposits grew to $142.6 million in fiscal 1999 versus $112.5 million in fiscal 1998, a 27% increase.

Geographically, Oriental now covers every major metropolitan region of Puerto Rico through its existing branch network. However, our relationship approach to banking requires a somewhat greater presence in key areas, where our full range of services can be successful.

Oriental is committed to adding 10 new financial centers to the network over the next five years. However, we are not committed to owning more real estate, firmly believing that financial products and services are our most important assets. We will continue to maintain a lean presence in the communities we serve, while investing considerable resources to prepare the people who work out of our new branches to carry our services to more closely targeted markets.

Target outlets within the San Juan Metropolitan Area will include Guaynabo and an additional center in Bayamon. Afterwards, we will reach out to Aguadilla and Manati, in


                          [PHOTO]


the northwestern region of Puerto Rico. We believe there are still areas of the island that are under-banked when it comes to building relations for a lifetime of service. That is the guiding force of our retail banking operations.


                          [PHOTO]

BOARD
------------------------------------------------------------------------[LOGO]
OF DIRECTORS


     [PHOTO]                     [PHOTO]                        [PHOTO]
 Jose Enrique                Pablo I. Altien               Mari Carmen Aponte
   Fernandez


                [PHOTO]                       [PHOTO]
             Diego Perdomo                  Alberto Richa

------------------------------------------------------------------------[LOGO]

     [PHOTO]                     [PHOTO]                        [PHOTO]
 Efrain Archilla             Francisco Arrivi                Julian Inclan




     [PHOTO]                     [PHOTO]                        [PHOTO]
Emilio Rodriguez           Carlos Souffront, Esq.         Angeles Torres, Esq.
                             Secretary                     Assistant Secretary

TOP MANAGEMENT
------------------------------------------------------------------------[LOGO]
SENIOR VICE-PRESIDENTS


                          [PHOTO]


ABOVE
Juan Berrios, Esq.
Senior Vice President
Loan Servicing

BELOW
Milton Jimenez
Senior Vice President
MIS Operations

Dennis Soto
Senior Vice President
Manager Western Region


                          [PHOTO]




                          [PHOTO]




                          [PHOTO]




                          [PHOTO]




                          [PHOTO]


ABOVE
Eli Diaz
Senior Vice President
Branch Administration

Marcial Diaz
Senior Vice President
Mortgage Origination

Andres Morgado, CPA, PFS and CFI
Senior Vice President
Trust Officer

BELOW
Jose R. Fernandez
Senior Vice-President
Oriental Financial Services

Andres J. Muniz
Senior Vice President
Communications

Rafael Valladares, CPA
Senior Vice President
Principal Financial Officer


                          [PHOTO]




                          [PHOTO]




                          [PHOTO]