Form 10-K, Exhibit 13
period 2003-06-30
ORIENTAL FINANCIAL GROUP INC
filed 2003-09-22
CIK 1030469

EXHIBIT 13.0

ORIENTAL FINANCIAL GROUP INC.

FORM-10K

FINANCIAL DATA INDEX

FINANCIAL STATEMENTS

Independent Auditors’ Report

Consolidated Statements of Financial Condition as of June 30, 2003 and 2002

Consolidated Statements of Income for each of the years in the three-year period ended June 30, 2003

Consolidated Statements of Changes in Stockholders’ Equity and of Comprehensive Income for each of the years in the three-year period ended June 30, 2003

Consolidated Statements of Cash Flows for each of the years in the three-year period ended June 30, 2003

Notes to the Consolidated Financial Statements

FINANCIAL REVIEW AND SUPPLEMENTARY INFORMATION

Selected Financial Data

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Quantitative and Qualitative Disclosures About Market Risk

1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Oriental Financial Group Inc.

San Juan, Puerto Rico

We have audited the accompanying consolidated statements of financial condition of Oriental Financial Group Inc. and its subsidiaries (the “Group”) as of June 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity, comprehensive income, and cash flows for the years then ended.  These financial statements are the responsibility of the Group’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  The financial statements of the Group for the year ended June 30, 2001, before the reclassifications described in Note 16 to the consolidated financial statements, were audited by other auditors whose report, dated August 17, 2001, expressed an unqualified opinion on those statements and included an explanatory paragraph indicating that the Group changed its method of accounting for derivative instruments effective July 1, 2000, and that the effect was accounted for as the cumulative effect of a change in accounting principle, as discussed in Note 1 to the consolidated financial statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Oriental Financial Group Inc. and its subsidiaries as of June 30, 2003 and 2002 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

We also audited the adjustments described in Note 16 that were applied to reclassify certain amounts in the segment reporting note to the 2001 consolidated financial statements to give retroactive effect to the Group’s change in reportable segments. In our opinion, such adjustments are appropriate and have been properly applied.

DELOITTE & TOUCHE LLP

San Juan, Puerto Rico

September 11, 2003

Stamp No.  1924256

affixed to original.

PART 1 - FINANCIAL INFORMATION

Item 1 - Financial Statements

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION JUNE 30, 2003 AND 2002

(In thousands, except shares information)

	2003	2002
ASSETS

Cash and due from banks	$15,945	$9,280

Investments:
Money market investments	787	1,032
Time deposits with other banks	365	—
Short term investments	1,152	1,032
Trading securities, at fair value with amortized cost of $998 (June 30, 2002 - $9,186)	1,037	9,259
Investment securities available-for-sale, at fair value with amortized cost of $2,162,480 (June 30, 2002 - $1,695,106):
Securities pledged that can be repledged	1,446,385	1,031,274
Other investment securities	761,219	698,550
Total investment securities available-for-sale	2,207,604	1,729,824
Federal Home Loan Bank (FHLB) stock, at cost	22,537	17,320
Total investments	2,232,330	1,757,435

Securities and loans sold but not yet delivered	1,894	71,750

Loans:
Loans held-for-sale, at lower of cost or market	9,198	9,360
Loans receivable, net of allowance for loan losses of $5,031 (June 30, 2002 - $3,039)	719,264	567,410
Total loans, net	728,462	576,770

Accrued interest receivable	17,716	15,698
Foreclosed real estate, net	536	476
Premises and equipment, net	16,162	17,988
Other assets, net	26,423	34,913

Total assets	$3,039,468	$2,484,310

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Savings and demand	$224,514	$190,149
Time and IRA accounts	817,895	777,083
	1,042,409	967,232
Accrued interest	1,856	1,618
Total deposits	1,044,265	968,850

Borrowings:
Securities sold under agreements to repurchase	1,400,598	996,869
Advances from FHLB	130,000	208,200
Subordinated capital notes	35,000	35,000
Term notes	15,000	15,000
Total borrowings	1,580,598	1,255,069

Securities purchased but not yet received	152,219	56,195
Accrued expenses and other liabilities	60,706	37,767

Total liabilities	2,837,788	2,317,881

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1 par value; 5,000,000 shares authorized; $25 liquidation value; 1,340,000 shares issued and outstanding	33,500	33,500
Common stock, $1 par value; 40,000,000 shares authorized; 19,684,343 shares issued (June 30, 2002 - 15,299,698 shares)	19,684	15,300
Additional paid-in capital	57,236	52,670
Legal surplus	21,099	15,997
Retained earnings	106,358	75,806
Treasury stock, at cost, 2,025,363 shares (June 30, 2002 - 1,534,191 shares)	(35,888)	(33,674)
Accumulated other comprehensive income (loss), net of tax effect of $1,566 (June 30, 2002 - $1,977)	(309)	6,830
Total stockholders’ equity	201,680	166,429

Total liabilities and stockholders’ equity	$3,039,468	$2,484,310

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
FISCAL YEARS ENDED JUNE 30, 2003, 2002 AND 2001

(In thousands, except per share information)

	2003	2002	2001
Interest income:
Loans	$51,486	$46,055	$38,762
Mortgage-backed securities	96,225	91,899	66,916
Investment securities	3,739	2,683	9,975
Short term investments	296	1,058	4,691
Total interest income	151,746	141,695	120,344

Interest expense:
Deposits	33,657	33,588	36,642
Securities sold under agreements to repurchase	33,834	39,689	48,047
Other borrowed funds	7,918	8,306	6,592
Subordinated capital notes	1,867	1,112	—
Total interest expense	77,276	82,695	91,281

Net interest income	74,470	59,000	29,063
Provision for loan losses	4,190	2,117	2,903
Net interest income after provision for loan losses	70,280	56,883	26,160

Non-interest income (losses):
Trust, money management, brokerage and insurance fees:
Commissions and fees from fiduciary activities	6,891	6,014	6,532
Commissions, broker fees and other	4,753	6,065	4,391
Insurance commissions and fees	2,828	1,769	1,090
Banking service revenues	5,968	4,611	4,175
Net gain (loss) on sale and valuation:
Mortgage banking activities	8,026	8,748	8,794
Sale of securities available-for-sale	14,223	4,362	(1,175)
Derivatives activities	(4,061)	(1,997)	(3,919)
Trading securities	571	1,149	(484)
Premises and equipment	(219)	425	—
Loans	—	104	914
Leasing revenues	—	—	65
Total non-interest income, net	38,980	31,250	20,383

Non-interest expenses:
Compensation and employees’ benefits	20,563	17,178	15,672
Occupancy and equipment	9,079	7,800	7,141
Advertising and business promotion	7,052	6,717	4,298
Professional and service fees	6,467	7,125	3,765
Communications	1,671	1,507	1,633
Taxes other than on income	1,556	1,722	1,951
Insurance, including deposit insurance	736	569	474
Printing, postage, stationery and supplies	1,038	791	683
Other	5,494	5,553	3,611
Total non-interest expenses	53,656	48,962	39,228

Income before income taxes	55,604	39,171	7,315
Income tax (expense) benefit	(4,284)	(720)	1,318
Income before cumulative effect of change in accounting principle, net of tax	51,320	38,451	8,633
Cumulative effect of change in accounting principle, net of tax	—	—	(164)
Net income	51,320	38,451	8,469
Less: Dividends on preferred stock	(2,387)	(2,387)	(2,387)
Net income available to common shareholders	$48,933	$36,064	$6,082

Income per common share:
Basic before cumulative effect of change in accounting principle	$2.81	$2.10	$0.36
Basic after cumulative effect of change in accounting principle	$2.81	$2.10	$0.35
Diluted before cumulative effect of change in accounting principle	$2.65	$2.00	$0.36
Diluted after cumulative effect of change in accounting principle	$2.65	$2.00	$0.35

Average common shares outstanding	17,396	17,139	17,245
Average potential common share-options	1,091	864	313
	18,487	18,003	17,558

Cash dividends per share of common stock	$0.54	$0.46	$0.44

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FISCAL YEARS ENDED JUNE 30, 2003, 2002 AND 2001

(In thousands)

	2003	2002	2001

CHANGES IN STOCKHOLDERS’ EQUITY:

Preferred stock:
Balance at beginning of year	$33,500	$33,500	$33,500
Balance at end of year	33,500	33,500	33,500

Common stock:
Balance at beginning of year	15,300	13,885	13,805
Stock options exercised	520	166	80
Stock dividend and stock split effected in the form of a dividend	3,864	1,249	—
Balance at end of year	19,684	15,300	13,885

Additional paid-in capital:
Balance at beginning of year	52,670	26,004	23,786
Stock options exercised	4,566	1,504	316
Stock options cancelled	—	1,054	1,902
Stock dividend	—	24,108	—
Balance at end of year	57,236	52,670	26,004

Legal surplus:
Balance at beginning of year	15,997	12,118	10,578
Transfer from retained earnings	5,102	3,879	1,540
Balance at end of year	21,099	15,997	12,118

Retained earnings:
Balance at beginning of year	75,806	76,818	79,809
Net income	51,320	38,451	8,469
Cash dividends declared on common stock	(9,415)	(7,840)	(7,533)
Stock dividend and stock split effected in the form of a dividend	(3,864)	(25,357)	—
Cash dividends declared on preferred stock	(2,387)	(2,387)	(2,387)
Transfer to legal surplus	(5,102)	(3,879)	(1,540)
Balance at end of year	106,358	75,806	76,818

Treasury stock:
Balance at beginning of year	(33,674)	(30,651)	(27,116)
Stock purchased	(2,214)	(3,023)	(3,535)
Balance at end of year	(35,888)	(33,674)	(30,651)

Accumulated other comprehensive income (loss), net of deferred tax:
Balance at beginning of year	6,830	(18,184)	(16,493)
Other comprehensive income (loss), net of tax	(7,139)	25,014	(1,691)
Balance at end of year	(309)	6,830	(18,184)

Total stockholders’ equity	$201,680	$166,429	$113,490

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FISCAL YEARS ENDED JUNE 30, 2003, 2002 AND 2001

(In thousands)

	2003	2002	2001
COMPREHENSIVE INCOME:

Net income:	$51,320	$38,451	$8,469

Other comprehensive income, net of tax:
Unrealized gain on securities available-for-sale arising during the year	28,691	43,406	34,939
Realized (gains) losses on investment securities available-for-sale included in net income	(14,223)	(4,362)	1,175
Unrealized loss on derivatives designated as cash flows hedges arising during the year	(36,318)	(28,075)	(11,915)
Realized loss on derivatives designated as cash flow hedges included in net income	16,141	15,551	2,394
Amount reclassified into earnings during the year related to transition adjustment on derivative activities	227	751	358
Income tax effect related to unrealized gain on securities available-for-sale	(1,657)	(2,257)	(1,475)
	(7,139)	25,014	25,476
Cumulative effect of change in accounting principle, net of tax	—	—	(27,167)
Other comprehensive income (loss) for the year	(7,139)	25,014	(1,691)

Comprehensive income	$44,181	$63,465	$6,778

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FISCAL YEARS ENDED JUNE 30, 2003, 2002 AND 2001

(In thousands)

	2003	2002	2001
Cash flows from operating activities:
Net income	$51,320	$38,451	$8,469
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of deferred loan origination fees and costs	(2,005)	(1,930)	(673)
Amortization of premiums and accretion of discounts on investment securities, net	7,086	1,870	370
Depreciation and amortization of premises and equipment	4,692	4,371	4,564
Deferred income tax expense (benefit)	76	(1,480)	(99)
Cancellation of stock options	—	1,054	1,902
Provision for:
Loan losses	4,190	2,117	2,903
Foreclosed real estate	—	125	—
Loss (gain) on:
Sale of securities available-for-sale	(14,223)	(4,362)	1,175
Mortgage banking activities	(8,026)	(8,748)	(8,794)
Derivatives activities	4,061	1,997	3,919
Sale of premises and equipment	219	(425)	—
Sale of loans	—	(104)	(914)
Originations of loans held-for-sale	(113,548)	(183,052)	(90,508)
Proceeds from sale of loans held-for-sale	2,867	65,650	122,800
Net decrease (increase) in:
Trading securities	8,222	67,501	(12,317)
Accrued interest receivable	(2,018)	948	(3,161)
Other assets	4,989	(115)	(1,495)
Net increase (decrease) in:
Accrued interest on deposits and borrowings	(384)	(1,498)	(2,547)
Other liabilities	1,625	2,890	6
Total adjustments	(102,177)	(53,191)	17,131

Net cash provided by (used in) operating activities	(50,857)	(14,740)	25,600

Cash flows from investing activities:
Net decrease (increase) in time deposits with other banks	—	29,407	(42,124)
Purchases of:
Investment securities available-for-sale	(1,912,359)	(949,379)	(1,104,101)
FHLB stock	(6,493)	(4,169)	(4,126)
Net purchases/redemption of equity options	(2,238)	(7,690)	(32,830)
Maturities and redemptions of:
Investment securities available-for-sale	1,061,919	445,356	481,464
FHLB stock	1,276	2,121	—
Proceeds from sales of investment securities available-for-sale	681,234	272,012	532,442
Loan production:
Origination and purchase of loans, excluding loans held-for-sale	(324,980)	(269,774)	(256,477)
Principal repayment of loans	168,343	144,762	60,850
Proceeds from sale of consumer loans and leases portfolio	—	—	167,900
Capital expenditures	(2,866)	(6,472)	(3,794)
Proceeds from sale of premises and equipment	—	679	—
Proceeds from sale of foreclosed real estate	—	607	—
Purchase of company, net of cash acquired	(1,592)	—	—
Net cash used in investing activities	(337,755)	(342,540)	(200,796)

Cash flows from financing activities:
Net increase in:
Demand, saving and time (including IRA accounts) deposits	78,391	174,499	76,831
Securities sold under agreements to repurchase	403,729	81,398	98,978
Proceeds from:
Advances and borrowing from FHLB	949,700	158,200	100,000
Issuance of subordinated capital notes	—	35,000	—
Exercise of stock options	5,086	1,670	396
Repayments of:
Advances and borrowing from FHLB	(1,027,900)	(55,000)	(65,000)
Term notes	—	(45,000)	(26,500)
Stock purchased	(2,214)	(3,023)	(3,535)
Dividends paid	(11,395)	(10,039)	(9,920)
Net cash provided by financing activities	395,397	337,705	171,250

Net change in cash and cash equivalents	6,785	(19,575)	(3,946)
Cash and cash equivalents at beginning of year	10,312	29,887	33,833
Cash and cash equivalents at end of year	$17,097	$10,312	$29,887

Cash and cash equivalents include:
Cash and due from banks	$15,945	$9,280	$8,220
Short term investments	1,152	1,032	21,667
	$17,097	$10,312	$29,887
Supplemental Cash Flow Disclosure and Schedule of Noncash Activities:
Interest paid	$76,416	$84,117	$100,530
Income taxes paid	$88	$—	$225
Real estate loans securitized into mortgage-backed securities	$110,843	$140,464	$133,900
Investment securities held-to-maturity transferred to available-for-sale	$—	$—	$766,848
Accrued dividend payable	$2,472	$2,065	$1,877
Other comprehensive income (loss) for the year	$(7,139)	$25,014	$(1,691)
Securities and loans sold but not yet delivered	$1,894	$71,750	$14,108
Securities purchased but not yet received	$152,219	$56,195	$—
Transfer from loans to foreclosed real estate	$571	$362	$449
Building sold through loan receivable	$—	$4,795	$—
Stock dividend and stock split	$3,864	$25,357	$—

See notes to consolidated financial statements.

ORIENTAL FINANCIAL GROUP INC.

NOTES TO FINANCIAL STATEMENTS

AS OF JUNE 30, 2003 AND 2002
AND FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED JUNE 30, 2003

1.                                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Oriental Financial Group Inc. (the “Group” or “Oriental”) conform to accounting principles generally accepted in the United States of America (“GAAP”) and to financial services industry practices. The following is a description of the Group’s most significant accounting policies:

Nature of Operations

Oriental is a financial holding company incorporated under the laws of the Commonwealth of Puerto Rico. It has five subsidiaries, Oriental Bank and Trust (the “Bank”), Oriental Financial Services Corp. (“Oriental Financial Services”), Oriental Insurance, Inc., Caribbean Pension Consultants, Inc. and Oriental Financial (PR) Statutory Trust I (the “Statutory Trust”, see Note 8). Through these subsidiaries, the Group provides a wide range of financial services such as mortgage, commercial and consumer lending, financial planning, insurance sales, money management and investment brokerage services, as well as corporate and individual trust services. Note 16 to the consolidated financial statements presents further information about the operations of the Group’s business segments.

Main offices for the Group and its subsidiaries are located in San Juan, Puerto Rico. The Group is subject to examination, regulation and periodic reporting under the Bank Holding Company Act of 1956, as amended, which is administered by the Board of Governors of the Federal Reserve System.

The Bank operates through twenty-three branches located throughout the island and is subject to the supervision, examination and regulation of the Office of the Commissioner of Financial Institutions of Puerto Rico and the Federal Deposit Insurance Corporation (FDIC), which insures its deposits through the Savings Association Insurance Fund (SAIF), up to $100,000 per depositor. The Bank has a wholly-owned subsidiary, Oriental Mortgage Corporation (“Oriental Mortgage”), which is currently not in operation, and it only asset is a cash account which balances as of June 30, 2003 and 2002 are not significant and it does not have results of operations for the three year period ended June 30, 2003. Oriental Financial Services is subject to the supervision, examination and regulation of the National Association of Securities Dealers, Inc., the Securities and Exchange Commission, and the Office of the Commissioner of Financial Institutions of Puerto Rico.

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

Significant Group Concentrations of Credit Risk

Most of the Group’s business activities are with customers located within Puerto Rico. Note 3 discuss the types of securities in which the Group invests. Note 5 discusses the types of lending activites in which the Group engages. The Group does not have any significant concentrations to any one industry or customer.

Cash Equivalents

For purposes of presentation in the consolidated statements of cash flows, the Group considers as cash equivalents all money market instruments that are not pledged with maturities of three months or less at the date of acquisition.

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

Securities Purchased / Sold Under Agreements to Resell / Repurchase

The Group purchases securities under agreements to resell the same or similar securities. Amounts advanced under these agreements represent short-term loans and are reflected as assets in the statements of financial condition. It is the Group’s policy to take possession of securities purchased under resale agreements while the counterparty retains effective control over the securities. The Group monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral when deemed appropriate. The Group also sells securities under agreements to repurchase the same or similar securities. The Group retains effective control over the securities sold under these agreements; accordingly, such agreements are treated as financing agreements, and the obligations to repurchase the securities sold are reflected as liabilities. The securities underlying the financing agreements remain included in the asset accounts. The counterparty to repurchase agreements generally has the right to re-pledge the securities received as collateral.

The Group evaluates its securities available-for-sale and held-to-maturity for impairment.  An impairment charge in the consolidated statement of income is recognized when the decline in the fair value of investments below their cost basis is judged to be other-than-temporary. The Group considers various factors in determining whether it should recognize an impairment charge, including, but not limited to the length of time and extend to which the fair value has been less than its cost basis, and in market value.  For debt securities the Group also considers, among other factors, the investees repayment ability on its bond obligations and its cash and capital generation ability.

Investment Securities

Securities are classified as held-to-maturity, available-for-sale or trading. Securities for which the Group has the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost. At June 30, 2003 and 2002, the Group had no held-to-maturity securities. Securities that might be sold prior to maturity because of interest rate changes, to meet liquidity needs, or to better match the repricing characteristics of funding sources are classified as available-for-sale. These securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of tax in other comprehensive income.

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

The Group’s investment in the Federal Home Loan Bank (FHLB) of New York stock has no readily determinable fair value and can only be sold back to the FHLB at cost. Therefore, the carrying value represents its fair value.

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

The Group evaluates its securities available-for-sale and held-to-maturity for impairment. An impairment charge in the consolidated statements of income is recognized when the decline in the fair value of investments below their cost basis is judged to be other-than-temporary. The Group considers various factors in determining whether it should recognize an impairment charge, including, but not limited to the length of time and extent to which the fair value has been less than its cost basis, and in market value. For debt securities, the Group also considers, among other factors, the investees repayment ability on its bond obligations and its cash and capital generation ability.

Financial Instruments

Derivative Financial Instruments - As part of the Group’s asset/liability management, the Group uses interest-rate contracts, which include interest-rate exchange agreements (swaps, caps, and options agreements), to hedge various exposures or to modify interest rate characteristics of various statement of financial condition accounts.

Effective July 1, 2000, the Group adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” (refer to Note 9). These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statements require that all derivative instruments be recognized as assets and liabilities at fair value. If certain conditions are met, the derivative may qualify for hedge accounting treatment and be designated as one of the following types of hedges: (a) hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (“fair value hedge”); (b) a hedge of the exposure to variability of cash flows of a recognized asset, liability or forecasted transaction (“cash flow hedge”) or (c) a hedge of foreign currency exposure (“foreign currency hedge”).

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

Other Off-Balance Sheet Instruments - In the ordinary course of business, the Group enters into off-balance sheet instruments consisting of commitments to extend credit and commitments under credit card arrangements. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.  The Group periodically evaluates the credit risks inherent in these commitments, and establishes loss allowances for such risks if and when these are deemed necessary.

Mortgage Banking Activities and Loans Held-For-Sale

From time to time, the Group sells loans to other financial institutions or securitizes conforming mortgage loans into Government National Mortgage Association (GNMA), Fannie Mae (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) certificates using another institution as issuer. This other institution services the mortgages included in the resulting GNMA, FNMA and FHLMC pools. These mortgages and other loans are reported as loans held-for-sale and are stated at the lower of cost or market in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.  Realized gains or losses on these loans are determined using the specific identification method.

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

Loans and Allowance for Loan Losses

The Group grants mortgage, commercial and consumer loans to customers within Puerto Rico. A substantial portion of the loan portfolio is represented by mortgage loans. The ability of the Group’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally is reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees and costs and premiums and discounts on loans purchased are deferred and amortized over the estimated life of the loans as an adjustment of their yield through interest income using a method that approximates the interest method.

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

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The Group follows a systematic methodology to establish and evaluate the adequacy of the allowance for loan losses.  This methodology consists of several key elements.

Larger commercial loans that exhibit potential or observed credit weaknesses are subject to individual review and grading. Where appropriate, allowances are allocated to individual loans based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Group.

Included in the review of individual loans are those that are impaired. A loan is considered impaired when, based on current information and events, it is probable that the Group will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent. Loans are individually evaluated for impairment, except large groups of small balance, homogeneous loans that are collectively evaluated for impairment and for loans that are recorded at fair value or at the lower of cost or market. The Group measures for impairment all commercial loans over $250,000. The portfolios of mortgages, and consumer loans, are considered homogeneous and are evaluated collectively for impairment.

For loans that are not individually graded, the Group uses a methodology that follows a loan credit risk rating process that involves dividing loans into risk categories.  The following are the credit risk categories (established by the FDIC Interagency Policy Statement of 1993): pass, special mention, substandard, doubtful and loss.

The Group, using an aged-based rating system, applies an overall allowance percentage to each loan portfolio category based on historical credit losses adjusted for current conditions and trends.  This delinquency-based calculation is the starting point for management’s determination of the required level of the allowance for loan losses. Other data considered in this determination includes: the overall historical loss trends (one year and three years) and other information including underwriting standards, economic trends and unusual events such as hurricanes.

Loan loss ratios and credit risk categories, are updated quarterly and are applied in the context of  GAAP and the Joint Interagency Guidance on the importance of depository institutions having prudent, conservative, but not excessive loan loss allowances that fall within an acceptable range of estimated losses. While management uses available information in estimating possible loan losses, future changes to the allowance may be necessary based on factors beyond the Group’s control, such as factors affecting general economic conditions.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of each type of asset. Amortization of leasehold improvements is computed using the straight-line method over the terms of the leases or estimated useful lives of the improvements, whichever is shorter.

Long-lived assets and identifiable intangibles related to those assets to be held and used, except for financial instruments, and mortgage and other servicing rights, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  There were no impairment losses in fiscal years 2003, 2002 and 2001.

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

Income Taxes

The Group follows an asset and liability approach to the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Group’s financial statements or tax returns. Deferred income tax assets and liabilities are determined for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. The computation is based on enacted laws and rates applicable to periods in which temporary differences will be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Stock Option Plans

At June 30, 2003, the Group has four stock-based employee compensation plans, which are described more fully in Note 2. The Group accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations.  No stock-based employee compensation cost is reflected in net income, as all options granted during the three year period ended June 30, 2003 under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Group had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation:

	Year Ended June 30,
(In thousands, except for per share data)	2003	2002	2001

Net income, as reported	$51,320	$38,451	$8,469
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	1,417	2,368	2,317
Pro forma net income	$49,903	$36,083	$6,152

Earning per share:
Basic - as reported	$2.81	$2.10	$0.35
Basic - pro forma	$2.73	$1.97	$0.22

Diluted - as reported	$2.65	$2.00	$0.35
Diluted - pro forma	$2.57	$1.87	$0.22

The fair value of each option granted in fiscal years 2003, 2002 and 2001 was $5.61, $4.72 and $2.22 per option, respectively, as adjusted for the stock split. The fair value of each option granted in fiscal years 2003, 2002 and 2001 was estimated at the date of the grant using the Black-Scholes option pricing model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no restrictions and are fully transferable and negotiable in a free trading market. Black-Scholes does not consider the employment, transfer or vesting restrictions that are inherent in the Group’s employee options. Use of an option valuation model, as required by GAAP, includes highly subjective assumptions based on long-term predictions, including the expected stock price volatility and average life of each option grant. Because the Group’s employee options have characteristics significantly different from those of freely traded options, and because changes in the subjective input assumptions can materially affect the Group’s estimate of the fair value of those options, in the Group’s opinion, the existing valuation models, including Black-Scholes, are not reliable single measures the use of other option pricing models may result in different fair values of the Group’s employee options.

The following assumptions were used in estimating the fair value of the options granted, after giving retroactive effect to the 25% stock split::

(1)          The expected option term is 7 years.

(2)          The expected weighted average volatility was 32% for options granted in fiscal 2003 (2002 – 32%, 2001 – 31%).

(3)          The expected weighted average dividend yield was 2.61% for options granted in fiscal 2003 (2002 – 3.11%, 2001 – 5.24%).

(4)          The weighted average risk-free interest rate was 3.71% for options granted in fiscal 2003 (2002 – 5.09%, 2001 – 5.56%).

Comprehensive Income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, except for those resulting from investments by owners and distributions to owners. GAAP requires that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and on derivative activities that qualify and are designated for cash flows hedge accounting, are reported as a separate component of the stockholders’ equity section of the statement of financial condition, such items, along with net income, are components of comprehensive income.

New Accounting Pronouncements

Various Adopted Pronouncements

Effective July 1, 2002, the Group adopted the following Statements of Financial Accounting Standards (“SFAS”), which did not have a material effect on the Group’s financial condition or results of operations:

•                               SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, ceased upon adoption of that statement.

•                               SFAS No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.

•                               SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets to Be Disposed Of”, and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”.

•                               SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections”. SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishments of Debt – an amendment of APB Opinion No. 30”, which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as extraordinary item, net of related income tax effect. As a result, the criteria in Opinion No. 30 will now be used to classify those gains and losses. SFAS No.145 also amends SFAS No. 13, “Accounting for Leases”, which requires that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Amendment to SFAS No. 13 became effective for transactions occurring after May 15, 2002.

Accounting for Costs Associated With Exit or Disposal Activities

In June 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 146, “Accounting for Costs Associated With Exit or Disposal Activities”.  SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).”  This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred.  The provisions of this Statement were effective for exit or disposal activities initiated after December 31, 2002. Implementation of SFAS No. 146 did not have any effect on the Group’s financial condition or results of operations.

Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9”. Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both SFAS No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”.  In addition, SFAS No. 147 amends SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor-and-borrower-relationship intangible assets and credit cardholders intangible assets. SFAS No. 147 is effective for acquisitions or impairment measurement of above intangibles effected on or after October 1, 2002. SFAS No. 147 did not have a significant effect on the Group’s financial condition or results of operations.

Interpretation No. 45 (“FIN No. 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB interpretation No. 34

In November 2002, the FASB Issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB interpretation No. 34.”  This interpretation elaborates on the disclosures to be made by a guarantor in the financial statements about its obligations under certain guarantees that it has issued.  It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN No. 45 are applicable for guarantees issued or modified after December 31, 2002.  Adoption of the recognition, measurement and disclosure provisions of FIN No. 45 did not have a significant effect on the Group’s financial condition or results of operations.

Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123”. This Statement amends FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Group has decided to continue using the intrinsic value-based method of accounting for stock-based employee compensation.

Interpretation No. 46 (“FIN No. 46”), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51

In January 2003, the FASB Issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” FIN No. 46 addresses consolidation by business enterprises of variable interest entities. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not issue voting interests (or other interests with similar rights) or (b) the total equity investment at risk is not sufficient to permit the entity to finance its activities. FIN No. 46 requires an enterprise to consolidate a variable interest entity if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. Qualifying Special Purpose Entities are exempt from the consolidation requirements.  The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to variable interest entities created before February 1, 2003 in the first fiscal year or interim period beginning after June 15, 2003.

The Group adopted FIN No. 46 on July 1, 2003. In its current form, FIN No. 46 may require the Group to deconsolidate its investment in the Statutory Trust I in future financial statements. The potential de-consolidation of subsidiary trust of financial holding companies formed in connecting with the issuance of trust preferred securities appears to be an unintended consequence of FIN No. 46. It is currently unknown if, or when, the FASB will address this issue. In July 2003, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary.  The Federal Reserve intends to review the regulatory implications of any accounting treatment changes and, if necessary or warranted, provide further appropriate guidance. There can be no assurance that the Federal Reserve will continue to allow institutions to include trust preferred securities in Tier 1 capital for regulatory capital purposes.

SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Implementation of SFAS No. 149 is not expected to have a significant effect on the Group’s financial condition or results of operations.

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Statement establishes standards for how an issuer classifies and measures in its statement of financial condition certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Implementation of SFAS No. 150 is not expected to have a significant effect on the Group’s financial condition or results of operations.

Reclassifications

Certain reclassifications have been made to prior years’ financial statements to conform with the current year presentation.

2.                                      STOCKHOLDERS’ EQUITY

Stock Dividend and Stock Split

On January 29, 2002, the Group declared a ten percent (10%) stock dividend on common stock held by shareholders of record as of April 1, 2002. As a result, 1,249,125 shares of common stock were distributed on April 15, 2002. Also, on October 28, 2002, the Group declared a twenty-five percent (25%) stock split effected in the form of a dividend on common stock held by registered shareholders as of December 30, 2002. As a result, 3,864,800 shares of common stock were distributed on January 15, 2003. For purpose of the computation of income per common share, cash dividend and stock price, the stock dividend and the stock split were retroactively recognized for all periods presented in the accompanying consolidated financial statements.

Treasury Stock

On March 26, 2003, the Group’s Board of Directors announced the authorization of a new program for the repurchase of up to $9.0 million of its outstanding shares of common stock. This program supersedes the ongoing repurchase program established earlier.  The authority granted by the Board of Directors does not require the Group to repurchase any shares. The Group will make such repurchases from time to time in the open market at such times and prices as market conditions shall warrant, and in compliance with the terms of applicable federal and Puerto Rico laws and regulations. The activity of common shares held in treasury by the Group for the years ended June 30, 2003, 2002 and 2001 is set forth below.

	(In thousands)
	2003		2002		2001
	Shares	Dollar Amount	Shares	Dollar Amount	Shares	Dollar Amount

Beginning of year	1,534	$33,674	1,379	$30,651	1,108	$27,116
Common shares repurchased	97	2,214	155	3,023	271	3,535
Stock split	394	—	—	—	—	—
End of year	2,025	$35,888	1,534	$33,674	1,379	$30,651

Stock Option Plan

The Group has four stock options plans. These plans offer key officers and employees an opportunity to purchase shares of the Group’s common stock. The Group follows the intrinsic value-based method of accounting for measuring compensation expense, if any. Compensation expense is generally recognized for any excess of the quoted market price of the Group’s stock at measurement date over the amount an employee must pay to acquire the stock.

The four stock options plans are: the 1988, 1996, 1998 and 2000 Incentive Stock Option Plans. The Compensation Committee of the Board of Directors has sole authority and absolute discretion as to the number of stock options to be granted, their vesting rights, and the options exercise price. The plans provide for a proportionate adjustment in the exercise price and the number of shares that can be purchased in case of a stock split, reclassification of stock, and a merger or reorganization. Stock options vest upon completion of specified years of service.

In September and June 2001, the Group canceled 271,500 and 367,834, respectively, of non-vested options granted with a discount in fiscal years 1998, 1999 and 2000. No consideration was paid to the option holders at the time of cancellation. Also, no awards were granted to option holders within the following periods:

•                  the period prior to the date of cancellation that is the shorter of six months or the period from the date of the grant of the canceled or settled option; and

•                  the period ending six months after the date of the cancellation.

In addition, there was no oral or written agreement or implied promise by the Group to compensate the canceled option holders for any increases in the market price of the Group’s stock after the cancellation. The options were not canceled for nonperformance or termination of employment. At the cancellation, the unrecognized compensation cost was recorded with a charge to income and a credit to additional paid in capital.

The activity in outstanding options for the years ended June 30, 2003, 2002 and 2001, is set forth below:

	2003		2002		2001
	Number Of Options	Weighted Average Exercise Price	Number Of Options	Weighted Average Exercise Price	Number Of Options	Weighted Average Exercise Price

Beginning of year	2,132,630	$13.40	1,980,323	$14.16	1,522,757	$17.20
Transactions before stock dividend:
Options granted	25,000	18.95	96,500	18.05	1,187,000	12.62
Options exercised	(158,570)	8.81	(123,768)	9.57	(80,333)	4.95
Options forfeited	(74,479)	8.97	(37,331)	14.06	(281,267)	16.91
Options cancelled			(271,500)	24.04	(367,834)	21.64
	1,924,581	14.02	1,644,224	13.10	1,980,323	14.16

Stock dividend effect	481,145	11.22	164,422	11.91
Transactions after stock dividend:

Options granted	15,000	20.24	375,000	20.21
Options exercised	(361,381)	9.24	(42,670)	11.38
Options forfeited	(183,301)	10.65	(8,346)	12.78
End of year	1,876,044	$11.42	2,132,630	$13.40	1,980,323	$14.16

The following table summarizes the range of exercise prices and the weighted average remaining contractual life of the options outstanding at June 30, 2003:

	Outstanding			Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Exercise Price	Weighted Average Contract Life (Years)	Number of Options	Weighted Average Exercise Price

$2.16 to $4.36	33,537	$3.28	—	33,537	$3.28
5.82 to 8.07	76,283	7.34	3.0	28,460	8.07
8.68 to 9.75	992,017	9.17	7.2	93,228	9.25
12.22 to 13.95	296,624	12.79	5.9	109,728	12.27
15.27 to 16.13	410,375	16.12	8.7	2,750	15.27
16.36 to 18.08	30,958	17.44	8.7	375	16.36
18.75 to 20.24	36,250	19.77	9.4	—	—
$2.16 to $20.24	1,876,044	$11.42	7.1	268,078	$9.69

Earnings per Common Share

The calculation of earnings per common share after the cumulative effect of change in accounting principle for the fiscal years ended June 30, 2003, 2002 and 2001 follows:

(In thousands, except per share data)	June 30,
	2003	2002	2001
Net income	$51,320	$38,451	$8,469
Less: Preferred stock dividend	(2,387)	(2,387)	(2,387)
Net income available to common stockholders	$48,933	$36,064	$6,082

Earnings per common share – basic:

Net income – available to common stockholders	$48,933	$36,064	$6,082
Weighted average common shares outstanding	17,396	17,139	17,245
Earnings per common share – basic	$2.81	$2.10	$0.35

Earnings per common share – diluted:

Net income - available to common stockholders	$48,933	$36,064	$6,082
Weighted average common shares and share equivalents:
Average common shares outstanding	17,396	17,139	17,245
Common stock equivalents – options	1,091	864	313
Total	18,487	18,003	17,558
Earnings per common share – diluted	$2.65	$2.00	$0.35

For the year ended June 30, 2003, all stock options outstanding at June 30, 2003 had a dilutive effect on earnings per share.  For the years ended June 30, 2002 and 2001, stock options without a dilutive effect on earnings per share not included in the calculation amounted to 396,000 and 1,335,000, respectively.

Legal Surplus

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of the Bank’s net income for the year be transferred to capital surplus until such surplus equals the total of paid in capital on common and preferred stocks. At June 30, 2003, legal surplus amounted to $21,099,000 (2002 - $15,997,000). The amount transferred to the legal surplus account is not available for payment of dividends to shareholders. In addition, the Federal Reserve Board has issued a policy statement that bank holding companies should generally pay dividends only from operating earnings of the current and preceding two years.

Preferred Stock

In May 1999, the Group issued 1,340,000 shares of its 7.125% Non-Cumulative Monthly Income Preferred Stock, Series A, at $25 per share. The Series A Preferred Stock has the following characteristics: (1) annual dividends of $1.78 per share, payable monthly, if declared by the Board of Directors; missed dividends are not cumulative, (2) redeemable at the Group’s option beginning on May 30, 2004,  (3) no mandatory redemption or stated maturity date and (4) liquidation value of $25 per share.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss), net of income tax, as of June 30 consisted of:

	(In thousands)
	2003	2002
Unrealized loss on derivatives designated as cash flows hedges	$(41,778)	$(21,702)
Unrealized gain on securities available-for-sale	41,469	28,566
Transition adjustment of SFAS No. 133	—	(34)
Total	$(309)	$6,830

Minimum Regulatory Capital Requirements

The Group (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Group’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Group and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Group and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). As of June 30, 2003 and 2002, the Group and the Bank met all capital adequacy requirements to which they are subject.

As of June 30, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that have changed the Bank’s category. The Group’s and the Bank’s actual capital amounts and ratios as of June 30, were as follows:

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	(Dollars in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Group Ratios

As of June 30, 2003
Total Capital (to Risk-Weighted Assets)	$240,010	25.00%	$76,800	8.00%	N/A	N/A
Tier I Risk-Based (to Risk-Weighted Assets)	$234,979	24.48%	$38,400	4.00%	N/A	N/A
Tier I Capital (to Average Assets)	$234,979	8.19%	$114,720	4.00%	N/A	N/A

As of June 30, 2002
Total Capital (to Risk-Weighted Assets)	$197,459	22.10%	$71,469	8.00%	N/A	N/A
Tier I Risk-Based (to Risk-Weighted Assets)	$194,420	21.76%	$35,735	4.00%	N/A	N/A
Tier I Capital (to Average Assets)	$194,420	7.80%	$99,694	4.00%	N/A	N/A

Bank Ratios

As of June 30, 2003
Total Capital (to Risk-Weighted Assets)	$191,340	22.08%	$69,336	8.00%	$86,670	10.00%
Tier I Risk-Based (to Risk-Weighted Assets)	$186,309	21.50%	$34,668	4.00%	$52,002	6.00%
Tier I Capital (to Average Assets)	$186,309	6.44%	$115,659	4.00%	$144,574	5.00%

As of June 30, 2002
Total Capital (to Risk-Weighted Assets)	$149,824	21.10%	$56,796	8.00%	$70,996	10.00%
Tier I Risk-Based (to Risk-Weighted Assets)	$146,785	20.68%	$28,398	4.00%	$42,597	6.00%
Tier I Capital (to Average Assets)	$146,785	5.78%	$101,497	4.00%	$126,872	5.00%

The Group’s ability to pay dividends to its stockholders and other activities can be restricted if its capital falls below levels established by the Federal Reserve Board’s guidelines. In addition, any bank holding company whose capital falls below levels specified in the guidelines can be required to implement a plan to increase capital.

3.                                      INVESTMENTS

Investment Securities

The amortized cost, gross unrealized gains and losses, fair value, and average weighted yield of the securities owned by the Group at June 30, 2003 and 2002, were as follows:

	June 30, 2003 (In thousands)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Average Weighted Yield
Available-for-Sale
US Treasury securities	$54,444	$172	$803	$53,813	3.49%
Puerto Rico Government and agencies obligations	46,914	3,194	32	50,077	5.95%
Other debt securities	9,368	1,434	—	10,801	9.04%
Total security investments	110,726	4,800	835	114,691
Mortgage-backed securities:
FNMA and FHLMC certificates	1,638,567	29,061	1,673	1,665,956	4.59%
GNMA certificates	206,013	5,318	110	211,220	4.78%
Collateralized mortgage obligations (CMOs)	207,174	8,876	314	215,737	5.68%
Total mortgage-backed securities	2,051,754	43,255	2,097	2,092,913
Total securities available-for-sale	$2,162,480	$48,055	$2,932	$2,207,604	4.73%

	June 30, 2002 (In thousands)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Average Weighted Yield
Available-for-Sale
US Treasury securities	$3,293	$188	$—	$3,481	5.78%
Puerto Rico Government and agencies obligations	49,842	106	95	49,853	6.11%
Other debt securities	9,360	405	—	9,765	8.98%
Total security investments	62,495	699	95	63,099
Mortgage-backed securities:
FNMA and FHLMC certificates	1,169,484	24,327	260	1,193,551	6.17%
GNMA certificates	213,896	6,504	87	220,313	6.87%
Collateralized mortgage obligations (CMOs)	249,231	3,648	18	252,861	6.30%
Total mortgage-backed securities	1,632,611	34,479	365	1,666,725
Total securities available-for-sale	$1,695,106	$35,178	$460	$1,729,824	6.29%

The amortized cost and fair value of the Group’s investment securities at June 30, 2003, by contractual maturity (excluding mortgage-backed securities), are shown in the next table.  Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2003
	Available-for-sale
	(In thousands)
	Amortized Cost	Fair Value
Due after 1 to 5 years	$63,971	$63,763
Due after 5 to 10 years	6,499	7,147
Due after 10 years	40,256	43,781
Total	110,726	114,691
Mortgage-backed securities	2,051,754	2,092,913
	$2,162,480	$2,207,604

Proceeds from the sale of investment securities available-for-sale, including those sold but not yet collected, during fiscal 2003 totaled $611,378,000 (2002 - $329,654,000; 2001 - $546,550,000). Gross realized gains and losses on those sales during fiscal 2003 were $16,794,000 and $2,571,000, respectively (2002 - $5,480,000 and $1,118,000, respectively; 2001 - $7,393,000 and $8,568,000, respectively).

With the adoption of SFAS No. 133 and SFAS No.138 (see Note 9), in fiscal 2001 the Group transferred the held-to-maturity portfolio to the available-for-sale investment category. As of July 1, 2000, the unrealized loss on those securities amounting to $26,633,000 was recorded in other comprehensive income as the cumulative effect of a change in accounting principle.

Trading Securities

A summary of trading securities owned by the Group at June 30, is as follows:

	(In thousands)
	2003	2002

Puerto Rico Government and agencies obligations	$131	$2,853
Mortgage-backed securities	51	6,406
Equity securities	855	—
	$1,037	$9,259

At June 30, 2003, the Group’s trading portfolio weighted average yield was 5.22% (2002 – 5.94%).

4.                                      PLEDGED ASSETS

At June 30, 2003, residential and commercial mortgage loans amounting to $485,017,000 were pledged to secure advances and borrowings from the FHLB. Investment securities with fair values totaling $1,446,385,000, $206,637,000, $16,055,000 and $51,837,000 at June 30, 2003, were pledged to secure investment securities sold under agreements to repurchase (see Note 8), public fund deposits (see Note 7), term notes (see Note 8) and interest rate swap agreements, respectively. Also, investment securities with fair values totaling $214,000 and $129,800 at June 30, 2003, were pledged to the Federal Reserve Bank of New York and to the Puerto Rico Treasury Department (for the Group’s International Banking Entity), respectively.

5.                                      LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans Receivable

The composition of the Group’s loan portfolio at June 30, was as follows:

	(In thousands)
	2003	2002

Loans secured by real estate:
Residential - 1 to 4 family	$584,010	$415,635
Non-residential real estate loans	3,500	3,449
Home equity loans and secured personal loans	87,016	97,798
Commercial	27,175	30,906
	701,700	547,788
Less: deferred loan fees, net	(13,651)	(10,010)
	688,049	537,778
Other loans:
Commercial	15,757	10,540
Personal consumer loans and credit lines	20,530	21,931
Financing leases, net of unearned interest	42	295
Less: deferred loan fees, net	(82)	(95)
	36,246	32,671

Loans receivable	724,295	570,449
Allowance for loan losses	(5,031)	(3,039)
Loans receivable	719,264	567,410
Loans held-for-sale (residential 1 to 4 family mortgage loans)	9,198	9,360
Total loans receivable, net	$728,462	$576,770

At June 30, 2003, residential mortgage loans held-for-sale amounted to $9,198,000 (2002 - $9,360,000). All residential mortgage loans originated and sold during fiscal 2003 were sold based on pre-established commitments or at market values. In fiscal 2003, the Group recognized gains of $6,494,000 (2002 - $7,136,000; 2001 - $7,783,000) in these sales that are presented in the statements of income as part of the mortgage-banking activities.

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

At June 30, 2003, loans on which the accrual of interest has been discontinued amounted to approximately $10,350,000 (2002 - $10,196,000; 2001 - $6,537,000). The gross interest income that would have been recorded in fiscal 2003 if non-accrual loans had performed in accordance with their original terms amounted to approximately $648,000 (2002 - $724,000; 2001 - $664,000).

Allowance for Loan Losses

The changes in the allowance for loan losses for the last three fiscal years ended June 30, were as follows:

	(In thousands)
	2003	2002	2001

Balance at beginning of year	$3,039	$2,856	$6,837
Provision for loan losses	4,190	2,117	2,903
Loans charged-off	(3,095)	(2,839)	(9,030)
Recoveries	897	905	2,146
Balance at end of year	$5,031	$3,039	$2,856

As described in Note 1 under the heading “Loans and Allowance for Loan Losses”, the Group evaluates all loans, some individually and others as homogeneous groups, for purposes of determining impairment. At June 30, 2003 and 2002, the Group determined that no specific impairment allowance was required for those loans evaluated for impairment.

Concentration of Risk

Substantially all loans in the Group are to residents in Puerto Rico; therefore, the loan portfolio is susceptible to events affecting Puerto Rico’s economy. The vast majority of the loans are well collateralized, thus reducing the risk of potential losses.

6.                                      NON-INTEREST EARNING ASSETS

Premises and Equipment

Premises and equipment at June 30, are stated at cost less accumulated depreciation and amortization as follows:

	Useful Life (Years)	(In thousands)

		2003	2002

Land	—	$1,112	$1,332
Buildings and improvements	40	5,536	6,853
Leasehold improvements	5 – 10	6,914	5,356
Furniture and fixtures	3 – 7	5,141	5,052
EDP and other equipment	3 – 7	9,377	10,367
		28,080	28,960
Less: accumulated depreciation and amortization		(11,918)	(10,972)
		$16,162	$17,988

Depreciation and amortization of premises and equipment for the year ended June 30, 2003 totaled $4,692,000 (2002- $4,371,000; 2001 - $4,564,000). These are included in the statements of income as part of occupancy and equipment expenses.

Accrued Interest Receivable and Other Assets:

Accrued interest receivable at June 30, 2003 consists of $7,501,000 from loans (2002 - $5,562,000) and $10,215,000 from investments (2002 - $10,136,000).

Other assets at June 30, include the following:

	(In thousands)
	2003	2002

Investment in equity options	$6,787	$12,145
Prepaid expenses and other assets	7,478	7,413
Income tax receivable	2,313	6,358
Deferred tax asset, net (Note 12)	3,731	5,558
Accounts receivable and other assets, net	4,106	3,083
Goodwill	2,008	356
	$26,423	$34,913

7.                                      DEPOSITS AND RELATED INTEREST

At June 30, 2003, the weighted average interest rate of the Group’s deposits was 3.30% (2002 - 3.85%) considering non-interest bearing deposits of $63,919,000 (2002 - $67,142,000). Interest expense for the last three fiscal years ended June 30, is set forth below:

	(In thousands)
	2003	2002	2001

NOW accounts and saving deposits	$2,373	$3,361	$3,126
Certificates of deposit and IRA accounts	31,284	30,227	33,516
	$33,657	$33,588	$36,642

At June 30, 2003, time deposits in denominations of $100,000 or higher amounted to $329,163,000 (2002 - $335,508,000) including: (i) brokered certificates of deposit of $62,683,000 (2002 - $31,736,000) at a weighted average rate of 2.22%, (2002- 2.88%); and (ii) public fund deposits from various local government agencies of $185,015,000 (2002 - $225,446,000) at a weighted average rate of 1.31% (2002 - 2.65%), which were collateralized with investment securities of $206,637,000 (2002 - $223,047,000).

Scheduled maturities of time deposits and IRA accounts at June 30, 2003 are as follow:

(In thousands)
Within one year:
Three (3) months or less	$230,567
Over 3 months through 1 year	270,385
500,952
Over 1 through 2 years	103,705
Over 2 through 3 years	117,205
Over 3 through 4 years	54,883
Over 4 through 5 years	26,945
Over 5 years	14,205
$817,895

8.                                      BORROWINGS

Securities Sold under Agreements to Repurchase

At June 30, 2003, securities underlying agreements to repurchase were delivered to, and are being held by, the counterparties with whom the repurchase agreements were transacted. The counterparties have agreed to resell to the Group the same or similar securities at the maturity of the agreements.

Securities sold under agreements to repurchase (“reverse repurchase agreements”) at June 30, 2003 mature as follows: within 30 days – $1,162,472,000; and between 31 to 90 days – $238,126,000.

At June 30, 2003, securities sold under agreements to repurchase (classified by counterparty) were as follows:

	(In thousands)
	Borrowing Balance	Fair Value of Underlying Collateral

Lehman Brothers Inc.	$700,480	$729,384
Citicorp Securities Markets, Inc.	418,733	425,447
Bear Stearns & Company, Inc.	93,280	95,957
Morgan Stanley Dean Witter	111,951	117,140
Bank of America	76,154	78,457
	1,400,598	1,446,385
Accrued interest	1,063	6,731
Total	$1,401,661	$1,453,116

Borrowings under reverse repurchase agreements at June 30, were collateralized as follows:

	(In thousands)
	2003		2002
	Borrowing Balance	Fair Value of Underlying Collateral	Borrowing Balance	Fair Value of Underlying Collateral

GNMA certificates	$44,291	$45,451	$74,481	$77,787
FNMA certificates	696,584	715,145	590,114	614,218
FNMA sold but not yet delivered	—	—	10,747	11,027
FHLMC	505,557	522,609	312,135	321,301
CMO	154,166	163,180	9,392	6,941
Total	$1,400,598	$1,446,385	$996,869	$1,031,274

At June 30, 2003, the weighted average interest rate of the Group’s repurchase agreements was 1.12% (2002 – 1.84%) and included agreements with interest ranging from 0.97% to 1.28% (2002 – from 1.81% to 1.88%). The following summarizes significant data on securities sold under agreements to repurchase for fiscals 2003 and 2002:

	(In thousands)
	2003	2002

Average daily aggregate balance outstanding	$1,158,243	$998,069
Maximum amount outstanding at any month-end	$1,400,598	$1,148,846
Weighted average interest rate during the year	2.92%	3.98%

Advances from the Federal Home Loan Bank

At June 30, advances from the Federal Home Loan Bank of New York (FHLB) consist of the following:

Maturity Date	Interest Rate Description	(In thousands)
		2003	2002

July-2002	Fixed - 2.04%		$3,200
May-2003	Fixed - 4.83%		50,000
June-2003	Fixed - 2.43%		25,000
July-2003	Fixed - 2.84%	$25,000	25,000
July-2003	Fixed - 4.70%	50,000	50,000
November-2003	Fixed - 2.90%	5,000	5,000
March-2004	Fixed - 3.52%	25,000	25,000
June-2004	Fixed - 3.37%	25,000	25,000
		$130,000	$208,200

Advances are received from the FHLB under an agreement whereby the Group is required to maintain a minimum amount of qualifying collateral with a market value of at least 110% of the outstanding advances. At June 30, 2003, these advances were secured by mortgage loans amounting to $485,017,000. Also, at June 30, 2003, the Group has an additional borrowing capacity with the FHLB of $263 million.

Term Notes

At June 30, 2003 there was one term note outstanding in the amount of $15,000,000, with a floating interest rate due quarterly (2003 - 1.11%; 2002 - 2.05%), a maturity date of March 27, 2007, and secured by investment securities amounting to $16,055,000 (2002 – $16,651,000).

Subordinated Capital Notes

In October 2001, Oriental Financial (PR)  Statutory Trust I, a wholly-owned special purpose subsidiary of the Group, was formed for the purpose of issuing trust redeemable preferred securities. On December 18, 2001, $35 million of trust redeemable preferred securities were issued by the Statutory Trust as part of a pooled underwriting transaction. Pooled underwriting involves participating with other bank holding companies in issuing the securities through a special purpose pooling vehicle created by the underwriters. The securities have a par value of $35 million, bear interest based on 3 months LIBOR plus 360 basis points (4.72% and 5.48% at June 30, 2003 and 2002, respectively) (provided, however, that prior to December 18, 2006, this interest rate shall not exceed 12.5%), payable quarterly, and mature on December 23, 2031. The securities may be redeemed at par after five years. The proceeds from this issuance were used to purchase a like amount of floating rate junior subordinated deferrable interest debentures issued by the Group, which have the same maturity and call provisions as the trust redeemable preferred securities.

These trust redeemable preferred securities are accounted for as a liability on the consolidated statements of financial condition and referred to as subordinated capital notes. Dividends on the trust redeemable preferred securities are accounted for as interest expense on an accrual basis. These debts are treated as Tier-1 capital for regulatory purposes.

Unused Lines of Credit

The Group maintains various lines of credit with other financial institutions from which funds are drawn as needed.  At June 30, 2003 and 2002, the Group’s total available funds under these lines of credit totaled $24,400,000. At June 30, 2003 and 2002, there was no balance outstanding under these lines of credit.

Contractual Maturities

At June 30, 2003, the contractual maturities of securities sold under agreements to repurchase, advances from the FHLB, term notes and subordinated capital notes by fiscal year are as follows:

	(In thousands)
Year Ending June 30,	Reverse Repurchase Agreements	Advances from FHLB	Term Notes	Subordinated Capital Notes

2004	$1,400,598	$130,000
2007			$15,000
2032				$35,000
	$1,400,598	$130,000	$15,000	$35,000

9.                                      DERIVATIVES ACTIVITIES

The Group utilizes various derivative instruments for hedging purposes, such as asset/liability management. These transactions involve both credit and market risk. The notional amounts are amounts on which calculations and payments are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any. The actual risk of loss is the cost of replacing, at market, these contracts in the event of default by the counterparties. The Group controls the credit risk of its derivative financial instrument agreements through credit approvals, limits, monitoring procedures and collateral, when considered necessary.

The Group generally uses interest rate swaps and interest rate options, such as caps and options, in managing its interest rate risk exposure.  The swaps were entered into to convert short-term borrowings into fixed rate liabilities for longer periods and provide protection against increases in short-term interest rates. Under these swaps, the Group pays a fixed monthly or quarterly cost and receives a floating thirty or ninety-day payment based on LIBOR. Floating rate payments received from the swap counterparties correspond to the floating rate payments made on the short-term borrowings thus resulting in a net fixed rate cost to the Group. Under the caps, the Group pays an up front premium or fee for the right to receive cash flow payments in excess of the predetermined cap rate; thus, effectively capping its interest rate cost for the duration of the agreement.

Derivative instruments are recognized as assets and liabilities at fair value. If certain conditions are met, the derivative may qualify for hedge accounting treatment and be designated as one of the following types of hedges: (a) hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (“fair value hedge”); (b) a hedge of the exposure to variability of cash flows of a recognized asset, liability or forecasted transaction (“cash flow hedge”) or (c) a hedge of foreign currency exposure (“foreign currency hedge”).

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

Certain contracts contain embedded derivatives. When the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, it is bifurcated, carried at fair value, and designated as a trading or non-hedging derivative instrument.

The Group’s swaps, excluding those used to manage exposure to the stock market, and caps outstanding and their terms at June 30, are set forth in the table below:

	(Dollars in thousands)
	2003	2002
Swaps:
Pay fixed swaps notional amount	$650,000	$500,000
Weighted average pay rate – fixed	3.97%	4.77%
Weighted average receive rate – floating	1.24%	1.84%
Maturity in months	1 to 88	1 to 100
Floating rate as a percent of LIBOR	100%	100%

Caps:
Cap agreements notional amount	$75,000	$200,000
Cap rate	4.50%	4.81%
Current 90 day LIBOR	1.31%	1.86%
Maturity in months	10	21 to 59

The Group offers its customers certificates of deposit with an option tied to the performance of the Standard & Poor’s 500 stock market index. At the end of five years, the depositor will receive a specified percentage of the average increase of the month-end value of the stock index.  If the index decreases, the depositor receives the principal without any interest. The Group uses swap and option agreements with major money center banks and major broker dealer companies to manage its exposure to changes in those indexes. Under the terms of the option agreements, the Group will receive the average increase in the month-end value of the corresponding index in exchange for a fixed premium. Under the term of the swap agreements, the Group will receive the average increase in the month-end value of the corresponding index in exchange for a quarterly fixed interest cost. The changes in fair value of the options purchased, the swap agreements and the options embedded in the certificates of deposit are recorded in earnings.

Derivatives instruments are generally negotiated over-the-counter (“OTC”) contracts. Negotiated OTC derivatives are generally entered into between two counterparties that negotiate specific agreement terms, including the underlying instrument, amount, exercise price and maturity.

Information pertaining to the notional amounts of the Group’s derivative financial instruments as of June 30, 2003 and 2002 is as follows:

	Notional Amount (In thousands)
	2003	2002
Type of Contract:

Cash Flows Hedging Activities - Interest rate swaps used to hedge a forecasted transaction - short-term borrowings	$650,000	$500,000

Derivatives Not Designated as Hedge:
Interest rate swaps used to manage exposure to the stock market on stock indexed deposits	$7,450	$29,200
Purchased options used to manage exposure to the stock market on stock indexed deposits	232,800	196,940
Embedded options on stock indexed deposits	229,574	222,560

Caps	75,000	200,000
	$544,824	$648,700

At June 30, 2003, the contractual maturities of interest rate swaps and caps, and equity indexed options, by fiscal year were as follows:

(In thousands)
Year Ending June 30,	Cash Flows Hedging Swaps	Caps	Equity Indexed Options and Swaps Purchased	Equity Indexed Options Sold

2004	$200,000	$75,000	$40,750	$35,582
2005	50,000	—	51,000	49,117
2006	250,000	—	54,150	53,678
2007	—	—	58,490	56,908
2008	—	—	35,860	34,289
2011	150,000	—	—	—
	$650,000	$75,000	$240,250	$229,574

During fiscal years 2003, 2002 and 2001, $4.0 million, $2.0 million and $3.9 million, respectively, of losses were charged to earnings and reflected as “Derivatives Activities” in the consolidated statements of income. Unrealized losses of $20.2 million, $12.5 million and $9.5 million, respectively, on derivatives designated as cash flow hedges were included in other comprehensive income during the same periods. Ineffectiveness of $17,308 was credited to earnings during fiscal year 2003. No ineffectiveness was charged to earnings during fiscal years 2002 and 2001.

At June 30, 2003 and 2002, the fair value of derivatives was recognized as either assets or liabilities in the consolidated statements of financial condition as follows: the fair value of the interest rate swaps used to manage the exposure to the stock market on stock indexed deposits represented a liability of $315,804 and $1.8 million, respectively; the purchased options used to manage the exposure to the stock market on stock indexed deposits represented an other asset of $7.4 million and $10.3 million, respectively; and the options sold to customers embedded in the certificates of deposit represented a liability of $7.2 million and $10.5 million, respectively, recorded in deposits. The fair value of the interest rate swaps represented a liability of $42.8 million and $22.6 million, respectively, presented in accrued expenses and other liabilities. The caps did not have carrying value as of June 30, 2003, and a fair value of $4.3 million as of June 30, 2002 was presented in other assets.

10.                               EMPLOYEE BENEFITS PLAN:

The Group has a cash or deferred arrangement profit sharing plan qualified under Section 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended (“the Code”), covering all full-time employees of the Group who have six months of service and are age twenty-one or older. Under this plan, participants may contribute each year from 2% to 10% of their compensation, as defined, up to a specified amount. The Group contributes 80 cents for each dollar contributed by an employee, up to $832 per employee. The Group’s matching contribution is invested in shares of its common stock.  The plan is entitled to acquire and hold qualified employer securities as part of its investment of the trust assets pursuant to ERISA Section 407.  During fiscal year 2003 the Group contributed 6,723 (2002 – 5,637; 2001 - 7,873) shares of its common stock with a market value of approximately $172,700 (2002 - $143,000; 2001 - $111,000) at the time of contribution.  The Group’s contribution becomes 100% vested once the employee attains three years of service.

11.                               RELATED PARTY TRANSACTIONS:

The Group grants loans to its directors, executive officers and to certain related individuals or organizations in the ordinary course of business.  These loans are offered at the same terms as loans to non-related parties. The movement and balance of these loans were as follows:

	(In thousands)
	2003	2002

Balance at the beginning of year	$2,776	$2,905
New loans	1,716	1,471
Payments	(745)	(1,600)
Balance at the end of year	$3,747	$2,776

12.                               INCOME TAX:

Under the Code, all companies are treated as separate taxable entities and are not entitled to file consolidated returns. The Group and its subsidiaries are subject to Puerto Rico regular income tax or alternative minimum tax (“AMT”) on income earned from all sources.  The AMT is payable if it exceeds regular income tax.  The excess of AMT over regular income tax paid in any one year may be used to offset regular income tax in future years, subject to certain limitations.

The components of income tax expense (benefit) for the years ended June 30, follows:

	(In thousands)
	2003	2002	2001

Current income tax expense (benefit)	$4,208	$2,200	$(1,219)
Deferred income tax expense(benefit)	76	(1,480)	(99)
Income tax expense (benefit)	$4,284	$720	$(1,318)

The Group maintained an effective tax rate lower than the statutory rate of 39% mainly due to the interest income arising from certain mortgage loans, investments and mortgage-backed securities exempt for Puerto Rico income tax purposes, net of expenses attributable to the exempt income. In addition, the Code provides a dividend received deduction of 100%, on dividends received from wholly-owned subsidiaries subject to income taxation in Puerto Rico. During fiscal 2003, the Group generated tax-exempt interest income of $82,618,000 (2002 -$80,535,000; 2001 - $74,176,000). Exempt interest relates mostly to interest earned on obligations of the United States and Puerto Rico Governments and certain mortgage-backed securities, including securities held by the Group’s International Banking Entity.

The reconciliation between the Puerto Rico income tax statutory rate and the effective tax rate as reported for each of the last three fiscal years ended June 30, follows:

	(Dollars in thousands)
	2003		2002		2001
	Amount	Rate	Amount	Rate	Amount	Rate

Statutory rate	$21,686	39.0%	$15,277	39.0%	$2,853	39.0%
Increase (decrease) in rate resulting from:
Exempt interest income, net	(20,923)	-37.6%	(14,990)	-38.3%	(4,369)	-59.7%
Non deductible charges	925	1.7%	331	0.8%	675	9.2%
Tax assessment covering prior years	1,800	3.2%
Other items, net	796	1.4%	102	0.3%	(477)	-6.5%
Income tax expense (benefit)	$4,284	7.7%	$720	1.8%	$(1,318)	-18.0%

In July 2003, the Group and the Puerto Rico Treasury Department settled an investigation of the Bank’s income tax returns for the years ended June 30, 1997, 1998 and 1999 for $1.8 million.

Deferred income tax reflects the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. The components of the Group’s deferred tax asset, net at June 30, were as follows:

	(In thousands)
	2003	2002

Allowance for loan losses	$1,962	$1,185
Deferred gain on sale of servicing rights	2,773	1,884
Realized losses on capital assets	21	511
Unrealized losses on derivative activities	44	1,460
Deferred loan origination fees	4,756	3,547
Other temporary differences	—	411
Total deferred tax assets	9,556	8,998

Unrealized gains included in other comprehensive income	(3,728)	(1,977)
Deferred loan origination costs	(2,097)	(1,463)
Total deferred tax liabilities	(5,825)	(3,440)

Deferred tax asset, net	$3,731	$5,558

No valuation allowance was deemed necessary as of June 30, 2003 and 2002.

13.                               COMMITMENTS:

Loan Commitments

At June 30, 2003, there were $21,748,000 (2002 - $15,836,000) of unused lines of credit provided to customers and $5,738,000 in commitments to originate loans (2002 - $4,423,000). Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates and may require payment of a fee.  Since the commitments may expire unexercised, the total commitment amounts do not necessarily represent future cash requirements.  The Group evaluates each customer’s credit-worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Group upon extension of credit, is based on management’s credit evaluation of the customer.

Lease Commitments

The Group has entered into various operating lease agreements for branch facilities and administrative offices.  Rent expense for fiscal 2003 amounted to $2,808,000 (2002 - $2,092,000; 2001 - $1,511,000).  As of June 30, 2003, future rental commitments under the terms of the leases, exclusive of taxes, insurance and maintenance expenses payable by the Group, are summarized as follows:

Year Ending June 30,	Minimum Rent
(In thousands)
2004	$1,842
2005	1,717
2006	1,575
2007	1,153
2008	1,082
Thereafter	2,435
$9,804

14.                               LITIGATION:

On August 14, 1998, as a result of a review of its accounts in connection with the admission by a former Group officer of having embezzled funds, and manipulated bank accounts and records, the Group became aware of certain irregularities. The Group notified the appropriate regulatory authorities and commenced an intensive investigation with the assistance of forensic accountants, fraud experts and legal counsel. The investigation determined losses of $9.6 million ($5.8 net of tax) resulting from dishonest and fraudulent acts and omissions involving several former Group employees, which were submitted to the Group’s fidelity insurance policy (“Policy”) issued by Federal Insurance Company, Inc. (“FIC”). In the opinion of the Group’s management, its legal counsel and experts, the losses determined by the investigation were covered by the policy. However, FIC denied all claims for such losses. On August 11, 2000, the Group filed a lawsuit in the United States District Court for the district of Puerto Rico against FIC, a stock insurance corporation organized under the laws of the State of Indiana, for breach of insurance contract, breach of covenant of good faith and fair dealing and damages, seeking payment of the Group’s $9.6 million insurance claim loss and the payment of consequential damages of no less than $13.0 million resulting from FIC capricious, arbitrary fraudulent and without cause denial of the Group’s claim. The trial in this case, although scheduled to be held on September 2, 2003, was postponed by the court as a result of certain open procedural matters and the court’s obligation to give priority to criminal trials over civil trials under the Speedy Trial Act. The court does intend on trying this case on a preferred basis, if applicable, when an appropriate opening in the civil calendar is available.  The losses resulted from such dishonest and fraudulent acts and omissions were expensed in prior years.

In addition, the Group and its subsidiaries are defendants in a number of legal proceedings incidental to its business. The Group is vigorously contesting such claims. Based upon a review by legal counsel and the development of these matters to date, management is of the opinion that the ultimate aggregate liability, if any, resulting from these claims will not have a material adverse effect on the Group’s financial position or the results of operations.

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

The fair value estimates are made at a point in time based on the type of financial instruments and related relevant market information. Quoted market prices are used for financial instruments in which an active market exists.  However, because no market exists for a portion of the Group’s financial instruments, fair value estimates are based on judgments regarding the amount and timing of estimated future cash flows, assumed discount rates reflecting varying degrees of risk, and other factors.  Because of the uncertainty inherent in estimating fair values, these estimates may vary from the values that would have been used had a ready market for these financial instruments existed.

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

The estimated fair value and carrying value of the Group’s financial instruments at June 30, is as follows:

	(In thousands)
	2003		2002
	Fair Value	Carrying Value	Fair Value	Carrying Value

Financial Assets:
Cash and due from banks	$15,945	$15,945	$9,280	$9,280
Money market investments	787	787	1,032	1,032
Time deposits with other banks	365	365	—	—
Trading securities	1,037	1,037	9,259	9,259
Investment securities available-for-sale	2,207,604	2,207,604	1,729,824	1,729,824
Federal Home Loan Bank (FHLB) stock	22,537	22,537	17,320	17,320
Securities and loans sold but yet not delivered	1,894	1,894	71,750	71,750
Total loans (including loans held-for-sale)	772,398	728,462	597,637	576,770
Equity options and caps purchased	6,787	6,787	12,145	12,145
Accrued interest receivable	17,716	17,716	15,698	15,698

Financial Liabilities:
Deposits, including accrued interest	1,023,992	1,044,265	962,023	968,850
Securities sold under agreements to repurchase	1,400,551	1,400,598	996,869	996,869
Advances and borrowings from FHLB	130,233	130,000	208,981	208,200
Subordinated capital notes	34,976	35,000	35,000	35,000
Term notes	15,000	15,000	15,000	15,000
Securities purchased but not yet received	152,219	152,219	56,195	56,195
Accrued expenses and other liabilities	60,706	60,706	37,767	37,767

	(In thousands)
	2003		2002
	Contract or Notional Amount	Fair Value	Contract or Notional Amount	Fair Value
Off-Balance Sheet Items:

Liabilities:
Commitments to extend credit	$5,738	$(115)	$4,423	$(88)
Unused lines of credit	21,748	(435)	15,836	(317)

The following methods and assumptions were used to estimate the fair values of significant financial instruments at June 30, 2003 and 2002:

•                  Cash and due from banks, money market investments, time deposits with other banks, securities and loans sold but not yet delivered, accrued interest receivable and payable, securities purchased but not yet received, accrued expenses and other liabilities have been valued at the carrying amounts reflected in the Consolidated Statements of Financial Condition as these are reasonable estimates of fair value given the short-term nature of the instruments.

•                  The fair value of investment securities is estimated based on bid quotations from securities dealers.  If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Investments in FHLB stock are valued at their redemption value.

•                  The estimated fair value for loans held-for-sale is based on secondary market prices or contractual agreements to sell.  The fair value of the loan portfolio has been estimated for loan portfolios with similar financial characteristics. Loans are segregated by type, such as commercial, real estate mortgage and consumer.  Each loan category is further segmented into fixed and adjustable interest rates and by performing and non-performing categories. The fair value of performing loans is calculated by discounting contractual cash flows, adjusted for prepayment estimates, if any, using estimated current market discount rates that reflect the credit and interest rate risk inherent in the loan. The fair value for significant non-performing loans is based on specific evaluations of discounted expected future cash flows from the loans or its collateral using current appraisals and market rates.

•                  The fair value of non-interest bearing demand deposits, savings and NOW accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is based on the discounted value of the contractual cash flows, using estimated current market discount rates for deposits of similar remaining maturities.

•                  For short-term borrowings, the carrying amount is considered a reasonable estimate of fair value. The fair value of long-term borrowings is based on the discounted value of the contractual cash flows, using current estimated market discount rates for borrowings with similar terms and remaining maturities.

•                  The fair value of interest rate swap and interest rate option contracts was obtained from dealer quotes.  This value represents the estimated amount the Group would receive or pay to terminate the contracts, at the reporting date, taking into account current interest rates and the current creditworthiness of the contracts counterparties.

•                  The fair value of commitments to extend credit is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standings.

16.                               SEGMENT REPORTING:

In fiscal 2001 and 2002, the Group operated the following three major reportable segments: Financial Services, Mortgage Banking, and Retail Banking. In the third quarter of fiscal 2003, the Group segregated its businesses into the following new major reportable segments of business: Retail Banking, Treasury and Financial Services. As required by GAAP, consolidated financial statements published by the Group will reflect modifications to its reportable segments resulting from this organizational change, including reclassification of all comparable prior period segment information.

Management determined the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. Other factors such as the Group’s organizational chart, nature of products, distribution channels and economic characteristics of the products were also considered in the determination of the reportable segments. The Group measures the performance of these reportable segments, based on pre-established goals of different financial parameters such as net income, net interest income, loan production, and fees generated.

The Group’s two largest business segments are Retail Banking and Treasury. Retail Banking includes the Bank’s branches and mortgage banking, with traditional banking products such as deposits and mortgage, commercial and consumer loans. The mortgage banking activities are carried out by the Bank’s mortgage banking division, which principal activity is to originate and purchase mortgage loans for the Group’s own portfolio. From time to time, if conditions so warrant, it may sell loans to other financial institutions or securitize conforming loans into GNMA, FNMA and FHLMC certificates using another institution as issuer. The other institution services mortgages included in the resulting GNMA, FNMA, and FHLMC pools. The Group also sells the rights to service mortgage loans for others. The Treasury segment encompasses all of the Group’s treasury functions.

The Group’s third largest business segment is Financial Services. It is comprised of the Bank’s trust division (Oriental Trust), the brokerage subsidiary (Oriental Financial Services Corp.), the insurance agency subsidiary (Oriental Insurance, Inc.), and the recently acquired pension plan administration subsidiary (Caribbean Pension Consultants, Inc.). The core operations of this segment are financial planning, money management and investment brokerage services, insurance sales activity, corporate and individual trust services, as well as pension plan administration services.

Intersegment sales and transfers, if any, are accounted for as if the sales or transfers were to third parties, that is, at current market prices.

The financial information presented in the next table was derived from the internal management accounting system and are based on internal management accounting policies. The information presented does not necessarily represent each segment’s financial condition and result of operations as if they were independent parties. Other segments include the transactions of the Group parent company only, the Statutory Trust and Oriental Mortgage. Following are the results of operations and the selected financial information by operating segment for each of the three years in the period ended June 30, 2003:

	(In thousands)
	Retail Banking	Treasury	Financial Services	Total Major Segments	Other Segments	Eliminations	Consolidated Total
Fiscal 2003
Interest income	$51,486	$97,365	$84	$148,935	$4,737	$(1,926)	$151,746
Interest expense	(20,312)	(54,958)	—	(75,270)	(3,932)	1,926	(77,276)
Net interest income	31,174	42,407	84	73,665	805	—	74,470
Non-interest income	13,350	10,429	14,923	38,702	278	—	38,980
Non-interest expenses	(41,424)	(1,722)	(9,382)	(52,528)	(1,128)	—	(53,656)
Intersegment revenue	4,888	—	276	5,164	—	(5,164)	—
Intersegment expense	(2,136)	—	(2,699)	(4,835)	(329)	5,164	—
Equity income in subsidiaries	—	—	—	—	51,566	(51,566)	—
Provision for loan losses	(4,190)	—	—	(4,190)	—	—	(4,190)
Income before taxes	$1,662	$51,113	$3,202	$55,978	$51,192	$(51,566)	$55,604
Total assets as of June 30,	$822,681	$2,167,589	$9,746	$3,000,016	$291,760	$(252,308)	$3,039,468

Fiscal 2002
Interest income	$46,131	$93,384	$306	$139,821	$2,986	$(1,112)	$141,695
Interest expense	(22,286)	(59,281)	(16)	(81,583)	(2,224)	1,112	(82,695)
Net interest income	23,845	34,103	290	58,238	762	—	59,000
Non-interest income	13,645	3,516	14,070	31,231	19	—	31,250
Non-interest expenses	(37,701)	(1,225)	(9,048)	(47,974)	(988)	—	(48,962)
Intersegment revenue	4,982	—	—	4,982	—	(4,982)	—
Intersegment expense	(2,156)	—	(2,377)	(4,533)	(449)	4,982	—
Equity income in subsidiaries	—	—	—	—	38,444	(38,444)	—
Provision for loan losses	(2,117)	—	—	(2,117)	—	—	(2,117)
Income before taxes	$498	$36,394	$2,935	$39,827	$37,788	$(38,444)	$39,171
Total assets as of June 30,	$743,407	$1,693,051	$6,613	$2,443,071	$236,973	$(195,734)	$2,484,310

Fiscal 2001
Interest income	$40,378	$79,300	$—	$119,678	$683	$(17)	$120,344
Interest expense	(23,670)	(67,611)	(17)	(91,298)	—	17	(91,281)
Net interest income	16,708	11,689	(17)	28,380	683	—	29,063
Non-interest income	4,814	3,126	12,458	20,398	(15)	—	20,383
Non-interest expenses	(29,990)	(624)	(7,762)	(38,376)	(852)	—	(39,228)
Intersegment revenue	3,422	—	—	3,422	—	(3,422)	—
Intersegment expense	(1,777)	—	(1,645)	(3,422)	—	3,422	—
Equity income in subsidiaries	—	—	—	—	8,666	(8,666)	—
Provision for loan losses	(2,903)	—	—	(2,903)	—	—	(2,903)
Income before taxes	$(9,726)	$14,191	$3,034	$7,499	$8,482	$(8,666)	$7,315
Total assets as of June 30,	$417,912	$1,610,476	$7,749	$2,036,137	$134,216	$(136,647)	$2,033,706

17.                               ORIENTAL FINANCIAL GROUP INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

The principal source of income for the Group consists of dividends from the Bank. As a member subject to the regulations of the Federal Reserve Board, the Group must obtain approval from the Federal Reserve Board for any dividend if the total of all dividends declared by it in any calendar year would exceed the total of its consolidated net profits for the year, as defined by the Federal Reserve Board, combined with its retained net profits for the two preceding years. The payment of dividends by the Bank to the Group may also be affected by other regulatory requirements and policies, such as the maintenance of certain regulatory capital levels. Cash dividends paid by the Bank to the Group amounted to $11,500,000, $8,000,000 and $20,000,000 for the years ended June 30, 2003, 2002 and 2001, respectively.

The following condensed financial information presents the financial position of the Parent Company Only as of June 30, 2003 and 2002 and the results of its operations and its cash flows for the three years in the period ended June 30, 2003:

ORIENTAL FINANCIAL GROUP INC.

CONDENSED STATEMENTS OF FINANCIAL POSITION
(Parent Company Only)

	As of June,
(In thousands)	2003	2002

ASSETS
Cash and cash equivalents	$4,556	$950
Investment securities available-for-sale, at fair value	53,568	43,447
Investment in bank subsidiary, at equity method	182,947	152,929
Investment in nonbank subsidiaries, at equity method	8,896	6,327
Due from nonbank subsidiaries	—	63
Other assets	1,303	1,409
Total assets	$251,270	$205,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
Dividend payable	$2,472	$2,065
Due to nonbank subsidiaries	61	72
Due to bank subsidiary	1,944	449
Subordinated capital notes payable to nonbank subsidiary	36,083	36,083
Securities sold under agreements to repurchase	7,599	—
Deferred tax liability, net	1,019	27
Accrued expenses and other liabilities	412	—
Total liabilities	49,590	38,696
Stockholders’ equity	201,680	166,429
Total liabilities and stockholders’ equity	$251,270	$205,125

CONDENSED STATEMENTS OF INCOME AND OF COMPREHENSIVE INCOME
(Parent Company Only)

	Year Ended June 30,
(In thousands)	2003	2002	2001

Income:
Dividends from bank subsidiary current year earnings	$11,500	$8,000	$8,578
Dividends from nonbank subsidiary current year earnings	57	—	—
Interest income	2,811	1,874	683
Investment and trading activities, net and others	278	19	(15)
Total income	14,646	9,893	9,246

Expenses:
Interest expense	2,006	1,113	—
Operating expenses	1,128	988	851
Total expenses	3,134	2,101	851

Income before income taxes	11,512	7,792	8,395
Income tax benefit (expense)	(202)	215	(14)
Income before changes in undistributed earnings of subsidiaries	11,310	8,007	8,381
Equity in undistributed earnings from:
Bank subsidiary	39,525	30,151	—
Nonbank subsidiaries	485	293	88
Net income	51,320	38,451	8,469
Other comprenhensive income (loss), net of taxes	(7,139)	25,014	(1,691)
Comprehensive income	$44,181	$63,465	$6,778

CONDENSED STATEMENTS OF CASH FLOWS
(Parent Company Only)

	Year Ended June 30,
(In thousands)	2003	2002	2001

Cash flows from operating activities:
Net income	$51,320	$38,451	$8,469
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings from banking subsidiary	(39,525)	(30,151)	—
Equity in undistributed earnings from non banking subsidiaries	(485)	(293)	(88)
Net amortization of premiums on investment securities	208	26	395
Realized gain on sale of investments	(300)	—	—
Deferred income tax expense (benefit)	202	(202)	—
Amortization of goodwill	—	—	18
Decrease (increase) in other assets	99	(746)	(557)
Decrease in accrued expenses and other liabilities	(76)	—	—
Total adjustments	(39,877)	(31,366)	(232)

Net cash provided by operating activities	11,443	7,085	8,237

Cash flows from investing activities:
Purchases of investment securities available-for-sale	(18,236)	(35,705)	—
Redemptions and sales of investment securities available-for-sale	11,367	5,320	4,195
Dividends received from bank subsidiary prior year earnings	—	—	11,422
Acquisition of and capital contribution in nonbank subsidiaries	(1,591)	(1,083)	(1)
Net cash provided by (used in) investing activities	(8,460)	(31,468)	15,616

Cash flows from financing activities:
Net increase in securities sold under agreements to repurchase	7,599	—	—
Proceeds from exercise of stock options	5,086	1,670	396
Net increase (decrease) in due to nonbank subsidiaries, net	52	(184)	(10,442)
Net increase in due to bank subsidiary, net	1,495	449	—
Proceeds from issuance of subordinated notes payable to nonbank subsidiary	—	36,083	—
Purchases of treasury stock	(2,214)	(3,023)	(3,535)
Dividends paid	(11,395)	(10,039)	(9,920)
Net cash provided by (used in) financing activities	623	24,956	(23,501)

Increase in cash and cash equivalents	3,606	573	351
Cash and cash equivalents at beginning of year	950	377	25
Cash and cash equivalents at end of year	$4,556	$950	$376

18.  SUBSEQUENT EVENT

On August 29, 2003 the Group filed a registration statement on Form S-3 with the Securities and Exchange Commission for a proposed issue of up to 1,380,000 shares of Non-cummulative Monthly Income Preferred Stock, Series B, at $25 per share, which was amended by Pre-effective Amendment No. 1 on September 8, 2003. Proceeds from issuance of the Series B Preferred Stock, are expected to be $33,106,903, net of $1,393,097 of expenses.

The rights, preferences and privileges of the Series B Preferred Stock are substantially similar to the rights, preferences and privileges of the outstanding Series A Preferred Stock, except as to the dividend rate and optional redemption dates of the Series B Preferred Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Table of Contents

Description

Selected Financial Data:

Earnings, Per Share, and Dividends Data
Period End Balances
Selected Financial Ratios and Other Information

Table 1	Fiscal Year-To-Date Analysis of Interest Income and Changes due to Volume / Rate

Table 2	Non-Interest Income Summary

Table 3	Non-Interest Expenses Summary

Table 4	Bank Assets Summary and Composition

Table 5	Loans receivable composition

Table 6	Liabilities Summary and Composition

Table 7	Capital, Dividends and Stock Data

Table 8	Allowance for Loan Losses Summary

Table 9	Allowance for Loan Losses Breakdowns

Table 10	Net Credit Losses Statistics

Table 11	Non-Performing Assets

Table 12	Non-Performing Loans

Table 13	Selected Quarterly Financial Data

Overview of Financial Performance

SELECTED FINANCIAL DATA

FIVE-YEAR PERIOD ENDED JUNE 30, 2003

(IN THOUSANDS, EXCEPT FOR PER SHARE INFORMATION)

EARNINGS:	2003	2002	2001	2000	1999

Interest income	$151,746	$141,695	$120,344	$126,226	$107,809
Interest expense	77,276	82,695	91,281	81,728	64,775
Net interest income	74,470	59,000	29,063	44,498	43,034
Provision for loan losses	4,190	2,117	2,903	8,150	14,473
Net interest income after provision for loan losses	70,280	56,883	26,160	36,348	28,561
Non-interest income	38,980	31,250	20,383	23,674	33,953
Non-interest expenses	53,656	48,962	39,228	40,348	35,610
Income before taxes	55,604	39,171	7,315	19,674	26,904
Income tax benefit (expense)	(4,284)	(720)	1,318	(108)	(200)
Income before cumulative effect of change in accounting principle	51,320	38,451	8,633	19,566	26,704
Cumulative effect of change in accounting principle, net of tax	—	—	(164)	—	—
Net Income	51,320	38,451	8,469	19,566	26,704
Less: dividends on preferred stock	(2,387)	(2,387)	(2,387)	(2,387)	(350)
Net income available to common shareholders	$48,933	$36,064	$6,082	$17,179	$26,354

PER SHARE AND DIVIDENDS DATA (1):

Basic EPS before cumulative effect of change in accounting principle	$2.81	$2.10	$0.36	$0.98	$1.47
Basic EPS after cumulative effect of change in accounting principle	$2.81	$2.10	$0.35	$0.98	$1.47
Diluted EPS before cummulative effect of change in accounting principle	$2.65	$2.00	$0.36	$0.95	$1.41
Diluted EPS after cumulative effect of change in accounting principle	$2.65	$2.00	$0.35	$0.95	$1.41

Average common shares outstanding	17,396	17,139	17,245	17,583	17,945
Average potential common share-options	1,091	864	313	516	800
Average shares and shares equivalents	18,487	18,003	17,558	18,099	18,745

Book value per common share	$9.52	$7.72	$4.66	$4.83	$4.69
Market price at end of year	$25.69	$20.29	$13.82	$10.50	$17.54
Cash dividends declared per common share	$0.54	$0.46	$0.44	$0.44	$0.41
Cash dividends declared on common share	$9,414	$7,840	$7,533	$7,651	$7,369

(1) Per share related information has been retroactively adjusted to reflect stock splits and stock dividends, when applicable.

YEAR END BALANCES (as of June 30,):	2003	2002	2001	2000	1999

Trust assets managed	$1,670,437	$1,382,268	$1,444,534	$1,456,500	$1,380,200
Broker-dealer assets gathered	962,919	1,118,181	1,002,253	914,900	885,800
Assets managed	2,633,356	2,500,449	2,446,787	2,371,400	2,266,000
Group bank assets owned	3,039,468	2,484,310	2,033,706	1,847,564	1,577,767
Total financial assets managed and owned	$5,672,824	$4,984,759	$4,480,493	$4,218,964	$3,843,767

Investments and loans
Investment securities	$2,232,330	$1,757,435	$1,459,991	$1,179,484	$946,411
Loans and leases (including loans held-for-sale), net	728,462	576,770	462,579	597,273	565,725
Securities and loans sold but not yet delivered	1,894	71,750	14,108	—	—
	$2,962,686	$2,405,955	$1,936,678	$1,776,757	$1,512,136
Deposits and Borrowings
Deposits	$1,044,265	$968,850	$815,538	$735,041	$672,258
Repurchase agreements	1,400,598	996,869	915,471	816,493	596,226
Other borrowings	180,000	258,200	165,000	156,500	174,900
Securities purchased but not yet received	152,219	56,195	—	—	—
	$2,777,082	$2,280,114	$1,896,009	$1,708,034	$1,443,384
Stockholders’ equity
Preferred equity	$33,500	$33,500	$33,500	$33,500	$33,500
Common equity	168,180	132,929	79,990	84,369	82,798
	$201,680	$166,429	$113,490	$117,869	$116,298
Capital ratios
Leverage capital	8.19%	7.80%	6.68%	7.49%	8.30%
Total risk-based capital	25.00%	22.10%	19.96%	29.29%	24.21%
Tier 1 risk-based capital	24.48%	21.76%	19.53%	30.54%	22.95%

SELECTED FINANCIAL RATIOS AND OTHER INFORMATION:

Return on average assets (ROA)	1.88%	1.67%	0.49%	1.15%	1.84%
Return on average common equity (ROE)	31.33%	32.47%	7.85%	18.73%	24.41%
Equity-to-assets ratio	6.64%	6.69%	5.57%	6.37%	7.36%
Efficiency ratio	51.35%	57.22%	72.06%	58.56%	53.38%
Expense ratio	0.99%	1.04%	0.85%	1.00%	0.88%
Interest rate spread	2.91%	2.59%	1.52%	2.43%	2.94%
Number of financial centers	23	21	20	19	19

Selected Financial Data

Years ended June 30, 2003, 2002 and 2001

(Dollars in thousands)

TABLE 1 - FISCAL YEAR-TO-DATE ANALYSIS OF NET INTEREST INCOME AND CHANGES DUE TO VOLUME/RATE:

	Interest			Average rate			Average balance
	2003	2002*	2001*	2003	2002*	2001*	2003	2002*	2001*

A — TAX EQUIVALENT SPREAD
Interest-earning assets	$151,746	$141,695	$120,344	6.09%	6.54%	7.17%	$2,493,382	$2,166,516	$1,677,786
Tax equivalent adjustment	52,895	28,171	35,226	2.12%	1.30%	2.10%	—	—	—
Interest-earning assets — tax equivalent	204,641	169,866	155,570	8.21%	7.84%	9.27%	2,493,382	2,166,516	1,677,786
Interest-bearing liabilities	77,276	82,695	91,281	3.18%	3.95%	5.65%	2,429,373	2,091,738	1,614,893
Net interest income / spread	$127,365	$87,171	$64,289	5.03%	3.89%	3.62%	$64,009	$74,778	$62,893

B — NORMAL SPREAD

Interest-earning assets:
Investments:
Investment securities	$100,905	$93,373	$75,172	5.61%	6.06%	6.75%	$1,799,458	$1,541,155	$1,113,667
Investment management fees	(1,443)	(1,535)	(1,016)	-0.08%	-0.10%	-0.09%	—	—	—
Total investment securities	99,462	91,838	74,156	5.53%	5.96%	6.66%	1,799,458	1,541,155	1,113,667
Trading securities	502	2,744	2,735	4.86%	6.66%	7.55%	10,332	41,186	36,223
Money market investments	296	1,058	4,691	1.93%	3.01%	5.97%	15,345	35,096	78,630
	100,260	95,640	81,582	5.49%	5.91%	6.64%	1,825,135	1,617,437	1,228,520
Loans (1):
Real estate (2)	45,848	40,173	32,970	7.54%	8.11%	8.20%	608,189	495,631	401,916
Consumer	2,682	3,123	3,008	13.82%	14.49%	15.41%	19,404	21,549	19,517
Commercial	2,958	2,757	2,375	7.31%	8.80%	10.36%	40,477	31,345	22,926
Financing leases (3)	(2)	2	409	-1.13%	0.36%	8.34%	177	554	4,907
	51,486	46,055	38,762	7.70%	8.39%	8.63%	668,247	549,079	449,266

	151,746	141,695	120,344	6.09%	6.54%	7.17%	2,493,382	2,166,516	1,677,786
Interest-bearing liabilities:
Deposits:
Non-interest bearing deposits	—	—	—	0.00%	0.00%	0.00%	56,263	48,190	44,571
Now Accounts	1,054	1,511	940	1.69%	3.19%	4.29%	62,436	47,364	21,928
Savings	1,319	1,850	2,186	1.55%	2.30%	2.85%	84,874	80,400	76,658
Time and IRA accounts	31,284	30,227	33,516	3.83%	4.33%	5.89%	816,197	697,546	569,415
	33,657	33,588	36,642	3.30%	3.85%	5.14%	1,019,770	873,500	712,572
Borrowings:
Repurchase agreements	17,362	23,883	46,727	1.50%	2.39%	5.91%	1,158,243	998,069	790,498
Interest rate risk management	16,141	15,551	1,141	1.39%	1.56%	0.14%	—	—	—
Financing fees	331	255	179	0.03%	0.03%	0.02%	—	—	—
Total repurchase agreements	33,834	39,689	48,047	2.92%	3.98%	6.08%	1,158,243	998,069	790,498
FHLB funds and term notes	7,918	8,306	6,592	3.66%	4.12%	5.90%	216,360	201,469	111,823
Subordinated capital notes	1,867	1,112	—	5.33%	5.95%	—	35,000	18,700	—
	43,619	49,107	54,639	3.09%	4.03%	6.06%	1,409,603	1,218,238	902,321

	77,276	82,695	91,281	3.18%	3.95%	5.65%	2,429,373	2,091,738	1,614,893

Net interest income / spread	$74,470	$59,000	$29,063	2.91%	2.59%	1.52%

Interest rate margin				2.99%	2.72%	1.73%

Excess of interest-earning assets over interest-bearing liabilities							$64,009	$74,778	$62,893

Interest-earning assets over interest-bearing liabilities ratio							102.63%	103.57%	103.89%

C. CHANGES IN NET INTEREST INCOME DUE TO (4):

	Fiscal 2003 versus 2002			Fiscal 2002 versus 2001
	Volume	Rate	Total	Volume	Rate	Total
Interest Income:
Loans (1)	$9,404	$(3,973)	$5,431	$8,399	$(1,106)	$7,293
Investments	11,720	(7,100)	4,620	23,724	(9,666)	14,058
	21,123	(11,072)	10,051	32,123	(10,772)	21,351
Interest Expense:
Deposits	5,193	(5,124)	69	7,289	(10,343)	(3,054)
Repurchase agreements	7,006	(12,861)	(5,855)	14,499	(22,857)	(8,358)
Other borrowings	1,261	(894)	367	5,021	(2,195)	2,826
	13,460	(18,879)	(5,419)	26,809	(35,395)	(8,586)

Net Interest Income	$7,663	$7,807	$15,470	$5,314	$24,623	$29,937

* Certain adjustments were made to conform figures to current period presentation.

(1) - Loans fees amounted to $2,333, $1,862 and $857 in fiscal 2003, 2002 and 2001, respectively.

(2) - Real estate averages include loans held-for-sale.

(3) - Discontinued in June 2000.

(4) - The changes that are not due solely to volume or rate are allocated on the proportion of the change in each category.

Selected Financial Data

Three-Year Period Ended June 30, 2003

(Dollars in thousands)

	2003	2002	Variance %	2001
TABLE 2 - NON-INTEREST INCOME SUMMARY:

Trust, money management, brokerage, insurance and investment banking fees	$14,472	$13,848	4.5%	$12,013
Mortgage banking activities	8,026	8,748	-8.3%	8,794
Non-banking service revenues	22,498	22,596	-0.4%	20,807

Fees on deposit accounts	4,075	2,721	49.8%	2,162
Bank service charges and commissions	1,625	1,757	-7.5%	1,654
Other operating revenues	268	133	101.5%	359
Bank service revenues	5,968	4,611	29.4%	4,175

Securities net gain (loss)	14,223	4,362	226.1%	(1,175)
Trading net gain (loss)	571	1,149	-50.3%	(484)
Derivatives net gain (loss)	(4,061)	(1,997)	103.4%	(3,919)
Securities, derivatives and trading activities	10,733	3,514	205.4%	(5,578)

Leasing revenues (discontinued in June 2000)	—	—	0.0%	65
Gain (loss) on sale of loans	—	104	-100.0%	914
Gain (loss) on sale of premises and equipment	(219)	425	-151.5%	—
Other non-interest income	(219)	529	-141.4%	979

Total non-interest income	$38,980	$31,250	24.7%	$20,383

TABLE 3 - NON-INTEREST EXPENSES SUMMARY:

Fixed compensation	$15,658	$11,531	35.8%	$10,757
Variable compensation	4,905	4,847	1.2%	3,416
Compensation and benefits (1)	20,563	16,378	25.6%	14,173
Stock option cancellation	—	800	-100.0%	1,499
Total compensation and benefits	20,563	17,178	19.7%	15,672

Occupancy and equipment	9,079	7,800	16.4%	7,141
Advertising and business promotion	7,052	6,717	5.0%	4,298
Professional and service fees	6,467	7,125	-9.2%	2,891
Communications	1,671	1,507	10.9%	1,633
Municipal and other general taxes	1,556	1,722	-9.6%	1,951
Insurance, including deposits insurance	736	569	29.3%	474
Printing, postage, stationery and supplies	1,038	791	31.2%	683
Other operating expenses	5,494	5,553	-1.1%	4,485
Other non-interest expenses	33,093	31,784	4.1%	23,556

Total non-interest expenses	$53,656	$48,962	9.6%	$39,228

Relevant ratios and data (1):
Non-interest income to Non-interest expenses ratio	72.65%	63.83%		51.96%
Efficiency ratio	51.35%	57.22%		67.83%
Expense ratio	0.99%	1.04%		1.00%
Compensation and benefits to non-interest expenses (1)	38.3%	33.5%		36.1%
Variable compensation to total compensation (1)	23.9%	29.6%		24.1%
Compensation to total assets (1)	0.68%	0.66%		0.70%
Average compensation per employee (1)	$40.6	$39.3		$40.2
Average number of employees	506	417		353
Bank assets per employee	$6,007	$5,958		$4,750

Work force:
Banking operations	423	359		314
Trust operations	57	24		27
Brokerage and Insurance operations	33	42		48
Total work force	513	425		389

(1) Excludes non-cash stock options cancellation charges.

Selected Financial Data

As of June 30, 2003, 2002 and 2001

(Dollars in thousands)

	2003	2002	Variance %	2001

TABLE 4 - BANK ASSETS COMPOSITION:

Investments:
Mortgage-backed securities	$2,092,939	$1,673,131	25.1%	$1,339,219
U.S. Government and agency obligations	53,813	3,481	1445.9%	36,657
P.R. Government and agency obligations	50,208	52,706	-4.7%	8,481
Other investment securities	11,681	9,765	19.6%	9,288
Short-term investments	1,152	1,032	11.6%	51,074
FHLB stock	22,537	17,320	30.1%	15,272
Total investments	2,232,330	1,757,435	27.0%	1,459,991
Loans:
Loans receivable	724,295	570,449	27.0%	441,865
Allowance for loan losses	(5,031)	(3,039)	65.5%	(2,856)
Loans receivable, net	719,264	567,410	26.8%	439,009
Loans held for sale	9,198	9,360	-1.7%	23,570
Total loans receivable, net	728,462	576,770	26.3%	462,579

Securities and loans sold but not yet delivered	1,894	71,750	-97.4%	14,108

Total securities and loans	2,962,686	2,405,955	23.1%	1,936,678
Other assets	76,782	78,355	-2.0%	97,028
Total assets	$3,039,468	$2,484,310	22.3%	$2,033,706

Investments portfolio composition percentages:
Mortgage-backed securities	93.8%	95.2%		91.7%
U.S. and P.R. Government securities	4.7%	3.2%		3.1%
FHLB stock, short-term investments and other debt securities	1.5%	1.6%		5.2%
	100.0%	100.0%		100.0%

Selected Financial Data

Five-Year Period Ended June 30, 2003

(Dollars in thousands)

TABLE 5 - LOANS RECEIVABLE COMPOSITION:

Five-Year Period Ended June 30, 2003 (Dollars in thousands)	2003	2002	2001	2000	1999

Real estate-mortgage, mainly residential	$670,072	$516,232	$416,062	$384,024	$331,663
Consumer	19,826	22,077	22,717	89,815	122,212
Commercial, mainly real estate	43,553	41,205	25,829	24,117	10,555
Financing leases (1)	42	295	827	106,154	110,297
Total loans receivable	733,493	579,809	465,435	604,110	574,727
Allowance for loan losses	(5,031)	(3,039)	(2,856)	(6,837)	(9,002)
Loans receivable, net	$728,462	$576,770	$462,579	$597,273	$565,725

Loans portfolio composition percentages:
Real estate-mortgage, mainly residential	91%	89%	89%	64%	58%
Consumer	3%	4%	5%	15%	21%
Commercial, mainly real estate	6%	7%	6%	4%	2%
Financing leases	0%	0%	0%	17%	19%
Total loans receivable	100%	100%	100%	100%	100%

(1) Discontinued in June 2000.

Selected Financial Data

As of June 30, 2003, 2002 and 2001

(In thousands)

	June 30, 2003	June 30, 2002	Variance %	June 30, 2001

TABLE 6 - LIABILITIES SUMMARY AND COMPOSITION:

Deposits:
Non-interest bearing deposits	$63,919	$67,142	-4.8%	$46,743
Now accounts	68,389	43,738	56.4%	26,107
Savings accounts	92,206	79,269	16.3%	78,703
Time deposits and IRA accounts	817,895	777,083	5.3%	661,701
	1,042,409	967,232	7.8%	813,254
Accrued interest	1,856	1,618	14.7%	2,284
	1,044,265	968,850	7.8%	815,538
Borrowings:
Repurchase agreements	1,400,598	996,869	40.5%	915,471
FHLB funds	130,000	208,200	-37.6%	105,000
Subordinated capital notes	35,000	35,000	0.0%	—
Term notes	15,000	15,000	0.0%	60,000
	1,580,598	1,255,069	25.9%	1,080,471

Securities purchased but not yet received	152,219	56,195	170.9%	—
Total deposits, borrowings and securities purchased but not yet delivered	2,777,082	2,280,114	21.8%	1,896,009
Other liabilities	60,706	37,767	60.7%	24,207
Total liabilities	$2,837,788	$2,317,881	22.4%	$1,920,216

Deposits portfolio composition percentages:
Non-interest bearing deposits	6.1%	6.9%		5.7%
Now accounts	6.6%	4.5%		3.2%
Savings Deposits	8.8%	8.2%		9.7%
Time deposits and IRA accounts	78.5%	80.4%		81.4%
	100.0%	100.0%		100.0%
Borrowings portfolio composition percentages:
Repurchase agreements	88.6%	79.4%		84.7%
FHLB funds	8.2%	16.6%		9.7%
Subordinated capital notes	2.2%	2.8%		0.0%
Term notes	1.0%	1.2%		5.6%
	100.0%	100.0%		100.0%
Short term borrowings

Amount outstanding at year-end	$1,400,598	$996,869		$915,471
Daily average outstanding balance	$1,158,243	$998,069		$790,498
Maximum outstanding balance at any month-end	$1,400,598	$1,148,846		$955,745
Weighted average interest rate:
For the year	2.92%	3.98%		6.08%
At year end	1.12%	1.84%		4.12%

Selected Financial Data

As of June 30, 2003, 2002 and 2001

(In thousands, except shares information)

	June 30, 2003	June 30, 2002	Variance %	June 30, 2001

TABLE 7 - CAPITAL, DIVIDENDS AND STOCK DATA:

Capital data:
Stockholders’ equity	$201,680	$166,429	21.2%	$113,490
Leverage Capital (minimum required - 4.00%)	8.19%	7.80%	5.0%	6.68%
Total Risk-Based Capital (minimum required - 8.00%)	25.00%	22.10%	13.1%	19.96%
Tier 1 Risk-Based capital (minimum required - 4.00%)	24.48%	21.76%	12.5%	19.53%

Stock data:
Outstanding common shares, net of treasury (1)	17,659	17,208	2.6%	17,196
Book value (1)	$9.52	$7.72	23.3%	$4.65
Market Price at end of year (1)	$25.69	$20.29	26.6%	$13.82
Market capitalization	$453,660	$349,116	29.9%	$237,580

Common dividend data:
Cash dividends declared	$9,415	$7,840	20.1%	$7,533
Cash dividends declared per share (1)	$0.54	$0.46	17.9%	$0.44
Payout ratio	19.24%	21.74%	-11.5%	123.86%
Dividend yield as of June 30	2.10%	2.27%	-7.4%	3.18%

(1)         Data adjusted to give retroactive effect to the stock split and stock dividends declared on the Group’s common stock.

The following provides the high and low prices and cash dividend per share of the Group’s stock for each quarter of the last three fiscal years.  Common stock prices and dividend were adjusted to give retroactive effect to the stock split and stock dividends declared on the Group’s common stock.

	Price		Cash Dividend Per share
	High	Low

Fiscal 2003:
June 30, 2003	$26.34	$21.66	$0.1400
March 31, 2003	$21.73	$20.06	$0.1400
December 31, 2002	$20.61	$15.88	$0.1400
September 30, 2002	$20.19	$16.60	$0.1200

Fiscal 2002:
June 30, 2002	$20.29	$16.04	$0.1200
March 31, 2002	$17.40	$13.33	$0.1200
December 31, 2001	$15.13	$13.02	$0.1091
September 30, 2001	$15.89	$12.22	$0.1091

Fiscal 2001:
June 30, 2001	$13.82	$9.38	$0.1091
March 31, 2001	$10.77	$9.27	$0.1091
December 31, 2000	$10.96	$8.00	$0.1091
September 30, 2000	$11.27	$8.55	$0.1091

Selected Financial Data

Five-Year Period Ended June 30, 2003

(Dollars in thousands)

	2003	2002	2001	2000	1999

TABLE 8 - ALLOWANCE FOR LOAN LOSSES SUMMARY:

Beginning balance	$3,039	$2,856	$6,837	$9,002	$5,658
Provision for loan losses	4,190	2,117	2,903	8,150	14,473
Net credit losses — see Table 10	(2,198)	(1,934)	(6,884)	(10,315)	(11,129)
End balance	$5,031	$3,039	$2,856	$6,837	$9,002

TABLE 9 - ALLOWANCE FOR LOAN LOSSES BREAKDOWN:

Consumer	$2,263	$1,494	$1,318	$1,354	$4,186
Commercial	878	285	419	376	461
Financing leases	15	74	303	4,519	4,282
Non-real estate	3,156	1,853	2,040	6,249	8,929
Real estate - mortgage	1,875	1,186	816	588	73
	$5,031	$3,039	$2,856	$6,837	$9,002

(1) Includes loans held for sale.

Allowance composition percentage:
Consumer	45.0%	49.2%	46.1%	19.8%	46.5%
Commercial	17.5%	9.4%	14.7%	5.5%	5.1%
Financing leases	0.2%	2.4%	10.6%	66.1%	47.6%
Non-real estate	62.7%	61.0%	71.4%	91.4%	99.2%
Real estate - mortgage	37.3%	39.0%	28.6%	8.6%	0.8%
	100.0%	100.0%	100.0%	100.0%	100.0%

Allowance coverage ratio at end of year
Applicable to:
Real estate - mortgage	0.28%	0.23%	0.20%	0.15%	0.02%
Consumer	11.4%	6.8%	5.8%	1.5%	3.4%
Commercial	2.0%	0.7%	1.6%	1.6%	4.4%
Financing leases	35.7%	25.1%	36.6%	4.3%	3.9%
Total loans	0.69%	0.52%	0.61%	1.13%	1.57%

Other selected data and ratios:
Recoveries to charge-off’s	29.0%	31.9%	23.8%	23.1%	17.6%
Allowance coverage ratio to:
Non-performing loans	17.4%	15.1%	16.9%	40.5%	46.1%
Non-real estate non-performing loans	217.3%	256.2%	103.4%	82.1%	92.2%

Selected Financial Data

Five-Year Period Ended June 30, 2003

(Dollars in thousands)

	2003	2002	2001	2000	1999

TABLE 10 - NET CREDIT LOSSES STATISTICS:

Real estate
Charge-offs	$(5)	$(30)	$(77)	$(28)	$(2)
Recoveries	—	—	—	—	16
	(5)	(30)	(77)	(28)	14
Consumer
Charge-offs	(1,760)	(1,531)	(2,653)	(7,803)	(6,020)
Recoveries	334	438	1,182	1,606	932
	(1,426)	(1,093)	(1,471)	(6,197)	(5,088)
Commercial
Charge-offs	(24)	—	(222)	(45)	(11)
Recoveries	63	42	58	102	16
	39	42	(164)	57	5
Overdraft, mainly consumer
Charge-offs	(1,168)	(858)	(636)	(608)	(408)
Recoveries	272	128	170	131	314
	(896)	(730)	(466)	(477)	(94)
Leasing
Charge-offs	(138)	(420)	(5,442)	(4,938)	(7,059)
Recoveries	228	297	736	1,268	1,093
	90	(123)	(4,706)	(3,670)	(5,966)
Net credit losses
Total charge-offs	(3,095)	(2,839)	(9,030)	(13,422)	(13,500)
Total recoveries	897	905	2,146	3,107	2,371
	$(2,198)	$(1,934)	$(6,884)	$(10,315)	$(11,129)
Net credit losses (recoveries) to average loans:
Real estate	0.00%	0.01%	0.02%	0.01%	0.00%
Consumer	7.35%	5.07%	7.54%	4.95%	4.05%
Commercial	-0.10%	-0.13%	0.72%	-0.27%	-0.04%
Leasing	-50.85%	22.20%	95.90%	3.86%	4.83%
Total	0.33%	0.35%	1.55%	1.79%	1.94%

Average loans (2):
Real estate	$608,189	$495,631	$401,916	$335,353	$309,909
Consumer	19,404	21,549	19,517	125,199	125,482
Commercial	40,477	31,345	22,926	21,066	13,978
Leasing	177	554	4,907	95,012	123,519
Total	$668,070	$549,079	$444,359	$576,630	$572,888

Selected Financial Data

Five-Year Period Ended June 30, 2003

(Dollars in thousands)

	2003	2002	2001	2000	1999

TABLE 11 - NON-PERFORMING ASSETS:

Non-performing assets:
Non-performing loans
Non-accruing loans	$10,350	$10,196	$6,537	$8,844	$8,892
Accruing loans over 90 days past due	18,532	9,920	10,366	8,031	10,650
Total non-performing loans (see Table 12 below)	28,882	20,116	16,903	16,875	19,542
Foreclosed real estate	536	476	847	398	383
Repossessed autos	—	—	107	552	438
Repossessed equipment	—	—	—	2	46
Total non-performing assets	$29,418	$20,592	$17,857	$17,827	$20,409

Interest which could have recorded in the period if the loans had not been classified as non-accruing loans	$648	$724	$664	$851	$810

Non-performing assets to total assets	0.97%	0.83%	0.88%	0.96%	1.29%

Non-performing loans to:
Total loans	3.94%	3.47%	3.63%	2.79%	3.40%
Total assets	0.95%	0.81%	0.83%	0.91%	1.24%
Total capital	14.32%	12.09%	14.89%	14.32%	16.80%

TABLE 12 - NON-PERFORMING LOANS:

Non-performing loans:
Consumer	$484	$416	$588	$1,544	$942
Financing leases	19	147	640	5,878	7,652
Commercial	1,798	585	1,535	901	1,166
Other	14	38	—	—	—
Non-real estate	2,315	1,186	2,763	8,323	9,760
Real estate, mainly residential	26,567	18,930	14,140	8,552	9,782
Total	$28,882	$20,116	$16,903	$16,875	$19,542

Non-performing loans composition percentages:
Consumer	1.7%	2.1%	3.4%	9.2%	4.8%
Financing leases	0.1%	0.7%	3.8%	34.8%	39.2%
Commercial	6.2%	2.9%	9.1%	5.3%	6.0%
Other	0.0%	0.2%	0.0%	0.0%	0.0%
Non-real estate	8.0%	5.9%	16.3%	49.3%	50.0%
Real estate, mainly residential	92.0%	94.1%	83.7%	50.7%	50.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Selected Financial Data

Fiscal Years Ended June 30, 2003, 2002 and 2001:

(dollars in thousands)

TABLE 13 - SELECTED QUARTERLY FINANCIAL DATA:

	September 30,	December 31,	March 31,	June 30,	YTD
FISCAL 2003
Interest income	$37,714	$37,851	$39,121	$37,060	$151,746
Interest expense	19,548	19,414	19,420	18,894	77,276
Net interest income	18,166	18,437	19,701	18,166	74,470
Provision for loan losses	840	1,100	850	1,400	4,190
Net interest income after provision for loan losses	17,326	17,337	18,851	16,766	70,280
Non-interest income	7,567	8,592	8,622	14,199	38,980
Non-interest expenses	(12,836)	(12,471)	(13,770)	(14,579)	(53,656)
Income before taxes	12,057	13,458	13,703	16,386	55,604
Income tax expense	(483)	(943)	(697)	(2,161)	(4,284)
Net income	11,574	12,515	13,006	14,225	51,320
Less: Dividends on preferred stock	(597)	(597)	(597)	(596)	(2,387)
Net income available to common shareholders	$10,977	$11,918	$12,409	$13,629	$48,933

Per share data (1):
Basic	$0.64	$0.69	$0.71	$0.78	$2.81
Diluted	$0.60	$0.65	$0.67	$0.73	$2.65
Average shares and shares equivalents	18,337	18,430	18,505	18,631	18,487

Selected Financial Ratios:
Return on average assets (ROA)	1.84%	1.87%	1.83%	1.99%	1.88%
Return on average equity (ROE)	31.10%	31.25%	30.45%	32.06%	31.33%
Efficiency ratio	52.47%	48.76%	51.54%	55.22%	51.35%
Expense ratio	1.14%	0.82%	1.03%	0.99%	0.99%
Interest rate spread	3.08%	2.97%	2.93%	2.65%	2.91%

FISCAL 2002:

Interest income	$32,945	$34,829	$36,789	$37,132	$141,695
Interest expense	21,940	20,586	19,824	20,345	82,695
Net interest income	11,005	14,243	16,965	16,787	59,000
Provision for loan losses	642	525	525	425	2,117
Net interest income after provision for loan losses	10,363	13,718	16,440	16,362	56,883
Non-interest income	6,764	8,177	7,394	8,915	31,250
Non-interest expenses	10,479	10,990	12,936	14,557	48,962
Income (loss) before taxes	6,648	10,905	10,898	10,720	39,171
Income tax expense	(39)	(532)	(471)	322	(720)
Net income	6,609	10,373	10,427	11,042	38,451
Less: Dividends on preferred stock	(597)	(597)	(596)	(597)	(2,387)
Net income available to common shareholders	$6,012	$9,776	$9,831	$10,445	$36,064

Per share data (1):
Basic	$0.35	$0.57	$0.57	$0.60	$2.10
Diluted	$0.34	$0.55	$0.55	$0.57	$2.00
Average shares and shares equivalents	17,925	17,881	17,893	18,652	18,003

Selected Financial Ratios:
Return on average assets (ROA)	1.26%	1.85%	1.71%	1.77%	1.67%
Return on average equity (ROE)	26.21%	38.77%	36.06%	35.08%	32.47%
Efficiency ratio	59.29%	52.44%	54.88%	57.44%	57.22%
Expense ratio	1.03%	0.85%	1.26%	1.16%	1.04%
Interest rate spread	2.31%	2.73%	3.08%	2.97%	2.59%

(1) Per share information were adjusted to give retroactive effect to the stock dividends declared on the Group’s common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2003

OVERVIEW OF FINANCIAL PERFORMANCE

Comparison of year ended June 30, 2003 and year ended June 30, 2002:

For the fiscal year ended June 30, 2003, net income was $51.3 million ($2.65 per diluted share), an increase of 33.5% compared with $38.5 million ($2.00 diluted per share) reported in fiscal year 2002. Net income for the quarter ended June 30, 2003, was $14.2 million ($0.73 diluted per share), an increase of 28.8% compared with net income of $11.0 million ($0.57 diluted per share) reported in the quarter ended June 30, 2002.

Oriental maintains an outstanding return on equity (net income to average common equity) and a superior return on assets (net income to average assets) when compared to its peer group. Return on common equity (ROE) and return on assets (ROA) for the fiscal year ended June 30, 2003 were 31.33% and 1.88%, respectively, which represent a decrease of 3.5% in ROE, from 32.47% in fiscal year 2002, and an increase of 12.6% in ROA, from 1.67% in fiscal year 2002.

Favorable interest rate levels during fiscal year 2003 combined with management’s emphasis on secured lending and non-interest income (mostly fees) from operations drove the improvements in the Group’s performance. For the fiscal year ended June 30, 2003, net interest income was $74.5 million, an increase of 26.2% from the $59.0 million recorded for fiscal year 2002 (see Table 1). For the quarter ended June 30, 2003, net interest income increased 8.2% to $18.2 million, compared with $16.8 million recorded in the quarter ended June 30, 2002.

The provision for loan losses for the fiscal year ended June 30, 2003 increased 97.9% to $4.2 million from $2.1 million for fiscal year 2002. The provision for loan losses increased from $425,000 in the fourth quarter of fiscal 2002 to $1.4 million in the fourth quarter of fiscal year 2003. This reflects the required reserve increase as the Group’s loan portfolio keeps its growing pace and for the increases in non-performing loans and net credit losses.

Non-interest income (mostly fee income, see Table 2) also increased for the fiscal year ended June 30, 2003, growing by 24.7% to $40.0 million from $31.3 million a year earlier. The Group’s business expansion strategy and the strong market acceptance of its fee-based financial planning business lines have been key factors for such increase.  Securities net activity income grew by 226.1%. This increase reflects market opportunities that arose and that are consistent with the Group’s investment strategies.

For the fiscal year ended June 30, 2003, mortgage-banking activity revenue was $8.0 million reflecting a decrease of 8.3% when compared with $8.7 million for the previous fiscal year. This decrease is due to management’s strategy of maintaining a larger portion of its production in portfolio instead of selling it on the secondary market, consequently deferring the recognition of the amount of fees derived from the sale of loans. As a result of this strategy, the net loans receivable grew by 26.3% from $576.8 million as of June 30, 2002, to $728.5 million as of June 30, 2003 (see Table 4).

Non-interest expenses for fiscal year 2003 increased 9.6% to $53.7 million, compared to $49.0 million in the previous fiscal year, see Table 3. This increase reflects the Group’s growth and increases in spending related to the expansion and improvement of its sales force, growth in the retail banking platform and continuing investment in back-office personnel, technology and infrastructure supporting risk management processes as well as recent and future growth.

Total Group financial assets (including assets managed by the trust department, the retirement plan administration subsidiary, and broker-dealer subsidiary) increased 13.8% to $5.7 billion as of June 30, 2003, compared to $5.0 billion as of June 30, 2002. Assets managed by the Group’s trust department, the retirement plan administration subsidiary, and broker-dealer subsidiary increased 5.32%, year-to-year, to $2.6 billion from $2.5 billion in fiscal year 2002. This increase is mainly due to the addition of $315 million in assets managed by the recently acquired subsidiary Caribbean Pension Consultants, Inc., a retirement plan administrator located in Boca Raton, Florida. Likewise, the Group’s bank assets reached $3.039 billion as of June 30, 2003, an increase of 22.3%, compared to $2.484 billion as of June 30, 2002. Major contributors to this increase were the investment securities portfolio, which increased by 27.0%, or $474.9 million, along with the loan portfolio, which increased by $151.7 million or 26.3%.

On the liability side, total deposits increased by 7.8% from $968.9 million at June 30, 2002, to $1.044 billion at June 30, 2003, as a result of the Group’s aggressive expansion of its banking business within its overall strategy of positioning itself as a financial planning service provider. Total borrowings increased 25.9% from $1.255 billion at June 30, 2002, to $1.581 billion at June 30, 2003. The increase in borrowed funds was used primarily to fund the Group’ investment and loan portfolio growth.

The Group continued its repurchasing program of common stock, reacquiring 97,000 shares during the fiscal year ended June 30, 2003 at an approximate cost of $2.2 million. Stockholders’ equity as of June 30, 2003 was $201.7 million, increasing 21.2% from $166.4 million as of June 30, 2002. This increase mainly reflects the substantial improvement in net income, net of dividends declared and the net gain in the mark-to-market valuation of investments available-for-sale, which was partially offset by the net loss in the mark-to-market valuation of cash flow hedge derivative instruments.

On October 28, 2002, the Group declared a twenty-five percent (25%) stock split effected in the form of a dividend on outstanding common shares.  Such stock split was effected on January 15, 2003.

Comparison of year ended June 30, 2002 and year ended June 30, 2001:

For the fiscal year ended June 30, 2002, net income increased to $38.5 million ($2.00 diluted per share), a 354.0%, when compared with the $8.5 million ($0.35 diluted per share) reported in fiscal year 2001. A reduction in the cost of funds combined with management’s emphasis on secured lending and non-interest income (mostly fees) from operations drove the improvements in the Group’s performance. For the fiscal year ended June 30, 2002, net interest income was $59.0 million, an increase of 103.0% from the $29.1 million recorded for fiscal year 2001 (see Table 1).

Non-interest income (mostly fee income, see Table 2) also demonstrated an increase for the fiscal year ended June 30, 2002, growing by 53.3% to $31.3 million from $20.4 million a year earlier. Trust, money management, brokerage and investment banking fees grew by 15.3%. This growth reflects the strong market acceptance of our fee-based financial planning business lines. Also, due to favorable market conditions in fiscal 2002, the Group benefited from a net gain of $3.5 million from securities, derivatives and trading activities, as compared to a net loss of $5.6 million in fiscal 2001.

Non-interest expenses for fiscal year 2002 increased 24.8% to $49.0 million, compared to $39.2 million in the previous fiscal year (see Table 3). This increase is attributable to the Group’s strategy to continue to invest in new marketing, technology and human resources that are expected to assure the Group’s long-term growth in financial planning and investment services, mortgage originations, insurance services, consumer and commercial banking and investment banking.

Total group financial assets (including assets managed by the trust department and broker-dealer subsidiary) increased 11.3% to $5.0 billion as of June 30, 2002, compared to $4.5 billion as of June 30, 2001. Assets managed by the Group’s trust department and broker-dealer subsidiary increased 2.2%, year-to-year, to $2.5 billion from $2.4 billion. The small increase is mainly due to the decline of broader markets (stocks, mutual funds) experienced during fiscal year 2002. On the other hand, the Group’s bank assets reached $2.484 billion as of June 30, 2002, an increase of 22.1%, compared to $2.034 billion as of June 30, 2001.

On the liability side, total deposits substantially increased by 18.8% from $815.5 million at June 30, 2001, to $968.9 million at June 30, 2002, as a result of the Group’s aggressive expansion of its banking business within its overall strategy of positioning itself as a financial planning service provider.

The Group continued its repurchasing program of common stock, reacquiring 155,492 shares during the year ended June 30, 2002 for an approximate cost of $3.0 million. Stockholders’ equity as of June 30, 2002 was $166.4 million, increasing 46.7% from $113.5 million as of June 30, 2001. This increase mainly reflects the substantial improvement in net income, net of dividends declared and the net gain in the mark-to-market valuation of investments available-for-sale, which was partially offset by the net loss in the mark-to-market valuation of cash flow hedge derivative instruments.

On January 29, 2002, the Group’s Board of Directors declared a 10% stock dividend on outstanding common shares.  Such dividend was effected on April 15, 2002.

Net Interest Income

Net interest income is affected by the difference between rates earned on the Group’s interest-earning assets and rates paid on its interest-bearing liabilities (interest rate spread) and the relative amounts of its interest-earning assets and interest-bearing liabilities (interest rate margin). As further discussed in the Risk Management section of this report, the Group constantly monitors the composition and repricing of its assets and liabilities to maintain its net interest income at adequate levels. Table 1 shows the major categories of interest-earning assets and interest-bearing liabilities, their respective interest income, expenses, yields and costs, and their impact on net interest income due to changes in volume and rates.

For the fiscal year ended June 30, 2003, net interest income amounted to $74.5 million, up 26.2% from $59.0 million for the fiscal year ended June 30, 2002. This increase was due to a positive volume variance of $7.7 million and a positive rate variance of $7.8 million that also, in part, resulted from the impact of an additional Federal Reserve

Board’s interest rate reduction, which resulted in a lower average cost of funds (3.18% for the fiscal year ended on June 30, 2003 versus 3.95% in the same period of fiscal 2002). The Group continues its hedge strategy to lock its interest spread by increasing the volume of interest rate swaps; see “Interest Rate Risk and Assets/Liability Management”.

The interest rate spread for the fiscal year ended June 30, 2003, rose 32 basis points to 2.91% compared with 2.59% for fiscal 2002. As previously mentioned, this increase was mainly due to a decrease in the average cost of funds. Table 1 shows the major categories of interest-earning assets and interest-bearing liabilities, their respective interest income, expenses, yields and costs, and their impact on net interest income due to changes in volume and rates.

The Group’s interest income for the fiscal year ended June 30, 2003 increased 7.1% from $141.7 million reported in fiscal 2002, to $151.7 million. The increase in interest income resulted from a larger volume of average interest-earning assets ($2.493 billion in fiscal 2003 versus $2.167 billion in fiscal 2002) partially offset by a decline in their yield performance (6.09% in fiscal year 2003 versus 6.54% in fiscal year 2002).

Increase in interest-earning assets was concentrated on the investment portfolio and real estate loans, comprised mostly of residential mortgage loans. The average volume of total investments for the fiscal year ended June 30, 2003 grew 12.8% ($1.825 billion in fiscal 2003 versus $1.617 billion in fiscal 2002) when compared to the same period a year earlier. This increase was concentrated in mortgage-backed securities, which increased 25.1% from $1.673 billion as of June 30, 2002, to $2.093 billion as of June 30, 2003. Likewise, the average volume of real estate loans grew by 22.7% for fiscal 2003 (from $495.6 million in fiscal 2002, to $608.2 million in fiscal 2003), along with an increase in the average volume of commercial loans that grew by 29.1% in fiscal 2003, when compared with the same period in fiscal 2002 ($40.5 million in fiscal 2003 versus $31.3 million in fiscal 2002.) Most of the commercial loans are secured by real estate.

The average yield on interest-earning assets was 6.09%, 45 basis points lower than the 6.54% in fiscal 2002. The yield dilution experienced in fiscal 2003 was caused by the expansion of the Group’s mortgage-backed securities investment portfolio, which carries a lower yield than the loan portfolio but provides less risk and generates a significant amount of tax-exempt income (see “Tax Equivalent Spread” on Table 1).

Interest expense continues to step down for fiscal year 2003 decreasing by 6.6% (to $77.3 million in fiscal 2003, from $82.7 million in fiscal 2002). A lower average cost of funds (3.18% for fiscal 2003 versus 3.95% for fiscal 2002), drove this decrease. Larger volumes of borrowings and deposits, which were necessary to fund the growth of the Group’s investment portfolio, caused an increase in average interest-bearing liabilities. See Table 1 for the impact on interest expense due to changes in volume and rates.

The cost of short-term financing decreased substantially during fiscal 2001 and 2002 and continued to fall over the course of fiscal 2003. The average cost of borrowings for fiscal year 2003 decreased 94 basis points (from 4.03% in fiscal 2002, to 3.09% in fiscal 2003). The largest average reduction was in repurchase agreements, which decreased 106 basis points from 3.98% in fiscal 2002, to 2.92% in fiscal 2003, including hedging costs and fund management fees.

For the fiscal year ended June 30, 2002, net interest income amounted to $59.0 million, up 103.0% from $29.1 million for the fiscal year ended June 30, 2001.This increase was primarily due to a positive rate variance of  $25.0 million that also, in part, resulted from the impact of the Federal Reserve Board’s interest rate drop, which resulted in a lower average cost of funds (3.95% for the fiscal year ended on June 30, 2002 versus 5.65% in the same period of fiscal 2001). At the same time the Group continues its hedge strategy to lock its interest spread by increasing the volume of interest rate swaps; see “Interest Rate Risk and Assets/Liability Management”.

The interest rate spread for the fiscal year ended June 30, 2002, increased 107 basis points to 2.59% compared with 1.52% for fiscal 2001. This increase was mainly due to a decrease in the average cost of funds.

Interest income for the fiscal year ended June 30, 2002 increased 17.7% from $120.3 million reported in fiscal 2001 to $141.7 million in fiscal 2002. This increase in interest income resulted from a larger volume of average interest-earning assets ($2.167 billion in fiscal 2002 versus $1.678 billion in fiscal 2001) partially offset by a decline in their yield performance (6.54% in fiscal year 2002 versus 7.17% in fiscal year 2001).

Most of the increase in interest-earning assets was concentrated on the investment portfolio and on the real estate and commercial loans portfolio. The average volume of total investments for the fiscal year ended June 30, 2002 grew 31.7% ($1.617 billion in fiscal 2002 versus $1.229 billion in fiscal 2001) when compared to the same period a year earlier. This increase was concentrated in mortgage-backed securities as the Group continued converting residential real estate loans sold in the secondary market. On the other hand, the average volume of real estate loans grew by 23.3% for fiscal 2002 (from $401.9 million in fiscal 2001, to $495.6 million in fiscal 2002), while the average volume of commercial loans grew by 36.7% in fiscal 2002, compared with the same period in fiscal 2001 ($31.3 million in fiscal 2002 versus $22.9 million in fiscal 2001.)

Average yield on interest-earning assets for fiscal year 2002 was 6.54%, 63 basis points lower than the 7.17% in fiscal 2001. The yield reduction in fiscal 2002 was in part caused by the expansion of the Group’s investment portfolio, which carries a lower yield than the loan portfolio but provides less risk and generates a significant amount of tax-exempt interest (see “Tax Equivalent Spread” on Table 1).

Interest expense for fiscal 2002 decreased by 9.4% to $82.7 million in fiscal 2002, from $91.3 million in fiscal 2001. A lower average cost of funds (3.95% for fiscal 2002 versus 5.65% for fiscal 2001), drove the decreases. Larger volumes of borrowings and deposits, which were necessary to fund the growth of the Group’s investment portfolio, caused an increase in average interest-bearing liabilities. See Table 1 for the impact on interest expense due to changes in volume and rates.

The cost of short-term financing decreased substantially during fiscal 2001 and also over the course of fiscal 2002. The average cost of borrowings for fiscal year 2002 decreased 203 basis points, (from 6.06% in fiscal 2001, to 4.03% in fiscal 2002). The largest average reduction was in repurchase agreements, which decreased 210 basis points from 6.08% in fiscal 2001, to 3.98% in fiscal 2002, including hedging costs and fund management fees.

Non-Interest Income

As a diversified financial services provider, the Group’s earnings depend not only on the net interest income generated from its banking activities, but also from fees and other non-interest income generated from the wide array of financial services that it offers.  Non-interest income, the second largest source of earnings, is affected by the level of trust assets under management, transactions generated by the gathering of financial assets and investment activities by the broker-dealer subsidiary, the level of mortgage banking activities, and fees generated from loans, deposit accounts and insurance products.

As shown in Table 2, non-interest income for fiscal 2003 increased 24.7%, from $31.3 million to $39.0 million, when compared to fiscal 2002.

Trust, money management, brokerage, insurance and investment banking fees, one of the main components of non-interest income, increased 4.5% to $14.5 million in fiscal 2003, from $13.8 million in fiscal 2002.

Another important component of non-interest income is mortgage-banking activities. Such income decreased 8.3% in fiscal year 2003  (from $8.7 million in fiscal 2002, to $8.0 million in fiscal 2003), in spite of an increase of 17.0% in mortgage loan production (from $305.4 million in fiscal 2002, to $357.0 million in fiscal 2003). This is due to management’s strategy of maintaining a larger portion of its production in portfolio instead of selling it on the secondary market, consequently deferring the recognition of the amount of fees derived from the sale of loans.

Bank service revenues, which consist primarily of fees generated by deposit accounts, electronic banking and customer services, continue experiencing a sustainable increase of 29.4% (to $6.0 million in fiscal 2003, from $4.6 million in fiscal 2002), mainly due to a 49.8% increase in fees on deposit accounts, from $2.7 million for fiscal 2002, to $4.1 million in fiscal 2003. This increase in bank service revenues was mainly driven by new deposits gathered by the Bank, led by the “Amiga” demand deposit account introduced during fiscal year 2002.

Securities, derivatives and trading activities showed a net increase of 205.4% in fiscal 2003 (to a net gain of $10.7 million in fiscal 2003 from a net gain of $3.5 in fiscal 2002), mainly driven by an increase in securities and trading net activities revenues during fiscal 2003 (from $5.5 million net gains in fiscal 2002, to $14.8 million net gains in fiscal 2003).

Securities net activities showed a 226.1% increase from a net gain of $4.4 million in fiscal 2002, to a net gain of $14.2 million in fiscal 2003, while trading net activities revenues showed a decrease of 50.3%, to a net gain of $571,000 in fiscal 2003, compared to a net gain of $1.1 million for fiscal 2002. This decrease in trading net activities revenues is mainly due to a substantial decrease in the average volume of trading portfolio from $41.2 million in fiscal 2002 to an average of $10.3 million in fiscal 2003.

Derivative activities resulted in unrealized losses of $4.1 million for fiscal 2003; while for fiscal 2002 the unrealized loss amounted to $2.0 million, an increase of 103.4%. These fluctuations are related to the mark-to-market of derivative instruments.

Non-interest income for fiscal 2002 increased 53.3% (from $20.4 million to $31.3 million), compared to fiscal 2001.  Trust, money management, brokerage, insurance and investment banking fees, one of the main components of non-interest income, increased 15.3%, to $13.8 million in fiscal 2002, from $12.0 million in fiscal 2001.

The second largest component of non-interest income is mortgage-banking activities. Such income decreased 0.5% in fiscal year 2002 (from $8.8 million in fiscal 2001, to $8.7 million in fiscal 2002), in spite of an extraordinary increase of 68.4% in the mortgage loans production (from $181.4 million in fiscal 2001, to $305.4 million in fiscal 2002). This decrease reflects a lower volume of loans sold due to management’s strategy of keeping a larger portion of its production in portfolio instead of selling it on the secondary market, consequently deferring the recognition of the amount of fees derived from the sale of loans.

Bank service revenues experienced a strong 10.4% increase (to $4.6 million in fiscal 2002, from $4.2 million in fiscal 2001), mainly due to a 25.9% increase in fees on deposit accounts, to $2.7 million in fiscal 2002, from $2.2 million in fiscal 2001, driven mainly by new deposits gathered by the Bank, led by its new “Amiga” demand deposit account.

Securities, derivatives and trading activities showed a net increase of 163.0% for fiscal 2002 (from a net loss of $5.6 in fiscal 2001 to a net gain of $3.5 million in fiscal 2002), mainly driven by an increase in securities and trading net activities revenues during fiscal 2002 (from $1.7 million loss in fiscal 2001, to $5.5 million gain in fiscal 2002).

Securities net activities showed a 471.2% increase to a gain of $4.4 million in fiscal 2002, from a net loss of $1.2 million in fiscal 2001, while trading net activities revenues also showed an improvement of 337.4% or a gain of $1.1 million in fiscal 2002, compared to a loss of $484,000 for fiscal 2001.

Derivative activities resulted in unrealized losses of $2.0 million in fiscal 2002 while in fiscal 2001 the unrealized losses amounted to $3.9 million, a decrease of 49.0%.

Non-Interest Expenses

The Group’s proven expense discipline continues to drive its efficiency ratio to levels below its peer group and the banking industry (in fiscal year 2003 this ratio improved to 51.35% from 57.22% in fiscal 2002) through the consistent generation of revenue at a faster rate than expenses. The Group’s success in controlling operating expenses comes from efficient staffing, a constant focus on process improvement and the outsourcing of certain functions.

For fiscal year 2003 non-interest expenses increased 9.6%, from $49.0 million in fiscal year 2002, to $53.7 million in fiscal year 2003, reflecting the impact of the Group’s expansion strategy.

Employees’ compensation and benefits is the Group’s largest non-interest expense category. In fiscal year ended June 30, 2003, compensation and benefits expenses increased 19.7% to $20.6 million versus $17.2 million in fiscal 2002, reflecting an expansion of the Group’s work force (refer to Table 3 for more selected data regarding employees’ compensation and benefits) and maintaining variable compensation (commissions) at prior fiscal years’ levels despite a higher volume of business. During the first quarter of fiscal 2002, the Group recognized a non-cash expense of $800,000, with a corresponding offsetting charge against additional paid-in capital, related to the cancellation by the Board of Directors of approximately 271,500 of non-vested stock options granted to its directors, officers and employees during calendar years 1999 and 1998.

Occupancy and equipment expenses increased 16.4%, from $7.8 million in fiscal 2002 to $9.1 million in fiscal 2003, as a direct result of the addition of a new branch and the relocation of a second branch to improve our retail banking platform in response to bank products demand.

During fiscal year 2003 the Group continued its aggressive promotional campaign to enhance the market recognition of new and existing products in order to increase our fee-based revenues. As a result, in such fiscal year, advertising and business promotions increased 5.0% to $7.1 million versus $6.7 million in fiscal year 2002.

The rise in communications, insurance, printing, postage, stationery and supply expenses are mainly due to the general growth in the Group’s business activities, products and services offered.

The Group started a new positioning strategy during late fiscal 2001, which included the opening of two new financial centers, the remodeling of existing financial centers and office facilities, more aggressive advertising campaigns, investments in technology, professional fees for consulting engagements related to new services, the outsourcing of certain functions to provide new and better services to our customers and increased variable compensation expenses resulting from increased insurance and mortgage services. As a result, non-interest expenses increased, reflecting the impact of the Group’s expansion strategy, see Table 3. In addition, professional expenses doubled normal trends due to additional charges relating to an evaluation of the Group’s operations by external consultants. For the year ended June 30, 2002, the increase in non-interest expenses was 24.8% to $49.0 million, compared to $39.2 million for fiscal 2001.

Employees’ compensation and benefits for the fiscal year ended June 30, 2002 increased 9.6% to $17.2 million versus $15.7 million for the same period of fiscal 2001, reflecting an expansion of the work force (refer to Table 3 for more selected data regarding employee compensation and benefits), and an increase in variable compensation (commissions) due to higher volume of business and related incentives.

Professional and service fees increased 146.5%, from $2.9 million in fiscal 2001 to $7.1 million in fiscal 2002, as a direct result of the evaluation of the Group’s operations by external consultants, as previously mentioned.

Advertising and business promotions reflect the Group’s emphasis on the development of an aggressive promotional campaign to enhance the market recognition of new and existing products in order to increase its fee-based revenues. In the fiscal year ended June 30, 2002, advertising and business promotions increased 56.3% to $6.7 million versus $4.3 million for 2001.

Provision for Loan Losses

The provision for loan losses increased to $4.2 million in fiscal 2003 from $2.1 million in fiscal 2002.  This increase in the provision for loan losses was mainly due to the growth of the total loan portfolio, the increase in non-performing loans and to the increase experienced in net credit losses to $2.2 million in fiscal 2003, from $1.9 million in fiscal 2002 (but lower than the $6.9 million in fiscal 2001 and the $10.3 million in fiscal 2000). The increase in credit losses is mainly due to $1.4 million of net credit losses in the consumer loan portfolio, a 30.5% increase, when compared to $1.1 million net credit losses in fiscal 2002. Non-performing loans increased 43.6%, from $20.1 million as of June 30, 2002, to $28.9 million as of June 30, 2003. Most of the increase in non-performing loans came from the real estate loan portfolio, which is composed mostly of residential mortgage loans. See Table 12 for the composition of non-performing loans.

During the second quarter of fiscal 2000, the Group re-defined its lending strategy towards lower credit risk loans collateralized by real estate, while de-emphasizing unsecured personal loans and financing leases. Such strategy responded to the level of credit losses being experienced on personal loans and financing leases that significantly reduced the net margin (after credit losses) generated by such portfolio.  Such strategy was further complemented with the sale of approximately $169.0 million of unsecured personal loans and financing leases on July 7, 2000, maintaining only a marginal amount of such loans and leases in its portfolio. After the sale, the Group discontinued its leasing operation.

The positive effect of the above mentioned strategy was reflected in a substantial reduction in consumer loans and financing leases net credit losses in fiscal 2002. Consumer net credit losses declined to $1.1 million in fiscal 2002 from $1.5 million in fiscal 2001 and $6.2 million in fiscal 2000. Additionally, financing leases net credit losses declined to $123,000 in fiscal 2002 from $4.7 million in fiscal 2001 and $3.7 million in fiscal 2000. Financing leases net credit losses after fiscal 2000, relate to a small portion of leases in severe delinquency that were retained by the Group after the sale of such portfolio. As previously mentioned, thereafter the Group discontinued originating financing leases and let the remaining portfolio run-off. The charge-off of such leases took place when all collection efforts were exhausted and the underlying collateral became worthless.

Please refer to the allowance for loan losses and non-performing assets section on Table 8 through Table 12 for a more detailed analysis of the allowances for loan losses, net credit losses and credit quality statistics. Also refer to section “Allowance for Loan Losses and Non-performing Assets”.

Provision (Credit) for Income Taxes

For fiscal 2003, the Group recorded a $4.3 million income tax provision versus $720,000 in fiscal 2002. The current income tax provision is lower than the provision based on the statutory tax rate applicable to the Group, which is 39%, due to interest income earned on certain investments exempt for Puerto Rico income tax purposes, net of the disallowance of related expenses attributable to the exempt income. Exempt interest relates mostly to interest earned on obligations of the United States and Puerto Rico governments and certain mortgage-backed securities, including securities held by the Group’s International Banking Entity. The main reason for the increase of fiscal year 2003 tax expense is the increase in income before income taxes of 42.0% when compared to fiscal 2002 results. In addition, in July 2003, the Group and the Puerto Rico Treasury Department settled an investigation of the Bank’s income tax returns for the years ended June 30, 1997, 1998 and 1999 for $1.8 million.

For fiscal 2002, the Group recorded a $720,000 income tax provision, versus $1.3 million income tax benefit (credit) for 2001. The tax benefit recognized in fiscal 2001 mainly resulted from non-operating activities, primarily losses on securities, trading and derivatives activities. Furthermore, the difference between the tax credit and the maximum statutory tax rate applicable to the Group, which is 39 percent, was also attributable to tax-advantaged interest income earned on certain investments and loans, net of the disallowance of related expenses attributable to the exempt income.

FINANCIAL CONDITION

Group’s Bank Assets

At June 30, 2003, the Group’s total assets amounted to $3.039 billion, an increase of 22.3% when compared to $2.484 billion at June 30, 2002. At the same date, interest-earning assets reached $2.963 billion, up 23.1% versus $2.406 billion at June 30, 2002.

As detailed in Table 4, investments comprise the Group’s largest component of interest-earning assets. It mainly consists of money market investments, mortgage-backed securities, U.S. Treasury notes, U.S. Government agencies bonds, and P.R. Government municipal bonds. See Note 3 to the Consolidated Financial Statements for more information regarding the Group’s portfolio of investments.

As in prior fiscal years, a strong growth in mortgage-backed securities drove the investment portfolio’s expansion, which  increased 25.1% to $2.093 billion (93.8% of the total investment portfolio) from $1.673 billion (95.2% of the total investment portfolio) the year before, as the Group continued its asset liability management strategies of re-balancing its asset mix through sound and lesser-risk asset acquisitions.

At June 30, 2003, investments by the Group which exceed 10% of the consolidated stockholders’ equity are as follows:

Name of Issuer	Investment Category	Carrying Value	Fair Value
		(Dollars in Thousands)

Residential Funding Mortgage Securities I	Available-for-Sale	$23,900	$24,184

The carrying amount of trading and available-for-sale investment securities at June 30, 2003, by contractual maturity (excluding mortgage-backed securities) are shown below:

	Carrying Amount	Weighted Average Yield
	(Dollars in thousands)
US Government and agency obligations:
Due after one year through five years	$53,813	3.49%
	53,813	3.49%
Puerto Rico Government and agency obligations:
Due after one year through five years	9,960	5.89%
Due after five years through ten years	7,178	5.93%
Due after ten years	33,070	5.97%
	50,208	5.95%

Other:
Due after ten years	10,801	8.25%
	10,801	8.25%

Total	115,702	5.90%
Mortgage-backed securities and equity securities	2,093,819	5.02%
Total investment securities	$2,208,641	5.46%

At June 30, 2003, the Group’s loan portfolio, the second largest category of the Group’s interest-earning assets, amounted to $728.5 million, 26.3% higher than the $576.8 million at June 30, 2002. The Group’s loan portfolio is mainly comprised of residential loans, home equity loans, and commercial loans collateralized by real estate. As shown in Table 5, the real estate loan portfolio amounted to $670.1 million or 91% of the loan portfolio as of June 30, 2003, compared to $516.2 million or 89% of the loan portfolio at June 30, 2002, in line with the Group’s lending strategy of concentrating on collateralized loan originations, primarily, residential mortgage loans and personal equity loans with mortgage collateral, as mentioned before.

The second largest component of the Group’s loan portfolio is commercial loans, most of which are collateralized by real estate. At June 30, 2003, the commercial loan portfolio totaled $43.6 million (6.0% of the Group’s loan portfolio), a growth of 5.7% compared to $41.2 million at June 30, 2002. The consumer loan portfolio totaled $19.8 million (3.0% of total loan portfolio at June 30, 2003).

The following table summarizes the remaining contractual maturities of the Group’s total loans, excluding mortgage loans held for sale, divided to reflect cash flows as of June 30, 2003. Contractual maturities do not necessarily reflect the actual term of a loan, including prepayments.

		Maturities
	Balance outstanding at June 30, 2003		After one year to five years		After five years
		One Year or Less	Fixed Interest Rates	Variable Interest Rates	Fixed Interest Rates	Variable Interest Rates

	(In thousands)

Real estate-mortgage, mainly residential	$660,874	$80,541	$279,398	$—	$300,935	$—
Commercial, mainly real estate	43,553	14,440		26,000		3,113
Consumer	19,826	14,104	5,484		238
Financing leases	42	42
Total	$724,295	$109,127	$284,882	$26,000	$301,173	$3,113

At June 30, 2002, the Group’s total assets amounted to $2.484 billion (an increase of 22.2% when compared to $2.034 billion at June 30, 2002). At the same date, interest-earning assets reached $2.406 billion, up 24.2% versus $1.937 billion a year earlier. An increase in mortgage-backed securities drove the investment portfolio expansion. Mortgage-backed securities increased 24.9% to $1.673 billion (95.2% of the total investment portfolio) from $1.339 billion (91.7% of the total investment portfolio) the year before, reflecting the Group strategy of re-balancing its asset mix through sound and lesser risk asset acquisitions.

At June 30, 2002, the Group’s loan portfolio amounted to $576.8 million, 24.5% higher than the $462.6 million at June 30, 2001. Late in the second quarter of fiscal 2001, the Group’s loan originations changed toward collateralized loans, primarily mortgage loans and personal loans with mortgage collateral, while de-emphasizing unsecured personal loans.

Liabilities and Funding Sources

As shown in Table 6, at June 30, 2003, the Group’s total liabilities reached $2.838 billion, 22.4% higher than the $2.318 billion reported a year earlier. Interest-bearing liabilities, the Group’s funding sources, amounted to $2.777 billion at the end of fiscal 2003 versus $2.280 billion the year before, a 21.8% increase. The rise in deposits and repurchase agreements to fund the expansion of the loan and investment portfolios drove this growth.

Borrowings are the Group’s largest interest-bearing liability component. They consist mainly of diversified funding sources through the use of Federal Home Loan Bank of New York (FHLB) advances and borrowings, repurchase agreements, term notes, subordinated capital notes, and unused lines of credit. At June 30, 2003, they amounted to $1.581 billion, 25.9% higher than the $1.255 billion at June 30, 2002. The increase, mainly in repurchase agreements, reflects the funding needed to maintain the Group’s loans and investment portfolios growth as previously mentioned. Repurchase agreements as of June 30, 2003 amounted to $1.401 billion, a 40.5% increase when compared to $996.9 million as of June 30, 2002.

The FHLB system functions as a source of credit for financial institutions that are members of a regional Federal Home Loan Bank.  As a member of the of the FHLB of New York, the Group can obtain advances from the FHLB, secured by the FHLB stock owned by the Group, as well as by certain of the Group’s mortgage loans and investment securities. Table 6 presents the composition of the Group’s other borrowings at the end of the periods analyzed.

At June 30, 2003, deposits, the second largest category of the Group’s interest-bearing liabilities and a cost-effective source of funding, reached $1.044 billion, up 7.8% versus the $968.9 million at June 30, 2002. As in prior fiscal years, most of the growth was in the time deposits and IRA accounts, with an increase of $40.8 million or 5.3%, to $817.9 million as of June 30, 2003, compared to $777.1 million as of June 30, 2002. In addition, an increase of $34.4 million or 18.1%, in core low cost demand and savings deposits contributed to this growth as results of the previous year's advertising campaign to promote these products started to materialize. Table 6 presents the composition of the Group’s deposits at the end of the periods analyzed.

At June 30, 2003, the scheduled maturities of time deposits and IRA accounts of $100,000 or more were as follows:

(In thousands)

3 months or less	$192,629
Over 3 months through 6 months	64,093
Over 6 months through 12 months	38,044
Over 12 months	78,699
Total	$373,465

At June 30, 2002, the Group’s total liabilities reached $2.318 billion, 20.7% higher than the $1.920 billion reported a year earlier. Interest-bearing liabilities amounted to $2.280 billion at the end of fiscal 2002 versus $1.896 billion the year before, a 20.3% increase. At June 30, 2002, borrowings amounted to $1.255 billion, 16.2% higher than the $1.080 billion at June 30, 2001, mainly in repurchase agreements, FHLB funds and the assumption of a subordinated capital note (see Note 8 to the Consolidated Financial Statements).

In the fiscal year ended June 30, 2002, deposits reached $968.9 million, up 18.8% versus the $815.5 million in the fiscal year ended June 30, 2001. Most of the growth was in the time deposits and IRA accounts, with an increase of $115.4 million or 17.4%, to $777.1 million as of June 30, 2002, compared to $661.7 million at June 30, 2001. In addition, an increase of $38.6 million or 25.5%, in core low cost demand and savings deposits contributed to this growth led by the new “Amiga” demand deposit account, which grew by $20.9 million when compared to fiscal 2001.

Stockholders’ Equity

At June 30, 2003, the Group’s total stockholders’ equity was $201.7 million; an increase of 21.2% from the $166.4 million recorded at June 30, 2002, which in turn reflects an increase of 46.6% from the $113.5 million recorded as of June 30, 2001. In addition to earnings from operations (see “Overview of Financial Performance”), this growth reflects an increase in the unrealized gain of investment securities available-for-sale in part offset for the impact of an increase in the unrealized loss of cash flow hedge derivative instruments. For more of the Group’s stockholders’ equity activity, refer to Table 7 and to the Consolidated Statements of Changes in Stockholders’ Equity and of Comprehensive Income included as part of the Consolidated Financial Statements and Note 2 to such financial statements.

During the fiscal year ended June 30, 2003, the Group repurchased 97,000 common shares (155,492 common shares for the fiscal year ended on June 30, 2002) bringing the total to 2,025,363 shares as of June 30, 2003, with a cost of $35.9 million (1,534,191 shares as of June 30, 2002, with a cost of $33.7 million) the number of treasury shares held by the Group.  The Group’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol “OFG”. At June 30, 2003 and 2002, the Group’s market value for its outstanding common stock was $453.7 million ($25.69 per share) and $349.1 million ($20.29 per share), respectively.

During the fiscal year ended June 30, 2003, the Group declared cash dividends on its common stock amounting to $9.4 million or $0.54 per share. Furthermore, on October 28, 2002, the Group’s Board of Directors declared a twenty-five percent stock split effected in the form of a dividend on outstanding common shares on January 15, 2003, in addition to the regular quarterly cash dividend. Therefore, the stock split had the effect of increasing the cash dividend by 25 percent. The dividend yield at June 30, 2003 was 2.10%. For the fiscal year ended June 30, 2002, the Group declared cash dividends, on its common stock amounting to $7.8 million or $0.46 per share. On January 29, 2002, the Group’s Board of Directors declared a 10% stock dividend on outstanding common shares on April 1, 2002, (payable on April 15, 2002), in addition to the regular quarterly cash dividend. The stock dividend had the effect of increasing the total cash dividend by 10 percent. The dividend yield at June 30, 2002 was 2.27%.

The Bank is considered “well-capitalized” under the regulatory framework for prompt corrective action if they meet or exceed a Tier I risk-based capital ratio of 6%, a total risk-based capital ratio of 10% and a leverage capital ratio of 5%. In addition, the Group and the Bank should meet the following minimum capital requirements: a Tier I risk-based capital ratio of 4%, a total risk-based capital ratio of 8% and a leverage capital ratio of 4%. As shown in Table 7 and in Note 2 to the Consolidated Financial Statements, the Group and the Bank comfortably exceed these benchmarks due to the high level of capital and the quality and conservative nature of its assets.

Group’s Financial Assets

The Group’s total financial assets include the Group’s assets and the assets managed by the Group’s trust division, the retirement plans administrator subsidiary and broker-dealer subsidiary. At June 30, 2003, they reached $5.7 billion — up 13.8% from $5.0 billion at June 30, 2002. One of the Group’s financial assets components is the assets owned by the Group, of which about 99% are owned by the Group’s banking subsidiary. In fiscal year 2002 the Group’s total financial assets reached $5.0 billion, up 11.3% from $4.5 billion at June 30, 2001.

Another financial asset component are the assets managed by the Group’s trust division and the retirement plans administrator subsidiary. The Group’s trust division offers various types of IRA products and manages 401(K) and Keogh retirement plans, custodian and corporate trust accounts. As of June 30, 2003, total assets managed by the Group’s trust division amounted to $1.670 billion, 20.8% higher than the $1.382 billion at June 30, 2002, primarily due to the acquisition of Caribbean Pension Consultants, Inc., a retirement plans administrator located in Boca Raton, Florida, which added approximately $325.0 million in trust assets managed. As of June 30, 2002, total assets managed by the Group’s trust division amounted to $1.382 billion, 4.3% lower than the $1.445 billion at June 30, 2001, primarily due to a decline in market value in line with the decline in broader market indexes.

Finally, but not less important, the other financial asset component are the assets gathered by the Group’s broker-dealer subsidiary. The Group’s broker-dealer subsidiary offers a wide array of investment alternatives to its client base, such as fixed and variable annuities, tax-advantaged fixed income securities, mutual funds, stocks and bonds. At June 30, 2003, total assets gathered by the broker-dealer from its customer investment accounts decreased 13.9%, this is, from $1.118 billion as of June 30, 2002, to $962.9 million as of June 30, 2003. This decrease is mainly attributable to the overall market downturn experienced during the last year. At June 30, 2002, total assets gathered by the broker-dealer from its customer investment accounts reached $1.118 billion, up 11.6% from $1.002 billion at the end of fiscal year 2001.

ALLOWANCE FOR LOAN LOSSES AND NON-PERFORMING ASSETS:

The Group maintains an allowance for loan losses at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks.  The Group’s allowance for loan losses policy provides for a detailed quarterly analysis of possible losses. Refer to details of the methodology in this section. Tables 8 through 12 set forth an analysis of activity in the allowance for loan losses and presents selected loan loss statistics. In addition, refer to Table 5 for the composition (“mix”) of the loan portfolio.

At June 30, 2003, the Group’s allowance for loan losses amounted to $5.0 million or 0.69% of total loans versus $3.0 million or 0.52% of total loans at June 30, 2002, $2.9 million or 0.61% of total loans at June 30, 2001, and $6.8 million or 1.13% of total loans at June 30, 2000. The provision for loan losses increased to $4.2 million in fiscal 2003 from $2.1 million in fiscal 2002 and from $2.9 million in fiscal 2001, but declined in comparison with $8.2 million in fiscal 2000.  The allowance increases in fiscal years 2003 and 2002 are directly related to the overall loan portfolio growth and the higher level of non-performing loans, mainly to non-performing secured mortgage loans. Total loans receivable increased 26.5% from $579.8 million at the end of fiscal 2002 to $733.5 million at the end of fiscal year 2003. At the end of fiscal year 2001, total loans receivable amounted to $465.4 million. Non-performing loans increased 43.6%, from $20.1 million at the end of fiscal 2002, to $28.9 million at the end of fiscal 2003. At the end of fiscal year 2001, non-performing loans amounted to $16.9 million.

The allowance declines in 2001 and 2000 were in response to the lower level of net credit losses that decreased to $1.9 million in fiscal 2002, from $6.9 million in fiscal 2001, $10.3 million in fiscal 2000 and $11.1 million in fiscal 1999. The reduction in credit losses reflects the Group’s strategy implemented in fiscal 2000 to re-balance the composition of the Group’s loan portfolio, toward lower credit risk loans, mostly secured by real estate.

As previously discussed, during the second quarter of fiscal 2000, the Group re-defined it lending strategy toward lower credit risk loans collateralized by real estate, while de-emphasizing unsecured personal loans and financing leases. Such strategy responded to the level of credit losses being experienced on financing leases that significantly reduced the net margin (after credit losses) generated by such portfolio.  Such strategy was further complemented with the sale of approximately $169 million of unsecured personal loans and financing leases on July 7, 2000, maintaining only a marginal amount of such loans and leases in its portfolio. After the sale, the Group discontinued its leasing operation.

Also as a result of the strategy mentioned above, the loan portfolio mix and the allowance for loan losses shifted toward the lower credit risk portfolio of real estate loans (mostly residential loans); thus, improving its quality.  In fiscal year 2003 real estate loans grew 29.8% from $516.2 million at the end of fiscal 2002 to $670.1 million at the end of fiscal 2003, while in fiscal year 2002 real estate loans grew 19.4% from $416.1 million at the end of fiscal 2001 to $516.2 million at the end of fiscal 2002.  The portion of the allowance for loan losses related to such loans increased from $816,000 at June 30, 2001 to $1.2 million at June 30, 2002, and to $1.9 million at June 30, 2003. As a result of such growth, as shown in Tables 5 and 9, the percentage of real estate loans to total loans increased from 89% at the end of fiscal years 2001 and 2002, to 91% at the end of fiscal 2003, while the portion of the allowance for loans losses related to such loans increased from 28.6% at the end of fiscal 2001, to 39.0% at the end of fiscal 2002 and to 37.3% at the end of fiscal 2003.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The Group follows a systematic methodology to establish and evaluate the adequacy of the allowance for loan losses.  This methodology consists of several key elements.

Larger commercial loans that exhibit potential or observed credit weaknesses are subject to individual review and grading. Where appropriate, allowances are allocated to individual loans based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Group.

Included in the review of individual loans are those that are impaired. A loan is considered impaired when, based on current information and events, it is probable that the Group will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent. Loans are individually evaluated for impairment, except large groups of small balance, homogeneous loans that are collectively evaluated for impairment and for loans that are recorded at fair value or at the lower of cost or market. The Group measures for impairment all commercial loans over $250,000. The portfolios of mortgages and consumer loans are considered homogeneous and are evaluated collectively for impairment. For the five-year period ended June 30, 2003, the Group determined that no specific impairment allowance was required for those loans evaluated for impairment.

For loans that are not individually graded, the Group uses a methodology that follows a loan credit risk rating process that involves dividing loans into risk categories.  The following are the credit risk categories (established by the FDIC Interagency Policy Statement of 1993) used:

1. Pass - loans considered highly collectible due to their repayment history or current status (to be in this category a loan cannot be more than 90 days past due).

2. Special Mention - loans with potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects of the loan.

3. Substandard - loans inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

4. Doubtful - loans that have all the weaknesses inherent in substandard, with the added characteristic that collection or liquidation in full is highly questionable and improbable.

5. Loss - loans considered uncollectible and of such little value that their continuance as bankable assets is not warranted.

The Group, using an aged-based rating system, applies an overall allowance percentage to each loan portfolio category based on historical credit losses adjusted for current conditions and trends.  This delinquency-based calculation is the starting point for management’s determination of the required level of the allowance for loan losses. Other data considered in this determination includes:

1.                                       Overall historical loss trends; and

2.                                       Other information, including underwriting standards, economic trends and unusual events.

Loan loss ratios and credit risk categories, are updated quarterly and are applied in the context of accounting principles generally accepted in the United States of America (“GAAP”) and the Joint Interagency Guidance on the importance of depository institutions having prudent, conservative, but not excessive loan loss allowances that fall within an acceptable range of estimated losses. While management uses available information in estimating possible loan losses, future changes to the allowance may be necessary based on factors beyond the Group’s control, such as factors affecting general economic conditions.

The Group’s non-performing assets include non-performing loans, foreclosed real estate and other repossessed assets (see Tables 11 and 12). At June 30 2003, the Group’s non-performing assets totaled $29.4 million (0.97% of total assets) versus

$20.6 million (0.83% of total assets) at June 30, 2002. At June 30, 2001, non-performing assets amounted to $17.9 million (0.88% of total assets).  This increase was principally due to a higher level of non-performing loans, which are mostly secured by mortgages.

At June 30, 2003, the allowance for loan losses to non-performing loans coverage ratio was 17.4% (15.1% at June 30, 2002. Excluding the lesser-risk real estate loans, the ratio is much higher, 217.3% (256.2% at June 30, 2002).

Detailed information concerning each of the items that comprise non-performing assets follows:

•                  Real estate loans - are placed in non-accrual status when they become 90 days or more past due, except for well-collateralized residential real estate loans for which recognition of interest is discontinued when other factors indicate that collection of interest or principal is doubtful, and are charged-off based on the specific evaluation of the collateral underlying the loan. At June 30, 2003, the Group’s non-performing real estate loans totaled $26.6 million (92.0% of the Group’s non-performing loans, compared to $18.9 million or 94.1% at June 30, 2002, and to $14.1 million or 83.7% at June 30, 2001).  Non-performing loans in this category are primarily residential mortgage loans. Based on the value of the underlying collateral and the loan-to-value ratios, management considers that no significant losses will be incurred on this portfolio.

•                  Commercial business loans - are placed in non-accrual status when they become 90 days or more past due and are charged-off based on the specific evaluation of the underlying collateral. At June 30, 2003, the Group’s non-performing commercial business loans amounted to $1.8 million (6.2% of the Group’s non-performing loans, compared to $585,000 or 2.9% at June 30, 2002, and $1.5 million or 9.1% at June 30, 2001).  Most of this portfolio is also collateralized by real estate and no significant losses are expected.

•                  Consumer loans - are placed in non-accrual status when they become 90 days past due and charged-off when payments are delinquent 120 days.  At June 30, 2003, the Group’s non-performing consumer loans amounted to $484,000 (1.7% of the Group’s total non-performing loans, compared to $416,000 or 2.1% at June 30, 2002, and  $588,000 or 3.4% at June 30, 2001).

•                  Finance leases - are placed in non-accrual status when they become 90 days past due. At June 30, 2003, the Group’s non-performing financing leases portfolio amounted to $19,000 (0.1% of the Group’s total non-performing loans, compared to $147,000 or 0.7% at June 30, 2002, and $640,000 or 3.8% at June 30, 2001).  The underlying collateral secures these financing leases. As reported, the Group discontinued leasing operations on June 30, 2000.

•                  Foreclosed real estate - is initially recorded at the lower of the related loan balance or fair value at the date of foreclosure. Any excess of the loan balance over the fair market value of the property is charged against the allowance for loan losses.  Subsequently, any excess of the carrying value over the estimated fair market value less selling cost is charged to operations.  Management is actively seeking prospective buyers for these foreclosed real estate properties. Foreclosed real estate balance amounted to $536,000 at June 30, 2003, $476,000 at June 30, 2002 and $847,000 June 30, 2001.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

As disclosed in the notes to the Consolidated Financial Statements, the Group has certain obligations and commitments to make future payments under contracts.  At June 30, 2003, the aggregate contractual obligations and commercial commitments are:

	Payments Due by Period
	Total	Less than 1 year	2-5 years	After 5 years
	(Dollars in thousands)
CONTRACTUAL OBLIGATIONS:

Securities sold under agreements to repurchase	$1,400,598	$1,400,598	$—	$—
Advances from FHLB	130,000	130,000	—	—
Term notes	15,000	—	15,000	—
Subordinated capital notes	35,000	—	—	35,000
Annual rental commitments under noncancelable operating leases	9,804	1,842	5,527	2,435
Total	$1,590,402	$1,532,440	$20,527	$37,435

OTHER COMMERCIAL COMMITMENTS:
Lines of credit	$21,748	$21,748	$—	$—
Commitments to extend credit	5,738	5,738	—	—
Total	$27,486	$27,486	$—	$—

Such commitments will be funded in the normal course of business from the Bank’s principal sources of funds. At June 30, 2003, the Bank had $501.0 million in time deposits and IRA accounts that mature during the following twelve months.  The Bank does not anticipate any difficulty in retaining such deposits.

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

As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation.  Interest rates do not necessary move in the same direction or with the same magnitude as the prices of goods and services since such prices are affected by inflation.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk and Asset/Liability Management

The Group’s interest rate risk and asset/liability management is the responsibility of the Asset and Liability Management Committee (“ALCO”), which reports to the Board of Directors and is composed of members of the Group’s senior management. The principal objective of ALCO is to enhance profitability while maintaining appropriate levels of interest rate and liquidity risks.  ALCO is also involved in formulating economic projections and strategies used by the Group in its planning and budgeting process. It oversees the Group’s sources, uses and pricing of funds.

Interest rate risk can be defined as the exposure of the Group’s operating results or financial position to adverse movements in market interest rates, which mainly occurs when assets and liabilities reprice at different times and at different rates. This difference is commonly referred to as a “maturity mismatch” or “gap”.  The Group employs various techniques to assess the degree of interest rate risk.

The Group is liability sensitive due to its fixed rate and medium to long-term asset composition being funded with shorter-term repricing liabilities. As a result, the Group utilizes various derivative instruments for hedging purposes, such as asset/liability management. These transactions involve both credit and market risk. The notional amounts are amounts on which calculations and payments are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any. The actual risk of loss is the cost of replacing, at market, these contracts in the event of default by the counterparties. The Group controls the credit risk of its derivative financial instrument agreements through credit approvals, limits, monitoring procedures and collateral, when considered necessary.

The Group generally uses interest rate swaps and interest rate options, such as caps and options, in managing its interest rate risk exposure.  The swaps were executed to convert short-term borrowings into fixed rate liabilities for longer periods and provide protection against increases in short-term interest rates. Under these swaps, the Group pays a fixed monthly or quarterly cost and receives a floating monthly or quarterly payment based on LIBOR. Floating rate payments received from the swap counterparties correspond to the floating rate payments made on the short-term borrowings thus resulting in a net fixed rate cost to the Group (cash flow hedging instruments used to hedge a forecasted transaction). Under the caps, the Group pays an up front premium or fee for the right to receive cash flow payments in excess of the predetermined cap rate; thus, effectively capping its interest rate cost for the duration of the agreement.

The Group’s swaps, excluding those used to manage exposure to the stock market, and caps outstanding and their terms at June 30, 2003 and 2002 are set forth in the table below:

	(Dollars in thousands)
	2003	2002
Swaps:
Pay fixed swaps notional amount	$650,000	$500,000
Weighted average pay rate – fixed	3.97%	4.74%
Weighted average receive rate – floating	1.24%	1.84%
Maturity in months	1 to 88	1 to 100
Floating rate as a percent of LIBOR	100%	100%

Caps:
Cap agreements notional amount	$75,000	$200,000
Cap rate	4.50%	4.81%
Current 90 day LIBOR	1.31%	1.86%
Maturity in months	10	21 to 59

The Group offers its customers certificates of deposit with an option tied to the performance of the Standard & Poor’s 500 stock market index. At the end of five years, the depositor will receive a specified percentage of the average increase of the month-end value of the stock index.  If the index decreases, the depositor receives the principal without any interest. The Group uses swap and option agreements with major money center banks and major broker-dealer companies to manage its exposure to changes in those indexes. Under the terms of the option agreements, the Group will receive the average increase in the month-end value of the corresponding index in exchange for a fixed premium. Under the term of the swap agreements, the Group will receive the average increase in the month-end value of the corresponding index in exchange for a quarterly fixed interest cost. The changes in fair value of the options purchased, the swap agreements and the options embedded in the certificates of deposit are recorded in earnings.

Derivatives instruments are generally negotiated over-the-counter (“OTC”) contracts. Negotiated OTC derivatives are generally entered into between two counterparties that negotiate specific agreement terms, including the underlying instrument, amount, exercise price and maturity.

Information pertaining to the notional amounts of the Group’s derivative financial instruments as of June 30, 2003 and 2002 is as follows:

	Notional Amount (In thousands)
Type of Contract:	2003	2002

Cash Flows Hedging Activities - Interest rate swaps used to hedge a forecasted transaction - short-term borrowings	$650,000	$500,000

Derivatives Not Designated as Hedge:
Interest rate swaps used to manage exposure to the stock market on stock indexed deposits	$7,450	$29,200
Purchased options used to manage exposure to the stock market on stock indexed deposits	232,800	196,940
Embedded options on stock indexed deposits	229,574	222,560

Caps	75,000	200,000
	$544,824	$648,700

At June 30, 2003, the contractual maturities of interest rate swaps and caps, and equity indexed options, by fiscal year were as follows:

(In Thousands)
Year Ending June 30,	Cash Flows Hedging Swaps	Caps	Equity Indexed Options and Swaps Purchased	Embedded Options on Stock Indexed Deposits	Total

2004	$200,000	$75,000	$40,750	$35,582	$351,332
2005	50,000	—	51,000	49,117	150,117
2006	250,000	—	54,150	53,678	357,828
2007	—	—	58,490	56,908	115,398
2008	—	—	35,860	34,289	70,149
2011	150,000	—	—	—	150,000
	$650,000	$75,000	$240,250	$229,574	$1,194,824

During fiscal years 2003 and 2002, $4.0 million and $2.0 million, respectively, of losses were charged to earnings and reflected as “Derivatives Activities” in the Consolidated Statements of Income. Unrealized losses of $20.2 million and $12.5 million, respectively, on derivatives designated as cash flow hedges were included in other comprehensive income during the same periods. Ineffectiveness of $17,000 was credited to earnings during fiscal year 2003. No ineffectiveness was charged to earnings during fiscal year 2002.

At June 30, 2003 and 2002, the fair value of derivatives was recognized as either assets or liabilities in the Consolidated Statements of Financial Condition as follows: the fair value of the interest rate swaps used to manage the exposure to the stock market on stock indexed deposits represented a liability of $315,804 and $1.8 million, respectively; the purchased options used to manage the exposure to the stock market on stock indexed deposits represented an asset of $7.4 million and $10.3 million, respectively, recorded in other assets; and the options sold to customers embedded in the certificates of deposit represented a liability of $7.2 million and $10.5 million, respectively, recorded in deposits. The fair value of the interest rate swaps represented a liability of $42.8 million and $22.6 million, respectively, presented in “Accrued expenses and other liabilities”. The caps did not have carrying value as of June 30, 2003, and a fair value of $4.3 million as of June 30, 2002 was presented in other assets.

The adoption of SFAS No. 133 on July 1, 2000, resulted in a transition adjustment recorded as a cumulative effect of a change in accounting principle of $270,000 unrealized loss ($164,000 net of tax effect) charged to earnings and reflected in the Consolidated Statements of Income, and an $875,000 unrealized loss on derivatives ($534,000 net of tax effect) charged to other comprehensive income and reflected in the Consolidated Statements of Changes in Stockholders’ Equity and of Comprehensive Income. The transition adjustment in other comprehensive income also includes an unrealized loss of $26.6 million on securities transferred from held-to-maturity to available-for-sale on July 1, 2000. As part of its interest rate risk management, during fiscal year 2000, the Group closed certain interest rate swap and cap agreements with an aggregate notional value of approximately $390.0 million. This transaction generated gains of approximately $1.7 million, which were amortized as an adjustment to the yield over the remaining original terms of the agreements.

The Group is exposed to a reduction in the level of Net Interest Income (“NII”) in a rising interest rate environment. NII will fluctuate with changes in the levels of interest rate affecting interest-sensitive assets and liabilities. Both hypothetical rate scenarios consider a gradual change of 200 basis points during the twelve-month period. The decreasing rate scenario has a floor of 1%.  This floor causes liabilities (already around 1%) to have little cost reduction, while the assets do have a decrease in yields, causing a small loss in declining rate simulations.  These estimated changes are within the policy guidelines established by the Board of Directors. If (1) the rates in effect at year end remain constant, or increase or decrease on an instantaneous and sustained change of plus or minus 200 basis points, and (2) all scheduled repricing, reinvestments and estimated prepayments, and reissuances are constant, or increase or decrease accordingly; NII will fluctuate as shown on the following table:

Change in Interest rate	Expected NII (1)	Amount Change	Percent Change

June 30,2003:
Base Scenario
Flat	$98,424	$—	0.00%
+ 200 Basis points	$93,731	$(4,693)	-4.77%
- 200 Basis points	$93,284	$(5,140)	-5.22%

June 30,2002:
Base Scenario
Flat	$79,374	$—	0.00%
+ 200 Basis points	$74,089	$(5,285)	-6.66%
- 200 Basis points	$81,353	$1,979	2.49%

(1) The NII figures exclude the effect of the amortization of loan fees.

Liquidity Risk Management

The objective of the Group’s asset/liability management function is to maintain consistent growth in net interest income within the Group’s policy limits. This objective is accomplished through management of the Group’s balance sheet composition, liquidity, and interest rate risk exposure arising from changing economic conditions, interest rates and customer preferences.

The goal of liquidity management is to provide adequate funds to meet changes in loan demand or unexpected deposit withdrawals.  This is accomplished by maintaining liquid assets in the form of investment securities, maintaining sufficient unused borrowing capacity in the national money markets and delivering consistent growth in core deposits.  As of June 30, 2003, the Group had approximately $2.23 billion in investments available to cover liquidity needs. Additional asset-driven liquidity is provided by securitizable loan assets.  These sources, in addition to the Group’s 8.2% average equity capital base, provide a stable funding base.

In addition to core deposit funding, the Group also accesses a variety of other short-term and long-term funding sources. Short-term funding sources mainly include securities sold under agreements to repurchase. Borrowing funding source limits are determined annually by each counter-party and depend on the Bank’s financial condition and delivery of acceptable collateral securities.  The Bank may be required to provide additional collateral based on the fair value of the underlying securities.  The Group also uses the Federal Home Loan Bank (FHLB) as a funding source, issuing notes payable, such as advances, through its FHLB member subsidiary, the Bank.  This funding source requires the Bank to maintain a minimum amount of qualifying collateral with a fair value of at least 110% of the outstanding advances. At June 30, 2003, the Group has an additional borrowing capacity with the FHLB of $213.2 million.

In addition, the Bank utilizes the National Certificate of Deposit (“CD”) Market as a source of cost effective deposit funding in addition to local market deposit inflows. Depositors in this market consist of credit unions, banking institutions, CD brokers and some private corporations or non-profit organizations.  The Bank’s ability to acquire brokered deposits can be restricted if it becomes in the future less than well capitalized.  An adequately-capitalized bank, by regulation, may not accept deposits from brokers unless it applies for and receives a waiver from the FDIC.

As of June 30, 2003, the Bank had lines of credit agreements with other financial institutions permitting the Bank to borrow a maximum aggregate amount of $24.4 million (no borrowings were made during the year ended June 30, 2003 under such lines of credit).  The agreements provide for unsecured advances to be used by the Group on an overnight basis.  Interest rate is negotiated at the time of the transaction.  The credit agreements are renewable annually.

The Group’s liquidity targets are reviewed monthly by the ALCO Committee and are based on the Group’s commitment to make loans and investments and its ability to generate funds.

The Bank’s investment portfolio at June 30, 2003 had an average maturity of 24 months.  However, no assurance can be given that such levels will be maintained in future periods.

As previously discussed, the principal source of funds for the Group are dividends from the Bank. The ability of the Bank to pay dividends is restricted by regulatory authorities (see “Dividend Restrictions” under “Regulation and Supervision”). Primarily, through such dividends the Group meets its cash obligations and pays dividends to its common and preferred stockholders. Management believes that the Group will continue to meet its cash obligations as they become due and pay dividends as they are declared.

Critical Accounting Policies

The consolidated financial statements of the Group are prepared in accordance with GAAP and with general practices within the financial industry.  In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period.   Actual results could differ from those estimates. The Group believes that of its significant accounting policies, the following may involve a higher degree of judgement and complexity.

•                  Allowance for Loan Losses.  The Group assesses the overall risks in its loan portfolio and establishes and maintains a reserve for probable losses thereon.  The allowance for loan losses is maintained at a level sufficient to provide for estimated loan losses based on the evaluation of known and inherent risks in the Group’s loan portfolio.  The Group’s management evaluates the adequacy of the allowance for loan losses on a quarterly basis.  Based on current and expected economic conditions, the expected level on net loan losses and the methodology established to evaluate the adequacy of the allowance for loan losses, management considers that the allowance for loan losses is adequate to absorb probable losses on its loan portfolio.  In determining the allowance, management considers the portfolio risk characteristics, prior loss experience, prevailing and projected economic conditions and loan impairment measurements. Any significant changes in these considerations would have an impact on the allowance for loan losses. See Financial Condition – Allowance for Loan Losses and Non-Performing Assets and Note 1 to the consolidated financial statements – Summary of Significant Accounting Policies for a detailed description of the Group’s estimation process and methodology related to the allowance for loan losses.

•                  Financial Instruments. Certain financial instruments including derivatives, hedged items and investment securities available-for-sale are recorded at fair value and unrealized gains and losses are recorded in other comprehensive income or other gains and losses as appropriate.  Fair values are based on listed market prices, if available.  If listed market prices are not available, fair value is determined based on other relevant factors including price quotations for similar instruments.  Fair value for certain derivative contracts are derived from pricing models that consider current market and contractual prices for the underlying financial instruments as well as time valued and yield curve or volatility factors underlying the positions. See Note 1 to the consolidated financial statements – Summary of Significant Accounting Policies for a detailed description of the Group’s estimation process and methodology related to the financial instruments.

New Accounting Developments

Effective July 1, 2002, the Group adopted the following Statements of Financial Accounting Standards (“SFAS”), which did not have a material effect on the Group’s financial condition or results of operations:

•                  SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, ceased upon adoption of that statement.

•                  SFAS No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs.

•                  SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets to Be Disposed Of”, and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”.

•                  SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections”. SFAS No. 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishments of Debt – an amendment of APB Opinion No. 30”, which required all gains and losses from extinguishments of debt to be aggregated and, if material, classified as extraordinary item, net of related income tax effect. As a result, the criteria in Opinion No. 30 will now be used to classify those gains and losses. SFAS No.145 also amends SFAS No. 13, “Accounting for Leases”, which requires that certain lease modifications that have economic effects similar to sale–leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Amendment to SFAS No. 13 became effective for transactions occurring after May 15, 2002.

Accounting for Costs Associated With Exit or Disposal Activities

In June 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 146, “Accounting for Costs Associated With Exit or Disposal Activities”.  SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity  (including Certain Costs Incurred in a Restructuring).”  This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred.  The provisions of this Statement were effective for exit or disposal activities initiated after December 31, 2002. Implementation of SFAS No. 146 did not have any effect on the Group’s financial condition or results of operations.

Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions, an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9”. Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both SFAS No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”.  In addition, SFAS No. 147 amends SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor-and-borrower-relationship intangible assets and credit cardholders intangible assets. SFAS No. 147 is effective for acquisitions or impairment measurement of above intangibles effected on or after October 1, 2002. SFAS No. 147 did not have a significant effect on the Group’s financial condition or results of operations.

Interpretation No. 45 (“FIN No. 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB interpretation No. 34

In November 2002, the FASB Issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB interpretation No. 34.”  This interpretation elaborates on the disclosures to be made by a guarantor in the financial statements about its obligations under certain guarantees that it has issued.  It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN No. 45 are applicable for guarantees issued or modified after December 31, 2002.  Adoption of the recognition, measurement and disclosure provisions of FIN No. 45 did not have a significant effect on the Group’s financial condition or results of operations.

Accounting for Stock-Based Compensation —Transition and Disclosure, an amendment of FASB Statement No. 123

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation —Transition and Disclosure, an amendment of FASB Statement No. 123”. This Statement amends FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Group has decided to continue using the intrinsic value-based method of accounting for stock-based employee compensation.

Interpretation No. 46 (“FIN No. 46”), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51

In January 2003, the FASB Issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” FIN No. 46 addresses consolidation by business enterprises of variable interest entities. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not issue voting interests (or other interests with similar rights) or (b) the total equity investment at risk is not sufficient to permit the entity to finance its activities. FIN No. 46 requires an enterprise to consolidate a variable interest entity if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. Qualifying Special Purpose Entities are exempt from the consolidation requirements.  The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to variable interest entities created before February 1, 2003 in the first fiscal year or interim period beginning after June 15, 2003.

The Group adopted FIN No. 46 on July 1, 2003. In its current form, FIN No. 46 may require the Group to deconsolidate its investment in the Statutory Trust I in future financial statements. The potential de-consolidation of subsidiary trust of financial holding companies formed in connecting with the issuance of trust preferred securities appears to be an unintended consequence of FIN No. 46. It is currently unknown if, or when, the FASB will address this issue. In July 2003, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary.  The Federal Reserve intends to review the regulatory implications of any accounting treatment changes and, if necessary or warranted, provide further appropriate guidance. There can be no assurance that the Federal Reserve will continue to allow institutions to include trust preferred securities in Tier 1 capital for regulatory capital purposes.

SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Implementation of SFAS No. 149 is not expected to have a significant effect on the Group’s financial condition or results of operations.

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Statement establishes standards for how an issuer classifies and measures in its statement of financial condition certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Implementation of SFAS No. 150 is not expected to have a significant effect on the Group’s financial condition or results of operations.