Form 10-K, Exhibit 13
period 2004-06-30
ORIENTAL FINANCIAL GROUP INC
filed 2004-09-13
CIK 1030469

EXHIBIT 13

ORIENTAL FINANCIAL GROUP INC.
FORM-10K
FINANCIAL DATA INDEX

PAGE
FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-1
Consolidated Statements of Financial Condition as of June 30, 2004 and 2003	F-2
Consolidated Statements of Income for each of the years in the three-year period ended June 30, 2004	F-3
Consolidated Statements of Changes in Stockholders’ Equity and of Comprehensive Income for each of the years in the three-year period ended June 30, 2004	F-4
Consolidated Statements of Cash Flows for each of the years in the three-year period ended June 30, 2004	F-5
Notes to the Consolidated Financial Statements	F-6 to F-36
FINANCIAL REVIEW AND SUPPLEMENTARY INFORMATION
Selected Financial Data	F-37 to F-48
Management’s Discussion and Analysis of Financial Condition and Results of Operations	F-49 to F-62
Quantitative and Qualitative Disclosures About Market Risk	F-62

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Oriental Financial Group Inc.
San Juan, Puerto Rico

We have audited the accompanying consolidated statements of financial condition of Oriental Financial Group Inc. and its subsidiaries (the “Group”) as of June 30, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity, comprehensive income, and cash flows for each of the three years in the period ended June 30, 2004. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Oriental Financial Group Inc. and its subsidiaries as of June 30, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

San Juan, Puerto Rico

September 3, 2004

Stamp No. 2005030

affixed to original.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
JUNE 30, 2004 AND 2003
     (In thousands, except share data)

	June 30,	June 30,
	2004	2003
ASSETS
Cash and due from banks	$9,284	$15,945

Investments:
Money market investments	2,200	787
Time deposits with other banks	5,547	365

Short term investments	7,747	1,152

Trading securities, at fair value with amortized cost of $561 (June 30, 2003 - $998)	574	1,037

Investment securities available-for-sale, at fair value with amortized cost of $1,533,145 (June 30, 2003 - $2,162,480):
Securities pledged that can be repledged	986,165	1,446,385
Other investment securities	541,242	761,219

Total investment securities available-for-sale	1,527,407	2,207,604

Investment securities held-to-maturity, at amortized cost with fair value of $1,275,534
Securities pledged that can be repledged	1,002,041	—
Other investment securities	280,821	—

Total investment securities held-to-maturity	1,282,862	—

Federal Home Loan Bank (FHLB) stock, at cost	28,160	22,537

Total investments	2,846,750	2,232,330

Securities sold but not yet delivered	47,312	1,894

Loans:
Mortgage loans held-for-sale, at lower of cost or market	5,814	9,198
Loans receivable, net of allowance for loan losses of $7,553 (June 30, 2003 - $5,031)	737,642	719,264

Total loans, net	743,456	728,462

Accrued interest receivable	19,127	17,716
Premises and equipment, net	18,552	16,162
Deferred tax asset, net	7,337	3,731
Foreclosed real estate, net	888	536
Other assets	32,989	23,775

Total assets	$3,725,695	$3,040,551

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand deposits	$126,296	$132,328
Savings accounts	88,463	92,210
Certificates of deposit	809,590	819,727

Total deposits	1,024,349	1,044,265

Borrowings:
Securities sold under agreements to repurchase	1,895,865	1,400,598
Advances from FHLB	300,000	130,000
Subordinated capital notes	72,166	36,083
Term notes	15,000	15,000

Total borrowings	2,283,031	1,581,681

Securities purchased but not yet received	89,068	152,219
Accrued expenses and other liabilities	34,580	60,706

Total liabilities	3,431,028	2,838,871

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $1 par value; 5,000,000 shares authorized; $25 liquidation value; 1,340,000 shares of Series A and 1,380,000 shares of Series B issued and outstanding (June 30, 2003 - 1,340,000 shares of Series A)	68,000	33,500
Common stock, $1 par value; 40,000,000 shares authorized; 22,253,084 shares issued (June 30, 2003 - 19,684,343 shares)	22,253	19,684
Additional paid-in capital	125,206	57,236
Legal surplus	27,425	21,099
Retained earnings	101,723	106,358
Treasury stock, at cost, 246,441 shares (June 30, 2003 - 2,025,363 shares)	(4,578)	(35,888)
Accumulated other comprehensive loss, net of tax effect of $4,148 (June 30, 2003 - $1,566)	(45,362)	(309)

Total stockholders’ equity	294,667	201,680

Total liabilities and stockholders’ equity	$3,725,695	$3,040,551

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED JUNE 30, 2004, 2003 AND 2002
     (In thousands, except per share data)

	2004	2003	2002
Interest income:
Loans	$52,130	$51,486	$46,055
Mortgage-backed securities	104,779	96,225	91,899
Investment securities	7,312	3,739	2,683
Short term investments	164	296	1,058

Total interest income	164,385	151,746	141,695

Interest expense:
Deposits	30,012	33,657	33,588
Securities sold under agreements to repurchase	36,018	33,834	39,689
Other borrowed funds	8,158	7,918	8,306
Subordinated capital notes	2,986	1,926	1,112

Total interest expense	77,174	77,335	82,695

Net interest income	87,211	74,411	59,000
Provision for loan losses	4,587	4,190	2,117

Net interest income after provision for loan losses	82,624	70,221	56,883

Non-interest income (losses):
Commissions and fees from broker, insurance and fiduciary activities	17,617	14,472	13,848
Banking service revenues	7,165	5,968	4,611
Net gain (loss) on sale and valuation of:
Mortgage banking activities	7,719	8,026	8,748
Securities available-for-sale	13,414	14,223	4,362
Derivatives activities	11	(4,061)	(1,997)
Trading securities	21	571	1,149
Premises and equipment	—	(219)	425
Loans	—	—	104
Other	87	59	—

Total non-interest income, net	46,034	39,039	31,250

Non-interest expenses:
Compensation and employees’ benefits	24,579	20,563	17,178
Occupancy and equipment	9,639	9,079	7,800
Advertising and business promotion	7,466	7,052	6,673
Professional and service fees	5,631	6,467	7,125
Communication	1,849	1,671	1,507
Loan servicing expenses	1,853	1,775	1,497
Taxes, other than payroll and income taxes	1,754	1,556	1,722
Electronic banking charges	1,679	1,244	1,051
Printing, postage, stationery and supplies	1,121	1,038	791
Insurance, including deposit insurance	791	736	569
Other	3,070	2,475	3,049

Total non-interest expenses	59,432	53,656	48,962

Income before income taxes	69,226	55,604	39,171
Income tax expense	(5,577)	(4,284)	(720)

Net income	63,649	51,320	38,451
Less: Dividends on preferred stock	(4,198)	(2,387)	(2,387)

Net income available to common shareholders	$59,451	$48,933	$36,064

Income per common share:
Basic	$2.92	$2.56	$1.91

Diluted	$2.78	$2.41	$1.82

Average common shares outstanding	20,359	19,136	18,853
Average potential common share-options	989	1,200	950

	21,348	20,336	19,803

Cash dividends per share of common stock	$0.56	$0.49	$0.42

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
YEARS ENDED JUNE 30, 2004, 2003 AND 2002
      (In thousands)

CHANGES IN STOCKHOLDERS’ EQUITY:	2004	2003	2002
Preferred stock:
Balance at beginning of period	$33,500	$33,500	$33,500
Issuance of preferred stock	34,500	—	—

Balance at end of period	68,000	33,500	33,500

Common stock:
Balance at beginning of period	19,684	15,300	13,885
Issuance of common stock	1,955	—	—
Stock options exercised	614	520	166
Stock dividend and stock split effected in the form of a dividend	—	3,864	1,249

Balance at end of period	22,253	19,684	15,300

Additional paid-in capital:
Balance at beginning of period	57,236	52,670	26,004
Issuance of common stock	52,785	—	—
Stock options exercised	5,282	4,566	1,504
Stock options cancelled	—	—	1,054
Stock dividend	14,526	—	24,108
Common stock issuance costs	(3,180)	—	—
Preferred stock issuance costs	(1,443)	—	—

Balance at end of period	125,206	57,236	52,670

Legal surplus:
Balance at beginning of period	21,099	15,997	12,118
Transfer from retained earnings	6,326	5,102	3,879

Balance at end of period	27,425	21,099	15,997

Retained earnings:
Balance at beginning of period	106,358	75,806	76,818
Net income	63,649	51,320	38,451
Cash dividends declared on common stock	(11,425)	(9,415)	(7,840)
Stock dividend and stock split effected in the form of a dividend	(46,335)	(3,864)	(25,357)
Cash dividends declared on preferred stock	(4,198)	(2,387)	(2,387)
Transfer to legal surplus	(6,326)	(5,102)	(3,879)

Balance at end of period	101,723	106,358	75,806

Treasury stock:
Balance at beginning of period	(35,888)	(33,674)	(30,651)
Stock purchased	(499)	(2,214)	(3,023)
Stock dividend	31,809	—	—

Balance at end of period	(4,578)	(35,888)	(33,674)

Accumulated other comprehensive income (loss), net of deferred tax:
Balance at beginning of period	(309)	6,830	(18,184)
Other comprehensive income (loss), net of tax	(45,053)	(7,139)	25,014

Balance at end of period	(45,362)	(309)	6,830

Total stockholders’ equity	$294,667	$201,680	$166,429

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED JUNE 30, 2004, 2003 AND 2002
     (In thousands)

COMPREHENSIVE INCOME	2004	2003	2002
Net income	$63,649	$51,320	$38,451

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available-for-sale arising during the period	$(65,037)	$28,691	$43,406
Realized gains on investment securities available-for-sale included in net income	(13,414)	(14,223)	(4,362)
Unrealized gain (loss) on derivatives designated as cash flows hedges arising during the period	11,134	(36,318)	(28,075)
Realized loss on derivatives designated as cash flow hedges included in net income	17,744	16,141	15,551
Amount reclassified into earnings during the period related to transition adjustment on derivative activities	372	227	751
Income tax effect related to unrealized (gain) loss on securities available-for-sale	4,148	(1,657)	(2,257)

Other comprehensive income (loss) for the period	(45,053)	(7,139)	25,014

Comprehensive income	$18,596	$44,181	$63,465

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2004, 2003 AND 2002
     (In thousands)

	2004	2003	2002
Cash flows from operating activities:
Net income	$63,649	$51,320	$38,451

Adjustments to reconcile net income to net cash used in operating activities:
Amortization of deferred loan origination fees and costs	(2,971)	(2,005)	(1,930)
Amortization of premiums and accretion of discounts on investment securities, net	12,535	7,086	1,870
Depreciation and amortization of premises and equipment	4,970	4,692	4,371
Deferred income tax expense (benefit)	397	76	(1,480)
Cancellation of stock options	—	—	1,054
Provision for:
Loan losses	4,587	4,190	2,117
Foreclosed real estate	—	—	125
Loss (gain) on:
Sale of securities available-for-sale	(13,414)	(14,223)	(4,362)
Mortgage banking activities	(7,719)	(8,026)	(8,748)
Derivatives activities	(11)	4,061	1,997
Sale of premises and equipment	—	219	(425)
Sale of loans	—	—	(104)
Originations of loans held-for-sale	(227,964)	(113,548)	(183,052)
Proceeds from sale of loans held-for-sale	124,813	2,867	65,650
Net decrease (increase) in:
Trading securities	463	8,222	67,501
Accrued interest receivable	(1,411)	(2,018)	948
Other assets	(1,761)	5,627	(115)
Net increase (decrease) in:
Accrued interest on deposits and borrowings	2,628	(384)	(1,498)
Other liabilities	(1,314)	1,218	2,890

Total adjustments	(106,172)	(101,946)	(53,191)

Net cash used in operating activities	(42,523)	(50,626)	(14,740)

Cash flows from investing activities:
Net decrease (increase) in time deposits with other banks	(6,595)	(120)	29,407
Purchases of:
Investment securities available-for-sale	(1,740,118)	(1,912,359)	(949,379)
Investment securities held-to-maturity	(288,959)	—	—
FHLB stock	(5,623)	(6,493)	(4,169)
Net purchases/redemption of equity options	(2,425)	(2,238)	(7,690)
Maturities and redemptions of:
Investment securities available-for-sale	717,742	1,061,919	445,356
Investment securities held-to-maturity	34,709	—	—
FHLB stock	—	1,166	2,121
Proceeds from sales of investment securities available-for-sale	610,566	681,234	272,012
Loan production:
Origination and purchase of loans, excluding loans held-for-sale	(199,262)	(324,980)	(269,774)
Principal repayment of loans	180,138	168,343	144,762
Capital expenditures	(7,360)	(2,866)	(6,472)
Proceeds from sale of:
Premises and equipment	—	—	679
Other real estate owned	885	—	607
Other	(1,083)	(1,592)	—

Net cash used in investing activities	(707,385)	(337,986)	(342,540)

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	(25,468)	78,391	174,499
Securities sold under agreements to repurchase	495,267	403,729	81,398
Proceeds from:
Advances and borrowing from FHLB	734,200	949,700	158,200
Exercise of stock options	5,896	5,086	1,670
Repayments of:
Advances and borrowing from FHLB	(564,200)	(1,027,900)	(55,000)
Term notes	—	—	(45,000)
Issuance of subordinated capital notes	35,043	—	35,000
Issuance of common stock, net	51,560	—	—
Issuance of preferred stock, net	33,057	—	—
Common stock purchased	(499)	(2,214)	(3,023)
Dividends paid	(15,014)	(11,395)	(10,039)

Net cash provided by financing activities	749,842	395,397	337,705

Net change in cash and cash equivalents	(66)	6,785	(19,575)
Cash and cash equivalents at beginning of year	17,097	10,312	29,887

Cash and cash equivalents at end of year	$17,031	$17,097	$10,312

Cash and cash equivalents include:
Cash and due from banks	$9,284	$15,945	$9,280
Short term investments	7,747	1,152	1,032

	$17,031	$17,097	$10,312

Supplemental Cash Flow Disclosure and Schedule of Noncash Activities:
Interest paid	$74,546	$76,416	$84,117

Income taxes paid	$1,894	$88	$—

Real estate loans securitized into mortgage-backed securities	$100,202	$110,843	$140,464

Investment securities available-for-sale transferred to held-to-maturity	$1,030,436	$—	$—

Accrued dividend payable	$3,081	$2,472	$2,065

Other comprehensive income (loss) for the year	$(45,053)	$(7,139)	$25,014

Securities and loans sold but not yet delivered	$47,312	$1,894	$71,750

Securities purchased but not yet received	$89,068	$152,219	$56,195

Transfer from loans to foreclosed real estate	$1,237	$571	$362

Non-cash portion of sale of premises	$—	$—	$4,795

Stock dividend paid from treasury stock in 2004 and stock split effected in the form of a dividend in 2003 and 2002	$46,335	$3,864	$25,357

See notes to consolidated financial statements.

ORIENTAL FINANCIAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JUNE 30, 2004 AND 2003
AND FOR EACH OF THE THREE YEARS IN THE
PERIOD ENDED JUNE 30, 2004

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Oriental Financial Group Inc. (the “Group” or “Oriental”) conform to accounting principles generally accepted in the United States of America (“GAAP”) and to financial services industry practices. The following is a description of the Group’s most significant accounting policies:

Nature of Operations

Oriental is a financial holding company incorporated under the laws of the Commonwealth of Puerto Rico. It has six subsidiaries, Oriental Bank and Trust (the “Bank”), Oriental Financial Services Corp. (“Oriental Financial Services”), Oriental Insurance, Inc., Caribbean Pension Consultants, Inc., Oriental Financial (PR) Statutory Trust I (the “Statutory Trust I”) and Oriental Financial (PR) Statutory Trust II (the “Statutory Trust II”). Through these subsidiaries, the Group provides a wide range of financial services such as mortgage, commercial and consumer lending, financial planning, insurance sales, money management and investment brokerage services, as well as corporate and individual trust services. Note 17 to the consolidated financial statements present further information about the operations of the Group’s business segments.

The main offices for the Group and its subsidiaries are located in San Juan, Puerto Rico. The Group is subject to examination, regulation and periodic reporting under the Bank Holding Company Act of 1956, as amended, which is administered by the Board of Governors of the Federal Reserve System.

The Bank operates through twenty-three branches located throughout the island and is subject to the supervision, examination and regulation of the Office of the Commissioner of Financial Institutions of Puerto Rico and the Federal Deposit Insurance Corporation (“FDIC”), which insures its deposits through the Savings Association Insurance Fund (SAIF), up to $100,000 per depositor. The Bank has a wholly-owned subsidiary, Oriental Mortgage Corporation (“Oriental Mortgage”), which is currently not in operation, and its only asset is a cash account whose balances as of June 30, 2004 and 2003 are not significant. Oriental Mortgage does not have results of operations for the three year period ended June 30, 2004. The Bank also operates an international banking entity (“IBE”), which is a unit of the Bank, named O.B.T. International Bank, pursuant to the International Banking Center Regulatory Act of Puerto Rico, as amended (the “IBE Act”). In November 2003, the Group organized a new IBE, named Oriental International Bank Inc., as a wholly owned subsidiary of the Bank. The Group transferred as of January 1, 2004 most of the assets and liabilities of O.B.T. International Bank to the new IBE subsidiary. The IBE offers the Bank certain Puerto Rico tax advantages and its services are limited under Puerto Rico law to persons and assets located outside of Puerto Rico.

Oriental Financial Services is subject to the supervision, examination and regulation of the National Association of Securities Dealers, Inc., the Securities and Exchange Commission (“SEC”), and the Office of the Commissioner of Financial Institutions of Puerto Rico. Oriental Insurance is subject to the supervision, examination and regulation of the Office of the Commissioner of Insurance of Puerto Rico.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate mainly to the determination of the allowance for loan losses, and the valuation of derivative and trading activities.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Group and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Significant Group Concentrations of Credit Risk

Most of the Group’s business activities are with customers located in Puerto Rico. Note 3 discusses the types of securities in which the Group invests. Note 5 discusses the types of lending the Group engages in. The Group does not have any significant concentrations with any one industry or customer.

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

The Group evaluates its securities available-for-sale and held-to-maturity for impairment. An impairment charge in the consolidated statements of income is recognized when the decline in the fair value of investments below their cost basis is judged to be other-than-temporary. The Group considers various factors in determining whether it should recognize an impairment charge, including, but not limited to the length of time and extent to which the fair value has been less than its cost basis, and the Group’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value. For debt securities, the Group also considers, among other factors, the investees repayment ability on its bond obligations and its cash and capital generation ability.

Financial Instruments

Derivative Financial Instruments - As part of the Group’s asset and liability management, the Group uses interest-rate contracts, which include interest-rate exchange agreements (mainly swaps and options agreements), to hedge various exposures or to modify interest rate characteristics of various statement of financial condition accounts.

Effective July 1, 2000, the Group adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” (refer to Note 10). These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statements require that all derivative instruments be recognized as assets and liabilities at fair value. If certain conditions are met, the derivative may qualify for hedge accounting treatment and be designated as one of the following types of hedges: (a) hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (“fair value hedge”); (b) a hedge of the exposure to variability of cash flows of a recognized asset, liability or forecasted transaction (“cash flow hedge”) or (c) a hedge of foreign currency exposure (“foreign currency hedge”).

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

Interest recognition is discontinued when loans are 90 days or more in arrears on principal and interest, except for well-collateralized real estate loans for which recognition is discontinued when they become 365 days or more past due and are written down, if necessary, based on the specific evaluation of the collateral underlying the loan. Loans for which the recognition of interest income has been discontinued are designated as non-accruing. Such loans are not reinstated to accrual status until interest is received on a current basis and other factors indicative of doubtful collection cease to exist.

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

Included in the review of individual loans are those that are impaired, as provided in SFAS No. 114, Accounting by creditors for Impairment of a Loan. A loan is considered impaired when, based on current information and events, it is probable that the Group will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent. Loans are individually evaluated for impairment, except large groups of small balance, homogeneous loans that are collectively evaluated for impairment and for loans that are recorded at fair value or at the lower of cost or market. The Group measures for impairment all commercial loans over $250,000. The portfolios of mortgages, and consumer loans, are considered homogeneous and are evaluated collectively for impairment.

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

Long-lived assets and identifiable intangibles related to those assets to be held and used, except for financial instruments, and mortgage and other servicing rights, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no impairment losses in fiscal years 2004, 2003 and 2002.

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

Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

A transfer of financial assets is accounted for as a sale when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Group, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Group does not maintain effective control over the transferred assets through an agreement to repurchase them before maturity. As such, the Group recognizes the financial assets and servicing assets it controls and the liabilities it has incurred. At the same time, it ceases to recognize financial assets when control has been surrendered and liabilities when they are extinguished.

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

Stock Option Plans

At June 30, 2004, the Group had four stock-based employee compensation plans, which are described more fully in Note 2. The Group accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted during the three-year period ended June 30, 2004 under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Group had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation:

	Year Ended June 30,
	2004	2003	2002
(In thousands, except for per share data)
Net income, as reported	$63,649	$51,320	$38,451
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	1,394	1,417	2,368

Pro forma net income	$62,255	$49,903	$36,083

Earning per share:
Basic — as reported	$2.92	$2.56	$1.91

Basic — pro forma	$2.85	$2.48	$1.79

Diluted — as reported	$2.78	$2.41	$1.82

Diluted — pro forma	$2.72	$2.34	$1.70

The fair value of each option granted in fiscal years 2004, 2003 and 2002 was $7.52, $5.00 and $4.30 per option, respectively, as adjusted for the stock split. The fair value of each option granted in fiscal years 2004, 2003 and 2002 was estimated at the date of the grant using the Black-Scholes option pricing model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no restrictions and are fully transferable and negotiable in a free trading market. Black-Scholes does not consider the employment, transfer or vesting restrictions that are inherent in the Group’s employee options. Use of an option valuation model, as required by GAAP, includes highly subjective assumptions based on long-term predictions, including the expected stock price volatility and average life of each option grant. Because the Group’s employee options have characteristics significantly different from those of freely traded options, and because changes in the subjective input assumptions can materially affect the Group’s estimate of the fair value of those options, in the Group’s opinion, the existing valuation models, including Black-Scholes, are not reliable single measures. The use of other option pricing models may result in different fair values of the Group’s employee options.

The following assumptions were used in estimating the fair value of the options granted, after giving retroactive effect to the 25% stock split:

(1)	The expected option term is 7 years.

(2)	The expected weighted average volatility was 33% for options granted in fiscal 2004 (2003 — 32%, 2002 — 32%).

(3)	The expected weighted average dividend yield was 2.25% for options granted in fiscal 2004 (2003 — 2.61%, 2002 — 3.11%).

(4)	The weighted average risk-free interest rate was 3.77% for options granted in fiscal 2004 (2003 — 3.71%, 2002 — 5.09%).

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

New Accounting Pronouncements

Interpretation No. 46 (“FIN No. 46”), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51

In January 2003, the Financial Accounting Standards Board (“FASB”) Issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” FIN No. 46 addresses consolidation by business enterprises of variable interest entities. FIN No. 46 requires an enterprise to consolidate a variable interest entity if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not issue voting interests (or other interests with similar rights) or (b) the total equity investment at risk is not sufficient to permit the entity to finance its activities. Qualifying Special Purpose Entities are exempt from the consolidation requirements.

The Group adopted FIN No. 46 in the second quarter of fiscal 2004. FIN No. 46 requires the Group to deconsolidate its investments in the Statutory Trust I and the Statutory Trust II, which were presented on a consolidated basis in previous financial statements. As a result of the adoption of FIN No. 46, the subordinated deferrable interest debentures issued by the Group are accounted for as a liability denominated as subordinated capital notes on the consolidated statements of financial condition. Interest on these subordinated capital notes and the amortization of related issuance costs are accounted for as interest expense on an accrual basis. FIN No. 46 was adopted by restating previously issued financial statements which resulted in increasing total assets and total liabilities by $1.1 million as of June 30, 2003, and did not have any effect on the Group’s net income for any period.

The trust redeemable preferred securities are treated as Tier-1 capital for regulatory purposes. In July 2003, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve Board intends to review the regulatory implications of any accounting treatment changes and, if necessary or warranted, provide further appropriate guidance.

SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Implementation of SFAS No. 149 did not have a significant effect on the Group’s financial condition or results of operations.

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Statement establishes standards for how an issuer classifies and measures in its statement of financial condition certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Implementation of SFAS No. 150 did not have a significant effect on the Group’s financial condition or results of operations.

SOP No. 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer

In November 2003, the Accounting Standards Executive Committee issued the Statement of Position (SOP) No. 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” This statement addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. This SOP does not apply to loans originated by the entity. This SOP prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. Management believes that the adoption of this statement will not have a material effect on the Group’s consolidated financial statements.

EITF 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments

In March 2004, the Emerging Issues Task Force reached a consensus on Issue 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“Issue 03-1”). The Task Force reached a consensus on an other-than-temporary impairment model for debt and equity securities accounted for under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities” and cost method investments. The basic model developed by the Task Force in evaluating whether an investment within the scope of Issue 03-1 is other-than-temporary impaired must be applied on a security-by-security basis as follows: Step 1: Determine whether an investment is impaired. An investment is considered impaired if its fair value is less than its cost. Step 2: Evaluate whether an impairment is other-than-temporary. For equity securities and debt securities that can contractually be prepaid or otherwise settled in such a way that the investor would not recover substantially all of its cost, an impairment is presumed to be other-than-temporary unless: the investor has the ability and intent to hold the investment for a reasonable period of time sufficient for a forecasted market price recovery of the investment, and evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. For other debt securities, an impairment is deemed other-than-temporary if: the investor does not have the ability and intent to hold the investment until a forecasted market price recovery (may mean until maturity), or it is probable that the investor will be unable to collect all amounts due according to the contractual terms of the debt security. Step 3: If the impairment is other-than-temporary, recognize in earnings an impairment loss equal to the difference between the investment’s cost and its fair value. The fair value of the investment then becomes the new cost basis of the investment and cannot be adjusted for subsequent recoveries in fair value, unless required by other authoritative literature.

EITF 03-1 is effective prospectively for all relevant current and future investments in reporting periods beginning after June 15, 2004. The implementation of EITF 03-1 is not expected to have a significant effect on the Group’s financial condition.

SAB 105, Application of Accounting Principles to Loan Commitments

On March 9, 2004, the SEC issued Staff Accounting Bulletin 105, “Application of Accounting Principles to Loan Commitments,” (SAB 105) to inform registrants of the Staff’s view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The adoption of SAB 105 did not have an impact on the Group’s financial condition or results of operations.

Reclassifications

Certain reclassifications have been made to prior years’ financial statements to conform with the current year presentation.

2. STOCKHOLDERS’ EQUITY

Common Stock

On February 12, 2004, the Group filed a registration statement with the SEC for an offering of 2,565,000 shares of common stock. The registration statement was amended on February 27, 2004. The offering consisted of 1,700,000 shares offered by the Group, and an aggregate of 865,000 shares offered by three stockholders of the Group. The offering also included an additional 384,750 shares subject to over-allotment options granted by the Group and the selling stockholders to the underwriters. The registration statement, as amended, was declared effective by the SEC on March 3, 2004.

On March 20, 2004, the underwriters exercised their options to purchase from the Group and the selling stockholders an aggregate of 384,750 shares of the Group’s common stock to cover over-allotments (255,000 of these shares were purchased from the Group and 129,750 from the three selling stockholders of the Group). Following such exercise, the total offering was for 2,949,750 shares at a public offering price of $28.00 per share, consisting of 1,955,000 shares offered by the Group and an aggregate of 994,750 shares by the three selling stockholders of the Group. Proceeds to the Group from the issuance of common stock were approximately $51,560,000, net of $3,180,000 of issuance costs.

Stock Dividend and Stock Split

On January 29, 2002, the Group declared a ten percent (10%) stock dividend on common stock held by shareholders of record as of April 1, 2002. As a result, 1,249,125 shares of common stock were distributed on April 15, 2002. On October 28, 2002, the Group declared a twenty-five percent (25%) stock split effected in the form of a dividend on common stock held by shareholders of record as of December 30, 2002. As a result, 3,864,800 shares of common stock were distributed on January 15, 2003. Also, on November 20, 2003, the Group declared a ten percent (10%) stock dividend on common stock held by shareholders of record as of December 31, 2003. As a result, 1,798,722 shares of common stock were distributed on January 15, 2004, from the Group’s treasury stock account. For purposes of the computation of income per common share, cash dividend and stock price, the stock dividend and the stock split were retroactively recognized for all periods presented in the accompanying consolidated financial statements.

Treasury Stock

On March 26, 2003, the Group’s Board of Directors announced the authorization of a program for the repurchase of up to $9.0 million of its outstanding shares of common stock. This program superseded the ongoing repurchase program established earlier. The authority granted by the Board of Directors does not require the Group to repurchase any shares. The Group will make such repurchases from time to time in the open market at such times and prices as market conditions shall warrant, and in compliance with the terms of applicable federal and Puerto Rico laws and regulations. The activity of common shares held in treasury by the Group for the years ended June 30, 2004, 2003 and 2002 is set forth below.

	(In thousands)
	2004		2003		2002
		Dollar		Dollar		Dollar
	Shares	Amount	Shares	Amount	Shares	Amount
Beginning of year	2,025	$35,888	1,534	$33,674	1,379	$30,651
Common shares repurchased	20	499	97	2,214	155	3,023
Stock split	—	—	394	—	—	—
Stock dividend	(1,799)	(31,809)	—	—	—	—

End of year	246	$4,578	2,025	$35,888	1,534	$33,674

Stock Option Plan

The Group has four stock options plans. These plans offer key officers, directors and employees an opportunity to purchase shares of the Group’s common stock. The Group follows the intrinsic value-based method of accounting for measuring compensation expense, if any. Compensation expense is generally recognized for any excess of the quoted market price of the Group’s stock at measurement date over the amount an employee must pay to acquire the stock.

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

The activity in outstanding options for the years ended June 30, 2004, 2003 and 2002, is set forth below:

	2004		2003		2002
		Weighted		Weighted		Weighted
	Number	Average	Number	Average	Number	Average
	Of	Exercise	Of	Exercise	Of	Exercise
	Options	Price	Options	Price	Options	Price
Beginning of year	1,876,044	$11.42	2,132,630	$13.40	1,980,323	$14.16
Transactions before stock dividend:
Options granted	115,266	23.92	25,000	18.95	96,500	18.05
Options exercised	(344,237)	8.89	(158,570)	8.81	(123,768)	9.57
Options forfeited	(40,704)	12.93	(74,479)	8.97	(37,331)	14.06
Options cancelled	—	—	—	—	(271,500)	24.04

	1,606,369	12.78	1,924,581	14.02	1,644,224	13.10
Stock dividend effect	160,637	11.62	481,145	11.22	164,422	11.91
Transactions after stock dividend:
Options granted	77,500	26.71	15,000	20.24	375,000	20.21
Options exercised	(269,701)	10.52	(361,381)	9.24	(42,670)	11.38
Options forfeited	(52,668)	12.53	(183,301)	10.65	(8,346)	12.78

End of year	1,522,137	$12.55	1,876,044	$11.42	2,132,630	$13.40

The following table summarizes the range of exercise prices and the weighted average remaining contractual life of the options outstanding at June 30, 2004:

	Outstanding			Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
	Number of	Exercise	Contract Life	Number of	Exercise
Range of Exercise Prices	Options	Price	(Years)	Options	Price
$5.94 to $8.91	705,470	$8.17	5.8	66,447	$7.72
8.92 to 11.88	99,913	11.25	3.6	86,301	11.16
11.89 to 14.85	467,516	14.27	7.7	80,633	14.35
14.86 to 17.82	35,063	16.52	7.9	1,718	15.39
17.83 to 20.79	20,625	18.33	8.7	—	—
20.80 to 23.76	116,050	21.75	9.1	—	—
23.77 to 26.73	64,500	26.12	9.6	—	—
26.74 to 29.70	13,000	29.64	9.7	—	—

	1,522,137	$12.55	6.8	235,099	$11.31

Earnings per Common Share

The calculation of earnings per common share for the fiscal years ended June 30, 2004, 2003 and 2002 follows:

	June 30,
(In thousands, except per share data)	2004	2003	2002
Net income	$63,649	$51,320	$38,451
Less: Preferred stock dividend	(4,198)	(2,387)	(2,387)

Net income available to common stockholders	$59,451	$48,933	$36,064

Weighted average common shares and share equivalents:
Average common shares outstanding	20,359	19,136	18,853
Common stock equivalents – options	989	1,200	950

Total	21,348	20,336	19,803

Earnings per common share – basic	$2.92	$2.56	$1.91

Earnings per common share – diluted	$2.78	$2.41	$1.82

For the years ended June 30, 2004 and 2002, stock options without a dilutive effect on earnings per share not included in the calculation amounted to 31,560 and 396,000, respectively. For the year ended June 30, 2003, all stock options outstanding had a dilutive effect on earnings per share.

Legal Surplus

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of the Bank’s net income for the year be transferred to a reserve fund until such fund (legal surplus) equals the total of paid in capital on common and preferred stock. At June 30, 2004, legal surplus amounted to $27,425,000 (2003 — $21,099,000). The amount transferred to the legal surplus account is not available for payment of dividends to shareholders. In addition, the Federal Reserve Board has issued a policy statement that bank holding companies should generally pay dividends only from operating earnings of the current and preceding two years.

Preferred Stock

On May 28, 1999, the Group issued 1,340,000 shares of 7.125% Non-cumulative Monthly Income Preferred Stock, Series A, at $25 per share. The Series A Preferred Stock has the following characteristics: (1) annual dividends of $1.78 per share, payable monthly, if declared by the Board of Directors; missed dividends are not cumulative, (2) redeemable at the Group’s option beginning on May 30, 2004, (3) no mandatory redemption or stated maturity date and (4) liquidation value of $25 per share.

On September 30, 2003, the Group issued 1,380,000 shares of 7.0% Non-cumulative Monthly Income Preferred Stock, Series B, at $25 per share. Proceeds from issuance of the Series B Preferred Stock, were approximately $33,057,000, net of $1,443,000 of issuance costs. The Series B Preferred Stock has the following characteristics: (1) annual dividends of $1.75 per share, payable monthly, if declared by the Board of Directors; missed dividends are not cumulative, (2) redeemable at the Group’s option beginning on October 31, 2008, (3) no mandatory redemption or stated maturity date, and (4) liquidation value of $25 per share.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss), net of income tax, as of June 30 consisted of:

	(In thousands)
	2004	2003
Unrealized loss on derivatives designated as cash flow hedges	$(12,527)	$(41,778)
Unrealized gain (loss) on securities available-for-sale	(32,835)	41,469

Total	$(45,362)	$(309)

Minimum Regulatory Capital Requirements

The Group (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Group’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Group and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Group and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). As of June 30, 2004 and 2003, the Group and the Bank met all capital adequacy requirements to which they are subject.

As of June 30, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that have changed the Bank’s category. The Group’s and the Bank’s actual capital amounts and ratios as of June 30, were as follows:

					Minimum To Be
					Well Capitalized
					Under Prompt
			Minimum Capital		Corrective Action
	Actual		Requirement		Provisions
	(Dollars in thousands)
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Group Ratios
As of June 30, 2004
Total Capital to Risk-Weighted Assets	$415,560	38.69%	$85,932	8.00%	N/A	N/A
Tier I Risk-Based Capital to Risk-Weighted Assets	$408,007	37.98%	$42,966	4.00%	N/A	N/A
Tier I Capital to Average Assets	$408,007	11.24%	$145,209	4.00%	N/A	N/A
As of June 30, 2003
Total Capital to Risk-Weighted Assets	$240,010	25.00%	$76,800	8.00%	N/A	N/A
Tier I Risk-Based Capital to Risk-Weighted Assets	$234,979	24.48%	$38,400	4.00%	N/A	N/A
Tier I Capital to Average Assets	$234,979	8.19%	$114,720	4.00%	N/A	N/A
Bank Ratios
As of June 30, 2004
Total Capital to Risk-Weighted Assets	$234,118	23.74%	$78,891	8.00%	$86,670	10.00%
Tier I Risk-Based Capital to Risk-Weighted Assets	$226,565	22.98%	$39,445	4.00%	$52,002	6.00%
Tier I Capital to Average Assets	$226,565	6.50%	$139,349	4.00%	$144,574	5.00%
As of June 30, 2003
Total Capital to Risk-Weighted Assets	$191,340	22.08%	$69,336	8.00%	$86,670	10.00%
Tier I Risk-Based to Risk-Weighted Assets	$186,309	21.50%	$34,668	4.00%	$52,002	6.00%
Tier I Capital to Average Assets	$186,309	6.44%	$115,659	4.00%	$144,574	5.00%

The Group’s ability to pay dividends to its stockholders and other activities can be restricted if its capital falls below levels established by the Federal Reserve Board’s guidelines. In addition, any bank holding company whose capital falls below levels specified in the guidelines can be required to implement a plan to increase capital.

On July 2, 2003, the Federal Reserve Board issued a supervisory letter SR 03-13 instructing bank holding companies to continue to include trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve Board intends to review the regulatory implications of any accounting treatment changes and, if necessary or warranted, provide further appropriate guidance.

3. INVESTMENTS

Investment Securities

The amortized cost, gross unrealized gains and losses, fair value, and average weighted yield of the securities owned by the Group at June 30, 2004 and 2003, were as follows:

	June 30, 2004 (In thousands)
		Gross	Gross		Weighted
	Amortized	Unrealized	Unrealized	Fair	Average
	Cost	Gains	Losses	Value	Yield
Available-for-sale
US Treasury securities	$208,485	$406	$1,914	$206,977	3.43%
Puerto Rico Government and agency obligations	51,990	1,418	197	53,211	5.79%
Other debt securities	19,350	1,286	—	20,636	6.83%

Total investment securities	279,825	3,110	2,111	280,824

FNMA and FHLMC certificates	936,710	3,330	6,736	933,304	4.39%
GNMA certificates	88,409	247	2,059	86,597	3.82%
Collateralized mortgage obligations (CMOs)	228,201	976	2,495	226,682	5.09%

Total mortgage-backed-securities	1,253,320	4,553	11,290	1,246,583

Total securities available-for-sale	$1,533,145	$7,663	$13,401	$1,527,407	4.39%

Held-to-maturity
Puerto Rico Government and agency obligations	62,097	—	1,437	60,660	5.33%

Total investment securities	62,097	—	1,437	60,660

FNMA and FHLMC certificates	897,119	725	5,406	892,438	5.07%
GNMA certificates	323,646	483	1,693	322,436	5.10%

Total mortgage-backed-securities	1,220,765	1,208	7,099	1,214,874

Total securities held-to-maturity	1,282,862	1,208	8,536	1,275,534	5.09%

Total	$2,816,007	$8,871	$21,937	$2,802,941	4.74%

	June 30, 2003 (In thousands)
		Gross	Gross		Weighted
	Amortized	Unrealized	Unrealized	Fair	Average
	Cost	Gains	Losses	Value	Yield
Available-for-Sale
US Treasury securities	$54,444	$172	$803	$53,813	3.49%
Puerto Rico Government and agency obligations	46,914	3,195	32	50,077	5.95%
Other debt securities	9,368	1,434	—	10,802	9.04%

Total investment securities	110,726	4,801	835	114,692

FNMA and FHLMC certificates	1,638,567	29,061	1,673	1,665,955	4.59%
GNMA certificates	206,013	5,318	110	211,221	4.78%
Collateralized mortgage obligations (CMOs)	207,174	8,876	314	215,736	5.68%

Total mortgage-backed securities	2,051,754	43,255	2,097	2,092,912

Total securities available-for-sale	$2,162,480	$48,056	$2,932	$2,207,604	4.73%

The next table shows the amortized cost and fair value of the Group’s investment securities at June 30, 2004, by contractual maturity. Maturities for mortgage-backed securities are based upon contractual terms assuming no prepayments. Expected maturities of investment securities might differ from contractual maturities because they may be subject to prepayments and/or call options.

	(In thousands)

	Available-for-sale		Held-to-maturity

	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value

Investment Securities
Due within one year	$4,706	$4,722	$—	$—
Due after 1 to 5 years	214,556	214,199	—	—
Due after 5 to 10 years	16,775	16,222	—	—
Due after 10 years	43,788	45,681	62,097	60,660

	279,825	280,824	62,097	60,660

Mortgage-backed securities
Due after 1 to 5 years	400	426	—	—
Due after 5 to 10 years	15,733	15,912	—	—
Due after 10 years	1,237,187	1,230,245	1,220,765	1,214,874

	1,253,320	1,246,583	1,220,765	1,214,874

	1,533,145	$1,527,407	$1,282,862	$1,275,534

Proceeds from the sale of investment securities available-for-sale, including those sold but not yet collected, during fiscal 2004 totaled $797,925,000 (2003 - $611,378,000; 2002 — $329,654,000). Gross realized gains and losses on those sales during fiscal 2004 were $17,301,000 and $3,887,000 respectively (2003 - $16,794,000 and $2,571,000, respectively; 2002 — $5,480,000 and $1,118,000, respectively).

During the quarters ended September 30, 2003 and March 31, 2004, the Group’s management reclassified, at fair value, $856,037,000 and $174,399,000, respectively, of its available-for-sale investment portfolio to the held-to-maturity investment category as management now intends to hold these securities to maturity. The unrealized loss on those securities transferred to held-to-maturity category amounted to $23.6 million at June 30, 2004, and is included as part of the accumulated other comprehensive loss in the consolidated statement of financial condition. This unrealized loss is amortized over the remaining life of the securities as a yield adjustment.

The following table shows the Group’s gross unrealized losses and fair value of investment securities available-for-sale and held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2004.

Available-for-sale
(In thousands)
	Less than 12 months
	Amortized	Unrealized	Market
	Cost	Loss	Value
US Treasury securities	$75,161	$(1,061)	$74,100
Puerto Rico Government and agency obligations	6,201	(172)	6,029
Mortgage-backed-securities	873,833	(11,290)	862,543

	$955,195	$(12,523)	$942,672

	12 months or more
	Amortized	Unrealized	Market
	Cost	Loss	Value
US Treasury securities	$10,218	$(854)	$9,364
Puerto Rico Government and agency obligations	2,524	(24)	2,500

	$12,742	$(878)	$11,864

	Total
	Amortized	Unrealized	Market
	Cost	Loss	Value
US Treasury securities	$85,379	$(1,915)	$83,464
Puerto Rico Government and agency obligations	8,725	(196)	8,529
Mortgage-backed-securities	873,833	(11,290)	862,543

	$967,937	$(13,401)	$954,536

Held-to-maturity
(In thousands)
	Total - Less than 12 months
	Amortized	Unrealized	Market
	Cost	Loss	Value
Puerto Rico Government and agency obligations	$62,097	$(1,437)	$60,660
Mortgage-backed-securities	503,862	(7,099)	496,763

	$565,959	$(8,536)	$557,423

Securities in an unrealized loss position at June 30, 2004 are mainly composed of mortgage-backed securities issued or backed by U.S. government agencies. The vast majority of them are rated the equivalent of AAA by nationally recognized statistical rating organizations. The investment portfolio is structured primarily with highly liquid securities which posses a large and efficient secondary market. Valuations are performed on a monthly basis using a third party provider and dealer quotes. Management believes that the unrealized losses in the investment portfolio at June 30, 2004 are mainly related to market interest rate fluctuations and not to deterioration in the creditworthiness of the issuer. The Group is a well capitalized financial institution which has the ability to hold the investment securities with unrealized losses until maturity or until the unrealized losses are recovered, and expects to continue its pattern of holding the securities until the forecasted recovery of fair value.

Trading Securities

At June 30, 2004, trading securities owned by the Group totaled $574,000 (2003—$1.037 million). Trading securities at June 30, 2004 were comprised of $538,000 of Puerto Rico government and agency obligations (2003—$131,000), and $36,000 of mortgage-backed securities (2003—$51,000). At June 30, 2004, no equity securities were classified as trading securities (2003—$855,000).

At June 30, 2004 and 2003, the Group’s trading portfolio weighted average yield was 5.81% and 5.22%, respectively.

4. PLEDGED ASSETS

At June 30, 2004, residential mortgage loans amounting to $454,245,000 were pledged to secure advances and borrowings from the FHLB. Investment securities with fair values totaling $1,967,530,000, $181,109,000, $16,727,000 and $16,562,000 at June 30, 2004, were pledged to secure investment securities sold under agreements to repurchase (see Note 9), public fund deposits (see Note 8), term notes (see Note 9) and interest rate swap agreements, respectively. Also, investment securities with fair values totaling $1,765,000 and $379,000 at June 30, 2004, were pledged to the Federal Reserve Bank of New York and to the Puerto Rico Treasury Department (for the Oriental Bank and Trust’s IBE unit), respectively.

5. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans Receivable

The composition of the Group’s loan portfolio at June 30, was as follows:

	(In thousands)
	2004	2003
Loans secured by real estate:
Residential - 1 to 4 family	$586,498	$584,009
Non-residential real estate loans	4,259	3,500
Home equity loans and secured personal loans	65,924	87,016
Commercial	72,018	27,175

	728,699	701,700
Less: deferred loan fees, net	(11,716)	(13,651)

	716,983	1,389,749

Other loans:
Commercial	9,828	15,756
Personal consumer loans and credit lines	18,510	20,530
Financing leases, net of unearned interest	—	42
Less: deferred loan fees, net	(126)	(82)

	28,212	36,246

Loans receivable	745,195	724,295
Allowance for loan losses	(7,553)	(5,031)

Loans receivable	737,642	719,264
Loans held-for-sale (residential 1 to 4 family mortgage loans)	5,814	9,198

Total loans receivable, net	$743,456	$728,462

In fiscal 2004, residential mortgage loans production amounted to $330,395,000 (2003-$357,027,000) and the mortgage loan sales/conversions totalized $228,380,000 (2003-$111,336,000).

At June 30, 2004, residential mortgage loans held-for-sale amounted to $5,814,000 (2003 — $9,198,000). All residential mortgage loans originated and sold during fiscal 2004 were sold based on pre-established commitments or at market values. In fiscal 2004, the Group recognized gains of $7,719,000 (2003 - $6,494,000; 2002 — $7,136,000) in these sales which are presented in the statements of income as part of the mortgage banking activities.

At June 30, 2004, loans on which the accrual of interest has been discontinued amounted to approximately $12,424,000 (2003 — $10,350,000; 2002 — $10,196,000). The gross interest income that would have been recorded in fiscal 2004 if non-accrual loans had performed in accordance with their original terms amounted to approximately $577,000 (2003 — $648,000; 2002 — $724,000).

Allowance for Loan Losses

The changes in the allowance for loan losses for the last three fiscal years ended June 30, were as follows:

	(In thousands)
	2004	2003	2002
Balance at beginning of year	$5,031	$3,039	$2,856
Provision for loan losses	4,587	4,190	2,117
Loans charged-off	(3,207)	(3,095)	(2,839)
Recoveries	1,142	897	905

Balance at end of year	$7,553	$5,031	$3,039

As described in Note 1 under the heading “Loans and Allowance for Loan Losses”, the Group evaluates all loans, some individually and others as homogeneous groups, for purposes of determining impairment. At June 30, 2004, the total investment in impaired commercial loans was $714,912. The impaired commercial loans were measured based on the fair value of collateral. The Group determined an impairment allowance of $107,236 was required for such loans. The average investment in impaired commercial loans for the fiscal year ended June 30, 2004 amounted $2,100,000. At June 30, 2003 there were no impaired loans.

Concentration of Risk

Substantially all loans in the Group are to residents in Puerto Rico; therefore, the loan portfolio is susceptible to events affecting Puerto Rico’s economy. The vast majority of the loans are well-collateralized, thus reducing the risk of potential losses.

6. PREMISES AND EQUIPMENT

Premises and equipment at June 30, are stated at cost less accumulated depreciation and amortization as follows:

	Useful	(In thousands)
	Life
	(Years)	2004	2003
Land	–	$1,112	$1,112
Buildings and improvements	40	5,580	5,536
Leasehold improvements	5–10	7,034	6,914
Furniture and fixtures	3–7	5,006	5,141
EDP and other equipment	3–7	12,154	9,377

		30,886	28,080
Less: accumulated depreciation and amortization		(12,334)	(11,918)

		$18,552	$16,162

Depreciation and amortization of premises and equipment for the year ended June 30, 2004 totaled $4,970,000 (2003- $4,692,000; 2002- $4,371,000). These are included in the statements of income as part of occupancy and equipment expenses.

7. ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS

Accrued interest receivable at June 30, 2004 consists of $6,684,000 from loans (2003 — $7,501,000) and $12,443,000 from investments (2003 — $10,215,000).

Other assets at June 30, include the following:

	(In thousands)
	2004	2003
Investment in equity options	$16,536	$6,787
Deferred charges	4,786	5,110
Prepaid expenses	2,507	2,368
Accounts receivable and other assets, net	4,952	4,106
Investment in Statutory Trusts	2,170	1,083
Goodwill	2,021	2,008
Income tax receivable	17	2,313

	$32,989	$23,775

8. DEPOSITS AND RELATED INTEREST

At June 30, 2004, the weighted average interest rate of the Group’s deposits was 2.87% (2003 — 3.30%) considering non-interest bearing deposits of $44,622,000 (2003 — $63,919,000). Interest expense for the last three fiscal years ended June 30, is set forth below:

	(In thousands)
	2004	2003	2002
Demand Deposits	$818	$1,054	$1,511
Savings deposits	1,081	1,319	1,850
Certificates of deposit	28,113	31,284	30,227

	$30,012	$33,657	$33,588

At June 30, 2004, time deposits in denominations of $100,000 or higher amounted to $359,423,000 (2003 — $329,163,000) including: (i) brokered certificates of deposit of $123,124,000 (2003 — $62,683,000) at a weighted average rate of 1.05%, (2003- 2.22%); and (ii) public fund deposits from various local government agencies of $120,911,000 (2003 — $185,015,000) at a weighted average rate of 1.22% (2002 – 1.31%), which were collateralized with investment securities with fair value of $181,109,000 (2003 — $206,637,000).

Scheduled maturities of certificates of deposits at June 30, 2004 are as follows:

(In thousands)
Within one year:
Three (3) months or less	$250,360
Over 3 months through 1 year	302,659

553,019
Over 1 through 2 years	104,158
Over 2 through 3 years	84,435
Over 3 through 4 years	37,434
Over 4 through 5 years	28,963
Over 5 years	1,581

$809,590

9. BORROWINGS

Securities Sold under Agreements to Repurchase

At June 30, 2004, securities underlying agreements to repurchase were delivered to, and are being held by, the counterparties with whom the repurchase agreements were transacted. The counterparties have agreed to resell to the Group the same or similar securities at the maturity of the agreements. Securities sold under agreements to repurchase at June 30, 2004 mature as follows: within 30 days – $1,457,626,000; and between 31 to 90 days – $438,239,000.

At June 30, 2004, securities sold under agreements to repurchase (classified by counterparty) were as follows:

	(In thousands)
		Fair Value of
		Underlying
	Borrowing Balance	Collateral
Lehman Brothers Inc.	$742,530	$754,957
Credit Suisse First Boston Corporation	351,157	410,473
Deutsche Bank AG	282,112	285,724
Citigroup Securities	264,944	284,170
Bank of America	255,122	232,206

Total	$1,895,865	$1,967,530

Borrowings under repurchase agreements at June 30, were collateralized as follows:

	(In thousands)
	2004		2003
		Fair Value of		Fair Value of
	Borrowing	Underlying	Borrowing	Underlying
	Balance	Collateral	Balance	Collateral
GNMA certificates	$222,287	$223,076	$44,291	$45,451
FNMA certificates	974,483	1,013,715	696,584	715,145
FHLMC	485,925	511,623	505,557	522,609
CMO	141,959	146,714	154,166	163,180
US Treasury Bonds	71,211	72,402	—	—

Total	$1,895,865	$1,967,530	$1,400,598	$1,446,385

At June 30, 2004, the weighted average interest rate of the Group’s repurchase agreements was 1.23% (2003 – 1.12%) and included agreements with interest ranging from 0.90% to 1.56% (2003 – from 0.97% to 1.28%). The following summarizes significant data on securities sold under agreements to repurchase for the years ended June 30, 2004 and 2003:

	(In thousands)
	2004	2003
Average daily aggregate balance outstanding	$1,597,720	$1,158,243

Maximum amount outstanding at any month-end	$1,895,865	$1,400,598

Weighted average interest rate during the year	1.12%	1.50%

Weighted average interest rate at year end	1.23%	1.12%

Advances from the Federal Home Loan Bank

At June 30, advances from the Federal Home Loan Bank of New York (FHLB) consist of the following:

		(In thousands)
Maturity Date	Fixed Interest Rate	2004	2003
July-2003	2.84%	$—	$25,000
July-2003	4.70%	—	50,000
November-2003	2.90%	—	5,000
March-2004	3.52%	—	25,000
June-2004	3.37%	—	25,000
July-2005	1.57%	50,000	—
April-2006	3.09%	25,000	—
July-2006	2.01%	50,000	—
July-2006	2.13%	50,000	—
August-2006	2.96%	50,000	—
April-2007	2.48%	25,000	—
August-2009	4.07%	50,000	—

		$300,000	$130,000

Average interest rate		2.63%	3.83%

Advances are received from the FHLB under an agreement whereby the Group is required to maintain a minimum amount of qualifying collateral with a market value of at least 110% of the outstanding advances. At June 30, 2004, these advances were secured by mortgage loans amounting to $454,245,000. Also, at June 30, 2004, the Group has an additional borrowing capacity with the FHLB of $27.6 million. At June 30, 2004, average maturity of advances was 29.2 months (2003 — 5.0 months).

Term Notes

At June 30, 2004, there was one term note outstanding in the amount of $15,000,000, with a floating interest rate due quarterly (2004 – 0.94%; 2003 - 1.11%), a maturity date of March 27, 2007, and secured by investment securities with fair value amounting to $16,727,000 (2003 – $16,055,000).

Subordinated Capital Notes

Subordinated capital notes amounted to $72,166,000 and $36,083,000 at June 30, 2004 and June 30, 2003, respectively.

In October 2001 and August 2003, the Statutory Trust I and the Statutory Trust II, respectively, wholly owned special purpose subsidiaries of the Group, were formed for the purpose of issuing trust redeemable preferred securities. In December 2001 and September 2003, $35 million of trust redeemable preferred securities were issued by the Statutory Trust I and by the Statutory Trust II, respectively, as part of pooled underwriting transactions. Pooled underwriting involves participating with other bank holding companies in issuing the securities through a special purpose pooling vehicle created by the underwriters.

The proceeds from these issuances were used by the Statutory Trust I and the Statutory Trust II to purchase a like amount of floating rate junior subordinated deferrable interest debentures (“subordinated capital notes”) issued by the Group. The first of these subordinated capital notes has a par value of $36.1 million, bear interest based on 3 months LIBOR plus 360 basis points (5.20% at June 30, 2004 and 4.72% at June 30, 2003) provided, however, that prior to December 18, 2006, this interest rate shall not exceed 12.5%, payable quarterly, and matures on December 23, 2031. The second one, has a par value of $36.1 million, bears interest based on 3 months LIBOR plus 295 basis points (4.55% at June 30, 2004), payable quarterly, and matures on September 17, 2033. Both subordinated capital notes may be called at par after five years. The trust redeemable preferred securities have the same maturity and call provisions as the subordinated capital notes.

In January 2003, the Financial Accounting Standards Board (“FASB”) Issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” FIN No. 46 addresses consolidation by business enterprises of variable interest entities. FIN No. 46 requires an enterprise to consolidate a variable interest entity if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not issue voting interests (or other interests with similar rights) or (b) the total equity investment at risk is not sufficient to permit the entity to finance its activities. Qualifying Special Purpose Entities are exempt from the consolidation requirements.

The Group adopted FIN No. 46 in the quarter ended December 31, 2003. FIN No. 46 required the Group to deconsolidate its investments in the Statutory Trust I and the Statutory Trust II, which were presented on a consolidated basis in previous financial statements. As a result of the adoption of FIN No. 46, the subordinated deferrable interest debentures issued by the Group are accounted for as a liability denominated as subordinated capital notes on the consolidated statements of financial condition. Interest on these subordinated capital notes and the amortization of related issuance costs are accounted for as interest expense on an accrual basis. FIN No. 46 was adopted by restating previously issued financial statements which resulted in increasing total assets and total liabilities by $1.1 million as of June 30, 2003, and did not have any effect on the Group’s net income for any period.

The trust redeemable preferred securities are treated as Tier-1 capital for regulatory purposes. In July 2003, the Federal Reserve Board issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve Board intends to review the regulatory implications of any accounting treatment changes and, if necessary or warranted, provide further appropriate guidance.

Unused Lines of Credit

The Group maintains lines of credit with two financial institutions from which funds are drawn as needed. At June 30, 2004, the Group’s total available funds under these lines of credit totaled $25,000,000 (2003 — $24,400,000). At June 30, 2004 and 2003, there was no balance outstanding under these lines of credit.

10. DERIVATIVES ACTIVITIES

The Group utilizes various derivative instruments for hedging purposes, such as asset and liability management. These transactions involve both credit and market risk. The notional amounts are amounts on which calculations and payments are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any. The actual risk of loss is the cost of replacing, at market, these contracts in the event of default by the counterparties. The Group controls the credit risk of its derivative financial instrument agreements through credit approvals, limits, monitoring procedures and collateral, when considered necessary.

The Group generally uses interest rate swaps and interest rate options in managing its interest rate risk exposure. The swaps were entered into to convert short-term borrowings into fixed rate liabilities for longer periods and provide protection against increases in short-term interest rates. Under these swaps, the Group pays a fixed monthly or quarterly cost and receives a floating thirty or ninety-day payment based on LIBOR. Floating rate payments received from the swap counterparties correspond to the floating rate payments made on the short-term borrowings thus resulting in a net fixed rate cost to the Group.

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

In the case of a qualifying fair value hedge, changes in the value of the derivative instruments that have been highly effective are recognized in current period earnings along with the change in value of the designated hedged item. In the case of a qualifying cash flow hedge, changes in the value of the derivative instruments that have been highly effective are recognized in other comprehensive income (loss), until such time as those earnings are affected by the variability of the cash flows of the underlying hedged item. In either a fair value hedge or a cash flow hedge, net earnings may be impacted to the extent the changes in the value of the derivative instruments do not perfectly offset changes in the value of the hedged items. If the derivative is not designated as a hedging instrument, the changes in fair value of the derivative are recorded in earnings.

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

The Group’s swaps, excluding those used to manage exposure to the stock market, and caps outstanding and their terms at June 30, are set forth in the table below:

	(Dollars in thousands)
	2004	2003
Swaps:
Pay fixed swaps notional amount	$900,000	$650,000
Weighted average pay rate – fixed	3.47%	3.97%
Weighted average receive rate – floating	1.25%	1.24%
Maturity in months	3 to 76	1 to 88
Floating rate as a percent of LIBOR	100%	100%
Caps:
Cap agreements notional amount	$—	$75,000
Cap rate	—	4.50%
Current 90 day LIBOR	—	1.31%
Maturity in months	—	10

The Group offers its customers certificates of deposit with an option tied to the performance of the Standard & Poor’s 500 stock market index. At the end of five years, the depositor receives a specified percentage of the average increase of the month-end value of the index. If the index decreases, the depositor receives the principal without any interest. The Group uses swap and option agreements with major money center banks and major broker-dealer companies to manage its exposure to changes in this index. Under the terms of the option agreements, the Group receives the average increase in the month-end value of the index in exchange for a fixed premium. Under the term of the swap agreements, the Group receives the average increase in the month-end value of the index in exchange for a quarterly fixed interest cost. The changes in fair value of the options purchased, the swap agreements and the options embedded in the certificates of deposit are recorded in earnings.

Derivative instruments are generally negotiated over-the-counter (“OTC”) contracts. Negotiated OTC derivatives are generally entered into between two counterparties that negotiate specific agreement terms, including the underlying instrument, amount, exercise price and maturity.

Information pertaining to the notional amounts of the Group’s derivative financial instruments as of June 30, 2004 and 2003 is as follows:

	Notional Amount
	(In thousands)
Type of Contract:	2004	2003
Cash Flows Hedging Activities
Interest rate swaps used to hedge securities sold under agreement to repurchase	$900,000	$650,000

Derivatives Not Designated as Hedge:
Interest rate swaps used to manage exposure to the stock market on stock indexed deposits	$—	$7,450
Purchased options used to manage exposure to the stock market on stock indexed deposits	227,260	232,800
Embedded options on stock indexed deposits	218,884	229,574
Caps	—	75,000

	$446,144	$544,824

At June 30, 2004, the contractual maturities of interest rate swaps and caps, and equity indexed options, by fiscal year were as follows:

		(In thousands)
		Equity Indexed
		Options and
Year Ending	Cash Flows	Swaps	Equity Indexed
June 30,	Hedging Swaps	Purchased	Options Sold	Total

2005	$50,000	$51,000	$48,376	$149,376
2006	325,000	54,150	52,958	432,108
2007	375,000	58,490	55,941	489,431
2008	—	35,860	34,259	70,119
2009	—	27,760	27,350	55,110
2011	150,000	—	—	150,000

	$900,000	$227,260	$218,884	$1,346,144

During fiscal years 2004, 2003 and 2002, interest expense on interest rate swaps amounted to $17,744,000, $16,141,000, and $15,551,000, respectively, which represent 23%, 21% and 19%, respectively, of the total interest expense recorded for such fiscal years. The average interest rate of the interest rate swaps during fiscal years 2004, 2003 and 2002, were 1.11%, 1.39% and 1.56%, respectively.

During fiscal years 2004, 2003 and 2002, $11,000, ($4.0) million and ($2.0) million, respectively, of gains (losses) were charged to earnings and reflected as “Derivatives Activities” in the consolidated statements of income. Unrealized gain of $11.1 million and unrealized loss of $36.3 million, on derivatives designated as cash flow hedges were included in other comprehensive income for fiscal 2004 and 2003, respectively. No ineffectiveness was charged to earnings during fiscal year 2004 and $17,000 was credited to earnings during fiscal year 2003. No ineffectiveness was charged to earnings during fiscal year 2002.

At June 30, 2004 and 2003, the fair value of derivatives was recognized as either assets or liabilities in the consolidated statements of financial condition as follows: the fair value of the interest rate swaps used to manage the exposure to the stock market on stock indexed deposits represented a liability of $315,804 at June 30, 2003, no liability was recorded as of June 30, 2004; the purchased options used to manage the exposure to the stock market on stock indexed deposits represented an other asset of $16.5 million and $6.8 million, respectively; and the options sold to customers embedded in the certificates of deposit represented a liability of $16.2 million and $7.2 million, respectively, recorded in deposits. The fair value of the interest rate swaps represented a liability of $13.8 million and $42.8 million, respectively, presented in accrued expenses and other liabilities. The caps did not have carrying value as of June 30, 2004, and 2003.

11. EMPLOYEE BENEFITS PLAN

The Group has a cash or deferred arrangement profit sharing plan qualified under Section 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended (“the Code”), covering all full-time employees of the Group who have six months of service and are age twenty-one or older. Under this plan, participants may contribute each year from 2% to 10% of their compensation, as defined, up to a specified amount. The Group contributes 80 cents for each dollar contributed by an employee, up to $832 per employee. The Group’s matching contribution is invested in shares of its common stock. The plan is entitled to acquire and hold qualified employer securities as part of its investment of the trust assets pursuant to ERISA Section 407. In fiscal 2004, the Group contributed 7,195 (2003 – 6,723; 2002 — 5,637) shares of its common stock with a market value of approximately $194,800 (2003 — $172,700; 2002 - $143,000) at the time of contribution. The Group’s contribution becomes 100% vested once the employee completes three years of service.

12. RELATED PARTY TRANSACTIONS

The Bank grants loans to its directors, executive officers and to certain related individuals or organizations in the ordinary course of business. These loans are offered at the same terms as loans to non-related parties. The activity and balance of these loans were as follows:

	(In thousands)
	2004	2003
Balance at the beginning of year	$3,747	$2,776
New loans	85	1,716
Payments	(273)	(745)

Balance at the end of year	$3,559	$3,747

13. INCOME TAX

Under the Puerto Rico Internal Revenue Code of 1994, as amended (the “Puerto Rico Code”), all companies are treated as separate taxable entities and are not entitled to file consolidated returns. The Group and its subsidiaries are subject to Puerto Rico regular income tax or alternative minimum tax (“AMT”) on income earned from all sources. The AMT is payable if it exceeds regular income tax. The excess of AMT over regular income tax paid in any one year may be used to offset regular income tax in future years, subject to certain limitations.

The components of income tax expense (benefit) for the years ended June 30, follows:

	(In thousands)
	2004	2003	2002
Current income tax expense	$5,180	$4,208	$2,200
Deferred income tax expense(benefit)	397	76	(1,480)

Income tax expense	$5,577	$4,284	$720

The Group maintained an effective tax rate lower than the statutory rate of 39% mainly due to the interest income arising from certain mortgage loans, investments and mortgage-backed securities exempt for Puerto Rico income tax purposes, net of expenses attributable to the exempt income. In addition, the Puerto Rico Code provides a dividend received deduction of 100%, on dividends received from wholly-owned subsidiaries subject to income taxation in Puerto Rico. In fiscal 2004, the Group generated tax-exempt interest income of $91,838,000 (2003 — $82,618,000; 2002 — $80,535,000). Exempt interest relates mostly to interest earned on obligations of the United States and Puerto Rico governments and certain mortgage-backed securities, including securities held by the Bank’s IBEs.

The reconciliation between the Puerto Rico income tax statutory rate and the effective tax rate as reported for each of the last three fiscal years ended June 30, follows:

	(Dollars in thousands)
	2004		2003		2002
	Amount	Rate	Amount	Rate	Amount	Rate
Statutory rate	$26,998	39.0%	$21,686	39.0%	$15,277	39.0%
Increase (decrease) in rate resulting from:
Exempt interest income, net	(23,991)	-34.7%	(20,923)	-37.6%	(14,990)	-38.3%
Non deductible charges	1,378	2.0%	925	1.7%	331	0.8%
Tax assessment covering prior years	—	—	1,800	3.2%	—	—
Other items, net	1,192	1.8%	796	1.4%	102	0.3%

Income tax expense	$5,577	8.1%	$4,284	7.7%	$720	1.8%

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

Deferred income tax reflects the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. The components of the Group’s deferred tax asset, net at June 30, were as follows:

	(In thousands)
	2004	2003
Allowance for loan losses	$2,946	$1,962
Deferred gain on sale of servicing rights	2,473	2,773
Realized losses on capital assets	—	21
Unrealized losses (gains) on derivative activities	(35)	44
Deferred loan origination fees	4,115	4,756

Total deferred tax assets	9,499	9,556

Unrealized gains included in other comprehensive income	(193)	(3,728)
Deferred loan origination costs	(1,969)	(2,097)

Total deferred tax liabilities	(2,162)	(5,825)

Deferred tax asset, net	$7,337	$3,731

No valuation allowance was deemed necessary as of June 30, 2004 and 2003.

The Group benefits from favorable tax treatment under regulations relating to the activities of the Bank’s IBEs. Any change in such tax regulations, whether by applicable regulators or as a result of legislation subsequently enacted by the Congress of the United States or the Legislature of Puerto Rico, could adversely affect the Group’s profits and financial condition.

Puerto Rico international banking entities, or IBE’s, are currently exempt from taxation under Puerto Rico law. Recently, Puerto Rico enacted a law amending the IBE Act. This law imposes income taxes at normal statutory rates on each IBE that operates as a unit of a bank, if the IBE’s net income generated after December 31, 2003 exceeds 40 percent of the bank’s net income in the taxable year commenced on July 1, 2003, 30 percent of the bank’s net income in the taxable year commencing on July 1, 2004, and 20 percent of the bank’s net income in the taxable year commencing on July 1, 2005, and thereafter. It does not impose income taxation on an IBE that operates as a subsidiary of a bank.

The Group has an IBE that operates as a unit of the Bank. In November 2003, the Group organized a new IBE that operates as a subsidiary of the Bank. The Group transferred as of January 1, 2004 most of the assets and liabilities of the IBE unit to the new subsidiary, to maintain the income tax exemption of such activities. Although this transfer of IBE assets allows the Group to continue enjoying tax benefits, there cannot be any assurance that the IBE Act will not be modified in the future in a manner to reduce the tax benefits available to the new IBE subsidiary.

14. COMMITMENTS

Loan Commitments

At June 30, 2004, there were $18,382,000 (2003 — $21,748,000) of unused lines of credit provided to customers and $10,273,000 in commitments to originate loans (2003 — $5,738,000). Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require payment of a fee. Since the commitments may expire unexercised, the total commitment amounts do not necessarily represent future cash requirements. The Group evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Group upon extension of credit, is based on management’s credit evaluation of the customer.

Lease Commitments

The Group has entered into various operating lease agreements for branch facilities and administrative offices. Rent expense for fiscal 2004 amounted to $2,873,000 (2003 — $2,808,000; 2002 — $2,092,000). As of June 30, 2004, future rental commitments under terms of actual leases, exclusive of taxes, insurance and maintenance expenses payable by the Group, are summarized as follows:

Minimum Rent
Year Ending June 30,	(In thousands)
2005	$1,983
2006	1,768
2007	1,681
2008	1,480
2009	1,649
Thereafter	5,786

$14,347

On July 6, 2004, the Group announced plans for its new headquarters, Oriental Group Tower, which will consolidate all corporate offices and support facilities into a building under construction at Professional Offices Park in San Juan, Puerto Rico. The Group will be the anchor tenant by leasing 43,412 square feet office space in the fifth and sixth floors and with an option to lease an additional 21,706 square feet office space in the fourth floor, at $22.63 per square feet, excluding taxes, insurance and operating expenses, which will be charged separately.

At present the Group’s executive offices, the main offices of Oriental Financial Services, as well as several support facilities of the Group, are located at two different buildings within the Professional Offices Park in San Juan, and at the Tres Rios Building located in Guaynabo, Puerto Rico. All these facilities will be relocated to the new building. Occupancy of the new building is expected in March 2006, subject to completion of the building. The lease term will be for 10 years and will commence on the date that the premises are ready for occupancy.

15. LITIGATION

On August 14, 1998, as a result of a review of its accounts in connection with the admission by a former Group officer of having embezzled funds, and manipulated bank accounts and records, the Group became aware of certain irregularities. The Group notified the appropriate regulatory authorities and commenced an intensive investigation with the assistance of forensic accountants, fraud experts and legal counsel. The investigation determined losses of $9.6 million ($5.8 net of tax) resulting from dishonest and fraudulent acts and omissions involving several former Group employees, which were submitted to the Group’s fidelity insurance policy (“Policy”) issued by Federal Insurance Company, Inc. (“FIC”). In the opinion of the Group’s management, its legal counsel and experts, the losses determined by the investigation were covered by the policy. However, FIC denied all claims for such losses. On August 11, 2000, the Group filed a lawsuit in the United States District Court for the District of Puerto Rico against FIC, a stock insurance corporation organized under the laws of the State of Indiana, for breach of insurance contract, breach of covenant of good faith and fair dealing and damages, seeking payment of the Group’s $9.6 million insurance claim loss and the payment of consequential damages of no less than $13.0 million resulting from FIC’s capricious, arbitrary, fraudulent and without cause denial of the Group’s claim. The trial in this case is scheduled to be held on October 4, 2004. The losses that resulted from such dishonest and fraudulent acts and omissions were expensed in prior years.

In addition, the Group and its subsidiaries are defendants in a number of legal proceedings incidental to their business. The Group is vigorously contesting such claims. Based upon a review by legal counsel and the development of these matters to date, management is of the opinion that the ultimate aggregate liability, if any, resulting from these claims will not have a material adverse effect on the Group’s financial condition or results of operations.

16. FAIR VALUES OF FINANCIAL INSTRUMENTS

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

The estimated fair value and carrying value of the Group’s financial instruments at June 30, is as follows:

	(In thousands)
	2004		2003
	Fair	Carrying	Fair	Carrying
	Value	Value	Value	Value
Financial Assets:
Cash and due from banks	$9,284	$9,284	$15,945	$15,945
Money market investments	2,200	2,200	787	787
Time deposits with other banks	5,547	5,547	365	365
Trading securities	574	574	1,037	1,037
Investment securities available-for-sale	1,527,407	1,527,407	2,207,604	2,207,604
Investment securities held-to-maturity	1,275,534	1,282,862	—	—
Federal Home Loan Bank (FHLB) stock	28,160	28,160	22,537	22,537
Securities and loans sold but yet not delivered	47,312	47,312	1,894	1,894
Total loans (including loans held-for-sale)	730,335	743,456	772,398	728,462
Equity options and caps purchased	16,536	16,536	6,787	6,787
Accrued interest receivable	19,127	19,127	17,716	17,716
Financial Liabilities:
Deposits, including accrued interest	1,035,841	1,024,349	1,023,992	1,044,265
Securities sold under agreements to repurchase	1,895,865	1,895,865	1,400,551	1,400,598
Advances from FHLB	294,658	300,000	130,233	130,000
Subordinated capital notes	72,166	72,166	36,083	36,083
Term notes	15,000	15,000	15,000	15,000
Securities purchased but not yet received	89,068	89,068	152,219	152,219
Accrued expenses and other liabilities	34,580	34,580	60,706	60,706

	(In thousands)
	2004		2003
	Contract or		Contract or
	Notional	Fair	Notional	Fair
	Amount	Value	Amount	Value
Off-Balance Sheet Items:
Liabilities:
Commitments to extend credit	$10,273	$(205)	$5,738	$(115)
Unused lines of credit	18,382	(368)	21,748	(435)

The following methods and assumptions were used to estimate the fair values of significant financial instruments at June 30, 2004 and 2003:

•	Cash and due from banks, money market investments, time deposits with other banks, securities and loans sold but not yet delivered, accrued interest receivable and payable, securities purchased but not yet received, accrued expenses and other liabilities have been valued at the carrying amounts reflected in the Consolidated Statements of Financial Condition as these are reasonable estimates of fair value given the short-term nature of the instruments.

•	The fair value of investment securities is estimated based on bid quotations from securities dealers. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Investments in FHLB stock are valued at their redemption value.

•	The estimated fair value for loans held-for-sale is based on secondary market prices or contractual agreements to sell. The fair value of the loan portfolio has been estimated for loan portfolios with similar financial characteristics. Loans are segregated by type, such as commercial, real estate mortgage and consumer. Each loan category is further segmented into fixed and adjustable interest rates and by performing and non-performing categories. The fair value of performing loans is calculated by discounting contractual cash flows, adjusted for prepayment estimates, if any, using estimated current market discount rates that reflect the credit and interest rate risk inherent in the loan. The fair value for significant non-performing loans is based on specific evaluations of discounted expected future cash flows from the loans or its collateral using current appraisals and market rates.

•	The fair value of non-interest bearing demand deposits, savings and NOW accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is based on the discounted value of the contractual cash flows, using estimated current market discount rates for deposits of similar remaining maturities.

•	For short-term borrowings, the carrying amount is considered a reasonable estimate of fair value. The fair value of long-term borrowings is based on the discounted value of the contractual cash flows, using current estimated market discount rates for borrowings with similar terms and remaining maturities.

•	The fair value of interest rate swap and interest rate option contracts was obtained from dealer quotes. This value represents the estimated amount the Group would receive or pay to terminate the contracts, at the reporting date, taking into account current interest rates and the current creditworthiness of the contracts counterparties.

•	The fair value of commitments to extend credit is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standings.

17. SEGMENT REPORTING

The Group segregates its businesses into the following major reportable segments of business: Banking, Treasury and Financial Services. Management established the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. Other factors such as the Group’s organization, nature of products, distribution channels and economic characteristics of the products were also considered in the determination of the reportable segments. The Group measures the performance of these reportable segments based on pre-established goals of different financial parameters such as net income, net interest income, loan production, and fees generated.

Banking includes the Bank’s branches and mortgage banking, with traditional banking products such as deposits and mortgage, commercial and consumer loans. The mortgage banking activities are carried out by the Bank’s mortgage banking division, whose principal activity is to originate and purchase mortgage loans for the Group’s own portfolio. From time to time, if conditions so warrant, it may sell loans to other financial institutions or securitize conforming loans into GNMA, FNMA and FHLMC certificates using another institution as issuer. The other institution services mortgages included in the resulting GNMA, FNMA, and FHLMC pools. The Group also sells the rights to service mortgage loans for others.

The Treasury segment encompasses all of the Group’s assets and liabilities management activities such as: purchases and sales of investment securities, interest rate risk management and funding derivatives and borrowings.

Financial services is comprised of the Bank’s trust division (Oriental Trust), the securities brokerage subsidiary (Oriental Financial Services Corp.), the insurance agency subsidiary (Oriental Insurance, Inc.), and the pension plan administration subsidiary (Caribbean Pension Consultants, Inc.). The core operations of this segment are financial planning, money management and investment brokerage services, insurance sales activity, corporate and individual trust services, as well as pension plan administration services.

Intersegment sales and transfers, if any, are accounted for as if the sales or transfers were to third parties, that is, at current market prices. The accounting policies of the segments are the same as those described in the “Summary of Significant Accounting Policies” included in the Group’s annual report on Form 10-K. Following are the results of operations and the selected financial information by operating segment for the three-year periods ended June 30:

	(In thousands)
			Financial	Total		Consolidated
	Banking	Treasury	Services	Major Segments	Eliminations	Total
Fiscal 2004
Interest income	$52,126	$112,174	$85	$164,385	$—	$164,385
Interest expense	(17,109)	(60,065)	—	(77,174)	—	(77,174)

Net interest income	35,017	52,109	85	87,211	—	87,211
Non-interest income	14,748	13,575	17,711	46,034	—	46,034
Non-interest expenses	(42,524)	(3,254)	(13,654)	(59,432)	—	(59,432)
Intersegment revenue	2,964	—	1,028	3,992	(3,992)	—
Intersegment expense	—	(392)	(3,600)	(3,992)	3,992	—
Provision for loan losses	(4,587)	—	—	(4,587)	—	(4,587)

Income before taxes	$5,618	$62,038	$1,570	$69,226	$—	$69,226

Total assets as of June 30,	$771,483	$3,096,449	$12,342	$3,880,274	$(154,579)	$3,725,695

Fiscal 2003
Interest income	$51,486	$100,176	$84	$151,746	$—	$151,746
Interest expense	(20,312)	(57,023)	—	(77,335)	—	(77,335)

Net interest income	31,174	43,153	84	74,411	—	74,411
Non-interest income	13,350	10,766	14,923	39,039		39,039
Non-interest expenses	(41,424)	(2,850)	(9,382)	(53,656)		(53,656)
Intersegment revenue	4,888	—	276	5,164	(5,164)	—
Intersegment expense	(2,136)	(329)	(2,699)	(5,164)	5,164	—
Provision for loan losses	(4,190)	—	—	(4,190)	—	(4,190)

Income before taxes	$1,662	$50,740	$3,202	$55,604	$—	$55,604

Total assets as of June 30,	$822,681	$2,423,203	$9,746	$3,255,630	$(215,079)	$3,040,551

	(In thousands)
			Financial	Total Major		Consolidated
	Banking	Treasury	Services	Segments	Eliminations	Total
Fiscal 2002
Interest income	$46,131	$95,258	$306	$141,695	$—	$141,695
Interest expense	(22,286)	(60,393)	(16)	(82,695)	—	(82,695)

Net interest income	23,845	34,865	290	59,000	—	59,000
Non-interest income	13,645	3,535	14,070	31,250	—	31,250
Non-interest expenses	(37,701)	(2,213)	(9,048)	(48,962)	—	(48,962)
Intersegment revenue	4,982	—	—	4,982	(4,982)	—
Intersegment expense	(2,156)	(449)	(2,377)	(4,982)	4,982	—
Provision for loan losses	(2,117)	—	—	(2,117)	—	(2,117)

Income before taxes	$498	$35,738	$2,935	$39,171	$—	$39,171

Total assets as of June 30,	$743,407	$1,893,941	$6,613	$2,643,961	$(158,568)	$2,485,393

18. ORIENTAL FINANCIAL GROUP INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

The principal source of income for the Group consists of dividends from the Bank. As a bank holding company subject to the regulations of the Federal Reserve Board, the Group must obtain approval from the Federal Reserve Board for any dividend if the total of all dividends declared by it in any calendar year would exceed the total of its consolidated net profits for the year, as defined by the Federal Reserve Board, combined with its retained net profits for the two preceding years. The payment of dividends by the Bank to the Group may also be affected by other regulatory requirements and policies, such as the maintenance of certain regulatory capital levels. Cash dividends paid by the Bank to the Group amounted to $23,000,000, $11,500,000 and $8,000,000 for the years ended June 30, 2004, 2003 and 2002, respectively.

The following condensed financial information presents the financial position of the Parent Company Only as of June 30, 2004 and 2003 and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2004:

ORIENTAL FINANCIAL GROUP INC.
CONDENSED STATEMENTS OF FINANCIAL POSITION

(Parent Company Only)	As of June,
(In thousands)	2004	2003
ASSETS
Cash and cash equivalents	$10,926	$4,556
Investment securities available-for-sale, at fair value	12,240	53,568
Investment securities held-to-maturity, at amortized cost	11,134	—
Investment in bank subsidiary, at equity method	180,737	182,947
Investment in nonbank subsidiaries, at equity method	12,607	8,896
Due from bank subsidiary	140,602	—
Other assets	2,231	1,303

Total assets	$370,477	$251,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
Dividend payable	$3,081	$2,472
Due to nonbank subsidiaries	126	61
Due to bank subsidiary	—	2,005
Subordinated capital notes payable to nonbank subsidiary	72,166	36,083
Securities sold under agreements to repurchase	—	7,599
Deferred tax liability, net	155	1,019
Accrued expenses and other liabilities	282	351

Total liabilities	75,810	49,590
Stockholders’ equity	294,667	201,680

Total liabilities and stockholders’ equity	$370,477	$251,270

CONDENSED STATEMENTS OF INCOME AND OF COMPREHENSIVE INCOME

(Parent Company Only)	Year Ended June 30,
(In thousands)	2004	2003	2002
Income:
Dividends from bank subsidiary current year earnings	$23,000	$11,500	$8,000
Dividends from nonbank subsidiary current year earnings	143	57	—
Interest income	1,744	2,811	1,874
Investment and trading activities, net and others	1,952	278	19

Total income	26,839	14,646	9,893

Expenses:
Interest expense	3,005	2,006	1,113
Operating expenses	1,511	1,128	988

Total expenses	4,516	3,134	2,101

Income before income taxes	22,323	11,512	7,792
Income tax benefit (expense)	—	(202)	215

Income before changes in undistributed earnings of subsidiaries	22,323	11,310	8,007
Equity in undistributed earnings from:
Bank subsidiary	40,300	39,525	30,151
Nonbank subsidiaries	1,026	485	293

Net income	63,649	51,320	38,451
Other comprehensive income (loss), net of taxes	(45,053)	(7,139)	25,014

Comprehensive income	$18,596	$44,181	$63,465

STATEMENTS OF CASH FLOWS FOR FISCAL YEARS ENDED JUNE 30, :

(In thousands)	2004	2003	2002
Cash flows from operating activities:
Net income	$63,649	$51,320	$38,451

Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings from banking subsidiary	(40,256)	(39,525)	(30,151)
Equity in earnings from non-banking subsidiaries	(1,070)	(485)	(293)
Net amortization of premiums on investment securities	61	208	26
Realized gain on sale of investments	(1,952)	(300)	—
Deferred income tax expense (benefit)	—	202	(202)
Decrease (increase) in other assets	(74)	99	(746)
Increase ( decrease) in accrued expenses and liabilities	513	(76)	—

Total adjustments	(42,778)	(39,877)	(31,366)

Net cash provided (used) by operating activities	20,871	11,443	7,085

Cash flows from investing activities:
Purchase of investment securities available for sale	—	(18,236)	(35,705)
Redemptions and sales of investment securities available-for-sale	26,676	11,367	5,320
Redemptions and sales of investment securities held-to-maturity	4	—	—
Net increase in due from bank subsidiaries, net	(140,602)	—	—
Acquisition of and capital contribution in non-banking subsidiary	(1,083)	(1,591)	(1,083)

Net cash used in investing activities	(115,005)	(8,460)	(31,468)

Cash flows from financing activities:
Net increase (decrease) in securities sold under agreements to repurchase	(7,599)	7,599	—
Proceeds from exercise of stock options	5,896	5,086	1,670
Net increase (decrease) in due to nonbank subsidiaries, net	65	52	(184)
Net increase (decrease) in due to bank subsidiaries, net	(2,005)	1,495	449
Net proceeds from issuance of preferred stock	33,057	—	—
Net proceeds from issuance of common stock	51,560	—	—
Net proceeds from issuance of subordinated notes payable to nonbank subsidiary	35,043	—	36,083
Purchases of treasury stocks	(499)	(2,214)	(3,023)
Dividends paid	(15,014)	(11,395)	(10,039)

Net cash provided by financing activities	100,504	623	24,956

Increase in cash and cash equivalents	6,370	3,606	573
Cash and cash equivalents at beginning of year	4,556	950	377

Cash and cash equivalents at end of year	$10,926	$4,556	$950

Management’s Discussion and Analysis of Financial Condition

and Results of Operations

SELECTED FINANCIAL DATA
FIVE-YEAR PERIOD ENDED JUNE 30, 2004
(IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

	2004	2003	2002	2001	2000
EARNINGS:
Interest income	$164,385	$151,746	$141,695	$120,344	$126,226
Interest expense	77,174	77,335	82,695	91,281	81,728

Net interest income	87,211	74,411	59,000	29,063	44,498
Provision for loan losses	4,587	4,190	2,117	2,903	8,150

Net interest income after provision for loan losses	82,624	70,221	56,883	26,160	36,348
Non-interest income	46,034	39,039	31,250	20,383	23,674
Non-interest expenses	59,432	53,656	48,962	39,228	40,348

Income before taxes	69,226	55,604	39,171	7,315	19,674
Income tax benefit (expense)	(5,577)	(4,284)	(720)	1,318	(108)

Income before cumulative effect of change in accounting principle	63,649	51,320	38,451	8,633	19,566
Cumulative effect of change in accounting principle, net of tax	—	—	—	(164)	—

Net Income	63,649	51,320	38,451	8,469	19,566
Less: dividends on preferred stock	(4,198)	(2,387)	(2,387)	(2,387)	(2,387)

Net income available to common shareholders	$59,451	$48,933	$36,064	$6,082	$17,179

PER SHARE AND DIVIDENDS DATA (1):
Basic EPS before cumulative effect of change in accounting principle	$2.92	$2.56	$1.91	$0.33	$0.89

Basic EPS after cumulative effect of change in accounting principle	$2.92	$2.56	$1.91	$0.32	$0.89

Diluted EPS before cumulative effect of change in accounting principle	$2.78	$2.41	$1.82	$0.32	$0.86

Diluted EPS after cumulative effect of change in accounting principle	$2.78	$2.41	$1.82	$0.31	$0.86

Average common shares outstanding	20,359	19,136	18,853	18,970	19,341
Average potential common share-options	989	1,200	950	344	568

Average shares and shares equivalents	21,348	20,336	19,803	19,314	19,909

Book value per common share	$10.30	$8.66	$7.02	$4.23	$4.39

Market price at end of year	$27.07	$23.36	$18.44	$12.56	$9.55

Cash dividends declared per common share	$0.56	$0.49	$0.42	$0.40	$0.40

Cash dividends declared on common share	$11,425	$9,415	$7,840	$7,533	$7,651

(1)	Per share related information has been retroactively adjusted to reflect stock splits and stock dividends, when applicable.

	2004	2003	2002	2001	2000
YEAR END BALANCES (as of June 30,):
Trust assets managed	$1,670,651	$1,670,437	$1,382,268	$1,444,534	$1,456,500
Broker-dealer assets gathered	1,051,812	962,919	1,118,181	1,002,253	914,900

Assets managed	2,722,463	2,633,356	2,500,449	2,446,787	2,371,400
Assets owned	3,725,695	3,040,551	2,485,393	2,033,706	1,847,564

Total financial assets managed and owned	$6,448,158	$5,673,907	$4,985,842	$4,480,493	$4,218,964

Investments and loans
Investments securities	$2,846,750	$2,232,330	$1,757,435	$1,459,991	$1,179,484
Loans and leases (including loans held-for-sale), net	743,456	728,462	576,770	462,579	597,273
Securities and loans sold but not yet delivered	47,312	1,894	71,750	14,108	—

	$3,637,518	$2,962,686	$2,405,955	$1,936,678	$1,776,757

Deposits and Borrowings
Deposits	$1,024,349	$1,044,265	$968,850	$815,538	$735,041
Repurchase agreements	1,895,865	1,400,598	996,869	915,471	816,493
Other borrowings	387,166	181,083	259,283	165,000	156,500
Securities purchased but not yet received	89,068	152,219	56,195	—	—

	$3,396,448	$2,778,165	$2,281,197	$1,896,009	$1,708,034

Stockholders’ equity
Preferred equity	$68,000	$33,500	$33,500	$33,500	$33,500
Common equity	226,667	168,180	132,929	79,990	84,369

	$294,667	$201,680	$166,429	$113,490	$117,869

Capital ratios
Leverage capital	11.24%	8.19%	7.80%	6.68%	7.49%

Total risk-based capital	38.61%	25.00%	22.10%	19.96%	29.29%

Tier 1 risk-based capital	37.91%	24.48%	21.76%	19.53%	30.54%

SELECTED FINANCIAL RATIOS AND OTHER INFORMATION:
Return on average assets (ROA)	1.91%	1.88%	1.67%	0.49%	1.15%

Return on average common equity (ROE)	34.64%	31.33%	32.47%	7.85%	18.73%

Equity-to-assets ratio	7.91%	6.63%	6.70%	5.58%	6.38%

Efficiency ratio	49.63%	51.35%	57.22%	72.06%	58.56%

Expense ratio	0.85%	0.99%	1.04%	0.85%	1.00%

Interest rate spread	2.64%	2.91%	2.59%	1.52%	2.43%

Number of financial centers	23	23	21	20	19

Selected Financial Data
Years ended June 30, 2004, 2003 and 2002
(Dollars in thousands)

TABLE 1 — FISCAL YEAR ANALYSIS OF NET INTEREST INCOME AND CHANGES DUE TO VOLUME/RATE:

A — TAX EQUIVALENT SPREAD

	Interest			Average rate			Average balance
	2004	2003*	2002*	2004	2003*	2002*	2004	2003*	2002*
Interest-earning assets	$164,385	$151,746	$141,695	5.19%	6.09%	6.54%	$3,168,832	$2,493,382	$2,166,516
Tax equivalent adjustment	35,223	52,895	28,171	1.11%	2.12%	1.30%	—	—	—

Interest-earning assets — tax equivalent	199,608	204,641	169,866	6.30%	8.21%	7.84%	3,168,832	2,493,382	2,166,516
Interest-bearing liabilities	77,174	77,335	82,695	2.55%	3.18%	3.95%	3,026,876	2,430,456	2,092,317

Tax equivalent net interest income / spread	$122,434	$127,306	$87,171	3.75%	5.03%	3.89%	$141,956	$62,926	$74,199

Tax equivalent interest rate margin				3.86%	5.11%	4.02%

B — NORMAL SPREAD

Interest-earning assets:
Investments:
Investment securities	$113,732	$100,905	$93,373	4.70%	5.61%	6.06%	$2,419,264	$1,799,458	$1,541,155
Investment management fees	(1,685)	(1,443)	(1,535)	-0.07%	-0.08%	-0.10%	—	—	—

Total investment securities	112,047	99,462	91,838	4.63%	5.53%	5.96%	2,419,264	1,799,458	1,541,155
Trading securities	44	502	2,744	3.26%	4.86%	6.66%	1,350	10,332	41,186
Money market investments	164	296	1,058	1.53%	1.93%	3.01%	10,714	15,345	35,096

	112,255	100,260	95,640	4.62%	5.49%	5.91%	2,431,328	1,825,135	1,617,437

Loans (1):
Real estate (2)	46,467	45,848	40,173	7.01%	7.54%	8.11%	662,590	608,189	495,631
Commercial	3,336	2,958	2,757	5.85%	7.31%	8.80%	57,047	40,477	31,345
Consumer	2,327	2,680	3,125	13.02%	13.69%	14.14%	17,867	19,581	22,103

	52,130	51,486	46,055	7.07%	7.70%	8.39%	737,504	668,247	549,079

	164,385	151,746	141,695	5.19%	6.09%	6.54%	3,168,832	2,493,382	2,166,516

Interest-bearing liabilities:
Deposits:
Non-interest bearing deposits	—	—	—	—	—	—	51,906	56,263	48,190
Now Accounts	818	1,054	1,511	1.08%	1.69%	3.19%	75,495	62,436	47,364
Savings	1,079	1,319	1,850	1.22%	1.55%	2.30%	88,568	84,874	80,400
Certificates of deposits	28,115	31,284	30,227	3.38%	3.83%	4.33%	831,167	816,197	697,546

	30,012	33,657	33,588	2.87%	3.30%	3.85%	1,047,136	1,019,770	873,500

Borrowings:
Repurchase agreements	17,805	17,362	23,883	1.12%	1.50%	2.39%	1,595,717	1,158,243	998,069
Interest rate risk management	17,744	16,141	15,551	1.11%	1.39%	1.56%	—	—	—
Financing fees	469	331	255	0.03%	0.03%	0.03%	—	—	—

Total repurchase agreements	36,018	33,834	39,689	2.26%	2.92%	3.98%	1,595,717	1,158,243	998,069
FHLB funds	8,011	7,709	7,525	2.63%	3.83%	4.31%	304,547	201,360	174,565
Subordinated capital notes	2,986	1,926	1,112	4.63%	5.34%	5.77%	64,476	36,083	19,279
Term Notes	147	209	781	0.98%	1.39%	2.90%	15,000	15,000	26,904

	47,162	43,678	49,107	2.38%	3.10%	4.03%	1,979,740	1,410,686	1,218,817

	77,174	77,335	82,695	2.55%	3.18%	3.95%	3,026,876	2,430,456	2,092,317

Net interest income / spread	$87,211	$74,411	$59,000	2.64%	2.91%	2.59%

Interest rate margin				2.75%	2.99%	2.72%

Excess of interest-earning assets over interest-bearing liabilities							$141,956	$62,926	$74,199

Interest-earning assets over interest-bearing liabilities ratio							104.69%	102.59%	103.55%

C — CHANGES IN NET INTEREST INCOME DUE TO (3):

	Fiscal 2004 versus 2003			Fiscal 2003 versus 2002
	Volume	Rate	Total	Volume	Rate	Total
Interest Income:
Loans (1)	$5,089	$(4,445)	$644	$9,402	$(3,971)	$5,431
Investments	29,710	(17,715)	11,995	11,713	(7,093)	4,620

	34,799	(22,160)	12,639	21,115	(11,064)	10,051

Interest Expense:
Deposits	883	(4,528)	(3,645)	5,193	(5,124)	69
Repurchase agreements	14,581	(12,397)	2,184	7,006	(12,861)	(5,855)
Other borrowings	4,250	(2,950)	1,300	1,280	(854)	426

	19,713	(19,874)	(161)	13,479	(18,839)	(5,360)

Net Interest Income	$15,085	$(2,285)	$12,800	$7,637	$7,774	$15,411

* Certain adjustments were made to conform figures to current period presentation.

(1)	- Loans fees amounted to $2,923, $2,333 and $1,862 in fiscal 2004, 2003 and 2002, respectively.

(2)	- Real estate averages include loans held-for-sale.

(3)	- The changes that are not due solely to volume or rate are allocated on the proportion of the change in each category.

Selected Financial Data
Three-Year Period Ended June 30, 2004
   (Dollars in thousands)

	2004	2003	Variance %	2002
TABLE 2 - NON-INTEREST INCOME SUMMARY:
Mortgage banking activities	$7,719	$8,026	-3.8%	$8,748
Commissions and fees from broker, insurance and fiduciary activities	17,617	14,472	21.7%	13,848

Non-banking service revenues	25,336	22,498	12.6%	22,596

Fees on deposit accounts	4,887	4,075	19.9%	2,720
Bank service charges and commissions	2,037	1,625	25.4%	1,758
Other operating revenues	241	268	-10.1%	133

Bank service revenues	7,165	5,968	20.1%	4,611

Securities net gain	13,414	14,223	-5.7%	4,362
Trading net gain	21	571	-96.3%	1,149
Derivatives net gain (loss)	11	(4,061)	100.3%	(1,997)

Securities, derivatives and trading activities	13,446	10,733	25.3%	3,514

Gain on sale of loans	—	—	0.0%	104
Gain (loss) on sale of premises and equipment	—	(219)	-100.0%	425
Other income	87	59	47.5%	—

Other non-interest income	87	(160)	-154.4%	529

Total non-interest income (loss)	$46,034	$39,039	17.9%	$31,250

TABLE 3 - NON-INTEREST EXPENSES SUMMARY:
Compensation and benefits (1)	24,579	19,763	24.4%	16,378
Stock option cancellation	—	—	0.0%	800
Other compensation expenses	—	800	-100.0%	—

Total compensation and benefits	24,579	20,563	19.5%	17,178

Occupancy and equipment	9,639	9,079	6.2%	7,800
Advertising and business promotion	7,466	7,052	5.9%	6,673
Professional and service fees	5,631	6,467	-12.9%	7,125
Communications	1,849	1,671	10.7%	1,507
Loan servicing expenses	1,853	1,775	4.4%	1,497
Taxes, other than payroll and income taxes	1,754	1,556	12.7%	1,722
Electronic banking charges	1,679	1,244	35.0%	1,051
Printing, postage, stationery and supplies	1,121	1,038	8.0%	791
Insurance, including deposits insurance	791	736	7.5%	569
Other operating expenses	3,070	2,475	24.0%	3,049

Other non-interest expenses	34,853	33,093	5.3%	31,784

Total non-interest expenses	$59,432	$53,656	10.8%	$48,962

Relevant ratios and data (1):
Non-interest income to Non-interest expenses ratio	77.46%	72.76%		63.83%

Efficiency ratio	49.63%	51.35%		57.22%

Expense ratio	0.85%	0.99%		1.04%

Compensation and benefits to non-interest expenses (1)	41.4%	38.3%		33.5%

Compensation to total assets	0.66%	0.68%		0.69%

Average compensation per employee (1)	$45.1	$40.6		$41.2

Average number of employees	545	506		417

Bank assets per employee	$6,832	$6,009		$5,960

Work force:
Banking operations	454	423		359
Trust operations	52	57		24
Brokerage and Insurance operations	20	33		42

Total work force	526	513		425

(1)	Excludes non-cash stock options cancellation charges.

Selected Financial Data
As of June 30, 2004, 2003 and 2002
   (Dollars in thousands)

			Variance
	2004	2003	%	2002
TABLE 4 - BANK ASSETS COMPOSITION:
Investments:
Mortgage-backed securities	$2,467,384	$2,092,939	17.9%	$1,673,131
U.S. Government and agency obligations	206,977	53,813	284.6%	3,481
P.R. Government and agency obligations	115,846	50,208	130.7%	52,706
Other investment securities	20,636	11,681	76.7%	9,765
Short-term investments	7,747	1,152	572.5%	1,032
FHLB stock	28,160	22,537	25.0%	17,320

Total investments	2,846,750	2,232,330	27.5%	1,757,435

Loans:
Loans receivable	745,195	724,295	2.9%	570,449
Allowance for loan losses	(7,553)	(5,031)	50.1%	(3,039)

Loans receivable, net	737,642	719,264	2.6%	567,410
Loans held for sale	5,814	9,198	-36.8%	9,360

Total loans receivable, net	743,456	728,462	2.1%	576,770

Securities and loans sold but not yet delivered	47,312	1,894	2398.0%	71,750

Total securities and loans	3,637,518	2,962,686	22.8%	2,405,955
Other assets	88,177	77,865	13.2%	79,438

Total assets	$3,725,695	$3,040,551	22.5%	$2,485,393

Investments portfolio composition percentages:
Mortgage-backed securities	86.7%	93.8%		95.2%
U.S. Government and agency obligations	7.3%	2.4%		0.2%
P.R. Government and agency obligations	4.1%	2.2%		3.0%
FHLB stock, short-term investments and other debt securities	1.9%	1.6%		1.6%

	100.0%	100.0%		100.0%

Selected Financial Data
Five-Year Period Ended June 30, 2004
   (Dollars in thousands)

TABLE 5 - LOANS RECEIVABLE COMPOSITION:

Five-Year Period Ended June 30
   (Dollars in thousands)

	2004	2003	2002	2001	2000
Secured by real estate, mainly residential	$644,964	$660,874	$506,872	$392,492	$370,722
Consumer	18,659	19,826	22,077	22,717	19,698
Commercial, mainly real estate	81,572	43,553	41,205	25,829	24,117
Financing leases (1)	—	42	295	827	8,785

Loans receivable	745,195	724,295	570,449	441,865	423,322
Allowance for loan losses	(7,553)	(5,031)	(3,039)	(2,856)	(6,837)

Loans receivable, net	737,642	719,264	567,410	439,009	416,485
Loans held for sale	5,814	9,198	9,360	23,570	180,788

Loans receivable, net	$743,456	$728,462	$576,770	$462,579	$597,273

Loans portfolio composition percentages (2):
Real estate-mortgage, mainly residential	87%	91%	89%	89%	64%
Consumer	2%	3%	4%	5%	15%
Commercial, mainly real estate	11%	6%	7%	6%	4%
Financing leases	0%	0%	0%	1%	17%

Total loans receivable	100%	100%	100%	100%	100%

(1)	Discontinued in June 2000.

(2)	Includes loans held for sale

Selected Financial Data
As of June 30, 2004, 2003 and 2002
   (In thousands)

	June 30,	June 30,	Variance	June 30,
	2004	2003	%	2002
TABLE 6 - LIABILITIES SUMMARY AND COMPOSITION:
Deposits:
Non-interest bearings deposits	$44,622	$63,919	-30.2%	$67,142
Now accounts	81,644	68,389	19.4%	43,738
Savings accounts	88,459	92,206	-4.1%	79,269
Certificates of deposit	807,783	817,895	-1.2%	777,083

	1,022,508	1,042,409	-1.9%	967,232
Accrued interest	1,841	1,856	-0.8%	1,618

	1,024,349	1,044,265	-1.9%	968,850

Borrowings:
Repurchase agreements	1,895,865	1,400,598	35.4%	996,869
FHLB funds	300,000	130,000	130.8%	208,200
Subordinated capital notes	72,166	36,083	100.0%	36,083
Term notes	15,000	15,000	0.0%	15,000

	2,283,031	1,581,681	44.3%	1,256,152

Securities purchased but not yet received	89,068	152,219	-41.5%	56,195

Total deposits, borrowings and securities purchased but not yet delivered	3,396,448	2,778,165	22.3%	2,281,197
Other liabilities	34,580	60,706	-43.0%	37,767

Total liabilities	$3,431,028	$2,838,871	20.9%	$2,318,964

Deposits portfolio composition percentages:
Non-interest bearing deposits	4.4%	6.1%		6.9%
Now accounts	8.0%	6.6%		4.5%
Savings Deposits	8.7%	8.8%		8.2%
Certificates of deposit	78.9%	78.5%		80.4%

	100.0%	100.0%		100.0%

Borrowings portfolio composition percentages:
Repurchase agreements	83.0%	88.6%		79.4%
FHLB funds	13.1%	8.2%		16.6%
Subordinated capital notes	3.2%	2.3%		2.9%
Term notes	0.7%	0.9%		1.1%

	100.0%	100.0%		100.0%

Securities sold under agreement to repurchase
Amount outstanding at year-end	$1,895,865	$1,400,598		$996,869

Daily average outstanding balance	$1,597,720	$1,158,243		$998,069

Maximum outstanding balance at any month-end	$1,895,865	$1,400,598		$1,148,846

Weighted average interest rate:
For the year	1.12%	1.50%		2.39%

At year end	1.23%	1.12%		1.84%

Selected Financial Data
As of June 30, 2004, 2003 and 2002
   (In thousands, except shares data)

	June 30,	June 30,	Variance	June 30,
	2004	2003	%	2002
TABLE 7 - CAPITAL, DIVIDENDS AND STOCK DATA:
Capital data:
Stockholders’ equity	$294,667	$201,680	46.1%	$166,429

Leverage Capital (minimum required - 4.00%)	11.24%	8.19%	37.2%	7.80%

Total Risk-Based Capital (minimum required - 8.00%)	38.69%	25.00%	54.4%	22.10%

Tier 1 Risk-Based capital (minimum required - 4.00%)	37.98%	24.48%	54.9%	21.76%

Stock data:
Outstanding common shares, net of treasury (1)	22,007	19,425	13.3%	18,928

Book value (1)	$10.30	$9.52	8.2%	$7.72

Market Price at end of year (1)	$27.07	$23.36	15.9%	$18.44

Market capitalization	$595,729	$453,660	31.3%	$349,116

Common dividend data:
Cash dividends declared	$11,425	$9,415	21.3%	$7,840

Cash dividends declared per share (1)	$0.55	$0.49	12.0%	$0.42

Payout ratio	19.22%	19.24%	-0.1%	21.74%

Dividend yield as of June 30	2.03%	2.10%	-3.3%	2.27%

(1)	Adjusted to give retroactive effect to the 10% stock dividends declared on the Group’s common stock on November 20, 2003.

The following provides the high and low prices and dividend per share of the Group’s stock for each quarter of the last three fiscal periods. Common stock prices and cash dividend per share were adjusted to give retroactive effect to the stock split and stock dividends declared on the Group’s common stock.

	Price		Cash Dividend
	High	Low	Per share
Fiscal 2004:
June 30, 2004	$32.75	$25.59	$0.14

March 31, 2004	$32.50	$24.70	$0.14

December 31, 2003	$26.15	$21.86	$0.14

September 30, 2003 (1)	$24.53	$21.21	$0.13

Fiscal 2003 (1):
June 30, 2003	$23.95	$19.69	$0.13

March 31, 2003	$19.75	$18.24	$0.13

December 31, 2002	$18.73	$14.44	$0.13

September 30, 2002	$18.36	$15.09	$0.11

Fiscal 2002 (1):
June 30, 2002	$18.44	$14.58	$0.11

March 31, 2002	$15.82	$12.12	$0.11

December 31, 2001	$13.75	$11.83	$0.10

September 30, 2001	$14.45	$11.11	$0.10

(1)	Adjusted to give retroactive effect to the 10% stock dividends declared on the Group’s common stock on November 20, 2003.

Selected Financial Data
Five-Year Period Ended June 30, 2004
   (Dollars in thousands)

	2004	2003	2002	2001	2000
TABLE 8 - ALLOWANCE FOR LOAN LOSSES SUMMARY:
Balance at beginning of year	$5,031	$3,039	$2,856	$6,837	$9,002
Provision for loan losses	4,587	4,190	2,117	2,903	8,150
Net credit losses - see Table 10	(2,065)	(2,198)	(1,934)	(6,884)	(10,315)

Balance at end of year	$7,553	$5,031	$3,039	$2,856	$6,837

TABLE 9 - ALLOWANCE FOR LOAN LOSSES BREAKDOWN:
Residential real estate (1)	$3,861	$1,749	$1,178	$816	$586
Consumer	1,462	1,289	1,486	1,318	1,507
Commercial	1,317	433	284	419	208
Financing leases (2)	—	10	73	303	4,491
Unallocated allowance	913	1,550	18	—	45

	$7,553	$5,031	$3,039	$2,856	$6,837

Allowance composition:
Residential real estate	51.1%	34.8%	38.8%	28.6%	8.6%
Consumer	19.4%	25.6%	48.9%	46.1%	22.0%
Commercial	17.4%	8.6%	9.3%	14.7%	3.0%
Financing leases (2)	0.0%	0.2%	2.4%	10.6%	65.7%
Unallocated allowance	12.1%	30.8%	0.6%	0.0%	0.7%

	100.0%	100.0%	100.0%	100.0%	100.0%

Allowance coverage ratio at end of year applicable to:
Real estate - mortgage	0.59%	0.26%	0.23%	0.20%	0.15%
Consumer	7.84%	6.50%	6.73%	5.80%	1.68%
Commercial	1.61%	0.99%	0.69%	1.62%	0.86%
Financing leases (2)	0.00%	23.81%	24.75%	36.64%	4.23%

Unallocated allowance to total loans	0.12%	0.21%	0.00%	0.00%	0.01%

Total allowance to total loans	1.01%	0.69%	0.52%	0.61%	1.13%

Other selected data and ratios:
Recoveries to net charge-off’s	35.6%	29.0%	31.9%	23.8%	23.2%

Allowance coverage ratio to:
Non-performing loans	24.5%	17.4%	15.1%	16.9%	40.5%

Non-real estate non-performing loans	230.3%	217.3%	256.2%	103.4%	82.2%

(1)	Includes loans held for sale.

(2)	Discontinued in June 2000.

Selected Financial Data
Five-Year Period Ended June 30, 2004
   (Dollars in thousands)

	2004	2003	2002	2001	2000
TABLE 10 - NET CREDIT LOSSES STATISTICS:
Real estate
Charge-offs	$(378)	$(5)	$(30)	$(77)	$(28)
Recoveries	—	—	—	—	—

	(378)	(5)	(30)	(77)	(28)

Consumer
Charge-offs	(2,563)	(2,928)	(2,389)	(3,289)	(8,411)
Recoveries	832	606	566	1,352	1,737

	(1,731)	(2,322)	(1,823)	(1,471)	(6,197)

Commercial
Charge-offs	(249)	(24)	—	(222)	(45)
Recoveries	139	63	42	58	102

	(110)	39	42	(164)	57

Financing leases (1)
Charge-offs	(17)	(138)	(420)	(5,442)	(4,938)
Recoveries	171	228	297	736	1,268

	154	90	(123)	(4,706)	(3,670)

Net credit losses
Total charge-offs	(3,207)	(3,095)	(2,839)	(9,030)	(13,422)
Total recoveries	1,142	897	905	2,146	3,107

	$(2,065)	$(2,198)	$(1,934)	$(6,884)	$(10,315)

Net credit losses (recoveries) to average loans:
Real estate	0.06%	0.00%	0.01%	0.02%	0.01%

Consumer	9.70%	11.97%	8.46%	7.54%	4.95%

Commercial	0.19%	-0.10%	-0.13%	0.72%	-0.27%

Financing leases (1)	-1100.00%	-50.85%	22.20%	95.90%	3.86%

Total	0.28%	0.33%	0.35%	1.55%	1.79%

Average loans (2):
Real estate	$662,590	$608,189	$495,631	$401,916	$335,353
Consumer	17,853	19,404	21,549	19,517	125,199
Commercial	57,047	40,477	31,345	22,926	21,066
Financing leases (1)	14	177	554	4,907	95,012

Total	$737,504	$668,070	$549,079	$444,359	$576,630

(1)	Discontinued in June 2000.

(2)	Includes loans held for sale.

Selected Financial Data
Five-Year Period Ended June 30, 2004
   (Dollars in thousands)

	2004	2003	2002	2001	2000
TABLE 11 - NON-PERFORMING ASSETS:
Non-performing assets:
Non-performing loans
Non-accruing loans	$23,714	$10,350	$10,196	$6,537	$8,844
Accruing loans over 90 days past due	7,224	18,532	9,920	10,366	8,031

Total non-performing loans (see Table 12 below)	30,938	28,882	20,116	16,903	16,875
Foreclosed real estate	888	536	476	847	398
Repossessed autos and equipment	—	—	—	107	554

Total non-performing assets	$31,826	$29,418	$20,592	$17,857	$17,827

Non-performing assets to total assets	0.85%	0.97%	0.83%	0.88%	0.96%

Interest which could have recorded in the period if the loans had not been classified as non-accruing loans	$843	$648	$724	$664	$851

TABLE 12 - NON-PERFORMING LOANS:
Non-performing loans:
Residential real estate	$27,651	$26,567	$18,930	$14,140	$8,552
Commercial, mainly real estate	2,954	1,798	585	1,535	901
Consumer	333	498	454	588	1,544
Financing leases (1)	—	19	147	640	5,878

Total	$30,938	$28,882	$20,116	$16,903	$16,875

Non-performing loans composition percentages:
Residential real estate	89.4%	92.0%	94.1%	83.7%	50.7%
Commercial, mainly real estate	9.6%	6.2%	2.9%	9.1%	5.3%
Consumer	1.1%	1.7%	2.3%	3.5%	9.2%
Financing leases (1)	0.0%	0.1%	0.7%	3.8%	34.8%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Non-performing loans to:
Total loans	4.12%	3.94%	3.47%	3.63%	2.79%

Total assets	0.83%	0.95%	0.81%	0.83%	0.91%

Total capital	10.50%	14.32%	12.09%	14.89%	14.32%

(1)	Discontinued in June 2000.

SELECTED FINANCIAL DATA
FISCAL YEARS ENDED JUNE 30, 2004 AND 2003
   (dollars in thousands)
TABLE 13 - SELECTED QUARTERLY FINANCIAL DATA:

	September 30,	December 31,	March 31,	June 30,	YTD
FISCAL 2004
Interest income	$37,365	$42,085	$42,447	$42,488	$164,385
Interest expense	(18,467)	(19,139)	(19,691)	(19,877)	(77,174)

Net interest income	18,898	22,946	22,756	22,611	87,211
Provision for loan losses	1,340	1,014	1,050	1,183	4,587

Net interest income after provision for loan losses	17,558	21,932	21,706	21,428	82,624
Non-interest income	12,942	9,357	11,199	12,536	46,034
Non-interest expenses	15,381	14,603	14,997	14,451	59,432

Income before taxes	15,119	16,686	17,908	19,513	69,226
Income tax expense	(1,560)	(998)	(1,585)	(1,434)	(5,577)

Net income	13,559	15,688	16,323	18,079	63,649
Less: Dividends on preferred stock	(597)	(1,200)	(1,200)	(1,201)	(4,198)

Net income available to common shareholders	$12,962	$14,488	$15,123	$16,878	$59,451

Per share data (1):
Basic	$0.67	$0.73	$0.75	$0.77	$2.92

Diluted	$0.63	$0.70	$0.71	$0.74	$2.78

Average common shares outstanding	19,449	19,714	20,289	21,983	20,359
Average potential common share-options	1,115	973	983	861	989

Average shares and shares equivalents	20,564	20,687	21,272	22,844	21,348

Selected Financial Ratios:
Return on average assets (ROA)	1.74%	1.95%	1.93%	1.99%	1.91%

Return on average equity (ROE)	30.34%	41.28%	36.35%	32.33%	34.64%

Efficiency ratio	55.09%	47.60%	48.53%	47.70%	49.63%

Expense ratio	0.88%	0.89%	0.85%	0.79%	0.85%

Interest rate spread	2.56%	2.85%	2.68%	2.48%	2.64%

FISCAL 2003
Interest income	$37,714	$37,851	$39,121	$37,060	$151,746
Interest expense	19,548	19,414	19,420	18,953	77,335

Net interest income	18,166	18,437	19,701	18,107	74,411
Provision for loan losses	840	1,100	850	1,400	4,190

Net interest income after provision for loan losses	17,326	17,337	18,851	16,707	70,221
Non-interest income	7,567	8,592	8,622	14,258	39,039
Non-interest expenses	(12,836)	(12,471)	(13,770)	(14,579)	(53,656)

Income before taxes	12,057	13,458	13,703	16,386	55,604
Income tax expense	(483)	(943)	(697)	(2,161)	(4,284)

Net income	11,574	12,515	13,006	14,225	51,320
Less: Dividends on preferred stock	(597)	(597)	(597)	(596)	(2,387)

Net income available to common shareholders	$10,977	$11,918	$12,409	$13,629	$48,933

Per share data (1):
Basic	$0.58	$0.62	$0.65	$0.71	$2.56

Diluted	$0.54	$0.59	$0.61	$0.67	$2.41

Average common shares outstanding	18,944	19,095	19,141	19,313	19,136
Average potential common share-options	1,227	1,178	1,214	1,181	1,200

Average shares and shares equivalents	20,171	20,273	20,355	20,494	20,336

Selected Financial Ratios:
Return on average assets (ROA)	1.84%	1.87%	1.82%	1.99%	1.88%

Return on average equity (ROE)	31.10%	31.25%	30.45%	32.06%	31.33%

Efficiency ratio	52.47%	48.76%	51.54%	55.22%	51.35%

Expense ratio	1.14%	0.82%	1.03%	0.99%	0.99%

Interest rate spread	3.08%	2.97%	2.93%	2.65%	2.91%

(1)	Per share information were adjusted to give retroactive effect to the stock dividends declared on the Group’s common stock.

Management’s Discussion and Analysis
of Financial Condition and Results of Operations
For the Year ended June 30, 2004

OVERVIEW OF FINANCIAL PERFORMANCE

Comparison of year ended June 30, 2004 and year ended June 30, 2003:

During fiscal 2004, the Group expanded its executive management team, raised new capital, and strengthened its banking and financial service franchise. The Group also launched The Oriental Way program to deliver world-class products and services, targeting the personal and commercial needs of the Island’s professionals and owners of small and mid-sized businesses. The results of these efforts were reflected in a strong fiscal year performance, continued growth in commercial loans, the successful launch of both our consumer loan business and the Oriental Wealth Management program, tight control over non-interest expenses, and reduced net charge-offs and non-performing loans, which reflects the quality of the Group’s loan portfolio.

For the fiscal year ended June 30, 2004, net income was $63.6 million, an increase of 24.0% compared with $51.3 million reported in fiscal 2003. Earnings per diluted share increased 15.4% to $2.78, compared to last year’s $2.41 per share. Net income for the quarter ended June 30, 2004, was $18.1 million, an increase of 27.1% compared with net income of $14.2 million reported in the quarter ended June 30, 2003. Earnings per diluted share increased 10.4% to $0.74, compared to last year’s $0.67.

Earnings per share for the fiscal year and fourth quarter were affected by more average shares outstanding in both periods, as a result of the Group’s March 2004 secondary offering of 1,955,000 common shares, which raised $51.6 million (net of expenses), and dividends paid on the Series B Preferred Stock issued in September 2003, which raised $33.1 million (net of expenses). Excluding the effect of the new shares and the new dividend, earnings per share would have been higher by an additional $0.14 for the year and by an additional $0.08 for the quarter, and would have resulted in an earnings per share growth of 21.2% for Fiscal 2004 and 22.4% for the fourth quarter compared to the corresponding prior year periods.

The Group maintains an outstanding return on equity (net income to average common equity) and a superior return on assets (net income to average assets) when compared to its peer group. Return on common equity (ROE) and return on assets (ROA) for the fiscal year ended June 30, 2004 were 34.64% and 1.91%, respectively, which represent an increase of 10.6% in ROE, from 31.33% in fiscal 2003, and an increase of 2.0% in ROA, from 1.88% in fiscal 2003.

Net interest income represented approximately 65% of the Group’s total revenues (defined as net interest income plus non interest income) in fiscal 2004. For the fiscal year ended June 30, 2004, net interest income was $87.2 million, an increase of 17.2% from the $74.4 million recorded for fiscal 2003. For the quarter ended June 30, 2004, net interest income increased 24.9% to $22.6 million, compared with $18.1 million recorded in the quarter ended June 30, 2003. Results benefited from a larger volume of interest earning assets (investment and loans) partially offset by lower average yields. Interest rate margin equaled 2.75% for fiscal 2004. At June 30, 2004, interest earning assets increased 22.8% to $3.637 billion compared to June 30, 2003, reflecting a 27.5% increase in investments to $2.847 billion, which consisted mainly of AAA rated mortgage-backed securities and Puerto Rico government agencies obligations.

The provision for loan losses for the fiscal year ended June 30, 2004 increased 9.5% to $4.6 million from $4.2 million for fiscal 2003 reflecting higher loss reserve requirements related to the expanded commercial and consumer loan business in fiscal 2004.

Non-interest income represented approximately 35% of the Group’s total revenues (defined as net interest income plus non interest income) in fiscal 2004. For the fiscal year ended June 30, 2004, non-interest income grew by 17.9% to $46.0 million from $39.0 million a year earlier. Key factors for such increase included the success of the Group’s product and service marketing programs, the result of general improvement in equity markets, increased underwriting activities, higher revenues from fiduciary service fees, and income generated by Caribbean Pension Consultants, Inc., which was acquired in January 2003. Total non-interest banking and financial services revenues increased 14.2% to $32.5 million in fiscal 2004 compared to $28.5 million in fiscal 2003. Banking service revenues increased 20.1% to $7.2 million compared to $6.0 million in fiscal 2003. Financial service revenues (commissions and fees from broker, insurance and fiduciary activities) increased 21.7% to $17.6 million compared to $14.5 million in fiscal 2003.

For the fiscal year ended June 30, 2004, mortgage-banking activity revenue was $7.7 million reflecting a decrease of 3.8% when compared with $8.0 million for the previous fiscal year. Such decrease in mortgage production was primarily due to the Group’s decision to temporarily moderate loan activity based on fourth quarter market conditions, which also resulted in lower mortgage banking revenue. Securities net activity income grew by 25.3%. This increase reflects market opportunities that arose and that are consistent with the Group’s investment strategies.

Non-interest expenses for fiscal 2004 increased 10.8% to $59.4 million, compared to $53.7 million in the previous fiscal year. However, the Group’s efficiency ratio in fiscal 2004 improved to 49.63%, compared to 51.35% a year earlier. With the launch of its growth program, the Group incurred higher outlays for human resources, technology and marketing, among others, during the first quarter of fiscal 2004. Thereafter, costs were realigned, with expenses trending lower in the last three quarters of fiscal 2004.

Total Group financial assets (including assets managed by the trust department, the retirement plan administration subsidiary, and broker-dealer subsidiary) increased 13.6% to $6.4 billion as of June 30, 2004, compared to $5.7 billion as of June 30, 2003. Assets managed by the Group’s trust department, the retirement plan administration subsidiary, and broker-dealer subsidiary increased 3.4%, year-to-year, to $2.7 billion from $2.6 billion in fiscal 2003. This increase was primarily due to the equity market recovery impact on assets gathered by the Group’s securities broker-dealer subsidiary. The Group’s bank assets reached $3.726 billion as of June 30, 2004, an increase of 22.5%, compared to $3.040 billion as of June 30, 2003. Major contributors to this increase were the investment securities portfolio, which increased by 27.5% or $614.4 million, along with the loan portfolio, which increased by $15.0 million or 2.1%.

On the liability side, total deposits decreased by 1.9% from $1.044 billion at June 30, 2003, to $1.024 billion at June 30, 2004. The decrease in deposits primarily reflects the Group’s decision to cut back on certificates of deposit in favor of other lower-cost funding sources. Total borrowings increased 44.3% from $1.582 billion at June 30, 2003, to $2.283 billion at June 30, 2004. The increase in borrowings was concentrated in larger average balances of repurchase agreements, Federal Home Loan Bank advances and subordinated capital notes. The increase in borrowed funds was used primarily to fund the Group’ investment and loan portfolio growth.

The Group continued strengthening its capital base during fiscal 2004. Stockholders’ equity as of June 30, 2004 was $294.7 million, an increase of 46.1% from $201.7 million as of June 30, 2003. This increase reflects the improvement in net income, net proceeds of $33.1 million from the issuance of the Series B Preferred Stock shares in the first quarter of fiscal 2004 and $51.6 million, net of related expenses, from the issuance of 1,955,000 shares of common stock in the third quarter of fiscal 2004, partially offset by the increase in the accumulated other comprehensive loss of $45.1 million, mostly associated with an increase in unrealized losses on the securities available-for-sale portfolio from fiscal 2003 to fiscal 2004.

Comparison of year ended June 30, 2003 and year ended June 30, 2002:

For the fiscal year ended June 30, 2003, net income was $51.3 million ($2.41 per diluted share), an increase of 33.5% compared with $38.5 million ($1.82 diluted per share) reported in fiscal 2002. Net income for the quarter ended June 30, 2003, was $14.2 million ($0.67 diluted per share), an increase of 28.8% compared with net income of $11.0 million ($0.51 diluted per share) reported in the quarter ended June 30, 2002.

The Group maintains an outstanding return on equity (net income to average common equity) and a superior return on assets (net income to average assets) when compared to its peer group. Return on common equity (ROE) and return on assets (ROA) for the fiscal year ended June 30, 2003 were 31.33% and 1.88%, respectively, which represent a decrease of 3.5% in ROE, from 32.47% in fiscal 2002, and an increase of 12.6% in ROA, from 1.67% in fiscal 2002.

Favorable interest rate levels during fiscal 2003, combined with management’s emphasis on secured lending and non-interest income (mostly fees) from operations; drove the improvements in the Group’s performance. For the fiscal year ended June 30, 2003, net interest income was $74.4 million, an increase of 26.1% from the $59.0 million recorded for fiscal 2002 (see Table 1). For the quarter ended June 30, 2003, net interest income increased 8.3% to $18.2 million, compared with $16.8 million recorded in the quarter ended June 30, 2002.

The provision for loan losses for the fiscal year ended June 30, 2003 increased 97.9% to $4.2 million from $2.1 million for fiscal 2002. The provision for loan losses increased from $425,000 in the fourth quarter of fiscal 2002 to $1.4 million in the fourth quarter of fiscal 2003. This reflects the required reserve increase as the Group’s loan portfolio keeps its growing pace and for the increases in non-performing loans and net credit losses.

Non-interest income (mostly fee income, see Table 2) also increased for the fiscal year ended June 30, 2003, growing by 24.6% to $39 million from $31.3 million a year earlier. The Group’s business expansion strategy and the strong market acceptance of its fee-based financial planning business lines have been key factors for such increase. Securities net activity income grew by 226.1%. This increase reflects market opportunities that arose and that are consistent with the Group’s liquidity and investment strategies.

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

Non-interest expenses for fiscal 2003 increased 9.6% to $53.7 million, compared to $49.0 million in the previous fiscal year, see Table 3. This increase reflects the Group’s growth and increases in spending related to the expansion and improvement of its sales force, growth in the retail banking platform and continuing investment in back-office personnel, technology and infrastructure supporting risk management processes as well as recent and future growth.

Total Group financial assets (including assets managed by the trust department, the retirement plan administration subsidiary, and broker-dealer subsidiary) increased 13.8% to $5.7 billion as of June 30, 2003, compared to $5.0 billion as of June 30, 2002. Assets managed by the Group’s trust department, the retirement plan administration subsidiary, and broker-dealer subsidiary increased 5.3%, year-to-year, to $2.6 billion from $2.5 billion in fiscal 2002. This increase is mainly due to the addition of $315 million in assets managed by the then recently acquired subsidiary Caribbean Pension Consultants, Inc., a retirement plan administrator located in Boca Raton, Florida. Likewise, the Group’s bank assets reached $3.039 billion as of June 30, 2003, an increase of 22.3%, compared to $2.484 billion as of June 30, 2002. Major contributors to this increase were the investment securities portfolio, which increased by 27.0%, or $474.9 million, along with the loan portfolio, which increased by $151.7 million or 26.3%.

Total deposits increased by 7.8% from $968.9 million at June 30, 2002, to $1.044 billion at June 30, 2003, as a result of the Group’s aggressive expansion of its banking business within its overall strategy of positioning itself as a financial planning service provider. Total borrowings increased 25.9% from $1.256 billion at June 30, 2002, to $1.582 billion at June 30, 2003. The increase in borrowed funds was used primarily to fund the Group’ investment and loan portfolio growth.

In fiscal 2003 the Group continued its repurchasing program of common stock, reacquiring 97,000 shares during the year at an approximate cost of $2.2 million. Stockholders’ equity as of June 30, 2003 was $201.7 million, an increase of 21.2% from $166.4 million as of June 30, 2002. This increase mainly reflects the substantial improvement in net income, net of dividends declared and the net gain in the mark-to-market valuation of investments available-for-sale, which was partially offset by the net loss in the mark-to-market valuation of cash flow hedge derivative instruments.

On October 28, 2002, the Group declared a twenty-five percent (25%) stock split effected in the form of a dividend on outstanding common shares. The stock split was effected on January 15, 2003.

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

Net interest income increased 17.2%, to $87.2 million in fiscal 2004, from $74.4 million in fiscal 2003. This increase was due to a positive volume variance of $15.1 million, partially offset by a negative rate variance of $2.3 million, as average interest earning assets increased 27.1%, to $3.168 billion as of June 30, 2004, from $2.493 billion as of June 30, 2003, while the interest rate margin declined 24 basis points, to 2.75% for fiscal 2004, from 2.99% for fiscal 2003. The interest rate spread declined 27 basis points, to 2.64% for fiscal 2004, from 2.91% for fiscal 2003, due to a 90 basis point decline in the average yield of interest earning assets to 5.19%, from 6.09%, partially offset by a 63 basis point decline in the average cost of funds to 2.55%, from 3.18%. The decline in the average yield of interest earning assets was primarily due to the origination and purchase of securities with lower rates, reflecting market conditions; prepayments of higher rate mortgage loans and the re-pricing of adjustable and floating rate commercial loans. The decline in the average cost of funds was primarily due to reductions in rates paid on retail deposits, reflecting the prevailing lower interest rate scenario, and to management’s decision to reduce the use of higher-cost, retail certificates of deposit in favor of lower-cost, wholesale funding sources.

Interest income increased 8.3%, to $164.4 million for fiscal 2004, as compared to $151.7 million for fiscal 2003, reflecting a 27.1% increase in the average balance of interest earnings assets, to $3.169 billion in fiscal 2004, from $2.493 billion in fiscal 2003, partially offset by the decline in yield to 5.19%, from 6.09%. Interest income is generated by investment securities, which accounted for 68.3%, and from loans, which accounted for 31.7%. Interest income from investments increased 12.0%, to $112.3 million, due to a 33.2% increase in the average balance of investments, to $2.431 billion, partially offset by an 87 basis points decline in yield, to 4.62%, from 5.49%. The increase in investments reflects a 17.9% increase in mortgage-backed securities, to $2.467 billion as of June 30, 2004, from $2.093 billion as of June 30, 2003, and a 209.8% increase in P.R. and U.S. government and agency obligations, to $322.3 million as of June 30, 2004, from $104.0 million as of June 30, 2003. Interest income from loans increased 1.3%, to $52.1 million, due to a 10.4% increase in the average balance of loans, to $737.5 million, partially offset by a 63 basis points decline in yield, to 7.07%, from 7.70%. The increase in loans primarily reflects a 8.9% increase in real estate loans, to $662.6 million in fiscal 2004, from $608.2 million in fiscal 2003, and a 40.9% increase in commercial loans, reflecting the initial expansion of that business, to $57.0 million in fiscal 2004, from $40.5 million in fiscal 2003. Approximately 90% of the commercial loans are secured by real estate.

Interest expense declined 0.21%, to $77.2 million in fiscal 2004, from $77.3 million in fiscal 2003, due to a 63 basis point reduction in the average cost of retail and wholesale funds, to 2.55% for fiscal 2004, from 3.18% for fiscal 2003. This decline more than offset the cost of expanding interest-bearing liabilities, to $3.026 billion, from $2.430 billion, in order to fund the growth of the Group’s investment and loan portfolios. The average cost of retail deposits declined 43 basis points, to 2.87% in fiscal 2004, from 3.30% in fiscal 2003, and the average cost of wholesale funding sources declined 72 basis points, to 2.38%, from 3.10%, with the largest average cost reductions occurring in Federal Home Loan Bank of New York (“FHLB”) advances, which dropped 120 basis points, to 2.63%, and in repurchase agreements, which dropped 66 basis points, to 2.26%.

For the fiscal year ended June 30, 2003, net interest income amounted to $74.4 million, up 26.2% from $59.0 million for the fiscal year ended June 30, 2002. This increase was due to a positive volume variance of $7.7 million and a positive rate variance of $7.8 million that also, in part, resulted from the impact of an additional Federal Reserve Board interest rate reduction, which resulted in a lower average cost of funds (3.18% for the fiscal year ended on June 30, 2003 versus 3.95% in the same period of fiscal 2002). At the same time, the Group continues its hedge strategy to lock its interest rate spread by increasing the volume of interest rate swaps; see “Interest Rate Risk and Assets/Liability Management”.

The interest rate spread for the fiscal year ended June 30, 2003, improved 32 basis points to 2.91% compared with 2.59% for fiscal 2002. As previously mentioned, this increase was mainly due to a decrease in the average cost of funds. Table 1 shows the major categories of interest-earning assets and interest-bearing liabilities, their respective interest income, expenses, yields and costs, and their impact on net interest income due to changes in volume and rates.

The Group’s interest income for the fiscal year ended June 30, 2003 increased 7.1% from $141.7 million reported in fiscal 2002, to $151.7 million. The increase in interest income resulted from a larger volume of average interest-earning assets ($2.493 billion in fiscal 2003 versus $2.167 billion in fiscal 2002) partially offset by a decline in their yield performance (6.09% in fiscal 2003 versus 6.54% in fiscal 2002).

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

Interest expense decreased for fiscal 2003 by 6.6% (to $77.3 million in fiscal 2003, from $82.7 million in fiscal 2002). A lower average cost of funds (3.18% for fiscal 2003 versus 3.95% for fiscal 2002), drove this decrease. Larger volumes of borrowings and deposits, which were necessary to fund the growth of the Group’s investment portfolio, caused an increase in average interest-bearing liabilities. See Table 1 for the impact on interest expense due to changes in volume and rates.

The cost of short-term financing decreased substantially during fiscal 2001 and 2002 and continued to fall over the course of fiscal 2003. The average cost of borrowings for fiscal 2003 decreased 93 basis points (from 4.03% in fiscal 2002, to 3.10% in fiscal 2003). The largest average reduction was in repurchase agreements, which decreased 106 basis points from 3.98% in fiscal 2002, to 2.92% in fiscal 2003.

Non-Interest Income

Non-interest income is affected by the amount of securities and trading transactions, the level of trust assets under management, transactions generated by the gathering of financial assets and investment activities by the broker-dealer subsidiary, the level of mortgage banking activities, and fees generated from loans, deposit accounts and insurance products. As shown in Table 2, non-interest income for fiscal 2004 increased 17.9%, from $39.0 million to $46.0 million, when compared to fiscal 2003.

Commissions and fees from fiduciary activities and commissions and fees from broker and insurance activities, two of the main components of non-interest income, increased 25.3% and 18.5%, respectively, to $8.6 million and $9.0 million in fiscal

2004, from $6.9 million and $7.6 million in fiscal 2003. Growth for the year reflected the general improvement in equity markets, increased underwriting activities, higher service fees in fiduciary activities, and income generated by Caribbean Pension Consultants, which was acquired in January 2003.

Another component of non-interest income is mortgage-banking activities. Such income decreased 3.8% in fiscal 2004 (from $8.0 million in fiscal 2003, to $7.7 million in fiscal 2004), in relation to a decrease of 8.0% in residential mortgage loan production (from $357.0 million in fiscal 2003, to $328.8 million in fiscal 2004). Such decrease in mortgage production was primarily due to the Group’s decision to temporarily moderate home loan activity based on fourth quarter market conditions, which also resulted in lower mortgage banking revenues.

Bank service revenues, which consist primarily of fees generated by deposit accounts, electronic banking and customer services, continue with an increase of 20.1% (to $7.2 million in fiscal 2004, from $6.0 million in fiscal 2003), mainly due to a 19.9% increase in fees on deposit accounts, from $4.0 million for fiscal 2003, to $4.9 million in fiscal 2004. This increase in bank service revenues was mainly driven by an increase in the fees on deposit accounts mostly overdraft fees related to the bank overdraft privilege program attached to consumer deposit accounts and the success of the Group’s product and service marketing programs. Bank service charges and commissions increased 25.4% to $2.0 million in fiscal 2004 from $1.6 million in fiscal 2003. Most of this increase is related to higher transactional volume in our debit and credit cards.

Securities, derivatives and trading activities increased 25.3% in fiscal 2004 (to a net gain of $13.4 million in fiscal 2004 from a net gain of $10.7 in fiscal 2003), mainly driven by a positive results in derivatives activity which carried a substantial loss during fiscal 2003 (from $4.1 million net loss in fiscal 2003, to $11,000 net gains in fiscal 2004). Securities and trading net activity slightly decreased when compared to previous fiscal 2003.

Securities net activities showed a 5.7% decrease from a net gain of $14.2 million in fiscal 2003 to a net gain of $13.4 million in fiscal 2004, while trading net activities revenues showed a decrease of 96.3% to a net gain of $21,000 in fiscal 2004, compared to a net gain of $571,000 million in fiscal 2003. As in previous fiscal 2003, this decrease in trading net activities revenues is mainly due to a substantial decrease in the average volume of trading portfolio. The average trading portfolio dropped from $10.3 million in fiscal 2003 to an average of $1.4 million in fiscal 2004.

Derivative activities resulted in unrealized gain of $11,000 for fiscal 2004; while for fiscal 2003 the unrealized loss amounted to $4.1 million. These fluctuations are related to the mark-to-market of derivative instruments which we expect to continue improving as interest rates go up.

Non-Interest income for fiscal 2003 increased 24.9%, from $31.2 million to $39.0 million, when compared to fiscal 2002. Commissions and fees from fiduciary activities, one of the components of non-interest income, increased 12.4% to $6.9 million in fiscal 2003, from $6.1 million in fiscal 2002.

Another important component of non-interest income is mortgage-banking activities. Such income decreased 8.3% in fiscal 2003 (from $8.7 million in fiscal 2002 to $8.0 million in fiscal 2003), in spite of an increase of 17.0% in mortgage loan production (from $305.4 million in fiscal 2002 to $357.0 million in fiscal 2003). This is due to management’s strategy of maintaining a larger portion of its production in portfolio instead of selling it on the secondary market, consequently deferring the recognition of the amount of fees derived from the sale of loans.

In fiscal 2003, bank service revenues increased 29.4% (to $6.0 million in fiscal 2003 from $4.6 million in fiscal 2002), mainly due to a 49.8% increase in fees on deposit accounts, from $2.7 million in fiscal 2002, to $4.1 million in fiscal 2003. This increase in bank service revenues was mainly driven by new deposits gathered by the Bank, led by the “Amiga” demand deposit account introduced during fiscal 2002.

Securities, derivatives and trading activities showed a net increase of 205.4% in fiscal 2003 (to a net gain of $10.7 million in fiscal 2003 from a net gain of $3.5 in fiscal 2002), mainly driven by an increase in securities and trading net activities revenues in fiscal 2003 (from $5.5 million net gains in fiscal 2002 to $14.8 million net gains in fiscal 2003).

Securities net activities showed a 226.1% increase from a net gain of $4.4 million in fiscal 2002 to a net gain of $14.2 million in fiscal 2003, while trading net activities revenues showed a decrease of 50.3%, to a net gain of $571,000 in fiscal 2003, compared to a net gain of $1.1 million in fiscal 2002. This decrease in trading net activities revenues is mainly due to a substantial decrease in the average volume of trading portfolio from $41.2 million in fiscal 2002 to an average of $10.3 million in fiscal 2003.

Derivative activities resulted in unrealized losses of $4.1 million in fiscal 2003; while in fiscal 2002 the unrealized loss amounted to $2.0 million, an increase of 103.4%. These fluctuations are related to the mark-to-market of derivative instruments.

Non-Interest Expenses

As in previous fiscal 2003, the Group continues to drive its efficiency ratio to levels below its peer group and the banking industry (in fiscal 2004 this ratio improved to 49.63% from 51.35% in fiscal 2002) through the generation of revenue at a faster rate than expenses. The efficiency ratio measures how much of a company’s revenue is used to pay operating expenses. The Group’s success in controlling operating expenses comes from efficient staffing, a constant focus on process improvement and the outsourcing of certain functions.

In fiscal 2004, non-interest expenses increased 10.8%, from $53.7 million in fiscal 2003 to $59.4 million in fiscal 2004, reflecting the impact of the Group’s expansion strategy. The Group’s incurred higher outlays for human resources, technology and marketing, among others, during the first quarter of fiscal 2004, as it continue its growth program. Thereafter, the Group was able to realign costs, with expenses trending lower in the last three quarters of fiscal 2004.

Employees’ compensation and benefits is the Group’s largest non-interest expense category. In the fiscal year ended June 30, 2004, compensation and benefit expense increased 19.5% to $24.6 million versus $20.6 million in fiscal 2003, reflecting an expansion of the Group’s work force as part of its growth program which includes the improvement of the sales force through the addition of experienced lenders and the expansion of the executive team.

Occupancy and equipment expenses increased 6.2%, from $9.1 million in fiscal 2003 to $9.6 million in fiscal 2004, due to higher depreciation resulting from upgrading technology and infrastructure in our financial centers in order to improve efficiency.

During fiscal 2004, advertising and business promotions increased 5.9% to $7.5 million versus $7.1 million in fiscal 2003. The Group focused on marketing campaigns that expanded the awareness of new and existing products and contributed to the 17.9% increase in fee-based revenues, compared to previous fiscal 2003.

In fiscal 2004, professional and service fees decreased 12.9%, from $6.5 million in fiscal 2003 to $5.6 million in fiscal 2004. The decrease was due to specific cost control initiatives effectively implemented by management.

The rise in electronic banking charges, communication, municipal and other general taxes, insurance, printing, postage, stationery and supply, and other operating expenses are principally due to the general growth in the Group’s business activities, products and services offered.

In fiscal 2003, non-interest expenses increased 9.6%, from $49.0 million in fiscal 2002 to $53.7 million in fiscal 2003, reflecting the impact of the Group’s expansion strategy.

In the fiscal year ended June 30, 2003, compensation and benefits expense increased 19.7% to $20.6 million versus $17.2 million in fiscal 2002, reflecting an expansion of the Group’s work force (refer to Table 3 for more selected data regarding employees’ compensation and benefits) and maintaining variable compensation (commissions) at prior fiscal years’ levels despite a higher volume of business. During the first quarter of fiscal 2002, the Group recognized a non-cash expense of $800,000, with a corresponding offsetting charge against additional paid-in capital, related to the cancellation by the Board of Directors of approximately 271,500 of non-vested stock options granted to its directors, officers and employees during calendar years 1999 and 1998.

Occupancy and equipment expenses increased 16.4%, from $7.8 million in fiscal 2002 to $9.1 million in fiscal 2003, as a direct result of the addition of a new branch and the relocation of a second branch to improve our retail banking platform in response to bank products demand.

In fiscal 2003, the Group continued its aggressive promotional campaign to enhance the market recognition of new and existing products in order to increase our fee-based revenues. As a result, in such fiscal year, advertising and business promotions increased 5.0% to $7.1 million versus $6.7 million in fiscal 2002.

The rise in communications, insurance, printing, postage, stationery and supply expenses are mainly due to the general growth in the Group’s business activities, products and services offered.

Provision for Loan Losses

The provision for loan losses for the year ended June 30, 2004, totaled $4.6 million, a 9.5% increase from the $4.2 million reported for the same period of the previous fiscal year. The increase in the provision for loan losses reflects the required provisions needed to cover any loss exposure in commercial and real estate non-performing loans as of June 30, 2004 and the expected increase in the consumer loans portfolio as the Group revitalized such lending activity during the fourth quarter of fiscal 2004. Non-performing loans increased 6.9%, from $28.9 million as of June 30, 2003, to $30.9 million as of June 30, 2004. The increase in non-performing loans came from the residential real estate and commercial loan portfolios. The commercial and residential real estate portfolios are well collateralized and the Group does not expect any major losses on such portfolios.

During the last two quarters of fiscal 2004, no major increases in net credit losses were experienced, but the actual level of credit losses support the provision for the period to maintain an adequate reserve for possible loan losses. Net credit losses for the fiscal decreased 6.0%, from $2.2 million in fiscal 2003 to $2.1 million in fiscal 2004. Such decrease was mainly due to an increase experienced in total loss recoveries. Total loss recoveries increased from $897,000 as of June 30, 2003 to $1.1 million as of June 30, 2004. As result, the recoveries to net charge-offs ratio improved from 29.0% in fiscal 2003 to 35.6% for fiscal 2004.

Residential real state loans net credit losses in fiscal 2004 were $378,000 as compared with $5,000 in the prior fiscal year. The amount for fiscal 2004 represents charge-offs on two real estate loans. Commercial loans net credit losses increased to $110,000 in fiscal 2004, when compared with a net recovery of $39,000 in the previous fiscal year. Management performed a review of the entire commercial loan portfolio and determined to recognize as losses during the second quarter of fiscal 2004 certain loans considered uncollectible or of such little value that their continuance as bankable assets was not warranted. This review reflects the Group’s strategy to expand its commercial loan portfolio, primarily collateralized by real estate.

Net credit losses on consumer loans decreased when compared with the prior fiscal year. In fiscal 2004, net credit losses on consumer loans were $1.7 million, a decrease of 25.4% when compared with fiscal 2003 in which the Group had net credit losses of $2.3 million.

The Group evaluates all loans, some individually and other as homogeneous groups, for purposes of determining impairment. At June 30, 2004, the total investment in impaired commercial loans was $714,912. Impaired commercial loans are measured based on the fair value of collateral. The Group determined that no specific impairment allowance was required for such loans. The average investment in impaired commercial loans for fiscal 2004 amounted to $2.1 million. At June 30, 2003 there were no impaired loans.

The provision for loan losses increased to $4.2 million in fiscal 2003 from $2.1 million in fiscal 2002. This increase in the provision for loan losses was mainly due to the growth of the total loan portfolio, the increase in non-performing loans, and the increase experienced in net credit losses to $2.2 million in fiscal 2003, from $1.9 million in fiscal 2002 (but lower than the $6.9 million in fiscal 2001 and the $10.3 million in fiscal 2000). The increase in credit losses is mainly due to $1.4 million of net credit losses in the consumer loan portfolio, a 30.5% increase, when compared to $1.1 million net credit losses in fiscal 2002. Non-performing loans increased 43.6%, from $20.1 million as of June 30, 2002, to $28.9 million as of June 30, 2003. Most of the increase in non-performing loans came from the real estate loan portfolio, which is composed mostly of residential mortgage loans.

Please refer to the allowance for loan losses and non-performing assets section on Table 8 through Table 12 for a more detailed analysis of the allowances for loan losses, net credit losses and credit quality statistics. Also refer to the section “Allowance for Loan Losses and Non-performing Assets”.

Provision for Income Taxes

The Group recognized a provision for income taxes of $5.6 million in the fiscal 2004, compared with a provision of $4.3 million in the previous fiscal year. The main reason for the increase of the fiscal 2004 tax expense is the increase in income before income taxes of 24.5% when compared to fiscal 2003 results. The current income tax provision is lower than the provision based on the statutory tax rate for the Group, which is 39%, due to the high level of tax-advantaged interest income earned on certain investments and loans, net of the disallowance of related expenses attributable to the exempt income. In addition, the Puerto Rico Internal Revenue Code of 1994, as amended, provides a dividend received deduction of 100% on dividends received from wholly-owned subsidiaries subject to income taxation in Puerto Rico. Exempt interest relates principally to interest earned on obligations of the United States and Puerto Rico governments and certain mortgage-backed securities, including securities held by the Group’s international banking entities.

In fiscal 2003, the Group recorded a $4.3 million income tax provision versus $720,000 in fiscal 2002. The main reason for the increase of the fiscal 2003 tax expense is the increase in income before income taxes of 42.0% when compared to fiscal

2002 results. In addition, in July 2003, the Group and the Puerto Rico Treasury Department settled an investigation of the Bank’s income tax returns for the years ended June 30, 1997, 1998 and 1999 for $1.8 million.

FINANCIAL CONDITION

Group’s Bank Assets

At June 30, 2004, the Group’s total assets amounted to $3.726 billion, an increase of 22.5% when compared to $3.041 billion at June 30, 2003. At the same date, interest-earning assets reached $3.637 billion, up 22.8% versus $2.962 billion at June 30, 2003.

As detailed in Table 4, investments comprise the Group’s largest component of interest-earning assets. Investments mainly consist of money market investments, mortgage-backed securities, U.S. Treasury notes, U.S. Government agencies bonds, and P.R. Government municipal bonds. (See Note 3 to the Consolidated Financial Statements for more information regarding the Group’s portfolio of investments). The Group decided to reposition its investment portfolio during the quarters ended September 30, 2003 and March 31, 2004. As a result, management reclassified, at fair value, $856,037,000 and $174,399,000, respectively, of its available-for-sale investment portfolio to the held-to-maturity investment category. Management now has the ability and intent to hold these securities to maturity.

Growth in mortgage-backed securities and P.R. and U.S. government securities drove the investment portfolio’s expansion. Mortgage-backed securities increased 17.9% to $2.467 billion (86.7% of the total investment portfolio) from $2.093 billion (93.8% of the total investment portfolio) the year before. P.R. and U.S. government securities increased 130.7% and 284.6% respectively, from last year to $115.8 million and $207.0 million, as the Group continued its asset liability management strategies of re-balancing its asset mix through sound and lesser-risk asset acquisitions.

As of June 30, 2004, the Group had no securities of a single issuer, other than the U.S. Government agencies and corporations including FHLB, FHMAC and GNMA, that exceeded 10% of consolidated stockholders’ equity.

Please refer to Note 3 for information related to the carrying amount of trading, available-for-sale, and held to maturity investment securities at June 30, 2004, by contractual maturity.

At June 30, 2004, the Group’s loan portfolio, the second largest category of the Group’s interest-earning assets, amounted to $743.5 million, 2.1% higher than the $728.5 million at June 30, 2003. The Group’s loan portfolio is mainly comprised of residential loans, home equity loans, and commercial loans collateralized by real estate. As shown in Table 5, the real estate mortgage loan portfolio amounted to $650.8 million or 87% of the loan portfolio as of June 30, 2004, compared to $670.1 million or 91% of the loan portfolio at June 30, 2003. The reduction in the real estate mortgage loan portfolio was mainly due to an 8.0% decline in mortgage originations from year to year along with a higher level of mortgage loan sales/conversions in the secondary market when compared to previous fiscal 2003. The Group sold/converted residential mortgage loans in the secondary market totaling $228 million in fiscal 2004, or $117 million more than the $111 million sold/converted during previous fiscal 2003.

The second largest component of the Group’s loan portfolio are commercial loans, most of which are collateralized by real estate. At June 30, 2004, the commercial loan portfolio totaled $81.6 million (11.0% of the Group’s total loan portfolio), a substantial growth of 87.3% when compared to $43.6 million at June 30, 2003 (6.0% of the Group’s total loan portfolio). Production of commercial loans increased 46.3%, to $56.4 million compared to $38.5 million in the prior fiscal year. The increase reflected the Group’s expansion of its commercial business in the second half with professionals and small and mid-sized businesses, and participations in commercial real estate loans.

The consumer loan portfolio totaled $18.7 million (2.0% of total loan portfolio at June 30, 2004), a minor reduction when compared to fiscal 2003 portfolio of $19.8 million. Consumer loan production declined $0.9 million to $5.8 million, as the Group held back marketing during the first nine months of fiscal 2004, pending expansion of the business in the fourth quarter, which resulted in a 17.7% increase in production.

The following table summarizes the remaining contractual maturities of the Group’s total loans, excluding mortgage loans held for sale, divided to reflect cash flows as of June 30, 2004. Contractual maturities do not necessarily reflect the actual term of a loan, including prepayments.

		Maturities
			After one year to five
			years		After five years
	Balance		Fixed	Variable	Fixed	Variable
	outstanding at	One Year	Interest	Interest	Interest	Interest
	June 30, 2004	or Less	Rates	Rates	Rates	Rates
	(In thousands)
Real estate-mortgage, mainly residential	$644,964	$82,324	$275,492	$—	$287,149	$—
Commercial, mainly real estate	81,572	25,098	15,800	29,461	5,796	5,417
Consumer	18,659	13,903	4,434		322
Financing leases	—	—

Total	$745,195	$121,325	$295,726	$29,461	$293,267	$5,417

At June 30, 2003, the Group’s total assets amounted to $3.041 billion (an increase of 22.4% when compared to $2.484 billion at June 30, 2002). At the same date, interest-earning assets reached $2.963 billion, up 23.1% versus $2.406 billion a year earlier. An increase in mortgage-backed securities drove the investment portfolio expansion. Mortgage-backed securities increased 25.1% to $2.093 billion (93.8% of the total investment portfolio) from $1.673 billion (95.2% of the total investment portfolio) the year before, reflecting the Group strategy of re-balancing its asset mix through sound and lesser risk asset acquisitions.

At June 30, 2003, the Group’s loan portfolio amounted to $728.5 million, 26.3% higher than the $576.8 million at June 30, 2002. In fiscal 2003, the Group continued focusing on loan originations which are collateralized, primarily residential, commercial and personal loans with mortgage collateral, while de-emphasizing unsecured personal loans.

Liabilities and Funding Sources

As shown in Table 6, at June 30, 2004, the Group’s total liabilities reached $3.431 billion, 20.9% higher than the $2.838 billion reported a year earlier. Interest-bearing liabilities, the Group’s funding sources, amounted to $3.396 billion at the end of fiscal 2003 versus $2.778 billion the year before, a 22.3% increase. The rise in FHLB funds, subordinated capital notes and repurchase agreements drove this growth.

Borrowings are the Group’s largest interest-bearing liability component. Borrowings consist mainly of diversified funding sources through the use of FHLB advances and borrowings, repurchase agreements, term notes, subordinated capital notes, and unused lines of credit. At June 30, 2004, Borrowings amounted to $2.283 billion, 44.3% higher than the $1.582 billion at June 30, 2003. The increase, mainly in repurchase agreements, reflects the funding needed to maintain the Group’s growth strategy for loans and investment portfolios. Repurchase agreements as of June 30, 2004 amounted to $1.896 billion, a 35.4% increase when compared to $1.401 billion as of June 30, 2003.

The FHLB system functions as a source of credit for financial institutions that are members of a regional Federal Home Loan Bank. As a member of the FHLB, the Group can obtain advances from the FHLB, secured by the FHLB stock owned by the Group, as well as by certain of the Group’s mortgage loans and investment securities. FHLB funds increased 130.8% to $300 million when compared to $130 million a year earlier. This increase is mainly due to the strategy of extending the maturity of our funding sources to take advantage of alternative lower rate funding sources. All of these advances mature between July of 2005 and August 2008. Table 6 presents the composition of the Group’s other borrowings at the end of the periods analyzed.

At June 30, 2004, deposits, the second largest category of the Group’s interest-bearing liabilities reached $1.024 billion, down 1.9% from $1.044 million at June 30, 2003. The decrease in deposits primarily reflects the Group’s decision to cut back on certificates of deposit in favor of other lower-cost funding sources.

At June 30, 2004, the scheduled maturities of time deposits and IRA accounts of $100,000 or more were as follows:

(In thousands)
3 months or less	$190,710
Over 3 months through 6 months	68,296
Over 6 months through 12 months	63,666
Over 12 months	40,259

Total	$362,931

At June 30, 2003, the Group’s total liabilities reached $2.838 billion, 22.4% higher than the $2.318 billion reported a year earlier. Interest-bearing liabilities amounted to $2.778 billion at the end of fiscal 2003 versus $2.281 billion the year before, a 21.8% increase. Major increases were in borrowings especially in repurchase agreements as they were the principal source to fund the investment growth. At June 30, 2003, borrowings amounted to $1.582 billion, 25.9% higher than the $1.256 billion at June 30, 2002.

In the fiscal year ended June 30, 2003, deposits reached $1.044 million, up 7.8% versus the $968.9 million in the fiscal year ended June 30, 2002. Most of the growth was in time deposits and IRA accounts, with an increase of $40.8 million or 5.3% to $817.9 million as of June 30, 2003, compared to $777.1 million at June 30, 2002. In addition, an increase of $34.4 million or 18.1% in core low cost demand and savings deposits contributed to this growth as results of the previous year’s advertising campaign to promote these products started to materialize.

Stockholders’ Equity

At June 30, 2004, the Group’s total stockholders’ equity was $294.7 million; an increase of 46.1% from the $201.7 million recorded at June 30, 2003, which in turn reflects an increase of 21.2% from the $166.4 million recorded as of June 30, 2002. In addition to earnings from operations, this rise reflects an increase in outstanding serial preferred stock of $33.1 million as a result of the issuance of the Series B Preferred Stock in the first quarter of fiscal 2004 and an increase of $51.6 million, net of expenses, of the issuance of 1,955,000 shares of common stock in the third quarter of fiscal 2004, partially offset by an increase of $45.1 million in other accumulated comprehensive loss (most of which occurred during the quarter ended September 30, 2003). Accumulated other comprehensive loss, net, consists of the unrealized loss on derivatives designated as cash flow hedges and the unrealized gain or loss on investment securities available-for-sale, net of deferred tax. For more of the Group’s stockholders’ equity activity, refer to Table 7 and to the Consolidated Statements of Changes in Stockholders’ Equity and of Comprehensive Income included as part of the Consolidated Financial Statements and Note 2 to such financial statements.

At June 30, 2004, accumulated unrealized loss, net of tax, on derivatives designated as cash flow hedges was $17.1 million, a $24.7 million decrease, when compared to an accumulated unrealized loss of $41.8 million at June 30, 2003. Accumulated unrealized loss, net of tax, on investment securities available-for-sale amounted to $28.3 million at June 30, 2004, after a $69.8 million negative change, when compared with an accumulated unrealized gain of $41.5 million at June 30, 2003. The accumulated unrealized loss, net of tax, on investment securities available-for-sale at June 30, 2004 includes an unrealized loss amounting to $27.0 million related to securities transferred to the held-to-maturity category, in the first and third quarter of fiscal 2004. This unrealized loss is amortized over the remaining life of the securities as a yield adjustment.

On November 20, 2003, the Group declared a 10% common stock dividend payable from the treasury stock account on January 16, 2004 to holders of record as of December 31, 2003. This dividend brings to 246,441 shares the number of shares of common stock held by the Group as treasury stock.

The Group’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol OFG. At June 30, 2004, the Group’s market capitalization for its outstanding common stock was $595.8 million ($27.07 per common share). This represents an increase of 31.3% from $453.7 million at June 30, 2003 ($22.84 per common share).

The Bank is considered “well-capitalized” under the regulatory framework for prompt corrective action if it meets or exceeds a Tier I risk-based capital ratio of 6%, a total risk-based capital ratio of 10% and a leverage capital ratio of 5%. In addition, the Group and the Bank should meet the following minimum capital requirements: a Tier I risk-based capital ratio of 4%, a total risk-based capital ratio of 8% and a leverage capital ratio of 4%. As shown in Table 7 and in Note 2 to the Consolidated Financial Statements, the Group and the Bank comfortably exceed these benchmarks due to the high level of capital and the quality and conservative nature of its assets.

Group’s Financial Assets

The Group’s total financial assets include the Group’s assets and the assets managed by the Group’s trust division, the retirement plans administrator subsidiary and the securities broker-dealer subsidiary. At June 30, 2004, such assets reached $6.4 billion — up 13.6% from $5.7 billion at June 30, 2003. The increase was mainly due to an increase of 22.5% in the Group’s assets owned, when compared to June 30, 2003, and to an increase of 9.2% in the equity value of broker-dealer assets gathered, when compared to June 30, 2003. The Group’s financial assets’ principal component is the assets owned by the Group, of which about 99% are owned by the Group’s banking subsidiary. In fiscal 2003, the Group’s total financial assets reached $5.7 billion, up 13.8% from $5.0 billion at June 30, 2002.

Another component of financial assets are the assets managed by the Group’s trust division and the retirement plans administrator subsidiary. The Group’s trust division offers various types of IRA products and manages 401(K) and Keogh retirement plans, custodian and corporate trust accounts, while Caribbean Pension Consultants, Inc. manages the administration of private pension plans. As of June 30, 2004, total assets managed by the Group’s trust division amounted to $1.671 billion, slightly higher than the $1.670 billion at June 30, 2003. As of June 30, 2003, total assets managed by the Group’s trust division amounted to $1.670 billion, 20.8% higher than the $1.382 billion at June 30, 2002, primarily due to an additional $325.0 million in assets from the then recently acquired subsidiary Caribbean Pension Consultants, Inc. located in Boca Raton, Florida.

The other financial asset component is the assets gathered by the Group’s securities broker-dealer subsidiary. The Group’s broker-dealer subsidiary offers a wide array of investment alternatives to its client base, such as variable annuities, tax-advantaged fixed income securities, mutual funds, stocks and bonds. At June 30, 2004, total assets gathered by the broker-dealer from its customer investment accounts increased 9.2%, to $1.1 billion as of June 30, 2004, from $962.9 million as of June 30, 2003. This increase, as mentioned before, is mainly attributable to the overall equity market recovery experienced during the second half of fiscal 2004. At June 30, 2003, total assets gathered by the broker-dealer from its customer investment accounts reached $962.9 million, down 13.9% from $1.118 billion at the end of fiscal 2002.

ALLOWANCE FOR LOAN LOSSES AND NON-PERFORMING ASSETS:

The Group maintains an allowance for loan losses at a level that management considers adequate to provide for potential losses based upon an evaluation of known and inherent risks. The Group’s allowance for loan losses policy provides for a detailed quarterly analysis of possible losses. Refer to details of the methodology in this section for more information. Tables 8 through 12 set forth an analysis of activity in the allowance for loan losses and presents selected loan loss statistics. In addition, refer to Table 5 for the composition (“mix”) of the loan portfolio.

At June 30, 2004, the Group’s allowance for loan losses amounted to $7.5 million or 1.01% of total loans versus $5.0 million or 0.69% of total loans at June 30, 2003, $3.0 million or 0.52% of total loans at June 30, 2002, and $2.9 million or 0.61% of total loans at June 30, 2001. Residential real state and commercial loans allowances represent the greatest increases of 120% and 204%, or $2.1 million and $884,000, respectively, when compared with balances recorded at June 30, 2003. The consumer loans allowance increased by 13.4% or $173,000, when compared to $1.3 million recorded at June 30, 2003.

The provision for loan losses increased to $4.6 million in fiscal 2004 from $4.2 million in fiscal 2003, from $2.1 million in fiscal 2002, but declined to $2.9 million in fiscal 2001 when compared to fiscal 2000. The allowance increases in fiscal 2004, 2003 and 2002 are directly related to the overall loan portfolio growth and the higher level of non-performing loans, mainly to non-performing secured mortgage loans and commercial loans. Total loans receivable increased 2.1% from $733.5 million at the end of fiscal 2003 to $751.0 million at the end of fiscal 2004. At the end of fiscal 2002, total loans receivable amounted to $579.8 million. Non-performing loans increased 6.9%, from $28.9 million at the end of fiscal 2003 to $30.9 million at the end of fiscal 2004. At the end of fiscal 2002, non-performing loans amounted to $20.1 million.

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

Included in the review of individual loans are those that are impaired. A loan is considered impaired when, based on current information and events, it is probable that the Group will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent. Loans are individually evaluated for impairment, except large groups of small balance, homogeneous loans that are collectively evaluated for impairment and for loans that are recorded at fair value or at the lower of cost or market. The Group measures for impairment all commercial loans over $250,000. The portfolios of residential mortgages and consumer loans are considered homogeneous and are evaluated collectively for impairment. At June 30, 2004, the Group determined an impairment allowance of $107,236 for those loans evaluated for impairment. For the preceding four fiscal years no specific impairment allowance was required.

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

An unallocated allowance is established recognizing the estimation risk associated with the aged-based rating system and with the specific allowances. It is based upon management’s evaluation of various conditions, the effects of which are not directly measured in determining the aged-based rating system and the specific allowances. These conditions include then-existing general economic and business conditions affecting our key lending areas; credit quality trends, including trends in non-performing loans expected to result from existing conditions, collateral values, loan volumes and concentrations, seasoning of the loans portfolio, recent loss experience in particular segments of the portfolio, regulatory examination results, and findings by the Group’s management. The evaluation of the inherent loss regarding these conditions involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments.

During fiscal 2004, net credit losses amounted to $2.01 million, a 6.05% decrease when compared to $2.2 million reported for fiscal 2003. This result reflects net credit losses increases in residential real estate and commercial loans of $373,000 and $149,000, respectively, which were offset by a reduction of $591,000 in net credit losses related to consumer loans.

The Group’s non-performing assets include non-performing loans, foreclosed real estate and other repossessed assets (see Tables 11 and 12). At June 30 2004, the Group’s non-performing assets totaled $31.8 million (0.85% of total assets) versus $29.4 million (0.97% of total assets) at June 30, 2003. At June 30, 2002, non-performing assets amounted to $20.6 million (0.83% of total assets). This increase was principally due to a higher level of non-performing real estate and commercial loans, which are mostly secured by real estate. Foreclosed real estate properties increased by 65.7% when compared to $536,000 reported on June 30, 2003.

At June 30, 2004, the allowance for loan losses to non-performing loans coverage ratio was 24.4% (17.4% at June 30, 2003. Excluding the lesser-risk real estate loans, the ratio is much higher, 230.3% (217.3% at June 30, 2003).

Detailed information concerning each of the items that comprise non-performing assets follows:

•	Real estate loans - are placed in non-accrual status when they become 365 days or more past due and are written- down, if necessary, based on the specific evaluation of the collateral underlying the loan. At June 30, 2004, the Group’s non-performing real estate loans totaled $27.7 million (89.4% of the Group’s non-performing loans, compared to $26.6 million or 92.0% at June 30, 2003, and to $18.9 million or 94.1% at June 30, 2002). Non-performing loans in this category are primarily residential mortgage loans. Based on the value of the underlying collateral and the loan-to-value ratios, management considers that no significant losses will be incurred on this portfolio.

•	Commercial business loans - are placed in non-accrual status when they become 90 days or more past due and are charged-off based on the specific evaluation of the underlying collateral. At June 30, 2004, the Group’s non-performing commercial business loans amounted to $3.0 million (9.6% of the Group’s non-performing loans, compared to $1.8 million or 6.2% at June 30, 2003, and $585,000 or 2.9% at June 30, 2002). Most of this portfolio is also collateralized by real estate and no significant losses are expected.

•	Consumer loans - are placed in non-accrual status when they become 90 days past due and charged-off when payments are delinquent 120 days. At June 30, 2004, the Group’s non-performing consumer loans amounted to $333,000 (1.1% of the Group’s total non-performing loans, compared to $498,000 or 1.7% at June 30, 2003, and $454,000 or 2.3% at June 30, 2002).

•	Finance leases - are placed in non-accrual status when they become 90 days past due. There are not non-performing financing leases at June 30, 2004. At June 30, 2003, the Group’s non-performing financing leases portfolio amounted to $19,000 (0.1% of the Group’s total non-performing loans, compared to $147,000 or 0.7% at June 30, 2002, and $640,000 or 3.8% at June 30, 2001). The underlying collateral secures these financing leases. As reported, the Group discontinued leasing operations on June 30, 2000.

•	Foreclosed real estate - is initially recorded at the lower of the related loan balance or fair value at the date of foreclosure. Any excess of the loan balance over the fair market value of the property is charged against the allowance for loan losses. Subsequently, any excess of the carrying value over the estimated fair market value less selling cost is charged to operations. Management is actively seeking prospective buyers for these foreclosed real estate properties. Foreclosed real estate balance amounted to $888,000 at June 30, 2004, $536,000 at June 30, 2003 and $476,000 June 30, 2002.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

As disclosed in the notes to the Consolidated Financial Statements, the Group has certain obligations and commitments to make future payments under contracts. At June 30, 2004, the aggregate contractual obligations and commercial commitments are:

	Payments Due by Period
		Less than 1		After 5
	Total	year	2-5 years	years
		(Dollars in thousands)
CONTRACTUAL OBLIGATIONS:
Securities sold under agreements to repurchase	$1,895,865	$1,895,865	$—	$—
Advances from FHLB	300,000	—	250,000	50,000
Term notes	15,000	—	15,000	—
Subordinated capital notes	72,166	—	—	72,166
Annual rental commitments under noncancelable operating leases	14,347	1,983	6,578	5,786

Total	$2,297,378	$1,897,848	$271,578	$127,952

OTHER COMMERCIAL COMMITMENTS:
Lines of credit	$18,382	$18,382	$—	$—
Commitments to extend credit	10,273	10,273	—	—

Total	$28,655	$28,655	$—	$—

Such commitments will be funded in the normal course of business from the Bank’s principal sources of funds. At June 30, 2004, the Bank had $553.7 million in time deposits and IRA accounts that mature during the following twelve months. The Bank does not anticipate any difficulty in retaining such deposits.

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

Quantitative And Qualitative Disclosures About Market Risk

Interest Rate Risk and Asset/Liability Management

The Group’s interest rate risk and asset and liability management is the responsibility of the Asset and Liability Management Committee (“ALCO”), which reports to the Board of Directors and is composed of members of the Group’s senior management. The principal objective of ALCO is to enhance profitability while maintaining appropriate levels of interest rate and liquidity risks. ALCO is also involved in formulating economic projections and strategies used by the Group in its planning and budgeting process. It oversees the Group’s sources, uses and pricing of funds.

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

The Group is liability sensitive due to its fixed rate and medium to long-term asset composition being funded with shorter-term repricing liabilities. As a result, the Group utilizes various derivative instruments for hedging purposes, such as interest rate swap agreements. These transactions involve both credit and market risk. The notional amounts are amounts on which calculations and payments are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any. The actual risk of loss is the cost of replacing, at market, these contracts in the event of default by the counterparties. The Group controls the credit risk of its derivative financial instrument agreements through credit approvals, limits, monitoring procedures and collateral, when considered necessary.

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

The Group’s swaps, excluding those used to manage exposure to the stock market, and caps outstanding and their terms at June 30, 2004 and 2003 are set forth in the table below:

	(Dollars in thousands)
	2004	2003
Swaps:
Pay fixed swaps notional amount	$900,000	$650,000
Weighted average pay rate — fixed	3.47%	3.97%
Weighted average receive rate — floating	1.25%	1.24%
Maturity in months	3 to 76	1 to 88
Floating rate as a percent of LIBOR	100%	100%
Caps:
Cap agreements notional amount	—	$75,000
Cap rate	—	4.50%
Current 90 day LIBOR	—	1.31%
Maturity in months	—	10

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

Information pertaining to the notional amounts of the Group’s derivative financial instruments as of June 30, 2004 and 2003 is as follows:

	Notional Amount
	(In thousands)
	2004	2003
Type of Contract:
Cash Flows Hedging Activities
Interest rate swaps used to hedge securities sold under agreement to repurchase	$900,000	$650,000

Derivatives Not Designated as Hedge:
Interest rate swaps used to manage exposure to the stock market on stock indexed deposits	$—	$7,450
Purchased options used to manage exposure to the stock market on stock indexed deposits	227,260	232,800
Embedded options on stock indexed deposits	218,884	229,574
Caps	—	75,000

	$446,144	$544,824

At June 30, 2004, the contractual maturities of interest rate swaps and caps, and equity indexed options, by fiscal year were as follows:

(In thousands)
Year	Cash Flow	Equity Indexed	Equity
Ending	Hedging	Options and	Indexed
June 30,	Swaps	Swaps Purchased	Options Sold	Total
2005	$50,000	$51,000	$48,376	$149,376
2006	250,000	54,150	52,958	357,108
2007	450,000	58,490	55,941	564,431
2008	—	35,860	34,259	70,119
2009	—	27,760	27,350	55,110
2011	150,000	—	—	150,000

	$900,000	$227,260	$218,884	$1,346,144

“Derivatives Activities” were charged to earnings and reflected in the Consolidated Statements of Income as part of non-interest revenues. For fiscal 2004 gains amounted to $11,000 in contrast to $4.0 million in losses recorded in fiscal year 2003. Unrealized gain of $11.1 million and unrealized loss of $36.3 million, on derivatives designated as cash flow hedges were included in other comprehensive income for fiscal 2004 and 2003, respectively. No ineffectiveness was charged to earnings during fiscal 2004 and $17,000 was credited to earnings during fiscal 2003.

At June 30, 2004 and 2003, the fair value of derivatives was recognized as either assets or liabilities in the Consolidated Statements of Financial Condition as follows: the purchased options used to manage the exposure to the stock market on stock indexed deposits represented an asset of $16.5 million and $6.8 million, respectively, recorded in other assets; and the options sold to customers embedded in the certificates of deposit represented a liability of $16.2 million and $7.2 million, respectively, recorded in deposits. The fair value of the interest rate swaps represented a liability of $13.8 million and $42.8 million, respectively, presented in “Accrued expenses and other liabilities”.

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

Change in	Expected	Amount	Percent
Interest rate	NII (1)	Change	Change
June 30,2004:
Base Scenario
Flat	$133,430	$—	0.00%

+ 200 Basis points	$123,552	$(9,878)	-7.40%

- 50 Basis points	$132,876	$(554)	-0.42%

June 30,2003:
Base Scenario
Flat	$98,424	$—	0.00%

+ 200 Basis points	$93,731	$(4,693)	-4.77%

- 200 Basis points	$93,284	$(5,140)	-5.22%

(1) The NII figures exclude the effect of the amortization of loan fees.

Liquidity Risk Management

The objective of the Group’s asset and liability management function is to maintain consistent growth in net interest income within the Group’s policy limits. This objective is accomplished through management of the Group’s balance sheet composition, liquidity, and interest rate risk exposure arising from changing economic conditions, interest rates and customer preferences.

The goal of liquidity management is to provide adequate funds to meet changes in loan demand or unexpected deposit withdrawals. This is accomplished by maintaining liquid assets in the form of investment securities, maintaining sufficient unused borrowing capacity in the national money markets and delivering consistent growth in core deposits. As of June 30, 2004, the Group had approximately $2.85 billion in investments available to cover liquidity needs. Additional asset-driven liquidity is provided by securitizable loan assets. These sources, in addition to the Group’s 11.2% average equity capital base, provide a stable funding base.

In addition to core deposit funding, the Group also accesses a variety of other short-term and long-term funding sources. Short-term funding sources mainly include securities sold under agreements to repurchase. Borrowing funding source limits are determined annually by each counter-party and depend on the Bank’s financial condition and delivery of acceptable collateral securities. The Bank may be required to provide additional collateral based on the fair value of the underlying securities. The Group also uses the FHLB as a funding source, issuing notes payable, such as advances, through its FHLB member subsidiary, the Bank. This funding source requires the Bank to maintain a minimum amount of qualifying collateral with a fair value of at least 110% of the outstanding advances. At June 30, 2004, the Group has an additional borrowing capacity with the FHLB of $27.6 million.

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

As of June 30, 2004, the Bank had line of credit agreements with other financial institutions permitting the Bank to borrow a maximum aggregate amount of $25.0 million (no borrowings were made during the year ended June 30, 2004 under such lines of credit). The agreements provide for unsecured advances to be used by the Group on an overnight basis. Interest rate is negotiated at the time of the transaction. The credit agreements are renewable annually.

The Group’s liquidity targets are reviewed monthly by the ALCO Committee and are based on the Group’s commitment to make loans and investments and its ability to generate funds.

The Bank’s investment portfolio at June 30, 2004 had an average maturity of 241 months. However, no assurance can be given that such levels will be maintained in future periods.

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

Changes in statutes and regulations, including tax laws and rules

The Group, as a Puerto Rico-chartered financial holding company, and its subsidiaries, are each subject to extensive federal and local governmental supervision and regulation relating to its banking, securities and insurance business. The Group also benefits from favorable tax treatment under regulations relating to the activities of its international banking entities. In addition, there are laws and other regulations that restrict transactions between the Group and its subsidiaries. Any change in such tax or other regulations, whether by applicable regulators or as a result of legislation subsequently enacted by the Congress of the United States or the Legislature of Puerto Rico, could adversely affect the Group’s profits and financial condition.

Puerto Rico international banking entities, or IBE’s, are currently exempt from taxation under Puerto Rico law. Recently, Puerto Rico enacted a law amending the IBE Act. This law imposes income taxes at normal statutory rates on each IBE that operates as a unit of a bank, if the IBE’s net income generated after December 31, 2003 exceeds 40 percent of the bank’s net income in the taxable year commenced on July 1, 2003, 30 percent of the bank’s net income in the taxable year commencing on July 1, 2004, and 20 percent of the bank’s net income in the taxable year commencing on July 1, 2005, and thereafter. It does not impose income taxation on an IBE that operates as a subsidiary of a bank.

The Group has an IBE that operates as a unit of the Bank. In November 2003, the Group organized a new IBE that operates as a subsidiary of the Bank. The Bank transferred as of January 1, 2004, substantially all of the Bank’s IBE assets to the new IBE subsidiary. Although this transfer of IBE assets allows the Group to continue enjoying tax benefits, there cannot be any assurance that the IBE Act will not be modified in the future in a manner to reduce the tax benefits available to the new IBE subsidiary.

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

•	Allowance for Loan Losses. The Group assesses the overall risks in its loan portfolio and establishes and maintains a reserve for probable losses thereon. The allowance for loan losses is maintained at a level sufficient to provide for estimated loan losses based on the evaluation of known and inherent risks in the Group’s loan portfolio. The Group’s management evaluates the adequacy of the allowance for loan losses on a quarterly basis. Based on current and expected economic conditions, the expected level on net loan losses and the methodology established to evaluate the adequacy of the allowance for loan losses, management considers that the allowance for loan losses is adequate to absorb probable losses on its loan portfolio. In determining the allowance, management considers the portfolio risk characteristics, prior loss experience, prevailing and projected economic conditions and loan impairment measurements. Any significant changes in these considerations would have an impact on the allowance for loan losses. See Financial Condition — Allowance for Loan Losses and Non-Performing Assets and Note 1 to the consolidated financial statements — Summary of Significant Accounting Policies for a detailed description of the Group’s estimation process and methodology related to the allowance for loan losses.

•	Income Taxes. In preparing the consolidated financial statements, management of the Group is required to estimate income taxes. This involves an estimation of current tax expense together with an assessment of temporary differences resulting from differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The determination of current tax expense involves estimates and assumptions that require the Group to assume certain positions based on its interpretation of current tax regulations. Changes in assumptions affecting estimates may be required in the future and estimated tax liabilities may need to be increased or decreased accordingly. The determination of deferred tax expense or benefit is based on changes in the carrying amounts of assets and liabilities that generate temporary differences. The carrying value of the Group’s net deferred tax assets assumes that the Group will be able to generate sufficient future taxable income based on estimates and assumptions. If these estimates and related assumptions change in the future, the Group may be required to record or adjust valuation allowances against its deferred tax assets resulting in additional income tax expense in the consolidated statements of income.

•	Financial Instruments. Certain financial instruments including derivatives, hedged items and investment securities available-for-sale are recorded at fair value and unrealized gains and losses are recorded in other comprehensive income or other gains and losses as appropriate. Fair values are based on listed market prices, if available. If listed market prices are not available, fair value is determined based on other relevant factors including price quotations for similar instruments. Fair value for certain derivative contracts are derived from pricing models that consider current market and contractual prices for the underlying financial instruments as well as time valued and yield curve or volatility factors underlying the positions. See Note 1 to the consolidated financial statements — Summary of Significant Accounting Policies for a detailed description of the Group’s estimation process and methodology related to the financial instruments.

New Accounting Developments

Interpretation No. 46 (“FIN No. 46”), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51

In January 2003, the Financial Accounting Standards Board (“FASB”) Issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” FIN No. 46 addresses consolidation by business enterprises of variable interest entities. FIN No. 46 requires an enterprise to consolidate a variable interest entity if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not issue voting interests (or other interests with similar rights) or (b) the total equity investment at risk is not sufficient to permit the entity to finance its activities. Qualifying Special Purpose Entities are exempt from the consolidation requirements.

The Group adopted FIN No. 46 in the second quarter of fiscal 2004. FIN No. 46 requires the Group to deconsolidate its investments in the Statutory Trust I and the Statutory Trust II, which were presented on a consolidated basis in previous financial statements. As a result of the adoption of FIN No. 46, the subordinated deferrable interest debentures issued by the Group are accounted for as a liability denominated as subordinated capital notes on the consolidated statements of financial condition. Interest on these subordinated capital notes and the amortization of related issuance costs are accounted for as interest expense on an accrual basis. FIN No. 46 was adopted by restating previously issued financial statements which resulted in increasing total assets and total liabilities by $1.1 million as of June 30, 2003, and did not had any effect on the Group’s net income for any period.

The trust redeemable preferred securities are treated as Tier-1 capital for regulatory purposes. In July 2003, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) issued a supervisory letter instructing bank holding companies to continue to include the trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve Board intends to review the regulatory implications of any accounting treatment changes and, if necessary or warranted, provide further appropriate guidance.

SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities

In April 2003, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Implementation of SFAS No. 149 did not have a significant effect on the Group’s financial condition or results of operations.

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Statement establishes standards for how an issuer classifies and measures in its statement of financial condition certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Implementation of SFAS No. 150 did not have a significant effect on the Group’s financial condition or results of operations.

SOP No. 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer

In November 2003, the Accounting Standards Executive Committee issued the Statement of Position (SOP) No. 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” This statement addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. This SOP does not apply to loans originated by the entity. This SOP prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. Management believes that the adoption of this statement will not have a material effect on the Group’s consolidated financial statements.

EITF 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments

In March 2004, the Emerging Issues Task Force reached a consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“Issue 03-1”). The Task Force reached a consensus on an other-than-temporary impairment model for debt and equity securities accounted for under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities” and cost method investments. The basic model developed by the Task Force in evaluating whether an investment within the scope of Issue 03-1 is other-than-temporary impaired must be applied on a security-by-security basis as follows: Step 1: Determine whether an investment is impaired. An investment is considered impaired if its fair value is less than its cost. Step 2: Evaluate whether an impairment is other-than-temporary. For equity securities and debt securities that can contractually be prepaid or otherwise settled in such a way that the investor would not recover substantially all of its cost, an impairment is presumed to be other-than-temporary unless: the investor has the ability and intent to hold the investment for a reasonable period of time sufficient for a forecasted market price recovery of the investment, and evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. For other debt securities, an impairment is deemed other-than-temporary if: the investor does not have the ability and intent to hold the investment until a forecasted market price recovery (may mean until maturity), or it is probable that the investor will be unable to collect all amounts due according to the contractual terms of the debt security. Step 3: If the impairment is other-than-temporary, recognize in earnings an impairment loss equal to the difference between the investment’s cost and its fair value. The fair value of the investment then becomes the new cost basis of the investment and cannot be adjusted for subsequent recoveries in fair value, unless required by other authoritative literature.

EITF 03-1 is effective prospectively for all relevant current and future investments in reporting periods beginning after June 15, 2004. The implementation of EITF 03-1 did not have a significant effect on the Group’s financial condition or results of operations.

SAB 105, Application of Accounting Principles to Loan Commitments

On March 9, 2004, the SEC issued Staff Accounting Bulletin 105, “Application of Accounting Principles to Loan Commitments,” (SAB 105) to inform registrants of the Staff’s view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The adoption of SAB 105 did not have an impact on the Group’s financial condition or results of operations.