Form 10-K, Exhibit 13
period 2006-12-31
ORIENTAL FINANCIAL GROUP INC
filed 2007-03-28
CIK 1030469

EXHIBIT 13.0

ORIENTAL FINANCIAL GROUP INC.

FORM-10K

FINANCIAL DATA INDEX

FINANCIAL STATEMENTS
Reports of Independent Registered Public Accounting Firms	F-1
Management’s Report on Internal Control Over Financial Reporting	F-3
Attestation Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting	F-4
Consolidated Statements of Financial Condition as of December 31, 2006 and 2005 and June 30, 2005	F-5
Consolidated Statements of Operations for the year ended December 31, 2006, the six-month period ended December 31, 2005, and the fiscal years ended June 30, 2005 and 2004	F-6
Consolidated Statements of Changes in Stockholders’ Equity and of Comprehensive Income for the year ended December 31, 2006, the six-month period ended December 31, 2005, and the fiscal years ended June 30, 2005 and 2004
F-7 to F-8
Consolidated Statements of Cash Flows for year ended December 31, 2006, the six-month period ended December 31, 2005, and the fiscal years ended June 30, 2005 and 2004	F-9
Notes to the Consolidated Financial Statements	F-11 to F-61

FINANCIAL REVIEW AND SUPPLEMENTARY INFORMATION
Selected Financial Data	F-62 to F-63
Management’s Discussion and Analysis of Financial Condition and Results of Operations	F-64 to F-97
Quantitative and Qualitative Disclosures About Market Risk	F-97 to F-100
Table 13 — Selected Quarterly Financial Data	F-101 to F-108

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Oriental Financial Group Inc.:

We have audited the accompanying consolidated statements of financial condition of Oriental Financial Group Inc. and subsidiaries (the Group) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for the year ended December 31, 2006 and the six-month period ended December 31, 2005. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oriental Financial Group Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the year ended December 31, 2006 and the six-month period then ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1, the Group changed its method of accounting for share-based payment in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment effective July 1, 2005, and, effective January 1, 2006 changed its method of evaluating prior year misstatements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Oriental Financial Group Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 27, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of internal control over financial reporting.

/s/  KPMG LLP

San Juan, Puerto Rico
March 27, 2007

Stamp No. 2156050 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report.

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Oriental Financial Group Inc.
San Juan, Puerto Rico

We have audited the accompanying consolidated statement of financial condition of Oriental Financial Group Inc. and its subsidiaries (the “Group”) as of June 30, 2005, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for each of the two years in the period ended June 30, 2005. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Oriental Financial Group Inc. and its subsidiaries as of June 30, 2005, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 20, the accompanying financial statements as of June 30, 2005 and for each of the two years in the period ended June 30, 2005 have been restated.

/s/  DELOITTE & TOUCHE LLP

San Juan, Puerto Rico
September 9, 2005 (June 9, 2006 as
to the effects of the restatement
discussed in Note 20)

Stamp No. 2194121
affixed to original.

Oriental Financial Group Inc.

Management’s Report on Internal Control Over Financial Reporting

To the Board of Directors and stockholders of Oriental Financial Group Inc.:

The management of Oriental Financial Group Inc. (the “Group”) is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, and for the assessment of internal control over financial reporting. The Group’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

The Group’s internal control over financial reporting includes those policies and procedures that:

(1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Group;

(2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the Group are being made only in accordance with authorization of management and directors of the Group; and

(3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Group’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As called for by Section 404 of the Sarbanes-Oxley Act of 2002, management has assessed the effectiveness of the Group’s internal control over financial reporting as of December 31, 2006. Management made its assessment using the criteria set forth in the Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Criteria”).

Based on its assessment, management has concluded that the Group maintained effective internal control over financial reporting as of December 31, 2006 based on the COSO Criteria.

The Group’s management assessment of the effectiveness of its internal control over financial reporting as of December 31, 2006, has been audited by KPMG LLP, the Group’s independent registered public accounting firm, as stated in their report dated March 27, 2007.

By: /s/ José Rafael Fernández	By: /s/ Norberto González
José Rafael Fernández President and Chief Executive Officer Date: March 27, 2007	Norberto González Executive Vice President and Chief Financial Officer Date: March 27, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
Oriental Financial Group Inc.:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Oriental Financial Group Inc. (the Group) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Group’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Group’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Oriental Financial Group Inc. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion Oriental Financial Group Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of Oriental Financial Group Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for the year and the six-month period then ended, respectively, and our report dated March 27, 2007 expressed an unqualified opinion on those consolidated financial statements.

/s/  KPMG LLP

San Juan, Puerto Rico
March 27, 2007

Stamp No. 2156051 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2006 AND 2005 AND JUNE 30, 2005

	December 31,	December 31,	June 30,
	2006	2005	2005
			(As restated
			see note 20)
	(In thousands, except share data)

ASSETS
Cash and cash equivalents:
Cash and due from banks	$15,341	$13,789	$14,892
Money market investments	18,729	3,480	9,791

Total Cash and cash equivalents	34,070	17,269	24,683

Investments:
Short term investments	5,000	60,000	30,000

Trading securities, at fair value with amortized cost of $246 (December 31, 2005 — $144, June 30, 2005 — $259)	243	146	265

Investment securities available-for-sale, at fair value with amortized cost of $984,060 (December 31, 2005 — $1,069,649, June 30, 2005 — $1,036,153)
Securities pledged that can be repledged	947,880	558,719	409,556
Other investment securities	27,080	488,165	620,164

Total investment securities available-for-sale	974,960	1,046,884	1,029,720

Investment securities held-to-maturity, at amortized cost with fair value of $1,931,720 (December 31, 2005 — $2,312,832, June 30, 2005 — $2,142,708)
Securities pledged that can be repledged	1,814,746	1,917,805	1,802,596
Other investment securities	152,731	428,450	332,150

Total investment securities held-to-maturity	1,967,477	2,346,255	2,134,746

Other investments	30,949	—	—

Federal Home Loan Bank (FHLB) stock, at cost	13,607	20,002	27,058

Total investments	2,992,236	3,473,287	3,221,789

Securities sold but not yet delivered	6,430	44,009	1,034

Loans:

Mortgage loans held-for-sale, at lower of cost or market	10,603	8,946	17,963
Loans receivable, net of allowance for loan losses of $8,016 (December 31, 2005 — $6,630, June 30, 2005 — $6,495)	1,201,767	894,362	885,641

Total loans, net	1,212,370	903,308	903,604

Accrued interest receivable	27,940	29,067	23,735
Premises and equipment, net	20,153	14,828	15,269
Deferred tax asset, net	14,150	12,222	6,191
Foreclosed real estate	4,864	4,802	4,186
Other assets	61,477	48,157	46,374

Total assets	$4,373,690	$4,546,949	$4,246,865

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand deposits	$132,434	$146,623	$152,165
Savings accounts	266,184	82,641	93,925
Certificates of deposit	834,370	1,069,304	1,006,807

Total deposits	1,232,988	1,298,568	1,252,897

Borrowings:
Federal funds purchased and other short term borrowings	13,568	4,455	12,310
Securities sold under agreements to repurchase	2,535,923	2,427,880	2,191,756
Advances from FHLB	181,900	313,300	300,000
Term notes	15,000	15,000	15,000
Subordinated capital notes	36,083	72,166	72,166

Total borrowings	2,782,474	2,832,801	2,591,232

Securities and loans purchased but not yet received	—	43,354	22,772
Accrued expenses and other liabilities	21,802	30,435	41,209

Total liabilities	4,037,264	4,205,158	3,908,110

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, $1 par value; 5,000,000 shares authorized; $25 liquidation value; 1,340,000 shares of Series A and 1,380,000 shares of Series B issued and outstanding	68,000	68,000	68,000
Common stock, $1 par value; 40,000,000 shares authorized; 25,430,929 shares issued (December 31, 2005 — 25,350,125 shares, June 30, 2005 — 25,103,636 shares)	25,431	25,350	25,104
Additional paid-in capital	209,033	208,454	206,804
Legal surplus	36,245	35,863	33,893
Retained earnings	26,772	52,340	46,705
Treasury stock, at cost 989,405 shares (December 31, 2005 — 770,472 shares, June 30, 2005 — 228,000 shares)	(12,956)	(10,332)	(3,368)
Accumulated other comprehensive loss, net of tax of $290 (December 31, 2005 — $1,810, June 30, 2005 — $311)	(16,099)	(37,884)	(38,383)

Total stockholders’ equity	336,426	341,791	338,755

Total liabilities and stockholders’ equity	$4,373,690	$4,546,949	$4,246,865

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006, THE SIX-MONTH PERIOD ENDED
DECEMBER 31, 2005 AND THE FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

	Year Ended	Six-month Period
	December 31,	Ended December 31,	Fiscal Year Ended June 30,
	2006	2005	2005	2004
			(As restated	(As restated
			see note 20)	see note 20)
	(In thousands, except per share data)

Interest income:
Loans	$76,815	$30,901	$54,966	$52,130
Mortgage-backed securities	98,058	45,251	103,425	104,779
Investment securities	55,381	27,469	30,395	7,312
Short term investments	2,057	1,465	526	164

Total interest income	232,311	105,086	189,312	164,385

Interest expense:
Deposits	46,701	20,281	29,744	30,012
Securities sold under agreements to repurchase	125,714	42,909	60,524	36,018
Advances from FHLB, term notes and other borrowings	10,439	5,046	8,313	8,158
Subordinated capital notes	5,331	2,470	4,318	2,986

Total interest expense	188,185	70,706	102,899	77,174

Net interest income	44,126	34,380	86,413	87,211
Provision for loan losses	4,388	1,902	3,315	4,587

Net interest income after provision for loan losses	39,738	32,478	83,098	82,624

Non-interest income:
Financial service revenues	16,029	7,432	14,032	15,055
Banking service revenues	9,006	4,495	7,752	7,165
Investment banking revenues	2,701	74	339	2,562
Net gain (loss) on:
Mortgage banking activities	3,368	1,702	7,774	7,719
Securities available-for-sale and other than temporary impairments	(17,637)	650	7,446	13,414
Derivatives	3,218	1,256	(2,811)	11
Loss on early extinguishment of subordinated capital notes	(915)	—	—	—
Trading securities	28	5	(15)	21
Other	1,440	768	368	87

Total non-interest income, net	17,238	16,382	34,885	46,034

Non-interest expenses:
Compensation and employees’ benefits	24,630	12,714	23,606	28,511
Occupancy and equipment	11,573	5,798	10,583	9,639
Professional and service fees	6,821	3,771	6,994	5,631
Advertising and business promotion	4,466	2,862	5,720	6,850
Taxes, other than payroll and income taxes	2,405	1,195	1,836	1,754
Director and investors relations	2,323	374	883	677
Loan servicing expenses	2,017	911	1,727	1,853
Electronic banking charges	1,914	854	2,075	1,679
Communication	1,598	837	1,630	1,849
Printing, postage, stationery and supplies	995	528	891	1,121
Insurance	861	374	767	791
Other	4,110	1,596	3,251	3,009

Total non-interest expenses	63,713	31,814	59,963	63,364

Income (loss) before income taxes	(6,737)	17,046	58,020	65,294
Income tax expense (benefit)	(1,631)	127	(1,649)	5,577

Net income (loss)	(5,106)	16,919	59,669	59,717
Less: Dividends on preferred stock	(4,802)	(2,401)	(4,802)	(4,198)

Income available (loss) to common shareholders	$(9,908)	$14,518	$54,867	$55,519

Income (loss) per common share:
Basic	$(0.40)	$0.59	$2.23	$2.48

Diluted	$(0.40)	$0.58	$2.14	$2.32

Average common shares outstanding	24,562	24,777	24,571	22,394
Average potential common shares — options	110	340	1,104	1,486

Average diluted common shares outstanding	24,672	25,117	25,675	23,880

Cash dividends per share of common stock	$0.56	$0.28	$0.55	$0.51

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2006,
THE SIX-MONTH PERIOD ENDED DECEMBER 31, 2005
AND THE FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

	Year Ended	Six-Month Period
	December 31,	Ended December 31,	Fiscal Year Ended June 30,
CHANGES IN STOCKHOLDERS’ EQUITY:	2006	2005	2005	2004
			(As restated	(As restated
			see note 20)	see note 20)
	(In thousands)

Preferred stock:
Balance at beginning of period	$68,000	$68,000	$68,000	$33,500
Issuance of preferred stock	—	—	—	34,500

Balance at end of period	68,000	68,000	68,000	68,000

Common stock:
Balance at beginning of period	25,350	25,104	22,253	19,684
Issuance of common stock	—	—	—	1,955
Stock options exercised	81	246	857	614
Stock dividend and stock split effected in the form of a dividend	—	—	1,994	—

Balance at end of period	25,431	25,350	25,104	22,253

Additional paid-in capital:
Balance at beginning of period	208,454	206,804	137,156	67,813
Issuance of common stock	—	—	—	52,785
Stock-based compensation expense	15	—	7,552	1,373
Stock options exercised	564	1,650	3,650	5,282
Stock dividend and stock split effected in the form of a dividend	—	—	58,456	14,526
Common stock issuance costs	—	—	(10)	(3,180)
Preferred stock issuance costs	—	—	—	(1,443)

Balance at end of period	209,033	208,454	206,804	137,156

Legal surplus:
Balance at beginning of period	35,863	33,893	27,425	21,099
Transfer from retained earnings	382	1,970	6,468	6,326

Balance at end of period	36,245	35,863	33,893	27,425

Retained earnings:
Balance at beginning of period	52,340	46,705	76,752	85,319
Cumulative effect on initial adoption of SAB 108	(1,525)	—	—	—
Net income (loss)	(5,106)	16,919	59,669	59,717
Cash dividends declared on common stock	(13,753)	(6,913)	(13,523)	(11,425)
Stock dividend and stock split effected in the form of a dividend	—	—	(64,923)	(46,335)
Cash dividends declared on preferred stock	(4,802)	(2,401)	(4,802)	(4,198)
Transfer to legal surplus	(382)	(1,970)	(6,468)	(6,326)

Balance at end of period	26,772	52,340	46,705	76,752

Treasury stock:
Balance at beginning of period	(10,332)	(3,368)	(4,578)	(35,888)
Stock purchased	(2,819)	(7,003)	(3,512)	(499)
Stock used to match defined contribution plan	195	39	249	—
Stock dividend and stock split effected in the form of a dividend	—	—	4,473	31,809

Balance at end of period	(12,956)	(10,332)	(3,368)	(4,578)

Accumulated other comprehensive income (loss), net of tax:
Balance at beginning of period	(37,884)	(38,383)	(45,362)	(309)
Other comprehensive income (loss), net of tax	21,785	499	6,979	(45,053)

Balance at end of period	(16,099)	(37,884)	(38,383)	(45,362)

Total stockholders’ equity	$336,426	$341,791	$338,755	$281,646

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2006,
THE SIX-MONTH PERIOD ENDED DECEMBER 31, 2005
AND THE FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

	Year Ended	Six-Month Period
	December 31,	Ended December 31,	Fiscal Year Ended June 30,
COMPREHENSIVE INCOME	2006	2005	2005	2004
			(As restated	(As restated
			see note 20)	see note 20)
	(In thousands)

Net income (loss)	$(5,106)	$16,919	$59,669	$59,717

Other comprehensive income (loss):
Unrealized gain (loss) on securities available-for-sale arising during the period	3,073	(13,056)	10,830	(65,037)
Realized losses (gains) on investment securities available-for-sale included in net income	15,172	(650)	(7,446)	(13,414)
Unrealized gain (loss) on derivatives designated as cash flows hedges arising during the period	(720)	13,962	(6,372)	11,134
Realized loss (gain) on derivatives designated as cash flow hedges included in net income (loss)	(3,218)	(1,256)	10,131	17,744
Realized gain on termination of derivative activities, net	8,998	—	—	—
Amount reclassified into earnings during the period related to transition adjustment on derivative activities	—	—	—	372
Income tax effect related to unrealized (gain) loss on securities available-for-sale	(1,520)	1,499	(164)	4,148

Other comprehensive income (loss) for the period, net of tax	21,785	499	6,979	(45,053)

Comprehensive income	$16,679	$17,418	$66,648	$14,664

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2006,
SIX-MONTH PERIOD ENDED DECEMBER 31, 2005
AND THE FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

	Year Ended	Six-Month Period
	December 31,	Ended December 31,	Fiscal Year Ended June 30,
	2006	2005	2005	2004
			(As restated	(As restated
			see note 20)	see note 20)
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$(5,106)	$16,919	$59,669	$59,717

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of deferred loan origination fees, net of costs	(1,625)	(838)	(2,609)	(2,971)
Amortization of premiums, net of accretion of discounts on investment securities	5,584	8,474	9,835	12,535
Other than temporary impairment	2,466	—	—	—
Realized gains on termination of derivative instruments	(852)	—	—	—
Depreciation and amortization of premises and equipment	5,481	3,211	5,857	4,970
Deferred income tax expense (benefit)	(3,448)	(4,532)	982	397
Equity in earnings of investment in limited liability partnership	(828)	(838)	(247)	—
Provision for loan losses	4,388	1,902	3,315	4,587
Stock-based compensation (benefit)	15	11	(3,057)	3,932
Loss (gain) on:
Sale of securities available-for-sale	15,172	(650)	(7,446)	(13,414)
Mortgage banking activities	(3,368)	(1,702)	(7,774)	(7,719)
Derivatives	(3,218)	(1,256)	2,811	(11)
Sale of foreclosed real estate	(180)	(32)
Sale of premises and equipment	(253)	(4)	—	—
Loss on early extinguishment of subordinated capital notes	915	—	—	—
Originations of loans held-for-sale	(95,713)	(12,097)	(178,256)	(227,964)
Proceeds from sale of loans held-for-sale	41,842	21,114	102,305	124,813
Net decrease (increase) in:
Trading securities	(97)	119	309	463
Accrued interest receivable	1,127	(5,332)	(4,608)	(1,411)
Other assets	(3,559)	(4,619)	(11,820)	(1,761)
Net increase (decrease) in:
Accrued interest on deposits and borrowings	(15,096)	1,552	5,252	2,628
Other liabilities	(2,466)	(10,133)	1,296	(1,314)

Net cash provided by (used in) operating activities	(58,819)	11,269	(24,186)	(42,523)

Cash flows from investing activities:
Net decrease (increase) in time deposits with other banks	55,000	(30,000)	(30,000)	365
Purchases of:
Investment securities available-for-sale	(1,273,841)	(334,767)	(1,738,613)	(1,740,118)
Investment securities held-to-maturity	(6,500)	(259,904)	(529,006)	(288,959)
Other investments	(30,982)
FHLB stock	(29,520)	—	—	(5,623)
Purchases of equity options and put options	(3,702)	(293)	(1,371)	(2,425)
Maturities and redemptions of:
Investment securities available-for-sale	134,949	209,013	562,230	710,782
Investment securities held-to-maturity	384,594	48,671	232,290	34,709
FHLB stock	35,915	7,056	1,102	—
Proceeds from sales of:
Investment securities available-for-sale	1,252,995	139,898	1,143,501	610,566
Foreclosed real estate	2,589	1,537	3,034	885
Premises and fixed assets	—	13	3,355	—

	Year Ended	Six-Month Period
	December 31,	Ended December 31,	Fiscal Year Ended June 30,
	2006	2005	2005	2004
			(As restated	(As restated
			see note 20)	see note 20)
	(In thousands)

Loan production:
Origination and purchase of loans, excluding loans held-for-sale	(459,975)	(170,217)	(333,177)	(199,262)
Principal repayment of loans	150,704	109,804	206,112	180,138
Additions to premises and equipment	(10,553)	(2,779)	(4,073)	(7,360)
Other	—	—	—	(1,083)

Net cash provided by (used in) investing activities	201,673	(281,968)	(484,616)	(707,385)

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	(69,452)	36,140	224,928	(25,468)
Securities sold under agreements to repurchase	111,844	236,124	295,891	495,267
Federal funds purchased	9,113	(9,785)	12,310	—
Proceeds from:
Short term borrowings	—	1,930	—	—
Advances from FHLB	4,703,325	837,251	2,204,272	734,200
Exercise of stock options, net	645	1,896	4,507	5,896
Repayments of advances from FHLB	(4,834,725)	(823,951)	(2,204,272)	(564,200)
Repayments of subordinated capital notes	(36,083)	—	—	—
Termination of derivative instruments	10,459	—	—	—
Issuance of subordinated capital notes	—	—	—	35,043
Issuance of common stock, net	—	—	—	51,560
Issuance of preferred stock, net	—	—	—	33,057
Common stock purchased	(2,624)	(6,964)	(3,263)	(499)
Dividends paid	(18,555)	(9,356)	(17,919)	(15,014)

Net cash provided by (used in) financing activities	(126,053)	263,285	516,454	749,842

Net change in cash and cash equivalents	16,801	(7,414)	7,652	(66)
Cash and cash equivalents at beginning of period	17,269	24,683	17,031	17,097

Cash and cash equivalents at end of period	$34,070	$17,269	$24,683	$17,031

Supplemental Cash Flow Disclosure and Schedule of Noncash Activities:
Interest paid	$203,280	$58,844	$97,647	$74,546

Income taxes paid	$82	$—	$554	$1,894

Mortgage loans securitized into mortgage-backed securities	$52,214	$50,209	$85,809	$100,202

Net charge-offs	$3,001	$1,767	$4,373	$2,065

Investment securities available-for-sale transferred to held-to-maturity	$—	$—	$565,191	$1,114,424

Accrued dividend payable	$3,423	$3,445	$3,487	$3,081

Securities sold but not yet delivered	$6,430	$44,009	$1,034	$47,312

Securities and loans purchased but not yet received	$—	$43,354	$22,772	$89,068

Transfer from loans to foreclosed real estate	$2,471	$2,121	$4,689	$1,237

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005 AND JUNE 30, 2005,
AND FOR THE YEAR ENDED DECEMBER 31, 2006,
THE SIX-MONTH PERIOD ENDED DECEMBER 31, 2005
AND THE FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Oriental Financial Group Inc. (the “Group” or “Oriental”) conform to U.S. generally accepted accounting principles (“GAAP”) and to financial services industry practices. The following is a description of the Group’s most significant accounting policies:

Nature of Operations

Oriental is a diversified, publicly-owned financial holding company incorporated under the laws of the Commonwealth of Puerto Rico. It has four direct subsidiaries, Oriental Bank and Trust (the “Bank”), Oriental Financial Services Corp. (“Oriental Financial Services”), Oriental Insurance, Inc. (“Oriental Insurance”) and Caribbean Pension Consultants, Inc., which is located in Boca Raton, Florida. The Group also has two special purpose entities, Oriental Financial (PR) Statutory Trust I (the “Statutory Trust I”) and Oriental Financial (PR) Statutory Trust II (the “Statutory Trust II”). Through these subsidiaries and its divisions, the Group provides a wide range of financial services such as mortgage, commercial and consumer lending, financial planning, insurance sales, money management and investment banking and brokerage services, as well as corporate and individual trust services. Note 17 to the consolidated financial statements presents further information about the operations of the Group’s business segments.

The main offices for the Group and its subsidiaries are located in San Juan, Puerto Rico. The Group is subject to examination, regulation and periodic reporting under the U.S. Bank Holding Company Act of 1956, as amended, which is administered by the Board of Governors of the Federal Reserve System.

The Bank operates through 25 financial centers located throughout Puerto Rico and is subject to the supervision, examination and regulation of the Office of the Commissioner of Financial Institutions of Puerto Rico (“OCFI”) and the Federal Deposit Insurance Corporation (“FDIC”). The Bank offers banking services such as commercial and consumer lending, saving and time deposit products, financial planning, and corporate and individual trust services, and capitalizes on its commercial banking network to provide mortgage lending products to its clients. The Bank also operates two international banking entities (“IBEs”) pursuant to the International Banking Center Regulatory Act of Puerto Rico, as amended (the “IBE Act”): O.B.T. International Bank, which is a unit of the Bank, and Oriental International Bank Inc., which is a wholly-owned subsidiary of the Bank. The Group transferred as of January 1, 2004 most of the assets and liabilities of O.B.T. International Bank to Oriental International Bank Inc. The IBE offers the Bank certain Puerto Rico tax advantages and its services are limited under Puerto Rico law to persons and assets/liabilities located outside of Puerto Rico.

Oriental Financial Services is subject to the supervision, examination and regulation of the National Association of Securities Dealers, Inc., the Securities and Exchange Commission (“SEC”), and the OCFI. Oriental Insurance is subject to the supervision, examination and regulation of the Office of the Commissioner of Insurance of Puerto Rico.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate mainly to the determination of the allowance for loan losses, the valuation of derivative instruments, servicing asset and income tax.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fiscal Year

On August 30, 2005, the Group’s Board of Directors amended Section 1 of Article IX of the Group’s Bylaws to change its fiscal year to a calendar year. The fiscal year was from July 1 of each year to June 30 of the following year. Data presented on the accompanying consolidated financial statements includes balance sheet data as of December 31, 2006 and 2005 and June 30, 2005, and operations data for the year ended December 31, 2006, the six-month period ended December 31, 2005 and the fiscal years ended June 30, 2005 and 2004. Please refer to Note 19 of the accompanying consolidated financial statements for comparative information.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Group and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The special purpose entities are exempt from the consolidation requirements, under the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (Revised), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.”

Significant Group Concentrations of Credit Risk

Most of the Group’s business activities are with customers located in Puerto Rico. Note 2 contains information concerning the types of securities in which the Group invests in. Note 4 contains information concerning the types of lending in which the Group engages. The Group has a lending concentration of $76.8 million in one mortgage originator in Puerto Rico at December 31, 2006. This mortgage-related transaction is classified as a commercial loan, and is collateralized by mortgages on real estate properties in Puerto Rico, mainly one-to-four family residences, and is also guaranteed by the parent company of the mortgage originator. On May 4, 2006, the Group obtained a waiver from the OCFI with respect to the statutory limit for loans to a single borrower (loan to one borrower limit), which allows the Group to retain this credit relationship in its portfolio until it is paid in full.

Cash Equivalents

The Group considers as cash equivalents all money market instruments that are not pledged and that have maturities of three months or less at the date of acquisition.

Earnings per Common Share

Basic earnings per share is calculated by dividing income available to common shareholders (net income reduced by dividends on preferred stock) by the weighted average of outstanding common shares. Diluted earnings per share is similar to the computation of basic earnings per share except that the weighted average of common shares is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares (options) had been issued, assuming that proceeds from exercise are used to repurchase shares in the market (treasury stock method). Any stock splits and dividends are retroactively recognized in all periods presented in the consolidated financial statements.

Securities Purchased/Sold Under Agreements to Resell/Repurchase

The Group purchases securities under agreements to resell the same or similar securities. Amounts advanced under these agreements represent short-term loans and are reflected as assets in the statements of financial condition. It is the Group’s policy to take possession of securities purchased under resale agreements while the counterparty retains effective control over the securities. The Group monitors the fair value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral when deemed appropriate. The Group also sells securities under agreements to repurchase the same or similar securities. The Group retains effective control over the securities sold under these agreements; accordingly, such agreements are treated as financing arrangements, and the obligations to repurchase the securities sold are reflected as liabilities. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

securities underlying the financing agreements remain included in the asset accounts. The counterparty to repurchase agreements generally has the right to repledge the securities received as collateral.

Investment Securities

Securities are classified as held-to-maturity, available-for-sale or trading. Securities for which the Group has the intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost. Securities that might be sold prior to maturity because of interest rate changes, to meet liquidity needs, or to better match the repricing characteristics of funding sources are classified as available-for-sale. These securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of tax in other comprehensive income.

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

Premiums and discounts are amortized to interest income over the life of the related securities using the interest method. Net realized gains or losses on sales of investment securities available for sale, and unrealized loss valuation adjustments considered other than temporary, if any, on securities classified as either available-for-sale or held-to-maturity are reported separately in the statements of operations. The cost of securities sold is determined on the specific identification method.

Impairment of Investment Securities

The Group evaluates its securities available-for-sale and held-to-maturity for impairment. An impairment charge in the consolidated statements of operations is recognized when the decline in the fair value of investments below their cost basis is judged to be other-than-temporary. The Group considers various factors in determining whether it should recognize an impairment charge, including, but not limited to the length of time and extent to which the fair value has been less than its cost basis, and the Group’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in fair value. For debt securities, the Group also considers, among other factors, the debtors repayment ability on its bond obligations and its cash and capital generation ability. For the year ended December 31, 2006, the Group charged to operations approximately $2.5 million on available-for-sale securities with other than temporary impairments. No such charges were recorded prior to this year.

Derivative Financial Instruments

As part of the Group’s asset and liability management, the Group uses option agreements and interest rate contracts, which include interest rate swaps to hedge various exposures or to modify interest rate characteristics of various statement of financial condition accounts.

The Group follows Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (refer to Note 9), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that all derivative instruments be recognized as assets and liabilities at fair value. If certain conditions are met, the derivative may qualify for hedge accounting treatment and be designated as one of the following types of hedges: (a) hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (“fair value hedge”); (b) a hedge of the exposure to variability of cash flows of a recognized asset, liability or forecasted transaction (“cash flow hedge”) or (c) a hedge of foreign currency exposure (“foreign currency hedge”).

In the case of a qualifying fair value hedge, changes in the value of the derivative instruments that have been highly effective are recognized in current period earnings along with the change in value of the designated hedged item. In

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the case of a qualifying cash flow hedge, changes in the value of the derivative instruments that have been highly effective are recognized in other comprehensive income, until such time as those earnings are affected by the variability of the cash flows of the underlying hedged item. In either a fair value hedge or a cash flow hedge, net earnings may be impacted to the extent the changes in the fair value of the derivative instruments do not perfectly offset changes in the fair value or cash flows of the hedged items. If the derivative is not designated as a hedging instrument, the changes in fair value of the derivative are recorded in earnings.

Certain contracts contain embedded derivatives. When the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, it is bifurcated and carried at fair value.

The Group uses several pricing models that consider current fair value and contractual prices for the underlying financial instruments as well as time value and yield curve or volatility factors underlying the positions to derive the fair value of certain derivatives contracts.

Off-Balance Sheet Instruments

In the ordinary course of business, the Group enters into off-balance sheet instruments consisting of commitments to extend credit and commitments under credit card arrangements, further discussed in Note 16 to the consolidated financial statements. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. The Group periodically evaluates the credit risks inherent in these commitments, and establishes allowances for such risks if and when these are deemed necessary.

Mortgage Banking Activities and Loans Held-For-Sale

The mortgages reported as loans held-for-sale are stated at the lower of cost or market in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Realized gains or losses on these loans are determined using the specific identification method. From time to time, the Group sells loans to other financial institutions or securitizes conforming mortgage loans into Government National Mortgage Association (GNMA), Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) certificates. The Group outsources the servicing of its mortgage loan portfolio, including the mortgages included in the GNMA, FNMA and FHLMC pools issued or sold by the Group.

Prior to December 31, 2005 servicing rights on mortgage loans originated and held by the Group were sold to another financial institution. Upon their sale, a portion of the accounting basis of the mortgage loans held for investment was allocated to the mortgage servicing rights (MSRs) based upon the relative fair values of the mortgage loans and the MSRs, which results in a discount to the mortgage loans held for investment. That discount is accreted as an adjustment to yield on the mortgage loans over the estimated life of the related loans. When related loans are sold or collected any unamortized discount is recognized as income. In 2006, the Group entered into a sub-servicing agreement with a local institution to service GNMA, FNMA and FHLMC pools that it issues and its mortgage loan portfolio at a fixed annual cost per loan.

Servicing assets

Servicing assets represent the contractual right to service loans for others. Servicing assets are included as part of other assets in the consolidated statements of condition. Loan servicing fees, which are based on a percentage of the principal balances of the loans serviced, are credited to income as loan payments are collected.

The total cost of loans to be sold with servicing assets retained is allocated to the servicing assets and the loans (without the servicing assets), based on their relative fair values. Servicing assets are amortized in proportion to and over the period of estimated net servicing income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans and Allowance for Loan Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, unamortized discount related to mortgage servicing rights (“MSR”) sold and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees and costs and premiums and discounts on loans purchased are deferred and amortized over the estimated life of the loans as an adjustment of their yield through interest income using a method that approximates the interest method.

Interest recognition is discontinued when loans are 90 days or more in arrears on principal and/or interest based on contractual terms, except for well-collateralized mortgage loans for which recognition is discontinued when they become 365 days or more past due based on contractual terms and are then written down, if necessary, based on the specific evaluation of the collateral underlying the loan. Loans for which the recognition of interest income has been discontinued are designated as non-accruing. Collections are accounted for on the cash method thereafter, until qualifying to return to accrual status. Such loans are not reinstated to accrual status until interest is received on a current basis and other factors indicative of doubtful collection cease to exist.

The allowance for loan losses is established through a provision for loan losses based on losses that are estimated to occur. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

Included in the review of individual loans are those that are impaired, as provided in SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” A loan is considered impaired when, based on current information and events, it is probable that the Group will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent. Loans are individually evaluated for impairment, except large groups of small balance homogeneous loans that are collectively evaluated for impairment and loans that are recorded at fair value or at the lower of cost or market. The Group measures for impairment all commercial loans over $250,000. The portfolios of mortgages and consumer loans are considered homogeneous, and are evaluated collectively for impairment.

The Group, using an aged-based rating system, applies an overall allowance percentage to each loan portfolio category based on historical credit losses adjusted for current conditions and trends. This delinquency-based calculation is the starting point for management’s determination of the required level of the allowance for loan losses. Other data considered in this determination includes: the overall historical loss trends and other information including underwriting standards and economic trends. Loan loss ratios and credit risk categories are updated quarterly and are applied in the context of GAAP and the importance of depository institutions having prudent, conservative, but not excessive loan allowances that fall within an acceptable range of estimated losses. While management uses available information in estimating possible loan losses, future changes to the allowance may be necessary based on factors beyond the Group’s control, such as factors affecting general economic conditions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of each type of asset. Amortization of leasehold improvements is computed using the straight-line method over the terms of the leases or estimated useful lives of the improvements, whichever is shorter.

Long-lived assets and identifiable intangibles, except for financial instruments, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, an estimate is made of the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized if the fair value is less than the carrying amount of the related asset. Otherwise, an impairment loss is not recognized. There were no such impairment losses in periods presented in the accompanying consolidated financial statements.

Foreclosed Real Estate

Foreclosed real estate is initially recorded at the lower of the related loan balance or the fair value of the real estate at the date of foreclosure. At the time properties are acquired in full or partial satisfaction of loans, any excess of the loan balance over the estimated fair value of the property is charged against the allowance for loan losses. After foreclosure, these properties are carried at the lower of cost or fair value less estimated costs to sell. Any excess of the carrying value over the estimated fair value, less estimated costs to sell is charged to operations. The costs and expenses associated to holding these properties in portfolio are expensed as incurred.

Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

A transfer of financial assets is accounted for as a sale when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the transferor, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the transferor does not maintain effective control over the transferred assets through an agreement to repurchase them before maturity. As such, the Group recognizes the financial assets and servicing assets it controls and the liabilities it has incurred. At the same time, it ceases to recognize financial assets when control has been surrendered and liabilities when they are extinguished.

Income Taxes

In preparing the consolidated financial statements, the Group is required to estimate income taxes. This involves an estimate of current income tax expense together with an assessment of temporary differences resulting from differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The determination of current income tax expense involves estimates and assumptions that require the Group to assume certain positions based on its interpretation of current tax regulations. Changes in assumptions affecting estimates may be required in the future and estimated tax assets or liabilities may need to be increased or decreased accordingly. The accrual for tax contingencies is adjusted in light of changing facts and circumstances, such as the progress of tax audits, case law and emerging legislation. The Group’s effective tax rate includes the impact of tax contingency accruals and changes to such accruals, including related interest and penalties, as considered appropriate by management. When particular matters arise, a number of years may elapse before such matters are audited and finally resolved. Favorable resolution of such matters could be recognized as a reduction to the Group’s effective rate in the year of resolution. Unfavorable settlement of any particular issue could increase the effective rate and may require the use of cash in the year of resolution.

The determination of deferred tax expense or benefit is based on changes in the carrying amounts of assets and liabilities that generate temporary differences. The carrying value of the Group’s net deferred tax assets assumes that the Group will be able to generate sufficient future taxable income based on estimates and assumptions. If these estimates and related assumptions change in the future, the Group may be required to record valuation allowances

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

against its deferred tax assets resulting in additional income tax expense in the consolidated statements of operations.

Management evaluates the realizability of the deferred tax assets on a quarterly basis and assesses the need for a valuation allowance. A valuation allowance is established when management believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowance from period to period are included in the Group’s tax provision in the period of change.

In addition to valuation allowances, the Group establishes accruals for certain tax contingencies when, despite the belief that Group’s tax return positions are fully supported, the Group believes that certain positions are likely to be challenged. The tax contingency accruals are adjusted in light of changing facts and circumstances, such as the progress of tax audits, case law and emerging legislation. The Group’s tax contingency accruals are reflected as income tax payable as a component of accrued expenses and other liabilities.

Stock Option Plans

As of December 31, 2006, the Group had three stock-based employee compensation plans: the 1996, 1998, and 2000 Incentive Stock Option Plans, which are described in Note 13. The Group issued a total of 30,000, 56,000, 566,525 and 224,722 stock options during the year ended December 31, 2006, the six-month period ended December 31, 2005 and the fiscal years ended June 30, 2005 and 2004, respectively, with a graded vesting period from 5 to 7 years.

Up to June 30, 2005, the Group accounted for its stock compensation award plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations. Compensation expense for option awards with traditional terms was generally recognized for any excess of the quoted market price of the Group’s stock at measurement date over the amount an employee must pay to acquire the stock. No stock-based employee compensation cost was reflected for the awards with traditional terms as the options had an exercise price equal to the market value of the underlying common stock on the date of grant. FASB Interpretation No. 28 “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans” (“FIN 28”) an interpretation of APB 25 clarifies aspects of accounting for compensation related to stock appreciation rights and other variable stock option or award plans. With regards to stock option awards with anti-dilution provisions, where the terms are such that the number of shares that the employee is entitled to receive and the purchase price depends on events occurring after the date of the grant, compensation is measured at the end of each period as the amount by which the quoted market value of the shares of the enterprise’s stock covered by a grant exceeds the option price and is accrued as a charge to expense over the periods the employee performs the related services. Changes in the quoted market value are reflected as an adjustment of accrued compensation and compensation expense in the periods in which the changes occur.

On June 30, 2005, the Compensation Committee of the Group’s Board of Directors approved the acceleration of the vesting of all outstanding options to purchase shares of common stock of the Group that were held by employees, officers and directors as of that date. As a result, options to purchase 1,219,333 shares became exercisable. The purpose of the accelerated vesting was to enable the Group to avoid recognizing in its statement of operations compensation expense associated with these options in future periods, upon adoption of FASB Statement No. 123(R).

Effective July 1, 2005, the Group adopted SFAS No. 123R “Share-Based Payment” (“SFAS 123R”), an amendment of SFAS 123 “Accounting for Stock-Based Compensation” using the modified prospective transition method. SFAS 123R requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award with the cost to be recognized over the service period. SFAS 123R is effective for financial statements as of the beginning of the first interim or annual reporting period of the first fiscal year that begins after June 15, 2005. SFAS No. 123R applies to all awards unvested and granted after this effective date and awards modified, repurchased, or cancelled after that date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Subsequent to the adoption of SFAS 123R, the Group recorded approximately $23,000 and $11,000 related to compensation expense for options issued during the year ended December 31, 2006 and the six-month period ended December 31, 2005, respectively. The remaining unrecognized compensation cost related to unvested awards as of December 31, 2006, was approximately $226,000 and the weighted average period of time over which this cost will be recognized is approximately 7 years.

Had the estimated fair value of the options granted been included in compensation expense for the periods indicated below, the Group’s net earnings and earnings per share would have been as follows:

	Fiscal Year Ended June 30,
	2005	2004
	(In thousands, except for per share data)

Net income, as reported	$59,669	$59,717
Share-based (compensation) benefit included in reported earnings	(3,057)	3,932
Share-based employee compensation determined under fair value based method for all awards	(1,459)	(1,394)

Pro forma net income	55,153	62,255
Less: Dividends on preferred stock	(4,802)	(4,198)

Pro forma income available to common shareholders	$50,351	$58,057

Earnings per share:
Basic — as reported	$2.23	$2.48

Basic — pro forma	$2.05	$2.59

Diluted — as reported	$2.14	$2.32

Diluted — pro forma	$1.96	$2.43

Average common shares outstanding	24,571	22,394
Average potential common shares-options	1,104	1,486

	25,675	23,880

The average fair value of each option granted during year ended December 31, 2006 and the six-month period ended December 31, 2005 was $3.84 and $4.79, respectively, and in fiscal years ended June 30, 2005 and 2004 was $13.09 and $6.81, respectively. The average fair value of each option granted was estimated at the date of the grant using the Black-Scholes option pricing model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no restrictions and are fully transferable and negotiable in a free trading market. Black-Scholes does not consider the employment, transfer or vesting restrictions that are inherent in the Group’s employee options. Use of an option valuation model, as required by GAAP, includes highly subjective assumptions based on long-term predictions, including the expected stock price volatility and average life of each option grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following assumptions were used in estimating the fair value of the options granted, after giving retroactive effect to the 10% stock dividend of November 30, 2004:

		Six-Month
	Year Ended	Period Ended	Fiscal Year Ended
	December 31,	December 31,	June 30,
	2006	2005	2005	2004

Weighted Average Assumptions:
Dividend yield	3.97%	2.75%	2.75%	2.25%
Expected volatility	34%	44%	35%	33%
Risk-free interest rate	4.24%	4.03%	4.06%	3.77%
Expected life (in years)	8.5	8.5	7	7

Comprehensive Income

Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, except for those resulting from investments by owners and distributions to owners. GAAP requires that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and on derivative activities that qualify and are designated for cash flows hedge accounting, are reported as a separate component of the stockholders’ equity section of the consolidated statements of financial condition, such items, along with net income, are components of comprehensive income.

New Accounting Pronouncements

SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140”

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140.” This statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155:

•	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

•	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133;

•	Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

•	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives;

•	Amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of SFAS 155 may also be applied upon adoption of this statement for hybrid financial instruments that had been bifurcated under paragraph 12 of SFAS No. 133 prior to the adoption of SFAS No. 155. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

statements for any interim period for that fiscal year. Provisions of this statement may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis.

At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument should be recognized as a cumulative-effect adjustment to beginning retained earnings. An entity should separately disclose the gross gains and losses that make up the cumulative-effect adjustment, determined on an instrument-by-instrument basis. Prior periods should not be restated.

SFAS 155 is effective for all financial instruments acquired or issued after January 1, 2007. The adoption of SFAS 155 did not have a significant impact on the consolidated financial position or earnings of the Group.

SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statements No. 133 and 140”

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment to SFAS No. 140”, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to (1) require the recognition of a servicing asset or servicing liability under specified circumstances, (2) require that, if practicable, all separately recognized servicing assets and liabilities be initially measured at fair value, (3) create a choice for subsequent measurement of each class of servicing assets or liabilities by applying either the amortization method or the fair value method, and (4) permit the one-time reclassification of securities identified as offsetting exposure to changes in fair value of servicing assets or liabilities from available-for-sale securities to trading securities under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. In addition, SFAS No. 156 amends SFAS No. 140 to require significantly greater disclosure concerning recognized servicing assets and liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, with early adoption permitted.

The Group adopted SFAS No. 156 on January 1, 2007 and decided to continue to account for servicing assets based on the amortization method with periodic testing for impairment.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”). FIN 48 was issued to clarify the requirements of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, relating to the recognition of income tax benefits. FIN 48 provides a two-step approach to recognizing and measuring tax benefits when the benefits’ realization is uncertain. The first step is to determine whether the benefit is to be recognized; the second step is to determine the amount to be recognized:

•	Income tax benefits should be recognized when, based on the technical merits of a tax position, the entity believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability of greater than 50 percent) that the tax position would be sustained as filed; and

•	If a position is determined to be more likely than not of being sustained, the reporting enterprise should recognize the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority.

FIN 48 is applicable beginning January 1, 2007. The cumulative effect of applying the provisions of FIN 48 upon adoption will be reported as an adjustment to beginning retained earnings. Management is evaluating the impact that this interpretation may have on the Group’s consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 provides the SEC staff’s views regarding the process of quantifying financial statement misstatements. It requires the use of two different approaches to quantifying misstatements — (1) the “rollover approach” and (2) the “iron curtain approach” — when assessing whether such a misstatement is material to the current period financial statements. The rollover approach focuses on the impact on the income statement of a misstatement originating in the current reporting period. The iron curtain approach focuses on the cumulative effect on the balance sheet as of the end of the current reporting period of uncorrected misstatements regardless of when they originated. If a material misstatement is quantified under either approach, after considering quantitative and qualitative factors, the financial statements would require adjustment. Depending on the magnitude of the correction with respect to the current period financial statements, changes to financial statements for prior periods could result. SAB 108 is effective for the Group’s fiscal year ended December 31, 2006.

The Group had three unrecorded accounting adjustments that were considered in the SAB 108 analysis. The Group historically deferred commissions to certain employees as part of the Bank’s deposit gathering campaigns instead of charging compensation expenses in the year paid. The balance of deferred commission as of January 1, 2006 was $719,000 and was corrected as of January 1, 2006 as a credit to cumulative retained earnings at that date.

The second accounting adjustment is the reversal of a prior year over-accrual of income taxes. As of December 31, 2005, utilizing the rollover method to evaluate differences, the Group decided not to correct $589,000 of excess income taxes provision. Such difference was corrected as of January 1, 2006 as a credit to cumulative retained earnings at that date.

The third accounting adjustment is the Group’s method of recognizing interest on a structured note carried as held to maturity investment. The structured note pays interest depending on whether LIBOR is within a range or not. In the past, the Group had recorded interest on such note on a cash basis instead using the retrospective interest method required by Financial Accounting Standards Board Emerging Issues Task Force Abstracts Issue No. 96-12, “Recognition of Interest Income and Balance Sheet Classification of Structured Notes”. As a result of the adoption of SAB 108, approximately $1.4 million of interest previously recognized on a cash basis in prior periods was reversed and recorded as interest income for 2006.

After considering all of the quantitative and qualitative factors, the Group determined that these accounting adjustments had not previously been material to prior periods when measured using the rollover method. Given that the effect of correcting these misstatements during 2006 would be material to the Group’s 2006 consolidated financial statements using this dual method, the Group concluded that the cumulative effect adjustment method of initially applying the guidance in SAB 108 was appropriate, and adjusted $1.525 million as a cumulative effect on the beginning retained earnings on the current year’s Consolidated Statements of Changes in Stockholders’ Equity.

SFAS No. 157, “Fair Value Measurements”

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. The changes to current practice resulting from the application of this Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements.

This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. Management is evaluating the impact that this accounting standard may have on the Group’s consolidated financial statements.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115”

On February 15, 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115”. SFAS 159 provides an alternative measurement treatment for certain financial assets and financial liabilities, under an instrument-by-instrument election, that permits fair value to be used for both initial and subsequent measurement, with changes in fair value recognized in earnings. While SFAS 159 is effective for the Group beginning January 1, 2008, earlier adoption is permitted as of January 1, 2007, provided that the entity also adopts all of the requirements of SFAS 157. Management is evaluating the impact that this recently issued accounting standard may have on the Group’s consolidated financial statements.

2.	INVESTMENTS

Short Term Investments

At December 31, 2006, the Group’s short term investments were comprised of time deposits with other banks in the amount of $5.0 million (December 31, 2005 — $60.0 million; June 30, 2005 — $30.0 million).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Investment Securities

The amortized cost, gross unrealized gains and losses, fair value, and weighted average yield of the securities owned by the Group at December 31, 2006 and 2005 and June 30, 2005, were as follows:

	December 31, 2006
		Gross	Gross		Weighted
	Amortized	Unrealized	Unrealized	Fair	Average
	Cost	Gains	Losses	Value	Yield
	(In thousands)

Available-for-sale
Puerto Rico Government and agency obligations	$20,254	$64	$872	$19,446	5.68%
Corporate bonds and other	50,598	520	2,347	48,770	6.11%

Total investment securities	70,852	584	3,219	68,217

FNMA and FHLMC certificates	150,099	—	1,506	148,593	5.45%
GNMA certificates	40,690	408	235	40,863	5.61%
Collateralized mortgage obligations (CMOs)	722,419	7	5,139	717,287	5.48%

Total mortgage-backed-securities and CMO’s	913,208	415	6,880	906,743

Total securities available-for-sale	984,060	999	10,099	974,960	5.52%

Held-to-maturity
US Treasury securities	15,022	—	127	14,895	2.71%
Obligations of US Government sponsored agencies	848,400	7	17,529	830,878	3.85%
Puerto Rico Government and agency obligations	55,262	—	3,961	51,301	5.29%

Total investment securities	918,684	7	21,617	897,074

FNMA and FHLMC certificates	713,171	628	11,529	702,270	5.04%
GNMA certificates	182,874	215	2,176	180,913	5.35%
Collateralized mortgage obligations	152,748	18	1,303	151,463	5.13%

Total mortgage-backed-securities and CMO’s	1,048,793	861	15,008	1,034,646

Total securities held-to-maturity	1,967,477	868	36,625	1,931,720	4.55%

Total	$2,951,537	$1,867	$46,724	$2,906,680	4.87%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2005
		Gross	Gross		Weighted
	Amortized	Unrealized	Unrealized	Fair	Average
	Cost	Gains	Losses	Value	Yield
	(In thousands)

Available-for-sale
US Treasury securities	$174,836	$—	$5,599	$169,237	3.45%
Puerto Rico Government and agency obligations	28,356	183	340	28,199	5.29%
Corporate bonds and other	92,005	—	1,468	90,537	4.75%

Total investment securities	295,197	183	7,407	287,973

FNMA and FHLMC certificates	488,356	—	12,193	476,163	5.17%
GNMA certificates	36,799	630	129	37,300	5.83%
Collateralized mortgage obligations (CMOs)	249,297	552	4,401	245,448	5.47%

Total mortgage-backed-securities and CMO’s	774,452	1,182	16,723	758,911

Total securities available-for-sale	1,069,649	1,365	24,130	1,046,884	4.95%

Held-to-maturity
US Treasury securities	60,168	—	818	59,350	2.84%
Obligations of US Government sponsored agencies	1,021,634	77	19,661	1,002,050	4.09%
Puerto Rico Government and agency obligations	62,084	—	2,987	59,097	5.32%

Total investment securities	1,143,886	77	23,466	1,120,497

FNMA and FHLMC certificates	822,870	1,238	10,389	813,719	5.05%
GNMA certificates	216,237	1,371	1,196	216,412	5.52%
Collateralized mortgage obligations	163,262	129	1,187	162,204	5.42%

Total mortgage-backed-securities and CMO’s	1,202,369	2,738	12,772	1,192,335

Total securities held-to-maturity	2,346,255	2,815	36,238	2,312,832	4.65%

Total	$3,415,904	$4,180	$60,368	$3,359,716	4.75%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	June 30, 2005
		Gross	Gross		Weighted
	Amortized	Unrealized	Unrealized	Fair	Average
	Cost	Gains	Losses	Value	Yield
	(In thousands)

Available-for-sale
US Treasury securities	$174,823	$—	$1,807	$173,016	3.47%
Puerto Rico Government and agency obligations	45,744	1,138	152	46,730	5.78%
Corporate bonds and other	69,028	4	3,098	65,934	4.45%

Total investment securities	289,595	1,142	5,057	285,680

FNMA and FHLMC certificates	549,936	477	1,880	548,533	4.48%
GNMA certificates	13,959	306	36	14,229	5.65%
Collateralized mortgage obligations (CMOs)	182,663	410	1,795	181,278	4.61%

Total mortgage-backed-securities and CMO’s	746,558	1,193	3,711	744,040

Total securities available-for-sale	1,036,153	2,335	8,768	1,029,720	4.40%

Held-to-maturity
US Treasury securities	856,964	968	7,250	850,682	3.76%
Puerto Rico Government and agency obligations	62,094	10	1,664	60,440	5.33%

Total investment securities	919,058	978	8,914	911,122

FNMA and FHLMC certificates	914,174	14,226	2,184	926,216	5.11%
GNMA certificates	250,189	4,520	473	254,236	5.33%
Collateralized mortgage obligations	51,325	181	372	51,134	4.49%

Total mortgage-backed-securities and CMO’s	1,215,688	18,927	3,029	1,231,586

Total securities held-to-maturity	2,134,746	19,905	11,943	2,142,708	4.59%

Total	$3,170,899	$22,240	$20,711	$3,172,428	4.53%

The next table shows the amortized cost and fair value of the Group’s investment securities at December 31, 2006, by contractual maturity. Maturities for mortgage-backed securities are based upon contractual terms assuming no prepayments. Expected maturities of investment securities might differ from contractual maturities because they may be subject to prepayments and/or call options.

	December 31, 2006
	Available-for-sale		Held-to-maturity
	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value
	(In thousands)

Investment Securities
Due within one year	$26,962	$24,676	$169,927	$168,378
Due after 1 to 5 years	—	—	312,392	306,271
Due after 5 to 10 years	467	415	281,255	273,831
Due after 10 years	43,423	43,126	155,110	148,593

	70,852	68,217	918,684	897,073

Mortgage-backed securities
Due after 1 to 5 years	1,241	1,294	—	—
Due after 10 years	911,967	905,449	1,048,793	1,034,647

	913,208	906,743	1,048,793	1,034,647

	$984,060	$974,960	$1,967,477	$1,931,720

Securities not due on a single contractual maturity date, such as collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations and certain other securities may differ from their contractual maturities because they may be subject to prepayments or may be called by the issuer.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net proceeds from the sale of investment securities available-for-sale during the year ended December 31, 2006 and the six-month period ended December 31, 2005 totaled $1.253 billion and $139.9 million, respectively (fiscal year ended June 30, 2005 — $1.1 billion; fiscal year ended June 30, 2004 — $610.6 million). Gross realized gains and losses on those sales during the year ended December 31, 2006 were $5.6 million and $20.8 million respectively (six-month period ended December 31, 2005 — $744,000 and $94,000, respectively; fiscal year ended June 30, 2005 — $12.2 million and $4.7 million, respectively; fiscal year ended June 30, 2004 — $17.3 million and $3.9 million, respectively).

During the fourth quarter of 2006, the Group completed an evaluation of its available-for-sale investment portfolio considering changing market conditions, and strategically repositioned this portfolio. The repositioning involved open market sales of approximately $865 million of securities with a weighted average yield of 4.60% at a loss of approximately $16.0 million, and the purchase of $860 million of triple-A securities with a weighted average yield of 5.55%. Proceeds were used to repay repurchase agreements with a weighted average rate paid of 5.25%.

During the fiscal year ended June 30, 2005, the Group’s management reclassified, at fair value, $565.2 million, of its available-for-sale investment portfolio to the held-to-maturity investment category as management intends to hold these securities to maturity. The unrealized loss on those securities transferred to held-to-maturity category amounted to $24.2 million at June 30, 2005, and is included as part of the accumulated other comprehensive loss in the consolidated statements of financial condition. This unrealized loss is amortized over the remaining life of the securities as a yield adjustment. No investments were reclassified from the available-for sale to the held to maturity category during the year ended December 31, 2006 and the six-month period ended December 31, 2005.

The following table shows the Group’s gross unrealized losses and fair value of investment securities available-for-sale and held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005 and June 30, 2005.

December 31, 2006
Available-for-sale

	Less Than 12 Months
	Amortized	Unrealized	Fair
	Cost	Loss	Value
	(In thousands)

Puerto Rico Government and agency obligations	$1,996	$172	$1,824
Mortgage-backed-securities and CMO’s	880,687	6,641	874,046
Corporate bonds and other	87	57	30

	882,770	6,870	875,900

	12 Months or More
	Amortized	Unrealized	Fair
	Cost	Loss	Value

Puerto Rico Government and agency obligations	14,086	700	13,386
Mortgage-backed-securities and CMO’s	9,101	239	8,862
Corporate bonds and other	24,962	2,290	22,672

	48,149	3,229	44,920

	Total
	Amortized	Unrealized	Fair
	Cost	Loss	Value

Puerto Rico Government and agency obligations	16,082	872	15,210
Mortgage-backed-securities and CMO’s	889,788	6,880	882,908
Corporate bonds and other	25,049	2,347	22,702

	$930,919	$10,099	$920,820

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Held-to-maturity

	Less Than 12 Months
	Amortized	Unrealized	Fair
	Cost	Loss	Value
	(In thousands)

Mortgage-backed-securities and CMO’s	$393,983	$1,262	$392,721

	393,983	1,262	392,721

	12 Months or More
	Amortized	Unrealized	Fair
	Cost	Loss	Value

US Treasury securities	15,022	128	14,894
Obligations of US Government sponsored agencies	841,900	17,529	824,371
Puerto Rico Government and agency obligations	55,262	3,961	51,301
Mortgage-backed-securities and CMO’s	484,083	13,745	470,338

	1,396,267	35,363	1,360,904

	Total
	Amortized	Unrealized	Fair
	Cost	Loss	Value

US Treasury securities	15,022	127	14,895
Obligations of US Government sponsored agencies	841,900	17,529	824,371
Puerto Rico Government and agency obligations	55,262	3,961	51,301
Mortgage-backed-securities and CMO’s	878,066	15,008	863,058

	$1,790,250	$36,625	$1,753,625

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005
Available-for-sale

	Less Than 12 Months
	Amortized	Unrealized	Fair
	Cost	Loss	Value
	(In thousands)

US Treasury securities	$74,705	$2,060	$72,645
Puerto Rico Government and agency obligations	13,482	199	13,283
Mortgage-backed-securities and CMO’s	428,977	9,497	419,480
Corporate bonds and other	67,005	1,468	65,537

	584,169	13,224	570,945

	12 Months or More
	Amortized	Unrealized	Fair
	Cost	Loss	Value

US Treasury securities	100,131	3,539	96,592
Puerto Rico Government and agency obligations	2,690	141	2,549
Mortgage-backed-securities and CMO’s	218,674	7,226	211,448

	321,495	10,906	310,589

	Total
	Amortized	Unrealized	Fair
	Cost	Loss	Value

US Treasury securities	174,836	5,599	169,237
Puerto Rico Government and agency obligations	16,172	340	15,832
Mortgage-backed-securities and CMO’s	647,651	16,723	630,928
Corporate bonds and other	67,005	1,468	65,537

	$905,664	$24,130	$881,534

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Held-to-maturity

	Less Than 12 Months
	Amortized	Unrealized	Fair
	Cost	Loss	Value
	(In thousands)

Obligations of US Government sponsored agencies	$486,520	$9,559	$476,961
Puerto Rico Government and agency obligations	9,965	65	9,900
Mortgage-backed-securities and CMO’s	435,973	4,902	431,071

	932,458	14,526	917,932

	12 Months or More
	Amortized	Unrealized	Fair
	Cost	Loss	Value

US Treasury securities	60,168	818	59,350
Obligations of US Government sponsored agencies	510,113	10,102	500,011
Puerto Rico Government and agency obligations	52,119	2,922	49,197
Mortgage-backed-securities and CMO’s	269,134	7,870	261,264

	891,534	21,712	869,822

	Total
	Amortized	Unrealized	Fair
	Cost	Loss	Value

US Treasury securities	60,168	818	59,350
Obligations of US Government sponsored agencies	996,633	19,661	976,972
Puerto Rico Government and agency obligations	62,084	2,987	59,097
Mortgage-backed-securities and CMO’s	705,107	12,772	692,335

	$1,823,992	$36,238	$1,787,754

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

June 30, 2005
Available-for-sale

	Less Than 12 Months
	Amortized	Unrealized	Fair
	Cost	Loss	Value
	(In thousands)

US Treasury securities	$174,823	$1,807	$173,016
Puerto Rico Government and agency obligations	14,381	152	14,229
Mortgage-backed-securities and CMO’s	426,657	1,626	425,031
Corporate bonds and other	66,993	3,098	63,895

	682,854	6,683	676,171

	12 Months or More
	Amortized	Unrealized	Fair
	Cost	Loss	Value

Mortgage-backed-securities and CMO’s	139,387	2,085	137,302

	139,387	2,085	137,302

	Total
	Amortized	Unrealized	Fair
	Cost	Loss	Value

US Treasury securities	174,823	1,807	173,016
Puerto Rico Government and agency obligations	14,381	152	14,229
Mortgage-backed-securities and CMO’s	566,044	3,711	562,333
Corporate bonds and other	66,993	3,098	63,895

	$822,241	$8,768	$813,473

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Held-to-maturity

	Less Than 12 Months
	Amortized	Unrealized	Fair
	Cost	Loss	Value
	(In thousands)

US Treasury securities	$702,535	$7,250	$695,285
Mortgage-backed-securities and CMO’s	183,997	1,209	182,788

	886,532	8,459	878,073

	12 Months or More
	Amortized	Unrealized	Fair
	Cost	Loss	Value

Puerto Rico Government and agency obligations	52,130	1,664	50,466
Mortgage-backed-securities and CMO’s	121,351	1,820	119,531

	173,481	3,484	169,997

	Total
	Amortized	Unrealized	Fair
	Cost	Loss	Value

US Treasury securities	702,535	7,250	695,285
Puerto Rico Government and agency obligations	52,130	1,664	50,466
Mortgage-backed-securities and CMO’s	305,348	3,029	302,319

	$1,060,013	$11,943	$1,048,070

During the year ended December 31, 2006, the Group recognized through earnings approximately $2.5 million in losses in corporate securities in the available-for-sale portfolio that management considered to be other than temporarily impaired. No such charges were recorded prior to 2006. These investments were sold in January 2007.

All other securities in an unrealized loss position at December 31, 2006 are mainly composed of securities issued or backed by U.S. government agencies and U.S. government sponsored agencies. The vast majority of these securities are rated the equivalent of triple-A by nationally recognized statistical rating organizations. The investment portfolio is structured primarily with highly liquid securities that have a large and efficient secondary market. Valuations are performed on a monthly basis using a third party provider and dealer quotes. Management believes that the unrealized losses in the investment portfolio at December 31, 2006 are temporary and are substantially related to market interest rate fluctuations and not to deterioration in the creditworthiness of the issuer. Also, Management has the intent and ability to hold these investments for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments.

3.	PLEDGED ASSETS

At December 31, 2006, residential mortgage loans amounting to $491.8 million and investment securities with fair values amounting to $6.3 million were pledged to secure advances and borrowings from the FHLB. Investment securities with fair values totaling $2.6 billion, $119.8 million, $15.5 million and $8.7 million at December 31, 2006, were pledged to secure investment securities sold under agreements to repurchase (see Note 8), public fund deposits (see Note 7), term notes (see Note 9) and other funds, respectively. Also, investment securities with fair values totaling $502,000 at December 31, 2006, were pledged to the Puerto Rico Treasury Department.

As of December 31, 2006, investment securities available-for-sale and held-to-maturity not pledged amounted to $98.5 million and $71.0 million, respectively. As of December 31, 2006, mortgage loans not pledged amounted to $453.9 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans Receivable

The composition of the Group’s loan portfolio at December 31, 2006 and 2005 and June 30, 2005 was as follows:

	December 31,		June 30,
	2006	2005	2005
	(In thousands)

Loans secured by real estate:
Residential — 1 to 4 family	$898,809	$599,163	$576,335
Non-residential real estate loans	353	4,188	4,185
Home equity loans and secured personal loans	36,270	40,178	47,891
Commercial	223,563	210,101	223,685
Deferred loan fees, net	(3,147)	(2,864)	(2,930)

	1,155,848	850,766	849,166

Other loans:
Commercial	18,139	14,730	12,983
Personal consumer loans and credit lines	35,772	35,482	30,027
Deferred loan cost (fees), net	24	14	(40)

	53,935	50,226	42,970

Loans receivable	1,209,783	900,992	892,136
Allowance for loan losses	(8,016)	(6,630)	(6,495)

Loans receivable, net	1,201,767	894,362	885,641
Mortgage loans held-for-sale	10,603	8,946	17,963

Total loans, net	$1,212,370	$903,308	$903,604

In the year ended December 31, 2006 and the six-month period ended December 31, 2005, residential mortgage loan production, including loans purchased, amounted to $478.5 million and $135.3 million, respectively (fiscal year ended June 30, 2005 — $289.7 million; fiscal year ended June 30, 2004 — $332.5 million) and mortgage loan sales/conversions totaled $94.1 million and $71.6 million, respectively (fiscal year ended June 30, 2005 — $188.1 million; fiscal year ended June 30, 2004 — $88.1 million).

At December 31, 2006 and 2005, residential mortgage loans held-for-sale amounted to $10.6 million and $8.9 million, respectively (June 30, 2005 — $18.0 million). In the year ended December 31, 2006 and the six-month period ended December 31, 2005, the Group recognized gains of $3.4 million and $1.7 million, respectively, (fiscal year ended June 30, 2005 — $7.8 million; fiscal year ended June 30, 2004 — $7.7 million) in these sales, which are presented in the consolidated statements of operations as mortgage banking activities.

At December 31, 2006 and 2005, loans on which the accrual of interest has been discontinued amounted to $17.8 million and $19.0 million, respectively (June 30, 2005 — $21.9 million). The gross interest income that would have been recorded in the year ended December 31, 2006 and six-month period ended December 31, 2005 if non-accrual loans had performed in accordance with their original terms amounted to $3.4 million and $1.4 million, respectively (fiscal year ended June 30, 2005 — $2.2 million; fiscal year ended June 30, 2004 — $843,000). The Group’s investment in loans past due 90 days or more and still accruing amounted to $20.5 million, $9.5 million and $9.0 million at December 31, 2006 and 2005 and June 30, 2005, respectively.

On June 2, 2006, the Group entered into an agreement with a local financial institution to purchase a total of $173.2 million in residential mortgage loans. The Group purchased all rights, title and interest in such loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allowance for Loan Losses

The changes in the allowance for loan losses for the year ended December 31, 2006, the six-month period ended December 31, 2005 and the fiscal years ended June 30, 2005 and 2004, were as follows:

		Six-Month
	Year Ended	Period Ended	Fiscal Year Ended
	December 31,	December 31,	June 30,
	2006	2005	2005	2004
	(In thousands)

Balance at beginning of period	$6,630	$6,495	$7,553	$5,031
Provision for loan losses	4,387	1,902	3,315	4,587
Loans charged-off	(3,678)	(2,081)	(5,094)	(3,207)
Recoveries	677	314	721	1,142

Balance at end of period	$8,016	$6,630	$6,495	$7,553

As described in Note 1 under the heading “Loans and Allowance for Loan Losses,” the Group evaluates all loans, some individually and others as homogeneous groups, for purposes of determining impairment. At December 31, 2006, the total investment in impaired commercial loans was $2.0 million (December 31, 2005 — $3.6 million; June 30, 2005 — $3.2 million). The impaired commercial loans were measured based on the fair value of collateral. The average investment in impaired commercial loans for the year ended December 31, 2006, the six-month period ended December 31, 2005 and for the fiscal years ended June 30, 2005 and 2004, amounted to $2.2 million, $3.2 million, $2.3 million, and $2.1 million, respectively. Management determined that impaired loans did not require valuation allowance in accordance with FASB Statement 114 “Accounting by Creditors for Impairment of a Loan.”

5.	PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2006 and 2005 and June 30, 2005 are stated at cost less accumulated depreciation and amortization as follows:

	Useful Life	December 31,		June 30,
	(Years)	2006	2005	2005
	(In thousands)

Land	—	$1,014	$1,014	$1,014
Buildings and improvements	40	2,777	3,507	3,224
Leasehold improvements	5 — 10	12,948	7,704	7,255
Furniture and fixtures	3 — 7	6,801	5,387	5,276
Information technology and other	3 — 7	12,368	13,162	12,555

		35,908	30,774	29,324
Less: accumulated depreciation and amortization		(15,755)	(15,946)	(14,055)

		$20,153	$14,828	$15,269

Depreciation and amortization of premises and equipment for the year ended December 31, 2006 and the six-month period ended December 31,2005 totaled $5.5 million and $3.2 million, respectively (fiscal year ended June 30, 2005 — $5.9 million; fiscal year ended June 30, 2004 — $5.0 million). These are included in the consolidated statements of operations as part of occupancy and equipment expenses.

On June 30, 2005, the Group sold the Las Cumbres building, a two-story structure located at 1990 Las Cumbres Avenue, San Juan, Puerto Rico, for $3.4 million. The building was the principal property owned by the Group for banking operations and other services. The Bank’s mortgage banking division and one of the principal branches and financial services office (brokerage and insurance) are located in this building. The book value of this property at June 30, 2005, was $1.3 million. Also, on the same date, the Bank entered into a lease agreement with the new owner

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for a period of 10 years. In summary, the lease contract provides for an annual rent of $324,000 or a monthly rent of $27,000, for 13,200 square feet, including 42 parking spaces. During the lease term, the rental fee will increase by 6% every three years, except for the last year on which the increment will be 2%. This transaction was financed by a loan granted to the Buyer by the Bank. The loan was for $2.0 million (56% loan to value) at 6.50% fixed interest for a period of 10 years, collateralized by Las Cumbres building and the assignment of the monthly rent. The transaction was accounted for under the provisions of SFAS 13, as amended by SFAS 98, “Accounting for Leases: Sale-leaseback Transactions Involving Real Estate,” and accordingly, the lease portion of the transaction was classified as an operating lease and the gain on the sale portion of the transaction was deferred and is being amortized to income over the lease term (10 years) in proportion to the related gross rental expense for the leased-back property each period.

6.	ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS

Accrued interest receivable at December 31, 2006 and 2005 consists of $10.1 million and $6.8 million (June 30, 2005 — $6.7 million), respectively from loans and $17.8 million and $22.3 million (June 30, 2005 — $17.0 million), respectively from investments.

Other assets at December 31, 2006 and 2005 and June 30, 2005 consist of the following:

	December 31,		June 30,
	2006	2005	2005
	(In thousands)

Investment in equity indexed options	$34,216	$22,054	$18,999
Investment in limited partnership	11,913	11,085	10,247
Deferred charges	1,037	3,213	3,536
Prepaid expenses	2,152	2,681	3,764
Accounts receivable	7,547	4,932	3,590
Investment in Statutory Trusts	1,086	2,169	2,171
Goodwill	2,006	2,006	2,006
Servicing asset	1,507	—	—
Prepaid income tax	13	17	2,061

	$61,477	$48,157	$46,374

On January 31, 2005, Oriental International Bank Inc. (“Oriental International”) entered into an agreement with Quiddity Earnings Diversification Fund, L.P. (the “Partnership”) to purchase partnership units for $10.0 million. The Partnership was organized under the laws of the State of Illinois and is engaged in the trading of futures and futures options contracts on a wide range of financial instruments. On April 24, 2006, Oriental International entered into a new agreement to execute and deliver a Subscription Agreement for QED Fed II, LLC. On that date Oriental International redeemed all its limited partnership units in Quiddity Earnings Diversification Fund, L.P. and invested all proceeds from redemption in QED Fed II, LLC. QED Fed II, LLC is also an Illinois limited liability company and is engaged in the speculative trading of future contracts, option of future contracts, over the counter cash and spot contracts on foreign currencies and options thereon. The General Partner is Quiddity LLC (the “General Partner”). The General Partner is an Illinois limited liability company and is the commodity pool operator of the Partnership. Investment in limited partnership is accounted under the equity method of accounting. The General Partner and each limited partner share in the profits and losses of the Partnership in proportion to their respective interest in the Partnership. During the year ended December 31, 2006, the six-month period ended December 31, 2005 and the fiscal year ended June 30, 2005, profits of $828,100, $837,700 and $246,834, respectively, were credited to earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	DEPOSITS AND RELATED INTEREST

At December 31, 2006 and 2005, the weighted average interest rate of the Group’s deposits was 3.78% and 3.17%, respectively (June 30, 2005 — 2.73%), considering non-interest bearing deposits of $59.6 million and $61.5 million, respectively (June 30, 2005 — $62.2 million). Interest expense for the year ended December 31, 2006 and the six-month period ended December 31, 2005 and the fiscal years ended June 30, 2005 and 2004, is set forth below:

		Six-Month
	Year Ended	Period Ended	Fiscal Year Ended
	December 31,	December 31,	June 30,
	2006	2005	2005	2004
	(In thousands)

Demand deposits	$857	$445	$900	$818
Savings deposits	5,366	440	941	1,081
Certificates of deposit	40,479	19,396	27,903	28,113

	$46,701	$20,281	$29,744	$30,012

At December 31, 2006 and 2005, time deposits in denominations of $100,000 or higher amounted to $439.5 million and $610.0 million (June 30, 2005 — $582.1 million) including: (i) brokered certificates of deposit of $179.1 and $283.6 million (June 30, 2005 $255.8 million) at a weighted average rate of 5.00% and 3.70% (June 30, 2005 — 3.04%); and (ii) public fund deposits from various local government agencies of $57.9 and $140.5 million (June 30, 2005 — $134.1 million) at a weighted average rate of 5.3% and 3.91% (June 30, 2005 — 3.20%), which were collateralized with investment securities with fair value of $119.8 and $166.9 million (June 30, 2005 — $195.0 million).

Excluding accrued interest of $4.5 million and equity indexed options in the amount of $24.7 million which are used by the Group to manage its exposure to the Standard & Poor’s 500 stock market index, the scheduled maturities of certificates of deposit at December 31, 2006 are as follows:

(In thousands)

Within one year:
Three (3) months or less	$324,153
Over 3 months through 1 year	288,230

612,383
Over 1 through 2 years	94,311
Over 2 through 3 years	56,755
Over 3 through 4 years	15,613
Over 4 through 5 years	24,690
Over 5 years	1,448

$805,200

The aggregate amount of overdrafts in demand deposit accounts that were reclassified to loans amounted to $1,322,000 as of December 31, 2006 (December 31, 2005 — $934,000).

8.	BORROWINGS

     Short Term Borrowings

At December 31, 2006, short term borrowings amounted to $13,568,000 (December 31, 2005 — $4,455,000) which mainly consist of federal funds purchased with a weighted average rate of 4.92%. (December 31, 2005 — 3.76%)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Securities Sold under Agreements to Repurchase

At December 31, 2006, securities underlying agreements to repurchase were delivered to, and are being held by, the counterparties with whom the repurchase agreements were transacted. The counterparties have agreed to resell to the Group the same or similar securities at the maturity of the agreements.

At December 31, 2006, securities sold under agreements to repurchase (classified by counterparty) were as follows:

		Fair Value of
	Borrowing	Underlying
	Balance	Collateral
	(In thousands)

Lehman Brothers Inc.	$263,908	$267,929
Credit Suisse First Boston Corporation	10,427	10,779
Banc of America Securities	385,677	390,589
JP Morgan Chase	99,650	99,499
Citigroup	900,428	938,824
Cantor Fitzgerald	875,833	893,939

Total	$2,535,923	$2,601,559

The Group entered into a $900 million, 5-year structured repurchase agreements ($450 million non-put 1 year and $450 million non-put 2-year) with a weighted average rate paid of 4.52%. Also, in February 2007, the Group restructured an additional $1 billion of short-term repurchase agreements, with a weighted average rate being paid of approximately 5.35%, into 10-year, non-put 2-year structured repurchased agreements, priced at 95 basis points under 90-day LIBOR (for a current rate of 4.40%).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the borrowings under repurchase agreements (including accrued interest) at December 31, 2006 and 2005 and June 30, 2005, their maturities and approximate fair values of their collateral as follows:

	December 31,				June 30,
	2006		2005		2005
		Fair Value of		Fair Value of		Fair Value of
	Borrowing	Underlying	Borrowing	Underlying	Borrowing	Underlying
	Balance	Collateral	Balance	Collateral	Balance	Collateral
	(In thousands)

GNMA certificates
Within 30 days	$96,498	$99,235	$83,242	$87,120	$104,161	$105,652
After 30 to 90 days	26,985	27,316	46,069	47,527	50,401	51,122
After 90 days to 120 days	—	—	—	—	13,440	13,633

	123,483	126,551	129,311	134,647	168,002	170,407

FNMA certificates
Within 30 days	287,403	291,871	400,807	408,425	484,861	495,330
After 30 to 90 days	137,371	139,280	310,316	317,992	234,610	239,676
After 90 days to 120 days	—	—	—	—	62,563	63,914
3 to 5 years	117,039	127,625	—	—	—	—

	541,813	558,776	711,123	726,417	782,034	798,920

FHLMC certificates
Within 30 days	158,002	164,610	260,383	267,310	603,021	608,794
After 30 to 90 days	90,518	91,426	173,643	178,956	291,784	294,578
After 120 days to 1 year	—	—	—	—	77,809	78,554

	248,520	256,036	434,026	446,266	972,614	981,926

CMOs
Within 30 days	147,886	152,149	23,176	23,506	—	—
After 30 to 90 days	—	—	24,828	25,972	—	—
3 to 5 years	683,341	713,141	—	—	—	—

	831,227	865,290	48,004	49,478	—	—

US Agency securities
Within 30 days	404,338	408,687	342,322	343,129	—	—
After 30 to 90 days	281,308	279,487	621,004	630,096	—	—
3 to 5 years	100,048	98,058	—	—	—	—

	785,694	786,232	963,326	973,225	—	—

US Treasury Bonds
Within 30 days	5,186	8,674	72,893	73,156	166,846	167,195
After 30 to 90 days	—	—	69,197	70,545	80,732	80,901
After 90 days to 120 days	—	—	—	—	21,528	21,574

	5,186	8,674	142,090	143,701	269,106	269,670

Total	$2,535,923	$2,601,559	$2,427,880	$2,473,734	$2,191,756	$2,220,923

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2006 and 2005, the weighted average interest rate of the Group’s repurchase agreements was 4.94% and 4.29%, respectively (June 30, 2005 — 3.07%) and included agreements with interest ranging from 4.17% to 5.33% and 3.88% to 4.48%, respectively (June 30, 2005 — from 1.90% to 3.47%). The following summarizes significant data on securities sold under agreements to repurchase as of December 31, 2006 and 2005 and June 30, 2005:

	December 31,		June 30,
	2006	2005	2005
	(In thousands)

Average daily aggregate balance outstanding	$2,627,323	$2,270,145	$2,174,312

Maximum amount outstanding at any month-end	$2,923,796	$2,427,880	$2,398,861

Weighted average interest rate during the year	5.09%	3.78%	2.78%

Weighted average interest rate at year end	4.94%	4.29%	3.07%

Advances from the Federal Home Loan Bank

At December 31, 2006 and 2005 and June 30, 2005, advances from the FHLB consisted of the following:

		December 31,		June 30,
Maturity Date	Fixed Interest Rate	2006	2005	2005
	(In thousands)

July-2005	1.57%	$—	$—	$50,000
January-2006	3.82%	—	50,000	—
January-2006	4.17%	—	10,000	—
January-2006	4.30%	—	3,300	—
April-2006	2.48%	—	25,000	25,000
July-2006	2.01%	—	50,000	50,000
July-2006	2.13%	—	50,000	50,000
August-2006	2.96%	—	50,000	50,000
January-2007	5.33%	6,900	—	—
January-2007	5.41%	30,000	—	—
January-2007	5.44%	30,000	—	—
January-2007	5.45%	40,000	—	—
April-2007	3.09%	25,000	25,000	25,000
August-2008	4.07%	50,000	50,000	50,000

		$181,900	$313,300	$300,000

Advances are received from the FHLB under an agreement whereby the Group is required to maintain a minimum amount of qualifying collateral with a fair value of at least 110% of the outstanding advances. At December 31, 2006, these advances were secured by mortgage loans amounting to $491.8 million. Also, at December 31, 2006, the Group has an additional borrowing capacity with the FHLB of $186.9 million. At December 31, 2006, the weighted average maturity of FHLB’s advances was 5.8 months (December 31, 2005 — 9.7 months; June 30, 2005 — 15.4 months).

Term Notes

At December 31, 2006, 2005 and June 30, 2005, there were term notes outstanding in the amount of $15.0 million, with a floating rate due quarterly (December 31, 2006 — 4.98%; December 31, 2005 — 3.61%; June 30, 2005 — 2.83%), a maturity date of March 27, 2007, and secured by investment securities with fair value amounting to $15.5 million (December 31, 2005 — $16.4; June 30, 2005 — $16.8 million; June 30, 2004 — $16.7 million).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Subordinated Capital Notes

Subordinated capital notes amounted to $36.1 million at December 31, 2006 and $72.2 million at December 31, 2005 and June 30, 2005.

In October 2001 and August 2003, the Statutory Trust I and the Statutory Trust II, respectively, special purpose entities of the Group, were formed for the purpose of issuing trust redeemable preferred securities. In December 2001 and September 2003, $35.0 million of trust redeemable preferred securities were each issued by the Statutory Trust I and the Statutory Trust II, respectively, as part of pooled underwriting transactions. Pooled underwriting involves participating with other bank holding companies in issuing the securities through a special purpose pooling vehicle created by the underwriters.

The proceeds from these issuances were used by the Statutory Trust I and the Statutory Trust II to purchase a like amount of floating rate junior subordinated deferrable interest debentures (“subordinated capital notes”) issued by the Group. The call provision of the subordinated capital notes purchased by the Statutory Trust I was exercised by the Group in December 2006 and the Group recorded a $915,000 loss related to the write-off of unamortized issuance costs of the notes. The second one, has a par value of $36.1 million, bears interest based on 3 months LIBOR plus 295 basis points (December 31, 2006 and 2005 — 8.31% and 7.45%, respectively; June 30, 2005 — 6.47%), payable quarterly, and matures on September 17, 2033. Statutory Trust II may be called at par after five years. The trust redeemable preferred security has the same maturity and call provisions as the subordinated capital notes. The subordinated deferrable interest debenture issued by the Group are accounted for as a liability denominated as subordinated capital notes on the consolidated statements of financial condition.

The subordinated capital note is treated as Tier 1 capital for regulatory purposes. On March 4, 2005, the Federal Reserve Board issued a final rule that continues to allow trust preferred securities to be included in Tier I regulatory capital, subject to stricter quantitative and qualitative limits. Under this rule, restricted core capital elements, which are qualifying trust preferred securities, qualifying cumulative perpetual preferred stock (and related surplus) and certain minority interests in consolidated subsidiaries, are limited in the aggregate to no more than 25% of a bank holding company’s core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability.

Unused Lines of Credit

The Group maintains a line of credit with a financial institution from which funds are drawn as needed. At December 31, 2006, the Group’s total available funds under this line of credit totaled $15.0 million with no balance outstanding as of this date.

9.	DERIVATIVE ACTIVITIES

The Group utilizes various derivative instruments for hedging purposes, as part of its asset and liability management. These transactions involve both credit and market risks. The notional amounts are amounts on which calculations, payments, and the value of the derivatives are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any. The actual risk of loss is the cost of replacing, at market, these contracts in the event of default by the counterparties. The Group controls the credit risk of its derivative financial instrument agreements through credit approvals, limits, monitoring procedures and collateral, when considered necessary.

The Group generally uses interest rate swaps and options in managing its interest rate risk exposure. Certain swaps were entered into to convert the forecasted rollover of short-term borrowings into fixed rate liabilities for longer periods and provide protection against increases in short-term interest rates. Under these swaps, the Group pays a fixed monthly or quarterly cost and receives a floating thirty or ninety-day payment based on LIBOR. Floating rate payments received from the swap counterparties partially offset the interest payments to be made on the forecasted rollover of short-term borrowings. The Group decided to unwind all its outstanding interest rate swaps with aggregate notional amounts of $1.1 billion in two separate transactions in July and December 2006. The net gain on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

these transactions were approximately $10.5 million and will continue to be included in other comprehensive income and reclassified into earnings on the originally remaining term of the swaps (from January 2007 through September 2010).

In August 2004, the Group entered into a $35.0 million notional amount interest swap to fix the cost of the subordinated capital notes of the Statutory Trust I. This swap was fixed at a rate of 2.98% and matured on December 18, 2006.

Derivatives designated as a hedge consisted of interest rate swaps primarily used to hedge securities sold under agreements to repurchase with notional amounts of $1.240 billion and $885.0 million as of December 31, 2005 and June 30, 2005, respectively. There were no derivatives designated as a hedge as of December 31, 2006. Derivatives not designated as a hedge consist of purchased options used to manage the exposure to the stock market on stock indexed deposits with notional amounts of $131,530,000, $173,280,000 and $186,010,000 as of December 31, 2006 and 2005 and June 30 2005, respectively; embedded options on stock indexed deposits with notional amounts of $122,924,000, $164,651,000 and $178,478,000, as of December 31, 2006 and 2005 and June 30 2005, respectively; and interest rate swaps with notional amounts of $35 million as of December 31, 2005 (none at December 31, 2006).

The Group’s swaps, including those not designated as a hedge, and their terms at December 31, 2005 and June 30, 2005 (none at December 31, 2006) are set forth in the table below:

	December 31,	June 30,
	2005	2005
	(Dollars in thousands)

Swaps:
Pay fixed swaps notional amount	$1,275,000	$885,000
Weighted average pay rate — fixed	3.90%	3.44%
Weighted average receive rate — floating	4.39%	3.27%
Maturity in months	1 to 60	4 to 64
Floating rate as a percent of LIBOR	100%	100%

During the fiscal year ended June 30, 2005, the Group bought several put and call option contracts for the purpose of economically hedging $100 million in US Treasury Notes. The objective of the hedge was to protect the fair value of the US Treasury Notes classified as available-for-sale. The net effect of these transactions was to reduce earnings by $719,000 in the fiscal year 2005. There were no put or call options at December 31, 2006 and 2005.

The Group offers its customers certificates of deposit with an option tied to the performance of the Standard & Poor’s 500 stock market index. At the end of five years depositors receive a return equal to the greater of 15% of the principal in the account or 125% of the average increase in the month-end value of the index. The Group uses swap and option agreements with major money center banks and major broker-dealer companies to manage its exposure to changes in this index. Under the terms of the option agreements, the Group receives the average increase in the month-end value of the index in exchange for a fixed premium. Under the term of the swap agreements, the Group receives the average increase in the month-end value of the index in exchange for a quarterly fixed interest cost. The changes in fair value of the option agreements used to manage the exposure in the stock market in the certificates of deposit are recorded in earnings in accordance with SFAS No. 133, as amended.

Derivative instruments are generally negotiated over-the-counter (“OTC”) contracts. Negotiated OTC derivatives are generally entered into between two counterparties that negotiate specific agreement terms, including the underlying instrument, amount, exercise price and maturity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2006, the yearly contractual maturities of derivative instruments were as follows:

Year Ending	Equity Indexed	Equity Indexed
December 31,	Options Purchased	Options Written	Total
	(In thousands)

2007	$43,285	$38,511	$81,796
2008	35,700	34,072	69,772
2009	22,085	21,055	43,140
2010	9,045	8,706	17,751
2011	21,415	20,580	41,995

	$131,530	$122,924	$254,454

For the year ended December 31, 2006 the six-month period ended December 31, 2005 and for fiscal years ended June 30, 2005 and 2004, net interest (income) expense on interest rate swaps amounted to ($8.5 million), ($1.3 million), $10.1 million and $17.7 million, respectively, which represent -4.5%, -2%, 10% and 23%, respectively, of the total interest expense recorded for such periods. The average net interest rate of the interest rate swaps during the year ended December 31, 2006, the six-month period ended December 31, 2005 and for the fiscal years ended June 30, 2005 and 2004, was −0.32%, −0.11%, 1.14% and 1.15%, respectively.

Gains (losses) credited (charged) to earnings and reflected as “Derivatives” in the consolidated statements of operations for the year ended December 31, 2006 and the six-month period ended December 31, 2005 and for the fiscal years ended June 30, 2005 and 2004 amounted to $3.2 million, $1.3 million, ($2.8 million) and $11,000, respectively.

An unrealized gain of $14.0 million on derivatives designated as cash flow hedges was included in other comprehensive income at December 31, 2005 (June 30, 2005 — unrealized loss of $6.4 million).

At December 31, 2006 and 2005 and June 30, 2005, the fair value of derivatives was recognized as either assets or liabilities in the consolidated statements of financial condition as follows: the fair value of the interest rate swaps to fix the cost of the forecasted rollover of short-term borrowings represented a liability of $11.1 million, as of June 30, 2005, presented in accrued expenses and other liabilities, while there was no such liability as of December 31, 2006 and 2005; the purchased options used to manage the exposure to the stock market on stock indexed deposits represented an other asset of $34.2 million, $22.1 million and $19.0 million, respectively; the options sold to customers embedded in the certificates of deposit represented a liability of $32.2 million, $21.1 million and $18.2 million, respectively, recorded in deposits.

10.	EMPLOYEE BENEFIT PLAN

The Group has a cash or deferred arrangement profit sharing plan qualified under Section 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended (the “Puerto Rico Code”) and the Section 401(a) and (e) of the United States Revenue Code of 1986, as amended (the “U.S. Code”), covering all full-time employees of the Group who have six months of service and are age twenty-one or older. Under this plan, participants may contribute each year from 2% to 10% of their compensation, as defined in the Puerto Rico Code and U.S. Code, up to a specified amount. The Group contributes 80 cents for each dollar contributed by an employee, up to $832 per employee. The Group’s matching contribution is invested in shares of its common stock. The plan is entitled to acquire and hold qualified employer securities as part of its investment of the trust assets pursuant to ERISA Section 407. For year ended December 31, 2006 and the six-month period ended December 31, 2005, the Group contributed 12,787 and 2,700, respectively, (fiscal year ended June 30, 2005 — 8,807; fiscal year ended June 30, 2004 — 7,195) shares of its common stock with a fair value of approximately $168,200 and $39,000, respectively (fiscal year ended June 30, 2005 — $196,800; fiscal year ended June 30, 2004 — $194,800) at the time of contribution. The Group’s contribution becomes 100% vested once the employee completes three years of service.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Also, the Group offers to its senior management a non-qualified deferred compensation plan, where executives can defer taxable income. Both the employer and the employee have flexibility because non-qualified plans are not subject to ERISA contribution limits nor are they subject to discrimination tests in terms of who must be included in the plan. Under this plan, the employee’s current taxable income is reduced by the amount being deferred. Funds deposited in a deferred compensation plan can accumulate without current income tax to the individual. Taxes are due when the funds are withdrawn, at the current income tax rate which may be lower than the individual’s current tax bracket.

11.	RELATED PARTY TRANSACTIONS

The Bank grants loans to its directors, executive officers and to certain related individuals or organizations in the ordinary course of business. These loans are offered at the same terms as loans to non-related parties. The activity and balance of these loans were as follows:

	December 31,		June 30,
	2006	2005	2005
	(In thousands)

Balance at the beginning of period	$4,467	$5,603	$3,559
New loans	736	550	2,233
Repayments	(1,170)	(1,686)	(189)

Balance at the end of period	$4,033	$4,467	$5,603

As stated in Note 5, on June 30, 2005 the Group sold the Las Cumbres building, which the principal property was owned by the Group, to a local investor and his spouse for $3.4 million. The local investor is the brother of the former Chairman of the Group’s Board of Directors. Also, on the same date, the Bank entered into a lease agreement with the new owner of the building for a term of 10 years. Refer to Note 5 for more information about this transaction.

12.	INCOME TAX

Under the Puerto Rico Code, all companies are treated as separate taxable entities and are not entitled to file consolidated returns. The Group and its subsidiaries are subject to Puerto Rico regular income tax or alternative minimum tax (“AMT”) on income earned from all sources. The AMT is payable if it exceeds regular income tax. The excess of AMT over regular income tax paid in any one year may be used to offset regular income tax in future years, subject to certain limitations.

The components of income tax expense (benefit) for the year ended December 31, 2006, the six-month period ended December 31, 2005 and for the fiscal years ended June 30, 2005 and 2004, are as follows:

		Six-Month
	Year Ended	Period Ended	Fiscal Year Ended
	December 31,	December 31,	June 30,
	2006	2005	2005	2004
	(In thousands)

Current income tax expense (benefit)	$1,817	$4,659	$(2,631)	$5,180
Deferred income tax expense (benefit)	(3,448)	(4,532)	982	397

Income tax expense (benefit)	$(1,631)	$127	$(1,649)	$5,577

The Group maintained an effective tax rate lower than the statutory rate of 43.5% as of December 31, 2006 and 41.5% as of December 31, 2005, and of 39% for the previous periods presented, mainly due to the interest income arising from certain mortgage loans, investments and mortgage-backed securities exempt for P.R. income tax purposes, net of expenses attributable to the exempt income. In addition, the Puerto Rico Code provides a dividend received deduction of 100% on dividends received from wholly-owned subsidiaries subject to income taxation in Puerto Rico. For the year ended December 31, 2006 and the six-month period ended December 31, 2005, the Group

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

generated tax-exempt interest income of $146.7 million and $71.4 million, respectively (fiscal year ended June 30, 2005 — $127.9 million). Exempt interest relates mostly to interest earned on obligations of the United States and Puerto Rico governments and certain mortgage-backed securities, including securities held by the Bank’s international banking entities.

The reconciliation between the Puerto Rico income tax statutory rate and the effective tax rate as reported for the year ended December 31, 2006, the six-month period ended December 31, 2005 and for each of the last two fiscal years in the period ended June 30, 2005, are as follows:

			Six-Month
			Period Ended
	Year Ended December 31,		December 31,		Year Ended June 30,
	2006		2005		2005		2004
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)

Statutory rate	$(2,931)	43.5%	$7,074	41.5%	$22,628	39.0%	$25,465	39.0%
Increase (decrease) in rate resulting from:
Exempt interest income, net	(3,527)	−52.3%	(9,625)	−56.5%	(23,090)	−39.8%	(23,991)	−36.7%
Non-deductible charge	37	0.5%	28	0.2%	746	1.3%	1,378	2.1%
Change in valuation allowance	1,928	28.6%	1,991	11.7%	—	0.0%	—	0.0%
Provision/(credit) for income tax contingencies	(465)	−6.9%	4,300	25.2%	(2,800)	−4.8%	—	0.0%
Effect of SAB 108 initial adoption	589	8.7%	—	—	—	—	—	—
Other items, net	2,738	40.6%	(3,641)	−21.4%	867	1.5%	2,725	4.8%

Income tax expense (benefit)	$(1,631)	−24.2%	$127	0.8%	$(1,649)	−2.8%	$5,577	8.5%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred income tax reflects the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. The components of the Group’s deferred tax asset, net at December 31, 2006 and 2005 and June 30, 2005, are as follows:

	December 31,		June 30,
	2006	2005	2005
	(In thousands)

Allowance for loan losses	$3,142	$2,601	$2,533
Unamortized discount related to mortgage servicing rights sold	1,745	2,377	2,119
Deferred gain on sale of assets	312	268	130
Deferred loan origination fees	3,043	3,327	3,044
Unrealized net gains included in other comprehensive income	290	1,810	112
Charitable contributions	66	58	46
S&P option contracts	4,331	4,300	—
Net operating loss carryforwards	6,911	1,991	—
Other	518	152	180

Total gross deferred tax asset	20,358	16,884	8,164

Less: Valuation allowance	(3,919)	(1,991)	—

Net deferred tax asset	16,439	14,893	8,164

Unrealized gains on derivative activities, net	—	(15)	(86)
Deferred loan origination costs	(2,289)	(2,656)	(1,887)

Total deferred tax liabilities	(2,289)	(2,671)	(1,973)

Deferred tax asset, net	$14,150	$12,222	$6,191

In assessing the realizability of the deferred tax asset, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax asset is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax asset are deductible, management believes it is more likely than not that the Group will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2006. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

At December 31, 2006, the Group has net operating loss carryforwards for income tax purposes of approximately $23.0 million, which are available to offset future taxable income, if any, through December 2011.

The Group benefits from favorable tax treatment under regulations relating to the activities of the Bank’s IBEs. Any change in such tax regulations, whether by applicable regulators or as a result of legislation subsequently enacted by the Legislature of Puerto Rico, could adversely affect the Group’s profits and financial condition.

Puerto Rico international banking entities, or IBEs, are currently exempt from taxation under Puerto Rico law. In November 2003, the Puerto Rico’s Legislature enacted a law amending the IBE Act. This law imposes income taxes at normal statutory rates on each IBE that operates as a unit of a bank, if the IBE’s net income generated after December 31, 2003 exceeds 40 percent of the Bank’s net income in the taxable year commenced on July 1, 2003 to June 30, 2004, 30 percent of the Bank’s net income in the taxable year commenced on July 1, 2004 to June 30, 2005, 20 percent of the Bank’s net income in the taxable six-month period commencing on July 1, 2005 to December 31,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2005, and 20 percent of the Bank’s net income in the taxable year commencing on January 1, 2006 to December 31, 2006, and thereafter. It does not impose income taxation on an IBE that operates as a subsidiary of a bank.

The Group has an IBE that operates as a unit of the Bank. In November 2003, the Group organized a new IBE that operates as a subsidiary of the Bank. The Group transferred as of January 1, 2004 most of the assets and liabilities of the IBE unit to the IBE subsidiary of the Bank, to maintain the income tax exemption of such activities. Although this transfer of IBE assets allows the Group to continue enjoying tax benefits, there cannot be any assurance that the IBE Act will not be modified in the future in a manner to reduce the tax benefits available to the new IBE subsidiary.

On August 1, 2005 the Puerto Rico Legislature approved Act No. 41 that imposes an additional tax of 2.5% on taxable income exceeding $20,000. The law is effective for tax years beginning after December 31, 2004 and ending on or before December 31, 2006. This additional tax imposition did not have a material effect on the Group’s consolidated operational results for the year ended December 31, 2006 due to the tax exempt composition of the Group’s investments.

On May 13, 2006, the Puerto Rico Governor signed into law Act No. 89 to (i) increase the recapture tax that is imposed on corporations and partnerships generating taxable income in excess of $500,000 with the purpose of increasing the maximum marginal corporate income tax rate for these entities from 39% to 41.5%, and (ii) to impose an additional tax of 2% on the taxable income of banking corporations covered under the Puerto Rico the Group’s investments.

On May 16, 2006, the Puerto Rico Governor also signed into law Act No. 98 to impose a one-time 5% extraordinary tax that is imposed on an amount equal to the net taxable income of non-exempt corporations and partnerships for the last taxable year ended on or before December 31, 2005. On July 31, 2006 Act No. 137 was signed into law to amend various provisions of Act No. 98. The payment of this extraordinary tax constitutes, in effect, a prepayment, as the taxpayer will be allowed to credit the amount so paid against its Puerto Rico income tax liability for taxable years beginning after July 31, 2006 provided the credit claimed in any taxable year does not exceed 25% of the extraordinary tax paid. Since the Group and its subsidiaries did not generate net taxable income for the year 2005, this additional tax imposition did not apply and, therefore, it did not affect on the Group’s consolidated operational results.

13.	STOCKHOLDERS’ EQUITY

Stock Dividend and Stock Split

On November 30, 2004, the Group declared a ten percent (10%) stock dividend on common stock held by shareholders of record as of December 31, 2004. As a result, a total of 2,236,152 shares of common stock were distributed on January 17, 2005 (1,993,711 shares of common stock were issued and 242,441 were distributed from the Group’s treasury stock account.) For purposes of the computation of income (loss) per common share, cash dividends and stock price, the stock dividend was retroactively recognized for all periods presented in the accompanying consolidated financial statements.

Treasury Stock

On August 30, 2005, the Group’s Board of Directors approved a stock repurchase program for the repurchase of up to $12.1 million of its outstanding shares of common stock, which replaced the former program. On June 20, 2006, the Board of Directors approved an increase of $3.0 million to the initial amount of the program, for the repurchase of up to $15.1 million. Pursuant to this program, the Group repurchased 232,600 shares of its common stock at an average price of $12.11 each, for a total $2.8 million, during the year ended December 31, 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The activity in connection with common shares held in treasury by the Group for the year ended December 31, 2006, the six-month period ended December 31, 2005 and the fiscal years ended June 30, 2005 and 2004 is set forth below:

			Six-Month
	Fiscal Year Ended		Period Ended		Fiscal Year Ended
	December 31,		December 31,		June 30,
	2006		2005		2005		2004
		Dollar		Dollar		Dollar		Dollar
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
	(In thousands)

Beginning of period	770	$10,332	228	$3,368	246	$4,578	2,025	$35,888
Common shares repurchased under repurchase program	233	2,817	545	7,003	200	3,014	20	499
Common shares repurchased/used to match defined contribution plan, net	(14)	(193)	(3)	(39)	24	249	—	—
Stock dividend	—	—	—	—	(242)	(4,473)	(1,799)	(31,809)

End of period	989	$12,956	770	$10,332	228	$3,368	246	$4,578

Stock Option Plans

At December 31, 2006, the Group had three stock-based employee compensation plans: the 1996, 1998, and 2000 Incentive Stock Option Plans. These plans offer key officers, directors and employees an opportunity to purchase shares of the Group’s common stock. The Compensation Committee of the Board of Directors has sole authority and absolute discretion as to the number of stock options to be granted to any officer, director or employee, their vesting rights, and the options’ exercise prices. The plans provide for a proportionate adjustment in the exercise price and the number of shares that can be purchased in case of merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split in which the number of shares of common stock of the Group as a whole are increased, decreased, changed into or exchanged for a different number or kind of shares or securities. Stock options become vested upon completion of specified years of service.

On July 1, 2005, the Group adopted SFAS 123R. This Statement requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. SFAS 123R requires measurement of fair value of employee stock options using an option pricing model that takes into account the awarded options’ unique characteristics. Subsequent to the adoption of SFAS 123R, the Group recorded approximately $23,000 and $11,000 related to compensation expense for options issued for the year ended December 31, 2006 and the six-month period ended December 31, 2005, respectively. The remaining unrecognized compensation cost related to unvested awards as of December 31, 2006, was approximately $226,000 and the weighted average period of time over which this cost will be recognized is approximately 7 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The activity in outstanding options for the year ended December 31, 2006, the six-month period ended December 31, 2005 and the fiscal years ended June 30, 2005 and 2004, is set forth below:

	Fiscal Year		Six-Month Period		Fiscal Year
	Ended December 31,		Ended December 31,		Ended June 30,
	2006		2005		2005		2004
		Weighted		Weighted		Weighted		Weighted
	Number	Average	Number	Average	Number	Average	Number	Average
	of	Exercise	of	Exercise	of	Exercise	of	Exercise
	Options	Price	Options	Price	Options	Price	Options	Price

Beginning of period	946,855	$15.51	1,219,333	$13.23	1,674,351	$12.36	2,270,014	$11.44
Options granted	30,000	12.20	56,000	15.02	566,525	24.36	224,722	23.92
Options exercised	(72,486)	8.04	(246,489)	3.44	(871,162)	8.15	(713,198)	8.89
Options forfeited	(70,836)	19.60	(81,989)	17.12	(150,381)	11.95	(107,187)	12.93

End of period	833,533	$15.61	946,855	$15.51	1,219,333	$13.23	1,674,351	$12.55

The following table summarizes the range of exercise prices and the weighted average remaining contractual life of the options outstanding at December 31, 2006:

	Outstanding			Exercisable
		Weighted	Weighted Average		Weighted
	Number of	Average	Contract Life	Number of	Average
Range of Exercise Prices	Options	Exercise Price	(Years)	Options	Exercise Price

$ 5.63 to $ 8.45	148,316	$7.13	7.1	148,316	$7.13
8.45 to 11.27	62,083	10.71	5.8	62,083	10.71
11.27 to 14.09	254,277	12.70	2.7	218,277	12.70
14.09 to 16.90	81,622	15.51	3.8	41,622	15.51
19.73 to 22.55	88,935	19.90	3.4	88,935	19.90
22.55 to 25.37	125,700	24.08	2.3	125,700	24.08
25.37 to 28.19	72,600	27.53	2.1	72,600	27.53

	833,533	$15.61	3.6	757,533	$15.79

Aggregate Intrinsic Value	$13,013,000			$11,964,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings (loss) per Common Share

The calculation of earnings (loss) per common share for the year ended December 31, 2006, the six-month period ended December 31, 2005 and the fiscal years ended June 30, 2005 and 2004 is as follows:

	Year Ended	Six-Month Period	Fiscal Year
	December 31,	Ended December 31,	Ended June 30,
	2006	2005	2005	2004
	(In thousands, except per share data)

Net income (loss)	$(5,106)	$16,919	$59,669	$59,717
Less: Dividends on preferred stock	(4,802)	(2,401)	(4,802)	(4,198)

Income (loss) available to common shareholders’	$(9,908)	$14,518	$54,867	$55,519

Weighted average common shares and share equivalents:
Average common shares outstanding	24,562	24,777	24,571	22,394
Average potential common shares-options	110	340	1,104	1,486

Total	24,672	25,117	25,675	23,880

Earnings (loss) per common share — basic	$(0.40)	$0.59	$2.23	$2.48

Earnings (loss) per common share — diluted	$(0.40)	$0.58	$2.14	$2.32

For the year ended December 31, 2006, the six-month period ended December 31, 2005 and the fiscal years ended June 30, 2005 and 2004, stock options with an anti-dilutive effect on earnings per share not included in the calculation amounted to 497,179, 557,406, 207,545 and 31,560, respectively.

Legal Surplus

The Puerto Rico Banking Act requires that a minimum of 10% of the Bank’s net income for the year be transferred to a reserve fund until such fund (legal surplus) equals the total paid in capital on common and preferred stock. At December 31, 2006, legal surplus amounted to $36.2 million (December 31, 2005 — $35.9 million; June 30, 2005 — $33.9 million). The amount transferred to the legal surplus account is not available for the payment of dividends to shareholders. In addition, the Federal Reserve Board has issued a policy statement that bank holding companies should generally pay dividends only from operating earnings of the current and preceding two years.

Preferred Stock

On May 28, 1999, the Group issued 1,340,000 shares of 7.125% Noncumulative Monthly Income Preferred Stock, Series A, at $25 per share. Proceeds from issuance of the Series A Preferred Stock, were $32.4 million, net of $1.1 million of issuance costs. The Series A Preferred Stock has the following characteristics: (1) annual dividends of $1.78 per share, payable monthly, if declared by the Board of Directors; missed dividends are not cumulative, (2) redeemable at the Group’s option beginning on May 30, 2004, (3) no mandatory redemption or stated maturity date and (4) liquidation value of $25 per share.

On September 30, 2003, the Group issued 1,380,000 shares of 7.0% Noncumulative Monthly Income Preferred Stock, Series B, at $25 per share. Proceeds from issuance of the Series B Preferred Stock, were $33.1 million, net of $1.4 million of issuance costs. The Series B Preferred Stock has the following characteristics: (1) annual dividends of $1.75 per share, payable monthly, if declared by the Board of Directors; missed dividends are not cumulative, (2) redeemable at the Group’s option beginning on October 31, 2008, (3) no mandatory redemption or stated maturity date, and (4) liquidation value of $25 per share.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accumulated Other Comprehensive Income

Accumulated other comprehensive income (loss), net of income tax, as of December 31, 2006 and 2005 and June 30, 2005 consisted of:

	December 31,		June 30,
	2006	2005	2005
	(In thousands)

Realized gain on termination of derivative activities	$8,998	$—	$—
Unrealized gain (loss) on derivatives designated as cash flow hedges	—	3,938	(8,768)
Unrealized loss on securities available-for-sale transferred to held to maturity	(18,721)	(21,585)	(24,211)
Unrealized loss on securities available-for-sale	(6,376)	(20,237)	(5,404)

	$(16,099)	$(37,884)	$(38,383)

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

Quantitative measures established by regulation to ensure capital adequacy require the Group and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations) and of Tier 1 capital to average assets (as defined in the regulations). As of December 31, 2006 and 2005 and June 30, 2005, the Group and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2006 and 2005 and June 30, 2005, the FDIC categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

There are no conditions or events since the notification that have changed the Bank’s category. The Group’s and the Bank’s actual capital amounts and ratios as of December 31, 2006 and 2005 and June 30, 2005 are as follows:

	Actual		Minimum Capital Requirement
Group Ratios	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

As of December 31, 2006
Total Capital to Risk-Weighted Assets	$380,574	22.04%	$135,677	8.00%
Tier I Capital to Risk-Weighted Assets	$372,558	21.57%	$67,830	4.00%
Tier I Capital to Total Assets	$372,558	8.42%	$176,987	4.00%
As of December 31, 2005
Total Capital to Risk-Weighted Assets	$454,299	35.22%	$103,204	8.00%
Tier I Capital to Risk-Weighted Assets	$447,669	34.70%	$51,602	4.00%
Tier I Capital to Total Assets	$447,669	10.13%	$176,790	4.00%
As of June 30, 2005
Total Capital to Risk-Weighted Assets	$451,626	37.51%	$96,327	8.00%
Tier I Capital to Risk-Weighted Assets	$445,131	36.97%	$48,163	4.00%
Tier I Capital to Total Assets	$445,131	10.59%	$168,080	4.00%

					Minimum to be Well
			Minimum Capital		Capitalized Under Prompt Corrective
	Actual		Requirement		Action Provisions
Bank Ratios	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

As of December 31, 2006
Total Capital to Risk-Weighted Assets	$293,339	17.49%	$134,174	8.00%	$167,651	10.00%
Tier I Capital to Risk-Weighted Assets	$285,323	17.01%	$67,095	4.00%	$100,543	6.00%
Tier I Capital to Total Assets	$285,323	6.43%	$177,495	4.00%	$222,098	5.00%
As of December 31, 2005
Total Capital to Risk-Weighted Assets	$312,617	24.37%	$102,607	8.00%	$128,259	10.00%
Tier I Capital to Risk-Weighted Assets	$305,987	23.86%	$51,304	4.00%	$76,956	6.00%
Tier I Capital to Total Assets	$305,987	6.90%	$177,272	4.00%	$221,591	5.00%
As of June 30, 2005
Total Capital to Risk-Weighted Assets	$292,784	25.71%	$91,112	8.00%	$113,890	10.00%
Tier I Capital to Risk-Weighted Assets	$286,289	25.14%	$45,556	4.00%	$68,334	6.00%
Tier I Capital to Total Assets	$286,289	6.87%	$166,789	4.00%	$208,487	5.00%

The Group’s ability to pay dividends to its stockholders and other activities can be restricted if its capital falls below levels established by the Federal Reserve Board’s guidelines. In addition, any bank holding company whose capital falls below levels specified in the guidelines can be required to implement a plan to increase capital.

14.	COMMITMENTS

Loan Commitments

At December 31, 2006, there were $42.7 million in loan commitments, which represent unused lines of credit provided to customers. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates, bear variable interest and may require payment of a fee. Since the commitments may expire unexercised, the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

total commitment amounts do not necessarily represent future cash requirements. The Group evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Group upon extension of credit, is based on management’s credit evaluation of the customer.

Lease Commitments

The Group has entered into various operating lease agreements for branch facilities and administrative offices. Rent expense for the year ended December 31, 2006 and the six-month period ended December 31, 2005 amounted to $3.9 million and $1.7 million, respectively (fiscal year ended June 30, 2005 — $3.0 million). Future rental commitments under terms of leases in effect at December 31, 2006, exclusive of taxes, insurance and maintenance expenses payable by the Group, are summarized as follows:

Year Ending December 31,	Minimum Rent
(In thousands)

2007	$3,091
2008	2,949
2009	2,942
2010	2,801
2011	2,731
Thereafter	9,060

$23,574

In May 2006, the Group moved to its new headquarters, Oriental Center, which consolidates all corporate offices and support facilities into a new building at Professional Offices Park in San Juan, Puerto Rico. The Group is the anchor tenant by leasing more than 50,000 square feet office space.

15.	LITIGATION

On August 14, 1998, as a result of a review of its accounts in connection with the admission by a former Group officer of having embezzled funds and manipulated bank accounts and records, the Group became aware of certain irregularities. The Group notified the appropriate regulatory authorities and commenced an intensive investigation with the assistance of forensic accountants, fraud experts and legal counsel. The investigation determined losses of $9.6 million resulting from dishonest and fraudulent acts and omissions involving several former Group employees, which were submitted to the Group’s fidelity insurance policy (the “Policy”) issued by Federal Insurance Company, Inc. (“FIC”). In the opinion of the Group’s management, its legal counsel and experts, the losses determined by the investigation were covered by the Policy. However, FIC denied all claims for such losses. On August 11, 2000, the Group filed a lawsuit in the United States District Court for the District of Puerto Rico against FIC, a stock insurance corporation organized under the laws of the State of Indiana, for breach of insurance contract, breach of covenant of good faith and fair dealing and damages, seeking payment of the Group’s $9.6 million insurance claim loss and the payment of consequential damages of no less than $13.0 million resulting from FIC capricious, arbitrary, fraudulent and without cause denial of the Group’s claim. The losses resulting from such dishonest and fraudulent acts and omissions were expensed in prior years. On October 3, 2005, a jury rendered a verdict of $7.5 million in favor of the Group and against FIC, the defendant. The jury granted the Group $453,219 for fraud and loss documentation in connection with its Accounts Receivable Returned Checks Account. However, the jury could not reach a decision on the Group’s claim for $3.4 million in connection with fraud in its Cash Accounts, thus forcing a new trial on this issue. The jury denied the Group’s claim for $5.6 million in connection with fraud in the Mortgage Loans Account, but the jury determined that FIC had acted in bad faith and with malice. It, therefore, awarded the Group $7.1 million in consequential damages. The court decided not to enter a final judgment for the aforementioned awards until a new trial on the fraud in the Cash Accounts claim is held. After a final judgment is entered, the parties would be entitled to exhaust their post-judgment and appellate rights. The Group has not recognized any income on this claim since the appellate rights have not been exhausted and the amount to be collected has not been determined. The

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Group expects to request and recover prejudgment interest, costs, fees and expenses related to its prosecution of this case. However, no specified sum can be anticipated as these claims are subject to the discretion of the court. To date, the court has not scheduled this new trial.

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

16.	FAIR VALUE OF FINANCIAL INSTRUMENTS

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

These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could affect these fair value estimates. The fair value estimates do not take into consideration the value of future business and the value of assets and liabilities that are not financial instruments. Other significant tangible and intangible assets that are not considered financial instruments are the value of long-term customer relationships of the retail deposits, and premises and equipment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The estimated fair value and carrying value of the Group’s financial instruments at December 31, 2006 and 2005 and June 30, 2005 is as follows:

	December 31,				June 30,
	2006		2005		2005
	Fair	Carrying	Fair	Carrying	Fair	Carrying
	Value	Value	Value	Value	Value	Value
	(In thousands)

Financial Assets:
Cash and cash equivalents	$34,070	$34,070	$17,269	$17,269	$24,683	$24,683
Time deposits with other banks	5,000	5,000	60,000	60,000	30,000	30,000
Trading securities	243	243	146	146	265	265
Investment securities available-for-sale	974,960	974,960	1,046,884	1,046,884	1,029,720	1,029,720
Investment securities held-to-maturity	1,931,720	1,967,477	2,312,832	2,346,255	2,142,708	2,134,746
FHLB stock	13,607	13,607	20,002	20,002	27,058	27,058
Securities sold but yet not delivered	6,430	6,430	44,009	44,009	1,034	1,034
Total loans (including loans held-for-sale)	1,209,177	1,212,370	911,477	903,308	917,721	903,604
Equity options purchased	34,216	34,216	22,054	22,054	18,999	18,999
Accrued interest receivable	27,940	27,940	29,067	29,067	23,735	23,735
Interest rate swaps	—	—	2,509	2,509	—	—
Financial Liabilities:
Deposits	1,220,601	1,232,988	1,288,254	1,298,568	1,247,805	1,252,897
Securities sold under agreements to repurchase	2,523,152	2,535,923	2,470,463	2,427,880	2,191,507	2,191,756
Advances from FHLB	180,876	181,900	309,942	313,300	297,123	300,000
Subordinated capital notes	36,083	36,083	72,166	72,166	72,166	72,166
Term notes	15,000	15,000	15,000	15,000	15,000	15,000
Federal funds purchased and other short term borrowings	13,568	13,568	4,455	4,455	12,310	12,310
Securities and loans purchased but not yet received	—	—	43,354	43,354	22,772	22,772
Accrued expenses and other liabilities	21,321	21,321	30,435	30,435	41,209	41,209
Interest rate swaps	—	—	—	—	11,581	11,581

	December 31,				June 30,
	2006		2005		2005
	Contract or		Contract or		Contract or
	Notional	Fair	Notional	Fair	Notional	Fair
	Amount	Value	Amount	Value	Amount	Value
	(In thousands)

Off-Balance Sheet Items:
Liabilities:
Unused lines of credit	$13,137	$(263)	$16,386	$(328)	$18,191	$(364)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2006 and 2005 and June 30, 2005:

•	Cash and cash equivalents, money market investments, time deposits with other banks, securities sold but not yet delivered, accrued interest receivable and payable, securities and loans purchased but not yet received, federal funds purchased, accrued expenses, other liabilities, term notes and subordinated capital notes have been valued at the carrying amounts reflected in the consolidated statements of financial condition as these are reasonable estimates of fair value given the short-term nature of the instruments.

•	The fair value of trading securities and investment securities available for sale and held to maturity is estimated based on bid quotations from securities dealers. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Investments in FHLB stock are valued at their redemption value.

•	The estimated fair value of loans held-for-sale is based on secondary market prices. The fair value of the loan portfolio has been estimated for loan portfolios with similar financial characteristics. Loans are segregated by type, such as mortgage, commercial and consumer. Each loan category is further segmented into fixed and adjustable interest rates and by performing and non-performing categories. The fair value of performing loans is calculated by discounting contractual cash flows, adjusted for prepayment estimates, if any, using estimated current market discount rates that reflect the credit and interest rate risk inherent in the loan. The fair value for significant non-performing loans is based on specific evaluations of discounted expected future cash flows from the loans or its collateral using current appraisals and market rates.

•	The fair value of demand deposits and savings accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is based on the discounted value of the contractual cash flows, using estimated current market discount rates for deposits of similar remaining maturities.

•	For short-term borrowings, the carrying amount is considered a reasonable estimate of fair value. The fair value of long-term borrowings is based on the discounted value of the contractual cash flows, using current estimated market discount rates for borrowings with similar terms and remaining maturities.

•	The fair value of interest rate swaps and equity index option contracts were estimated by management based on the present value of expected future cash flows using discount rates of the swap yield curve. These fair values represent the estimated amount the Group would receive or pay to terminate the contracts taking into account the current interest rates and the current creditworthiness of the counterparties.

•	The fair value of commitments to extend credit and unused lines of credit is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standings.

17.	SEGMENT REPORTING

The Group segregates its businesses into the following major reportable segments of business: Banking, Treasury and Financial Services. Management established the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. Other factors such as the Group’s organization, nature of its products, distribution channels and economic characteristics of the products were also considered in the determination of the reportable segments. The Group measures the performance of these reportable segments based on pre-established goals of different financial parameters such as net income, net interest income, loan production, and fees generated. In June 2006, management decided to reclassify and present Investment Banking revenues in the Treasury segment rather than in the Financial Service segment. This reclassification was retroactively presented in the tables below.

Banking includes the Bank’s branches and mortgage banking, with traditional banking products such as deposits and mortgage, commercial and consumer loans. The mortgage banking activities are carried out by the Bank’s mortgage banking division, whose principal activity is to originate and purchase mortgage loans for the Group’s own portfolio. The Group originates Federal Housing Administration (“FHA”)-insured and Veterans

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Administration (“VA”)-guaranteed mortgages that are primarily securitized for issuance of Government National Mortgage Association (“GNMA”) mortgage-backed securities which can be resold to individual or institutional investors in the secondary market. Conventional loans that meet the underwriting requirements for sale or exchange under standard Federal National Mortgage Association (the “FNMA”) or the Federal Home Loan Mortgage Corporation (the “FHLMC”) programs are referred to as conforming mortgage loans and are also securitized for issuance of FNMA or FHLMC mortgage-backed securities. Through December 2005, the Group outsourced the securitization of GNMA, FNMA and FHLMC mortgage-backed securities. In 2006 and after FNMA’s approval for the Group to sell FNMA-conforming conventional mortgage loans directly in the secondary market, the Group became an approved seller of FNMA, as well as FHLMC, mortgage loans for issuance of FNMA and FHLMC mortgage-backed securities. The Group is also an approved issuer of GNMA mortgage-backed securities. The Group will continue to outsource to a third party the servicing of the GNMA, FNMA and FHLMC pools that it issues and its mortgage loan portfolio.

Treasury activities encompass all of the Group’s treasury-related functions. The Group’s investment portfolio primarily consists of mortgage-backed securities, U.S. Treasury notes, U.S. Government agency bonds, P.R. Government obligations, and money market instruments. Mortgage-backed securities, the largest component, consist principally of pools of residential mortgage loans that are made to consumers and then resold in the form of certificates in the secondary market, the payment of interest and principal of which is guaranteed by GNMA, FNMA or FHLMC.

Financial services are comprised of the Bank’s trust division (Oriental Trust), the securities brokerage and investment banking subsidiary (Oriental Financial Services), the insurance agency subsidiary (Oriental Insurance), and the pension plan administration subsidiary (CPC). The core operations of this segment are financial planning, money management, brokerage services, insurance sales activity, corporate and individual trust services, as well as pension plan administration services.

Intersegment sales and transfers, if any, are accounted for as if the sales or transfers were to third parties, that is, at current market prices. The accounting policies of the segments are the same as those described in the “Summary of Significant Accounting Policies.” Following are the results of operations and the selected financial information by operating segment as of and for the year ended December 31, 2006, the six-month period ended December 31, 2005 and for each of the two fiscal years in the period ended June 30, 2005:

	Year Ended December 31,
			Financial	Total Major		Consolidated
December 31, 2006	Banking	Treasury	Services	Segments	Eliminations	Total
	(In thousands)

Interest income	$79,267	$152,830	$214	$232,311	$—	$232,311
Interest expense	(25,683)	(161,529)	(973)	(188,185)	—	(188,185)

Net interest income (expense)	53,584	(8,699)	(759)	44,126	—	44,126
Non-interest income (loss)	9,452	(8,430)	16,216	17,238	—	17,238
Non-interest expenses	(50,177)	(2,573)	(10,963)	(63,713)	—	(63,713)
Intersegment revenue	3,952	—	—	3,952	(3,952)	—
Intersegment expense	—	(806)	(3,146)	(3,952)	3,952	—
Provision for loan losses	(4,388)	—	—	(4,388)		(4,388)

Income (loss) before income taxes	$12,423	$(20,508)	$1,348	$(6,737)	$—	$(6,737)

Total assets as of December 31, 2006	$1,679,150	$2,995,634	$12,014	$4,686,798	$(313,108)	$4,373,690

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Six Month Period Ended December 31,
			Financial	Total Major
December 31, 2005	Banking	Treasury	Services	Segments	Eliminations	Total
	(In thousands)

Interest income	$46,754	$58,267	$65	$105,086	$—	$105,086
Interest expense	(31,304)	(39,402)	—	(70,706)	—	(70,706)

Net interest income	15,450	18,865	65	34,380	—	34,380
Non-interest income	5,158	3,737	7,487	16,382	—	16,382
Non-interest expenses	(24,904)	(1,571)	(5,339)	(31,814)	—	(31,814)
Intersegment revenue	1,699	—	—	1,699	(1,699)	—
Intersegment expense	—	(6)	(1,693)	(1,699)	1,699	—
Provision for loan losses	(1,902)	—	—	(1,902)		(1,902)

Income before income taxes	$(4,499)	$21,025	$520	$17,046	$—	$17,046

Total assets as of December 31, 2005	$969,186	$3,963,013	$8,513	$4,940,712	$(393,763)	$4,546,949

	Fiscal Year Ended June 30,
			Financial	Total Major
June 30, 2005	Banking	Treasury	Services	Segments	Eliminations	Total
	(In thousands)

Interest income	$79,220	$110,033	$59	$189,312	$—	$189,312
Interest expense	(44,676)	(58,223)	—	(102,899)	—	(102,899)

Net interest income	34,544	51,810	59	86,413	—	86,413
Non-interest income	14,234	6,480	14,171	34,885	—	34,885
Non-interest expenses	(48,267)	(1,524)	(10,172)	(59,963)	—	(59,963)
Intersegment revenue	3,684	—	—	3,684	(3,684)	—
Intersegment expense	—	(593)	(3,091)	(3,684)	3,684	—
Provision for loan losses	(3,315)	—	—	(3,315)		(3,315)

Income (loss) before income taxes	$880	$56,173	$967	$58,020	$—	$58,020

Total assets as of June 30, 2005	$973,296	$3,655,649	$9,582	$4,638,527	$(391,662)	$4,246,865

June 30, 2004
Interest income	$52,126	$112,174	$85	$164,385	$—	$164,385
Interest expense	(17,109)	(60,065)	—	(77,174)	—	(77,174)

Net interest income	35,017	52,109	85	87,211	—	87,211
Non-interest income	14,748	13,914	17,372	46,034	—	46,034
Non-interest expenses	(42,524)	(7,653)	(13,187)	(63,364)	—	(63,364)
Intersegment revenue	2,964	—	1,028	3,992	(3,992)	—
Intersegment expense	—	(392)	(3,600)	(3,992)	3,992	—
Provision for loan losses	(4,587)	—	—	(4,587)	—	(4,587)

Income before income taxes	$5,618	$57,978	$1,698	$65,294	$—	$65,294

Total assets as of June 30, 2004	$771,483	$3,096,459	$12,332	$3,880,274	$(154,579)	$3,725,695

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	ORIENTAL FINANCIAL GROUP INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

The principal source of income for the Group consists of dividends from the Bank. As a bank holding company subject to the regulations of the Federal Reserve Board, the Group must obtain approval from the Federal Reserve Board for any dividend if the total of all dividends declared by it in any calendar year would exceed the total of its consolidated net profits for the year, as defined by the Federal Reserve Board, combined with its retained net profits for the two preceding years. The payment of dividends by the Bank to the Group may also be affected by other regulatory requirements and policies, such as the maintenance of certain regulatory capital levels. For the year ended December 31, 2006, the Bank paid $10.0 million in dividends to the Group. There were no cash dividends paid by the Bank to the Group for the six-month period ended December 31, 2005, while the dividends paid for the fiscal years ended June 30, 2005 and 2004 amounted to $5.0 million and $23.0 million, respectively.

The following condensed financial information presents the financial position of the parent company only as of December 31, 2006 and 2005 and June 30, 2005 and the results of its operations and its cash flows for the year ended December 31, 2006, the six-month period ended December 31, 2005 and for each of the fiscal years in the two year period ended June 30, 2005:

ORIENTAL FINANCIAL GROUP INC.

CONDENSED STATEMENTS OF FINANCIAL POSITION INFORMATION
(Parent Company Only)

	December 31,		June 30,
	2006	2005	2005
	(In thousands)

ASSETS
Cash and cash equivalents	$29,082	$15,531	$15,489
Investment securities available-for-sale, fair value	1,700	1,988	11,734
Other investment securities	30,949	—	—
Investment securities held-to-maturity, at amortized cost	21,895	22,219	11,130
Investment in bank subsidiary, equity method	281,772	268,191	247,000
Investment in nonbank subsidiaries, equity method	10,623	8,621	10,054
Due from bank subsidiary, net	—	100,804	119,954
Other assets	4,307	2,767	2,221

Total assets	$380,328	$420,121	$417,582

LIABILITIES AND STOCKHOLDERS’ EQUITY
Dividend payable	$3,423	$3,445	$3,487
Due to nonbank subsidiaries, net	—	200	175
Due to bank subsidiary	4,184	—	—
Subordinated capital notes	36,083	72,166	72,166
Deferred tax liability, net	12	—	152
Accrued expenses and other liabilities	200	2,519	2,847

Total liabilities	43,902	78,330	78,827
Stockholders’ equity	336,426	341,791	338,755

Total liabilities and stockholders’ equity	$380,328	$420,121	$417,582

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME INFORMATION
(Parent Company Only)

		Six-Month
	Year Ended	Period Ended	Fiscal Year
	December 31,	December 31,	Ended June 30,
	2006	2005	2005	2004
	(In thousands)

Income:
Dividends from bank subsidiary	$10,000	$—	$5,000	$23,000
Dividends from nonbank subsidiary	—	77	121	143
Interest income	2,468	648	1,287	1,744
Investment and trading activities, net and other	(1,127)	802	—	1,952

Total income	11,341	1,527	6,408	26,839

Expenses:
Interest expense	5,337	2,474	4,325	3,005
Operating expenses	5,408	551	(401)	5,442

Total expenses	10,745	3,025	3,924	8,447

Income (loss) before income taxes	596	(1,498)	2,484	18,392
Income tax (expense) benefit	(5)	4	—	—

Income (loss) before changes in undistributed earnings of subsidiaries	591	(1,494)	2,484	18,392
Equity in undistributed earnings (losses) from:
Bank subsidiary	(6,631)	19,846	59,679	40,255
Nonbank subsidiaries	934	(1,433)	(2,494)	1,070

Net income (loss)	(5,106)	16,919	59,669	59,717
Other comprehensive income (loss), net of taxes	21,785	499	6,979	(45,053)

Comprehensive income	$16,679	$17,418	$66,648	$14,664

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS INFORMATION
(Parent Company Only)

		Six-Month
	Year Ended	Period Ended	Fiscal Year Ended
	December 31,	December 31,	June 30,
	2006	2005	2005	2004
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$(5,106)	$16,919	$59,669	$59,717

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in losses (earnings) from banking subsidiary	6,631	(19,846)	(59,679)	(40,300)
Equity in losses (earnings) from non-banking subsidiaries	(934)	1,433	2,494	(1,026)
Amortization of premiums, net of accretion discounts on investment securities	(8)	26	9	61
Realized gain (loss) on sale of investments	1,515	(228)	—	(1,952)
Deferred income tax expense (benefit)	1	(4)	—	—
Decrease (increase) in other assets	737	(694)	62	(74)
Increase (decrease) in accrued expenses and liabilities	(2,341)	(722)	(2,267)	4,445

Net cash provided by (used in) operating activities	495	(3,116)	288	20,871

Cash flows from investing activities:
Purchase of investment securities available for sale	(2,844)	—	—	—
Redemptions and sales of investment securities available-for-sale	275	9,507	507	26,676
Purchase of investment securities held-to-maturity	(6,500)	(11,100)	—	—
Redemptions of investment securities held-to-maturity	6,745	—	4	4
Purchase of other investment securities	(30,982)	—	—	—
Net decrease (increase) in due from bank subsidiary, net	100,804	19,150	20,648	(140,602)
Acquisition of and capital contribution in non-banking subsidiary	(909)	—	—	(1,083)

Net cash provided by (used in) investing activities	66,589	17,557	21,159	(115,005)

Cash flows from financing activities:
Net increase (decrease) in securities sold under agreements to repurchase	—	—	—	(7,599)
Proceeds from exercise of stock options	855	1,896	4,507	5,896
Net (decrease) increase in due to nonbank subsidiaries, net	(200)	25	49	65
Net increase (decrease) in due to bank subsidiaries, net	4,184	—	—	(2,005)
Net proceeds from issuance of preferred stock	—	—	—	33,057
Net proceeds from issuance of common stock	—	—	(10)	51,560
Net proceeds from issuance (redemptions) of subordinated notes payable to nonbank subsidiary	(36,998)	—	—	35,043
Purchase of treasury stock	(2,819)	(6,964)	(3,512)	(499)
Dividends paid	(18,555)	(9,356)	(17,918)	(15,014)

Net cash provided by (used in) financing activities	(53,533)	(14,399)	(16,884)	100,504

Increase in cash and cash equivalents	13,551	42	4,563	6,370
Cash and cash equivalents at beginning of period	15,531	15,489	10,926	4,556

Cash and cash equivalents at end of period	$29,082	$15,531	$15,489	$10,926

19.	CHANGE IN THE FISCAL YEAR END

On August 20, 2005, the Group changed its fiscal year from a twelve-month period ending June 30th to a twelve-month period ending December 31st. The Group’s consolidated financial statements include the six-month period from July 1, 2005 to December 31, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents certain financial information for the year ended December 31, 2006 and the comparative unaudited year ended December 31, 2005, as well as information for the six-month period ended December 31, 2005 and the comparative unaudited six-month period ended December 31, 2004.

	Year Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2005	2004
		(Unaudited)		(Unaudited)

Total interest income	$232,311	$201,534	$105,086	$92,864
Total interest expense	188,185	127,456	70,706	46,149

Net interest income	44,126	74,078	34,380	46,715
Provision for loan losses	4,388	3,412	1,902	1,805
Total non-interest income	17,238	28,920	16,382	22,347
Total non-interest expense	63,713	57,856	31,814	33,921

Income (loss) before income taxes	(6,737)	41,730	17,046	33,336
Income tax expense (benefit)	(1,631)	(2,168)	127	645

Net income (loss)	(5,106)	43,898	16,919	32,691
Less: Dividends on preferred stocks	(4,802)	(4,802)	(2,401)	(2,401)

Income available (loss) to common shareholders	(9,908)	39,096	14,518	30,290

Earnings per Share:
Basic	$(0.40)	$1.58	$0.59	$1.24

Diluted	$(0.40)	$1.56	$0.58	$1.17

Weighted average basic shares outstanding	24,562	24,750	24,777	24,407

Weighted average diluted shares outstanding	24,672	25,083	25,117	25,953

Dividends declared per common share	$0.56	$0.56	$0.28	$0.27

20.	RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

Subsequent to the issuance of the Group’s June 30, 2005 consolidated financial statements, the Group’s management determined that the accounting treatment for certain mortgage-related transactions previously treated as purchases under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, and the treatment of certain employee stock option awards as fixed awards as opposed to variable awards did not conform to GAAP, as discussed below. As a result, the accompanying consolidated financial statements as of June 30, 2005, and for each of the two years in the period ended June 30, 2005 were restated to correct the accounting for these transactions.

The Group determined that certain transactions involving the transfer of real estate mortgage loans (“mortgage-related transactions”), secured mainly by one-to-four family residential properties did not constitute purchases under SFAS No. 140 and should have been presented as originations of commercial loans. As a result: (1) such mortgage-related transactions are now presented as commercial loans secured by real estate mortgage loans instead of loan purchases; (2) the associated balance guarantee swap derivative was reversed resulting in a decrease in loans receivable-net and other liabilities; and (3) for regulatory capital requirement purposes the risk weighting factor on the outstanding balance of such loans increased from 50% to 100%.

The Group has also determined that certain employee stock option awards with anti-dilution provisions should have been accounted for as variable awards under APB Opinion No. 25, “Accounting for Stock Issued to Employees”, given that the terms of these awards are such that the number of shares that the employees are entitled to receive, and the purchase price, depend on events occurring after the date of grant. As a result, compensation expense has been determined taking into account the appropriate measurement dates and market prices of the stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the significant effects of the restatement as of June 30, 2005 and for the fiscal years ended June 30, 2005 and 2004, is as follows:

	June 30, 2005
	As Previously
	Reported	As Restated

ASSETS:
Total loans, net	$907,391	$903,604
Total assets	4,250,652	4,246,865
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accrued expenses and other liabilities	42,584	41,209
Total liabilities	3,909,485	3,908,110
Additional paid-in capital	187,301	206,804
Retained earnings	68,620	46,705
Total stockholders’ equity	341,167	338,755

	Fiscal Year Ended June 30,
	2005		2004
	As Previously		As Previously
	Reported	As Restated	Reported	As Restated

Non-interest expenses:
Compensation and employees’ benefits	$26,663	$23,606	$24,579	$28,511
Total non-interest expenses	63,020	59,963	59,432	63,364
Income before income taxes	54,963	58,020	69,226	65,294
Net income	56,612	59,669	63,649	59,717
Income per common share:
Basic	$2.11	$2.23	$2.65	$2.48
Diluted	$2.05	$2.14	$2.49	$2.32

ORIENTAL FINANCIAL GROUP INC.

SELECTED FINANCIAL DATA
YEARS ENDED DECEMBER 31, 2006 AND 2005, SIX-MONTH PERIODS ENDED
DECEMBER 31, 2005 AND 2004
AND EACH OF THE FISCAL YEARS IN THE THREE YEAR PERIOD ENDED JUNE 30, 2005

	Year Ended December 31,		Six-Month Period Ended December 31,		Fiscal Year Ended June 30,
	2006	2005	2005	2004	2005	2004	2003
	(In thousands, except per share data)
		(Unaudited)		(Unaudited)

EARNINGS:
Interest income	$232,311	$201,534	$105,086	$92,864	$189,312	$164,385	$151,746
Interest expense	188,185	127,456	70,706	46,149	102,899	77,174	77,335

Net interest income	44,126	74,078	34,380	46,715	86,413	87,211	74,411
Provision for loan losses	4,388	3,412	1,902	1,805	3,315	4,587	4,190

Net interest income after provision for loan losses	39,738	70,666	32,478	44,910	83,098	82,624	70,221
Non-interest income	17,238	28,920	16,382	22,347	34,885	46,034	39,039
Non-interest expenses	63,713	57,856	31,814	33,921	59,963	63,364	57,405

Income (loss) before taxes	(6,737)	41,730	17,046	33,336	58,020	65,294	51,855
Income tax benefit (expense)	1,631	2,168	(127)	(645)	1,649	(5,577)	(4,284)

Net Income (loss)	(5,106)	43,898	16,919	32,691	59,669	59,717	47,571
Less: dividends on preferred stock	(4,802)	(4,802)	(2,401)	(2,401)	(4,802)	(4,198)	(2,387)

Income available (loss) to common shareholders	$(9,908)	$39,096	$14,518	$30,290	$54,867	$55,519	$45,184

PER SHARE AND DIVIDENDS DATA(1):
Earnings (loss) per common shares (basic)	$(0.40)	$1.58	$0.59	$1.24	$2.23	$2.48	$2.15

Earnings (loss) per common shares (diluted)	$(0.40)	$1.56	$0.58	$1.17	$2.14	$2.32	$1.99

Average common shares outstanding	24,562	24,750	24,777	24,407	24,571	22,394	21,049
Average potential common share-options	110	333	340	1,546	1,104	1,486	1,643

Average shares and shares equivalents	24,672	25,083	25,117	25,953	25,675	23,880	22,692

Book value per common share	$10.98	$11.13	$11.14	$10.17	$10.88	$8.82	$7.38

Market price at end of period	$12.95	$12.36	$12.36	$28.31	$15.26	$27.07	$25.69

Cash dividends declared per common share	$0.56	$0.56	$0.28	$0.27	$0.55	$0.51	$0.45

Cash dividends declared on common shares	$13,753	$13,583	$6,913	$6,582	$13,522	$11,425	$9,415

	December 31,		June 30,
	2006	2005	2005	2004	2003

PERIOD END BALANCES:
Investments and loans
Investments	$2,992,236	$3,473,287	$3,221,789	$2,839,003	$2,231,543
Loans and leases (including loans held-for-sale), net	1,212,370	903,308	903,604	743,456	728,462
Securities sold but not yet delivered	6,430	44,009	1,034	47,312	1,894

	$4,211,036	$4,420,604	$4,126,427	$3,629,771	$2,961,899

Deposits and Borrowings
Deposits	$1,232,988	$1,298,568	$1,252,897	$1,024,349	$1,044,265
Repurchase agreements	2,535,923	2,427,880	2,191,756	1,895,865	1,400,598
Other borrowings	246,551	404,921	399,476	387,166	181,083
Securities and loans purchased but not yet received	—	43,354	22,772	89,068	152,219

	$4,015,462	$4,174,723	$3,866,901	$3,396,448	$2,778,165

Stockholders’ equity
Preferred equity	$68,000	$68,000	$68,000	$68,000	$33,500
Common equity	268,426	273,791	270,755	213,646	157,716

	$336,426	$341,791	$338,755	$281,646	$191,216

Capital ratios
Leverage capital	8.42%	10.13%	10.59%	10.88%	7.83%

Tier 1 risk-based capital	21.57%	34.70%	36.97%	36.77%	23.36%

Total risk-based capital	22.04%	35.22%	37.51%	37.48%	23.88%

SELECTED FINANCIAL RATIOS AND OTHER INFORMATION:
Return on average assets (ROA)	−0.11%	1.02%	1.46%	1.79%	1.75%

Return on average common equity (ROE)	−3.59%	15.00%	21.34%	32.35%	28.93%

Equity-to-assets ratio	7.69%	7.52%	7.98%	7.56%	6.29%

Efficiency ratio	84.69%	57.51%	51.39%	52.92%	55.77%

Expense ratio	0.73%	0.75%	0.75%	0.97%	1.13%

Interest rate spread	0.70%	1.53%	2.00%	2.64%	2.91%

Number of financial centers	25	24	24	23	23

Trust assets managed	$1,848,596	$1,875,300	$1,823,292	$1,670,651	$1,670,437
Broker-dealer assets gathered	1,143,668	1,132,286	1,135,115	1,051,812	962,919

Assets managed	2,992,264	3,007,586	2,958,407	2,722,463	2,633,356
Assets owned	4,373,690	4,546,949	4,246,865	3,725,695	3,040,551

Total financial assets managed and owned	$7,365,954	$7,554,535	$7,205,272	$6,448,158	$5,673,907

(1)	Per share related information has been retroactively adjusted to reflect stock splits and stock dividends, when applicable.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006

OVERVIEW OF FINANCIAL PERFORMANCE

The following discussion of our financial condition and results of operations should be read in conjunction with Item 6, “Selected Financial Data,” and our consolidated financial statements and related notes in Item 8. This discussion and analysis contains forward-looking statements. Please see “Forward Looking Statements” and “Risk Factors” for discussions of the uncertainties, risks and assumptions associated with these statements.

On August 30, 2005, the Group’s Board of Directors amended Section 1 of Article IX of the Group’s bylaws to change its fiscal year-end from June 30 to December 31. As a result of the change in fiscal year end, the following comparative periods are presented for purposes of discussion of results of operations:

•	Year ended December 31, 2006 compared to year ended December 31, 2005 (unaudited);

•	Six-month period ended December 31, 2005 compared to six-month period ended December 31, 2004 (unaudited); and

•	Fiscal year ended June 30, 2005 compared to fiscal year ended June 30, 2004.

Comparison of the years ended December 31, 2006 and 2005:

The Group’s diversified mix of businesses and products generates both the interest income traditionally associated with a banking institution and non-interest income traditionally associated with a financial services institution (generated by such businesses as securities brokerage, fiduciary services, investment banking, insurance and pension administration). Although all of these businesses, to varying degrees, are affected by interest rate and financial markets fluctuations and other external factors, the Group’s commitment is to continue producing a balanced and growing revenue stream.

During 2006, the Group continued targeting the personal and commercial needs of mid and high net worth individuals and families, including professionals and owners of small and mid-size businesses, primarily in Puerto Rico. The results of these efforts reflected continued growth in lending activities and tight control over non-interest expenses.

During the fourth quarter of 2006, the Group completed a review of its available-for-sale (“AFS”) investment portfolio in light of asset/liability management considerations and changing market conditions, and has strategically repositioned this portfolio. The repositioning involved open market sales of approximately $865 million of securities with a weighted average yield of 4.60% at a loss of approximately $16.0 million which is included as non-interest income in the accompanying consolidated financials statements. Following the sale, $860 million of triple-A securities at a weighted average yield of 5.55% were purchased and classified as AFS. As part of this repositioning, the Group entered into a $900 million, 5-year structured repurchase agreement ($450 million non-put 1-year and $450 million non-put 2-years) with a weighted average rate paid of 4.52%. Proceeds were used to repay repurchase agreements with a weighted average rate paid of 5.25%. In February 2007, the Group continued its strategic repositioning of the repurchase agreements portfolio, restructuring an additional $1 billion of short-term borrowings, with a weighted average rate being paid of approximately 5.35%, into 10-year, non-put 2-year structured repurchased agreements, priced at 95 basis points under 90-day LIBOR (for a current rate of 4.40%). These strategic actions are expected to significantly improve the Group’s net interest income position for 2007.

For the year ended December 31, 2006, net loss was $9.9 million, compared with net income of $39.1 million reported in the same period of 2005. Loss per diluted share was $0.40, compared to earnings per diluted share of $1.56 reported for the same period of 2005. Net loss for the quarter ended December 31, 2006, was $19.3 million, compared with net income of $7.3 million reported in the quarter ended December 31, 2005. Loss per diluted share was $0.78, compared to earning per diluted share of $0.29 for the same quarter of 2005.

Return on common equity (ROE) and return on assets (ROA) for the year ended December 31, 2006 were (3.59%) and (0.11%), respectively, which represent a decrease of 123.9% in ROE, from 15.00% in the same period of 2005, and a decrease of 110.8% in ROA, from 1.02% in the same period of 2005.

Net interest income represented 71.9% of the Group’s total revenues (defined as net interest income plus non interest income) in the year ended December 31, 2006. During the year ended December 31, 2006, net interest income was $44.1 million, a decrease of 40.4% from the $74.1 million recorded for the same period of 2005. For the quarter ended December 31, 2006, net interest income decreased 45.7% to $9.3 million, compared with $17.1 million recorded in the quarter ended December 31, 2005. Higher interest income on increased investment securities and loan volume and average yields was offset by higher volume and interest rates on borrowings. Interest rate spread for the year ended December 31, 2006 was 0.70% compared to 1.53% in the same period of 2005. At December 31, 2006 average interest earning assets increased 7.32% to $4.481 billion, compared to $4.175 billion at December 31, 2005, reflecting a 4.12% increase in investments from $3.290 billion to $3.426 billion, which consisted mainly of AAA-rated mortgage-backed securities and U.S. government and agency obligations.

The provision for loan losses for the year ended December 31, 2006 increased 28.6% to $4.4 million from $3.4 million for the same period of 2005, reflecting higher allowance requirements related to increased mortgage and commercial loan business in the period. For the quarters ended December 31, 2006 and 2005, the provision for loan losses was $1.5 million and $1.0 million, respectively, an increase of 54.6%. Based on an analysis of the credit quality and the composition of the Group’s loan portfolio, management determined that the provision for loan losses for the year ended December 31, 2006 was adequate in order to maintain the allowance for loan losses at an appropriate level.

Non-interest income for 2006 reflects increases in revenues from financial and banking services and investment banking activities, despite the challenging economic environment in Puerto Rico.

Non-interest expenses for the year ended December 31, 2006 increased 10.0% to $63.7 million, compared to $57.9 million for the same period of 2005. Non-interest expenses in the fourth quarter of 2006 included approximately $1.8 million primarily for a supplemental pension payment and charitable contributions made in recognition of the Group’s former Chairman, President, and CEO enhancing the value of Oriental over the course of his 19 years of leadership. Excluding this amount, non-interest expenses for 2006 would have been $61.9 million. The 2005 expenses of $57.9 million reflected a $6.3 million reduction in non-cash compensation related to the variable accounting for certain employee stock options. Excluding this non-cash adjustment, total non-interest expenses for the year ended December 31, 2005 would have been $64.2 million. For the quarter ended December 31, 2006 and 2005, non-interest expense was $18.9 million and $16.4 million, respectively, a, increase of 15.1%, mainly due to the $1.8 million payment. Excluding this amount, non-interest expenses for the quarter ended December 31, 2006 would have been $17.1 million.

Total Group financial assets (including assets managed by the trust department, the retirement plan administration subsidiary, and securities broker-dealer subsidiary) decreased 2.5% to $7.366 billion as of December 31, 2006, compared to $7.555 billion as of December 31, 2005. Assets managed by the Group’s trust department, the retirement plan administration subsidiary, and the securities broker-dealer subsidiary decreased to $2.992 billion from $3.008 billion as of December 31, 2005, a decrease of 0.5%. The Group’s assets owned totaled $4.374 billion as of December 31, 2006, a decrease of 3.8%, compared from $4.547 billion as of December 31, 2005, mainly as a result of a decrease in the investment securities portfolio, which decreased by 13.9% or $481.1 million.

On the liability side, total deposits decreased by 5.1%, from $1.299 billion at December 31, 2005, to $1.233 billion at December 31, 2006, mainly from decreases in certificates of deposit, partially offset by increased savings accounts. Total borrowings decreased 1.8%, from $2.833 billion at December 31, 2005, to $2.782 billion at December 31, 2006, mainly from repayments of repurchase agreements and the redemption of the Statutory Trust I subordinated capital notes in December 2006.

Stockholders’ equity as of December 31, 2006 was $336.4 million, a slight decrease of 1.6% from $341.8 million as of December 31, 2005. As discussed in Note 1 of the accompanying consolidated financial statements, the Group adopted SAB108. As part of the initial implementation, the Group adjusted $1.525 million as an accumulated effect on the beginning retained earnings. The net effect of these adjustments in the consolidated statement of operations for the year ended December 31, 2006 was to increase the previously reported net loss by $93,000 with no effect on per share data. The Group’s capital ratios remain significantly above regulatory capital requirements. At December 31, 2006, the Tier 1 Leverage Capital Ratio was 8.42%, Tier 1 Risk-Based Capital Ratio was 21.57%, and Total Risk-Based Capital Ratio was 22.04%.

Comparison of the six-month periods ended December 31, 2005 and December 31, 2004:

For the six-month period ended December 31, 2005, net income was $14.5 million, a decrease of 52.1% compared with $30.3 million reported in the same period of 2004. Earnings per diluted share decreased 50.4% to $0.58, compared to $1.17 per share reported for the same period of 2004. Net income for the quarter ended December 31, 2005, was $7.3 million, a decrease of 49.2% compared with net income of $14.4 million reported in the quarter ended December 31, 2004. Earnings per diluted share decreased 47.3% to $0.29, compared to $0.55 for the same quarter of 2004.

Return on common equity (ROE) and return on assets (ROA) for the six-month period ended December 31, 2005 were 11.54% and 0.77%, respectively, which represent a decrease of 53.4% in ROE, from 24.78% in the same period of 2004, and a decrease of 53.4% in ROA, from 1.65% in the same period of 2004.

Net interest income represented approximately 68% of the Group’s total revenues in the six-month period ended December 31, 2005. During such six-month period, net interest income was $34.4 million, a decrease of 26.4% from the $46.7 million recorded for the same period of 2004. For the quarter ended December 31, 2005, net interest income decreased 26.1% to $17.1 million, compared with $23.1 million recorded in the quarter ended December 31, 2004. Higher interest income on increased investment securities volume was offset by lower average yields on such investments and higher interest rates on borrowings. Interest rate spread for the six-month period ended December 31, 2005 was 1.33% compared to 2.27% in the same period of 2004. At December 31, 2005, average interest earning assets increased 12.7% to $4.277 billion, compared to $3.796 at December 31, 2004, reflecting a 12.5% increase in investments from $2.984 to $3.358 billion, which consisted mainly of AAA-rated mortgage-backed securities and U.S. government and agency obligations.

The provision for loan losses for the six-month period ended December 31, 2005 increased 5.4% to $1.9 million from $1.8 million for the same period of 2004, reflecting higher allowance requirements related to the increase of commercial and consumer loan business in that period. Based on an analysis of the credit quality and the composition of the Group’s loan portfolio, management determined that the provision for loan losses was adequate in order to maintain the allowance for loan losses at an appropriate level.

Non-interest income represented approximately 32.3% of the Group’s total revenues in the six-month period ended December 31, 2005. For such six-month period, non-interest income decreased 26.7% to $16.4 million from $22.3 million for the same period of 2004. Performance in such period of 2005 reflects increases in banking service revenues, partially offset by decreases in revenues from financial services, investment banking activities, as well as mortgage banking and securities activities.

Total non-interest banking and financial services revenues decreased 19.4% to $13.7 million in the six-month period ended December 31, 2005, compared to $17.0 million for the same period of 2004. Banking service revenues increased 16.5% to $4.5 million compared to $3.9 million for the comparable period of 2004. Financial service revenues decreased 1.4% to $7.5 million compared to $7.6 million for the same period of 2004.

For the six-month period ended December 31, 2005, mortgage-banking revenues were $1.7 million, reflecting a decrease of 69.2% when compared with $5.5 million for the same period of 2004. Such decrease in mortgage revenues resulted from reduced sales of whole-loans in the open market, which resulted in lower gains on such transactions.

Non-interest expenses for the six-month period ended December 31, 2005 decreased 6.2% to $31.8 million, compared to $33.9 million for the same period of 2004, reflecting tight cost controls. The decrease was mainly due to reductions in compensation and employee benefits, as well as in advertising and business promotion and electronic banking charges. Professional and service fees increased 11.6% for such period of 2005, compared to the corresponding 2004 period, in part due to the impact of the compliance requirements of the Sarbanes-Oxley Act of 2002. The Group’s efficiency ratio in the six-month period ended December 31, 2005 was 66.12%, compared to

53.24% for the same six-month period of 2004. The Group computes its efficiency ratio by dividing operating expenses by the sum of net interest income and recurring non-interest income, but excluding gains on sale of investment securities.

Total Group financial assets (including assets managed by the trust department, the retirement plan administration subsidiary, and securities broker-dealer subsidiary) increased 5.3% to $7.554 billion as of December 31, 2005, compared to $7.173 billion as of December 31, 2004. Assets managed by the Group’s trust department, the retirement plan administration subsidiary, and the securities broker-dealer subsidiary decreased to $3.008 billion from $3.009 billion as of December 31, 2004. The Group’s assets owned reached $4.547 billion as of December 31, 2005, an increase of 9.2%, compared to $4.164 billion as of December 31, 2004. Major contributors to this increase were the investment securities portfolio, which increased by 5.4% or $176.7 million, along with the loan portfolio, which increased by $135.4 million or 17.6%.

On the liability side, total deposits increased by 21.8%, from $1.066 billion at December 31, 2004, to $1.299 billion at December 31, 2005. Total borrowings increased 3.8%, from $2.729 billion at December 31, 2004, to $2.833 billion at December 31, 2005.

The Group continued strengthening its capital base during 2005. Stockholders’ equity as of December 31, 2005 was $341.8 million, an increase of 7.4% from $318.1 million as of December 31, 2004. This increase reflects the impact of earnings retention.

Comparison of the fiscal years ended June 30, 2005 and 2004:

For fiscal 2005, net income was $54.9 million, a decrease of 1.2% compared with $55.5 million reported for fiscal 2004. Earnings per diluted share decreased 7.8% to $2.14 for fiscal 2005, compared to $2.32 per diluted share for the same fiscal period of 2004.

ROE and ROA for the fiscal year ended June 30, 2005 were 21.34% and 1.46%, respectively, which represent a decrease of 34.0% in ROE, from 32.35% in the same fiscal period of 2004, and a decrease of 18.4% in ROA, from 1.79% in the fiscal year ended June 30, 2004.

Net interest income represented approximately 71% of the Group’s total revenues during the fiscal year ended June 30, 2005 and amounted to $86.4 million, a decrease of 0.9% from the $87.2 million recorded for the fiscal year ended June 30, 2004. Higher interest income on increased investment securities volume was offset by lower average yields on such investments and higher interest rates on borrowings. Interest rate spread for the fiscal year ended June 30, 2005 was 2.00% compared to 2.64% in the corresponding 2004 period, reflecting the margin reduction provoked by increases in market interest rates combined with the Group’s liability sensitive position in its balance sheet.. As of June 30, 2005, average interest earning assets increased 24.1% to $3.933 billion compared to June 30, 2004, primarily driven by a 27.6% increase in investments to $3.102 billion, which consisted mainly of AAA-rated mortgage-backed securities and U.S. government and agency obligations.

The provision for loan losses for the fiscal year ended June 30, 2005 decreased 27.7% to $3.3 million from $4.6 million for the same period of 2004, reflecting lower allowance requirements related to the stabilization of commercial and consumer loan business in the fiscal year ended June 30, 2005. Based on an analysis of the credit quality and the composition of the Group’s loan portfolio, management determined that the provision for the fiscal year ended June 30, 2005 was adequate in order to maintain the allowance for loan losses at an appropriate level, even though the loan portfolio increased from $743.5 million as of June 30, 2004 to $903.6 million as of June 30, 2005 (a 21.5% increase) and there was an increase in the net credit losses from $2.1 million for the fiscal year ended June 30, 2004 to $4.4 million for the fiscal year ended June 30, 2005 (an increase of 111.8%). The main reason for the decrease in the provision is that during the fiscal year ended June 30. 2004, management charged against earnings the provision for the possible losses on certain nonperforming loans which were in the process of evaluation. During the fiscal year ended June 30, 2005, these loans or portions thereof were charged-off against the allowance established in the previous fiscal year since such loans or the portions thereof were determined to be uncollectible. The increase in the loan portfolio is mainly related to new high quality and well collateralized loans which do not require large amounts of allowance for loan losses.

Non-interest income represented approximately 28.8% of the Group’s total revenues in the fiscal year ended June 30, 2005. For such fiscal period, non-interest income decreased 24.2% to $34.9 million from $46.0 million from the fiscal year ended June 30, 2004. Performance in the fiscal year ended June 30, 2005 reflects increases in banking service revenues, offset by decreases in revenues from financial services, investment banking activities, and securities, derivatives and trading activities.

Total non-interest banking and financial services revenues decreased 8.0% to $29.9 million in the fiscal year ended June 30, 2005, compared to $32.5 million in the corresponding fiscal period of 2004. Banking service revenues increased 8.2% to $7.8 million, compared to $7.2 million in the fiscal year ended June 30, 2004. Financial service revenues decreased 18.4% to $14.4 million compared to $17.6 million in the fiscal year ended June 30, 2004.

For the fiscal year ended June 30, 2005, mortgage-banking revenues were $7.8 million, reflecting an increase of 0.7% when compared with $7.7 million for the previous fiscal year. Such increase in mortgage revenues resulted from higher gains on the sale of whole-loans in the open market.

Non-interest expenses for the fiscal year ended June 30, 2005 decreased 5.4% to $60.0 million, compared to $63.4 million in the previous fiscal year. The reduction was mainly due to lower compensation and employee benefits for the fiscal year ended June 30, 2005 in the amount of $4.9 million, compared to the fiscal year ended June 30, 2004. This $4.9 million decrease was mainly due to a decrease in fair value of the Group’s common stock from one period to the other which resulted in a credit to compensation expense of $3.1 million as a result of the application of the variable accounting to outstanding options granted to certain employees. With respect to the other categories of non-interest expenses, the Group reflected increases in professional and service fees, in part due to the impact of the compliance requirements of the Sarbanes-Oxley Act, and in electronic banking charges. The Group’s efficiency ratio in the fiscal year ended June 30, 2005 was 51.39%, compared to 52.92% a year earlier.

Total Group financial assets (including assets managed by the trust department, the retirement plan administration subsidiary, and the securities broker-dealer subsidiary) increased 11.7% to $7.205 billion as of June 30, 2005, compared to $6.448 billion as of June 30, 2004. Assets managed by the Group’s trust department, the retirement plan administration subsidiary, and the securities broker-dealer subsidiary increased 8.7%, year-over-year, to $2.958 billion from $2.722 billion as of June 30, 2004. This increase was primarily due to the equity market recovery impact on assets gathered by the Group’s securities broker-dealer subsidiary as well as the development of new business and trust relationships throughout the year. The Group’s assets owned reached $4.247 billion as of June 30, 2005, an increase of 14.0%, compared to $3.726 billion as of June 30, 2004. Major contributors to this increase were the investment securities portfolio, which increased by 13.5% or $382.8 million, along with the loan portfolio, which increased by $160.1 million or 21.5%.

On the liability side, total deposits increased by 22.3% from $1.024 billion at June 30, 2004, to $1.253 billion at June 30, 2005. Total borrowings increased 13.5% from $2.283 billion at June 30, 2004, to $2.591 billion at June 30, 2005.

The Group strengthened its capital base during the fiscal year ended June 30, 2005. Stockholders’ equity as of June 30, 2005 was $338.8 million, an increase of 20.3% from $281.6 million as of June 30, 2004. This increase reflects the impact of earnings retention.

TABLE 1A — ANALYSIS OF NET INTEREST INCOME AND CHANGES DUE TO VOLUME/RATE: For the Years Ended December 31, 2006 and 2005

	Interest		Average Rate		Average Balance
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005	2006	2005
	(Dollars in thousands)

A — TAX EQUIVALENT SPREAD
Interest-earning assets	$232,311	$201,534	5.18%	4.83%	$4,480,729	$4,175,143
Tax equivalent adjustment	57,657	45,156	1.27%	1.08%	—	—

Interest-earning assets — tax equivalent	289,968	246,690	6.47%	5.91%	4,480,729	4,175,143
Interest-bearing liabilities	188,185	127,456	4.48%	3.30%	4,198,401	3,857,666

Tax equivalent net interest income/spread	$101,783	$119,234	1.99%	2.61%	$282,328	$317,477

Tax equivalent interest rate margin			2.27%	2.86%

B — NORMAL SPREAD
Interest-earning assets:
Investments:
Investment securities	$154,942	$142,211	4.57%	4.38%	$3,386,999	$3,245,440
Investment management fees	(1,522)	(1,764)	−0.04%	−0.05%	—	—

Total investment securities	153,420	140,447	4.53%	4.33%	3,386,999	3,245,440
Trading securities	19	9	5.01%	3.08%	379	292
Money market investments	2,057	1,820	5.36%	4.10%	38,360	44,341

	155,496	142,276	4.54%	4.32%	3,425,738	3,290,073

Loans:
Mortgage	55,278	43,482	6.86%	5.95%	805,285	730,614
Commercial	17,417	12,790	8.20%	10.20%	212,294	125,395
Consumer	4,120	2,986	11.01%	10.27%	37,412	29,061

	76,815	59,258	7.28%	6.70%	1,054,991	885,070

	232,311	201,534	5.18%	4.83%	4,480,729	4,175,143

Interest-bearing liabilities:
Deposits:
Non-interest bearing deposits	—	—	—	—	39,177	42,508
Now accounts	857	908	1.09%	1.05%	78,826	86,703
Savings	5,366	909	3.25%	1.01%	165,249	89,948
Certificates of deposit	40,478	34,784	4.26%	3.54%	950,695	983,582

	46,701	36,601	3.78%	3.04%	1,233,947	1,202,741

Borrowings:
Repurchase agreements	133,646	74,696	5.09%	3.31%	2,627,484	2,255,199
Interest rate risk management	(8,494)	1,486	−0.32%	0.07%	—	—
Financing fees	562	695	0.02%	0.03%	—	—

Total repurchase agreements	125,714	76,877	4.78%	3.41%	2,627,484	2,255,199
FHLB advances	8,968	8,553	3.74%	2.79%	239,590	306,398
Subordinated capital notes	5,331	4,743	7.54%	6.57%	70,732	72,166
Term notes	846	456	5.64%	3.04%	15,000	15,000
Other borrowings	625	226	5.37%	3.67%	11,648	6,162

	141,484	90,855	4.77%	3.42%	2,964,454	2,654,925

	188,185	127,456	4.48%	3.30%	4,198,401	3,857,666

Net interest income/spread	$44,126	$74,078	0.70%	1.53%

Interest rate margin			0.98%	1.78%

Excess of interest-earning assets over interest-bearing liabilities					$282,328	$317,477

Interest-earning assets over interest-bearing liabilities ratio					106.72%	108.23%

C.	CHANGES IN NET INTEREST INCOME DUE TO:

	December 31, 2006 versus
	December 31, 2005
	Volume	Rate	Total

Interest Income:
Loans	$4,351	$8,868	$13,219
Investments	13,206	4,352	17,558

	17,557	13,220	30,777

Interest Expense:
Deposits	922	9,178	10,100
Repurchase agreements	9,146	39,692	48,838
Other borrowings	(2,387)	4,178	1,791

	7,681	53,048	60,729

	$9,876	$(39,828)	$(29,952)

TABLE 1A — ANALYSIS OF NET INTEREST INCOME AND CHANGES DUE TO VOLUME/RATE: For the Six-Month Periods Ended December 31, 2005 and 2004

	Interest		Average Rate		Average Balance
	Six-Month Period		Six-Month Period		Six-Month Period
	Ended		Ended		Ended
	December 31,		December 31,		December 31,
	2005	2004	2005	2004	2005	2004
	(Dollars in thousands)

A — TAX EQUIVALENT SPREAD
Interest-earning assets	$105,086	$92,864	4.91%	4.89%	$4,276,515	$3,795,805
Tax equivalent adjustment	23,912	21,167	1.12%	1.12%	—	—

Interest-earning assets — tax equivalent	128,998	114,031	6.03%	6.01%	4,276,515	3,795,805
Interest-bearing liabilities	70,706	46,149	3.58%	2.62%	3,953,452	3,526,701

Tax equivalent net interest income/spread	$58,292	$67,882	2.45%	3.39%	$323,063	$269,104

Tax equivalent interest rate margin			2.72%	3.58%

B — NORMAL SPREAD
Interest-earning assets:
Investments:
Investment securities	$73,540	$67,039	4.46%	4.53%	$3,300,864	$2,962,126
Investment management fees	(824)	(958)	−0.05%	−0.06%	—	—

Total investment securities	72,716	66,081	4.41%	4.47%	3,300,864	2,962,126
Trading securities	4	2	3.31%	0.41%	242	975
Money market investments	1,465	171	5.17%	1.65%	56,691	20,788

	74,185	66,254	4.42%	4.44%	3,357,797	2,983,889

Loans:
Mortgage	24,617	22,558	6.50%	6.50%	757,207	694,529
Commercial	4,602	3,002	7.11%	6.24%	129,506	96,264
Consumer	1,682	1,050	10.51%	9.94%	32,005	21,123

	30,901	26,610	6.73%	6.55%	918,718	811,916

	105,086	92,864	4.91%	4.89%	4,276,515	3,795,805

Interest-bearing liabilities:
Deposits:
Non-interest bearing deposits	—	—	—	—	60,334	50,728
Now accounts	445	438	1.05%	1.06%	84,809	82,931
Savings	440	472	1.02%	1.02%	86,135	92,623
Certificates of deposit	19,396	12,513	3.70%	3.16%	1,049,495	793,112

	20,281	13,423	3.17%	2.63%	1,280,773	1,019,394

Borrowings:
Repurchase agreements	43,807	18,856	3.86%	1.79%	2,270,145	2,109,690
Interest rate risk management	(1,255)	7,388	−0.11%	0.70%	—	—
Financing fees	357	311	0.03%	0.03%	—	—

Total repurchase agreements	42,909	26,555	3.78%	2.52%	2,270,145	2,109,690
FHLB advances	4,595	4,002	3.01%	2.58%	305,430	310,451
Subordinated capital notes	2,470	2,046	6.85%	5.67%	72,166	72,166
Term notes	261	123	3.48%	1.64%	15,000	15,000
Other borrowings	190	—	3.82%	—	9,938	—

	50,425	32,726	3.77%	2.61%	2,672,679	2,507,307

	70,706	46,149	3.58%	2.62%	3,953,452	2,526,701

Net interest income/spread	$34,380	$46,715	1.33%	2.27%

Interest rate margin			1.61%	2.46%

Excess of interest-earning assets over interest-bearing liabilities					$323,063	$269,104

Interest-earning assets over interest-bearing liabilities ratio					108.17%	107.63%

C.	CHANGES IN NET INTEREST INCOME DUE TO:

	December 31, 2005 versus December 31, 2004
	Volume	Rate	Total

Interest Income:
Loans	$3,615	$676	$4,291
Investments	8,262	(331)	7,931

	11,877	345	12,222

Interest Expense:
Deposits	6,762	96	6,858
Repurchase agreements	1,838	14,515	16,354
Other borrowings	75	1,271	1,345

	8,675	15,882	24,557

	$3,202	$(15,537)	$(12,335)

TABLE 1B — ANALYSIS OF NET INTEREST INCOME AND CHANGES DUE TO VOLUME/RATE: For the Fiscal Years Ended June 30, 2005 and 2004

	Interest		Average rate		Average balance
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004	2005	2004
	(Dollars in thousands)

A — TAX EQUIVALENT SPREAD
Interest-earning assets	$189,312	$164,385	4.81%	5.19%	$3,932,822	$3,168,832
Tax equivalent adjustment	42,411	35,223	1.08%	1.11%	—	—

Interest-earning assets — tax equivalent	231,723	199,608	5.89%	6.30%	3,932,822	3,168,832
Interest-bearing liabilities	102,899	77,174	2.81%	2.55%	3,659,858	3,026,876

Tax equivalent net interest income/spread	$128,824	$122,434	3.08%	3.75%	$272,964	$141,956

Tax equivalent interest rate margin			3.27%	3.86%

B — NORMAL SPREAD
Interest-earning assets:
Investments:
Investment securities	$135,710	$113,732	4.41%	4.70%	$3,074,679	$2,419,264
Investment management fees	(1,898)	(1,685)	−0.06%	−0.07%	—	—

Total investment securities	133,812	112,047	4.35%	4.63%	3,074,679	2,419,264
Trading securities	8	44	1.21%	3.26%	662	1,350
Money market investments	526	164	2.00%	1.53%	26,242	10,714

	134,346	112,255	4.33%	4.62%	3,101,583	2,431,328

Loans:
Mortgage	45,943	46,467	6.57%	7.01%	699,027	662,590
Commercial	6,674	3,336	6.14%	5.85%	108,636	57,047
Consumer	2,349	2,327	9.96%	13.02%	23,576	17,867

	54,966	52,130	6.61%	7.07%	831,239	737,504

	189,312	164,385	4.81%	5.19%	3,932,822	3,168,832

Interest-bearing liabilities:
Deposits:
Non-interest bearing deposits	—	—	—	—	54,986	51,906
Now accounts	900	818	1.05%	1.08%	85,756	75,495
Savings	941	1,079	1.01%	1.22%	93,218	88,568
Certificates of deposit	27,903	28,115	3.27%	3.38%	854,337	831,167

	29,744	30,012	2.73%	2.87%	1,088,297	1,047,136

Borrowings:
Repurchase agreements	49,746	17,805	2.29%	1.12%	2,174,312	1,595,717
Interest rate risk management	10,131	17,744	0.47%	1.11%	—	—
Financing fees	647	469	0.03%	0.03%	—	—

Total repurchase agreements	60,524	36,018	2.78%	2.26%	2,174,312	1,595,717
FHLB advances	7,962	8,011	2.58%	2.63%	308,930	304,547
Subordinated capital notes	4,318	2,986	5.98%	4.63%	72,166	64,476
Term notes	317	147	2.11%	0.98%	15,000	15,000
Other borrowings	34	—	2.95%	—	1,153	—

	73,155	47,162	2.84%	2.38%	2,571,561	1,979,740

	102,899	77,174	2.81%	2.55%	3,659,858	3,026,876

Net interest income/spread	$86,413	$87,211	2.00%	2.64%

Interest rate margin			2.19%	2.75%

Excess of interest-earning assets over interest-bearing liabilities					$272,964	$141,956

Interest-earning assets over interest-bearing liabilities ratio					107.46%	104.69%

C.	CHANGES IN NET INTEREST INCOME DUE TO:

	Fiscal 2005		Fiscal 2004
	versus 2004		versus 2003
	Volume	Rate	Volume	Rate

Interest Income:
Loans	$6,342	$(3,506)	$5,089	$(4,445)
Investments	29,383	(7,292)	29,710	(17,715)

	35,725	(10,798)	34,799	(22,160)

Interest Expense:
Deposits	1,154	(1,422)	883	(4,528)
Repurchase agreements	21,598	2,908	14,581	(12,397)
Other borrowings	363	1,124	4,250	(2,950)

	23,115	2,610	19,714	(19,875)

	$12,610	$(13,408)	$15,085	$(2,285)

Net Interest Income

Comparison of the year ended December 31, 2006 and 2005:

Net interest income is affected by the difference between rates earned on the Group’s interest-earning assets and rates paid on its interest-bearing liabilities (interest rate spread) and the relative amounts of its interest-earning assets and interest-bearing liabilities (interest rate margin). As further discussed in the Risk Management section of this report, the Group monitors the composition and repricing of its assets and liabilities to maintain its net interest income at adequate levels. Table 1A shows the major categories of interest-earning assets and interest-bearing liabilities, their respective interest income, expenses, yields and costs, and their impact on net interest income due to changes in volume and rates for the years ended December 31, 2006 and 2005.

Net interest income decreased 40.4% to $44.1 million in the year ended December 31, 2006, from $74.1 million in the same period of 2005. This decrease was due to a positive volume variance of $9.9 million, offset by a negative rate variance of $39.8 million, as average interest earning assets increased 7.32% to $4.481 billion as of December 31, 2006, from $4.175 billion as of December 31, 2005, while the interest rate margin declined 80 basis points to 0.98% for the year ended December 31, 2006, from 1.78% for the same period of 2005. The interest rate spread declined 83 basis points to 0.70% for the year ended December 31, 2006, from 1.53% for the same period of 2005, due to a 35 basis point increase in the average yield of interest earning assets to 5.18% from 4.83%, offset by a 118 basis point increase in the average cost of funds to 4.48% from 3.30%. The increase in the average yield of interest earning assets was primarily due to the purchase of securities with higher rates, reflecting market conditions, prepayments of lower rate mortgage loans and mortgage-backed securities, and the repricing of adjustable and floating interest rate commercial loans. The increase in the average cost of funds was primarily due to higher rates paid on repurchase agreements and other borrowings due to the impact of the increases in short-term borrowing rates.

Interest income increased 15.3% to $232.3 million for the year ended December 31, 2006, as compared to $201.5 million for the period of 2005, reflecting the increase in the average balance of interest earning assets and in yields. Interest income is generated by investment securities, which accounted for 66.7% of total interest income, and from loans, which accounted for 33.3% of total interest income. Interest income from investments increased 9.3% to $155.5 million, due to a 4.1% increase in the average balance of investments, which grew to $3.426 billion from $3.290 billion, and by an 22 basis point increase in yield from 4.32% to 4.54%. Interest income from loans increased 29.6% to $76.8 million, mainly due to a 19.2% increase in the average balance of loans, which grew to $1.055 billion from $885 million, and a 58 basis point increase in yield from 6.70% to 7.28%.

Interest expense increased 47.6%, to $188.2 million for year ended December 31, 2006, from $127.5 million for the same period of 2005, due to a 118 basis point increase in the average cost of retail and wholesale funds, to 4.48% for 2006, from 3.30% for the same period of 2005. The increase is due to higher average interest-bearing liabilities which grew to $4.198 billion, from $3.858 billion, year over year, in order to fund the growth of the Group’s investment and loan portfolios. The average cost of retail deposits increased 74 basis points, to 3.78% for the year ended December 31, 2006, from 3.04% for the same period of 2005, and the average cost of wholesale funding sources increased 135 basis points, to 4.77%, from 3.42%, substantially reflected in repurchase agreements, which increased 137 basis points, to 4.78% from 3.41%.

Comparison of the six-month periods ended December 31, 2005 and 2004:

Table 1A shows the major categories of interest-earning assets and interest-bearing liabilities, their respective interest income, expenses, yields and costs, and their impact on net interest income due to changes in volume and rates for the six-month periods ended December 31, 2005 and 2004.

Net interest income decreased 26.4% to $34.4 million in the six-month period ended December 31, 2005, from $46.7 million in the same six-month period of 2004. This decrease was due to a positive volume variance of $3.2 million, offset by a negative rate variance of $15.5 million, as average interest earning assets increased 12.7% to $4.277 billion as of December 31, 2005, from $3.796 billion as of December 31, 2004, while the interest rate margin declined 85 basis points to 1.61% for the same period of 2005, from 2.46% for the same period of 2004. The interest rate spread declined 94 basis points to 1.33% for the six-month period ended December 31, 2005, from

2.27% for the same period of 2004, due to a 2 basis point increase in the average yield of interest earning assets to 4.91% from 4.89%, in addition to a 96 basis point increase in the average cost of funds to 3.58% from 2.62%. The increase in the average yield of interest earning assets was primarily due to the purchase of securities with lower rates, reflecting market conditions, prepayments of higher rate mortgage loans and mortgage-backed securities, and the repricing of adjustable and floating interest rate commercial loans. The increase in the average cost of funds was primarily due to higher rates paid on repurchase agreements and other borrowings due to the impact of the increases in short-term borrowing rates.

Interest income increased 13.2% to $105.1 million for the six-month period ended December 31, 2005, as compared to $92.9 million for the same six-month period of 2004, reflecting a 12.7% increase in the average balance of interest earning assets, which grew to $4.277 billion in the six-month period ended December 31, 2005, from $3.796 billion for the same period of 2004, with an increase in yield to 4.91% from 4.89%. Interest income is generated by investment securities, which accounted for 70.6% of total interest income, and from loans, which accounted for 29.4% of total interest income. Interest income from investments increased 12.0% to $74.2 million, due to a 12.5% increase in the average balance of investments, which grew to $3.358 billion, partially offset by a 2 basis point decline in yield from 4.44% to 4.42%. The increase in investments reflects a 21.5% increase in U.S. government and agency obligations, which grew to $1.251 billion as of December 31, 2005, from $819.0 million as of December 31, 2004. Interest income from loans increased 16.1% to $30.9 million, mainly due to a 13.2% increase in the average balance of loans, which grew to $918.7 million, in addition to an 18 basis point increase in yield from 6.55% to 6.73%. Total loans remained approximately at the same level comparing December 31, 2005 to June 30, 2005 at $903 million.

Interest expense increased 53.2%, to $70.7 million for the six-month period ended December 31, 2005, from $46.1 million for the same period of 2004, due to a 96 basis point increase in the average cost of retail and wholesale funds, to 3.58% for the 2005 six-month period, from 2.62% for the same period of 2004. The increase is also due to the expansion of the average interest-bearing liabilities to $3.953 billion, from $3.527 billion, in order to fund the growth of the Group’s investment and loan portfolios. The average cost of retail deposits increased 54 basis points, to 3.17% for the six-month period ended December 31, 2005, from 2.63% for the same period of 2004, and the average cost of wholesale funding sources increased 116 basis points, to 3.77%, from 2.61%, substantially reflected in repurchase agreements, which increased 126 basis points, to 3.78%, and subordinated capital notes which increased 118 basis points.

Comparison of the fiscal years ended June 30, 2005 and 2004:

Net interest income decreased 0.9%, to $86.4 million in the fiscal year ended June 30, 2005, from $87.2 million in the corresponding fiscal period of 2004. This decrease was due to a positive volume variance of $12.6 million, offset by a negative rate variance of $13.4 million, as average interest earning assets increased 24.1%, to $3.933 billion as of June 30, 2005, from $3.169 billion as of June 30, 2004, while the interest rate margin declined 56 basis points, to 2.19% for the fiscal year ended June 30, 2005, from 2.75% for fiscal period of 2004. The interest rate spread declined 64 basis points, to 2.00% in the fiscal year ended June 30, 2005, from 2.64% in the prior fiscal period of 2004, due to a 38 basis point decline in the average yield of interest earning assets to 4.81%, from 5.19%, in addition to a 26 basis point increase in the average cost of funds to 2.81%, from 2.55%. The decline in the average yield of interest earning assets was primarily due to the purchase of securities with lower rates, reflecting market conditions, prepayments of higher rate mortgage loans, and the repricing of adjustable and floating interest rate commercial loans. The increase in the average cost of funds was primarily due to higher rates paid on repurchase agreements and other borrowings due to the impact of the increases in short-term borrowing rates.

Interest income increased 15.2%, to $189.3 million for the fiscal year ended June 30, 2005, as compared to $164.4 million for fiscal 2004, reflecting a 24.1% increase in the average balance of interest earning assets, to $3.933 billion in the fiscal year ended June 30, 2005, from $3.169 billion in the fiscal period of 2004, partially offset by the decline in yield to 4.81%, from 5.19%. Interest income is generated by investment securities, which accounted for 70.9% of total interest income, and from loans, which accounted for 29.1% of total interest income. Interest income from investments increased 19.7%, to $134.3 million, due to a 27.6% increase in the average balance of investments, to $3.102 billion, partially offset by a 29 basis point decline in yield, to 4.33%, from 4.62%. The increase in investments reflects a 397.6% increase in U.S. government and agency obligations, to $1.030 billion as of June 30, 2005, from $207.0 million as of June 30, 2004, partially offset by a 20.6% decrease in mortgage-backed securities, to $1.960 billion as of June 30, 2005, from $2.467 billion as of June 30, 2004. Interest income from loans increased 5.4%, to $55.0 million, due to a 12.7% increase in the average balance of loans, to $831.2 million, partially offset by a 46 basis points decline in yield, to 6.61%, from 7.07%. The increase in loans reflects a 1.1% decrease in residential, non residential and home equity mortgage loans, to $643.4 million in the fiscal period of 2005, from $650.8 million in the same fiscal period of 2004, and a 189.8% increase in commercial loans, reflecting the continued expansion of that business, to $236.4 million in the fiscal year ended June 30, 2005, from $81.6 million in the fiscal period of 2004. Also, the increase is due to the purchase of real estate mortgage loans classified as commercial loans with an outstanding balance of $106.7 million as of June 30, 2005.

Interest expense increased 33.3%, to $102.9 million in the fiscal year ended June 30, 2005, from $77.2 million in the same fiscal period of 2004, due to a 26 basis point increase in the average cost of retail and wholesale funds, to 2.81% in the fiscal year ended June 30, 2005, from 2.55% in the fiscal year ended June 30, 2004. The increase is also due to the expansion of the average interest-bearing liabilities to $3.660 billion, from $3.027 billion, in order to fund the growth of the Group’s investment and loan portfolios. The average cost of retail deposits declined 14 basis points, to 2.73% in the fiscal period of 2005, from 2.87% in the same fiscal period of 2004, and the average cost of wholesale funding sources increased 46 basis points, to 2.84%, from 2.38%, substantially reflected in repurchase agreements, which increased 52 basis points, to 2.78% and subordinated capital notes which increased 135 basis points.

TABLE 2 — NON-INTEREST INCOME SUMMARY
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005,
FOR THE SIX-MONTH PERIODS ENDED DECEMBER 31, 2005 AND 2004
AND FISCAL YEARS ENDED JUNE 30, 2005, 2004 AND 2003

	Fiscal Year Ended			Six-Month Period Ended		Fiscal Year Ended
	December 31,			December 31,		June 30,
	2006	2005	Variance %	2005	2004	2005	2004	2003
	(Unaudited)				(Unaudited)
	(Dollars in thousands)

Mortgage banking activities	$3,368	$3,944	−14.6%	$1,702	$5,532	$7,774	$7,719	$8,026
Financial services revenues	16,029	14,029	14.3%	7,432	7,435	14,032	17,617	14,472
Investment banking revenues	2,701	236	1044.5%	74	177	339

Non-banking service revenues	22,098	18,209	23.9%	9,208	13,144	22,145	25,336	22,498

Fees on deposit accounts	5,382	5,417	−0.6%	3,025	2,466	4,858	4,887	4,075
Bank service charges and commissions	2,438	2,253	8.2%	1,324	1,150	2,079	2,037	1,625
Other operating revenues	1,186	645	83.9%	146	105	604	241	268

Banking service revenues	9,006	8,315	8.3%	4,495	3,721	7,541	7,165	5,968

Securities net activity	(17,637)	3,173	−655.8%	650	5,642	8,165	13,414	14,223
Derivatives net gain (loss)	3,218	(2,060)	−256.2%	1,077	(393)	(3,530)	11	(4,061)
Trading net gain (loss)	28	(48)	−158.3%	5	38	(15)	21	571
Loss on early extinguishment of subordinated capital notes	(915)	—	−100.0%	—	—	—	—	—

Securities, derivatives and trading activities	(15,306)	1,065	−1537.2%	1,732	5,287	4,620	13,446	10,733

Investment in limited liability partnership	828	1,083	−23.5%	838	—	246	—	—
Other income	612	248	146.8%	109	195	333	87	(160)

Other non-interest income	1,440	1,331	8.2%	947	195	579	87	(160)

Total non-interest income	$17,238	$28,920	−40.4%	$16,382	$22,347	$34,885	$46,034	$39,039

Non-Interest Income

Comparison of the year ended December 31, 2006 and 2005:

Non-interest income is affected by the amount of securities and trading transactions, the level of trust assets under management, transactions generated by the gathering of financial assets and investment activities by the securities broker-dealer subsidiary, the level of mortgage banking activities, and fees from deposit accounts and insurance products. As shown in Table 2, non-interest income for the year ended December 31, 2006 decreased 40.4%, from $28.9 million to $17.2 million, when compared to the same period in 2005.

Income generated from mortgage banking activities decreased 14.6% in the year ended December 31, 2006, from $3.9 million in the year ended December 31, 2005, to $3.4 million in the same period of 2006. Financial services revenues, which consist of commissions and fees from fiduciary activities, and commissions and fees from securities brokerage, and insurance activities, increased 14.3%, to $16.0 million in the year ended December 31, 2006, from $14.0 million in the same period of 2005. Banking service revenues, which consist primarily of fees generated by deposit accounts, electronic banking and customer services, continued with an increase of 8.3% to $9.0 million in the year ended December 31, 2006, from $8.3 million in the same period of 2005, mainly driven by the strategy of strengthening the Group’s banking franchise by expanding our ability to attract deposits and build relationships with individual, professional and commercial customers through aggressive marketing and the expansion of the Group’s sales force.

Revenues from securities, derivatives and trading activities in the year ended December 31, 2006 reflects the $16.0 million loss incurred with respect to the repositioning of the investment securities portfolio partially offset by increased gains on derivatives instruments due to a positive variance in the mark — to-market of such positions.

Comparison of the six-month periods ended December 31, 2005 and 2004:

As shown in Table 2, non-interest income for the six-month period ended December 31, 2005 decreased 26.7%, from $22.3 million to $16.4 million, when compared to the same period in 2004. Income generated from mortgage banking activities decreased 69.2% in the six-month period ended December 31, 2005, from $5.5 million in the six-month period ended December 31, 2004, to $1.7 million in the same period of 2005.

Financial services revenues decreased 0.3% and 2.7%, respectively, to $4.1 million and $3.4 million in the six-month period ended December 31, 2005, from $4.1 million and $3.5 million in the same period of 2004. Decrease for the period reflected temporarily reduced market for public finance activities in Puerto Rico which affects revenues from brokerage and investment banking activities in the local retail public finance market.

Banking service revenues increased 16.5% to $4.5 million in the six-month period ended December 31, 2005, from $3.9 million in the same period of 2004.

Revenues from securities, derivatives and trading activities decreased 63.9% in the six-month period ended December 31, 2005 due to a net gain of $1.9 million in the 2005 six-month period from a net gain of $5.3 in the same period of 2004. The reduction in securities net activity, which was principally due to the Group’s strategy of retaining a higher amount of profitable investment securities to obtain recurring interest income, offset the positive results in derivatives activity, which reflected a net gain of $5,000 during the six-month period ended December 31, 2005, compared to a $322,000 net loss in the same period of 2004.

Comparison of the fiscal years ended June 30, 2005 and 2004:

Income from mortgage banking activities increased 0.7% in the fiscal year ended June 30, 2005, from $7.7 million in the fiscal year ended June 30, 2004 to $7.8 million in the fiscal period of 2005. This source of revenues showed relative stability, despite a reduction of 12.9% in residential mortgage loan production, from $332.5 million in the fiscal year ended June 30, 2004 to $289.7 million in the fiscal year ended June 30, 2005.

Financial services revenues decreased 11.5% and 25.1%, respectively, to $7.7 million and $6.7 million in the fiscal year ended June 30, 2005, from $8.6 million and $9.0 million in the corresponding fiscal period of 2004.

Banking service revenues increased 8.2% to $7.8 million in the fiscal year ended June 30, 2005, from $7.2 million in the fiscal year ended June 30, 2004.

Securities, derivatives and trading activities decreased 65.6% in the fiscal year ended June 30, 2005, to a net gain of $4.6 million in the 2005 fiscal period from a net gain of $13.4 in the fiscal year ended June 30, 2004, mainly affected by negative results in derivative activity which reflected a loss during the fiscal year ended June 30, 2005 of

$2.8 million, compared to $11,000 net gain in the corresponding fiscal period of 2004. The fluctuations are related to the mark-to-market of derivative.

TABLE 3 — NON-INTEREST EXPENSES SUMMARY
FOR THE YEARS ENDED ENDED DECEMBER 31, 2006 AND 2005,
FOR THE SIX-MONTH PERIODS ENDED DECEMBER 31, 2005 AND 2004
AND FISCAL YEARS ENDED JUNE 30, 2005, 2004 AND 2003

	Year Ended December 31,			Six-Month Period Ended December 31,		Fiscal Year Ended June 30,
	2006	2005	Variance %	2005	2004	2005	2004	2003
	(Dollars in thousands)

Compensation and employees’ benefits	$24,630	$20,410	20.7%	$12,714	$15,910	$23,606	$28,511	$24,312
Occupancy and equipment	11,573	11,331	2.1%	5,798	5,050	10,583	9,639	9,079
Professional and service fees	6,821	7,385	−7.6%	3,771	3,380	6,994	5,631	6,467
Advertising and business promotion	4,466	5,276	−15.4%	2,862	3,306	5,720	6,850	6,654
Taxes, other than payroll and income taxes	2,405	2,129	13.0%	1,195	902	1,836	1,754	1,556
Director and investors relations	2,323	918	153.6%	374	339	883	677	447
Loan servicing expenses	2,017	1,742	15.8%	911	896	1,727	1,853	1,775
Electronic banking charges	1,914	1,914	0.0%	854	1,015	2,075	1,679	1,244
Communication	1,598	1,624	−1.5%	837	843	1,630	1,849	1,671
Printing, postage, stationery and supplies	995	945	5.4%	528	474	891	1,121	1,038
Insurance	861	749	15.0%	374	392	767	791	736
Other operating expenses	4,110	3,433	19.7%	1,596	1,414	3,251	3,009	2,426

Total non-interest expenses	$63,713	$57,856	10.1%	$31,814	$33,921	$59,963	$63,364	$57,405

Relevant ratios and data:
Non-interest income to Non-interest expenses ratio	28.35%	49.99%		51.49%	65.88%	58.18%	72.65%	68.01%

Efficiency ratio	86.33%	57.51%		66.17%	53.24%	51.39%	52.92%	55.77%

Expense ratio	0.73%	0.75%		0.85%	0.89%	0.75%	0.97%	1.13%

Compensation and benefits to non-interest expenses	38.7%	35.3%		40.0%	46.9%	39.4%	45.0%	42.4%

Compensation to total assets	0.56%	0.45%		0.56%	0.76%	0.56%	0.77%	0.80%

Average compensation per employee (annualized)	$46.4	$38.7		$48.8	$60.6	$44.6	$52.3	$48.0

Average number of employees	530	527		521	525	529	545	506

Assets per employee	$8,552	$8,624		$8,723	$7,932	$8,028	$6,836	$6,009

Total workforce	535	520		520	554	520	526	513

Non-Interest Expenses

Comparison of the year ended December 31, 2006 and 2005:

Non-interest expenses for the year ended December 31, 2006 increased 10.1% to $63.7 million, compared to $57.9 million for the same period of 2005. Non-interest expenses in the fourth quarter of 2006 included approximately $1.8 million primarily for a supplemental pension payment and charitable contributions made in recognition of the Group’s former Chairman, President, and CEO enhancing the value of Oriental over the course of his 19 years of leadership. Excluding this amount, non-interest expenses for 2006 would have been $61.5 million. The 2005 expenses of $57.9 million reflected a $6.3 million reduction in non-cash compensation related to the variable accounting for certain employee stock options. Excluding this non-cash adjustment, total non-interest expenses for the year ended December 31, 2005 would have been $64.1 million.

During the year ended December 31, 2006, the cost of advertising and business promotions decreased 15.4% to $4.4 million from $5.3 million in the year ended December 31, 2005. Such reduction was mainly due to the Group’s continued use of more selective promotional campaigns to enhance the market recognition of new and existing products, to increase fee-based revenues, and to strengthen the banking and financial services franchise.

In the year ended December 31, 2006, professional and service fees decreased 7.6%, from $7.4 million in 2005 to $6.8 million in 2006. The decrease was due to the effect of reviews performed by advisors in specific operational areas to improve financial and operational performance and expenses associated with SOX implementation and additional audit fees related to the change in the Group’s fiscal year incurred during 2005.

Comparison of the six-month periods ended December 31, 2005 and 2004:

Non-interest expenses in the six-month period ended December 31, 2005 decreased 6.2%, from $33.9 million in the six-month period ended December 31, 2004 to $31.8 million in the same period of 2005. The decrease in non-interest expenses was mainly the result of a 20.1% reduction in compensation and employee benefits expense from the six-month period ended December 31, 2004 to the comparative 2005 period, from $15.9 million to $12.7 million, respectively. The reduction was mainly due to the recording of compensation expense for the six-month period ended December 31, 2004 of $3.2 million as a result of the application of the variable accounting to outstanding options granted to certain employees. No such expense was required for the six-month period ended December 31, 2005.

The increment in non-interest expenses, other than in compensation and employees’ benefits, during the comparative six-month periods reflects the Group’s expansion and improvement of the Group’s sales capabilities, including additional experienced lenders, marketing, enhancing branch distribution and support risk management processes. Also, these results include expenses for new technology for the implementation of PeopleSoft enterprise software to increase efficiencies, and cost of documentation and testing required by SOX regarding management’s assessment of internal control over financial reporting. Consequently, expenses have been pared in other areas, consistent with management’s goal of limiting expense growth to those areas that directly contribute to increase the efficiency, service quality and profitability of the Group.

Occupancy and equipment expenses increased 14.8%, from $5.1 million in the six-month period ended December 31, 2004 to $5.8 million in the six-month period ended December 31, 2005, due to higher depreciation resulting from upgrading technology, infrastructure in our financial centers in order to improve efficiency and the acceleration of leasehold improvements amortization due to the move to new facilities in May 2006.

During the six-month period ended December 31, 2005, the cost of advertising and business promotions decreased 20.5% to $2.9 million versus $3.3 million in the six-month period ended December 31, 2004. Such activity was mainly due to management’s strategy of redistributing the marketing expenses for the 2005 six-month period ended December 31, as the Group continued its selective promotional campaign.

In the six-month period ended December 31, 2005, professional and service fees increased 11.6%, from $3.4 million in the six-month period ended December 31 2004 to $3.8 million in the 2005 six-month period. The increase in the period was due to the effect of reviews performed by advisors in specific operational areas to improve financial and operational performance and expenses associated with SOX implementation.

The aggregate decrease in communication, electronic banking charges and insurance is principally due to effective cost controls without affecting the general growth in the Group’s business activities, products and services.

The rise in taxes other than payroll and income taxes, and other operating expenses is principally due to the general growth in the Group’s business activities, products and services offered.

Comparison of the fiscal years ended June 30, 2005 and 2004:

Non-interest expenses in the fiscal year ended June 30, 2005 decreased 5.4%, from $63.4 million in the fiscal year ended June 30, 2004 to $60.0 million in the fiscal year ended June 30, 2005. The reduction was mainly due to lower compensation and employee benefits for the fiscal year ended June 30, 2005 in the amount of $4.9 million, compared to the fiscal year ended June 30, 2004. This $4.9 million decrease was mainly due to a decrease in fair value of the Group’s common stock from one period to the other which resulted in a credit to compensation expense of $3.1 million as a result of the application of the variable accounting to outstanding options granted to certain employees. Increases in other non-interest expense categories in the year reflect the Group’s expansion and improvement of the Group’s sales capabilities, including additional experienced lenders, marketing, enhancing branch distribution and support risk management processes. Also, these results include expenses for new technology for the implementation of PeopleSoft enterprise software to increase efficiencies, and also include the cost of documentation and testing required by SOX regarding management’s assessment of internal control over financial reporting. Consequently, expenses have been pared in other areas, consistent with management’s goal of limiting expense growth to those areas that directly contribute to increase the efficiency, service quality and profitability of the Group.

Occupancy and equipment expenses increased 9.8%, from $9.6 million in the fiscal year ended June 30, 2004 to $10.6 million in the fiscal year ended June 30, 2005, due to higher depreciation resulting from upgrading technology, infrastructure in our financial centers in order to improve efficiency and the acceleration of leasehold improvements amortization due to the move to new facilities during the second quarter of 2006.

During the fiscal year ended June 30, 2005, the cost of advertising and business promotions decreased 16.5% to $5.2 million versus $6.9 million in the fiscal year ended June 30, 2004. Such activity was mainly due to management’s strategy of redistributing the marketing expenses for the 2005 fiscal year as the Group continued its selective promotional campaign.

In the fiscal year ended June 30, 2005, professional and service fees increased 24.2%, from $5.6 million in the fiscal year ended June 30, 2004 to $7.0 million in the corresponding fiscal period of 2005. The increase in the period was due to the effect of reviews performed by advisors in specific operational areas to improve financial and operational performance and expenses associated with the implementation of SOX.

The aggregate decrease in communication, insurance and printing, postage, stationery and supplies expenses is principally due to effective cost controls without affecting the general growth in the Group’s business activities, products and services.

The rise in electronic banking charges, taxes other than payroll and income taxes, and other operating expenses is principally due to the general growth in the Group’s business activities, products and services offered.

Provision for Loan Losses

Comparison of the year ended December 31, 2006 and 2005:

The provision for loan losses for the year ended December 31, 2006 totaled $4.4 million, a 28.6% increase from the $3.4 million reported for 2005, which is in line with the Group’s 34.3% growth in loans during 2006. Based on an analysis of the credit quality and the composition of the Group’s loan portfolio, management determined that the provision for 2006 was adequate in order to maintain the allowance for loan losses at an adequate level.

The 30.9% reduction in net credit losses during 2006 was primarily due to a $1.4 million decrease in net credit losses from mortgage loans. Recoveries increased from $597,000 for 2005 to $677,000 for 2006. As result, the recoveries to charge-offs ratio increased from 15.1% in 2005 to 18.4% in 2006.

Mortgage loan charge-offs in 2006 were $896,000 as compared to $2.4 million in 2005. Commercial loans net credit losses decreased to $161,000 in 2006, when compared from $646,000 in 2005..The commercial lending that the Group originates is mainly collateralized by mortgages.

Net credit losses on consumer loans increased when compared to 2005. In 2006, net credit losses on consumer loans were $2.0 million, an increase of 40.9% when compared to 2005 in which the Group had net credit losses of $1.4 million, reflecting the deterioration in consumer lending due to adverse economic conditions in Puerto Rico.

The Group evaluates all loans, some individually and others as homogeneous groups, for purposes of determining impairment. At December 31, 2006, the total investment in impaired commercial loans was $2.0 million. Impaired commercial loans are measured based on the fair value of collateral. The Group determined that no specific impairment allowance was required for such loans. The average investment in impaired commercial loans for the year ended December 31, 2006 amounted to $2.2 million compared to $3.2 million for the six-month period ended December 31, 2005.

Please refer to the Allowance for Loan Losses and Non-Performing Assets section on Table 8 through Table 12 for a more detailed analysis of the allowances for loan losses, net credit losses and credit quality statistics.

Comparison of the six-month periods ended December 31, 2005 and 2004:

The provision for loan losses for the six-month period ended December 31, 2005 totaled $1.9 million, a 5.4% increase from the $1.8 million reported for the six-month period ended December 31, 2004. Based on an analysis of the credit quality and the composition of the Group’s loan portfolio, management determined that the provision was adequate in order to maintain the allowance for loan losses at an appropriate level.

The reduction in net credit losses of 1.5% during the six-month period ended December 31, 2005 was primarily due to a $568,000 decrease in net credit losses from mortgage loans. Recoveries decreased from $438,000 for the six-month period ended December 31, 2004 to $314,000 for the corresponding 2005 six-month period. As result, the recoveries to charge-offs ratio decreased from 19.6% in the six-month period ended December 31, 2004 to 15.1% in the corresponding 2005 six-month period.

Mortgage loan charge-offs in the six-month period ended December 31, 2005 were $774,000 as compared to $1.2 million in the same period of 2004. Commercial loans net credit losses increased to $164,000 in the 2005 six-month period, when compared to $25,000 in the same period of 2004.

Net credit losses on consumer loans increased when compared with the 2004 period. In the six-month period ended December 31, 2005, net credit losses on consumer loans were $974,000, an increase of 70.4% when compared with the same period of 2004 in which the Group had net credit losses of $571,000.

At December 31, 2005, the total investment in impaired commercial loans was $3.6 million. The Group determined that no specific impairment allowance was required for such loans. The average investment in impaired commercial loans for the year ended December 31, 2005 amounted to $3.2 million compared to $2.3 million for the year ended June 30, 2005.     .

Comparison of the fiscal years ended June 30, 2005 and 2004:

The provision for loan losses for the year ended June 30, 2005 totaled $3.3 million, a 27.7% decrease from the $4.6 million reported for the year ended June 30, 2004. Based on an analysis of the credit quality and the composition of the Group’s loan portfolio, management determined that the provision for the year ended June 30, 2005 was adequate in order to maintain the allowance for loan losses at an appropriate level, even though the loan portfolio increased from $745.2 million as of June 30, 2004 to $892.1 million as of June 30, 2005 (a 19.7% increase) and there was an increase in the net credit losses from $2.1 million for the year ended June 30, 2004 to $4.4 million for the year ended June 30, 2005 (an increase of 111.8%). The main reason for the decrease in the provision is that during the year ended June 30, 2004 Management charged against earnings the provision for the possible losses on certain nonperforming loans which were in the process of evaluation. During the year ended June 30, 2005, these loans or portions thereof were charged-off against the allowance established in the previous fiscal year since such loans or the portions thereof were determined to be uncollectible. The increase in the loan portfolio is mainly related to new high quality and well collateralized loans which do not require large amounts of allowance for loan losses.

Net credit losses increased 111.8%, from $2.1 million in the fiscal year ended June 30, 2004 to $4.4 million in the fiscal year ended June 30, 2005. The increase was primarily due to $2.5 million increment in net credit losses from mortgage loans. Total loss recoveries decreased from $1.1 million to $721,000.. As result, the recoveries to charge-offs ratio decreased from 19.6% in the fiscal year ended June 30, 2004 to 15.1% for the corresponding fiscal period of 2005.

Residential mortgage loans net credit losses in the fiscal year ended June 30, 2005 were $2.9 million as compared to $378,000 in the prior fiscal year. Commercial loans net credit losses increased to $495,000 in the fiscal year ended June 30, 2005, when compared to $110,000 in the previous fiscal year.

Net credit losses on consumer loans decreased when compared with the prior fiscal year. In the fiscal year ended June 30, 2005, net credit losses on consumer loans were $1.0 million, a decrease of 35.5% when compared with the fiscal year ended June 30, 2004 in which the Group had net credit losses of $1.6 million.

At June 30, 2005, the total investment in impaired commercial loans was $3.2 million. The Group determined that no specific impairment allowance was required for such loans. The average investment in impaired commercial loans for the fiscal year ended June 30, 2005 amounted to $2.3 million compared to $2.1 million for the fiscal year ended June 30, 2004.

Income Taxes

The income tax benefit was $1.6 million for the year ended December 31, 2006, as compared with the benefit of $2.2 million for 2005. For both periods, the tax benefit takes into account, among other things, the expiration of certain tax contingencies. Also, the effective income tax rate in 2006 was lower than the 43.5% statutory tax rate for the Group, due to the high level of tax-advantaged interest income earned on certain investments and loans, net of the disallowance of related expenses attributable to exempt income. Exempt interest relates principally to interest earned on obligations of the United States and Puerto Rico governments and certain mortgage-backed securities, including securities held by the Group’s international banking entities.

The Group recorded income tax expense of $127,000 for the six-month period ended December 31, 2005 compared to $645,000 for the comparable period in 2004, and an income tax benefit of $1.6 million for the fiscal year ended June 30, 2005, as compared with an income tax expense of $5.6 million for the fiscal year ended June 30, 2004.

FINANCIAL CONDITION

Assets Owned

At December 31, 2006, the Group’s total assets amounted to $4.374 billion, a decrease of 3.8% when compared to $4.547 billion at December 31, 2005, and interest-earning assets, excluding securities sold but not yet delivered, reached $4.205 billion, down 3.9%, versus $4.377 billion at December 31, 2005.

As detailed in Table 4, investments are the Group’s largest interest-earning assets component. Investments principally consist of money market instruments, U.S. government and agency bonds, mortgage-backed securities and Puerto Rico government and agency bonds. At December 31, 2006, the investment portfolio decreased 13.9% to $2.992 billion, from $3.473 billion as of December 31, 2005, principally as a result of the scheduled repayments and maturities in the held-to-maturity investment portfolio, which decreased $378.8 million from December 31, 2005.

TABLE 4 — ASSETS SUMMARY AND COMPOSITION
AS OF DECEMBER 31, 2006 AND 2005 AND JUNE 30, 2005

	December 31,	December 31,	Variance	June 30,
	2006	2005	%	2005
	(Dollars in thousands)

Investments:
Mortgage-backed securities	$1,955,566	$1,961,285	−0.3%	$1,959,760
U.S. Government and agency obligations	863,019	1,251,058	−31.0%	1,029,980
P.R. Government and agency obligations	100,729	90,333	11.5%	108,968
Other investment securities	23,366	90,609	−74.2%	66,023
Short-term investments	5,000	60,000	−91.7%	30,000
FHLB stock	13,607	20,002	−32.0%	27,058
Other investments	30,949	—	100.0%	—

	2,992,236	3,473,287	−13.9%	3,221,789

Loans:
Loans receivable	1,209,783	900,992	34.3%	892,136
Allowance for loan losses	(8,016)	(6,630)	20.9%	(6,495)

Loans receivable, net	1,201,767	894,362	34.4%	885,641
Mortgage loans held for sale	10,603	8,946	18.5%	17,963

Total loans	1,212,370	903,308	34.2%	903,604

Securities sold but not yet delivered	6,430	44,009	−85.4%	1,034

Total securities and loans	4,211,036	4,420,604	−4.7%	4,126,427

Other assets:
Cash and due from banks	15,341	13,789	11.3%	14,892
Money market investments	18,729	3,480	438.2%	9,791
Accrued interest receivable	27,940	29,067	−3.9%	23,735
Premises and equipment, net	20,153	14,828	35.9%	15,269
Deferred tax asset, net	14,150	12,222	15.8%	6,191
Foreclosed real estate	4,864	4,802	1.3%	4,186
Other assets	61,477	48,157	27.7%	46,374

Total other assets	162,909	126,345	28.9%	120,438

Total assets	$4,373,690	$4,546,949	−3.8%	$4,246,865

Investments portfolio composition:
Mortgage-backed securities	65.4%	56.5%		60.8%
U.S. Government and agency obligations	28.8%	36.0%		32.0%
P.R. Government and agency obligations	3.4%	2.6%		3.4%
FHLB stock, short term investments and other investment securities	2.4%	4.9%		3.8%

	100.0%	100.0%		100.0%

Refer to Note 2 of the accompanying consolidated financial statements for information related to the carrying amount of available-for-sale and held-to-maturity investment securities at December 31, 2006, by contractual maturity.

At December 31, 2006, the Group’s loan portfolio, the second largest category of the Group’s interest-earning assets, amounted to $1.212 billion, an increase of 34.2% when compared to the $903.3 million at December 31, 2005. The Group’s loan portfolio is mainly comprised of residential loans, home equity loans, and commercial loans collateralized by mortgages on real estate in Puerto Rico. As shown in Table 5, the mortgage loan portfolio amounted to $932.3 million or 77.1% of the loan portfolio as of December 31, 2006, compared to $637.3 million or 71.0% of the loan portfolio at December 31, 2005. Mortgage production and purchases of $478.5 million for the year ended December 31, 2006 increased 52.6%, from $313.6 million, when compared to the year ended December 31, 2005.

The second largest component of the Group’s loan portfolio is commercial loans. At December 31, 2006, the commercial loan portfolio totaled $241.7 million (19.9% of the Group’s total loan portfolio), in comparison to $227.8 million at December 31, 2005 (25.0% of the Group’s total loan portfolio).

The consumer loan portfolio totaled $35.8 million (2.9% of total loan portfolio at December 31, 2006), a decrease of 0.2% when compared to the December 31, 2005 portfolio of $35.8 million (4.0% total loan portfolio at such date). Consumer loan production decreased 34.1% for the year ended December 31, 2006 from $25.3 million in 2005 to $16.6 million in 2006.

The following table summarizes the remaining contractual maturities of the Group’s total loans segmented to reflect cash flows as of December 31, 2006. Contractual maturities do not necessarily reflect the actual term of a loan, considering prepayments.

		Maturities
			After One Year to
			Five Years		After Five Years
	Balance		Fixed	Variable	Fixed	Variable
	Outstanding at	One Year	Interest	Interest	Interest	Interest
	December 31, 2006	or Less	Rates	Rates	Rates	Rates
	(In thousands)

Mortgage, mainly residential	$1,020,094	$3,093	$6,963	$—	$1,010,038	$—
Commercial, mainly real estate	164,157	37,894	74,853	42,330	6,158	2,922
Consumer	36,565	8,861	20,163	—	7,541	—

Total	$1,220,816	$49,848	$101,979	$42,330	$1,023,737	$2,922

At June 30, 2005, the Group’s total assets amounted to $4.247 billion, an increase of 14.0% when compared to $3.726 billion at June 30, 2004. Interest-earning assets, excluding securities sold but not yet delivered, reached $4.135 billion at June 30, 2005, an increase of 15.2%, versus $3.590 billion at June 30, 2004.

At June 30, 2005, the investment portfolio increased 13.5%, to $3.232 billion, from $2.847 billion as of June 30, 2004. At June 30, 2005, the Group’s loan portfolio, the second largest category of the Group’s interest-earning assets, amounted to $903.6 million, 21.5% higher than the $743.5 million at June 30, 2004. As shown in Table 5, the mortgage loan portfolio amounted to $625.5 million or 70.7% of the loan portfolio as of June 30, 2005, compared to $645.0 million or 86.8% of the loan portfolio at June 30, 2004. Mortgage production of $250.8 million for the fiscal year ended June 30, 2005, declined 24.3% when compared to the prior fiscal year. Commercial loan portfolio totaled $236.4 million (26.0% of the Group’s total loan portfolio), a substantial growth of 189.8% when compared to $81.6 million at June 30, 2004 (10.9% of the Group’s total loan portfolio). The consumer loan portfolio totaled $30.3 million (3.3% of total loan portfolio at June 30, 2005), a 62.3% increase when compared to the June 30, 2004 portfolio of $18.7 million, or 2.4% of the total loan portfolio as of such date.

TABLE 5 — LOANS RECEIVABLE COMPOSITION:
Selected Financial Data
As of December 31, 2006 and 2005 and June 30, 2005

	December 31,		June 30,
	2006	2005	2005
	(Dollars in thousands)

Mortgage, mainly residential	$932,285	$637,318	$625,481
Commercial, mainly real estate	241,433	227,846	236,373
Consumer	36,065	35,828	30,282

Loans receivable	1,209,783	900,992	892,136
Allowance for loan losses	(8,016)	(6,630)	(6,495)

Loans receivable, net	1,201,767	894,362	885,641
Mortgage loans held for sale	10,603	8,946	17,963

Total loans, net	$1,212,370	$903,308	$903,604

Loans portfolio composition percentages:
Mortgage, mainly residential	77.1%	71.0%	70.7%
Commercial, mainly real estate	19.9%	25.0%	26.0%
Consumer	3.0%	4.0%	3.3%

Total loans	100.0%	100.0%	100.0%

Liabilities and Funding Sources

As shown in Table 6, at December 31, 2006, the Group’s total liabilities reached $4.037 billion, 4.0% lower than the $4.205 billion reported at December 31, 2005. Interest-bearing liabilities (excluding securities and loans purchased not yet received), the Group’s funding sources, amounted to $4.015 billion at December 31, 2006 versus $4.131 billion at December 31, 2005, a 2.8% decrease, mainly driven by the decrease in advances from the FHLB and the Group’s exercise of the call provision in the Statutory Trust I $35 million subordinated capital notes.

Borrowings are the Group’s largest interest-bearing liability component. Borrowings consist mainly of diversified funding sources through the use of FHLB advances and borrowings, repurchase agreements, term notes, subordinated capital notes, other borrowings and lines of credit. At December 31, 2006, borrowings amounted to $2.782 billion, 1.8% lower than the $2.833 billion recorded at December 31, 2005. Repurchase agreements as of December 31, 2006 amounted to $2.536 billion, a 4.5% increase when compared to $2.428 billion as of December 31, 2005.

The FHLB system functions as a source of credit for financial institutions that are members of a regional Federal Home Loan Bank. As a member of the FHLB, the Group can obtain advances from the FHLB, secured by the FHLB stock owned by the Group, as well as by certain of the Group’s mortgage loans and investment securities. FHLB funding amounted to $181.9 million at December 31, 2006, versus $313.3 million at December 31, 2005. All of these advances mature between January 2007 and August 2008.

TABLE 6 — LIABILITIES SUMMARY AND COMPOSITION
AS OF DECEMBER 31, 2006 AND 2005 AND JUNE 30, 2005

	December 31,	December 31,	Variance	June 30,
	2006	2005	%	2005
	(Dollars in thousands)

Deposits:
Non-interest bearing deposits	$59,603	$61,473	−3.0%	$62,205
Now accounts	72,810	85,119	−14.5%	89,930
Savings accounts	266,181	82,640	222.1%	93,920
Certificates of deposit	829,867	1,061,401	−21.8%	1,002,908

	1,228,461	1,290,633	−4.8%	1,248,963
Accrued interest payable	4,527	7,935	−42.9%	3,934

	1,232,988	1,298,568	−5.1%	1,252,897

Borrowings:
Short term borrowings	1,340	1,930	100.0%	—
Repurchase agreements	2,535,923	2,427,880	4.5%	2,197,926
Advances from FHLB	181,900	313,300	−41.9%	300,000
Subordinated capital notes	36,083	72,166	−50.0%	72,166
Term notes	15,000	15,000	0.0%	15,000
Federal funds purchased	12,228	2,525	384.3%	12,310

	2,782,474	2,832,801	−1.8%	2,597,402

Securities and loans purchased but not yet received	—	43,354	−100.0%	22,772

Total deposits and borrowings	4,015,462	4,174,723	−3.8%	3,873,071
Other liabilities	21,802	30,435	−28.4%	35,039

Total liabilities	$4,037,264	$4,205,158	−4.0%	$3,908,110

Deposits portfolio composition percentages:
Non-interest bearing deposits	4.9%	4.8%		5.0%
Now accounts	5.9%	6.6%		7.2%
Savings accounts	21.7%	6.4%		7.5%
Certificates of deposit	67.6%	82.2%		80.3%

	100.0%	100.0%		100.0%

Borrowings portfolio composition percentages:
Short term borrowings	0.0%	0.1%		—
Repurchase agreements	91.1%	85.7%		84.6%
Advances from FHLB	6.5%	11.1%		11.6%
Subordinated capital notes	1.3%	2.5%		2.8%
Term notes	0.5%	0.5%		0.6%
Federal funds purchased	0.4%	0.1%		0.4%

	100.0%	100.0%		100.0%

Securities sold under agreements to repurchase
Amount outstanding at year-end	$2,535,923	$2,427,880		$2,197,926

Daily average outstanding balance	$2,627,323	$2,270,145		$2,174,312

Maximum outstanding balance at any month-end	$2,923,796	$2,427,880		$2,398,861

Weighted average interest rate:
For the period	5.09%	3.41%		2.78%

At period end	4.94%	4.01%		3.07%

At December 31, 2006, deposits, the second largest category of the Group’s interest-bearing liabilities reached $1.233 billion, down 5.1% from $1.299 billion at December 31, 2005. Deposits reflected a 21.8% decrease in certificates of deposit, to $829.9 million, primarily due to a decrease of $249.9 million in brokered CD, and individual retirement account withdrawals because of a Puerto Rico law that temporarily decreased taxes on early withdrawals from such accounts, thereby inducing some customers to seek early withdrawals. This decrease was partially offset by increase in savings accounts, reflecting the continued success of the Oriental Money accounts.

At December 31, 2006, the scheduled maturities of time deposits and individual retirement accounts (IRA) of $100,000 or more were as follows:

(In thousands)

3 months or less	$253,919
Over 3 months through 6 months	104,091
Over 6 months through 12 months	38,944
Over 12 months	42,506

Total	$439,460

Stockholders’ Equity

At December 31, 2006, the Group’s total stockholders’ equity was $336.4 million, a slight 1.6% decrease, when compared to $341.8 million at December 31, 2005. The Group’s capital ratios remain significantly above regulatory capital requirements. At December 31, 2006, the Tier 1 Leverage Capital Ratio was 8.42%, the Tier 1 Risk-Based Capital Ratio was 21.57%, and the Total Risk-Based Capital Ratio was 22.04%.

The Bank is considered “well-capitalized” under the regulatory framework for prompt corrective action if it meets or exceeds a Tier I risk-based capital ratio of 6%, a total risk-based capital ratio of 10% and a leverage capital ratio of 5%. In addition, the Group and the Bank meet the following minimum capital requirements: a Tier I risk-based capital ratio of 4%, a total risk-based capital ratio of 8% and a Tier 1 leverage capital ratio of 4%. As shown in Table 7 and in Note 13 to the consolidated financial statements, the Group and the Bank comfortably exceed these benchmarks due to the high level of capital and the quality and conservative nature of its assets.

The Group’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol OFG. At December 31, 2006, the Group’s market capitalization for its outstanding common stock was $329.3 million ($12.95 per share).

On November 30, 2004, the Group declared $3.5 million in cash dividends, a 25.0% increase when compared to the $2.8 million declared for the same period a year earlier. The Group also declared a 10% stock dividend paid to holders of record as of December 31, 2004. During each quarterly period of the year ended December 31, 2006, the Group declared regular quarterly cash dividends of $0.14 per common share.

TABLE 7 — CAPITAL, DIVIDENDS AND STOCK DATA
AS OF DECEMBER 31, 2006 AND 2005 AND JUNE 30, 2005

	December 31,	December 31,	Variance	June 30,
	2006	2005	%	2005
	(In thousands, except for per share data)

Capital data:
Stockholders’ equity	$336,426	$341,791	−1.6%	$338,755

Regulatory Capital Ratios data:
Leverage Capital Ratio	8.42%	10.13%	−16.4%	10.59%

Minimum Leverage Capital Ratio Required	4.00%	4.00%		4.00%

Actual Tier 1 Capital	$372,558	$447,669	−16.3%	$445,131

Minimum Tier 1 Capital Required	$176,987	$176,790	0.1%	$168,080

Tier 1 Risk-Based Capital Ratio	21.57%	34.70%	−37.4%	36.97%

Minimum Tier 1 Risk-Based Capital Ratio Required	4.00%	4.00%		4.00%

Actual Tier 1 Risk-Based Capital	$372,558	$447,669	−16.3%	$445,131

Minimum Tier 1 Risk-Based Capital Required	$67,830	$51,602	33.8%	$48,163

Total Risk-Based Capital Ratio	22.04%	35.22%	−37.0%	37.51%

Minimum Total Risk-Based Capital Ratio Required	8.00%	8.00%		8.00%

Actual Total Risk-Based Capital	$380,574	$454,299	−15.7%	$451,626

Minimum Total Risk-Based Capital Required	$135,677	$103,204	33.8%	$96,327

Stock data:
Outstanding common shares, net of treasury(1)	24,453	24,580	−0.5%	24,876

Book value(1)	$10.98	$11.13	−0.9%	$10.88

Market Price at end of period	$12.95	$12.36	4.8%	$15.26

Market capitalization	$316,671	$303,809	4.2%	$379,608

Common dividend data:
Cash dividends declared	$13,753	$6,913	98.9%	$13,522

Cash dividends declared per share(1)	$0.56	$0.56	0.0%	$0.55

Payout ratio	−140.12%	47.61%	−394.3%	24.65%

Dividend yield	4.39%	4.34%	1.2%	2.46%

The following provides the high and low prices and dividend per share of the Group’s stock for each quarter of the last three periods. Common stock prices and cash dividend per share were adjusted to give retroactive effect to the stock dividend declared on the Group’s common stock.

			Cash
	Price		Dividend
	High	Low	Per share

December 31, 2006
December 31, 2006	$13.57	$11.47	$0.14

September 30, 2006	$12.86	$11.82	$0.14

June 30, 2006	$13.99	$11.96	$0.14

March 31, 2006	$14.46	$12.41	$0.14

December 31, 2005
December 31, 2005	$13.12	$10.16	$0.14

September 30, 2005	$15.98	$11.91	$0.14

June 30, 2005
June 30, 2005	$23.47	$13.66	$0.14

March 31, 2005	$28.94	$22.97	$0.14

December 31, 2004	$28.41	$24.37	$0.14

September 30, 2004(1)	$26.64	$22.76	$0.13

(1)	Adjusted to give retroactive effect to the 10% stock dividends declared on the Group’s common stock on November 30, 2004.

Group’s Financial Assets

The Group’s total financial assets include the Group’s assets and the assets managed by the Group’s trust division, the retirement plan administration subsidiary, and the securities broker-dealer subsidiary. At December 31, 2006, such assets totaled $7.366 billion, a decline of 2.5% from $7.555 billion at December 31, 2005. This was mainly due to a decrease of 3.8% in the Group’s assets owned, when compared to December 31, 2005. The principal component of the Group’s financial assets is the assets owned by the Group, of which about 98% are owned by the Group’s banking subsidiary. At June 30, 2005, the Group’s total financial assets reached $7.205 billion, up 11.8% from $6.448 billion at June 30, 2004.

Another component of financial assets is the assets managed by the Group’s trust division and the retirement plan administration subsidiary. The Group’s trust division offers various types of IRA products and manages 401(K) and Keogh retirement plans, custodian and corporate trust accounts, while the retirement plan administration subsidiary manages private pension plans. As of December 31, 2006, total assets managed by the Group’s trust division amounted to $1.849 billion, a decrease of 1.4% over the $1.875 billion at December 31, 2005. At June 30, 2005, total assets managed by the Group’s trust division reached $1.823 billion, up 9.2% from $1.670 million at June 30, 2004.

The other financial asset component is the assets gathered by the Group’s securities broker-dealer subsidiary. The Group’s broker-dealer subsidiary offers a wide array of investment alternatives to its client base, such as tax-advantaged fixed income securities, mutual funds, stocks and bonds. At December 31, 2006, total assets gathered by the broker-dealer from its customer investment accounts increased 1.0%, to $1.144 billion as of December 31, 2006, from $1.132 billion as of December 31, 2005. At June 30, 2005, total assets gathered by the broker-dealer from its customer investment accounts reached $1.135 billion, up 7.9% from $1.052 million at June 30, 2004.

Allowance for Loan Losses and Non-Performing Assets

The Group maintains an allowance for loan losses at a level that management considers adequate to provide for probable losses based upon an evaluation of known and inherent risks. The Group’s allowance for loan losses policy provides for a detailed quarterly analysis of probable losses. Refer to details of the methodology in this section for more information. Tables 8 through 12 set forth an analysis of activity in the allowance for loan losses and present selected loan loss statistics. In addition, refer to Table 5 for the composition (“mix”) of the loan portfolio.

At December 31, 2006, the Group’s allowance for loan losses amounted to $8.0 million or 0.66% of total loans versus $6.6 million or 0.73% of total loans at December 31, 2005, which is in line with the 34.3% growth in loans for the year ended December 31, 2006. The allowance for commercial loans increased by 6.3% or $108,000 while the allowance for residential mortgage loans increased by 16.8% or $536,000, when compared with balances recorded at December 31, 2005. The allowance for consumer loans increased by 37.2% or $527,000, when compared to $1.4 million recorded at December 30, 2005.

The provision for loan losses for 2006 totaled $4.4 million, a 28.6% increase from the $3.4 million reported for 2005. Based on an analysis of the credit quality and the composition of the Group’s loan portfolio, management determined that the provision for 2006 was adequate in order to maintain the allowance for loan losses at an appropriate level.

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

TABLE 8 — ALLOWANCE FOR LOAN LOSSES SUMMARY
YEARS ENDED DECEMBER 31, 2006 AND 2005,
SIX-MONTH PERIODS ENDED DECEMBER 31, 2005 AND 2004
AND FISCAL YEARS ENDED JUNE 30, 2005, 2004 AND 2003

	Year Ended		Six-Month Period
	December 31,		Ended December 31,		Fiscal Year Ended June 30,
	2006	2005	2005	2004	2005	2004	2003
	(Dollars in thousands)

Balance at beginning of period	$6,630	$7,565	$6,495	$7,553	$7,553	$5,031	$3,039
Provision for loan losses	4,387	3,412	1,902	1,805	3,315	4,587	4,190
Net credit losses — see Table 10	(3,001)	(4,347)	(1,767)	(1,793)	(4,373)	(2,065)	(2,198)

Balance at end of period	$8,016	$6,630	$6,630	$7,565	$6,495	$7,553	$5,031

TABLE 9 — ALLOWANCE FOR LOAN LOSSES BREAKDOWN
YEARS ENDED DECEMBER 31, 2006 AND 2005
AND FISCAL YEARS ENDED JUNE 30, 2005, 2004 AND 2003

	Year Ended December 31,		Fiscal Year Ended June 30,
	2006	2005	2005	2004	2003
	(Dollars in thousands)

Mortgage	$3,721	$3,185	$3,167	$3,861	$1,749
Commercial	1,831	1,723	1,714	1,317	433
Consumer	1,944	1,417	1,335	1,462	1,299
Unallocated allowance	520	305	279	913	1,550

	$8,016	$6,630	$6,495	$7,553	$5,031

Allowance composition:
Mortgage	46.4%	48.0%	48.8%	51.1%	34.8%
Commercial	22.8%	26.0%	26.4%	17.4%	8.6%
Consumer	24.3%	21.4%	20.6%	19.4%	25.8%
Unallocated allowance	6.5%	4.6%	4.3%	12.1%	30.8%

	100.0%	100.0%	100.0%	100.0%	100.0%

Allowance coverage ratio at end of period
Applicable to:
Mortgage	0.39%	0.50%	0.51%	0.60%	0.26%
Commercial	0.76%	0.76%	0.73%	1.61%	0.99%
Consumer	5.36%	3.96%	4.41%	7.84%	30.31%
Unallocated allowance to total loans	0.04%	0.03%	0.03%	0.12%	0.21%

Total allowance to total loans	0.66%	0.73%	0.71%	1.01%	0.69%

Other selected data and ratios:
Recoveries to charge-off’s	18.4%	15.1%	15.1%	19.6%	14.2%

Allowance coverage ratio to:
Non-performing loans	20.9%	23.3%	23.3%	25.1%	21.1%

Non-real estate non-performing loans	205.9%	135.4%	135.4%	184.7%	139.0%

TABLE 10 — NET CREDIT LOSSES STATISTICS:
YEARS ENDED DECEMBER 31, 2006 AND 2005,
SIX-MONTH PERIODS ENDED DECEMBER 31, 2005 AND 2004
AND FISCAL YEARS ENDED JUNE 30, 2005, 2004 AND 2003

			Six-Month Period Ended
	Year Ended December 31,		December 31,		Fiscal Year Ended June 30,
	2006	2005	2005	2004	2005	2004	2003

Mortgage
Charge-offs	$(896)	$(2,437)	$(774)	$(1,198)	$(2,861)	$(378)	$(5)
Recoveries	41	145	145	—	—	—	—

	(855)	(2,292)	(629)	(1,198)	(2,861)	(378)	(5)

Commercial
Charge-offs	(277)	(665)	(180)	(129)	(614)	(249)	(24)
Recoveries	116	19	16	105	119	139	63

	(161)	(646)	(164)	(24)	(495)	(110)	39

Consumer
Charge-offs	(2,505)	(1,842)	(1,127)	(904)	(1,619)	(2,580)	(3,066)
Recoveries	520	433	153	333	602	1,003	834

	(1,985)	(1,409)	(974)	(571)	(1,017)	(1,577)	(2,232)

Net credit losses
Total charge-offs	(3,678)	(4,944)	(2,081)	(2,231)	(5,094)	(3,207)	(3,095)
Total recoveries	677	597	314	438	721	1,142	897

	$(3,001)	$(4,347)	$(1,767)	$(1,793)	$(4,373)	$(2,065)	$(2,198)

Net credit losses (recoveries) to average loans:
Mortgage	0.11%	0.31%	0.17%	0.34%	0.41%	0.06%	0.00%

Commercial	0.08%	0.52%	0.25%	0.05%	0.46%	0.19%	−0.10%

Consumer	5.31%	4.85%	6.08%	5.41%	4.31%	8.83%	11.40%

Total	0.28%	0.49%	0.38%	0.44%	0.53%	0.28%	0.33%

Average loans:
Mortgage	$805,285	$730,614	$757,207	$694,529	$699,027	$662,590	$608,189
Commercial	212,294	125,395	129,506	96,264	108,636	57,047	40,477
Consumer	37,412	29,061	32,005	21,123	23,576	17,867	19,581

Total	$1,054,991	$885,070	$918,718	$811,916	$831,239	$737,504	$668,247

TABLE 11 — NON-PERFORMING ASSETS

	December 31,		June 30,
	2006	2005	2005	2004	2003
	(Dollars in thousands)

Non-performing assets:
Non-performing loans
Non-accruing loans	$17,845	$18,986	$21,859	$23,714	$10,350
Accruing loans over 90 days past due	20,453	9,447	8,997	7,224	18,532

Total non-performing loans (see Table 12 below)	38,298	28,433	30,856	30,938	28,882
Foreclosed real estate	4,864	4,802	4,186	888	536

Total non-performing assets	$43,162	$33,235	$35,042	$31,826	$29,418

Non-performing assets to total assets	0.99%	0.73%	0.83%	0.85%	0.97%

		Six-Month
	Year Ended	Period Ended
	December 31,	December 31,	Fiscal Year Ended June 30,
	2006	2005	2005	2004	2003
	(Dollars in thousands)

Interest that would have been recorded in the period if the loans had not been classified as non-accruing loans	$3,433	$1,403	$2,164	$843	$648

TABLE 12 — NON-PERFORMING LOANS:
AS OF DECEMBER 31, 2006 AND 2005 AND JUNE 30, 2005

	December 31,		June 30,
	2006	2005	2005
	(Dollars in thousands)

Non-performing loans:
Mortgage	$34,404	$23,535	$26,184
Commercial, mainly real estate	3,167	4,600	4,549
Consumer	727	298	123

Total	$38,298	$28,433	$30,856

Non-performing loans composition percentages:
Mortgage	89.8%	82.8%	84.9%
Commercial, mainly real estate	8.3%	16.2%	14.7%
Consumer	1.9%	1.0%	0.4%

Total	100.0%	100.0%	100.0%

Non-performing loans to:
Total loans	3.14%	3.12%	3.39%

Total assets	0.88%	0.63%	0.73%

Total capital	11.38%	8.32%	9.11%

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

Loan loss ratios and credit risk categories, are updated quarterly and are applied in the context of GAAP and the Joint Interagency Guidance on the importance of depository institutions having prudent, conservative, but not excessive loan allowances that fall within an acceptable range of estimated losses. While management uses available information in estimating possible loan losses, future changes to the allowance may be necessary based on factors beyond the Group’s control, such as factors affecting general economic conditions.

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

During the year ended December 31, 2006, net credit losses amounted to $3.0 million, a 30.9% decrease when compared to $4.3 million reported for the same period of 2005. The decrease was primarily due to a $1.4 million reduction in net credit losses for mortgage loans. Total recoveries increased from $597,000 in 2005 to $677,000 in 2006. As result, recoveries to charge-offs ratio increased from 15.1% in 2005 to 18.4% in 2006.

The Group’s non-performing assets include non-performing loans and foreclosed real estate (see Tables 11 and 12). At December 31 2006, the Group’s non-performing assets totaled $43.2 million (0.99% of total assets) versus $33.2 million (0.73% of total assets) at December 31, 2005.

At December 31, 2005, the allowance for loan losses to non-performing loans coverage ratio was 20.9% (23.3% at December 31, 2005. Excluding the lesser-risk mortgage loans, the ratio is much higher, 205.9% (135.4% at December 31, 2005).

Detailed information concerning each of the items that comprise non-performing assets follows:

•	Mortgage loans — well collateralized residential mortgage loans are placed in non-accrual status when they become 365 days or more past due, or earlier if other factors indicate that the collection of principal an interest is doubtful, and are written down, if necessary, based on the specific evaluation of the collateral underlying the loan. At December 31, 2006, the Group’s non-performing mortgage loans totaled $34.4 million or 89.8% of the Group’s non-performing loans, compared to $23.5 million or 82.8% at December 31, 2005, and to $26.2 million or 84.9% at June 30, 2005. Non-performing loans in this category are primarily residential mortgage loans. Based on the value of the underlying collateral and the loan-to-value ratios, management considers that no significant losses will be incurred on this portfolio.

•	Commercial business loans — are placed in non-accrual status when they become 90 days or more past due and are charged-off based on the specific evaluation of the underlying collateral. At December 31, 2006, the Group’s non-performing commercial business loans amounted to $3.2 million or 8.3% of the Group’s non-performing loans, compared to $4.6 million or 16.2% at December 31, 2005, and $4.5 million or 14.7% at June 30, 2005. Most of this portfolio is also collateralized by real estate and no significant losses are expected.

•	Consumer loans — are placed in non-accrual status when they become 90 days past due and charged-off when payments are delinquent 120 days. At December 31, 2006, the Group’s non-performing consumer loans amounted to $727,000 or 1.9% of the Group’s total non-performing loans, compared to $298,000 or 1.0% at December 31, 2005, and $123,000 or 0.4% at June 30, 2005.

•	Foreclosed real estate — is initially recorded at the lower of the related loan balance or fair value at the date of foreclosure. Any excess of the loan balance over the fair value of the property is charged against the allowance for loan losses. Subsequently, any excess of the carrying value over the estimated fair value less selling costs is charged to operations. Management is actively seeking prospective buyers for these foreclosed properties. Foreclosed real estate amounted to $4.9 million at December 31, 2006, $4.8 million at December 31, 2005 and $4.2 million at June 30, 2005.

Contractual Obligations and Commercial Commitments

As disclosed in the notes to the Group’s consolidated financial statements, the Group has certain obligations and commitments to make future payments under contracts. At December 31, 2006, the aggregate contractual obligations and commercial commitments are:

	Payments Due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years
	(Dollars in thousands)

CONTRACTUAL OBLIGATIONS:
Federal funds purchased and other short term borrowings	$13,568	$13,568	$—	$—	$—
Securities sold under agreements to repurchase	2,535,923	1,635,495	—	900,428	—
Advances from FHLB	181,900	131,900	50,000	—	—
Term notes	15,000	15,000	—	—	—
Subordinated capital notes	36,083	—	—	—	36,083
Annual rental commitments under noncancelable operating leases	23,574	3,091	5,891	5,532	9,060

Total	$2,806,048	$1,799,054	$55,891	$905,960	$45,143

OTHER COMMERCIAL COMMITMENTS:
Lines of credit	$13,137	$13,137	$—	$—	$—

Such commitments will be funded in the normal course of business from the Bank’s principal sources of funds. At December 31, 2006 the Bank had $612.4 million in certificates of deposit that mature during the following twelve months.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with U.S. generally accepted accounting principles in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature.

As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services since such prices are affected by inflation.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk and Asset/Liability Management

The Group’s interest rate risk and asset and liability management is the responsibility of the ALCO, which reports to the Board of Directors. The principal objective of ALCO is to enhance profitability while maintaining appropriate levels of interest rate and liquidity risks. ALCO is also involved in formulating economic projections and strategies used by the Group in its planning and budgeting process. It oversees the Group’s sources, uses and pricing of funds.

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

The Group generally uses interest rate swaps and options, in managing its interest rate risk exposure. Certain swaps were executed to convert the forecasted rollover of short-term borrowings into fixed rate liabilities for longer periods and provide protection against increases in short-term interest rates. Under these swaps, the Group pays a fixed monthly or quarterly cost and receives a floating monthly or quarterly payment based on LIBOR. Floating rate payments received from the swap counterparties offset to the interest payments to be made on the forecasted rollover of short-term borrowings thus resulting in a net fixed rate cost to the Group.

Derivatives designated as a hedge consist of interest rate swaps primarily used to hedge securities sold under agreements to repurchase with notional amounts of $1.240 billion, $885.0 million and $900.0 million as of December 31, 2005 and June 30, 2005 and 2004, respectively. There were no derivatives designated as hedge as of December 31, 2006. Derivatives not designated as a hedge consist of purchased options used to manage the exposure to the stock market on stock indexed deposits with notional amounts of $131,530,000, $173,280,000 and $186,010,000 as of December 31, 2006 and 2005 and June 30 2005, respectively; embedded options on stock indexed deposits with notional amounts of $122,924,000, $164,651,000 and $178,478,000, as of December 31, 2006 and 2005 and June 30 2005, respectively; and interest rate swaps with notional amounts of $35.0 million as of December 31, 2005.

The Group’s swaps at December 31, 2005 and June 30, 2005 and 2004 are set forth in the table below (none at December 31, 2006):

	December 31,	June 30,
	2005	2005	2004
	(Dollars in thousands)
Swaps:
Pay fixed swaps notional amount	$1,275,000	$885,000	$900,000
Weighted average pay rate — fixed	3.90%	3.44%	3.47%
Weighted average receive rate — floating	4.39%	3.27%	1.25%
Maturity in months	1 to 60	4 to 64	3 to 76
Floating rate as a percent of LIBOR	100%	100%	100%

The Group offers its customers certificates of deposit with an option tied to the performance of the Standard & Poor’s 500 stock market index. At the end of five years, the depositor receives a minimum return or a specified percentage of the average increase of the month-end value of the stock index. If the index decreases, the depositor receives the principal without any interest. The Group uses option agreements with major money center banks and major broker-dealer companies to manage its exposure to changes in those indexes. Under the terms of the option agreements, the Group receives the average increase in the month-end value of the corresponding index in exchange for a fixed premium. The changes in fair value of the options purchased and the options embedded in the certificates of deposit are recorded in earnings.

Derivatives instruments are generally negotiated over-the-counter (“OTC”) contracts. Negotiated OTC derivatives are generally entered into between two counterparties that negotiate specific agreement terms, including the underlying instrument, amount, exercise price and maturity.

During fiscal year ended June 30, 2005, the Group bought put and call option contracts for the purpose of economically hedging $100 million in US Treasury Notes. The objective of the hedges was to protect the fair value of the US Treasury Notes classified as available-for-sale. The net effect of these transactions reduced earnings by $719,000. There were no put or call options during the year ended December 31, 2006 or the six-month period ended December 31, 2005.

At December 31, 2006, the contractual maturities of the equity indexed options, by fiscal year were as follows:

		Equity Indexed
		Options Sold
	Equity Indexed	(Embedded in
Year Ending December 31,	Options Purchased	Deposits)	Total
	(In thousands)

2007	$43,285	$38,511	$81,796
2008	35,700	34,072	69,772
2009	22,085	21,055	43,140
2010	9,045	8,706	17,751
2011	21,415	20,580	41,995

	$131,530	$122,924	$254,454

Gains (losses) credited (charged) to earnings and reflected as “Derivatives” in the consolidated statements of operations for the year ended December 31, 2006, the six-month period ended December 31, 2005 and for the fiscal years ended June 30, 2005 and 2004 amounted to $3.2 million, ($1.3 million) ($2.8 million) and $11,000, respectively.

At December 31, 2006 and 2005 and June 30, 2005, the fair value of derivatives was recognized as either assets or liabilities in the consolidated statements of financial condition as follows: (i) the fair value of the interest rate swaps used to manage the exposure to the stock market on stock indexed deposits and fix the cost of short-term borrowings represented a liability of $11.1 million as of June 30, 2005, presented in accrued expenses and other liabilities; (ii) the purchased options used to manage the exposure to the stock market on stock indexed deposits represented an asset of $34.2 million, $22.1 million and $19.0 million, respectively; and (iii) the options sold to customers embedded in the certificates of deposit represented a liability of $32.2 million, $21.1 million and $18.2 million, respectively, recorded in deposits.

The Group is exposed to a reduction in the level of net interest income (“NII”) in a rising interest rate environment. NII will fluctuate with changes in the levels of interest rates, affecting interest-sensitive assets and liabilities. The hypothetical rate scenarios as of December 31, 2006 consider a gradual change of plus 200 and minus 200 basis points during a forecasted twelve-month period. The hypothetical rate scenarios as of December 31, 2005 consider a gradual change of plus 200 and minus 100 basis points during a forecasted twelve-month period. If (1) the rates in effect at year-end remain constant, or increase or decrease on instantaneous and sustained changes in the amounts presented for each forecasted period, and (2) all scheduled repricing, reinvestments and estimated prepayments, and re-issuances are constant, or increase or decrease accordingly; NII will fluctuate as shown on the following table:

	Expected	Amount	Percent
Change in Interest Rate	NII	Change	Change
	(Dollars in thousands)

December 31, 2006:
Base Scenario
Flat	$47,352	$—	0.00%

+ 200 Basis points	$30,999	$(16,354)	−34.54%

−200 Basis points	$66,541	$19,189	40.52%

December 31, 2005:
Base Scenario
Flat	$56,798	$—	0.00%

+ 200 Basis points	$38,043	$(18,755)	−33.02%

−100 Basis points	$65,168	$8,370	14.74%

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

The goal of liquidity management is to provide adequate funds to meet changes in loan demand or unexpected deposit withdrawals. This is accomplished by maintaining liquid assets in the form of investment securities, maintaining sufficient unused borrowing capacity in the national money markets and delivering consistent growth in core deposits. As of December 31, 2006, the Group had approximately $170.0 million in investments available to cover liquidity needs. Additional asset-driven liquidity is provided by securitizable loan assets. These sources, in addition to the Group’s 8.47% average equity capital base, provide a stable funding base.

In addition to core deposit funding, the Group also accesses a variety of other short-term and long-term funding sources. Short-term funding sources mainly include securities sold under agreements to repurchase. Borrowing funding source limits are determined annually by each counterparty and depend on the Group’s financial condition and delivery of acceptable collateral securities. The Group may be required to provide additional collateral based on the fair value of the underlying securities. The Group also uses the FHLB as a funding source, issuing notes payable, such as advances, through its FHLB member subsidiary, the Bank. This funding source requires the Bank to maintain a minimum amount of qualifying collateral with a fair value of at least 110% of the outstanding advances.

In addition, the Bank utilizes the National Certificate of Deposit (“CD”) Market as a source of cost effective deposit funding in addition to local market deposit inflows. Depositors in this market consist of credit unions, banking institutions, CD brokers and some private corporations or non-profit organizations. The Bank’s ability to acquire brokered deposits can be restricted if it becomes in the future less than well-capitalized. A bank that is not well-

capitalized, by regulation, may not accept deposits from brokers unless it applies for and receives a waiver from the FDIC.

As of December 31, 2006, the Group had a line of credit agreement with a financial institution permitting the Group to borrow a maximum aggregate amount of $15.0 million (no borrowings were made during 2006 under such line of credit). The agreement provides for unsecured advances to be used by the Group on an overnight basis. Interest rates are negotiated at the time of the transaction. The credit agreement is renewable annually.

The principal source of funds for the Group is dividends from the Bank. The ability of the Bank to pay dividends is restricted by regulatory authorities (see “Dividend Restrictions” under “Regulation and Supervision” in Item 1). Primarily, through such dividends the Group meets its cash obligations and pays dividends to its common and preferred stockholders. Management believes that the Group will continue to meet its cash obligations as they become due and pay dividends as they are declared.

QUARTERLY FINANCIAL DATA (Unaudited)

The following is a summary of the unaudited quarterly results of operations:

TABLE 13A — SELECTED QUARTERLY FINANCIAL DATA:

	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	March 31,	June 30,	September 30,	December 31,
Year Ended December 31, 2006	2006	2006	2006	2006
	(In thousands, except for per share data)

Interest income	$55,992	$56,894	$60,865	$58,560
Interest expense	40,780	46,186	51,912	49,307

Net interest income	15,212	10,708	8,953	9,253
Provision for loan losses	(1,101)	(947)	(870)	(1,470)

Net interest income after provision for loan losses	14,111	9,761	8,083	7,783
Total non-interest income	8,953	7,521	9,885	(9,121)
Total non-interest expenses	14,883	14,784	15,145	18,901

Income before taxes	8,181	2,498	2,823	(20,239)
Income tax expense	131	(21)	446	(2,187)

Net income	8,050	2,519	2,377	(18,052)
Less: Dividends on preferred stock	(1,200)	(1,201)	(1,200)	(1,201)

Income available to common shareholders	$6,850	$1,318	$1,177	$(19,253)

Per share data:
Basic	$0.28	$0.05	$0.05	$(0.78)

Diluted	$0.28	$0.05	$0.05	$(0.78)

COMPREHENSIVE INCOME
Net income (loss)	$8,050	$2,519	$2,377	$(18,052)
Other comprehensive income (loss):
Unrealized (loss) gain on securities available-for-sale arising during the period	(11,543)	(9,788)	25,039	(635)
Realized (gain) loss on investment securities available-for-sale included in net income (loss)	(19)	(19)	(2,174)	17,384
Unrealized gain (loss) on derivatives designated as cash flows hedges arising during the period	9,916	8,106	(18,454)	(288)
Realized gain on termination of derivatives activities, net	—	—	10,455 (1)	(1,457)
Realized loss (gain) on derivatives designated as cash flow hedges included in net income	(749)	—	1,571	(4,040)
Income tax effect related to unrealized loss (gain) on securities available-for-sale	578	992	(2,067)	(1,023)

Other comprehensive income (loss) for the period, net of tax	(1,817)	(709)	14,370	9,941

Comprehensive income (loss)	$6,233	$1,810	$16,747 (1)	$(8,111)

(1)	This quarterly comprehensive income financial table is being filed to correct a clerical error in the Group’s previously filed Form 10-Q for the quarterly period ended September 30, 2006 on page 4,“Unaudited Consolidated Statements of Comprehensive Income for the Quarters and nine-month periods Ended

September 30, 2006 and 2005,” as a result of which the Group understated by approximately $10.5 million the amount of comprehensive income for that quarter. However, the amount of comprehensive income for the nine-month period presented therein was correctly stated. There are no other changes to our Form 10-Q, as filed on November 14, 2006.

As disclosed in the Group’s current report on Form 8-K filed on September 28, 2006, we unwound several interest rate swaps with an aggregate notional amount of $640 million, which resulted in a net gain for us of approximately $10.5 million. Pursuant to Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Instruments and Hedging), we concluded that such net gain would be deferred in other comprehensive income and that it would be reclassified into earnings over the originally remaining terms of the swaps, starting in the September 30, 2006 quarter and ending in the December 31, 2010 quarter.

Due to a clerical error, we did not include a new line item for presenting the aforementioned net gain in the unaudited consolidated statements of comprehensive income that was filed with the Form 10-Q. As a result and even though the transaction was correctly accounted by the Group, the total amount of comprehensive income for the quarter ended September 30, 2006, was incorrectly presented as $6.292 million. However, the correct amount is $16.747 million as presented in Table 13A included herein.

TABLE 13B — SELECTED QUARTERLY FINANCIAL DATA:

	Quarter Ended	Quarter Ended
	September 30,	December 31,
Year Ended December 31, 2005	2005	2005
	(In thousands, except for
	per share data)

Interest income	$50,813	$54,273
Interest expense	33,485	37,221

Net interest income	17,328	17,052
Provision for loan losses	951	951

Net interest income after provision for loan losses	16,377	16,101
Total non-interest income	7,825	8,557
Total non-interest expenses	15,390	16,424

Income before taxes	8,812	8,234
Income tax expense	(391)	264

Net income	8,421	8,498
Less: Dividends on preferred stock	(1,200)	(1,201)

Income available to common shareholders	$7,221	$7,297

Per share data:
Basic	$0.29	$0.30

Diluted	$0.29	$0.29

COMPREHENSIVE INCOME
Net income	$8,421	$8,498
Other comprehensive income (loss):
Unrealized (loss) gain on securities available-for-sale arising during the period	(8,978)	(4,078)
Realized (gain) loss on investment securities available-for-sale included in net income	(341)	(309)
Unrealized gain (loss) on derivatives designated as cash flows hedges arising during the period	11,006	2,956
Realized loss (gain) on derivatives designated as cash flow hedges included in net income	50	(1,306)
Income tax effect related to unrealized loss (gain) on securities available-for-sale	744	755

Other comprehensive income (loss) for the period, net of tax	2,481	(1,982)

Comprehensive income	$10,902	$6,516

TABLE 13B — SELECTED QUARTERLY FINANCIAL DATA:

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	September 30,	December 31,	March 31,	June 30,
Year Ended June 30, 2005	2004	2004	2005	2005
	(In thousands, except for per share data)

Interest income	$44,947	$47,917	$47,572	$48,876
Interest expense	21,294	24,855	27,162	29,588

Net interest income	23,653	23,062	20,410	19,288
Provision for loan losses	700	1,105	660	850

Net interest income after provision for loan losses	22,953	21,957	19,750	18,438
Total non-interest income	10,404	11,943	6,101	6,437
Total non-interest expenses	15,461	18,460	12,148	13,894

Income before taxes	17,896	15,440	13,703	10,981
Income tax expense	(768)	123	2,671	(377)

Net income	17,128	15,563	16,374	10,604
Less: Dividends on preferred stock	(1,200)	(1,201)	(1,200)	(1,201)

Income available to common shareholders	$15,928	$14,362	$15,174	$9,403

Per share data:
Basic	$0.66	$0.59	$0.62	$0.38

Diluted	$0.61	$0.55	$0.58	$0.37

COMPREHENSIVE INCOME
Net income	$17,128	$15,563	$16,374	$10,604
Other comprehensive income (loss):
Unrealized (loss) gain on securities available-for-sale arising during the period	20,773	(952)	(15,708)	6,717
Realized (gain) loss on investment securities available-for-sale included in net income	(3,244)	(2,398)	(2,636)	832
Unrealized gain (loss) on derivatives designated as cash flows hedges arising during the period	(16,886)	3,496	13,583	(6,565)
Realized loss (gain) on derivatives designated as cash flow hedges included in net income	4,401	2,987	1,923	820
Income tax effect related to unrealized loss (gain) on securities available-for-sale	(197)	359	79	(405)

Other comprehensive income (loss) for the period, net of tax	4,847	3,492	(2,759)	1,399

Comprehensive income (loss)	$21,975	$19,055	$13,615	$12,003

Critical Accounting Policies

Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

A transfer of financial assets is accounted for as a sale when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the transferor, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the transferor does not maintain effective control over the transferred assets through an agreement to repurchase them before maturity. As such, the Group recognizes the financial assets and servicing assets it controls and the liabilities it has incurred. At the same time, it ceases to recognize financial assets when control has been surrendered and liabilities when they are extinguished.

Derivative Financial Instruments

As part of the Group’s asset and liability management, the Group uses interest-rate contracts, which include interest-rate swaps to hedge various exposures or to modify interest rate characteristics of various statement of financial condition accounts.

The Group follows Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that all derivative instruments be recognized as assets and liabilities at fair value. If certain conditions are met, the derivative may qualify for hedge accounting treatment and be designated as one of the following types of hedges: (a) hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (“fair value hedge”); (b) a hedge of the exposure to variability of cash flows of a recognized asset, liability or forecasted transaction (“cash flow hedge”) or (c) a hedge of foreign currency exposure (“foreign currency hedge”).

In the case of a qualifying fair value hedge, changes in the value of the derivative instruments that have been highly effective are recognized in current period earnings along with the change in value of the designated hedged item. In the case of a qualifying cash flow hedge, changes in the value of the derivative instruments that have been highly effective are recognized in other comprehensive income, until such time as those earnings are affected by the variability of the cash flows of the underlying hedged item. In either a fair value hedge or a cash flow hedge, net earnings may be impacted to the extent the changes in the fair value of the derivative instruments do not perfectly offset changes in the fair value or cash flows of the hedged items. If the derivative is not designated as a hedging instrument, the changes in fair value of the derivative are recorded in earnings.

Certain contracts contain embedded derivatives. When the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, it is bifurcated and carried at fair value.

The Group uses several pricing models that consider current market and contractual prices for the underlying financial instruments as well as time value and yield curve or volatility factors underlying the positions to derive the fair value of certain derivatives contracts.

Allowance for Loan Losses

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

Income Taxes

In preparing the consolidated financial statements, the Group is required to estimate income taxes. This involves an estimate of current income tax expense together with an assessment of temporary differences resulting from differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The determination of current income tax expense involves estimates and assumptions that require the Group to assume certain positions based on its interpretation of current tax regulations. Changes in assumptions affecting estimates may be required in the future and estimated tax assets or liabilities may need to be increased or decreased accordingly. The accrual for tax contingencies is adjusted in light of changing facts and circumstances, such as the progress of tax audits, case law and emerging legislation. The Group’s effective tax rate includes the impact of tax contingency accruals and changes to such accruals, including related interest and penalties, as considered appropriate by management. When particular matters arise, a number of years may elapse before such matters are audited and finally resolved. Favorable resolution of such matters could be recognized as a reduction to the Group’s effective rate in the year of resolution. Unfavorable settlement of any particular issue could increase the effective rate and may require the use of cash in the year of resolution.

New Accounting Pronouncements

SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140”

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140.” This statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155:

•	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

•	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133;

•	Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

•	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives;

•	Amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of SFAS 155 may also be applied upon adoption of this statement for hybrid financial instruments that had been bifurcated under paragraph 12 of SFAS No. 133 prior to the adoption of SFAS No. 155. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of this statement may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis.

At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument should be recognized as a cumulative-effect adjustment to beginning retained earnings. An entity should separately disclose the gross gains and losses that make up the cumulative-effect adjustment, determined on an instrument-by-instrument basis. Prior periods should not be restated.

SFAS 155 is effective for all financial instruments acquired or issued after January 1, 2007. The adoption of SFAS 155 did not have a significant impact on the consolidated financial position or earnings of the Group.

SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment of FASB Statements No. 133 and 140”

In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an amendment to SFAS No. 140”, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” to (1) require the recognition of a servicing asset or servicing liability under specified circumstances, (2) require that, if practicable, all separately recognized servicing assets and liabilities be initially measured at fair value, (3) create a choice for subsequent measurement of each class of servicing assets or liabilities by applying either the amortization method or the fair value method, and (4) permit the one-time reclassification of securities identified as offsetting exposure to changes in fair value of servicing assets or liabilities from available-for-sale securities to trading securities under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. In addition, SFAS No. 156 amends SFAS No. 140 to require significantly greater disclosure concerning recognized servicing assets and liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, with early adoption permitted.

The Group adopted SFAS No. 156 on January 1, 2007 and decided to continue to account for servicing assets based on the amortization method with periodic testing for impairment, which did not have a material effect on the Group’s consolidated financial position or results of operations.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (“FIN 48”). FIN 48 was issued to clarify the requirements of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, relating to the recognition of income tax benefits. FIN 48 provides a two-step approach to recognizing and measuring tax benefits when the benefits’ realization is uncertain. The first step is to determine whether the benefit is to be recognized; the second step is to determine the amount to be recognized:

•	Income tax benefits should be recognized when, based on the technical merits of a tax position, the entity believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability of greater than 50 percent) that the tax position would be sustained as filed; and

•	If a position is determined to be more likely than not of being sustained, the reporting enterprise should recognize the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority.

FIN 48 is applicable beginning January 1, 2007. The cumulative effect of applying the provisions of FIN 48 upon adoption will be reported as an adjustment to beginning retained earnings. Management is evaluating the impact that this interpretation may have on the Group’s consolidated financial statements.

Securities and Exchange Commission Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 provides the SEC staff’s views regarding the process of quantifying financial statement misstatements. It requires the use of two different approaches to quantifying misstatements — (1) the “rollover approach” and (2) the “iron curtain approach” — when assessing whether such a misstatement is material to the current period financial statements. The rollover approach focuses on the impact on the income statement of a misstatement originating in the current reporting period. The iron curtain approach focuses on the cumulative effect on the balance sheet as of the end of the current reporting period of uncorrected misstatements regardless of when they originated. If a material misstatement is quantified under either approach, after considering quantitative and qualitative factors, the financial statements would require adjustment. Depending on the magnitude of the correction with respect to the current period financial statements, changes to financial statements for prior periods could result. SAB 108 is effective for the Group’s fiscal year ended December 31, 2006. Refer to Note 1 of the accompanying consolidated financial statements for effect of adoption of SAB 108.

SFAS No. 157, “Fair Value Measurements”

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. The changes to current practice resulting from the application of this Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements.

This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. Management is evaluating the impact that this accounting standard may have on the Group’s consolidated financial statements.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115”

On February 15, 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, Including an amendment of FASB Statement No. 115. SFAS 159 provides an alternative measurement treatment for certain financial assets and financial liabilities, under an instrument-by-instrument election, that permits fair value to be used for both initial and subsequent measurement, with changes in fair value recognized in earnings. While FAS S159 is effective beginning January 1, 2008, earlier adoption is permitted as of January 1, 2007, provided that the entity also adopts all of the requirements of SFAS 157. Management is evaluating the impact that this accounting standard may have on the Group’s consolidated financial statements.