Form 10-K, Exhibit 13
period 2007-12-31
ORIENTAL FINANCIAL GROUP INC
filed 2008-03-17
CIK 1030469

EXHIBIT 13.0

ORIENTAL FINANCIAL GROUP INC.

FORM-10K

FINANCIAL DATA INDEX

FINANCIAL STATEMENTS
Reports of Independent Registered Public Accounting Firms	F-1 to F-2
Management’s Report on Internal Control Over Financial Reporting	F-3
Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting	F-4
Consolidated Statements of Financial Condition as of December 31, 2007 and 2006	F-5
Consolidated Statements of Operations for the years ended December 31, 2007 and 2006, the six-month period ended December 31, 2005, and the fiscal year ended June 30, 2005	F-6
Consolidated Statements of Changes in Stockholders’ Equity and of Comprehensive Income for the years ended December 31, 2007 and 2006, the six-month period ended December 31, 2005, and the fiscal year ended June 30, 2005
F-7 to F-8
Consolidated Statements of Cash Flows for the years ended December 31, 2007 and 2006, the six-month period ended December 31, 2005, and the fiscal year ended June 30, 2005	F-9 to F-10
Notes to the Consolidated Financial Statements	F-11 to F-56

FINANCIAL REVIEW AND SUPPLEMENTARY INFORMATION
Selected Financial Data	F-57 to F-58
Management’s Discussion and Analysis of Financial Condition and Results of Operations	F-59 to F-91
Risk Management	F-91 to F-95
Quarterly Financial Data	F-96 to F-99
Critical Accounting Policies	F-100 to F-102

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Oriental Financial Group Inc:

We have audited the accompanying consolidated statements of financial condition of Oriental Financial Group Inc. and subsidiaries (the “Group”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows for the years ended December 31, 2007 and 2006 and the six-month period ended December 31, 2005. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oriental Financial Group Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years ended December 31, 2007 and 2006 and the six month period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Group changed its method of evaluating prior year misstatements and, effective July 1, 2005, also changed its method of accounting for share-based payment in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Shared Based Payment.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Oriental Financial Group Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 13, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/  KPMG LLP

San Juan, Puerto Rico
March 13, 2008

Stamp No. 2222084 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Oriental Financial Group Inc.
San Juan, Puerto Rico

We have audited the accompanying consolidated statements of operations, changes in stockholders’ equity, comprehensive income, and cash flows of Oriental Financial Group Inc. and its subsidiaries (the “Group”) for the year ended June 30, 2005. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and the cash flows of Oriental Financial Group Inc. and its subsidiaries for the year ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 20, the accompanying financial statements for the year ended June 30, 2005 have been restated.

/s/  DELOITTE & TOUCHE LLP

San Juan, Puerto Rico
September 9, 2005 (June 9, 2006 as
to the effects of the restatement
discussed in Note 20)

Stamp No. 2293190
affixed to original.

ORIENTAL FINANCIAL GROUP INC.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and stockholders of Oriental Financial Group Inc.:

The management of Oriental Financial Group Inc. (the “Group”) is responsible for establishing and maintaining effective internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, and for the assessment of internal control over financial reporting. The Group’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

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

As called for by Section 404 of the Sarbanes-Oxley Act of 2002, management has assessed the effectiveness of the Group’s internal control over financial reporting as of December 31, 2007. Management made its assessment using the criteria set forth in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Criteria”).

Based on its assessment, management has concluded that the Group maintained effective internal control over financial reporting as of December 31, 2007 based on the COSO Criteria. The effectiveness of the Group’s internal control over financial reporting as of December 31, 2007, has been audited by KPMG LLP, the Group’s independent registered public accounting firm, as stated in their report dated March13, 2008.

By: /s/ José Rafael Fernández	By: /s/ Norberto González
José Rafael Fernández President and Chief Executive Officer Date: March 13, 2008	Norberto González Executive Vice President and Chief Financial Officer Date: March 13, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Oriental Financial Group Inc:

We have audited Oriental Financial Group Inc.’s (the “Group’s”) internal control over financial reporting as of December 31, 2007, based in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Group’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Group’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, Oriental Financial Group Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of Oriental Financial Group Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, comprehensive income, and cash flows for the years ended December 31, 2007 and 2006, and the six-month period ended December 31, 2005, and our report dated March 13, 2008, expressed an unqualified opinion on those consolidated financial statements.

/s/  KPMG LLP

San Juan, Puerto Rico
March 13, 2008

Stamp No. 2222073 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2007 AND 2006

	December 31,	December 31,
	2007	2006
	(In thousands, except share data)

ASSETS
Cash and cash equivalents
Cash and due from banks	$22,858	$15,341
Money market investments	66,125	23,729

Total cash and cash equivalents	88,983	39,070

Investments:
Trading securities, at fair value with amortized cost of $1,103 (December 31, 2006 — $246)	1,122	243

Investment securities available-for-sale, at fair value with amortized cost of $3,063,763 (December 31, 2006 — $984,060)
Securities pledged that can be repledged	2,903,078	947,880
Other investment securities	166,204	27,080

Total investment securities available-for-sale	3,069,282	974,960

Investment securities held-to-maturity, at amortized cost with fair value of $1,478,112 (December 31, 2006 — $1,931,720)
Securities pledged that can be repledged	1,348,159	1,814,746
Other investment securities	144,728	152,731

Total investment securities held-to-maturity	1,492,887	1,967,477

Other investments	1,662	30,949

Federal Home Loan Bank (FHLB) stock, at cost	20,658	13,607

Total investments	4,585,610	2,987,236

Securities sold but not yet delivered	—	6,430

Loans:
Mortgage loans held-for-sale, at lower of cost or fair value	16,672	10,603
Loans receivable, net of allowance for loan losses of $10,161 (December 31, 2006 — $8,016)	1,162,894	1,201,767

Total loans, net	1,179,566	1,212,370

Accrued interest receivable	52,315	27,940
Premises and equipment, net	21,779	20,153
Deferred tax asset, net	10,362	14,150
Foreclosed real estate	4,207	4,864
Investment in equity indexed options	40,709	34,216
Other assets	16,324	25,557

Total assets	$5,999,855	$4,371,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand deposits	$119,152	$132,434
Savings accounts	387,790	266,184
Certificates of deposit	739,478	834,370

Total deposits	1,246,420	1,232,988

Borrowings:
Federal funds purchased and other short-term borrowings	27,460	13,568
Securities sold under agreements to repurchase	3,861,411	2,535,923
Advances from FHLB	331,898	182,489
Term notes	—	15,000
Subordinated capital notes	36,083	36,083

Total borrowings	4,256,852	2,783,063

Securities purchased but not yet received	111,431	—
Accrued expenses and other liabilities	25,691	19,509

Total liabilities	5,640,394	4,035,560

Stockholders’ equity:
Preferred stock, $1 par value; 5,000,000 shares authorized; $25 liquidation value; 1,340,000 shares of Series A and 1,380,000 shares of Series B issued and outstanding	68,000	68,000
Common stock, $1 par value; 40,000,000 shares authorized; 25,557,197 shares issued; 24,120,771 shares outstanding (December 31, 2006 — 25,430,929; 24,441,524)	25,557	25,431
Additional paid-in capital	210,073	209,033
Legal surplus	40,573	36,245
Retained earnings	45,296	26,772
Treasury stock, at cost 1,436,426 shares (December 31, 2006 — 989,405 shares)	(17,023)	(12,956)
Accumulated other comprehensive loss, net of tax of $2,166 (December 31, 2006 — $290)	(13,015)	(16,099)

Total stockholders’ equity	359,461	336,426

Commitments and Contingencies
Total liabilities and stockholders’ equity	$5,999,855	$4,371,986

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006, THE SIX-MONTH PERIOD ENDED
DECEMBER 31, 2005, AND THE FISCAL YEAR ENDED JUNE 30, 2005

			Six-Month
	Year Ended		Period Ended	Fiscal Year
	December 31,		December 31,	Ended June 30,
	2007	2006	2005	2005
				(As restated
				See note 20)
	(In thousands, except per share data)

Interest income:
Loans	$85,802	$76,815	$30,901	$54,966
Mortgage-backed securities	111,006	98,058	45,251	103,425
Investment securities	88,868	55,381	27,469	30,395
Short term investments	3,688	2,057	1,465	526

Total interest income	289,364	232,311	105,086	189,312

Interest expense:
Deposits	52,794	46,701	20,281	29,744
Securities sold under agreements to repurchase	147,690	125,714	42,909	60,524
Advances from FHLB, term notes and other borrowings	12,042	10,439	5,046	8,313
Subordinated capital notes	3,108	5,331	2,470	4,318

Total interest expense	215,634	188,185	70,706	102,899

Net interest income	73,730	44,126	34,380	86,413
Provision for loan losses	6,550	4,388	1,902	3,315

Net interest income after provision for loan losses	67,180	39,738	32,478	83,098

Non-interest income:
Financial service revenues	17,295	16,029	7,432	14,032
Banking service revenues	7,862	9,006	4,495	7,752
Investment banking revenues	126	2,701	74	339
Net gain (loss) on:
Mortgage banking activities	2,401	3,368	1,702	7,774
Securities available-for-sale, including other than temporary impairments	3,799	(17,637)	650	7,446
Derivatives	10,997	3,218	1,256	(2,811)
Early extinguishment of subordinated capital notes	—	(915)	—	—
Trading securities	23	28	5	(15)
Other	(1)	1,440	768	368

Total non-interest income, net	42,502	17,238	16,382	34,885

Non-interest expenses:
Compensation and employees’ benefits	28,376	24,630	12,714	23,606
Occupancy and equipment	12,624	11,573	5,798	10,583
Professional and service fees	7,161	6,821	3,771	6,994
Advertising and business promotion	4,472	4,466	2,862	5,720
Taxes, other than payroll and income taxes	2,151	2,405	1,195	1,836
Director and investors relations	2,103	2,323	374	883
Loan servicing expenses	1,740	2,017	911	1,727
Electronic banking charges	1,826	1,914	854	2,075
Communication	1,302	1,598	837	1,630
Printing, postage, stationery and supplies	842	995	528	891
Insurance	848	861	374	767
Other	3,414	4,110	1,596	3,251

Total non-interest expenses	66,859	63,713	31,814	59,963

Income (loss) before income taxes	42,823	(6,737)	17,046	58,020
Income tax expense (benefit)	1,558	(1,631)	127	(1,649)

Net income (loss)	41,265	(5,106)	16,919	59,669
Less: Dividends on preferred stock	(4,802)	(4,802)	(2,401)	(4,802)

Income (loss) available to common shareholders	$36,463	$(9,908)	$14,518	$54,867

Income (loss) per common share:
Basic	$1.50	$(0.40)	$0.59	$2.23

Diluted	$1.50	$(0.40)	$0.58	$2.14

Average common shares outstanding	24,326	24,562	24,777	24,571
Average potential common shares-options	41	101	154	1,104

Average diluted common shares outstanding	24,367	24,663	24,931	25,675

Cash dividends per share of common stock	$0.56	$0.56	$0.28	$0.55

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006,
THE SIX-MONTH PERIOD ENDED DECEMBER 31, 2005,
AND THE FISCAL YEAR ENDED JUNE 30, 2005

			Six-Month
	Year Ended		Period Ended	Fiscal Year
	December 31,		December 31,	Ended June 30,
CHANGES IN STOCKHOLDERS’ EQUITY:	2007	2006	2005	2005
				(As restated
				See note 20)
	(In thousands)

Preferred stock:
Balance at beginning and end of period	$68,000	$68,000	$68,000	$68,000

Common stock:
Balance at beginning of period	25,431	25,350	25,104	22,253
Stock options exercised	126	81	246	857
Stock dividend and stock split effected in the form of a dividend	—	—	—	1,994

Balance at end of period	25,557	25,431	25,350	25,104

Additional paid-in capital:
Balance at beginning of period	209,033	208,454	206,804	137,156
Stock-based compensation expense	86	15	—	7,552
Stock options exercised	954	564	1,650	3,650
Stock dividend and stock split effected in the form of a dividend	—	—	—	58,456
Common stock issuance costs	—	—	—	(10)

Balance at end of period	210,073	209,033	208,454	206,804

Legal surplus:
Balance at beginning of period	36,245	35,863	33,893	27,425
Transfer from retained earnings	4,328	382	1,970	6,468

Balance at end of period	40,573	36,245	35,863	33,893

Retained earnings:
Balance at beginning of period	26,772	52,340	46,705	76,752
Cumulative effect on initial adoption of SAB 108	—	(1,525)	—	—
Net income (loss)	41,265	(5,106)	16,919	59,669
Cash dividends declared on common stock	(13,611)	(13,753)	(6,913)	(13,523)
Stock dividend and stock split effected in the form of a dividend	—	—	—	(64,923)
Cash dividends declared on preferred stock	(4,802)	(4,802)	(2,401)	(4,802)
Transfer to legal surplus	(4,328)	(382)	(1,970)	(6,468)

Balance at end of period	45,296	26,772	52,340	46,705

Treasury stock:
Balance at beginning of period	(12,956)	(10,332)	(3,368)	(4,578)
Stock purchased	(4,297)	(2,819)	(7,003)	(3,512)
Stock used to match defined contribution plan	230	195	39	249
Stock dividend and stock split effected in the form of a dividend	—	—	—	4,473

Balance at end of period	(17,023)	(12,956)	(10,332)	(3,368)

Accumulated other comprehensive income (loss), net of tax:
Balance at beginning of period	(16,099)	(37,884)	(38,383)	(45,362)
Other comprehensive income, net of tax	3,084	21,785	499	6,979

Balance at end of period	(13,015)	(16,099)	(37,884)	(38,383)

Total stockholders’ equity	$359,461	$336,426	$341,791	$338,755

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006,
THE SIX-MONTH PERIOD ENDED DECEMBER 31, 2005,
AND THE FISCAL YEAR ENDED JUNE 30, 2005

				Fiscal
	Year Ended		Six-Month Period	Year Ended
	December 31,		Ended December 31,	June 30,
COMPREHENSIVE INCOME	2007	2006	2005	2005
				(As restated,
				See note 20)
	(In thousands)

Net income (loss)	$41,265	$(5,106)	$16,919	$59,669

Other comprehensive income (loss):
Unrealized gain (loss) on securities available-for-sale arising during the period	18,338	3,073	(13,056)	10,830
Realized (gain) loss on investment securities available-for-sale included in net income	(3,799)	15,172	(650)	(7,446)
Unrealized (loss) gain on derivatives designated as cash flows hedges arising during the period	—	(720)	13,962	(6,372)
Realized (gain) loss on derivatives designated as cash flow hedges included in net income (loss)	(773)	(3,218)	(1,256)	10,131
Realized gain on termination of derivative activities, net	—	8,998	—	—
Gain from termination of cash flow hedging	(8,225)	—	—	—
Income tax effect related to unrealized (gain) loss on securities available-for-sale	(2,457)	(1,520)	1,499	(164)

Other comprehensive income for the period, net of tax	3,084	21,785	499	6,979

Comprehensive income	$44,349	$16,679	$17,418	$66,648

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006,
THE SIX-MONTH PERIOD ENDED DECEMBER 31, 2005,
AND THE FISCAL YEAR ENDED JUNE 30, 2005

			Six-Month	Fiscal
	Year Ended		Period Ended	Year Ended
	December 31,		December 31,	June 30,
	2007	2006	2005	2005
				(As restated,
				See note 20)
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$41,265	$(5,106)	$16,919	$59,669

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of deferred loan origination fees, net of costs	(721)	(1,625)	(838)	(2,609)
Amortization of premiums, net of accretion of discounts on investment securities	792	5,584	8,474	9,835
Other than temporary impairment	—	2,466	—	—
Realized gains on termination of derivative instruments	—	(852)	—	—
Depreciation and amortization of premises and equipment	5,419	5,481	3,211	5,857
Deferred income tax expense (benefit)	1,332	(3,448)	(4,532)	982
Equity in losses (earnings), of investment in limited liability partnership	279	(828)	(838)	(247)
Provision for loan losses	6,550	4,388	1,902	3,315
Stock-based compensation (benefit)	86	15	11	(3,057)
(Gain) loss on:
Sale of securities available-for-sale	(3,799)	15,172	(650)	(7,446)
Mortgage banking activities	(2,401)	(3,368)	(1,702)	(7,774)
Derivatives	(10,997)	(3,218)	(1,256)	2,811
Sale of foreclosed real estate	349	(180)	(32)	—
Sale of premises and equipment	(20)	(253)	(4)	—
Early extinguishment of subordinated capital notes	—	915	—	—
Originations of loans held-for-sale	(114,722)	(95,713)	(12,097)	(178,256)
Proceeds from sale of loans held-for-sale	54,510	41,842	21,114	102,305
Net (increase) decrease in:
Trading securities	(879)	(97)	119	309
Accrued interest receivable	(24,375)	1,127	(5,332)	(4,608)
Other assets	(2,680)	(3,559)	(4,619)	(11,820)
Net increase (decrease) in:
Accrued interest on deposits and borrowings	4,787	(15,096)	1,552	5,252
Other liabilities	6,358	(2,466)	(10,133)	1,296

Net cash provided by (used in) operating activities	(38,867)	(58,819)	11,269	(24,186)

Cash flows from investing activities:
Net decrease (increase) in time deposits with other banks	—	60,000	(30,000)	(30,000)
Purchases of:
Investment securities available-for-sale	(3,434,208)	(1,273,841)	(334,767)	(1,738,613)
Investment securities held-to-maturity	(158,842)	(6,500)	(259,904)	(529,006)
Other investments	—	(30,982)	—	—
FHLB stock	(43,390)	(29,520)	—	—
Purchases of equity options	(10,474)	(3,702)	(293)	(1,371)
Maturities and redemptions of:
Investment securities available-for-sale	744,976	134,949	209,013	562,230
Investment securities held-to-maturity	633,052	384,594	48,671	232,290
FHLB stock	36,339	35,915	7,056	1,102
Other investments	29,274	—	—	—
Investment in limited liability partnership	11,634	—	—	—
Proceeds from sales of:
Investment securities available-for-sale	787,255	1,252,995	139,898	1,143,501
Foreclosed real estate	4,017	2,589	1,537	3,034
Premises and fixed assets	—	—	13	3,355
Loan production:
Origination and purchase of loans, excluding loans held-for-sale	(189,773)	(459,975)	(170,217)	(333,177)
Principal repayment of loans	219,108	150,704	109,804	206,112
Additions to premises and equipment	(7,025)	(10,553)	(2,779)	(4,073)

Net cash provided by (used in) investing activities	(1,378,057)	206,673	(281,968)	(484,616)

			Six-Month	Fiscal
	Year Ended		Period Ended	Year Ended
	December 31,		December 31,	June 30,
	2007	2006	2005	2005
				(As restated,
				See note 20)
	(In thousands)

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	19,016	(69,452)	36,140	224,928
Securities sold under agreements to repurchase	1,320,609	111,844	236,124	295,891
Federal funds purchased	13,892	9,113	(9,785)	12,310
Term Notes	(15,000)	—	—	—
Proceeds from:
Short term borrowings	—	—	1,930	—
Advances from FHLB	5,279,620	4,703,325	837,251	2,204,272
Exercise of stock options, net	1,080	645	1,896	4,507
Repayments of advances from FHLB	(5,131,520)	(4,834,725)	(823,951)	(2,204,272)
Repayments of subordinated capital notes	—	(36,083)	—	—
Termination of derivative instruments	1,620	10,459	—	—
Common stock purchased	(4,067)	(2,624)	(6,964)	(3,263)
Dividends paid	(18,413)	(18,555)	(9,356)	(17,919)

Net cash provided by (used in) financing activities	1,466,837	(126,053)	263,285	516,454

Net change in cash and cash equivalents	49,913	21,801	(7,414)	7,652
Cash and cash equivalents at beginning of period	39,070	17,269	24,683	17,031

Cash and cash equivalents at end of period	$88,983	$39,070	$17,269	$24,683

Supplemental Cash Flow Disclosure and Schedule of Noncash Activities:
Interest paid	$213,764	$203,280	$58,844	$97,647

Income taxes paid	$—	$82	$—	$554

Mortgage loans securitized into mortgage-backed securities	$56,544	$52,214	$50,209	$85,809

Net charge-offs	$4,405	$3,001	$1,767	$4,373

Investment securities available-for-sale transferred to held-to-maturity	$3,377	$—	$—	$565,191

Accrued dividend payable	$3,084	$3,423	$3,445	$3,487

Securities sold but not yet delivered	$—	$6,430	$44,009	$1,034

Securities and loans purchased but not yet received	$111,431	$—	$43,354	$22,772

Transfer from loans to foreclosed real estate	$3,709	$2,471	$2,121	$4,689

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006
AND FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006,
THE SIX-MONTH PERIOD ENDED DECEMBER 31, 2005,
AND THE FISCAL YEAR ENDED JUNE 30, 2005

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Oriental Financial Group Inc. (the “Group” or “Oriental”) conform to U.S. generally accepted accounting principles (“GAAP”) and to financial services industry practices. The following is a description of the Group’s most significant accounting policies:

Nature of Operations

Oriental is a publicly-owned financial holding company incorporated under the laws of the Commonwealth of Puerto Rico. It has four direct subsidiaries, Oriental Bank and Trust (the “Bank”), Oriental Financial Services Corp. (“Oriental Financial Services”), Oriental Insurance, Inc. (“Oriental Insurance”) and Caribbean Pension Consultants, Inc., which is located in Boca Raton, Florida. The Group also has two special purpose entities, Oriental Financial (PR) Statutory Trust I (the “Statutory Trust I”, presently inactive) and Oriental Financial (PR) Statutory Trust II (the “Statutory Trust II”). Through these subsidiaries and its divisions, the Group provides a wide range of financial services such as mortgage, commercial and consumer lending, financial planning, insurance sales, money management and investment banking and brokerage services, as well as corporate and individual trust services. Note 17 to the consolidated financial statements presents further information about the operations of the Group’s business segments.

The main offices for the Group and its subsidiaries are located in San Juan, Puerto Rico. The Group is subject to examination, regulation and periodic reporting under the U.S. Bank Holding Company Act of 1956, as amended, which is administered by the Board of Governors of the Federal Reserve System.

The Bank operates through 24 financial centers located throughout Puerto Rico and is subject to the supervision, examination and regulation of the Office of the Commissioner of Financial Institutions of Puerto Rico (“OCFI”) and the Federal Deposit Insurance Corporation (“FDIC”). The Bank offers banking services such as commercial and consumer lending, saving and time deposit products, financial planning, and corporate and individual trust services, and capitalizes on its commercial banking network to provide mortgage lending products to its clients, which it also provides through its wholly-owned mortgage lending subsidiary, Oriental Mortgage Corporation. The Bank also operates an IBE pursuant to the IBE Act, Oriental International Bank Inc., which is a wholly-owned subsidiary of the Bank. The IBE subsidiary offers the Bank certain Puerto Rico tax advantages and its services are limited under Puerto Rico law to persons and assets/liabilities located outside of Puerto Rico. Another IBE, which operated as a division of the Bank, was liquidated on May 31, 2007, after obtaining the required regulatory approvals.

Oriental Financial Services is subject to the supervision, examination and regulation of the Financial Industry Regulatory Authority (“FINRA”), the Securities and Exchange Commission (“SEC”), and the OCFI. Oriental Insurance is subject to the supervision, examination and regulation of the Office of the Commissioner of Insurance of Puerto Rico.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate mainly to the determination of the allowance for loan losses, the valuation of derivative instruments, and the determination of income taxes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fiscal Year

On August 30, 2005, the Group’s Board of Directors amended Section 1 of Article IX of the Group’s Bylaws to change its fiscal year to a calendar year. The fiscal year was from July 1 of each year to June 30 of the following year. Data presented on the accompanying consolidated financial statements includes balance sheet data as of December 31, 2007 and 2006, and operations data for the years ended December 31, 2007 and 2006, the six-month period ended December 31, 2005 and the fiscal year ended June 30, 2005. Please refer to Note 19 of the accompanying consolidated financial statements for comparative information.

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

Securities Purchased/Sold Under Agreements to Resell/Repurchase

The Group purchases securities under agreements to resell the same or similar securities. Amounts advanced under these agreements represent short-term loans and are reflected as assets in the consolidated statements of financial condition. It is the Group’s policy to take possession of securities purchased under resale agreements while the counterparty retains effective control over the securities. The Group monitors the fair value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral when deemed appropriate. The Group also sells securities under agreements to repurchase the same or similar securities. The Group retains effective control over the securities sold under these agreements; accordingly, such agreements are treated as financing arrangements, and the obligations to repurchase the securities sold are reflected as liabilities. The securities underlying the financing agreements remain included in the asset accounts. The counterparty to repurchase agreements generally has the right to repledge the securities received as collateral.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

Premiums and discounts are amortized to interest income over the life of the related securities using the interest method. Net realized gains or losses on sales of investment securities available-for-sale, and unrealized loss valuation adjustments considered other than temporary, if any, on securities classified as either available-for-sale or held-to-maturity are reported separately in the statements of operations. The cost of securities sold is determined on the specific identification method.

Impairment of Investment Securities

The Group evaluates its securities available-for-sale and held-to-maturity for impairment. An impairment charge in the consolidated statements of operations is recognized when the decline in the fair value of investments below their cost basis is judged to be other-than-temporary. The Group considers various factors in determining whether it should recognize an impairment charge, including, but not limited to the length of time and extent to which the fair value has been less than its cost basis, and the Group’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in fair value. For debt securities, the Group also considers, among other factors, the debtors repayment ability on its bond obligations and its cash and capital generation ability. For the year ended December 31, 2006, the Group charged to operations approximately $2.5 million on available-for-sale securities with other than temporary impairments. No such charges were recorded during 2007 or for periods prior to 2006 presented in these financial statements.

Derivative Financial Instruments

As part of the Group’s asset and liability management, the Group may use option agreements and interest rate contracts, which include interest rate swaps to hedge various exposures or to modify interest rate characteristics of various statement of financial condition accounts.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Group uses several pricing models that consider current fair value and contractual prices for the underlying financial instruments as well as time value and yield curve or volatility factors underlying the positions to derive the fair value of certain derivatives contracts.

Off-Balance Sheet Instruments

In the ordinary course of business, the Group enters into off-balance sheet instruments consisting of commitments to extend credit and commitments under credit card arrangements, further discussed in Note 14 to the consolidated financial statements. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. The Group periodically evaluates the credit risks inherent in these commitments, and establishes allowances for such risks if and when these are deemed necessary.

Mortgage Banking Activities and Loans Held-For-Sale

The residential mortgage loans reported as held-for-sale are stated at the lower-of-cost-or-market, cost being determined on the outstanding loan balance less unearned income, and fair value determined in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Realized gains or losses on these loans are determined using the specific identification method. Loans held-for-sale include all conforming mortgage loans originated and purchased, which from time to time the Group sells to other financial institutions or securitizes conforming mortgage loans into Government National Mortgage Association (GNMA), Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) pass-through certificates.

Prior to December 31, 2005, servicing rights on mortgage loans originated and held by the Group were sold to another financial institution. Upon their sale, a portion of the accounting basis of the mortgage loans held-for-investment was allocated to the mortgage servicing rights (“MSRs”) based upon the relative fair values of the mortgage loans and the MSRs, which results in a discount to the mortgage loans held for investment. That discount is accreted using the interest method as an adjustment to yield on the mortgage loans over the estimated life of the related loans. When related loans are sold or collected any unamortized discount is recognized as income. In 2006, the Group entered into a sub-servicing agreement with a local institution to service GNMA, FNMA and FHLMC pools that it issues and its mortgage loan portfolio at a fixed annual cost per loan.

Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities

The Group recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

The Group is not engaged in sales of mortgage loans and mortgage-backed securities subject to recourse provisions except for those provisions that allow for the repurchase of loans as a result of a breach of certain representations and warranties other than those related to the credit quality of the loans included in the sale transactions.

According to SFAS 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”), a transfer of financial assets (all or a portion of the financial asset) in which the Group surrenders control over these financial assets shall be accounted for as a sale to the extent that consideration, other than beneficial interests in the transferred assets, is received in exchange. The Group has surrendered control over transferred assets if and only if all of the following conditions are met:

a.	The transferred assets have been isolated from the Group — put presumptively beyond the reach of the Group and its creditors even in bankruptcy or other receivership.

b.	Each transferee has the right to pledge or exchange the assets it received and no condition both constrains the transferee from taking advantage of its rights to pledge or exchange and provided more than a trivial benefit to the Group.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

c.	The Group does not maintain effective control over the transferred assets through either (1) an agreement that both entitles and obligates the Group to repurchase or redeem them before their maturity or (2) the ability to unilaterally cause the holder to return specific assets other than through a cleanup call.

If a transfer of financial assets in exchange for cash or other consideration (other than beneficial interests in the transferred assets) does not meet the criteria for a sale as described above, the Group would account for the transfer as a secured borrowing.

Servicing assets

The Group periodically sells or securitizes loans while retaining the obligation to perform the servicing of such loans. In addition, the Group may purchase or assume the right to service loans originated by others. Whenever the Group undertakes an obligation to service a loan, management assesses whether a servicing asset and/or liability should be recognized. A servicing asset is recognized whenever the compensation for servicing is expected to more than adequately compensate the servicer for performing the servicing. Likewise, a servicing liability would be recognized in the event that servicing fees to be received are not expected to adequately compensate the Group for its expected cost. Servicing assets are presented on as other assets in the consolidated statements of condition.

Upon adoption of SFAS No. 156 “Accounting for Servicing of Financial Assets — an Amendment of FASB Statements No. 133 and 140” in January 2007, all separately recognized servicing assets are initially recognized at fair value. For subsequent measurement of servicing rights, the Group has elected the amortization method with periodic testing for impairment. Under the amortization method, servicing assets are amortized in proportion to, and over the period of, estimated servicing income and assessed for impairment based on fair value at each reporting period. Contractual servicing fees, as well as fair value adjustments, and impairment losses, if any, are reported in banking service revenues in the consolidated statements of operations. Loan servicing fees, which are based on a percentage of the principal balances of the loans serviced, are credited to income as loan payments are collected.

The fair value of servicing rights is estimated by using a cash flow valuation model which calculates the present value of estimated future net servicing cash flows, taking into consideration actual and expected loan prepayment rates, discount rates, servicing costs, and other economic factors, which are determined based on current market conditions. For purposes of evaluating and measuring impairment of capitalized servicing assets that are accounted under the amortization method, the amount of impairment recognized, if any, is the amount by which the capitalized servicing assets per stratum exceed their estimated fair value.

Prior to 2006, the total cost of loans to be sold with servicing assets retained was allocated to the servicing assets and the loans (without servicing assets), based on their relative fair values. Servicing assets were amortized in proportion to, and over the period of, estimated net servicing income.

Loans and Allowance for Loan Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, unamortized discount related to MSR sold and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees and costs and premiums and discounts on loans purchased are deferred and amortized over the estimated life of the loans as an adjustment of their yield through interest income using a method that approximates the interest method.

Interest recognition is discontinued when loans are 90 days or more in arrears on principal and/or interest based on contractual terms, except for collateralized residential mortgage loans for which recognition is discontinued when they become 365 days or more past due based on contractual terms and are then written down, if necessary, based on the specific evaluation of the collateral underlying the loan. Loans for which the recognition of interest income has been discontinued are designated as non-accruing. Collections are accounted for on the cash method thereafter, until qualifying to return to accrual status. Such loans are not reinstated to accrual status until interest is received on a current basis and other factors indicative of doubtful collection cease to exist.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Group follows a systematic methodology to establish and evaluate the adequacy of the allowance for loan losses to provide for inherent losses in the loan portfolio. This methodology includes the consideration of factors such as economic conditions, portfolio risk characteristics, prior loss experience, and results of periodic credit reviews of individual loans. The provision for loan losses charged to current operations is based on such methodology. Loan losses are charged and recoveries are credited to the allowance for loan losses.

Larger commercial loans that exhibit potential or observed credit weaknesses are subject to individual review and grading. Where appropriate, allowances are allocated to individual loans based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Group.

Included in the review of individual loans are those that are impaired, as provided in SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” A loan is considered impaired when, based on current information and events, it is probable that the Group will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent. Loans are individually evaluated for impairment, except large groups of small balance homogeneous loans that are collectively evaluated for impairment under the provisions of SFAS No. 5, “Accounting for Contingencies”, as amended, and loans that are recorded at fair value or at the lower of cost or market. The Group measures for impairment all commercial loans over $250,000 and over 90-days past due. The portfolios of mortgages and consumer loans are considered homogeneous, and are evaluated collectively for impairment.

The Group, using a rating system, applies an overall allowance percentage to each loan portfolio category based on historical credit losses adjusted for current conditions and trends. This delinquency-based calculation is the starting point for management’s systematic determination of the required level of the allowance for loan losses. Other data considered in this determination includes: the overall historical loss trends and other information including underwriting standards and economic trends.

Loan loss ratios and credit risk categories are updated quarterly and are applied in the context of GAAP and the importance of depository institutions having prudent, conservative, but not excessive loan allowances that fall within an acceptable range of estimated losses. While management uses current available information in estimating probable loan losses, factors beyond the Group’s control, such as factors affecting general economic conditions may require future changes to the allowance.

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

Foreclosed Real Estate

Foreclosed real estate is initially recorded at the lower of the related loan balance or the fair value of the real estate at the date of foreclosure. At the time properties are acquired in full or partial satisfaction of loans, any excess of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

loan balance over the estimated fair value of the property is charged against the allowance for loan losses. After foreclosure, these properties are carried at the lower of cost or fair value less estimated costs to sell based on recent appraised values or options to purchase the foreclosed property. Any excess of the carrying value over the estimated fair value, less estimated costs to sell, is charged to operations. The costs and expenses associated to holding these properties in portfolio are expensed as incurred.

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

The determination of deferred tax expense or benefit is based on changes in the carrying amounts of assets and liabilities that generate temporary differences. The carrying value of the Group’s net deferred tax assets assumes that the Group will be able to generate sufficient future taxable income based on estimates and assumptions. If these estimates and related assumptions change in the future, the Group may be required to record valuation allowances against its deferred tax assets resulting in additional income tax expense in the consolidated statements of operations.

Management evaluates the realizability of the deferred tax assets on a regular basis and assesses the need for a valuation allowance. A valuation allowance is established when management believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowance from period to period are included in the Group’s tax provision in the period of change.

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

Effective at the beginning of the first quarter of 2007, the Group adopted the provisions of Financial Accounting Standard Board (“FASB”) Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.” The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. The Group’s policy to include interest and penalties related to unrecognized tax benefits within the provision for taxes on the consolidated statements of operations did not change as a result of implementing the provisions of FIN 48. No adjustments resulted from the implementation of FIN 48.

Equity-Based Compensation Plans

On April 25, 2007, the Board of Directors (the “Board”) formally adopted the Oriental Financial Group Inc. 2007 Omnibus Performance Incentive Plan (the “Omnibus Plan”), which was subsequently approved at the annual

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

meeting of stockholders held on June 27, 2007. The Omnibus Plan provides for equity-based compensation incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalents, as well as equity-based performance awards.

The purpose of the Omnibus Plan is to provide flexibility to the Group to attract, retain and motivate directors, officers, and key employees through the grant of awards based on performance and to adjust its compensation practices to the best compensation practice and corporate governance trends as they develop from time to time. The Omnibus Plan is further intended to motivate high levels of individual performance coupled with increased shareholder returns. Therefore, awards under the Omnibus Plan (each, an “Award”) are intended to be based upon the recipient’s individual performance, level of responsibility and potential to make significant contributions to the Group. Generally, the Omnibus Plan will terminate as of (a) the date when no more of the Group’s shares of common stock are available for issuance under the Omnibus Plan, or, if earlier, (b) the date the Omnibus Plan is terminated by the Group’s Board.

The Compensation Committee of the Group’s Board, or such other committee as the Board may designate (the “Committee”), has full authority to interpret and administer the Omnibus Plan in order to carry out its provisions and purposes. The Committee has the authority to determine those persons eligible to receive an Award and to establish the terms and conditions of any Award. The Committee may delegate, subject to such terms or conditions or guidelines as it shall determine, to any employee or group of employees any portion of its authority and powers under the Omnibus Plan with respect to participants who are not directors or executive officers subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934. Only the Committee may exercise authority in respect of Awards granted to such participants.

The Omnibus Plan replaced and superseded the Oriental Financial Group Inc. 1996, 1998 and 2000 Incentive Stock Option Plans (the “Stock Option Plans”). All outstanding stock options under the Stock Option Plans continue in full force and effect, subject to their original terms and conditions.

Effective July 1, 2005, the Group adopted SFAS No. 123R “Share-Based Payment” (“SFAS 123R”), an amendment of SFAS No. 123 “Accounting for Stock-Based Compensation” using the modified prospective transition method. SFAS 123R requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award with the cost to be recognized over the service period. SFAS No. 123R applies to all awards unvested and granted after this effective date and awards modified, repurchased, or cancelled after that date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Had the estimated fair value of the options granted been included in compensation expense for the periods indicated below, the Group’s net earnings and earnings per share would have been as follows:

Fiscal Year Ended
June 30,
2005
(In thousands, except for per share data)

Net income, as reported	$59,669
Share-based (compensation) benefit included in reported earnings	(3,057)
Share-based employee compensation determined under fair value based method for all awards	(1,459)

Pro forma net income	55,153
Less: Dividends on preferred stock	(4,802)

Pro forma income available to common shareholders	$50,351

Earnings per share:
Basic — as reported	$2.23

Basic — pro forma	$2.05

Diluted — as reported	$2.14

Diluted — pro forma	$1.96

Average common shares outstanding	24,571
Average potential common shares-options	1,104

25,675

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

Evaluation of Prior Year Misstatements

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”. SAB 108 provides the SEC staff’s views regarding the process of quantifying financial statement misstatements. It requires the use of two different approaches to quantifying misstatements — (1) the “rollover approach” and (2) the “iron curtain approach ‘‘— when assessing whether such a misstatement is material to the current period financial statements. The rollover approach focuses on the impact on the income statement of a misstatement originating in the current reporting period. The iron curtain approach focuses on the cumulative effect on the balance sheet as of the end of the current reporting period of uncorrected misstatements regardless of when they originated. If a material misstatement is quantified under either approach, after considering quantitative and qualitative factors, the financial statements would require adjustment. Depending on the magnitude of the correction with respect to the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

current period financial statements, changes to financial statements for prior periods could result. SAB 108 was effective for the Group on January 1, 2006.

The Group had three unrecorded accounting adjustments that were considered in the SAB 108 analysis. The Group historically deferred commissions to certain employees as part of the Bank’s deposit-gathering campaigns, instead of charging compensation expenses in the year paid. The balance of deferred commission as of January 1, 2006, was $719,000 and was corrected as of January 1, 2006, as a credit to cumulative retained earnings at that date.

The second accounting adjustment was the reversal of a prior year over-accrual of income taxes. As of December 31, 2005, utilizing the rollover method to evaluate differences, the Group decided not to correct $589,000 of excess income taxes provision. Such difference was corrected as of January 1, 2006, against cumulative retained earnings at that date.

The third accounting adjustment was the Group’s method of recognizing interest on a structured note carried as held-to-maturity investment. The structured note pays interest depending on whether LIBOR is within a range or not. In the past, the Group had recorded interest on such note on a cash basis instead of using the retrospective interest method required by Financial Accounting Standards Board Emerging Issues Task Force Abstracts Issue No. 96-12, “Recognition of Interest Income and Balance Sheet Classification of Structured Notes”. As a result of the adoption of SAB 108, approximately $1.4 million of interest previously recognized on a cash basis in prior periods was reversed and recorded as interest income for 2006.

After considering all of the quantitative and qualitative factors, the Group determined that these accounting adjustments had not previously been material to prior periods when measured using the rollover method. Given that the effect of correcting these misstatements during 2006 would be material to the Group’s 2006 consolidated financial statements using this dual method, the Group concluded that the cumulative effect adjustment method of initially applying the guidance in SAB 108 was appropriate, and adjusted $1.525 million as a cumulative effect on the beginning retained earnings on the 2006 Consolidated Statements of Changes in Stockholder’s Equity.

Commitments and Contingencies

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Reclassifications

Certain amounts in prior years have been reclassified to conform to the presentation adopted in the current year.

New Accounting Pronouncements

SFAS No. 157, “Fair Value Measurements”

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. The changes to current practice resulting from the application of this Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements.

This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application was encouraged, provided that the reporting entity had not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Group adopted the provisions of SFAS No. 157 commencing in the first quarter of 2008. Such

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provisions are to be applied prospectively. The Group is currently assessing the impact of SFAS No. 157 on its consolidated financial statements, including disclosures.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115”

On February 15, 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial assets and Financial Liabilities, Including an amendment of FASB Statement No. 115”. SFAS No. 159 provides an alternative measurement treatment for certain financial assets and financial liabilities, under an instrument-by-instrument election, that permits fair value to be used for both initial and subsequent measurement, with changes in fair value recognized in earnings. While SFAS No. 159 is effective for the Group beginning January 1, 2008, earlier adoption is permitted as of January 1, 2007, provided that the entity also adopts all of the requirements of SFAS No. 157. The Group adopted the provisions of SFAS No. 159 in January 2008, but decided not to apply the fair value option for any of its financial assets and liabilities, other than those required by SFAS 115.

SFAS No. 141R, “Business Combinations”

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations.” SFAS No. 141R will significantly change the accounting for business combinations. Under SFAS No. 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. The statement will also require all acquisition-related costs to be expensed as they are incurred. SFAS No. 141R is required to be applied to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, with earlier adoption being prohibited

The Group is currently evaluating the effect, if any, of the adoption of SFAS 141R on its consolidated financial statements, including disclosures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	INVESTMENTS

Investment Securities

The amortized cost, gross unrealized gains and losses, fair value, and weighted average yield of the securities owned by the Group at December 31, 2007 and 2006, were as follows:

	December 31, 2007
		Gross	Gross		Weighted
	Amortized	Unrealized	Unrealized	Fair	Average
	Cost	Gains	Losses	Value	Yield
	(In thousands)

Available-for-sale
Puerto Rico Government and agency obligations	$18,331	$63	$937	$17,457	5.69%
Obligations of US Government sponsored agencies	1,279,977	14,933	—	1,294,910	5.91%
Structured credit investments	85,548	—	7,188	78,360	5.46%

Total investment securities	1,383,856	14,996	8,125	1,390,727

FNMA and FHLMC certificates	998,008	10,681	223	1,008,466	5.85%
GNMA certificates	48,907	869	216	49,560	5.69%
Non-agency collateralized mortgage obligations (CMOs)	632,992	42	12,505	620,529	5.49%

Total mortgage-backed-securities and CMOs	1,679,907	11,592	12,944	1,678,555

Total securities available-for-sale	3,063,763	26,588	21,069	3,069,282	5.78%

Held-to-maturity
Puerto Rico Government and agency obligations	55,206	—	3,781	51,425	5.29%
Obligations of US Government sponsored agencies	418,731	902	1,980	417,653	4.92%
Structured credit investments	96,171	—	11,949	84,222	6.69%

Total investment securities	570,108	902	17,710	553,300

FNMA and FHLMC certificates	624,267	4,331	3,560	625,038	5.03%
GNMA certificates	161,647	1,504	1,204	161,947	5.36%
CMOs issued by US Government sponsored agencies	136,865	1,489	527	137,827	5.14%

Total mortgage-backed-securities and CMOs	922,779	7,324	5,291	924,812

Total securities held-to-maturity	1,492,887	8,226	23,001	1,478,112	5.16%

Total	$4,556,650	$34,814	$44,070	$4,547,394	5.58%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2006
		Gross	Gross		Weighted
	Amortized	Unrealized	Unrealized	Fair	Average
	Cost	Gains	Losses	Value	Yield
	(In thousands)

Available-for-sale
Puerto Rico Government and agency obligations	$20,254	$64	$872	$19,446	5.68%
Structured credit and other investments	50,598	520	2,347	48,771	6.11%

Total investment securities	70,852	584	3,219	68,217

FNMA and FHLMC certificates	150,099	—	1,506	148,593	5.45%
GNMA certificates	40,690	408	235	40,863	5.61%
Non-agency collateralized mortgage obligations (CMOs)	722,419	7	5,139	717,287	5.48%

Total mortgage-backed-securities and CMOs	913,208	415	6,880	906,743

Total securities available-for-sale	984,060	999	10,099	974,960	5.52%

Held-to-maturity
US Treasury securities	15,022	—	127	14,895	2.71%
Obligations of US Government sponsored agencies	848,400	7	17,529	830,878	3.85%
Puerto Rico Government and agency obligations	55,262	—	3,961	51,301	5.29%

Total investment securities	918,684	7	21,617	897,074

FNMA and FHLMC certificates	713,171	628	11,529	702,270	5.04%
GNMA certificates	182,874	215	2,176	180,913	5.35%
CMOs issued by US Government sponsored agencies	152,748	18	1,303	151,463	5.13%

Total mortgage-backed-securities and CMOs	1,048,793	861	15,008	1,034,646

Total securities held-to-maturity	1,967,477	868	36,625	1,931,720	4.55%

Total	$2,951,537	$1,867	$46,724	$2,906,680	4.87%

For the years ended December 31, 2007 and 2006 and the six-month period ended December 31, 2005, the Group’s investment securities portfolio generated tax-exempt interest income of $184.7 million, $146.7 million and $71.4 million, respectively (fiscal year ended June 30, 2005 — $127.9 million). Exempt interest relates mostly to interest earned on obligations of the United States and Puerto Rico governments and certain mortgage-backed securities, including securities held by the Bank’s international banking entity. For the years ended December 31, 2007 and 2006, and the six-month period ended December 31, 2005, the Group’s investment securities portfolio generated taxable interest income of $18.9 million, $8.8 million and $2.8 million, respectively (fiscal year ended June 30, 2005 — $6.4 million).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The next table shows the amortized cost and fair value of the Group’s investment securities at December 31, 2007, by contractual maturity. Maturities for mortgage-backed securities are based upon contractual terms assuming no prepayments. Expected maturities of investment securities might differ from contractual maturities because they may be subject to prepayments and/or call options.

	December 31, 2007
	Available-for-sale		Held-to-maturity
	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value
	(In thousands)

Investment securities
Due within one year	$14,977	$14,977	$24,998	$24,988
Due after 1 to 5 years	—	—	287,377	286,126
Due after 5 to 10 years	914,532	916,058	66,500	58,422
Due after 10 years	454,347	459,692	191,233	183,763

	1,383,856	1,390,727	570,108	553,299

Mortgage-backed securities
Due within one year	77	80	—	—
Due after 1 to 5 years	760	793	—	—
Due after 10 years	1,679,070	1,677,682	922,779	924,813

	1,679,907	1,678,555	922,779	924,813

	$3,063,763	$3,069,282	$1,492,887	$1,478,112

Securities not due on a single contractual maturity date, such as collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations and certain other securities may differ from their contractual maturities because they may be subject to prepayments or may be called by the issuer.

Net proceeds from the sale of investment securities available-for-sale during the years ended December 31, 2007 and 2006, and the six-month period ended December 31, 2005, totaled $787.3 million, $1.253 billion and $139.9 million, respectively (fiscal year ended June 30, 2005 — $1.1 billion). Gross realized gains on those sales during the year ended December 31, 2007 were $3.8 million. There were no losses on such sales during the year ended December 31, 2007. Gross realized gains and losses for the year ended December 31, 2006 were $5.6 million and $20.8 million, respectively; gross realized gains and losses for the six-month period ended December 31, 2005 were $744,000 and $94,000, respectively; and gross realized gains and losses for the fiscal year ended June 30, 2005 were $12.2 million and $4.7 million, respectively.

During the fourth quarter of 2006, the Group completed an evaluation of its available-for-sale investment portfolio considering changing market conditions, and strategically repositioned this portfolio. The repositioning involved open market sales of approximately $865 million of securities with a weighted average yield of 4.60% at a loss of approximately $16.0 million, and the purchase of $860 million of “AAA”-rated securities with a weighted average yield of 5.55%. Proceeds were used to repay repurchase agreements with a weighted average rate paid of 5.25%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the Group’s gross unrealized losses and fair value of investment securities available-for-sale and held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006.

December 31, 2007
Available-for-sale

	Less Than 12 Months
	Amortized	Unrealized	Fair
	Cost	Loss	Value
	(In thousands)

Puerto Rico Government and agency obligations	$1,996	$325	$1,671
Mortgage-backed-securities and non-agency CMOs	118,616	336	118,280
Structured credit investments	85,548	7,188	78,360

	206,160	7,849	198,311

	12 Months or More
	Amortized	Unrealized	Fair
	Cost	Loss	Value

Puerto Rico Government and agency obligations	14,152	613	13,539
Mortgage-backed-securities and non-agency CMOs	634,910	12,607	622,303
Structured credit investments	—	—	—

	649,062	13,220	635,842

	Total
	Amortized	Unrealized	Fair
	Cost	Loss	Value

Puerto Rico Government and agency obligations	16,148	938	15,210
Mortgage-backed-securities and non-agency CMOs	753,526	12,943	740,583
Structured credit investments	85,548	7,188	78,360

	$855,222	$21,069	$834,153

Held-to-maturity

	Less Than 12 Months
	Amortized	Unrealized	Fair
	Cost	Loss	Value
	(In thousands)

Puerto Rico Government and agency obligations	$4,238	$54	$4,184
Structured credit investments	96,171	11,949	84,222
Mortgage-backed-securities and CMOs issued by US sponsored Government agencies	18,403	129	18,274

	118,812	12,132	106,680

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	12 Months or More
	Amortized	Unrealized	Fair
	Cost	Loss	Value

Obligations of US Government sponsored agencies	124,998	1,980	123,018
Puerto Rico Government and agency obligations	50,968	3,727	47,241
Mortgage-backed-securities and CMOs issued by US sponsored Government agencies	373,122	5,162	367,960

	549,088	10,869	538,219

	Total
	Amortized	Unrealized	Fair
	Cost	Loss	Value

Obligations of US Government sponsored agencies	124,998	1,980	123,018
Puerto Rico Government and agency obligations	55,206	3,781	51,425
Structured credit investments	96,171	11,949	84,222
Mortgage-backed-securities and CMOs issued by US sponsored Government agencies	391,525	5,291	386,234

	$667,900	$23,001	$644,899

December 31, 2006
Available-for-sale

	Less Than 12 Months
	Amortized	Unrealized	Fair
	Cost	Loss	Value
	(In thousands)

Puerto Rico Government and agency obligations	$1,996	$172	$1,824
Mortgage-backed-securities and non-agency CMOs	880,687	6,641	874,046
Structured credit and other investments	87	57	30

	882,770	6,870	875,900

	12 Months or More
	Amortized	Unrealized	Fair
	Cost	Loss	Value

Puerto Rico Government and agency obligations	14,086	700	13,386
Mortgage-backed-securities and non-agency CMOs	9,101	239	8,862
Structured credit and other investments	24,962	2,290	22,672

	48,149	3,229	44,920

	Total
	Amortized	Unrealized	Fair
	Cost	Loss	Value

Puerto Rico Government and agency obligations	16,082	872	15,210
Mortgage-backed-securities and non-agency CMOs	889,788	6,880	882,908
Structured credit and other investments	25,049	2,347	22,702

	$930,919	$10,099	$920,820

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Held-to-maturity

	Less Than 12 Months
	Amortized	Unrealized	Fair
	Cost	Loss	Value
	(In thousands)

Mortgage-backed-securities and CMOs issued by US Government-sponsored agencies	$393,983	$1,262	$392,721

	393,983	1,262	392,721

	12 Months or More
	Amortized	Unrealized	Fair
	Cost	Loss	Value

US Treasury securities	15,022	128	14,894
Obligations of US Government sponsored agencies	841,900	17,529	824,371
Puerto Rico Government and agency obligations	55,262	3,961	51,301
Mortgage-backed-securities and CMOs issued by US Government-sponsored agencies	484,083	13,745	470,338

	1,396,267	35,363	1,360,904

	Total
	Amortized	Unrealized	Fair
	Cost	Loss	Value

US Treasury securities	15,022	127	14,895
Obligations of US Government sponsored agencies	841,900	17,529	824,371
Puerto Rico Government and agency obligations	55,262	3,961	51,301
Mortgage-backed-securities and CMOs issued by US Government-sponsored agencies	878,066	15,008	863,058

	$1,790,250	$36,625	$1,753,625

At December 31, 2007, mortgage-backed securities include approximately $626.8 million in non-agency collateralized mortgage obligations with unrealized losses of $12.4 million in the Group’s available-for-sale investment securities portfolio. These obligations are collateralized by pools of mortgage loans originated in the U.S., and are senior classes having subordination of losses ranging from 9.0% to 16.2%, which provide the capacity to withstand higher delinquency and foreclosure levels. These issues are rated “AAA” by Standard & Poor’s and “Aaa” by Moody’s. At December 31, 2007, the investment securities portfolio includes structured credit investments issued by U.S. institutions with balances of $85.5 million in the available-for-sale portfolio, and $96.2 million in the held-to-maturity portfolio, with unrealized losses of approximately $7.2 million and $11.9 million, respectively. The unrealized loss position is a reflection of the credit markets’ recent activity, with credit spreads widening significantly. The underlying collateral on the structures that the Group owns has performed adequately, with no defaults to date. The Group is closely monitoring these securities for any decline in value that the Group’s management may consider to be other-than-temporary. Management has the intent and ability to hold these investments for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments.

All other securities in an unrealized loss position at December 31, 2007 are mainly composed of securities issued or backed by U.S. government agencies and U.S. government sponsored agencies. The vast majority of these securities are rated the equivalent of “AAA” by nationally recognized statistical rating organizations. These investments are primarily highly liquid securities that have a large and efficient secondary market. Valuations are performed on a monthly basis using a third party provider and dealer quotes. The Group’s management believes that the unrealized losses of such other securities at December 31, 2007 are temporary and are substantially related to market interest

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rate fluctuations and not to deterioration in the creditworthiness of the issuer. Also, management has the intent and ability to hold these investments for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments.

During the year ended December 31, 2006, the Group recognized through earnings approximately $2.5 million in losses in corporate securities in the available-for-sale portfolio that the Group’s management considered to be other than temporary impaired. These investments were sold in January 2007. No such charges were recorded in 2007 or prior to 2006.

3.	PLEDGED ASSETS

At December 31, 2007, residential mortgage loans with principal outstanding balances amounting to $529.3 million were pledged to secure advances and borrowings from the FHLB. Investment securities with fair values totaling $4.1 billion, $100.4 million and $7.6 million at December 31, 2007, were pledged to secure investment securities sold under agreements to repurchase (see Note 8), public fund deposits (see Note 7) and other funds, respectively. Also, investment securities with fair values totaling $118,000 at December 31, 2007, were pledged to the Puerto Rico Treasury Department.

As of December 31, 2007, investment securities available-for-sale and held-to-maturity not pledged amounted to $166.2 million and $144.7 million, respectively. As of December 31, 2007, mortgage loans not pledged amounted to $476.9 million.

4.	LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans Receivable

The composition of the Group’s loan portfolio at December 31, 2007 and 2006 was as follows:

	December 31,
	2007	2006
	(In thousands)

Loans secured by real estate:
Residential — 1 to 4 family	$960,704	$898,809
Home equity loans, secured personal loans and others	28,783	36,623
Commercial	135,070	223,563
Deferred loan fees, net	(2,887)	(3,147)

	1,121,670	1,155,848

Other loans:
Commercial	22,128	18,139
Personal consumer loans and credit lines	29,245	35,772
Deferred loan cost, net	12	24

	51,385	53,935

Loans receivable	1,173,055	1,209,783
Allowance for loan losses	(10,161)	(8,016)

Loans receivable, net	1,162,894	1,201,767
Mortgage loans held-for-sale	16,672	10,603

Total loans, net	$1,179,566	$1,212,370

In the years ended December 31, 2007 and 2006, and the six-month period ended December 31, 2005, residential mortgage loan production, including loans purchased, amounted to $248.5 million, $478.5 million and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$135.3 million, respectively (fiscal year ended June 30, 2005 — $289.7 million) and mortgage loan sales/conversions totaled $111.1 million, $94.1 million and $71.6 million, respectively (fiscal year ended June 30, 2005 — $188.1 million). In June 2006 and May 2007, respectively, the Group purchased from two financial institutions all rights, title and interest in certain mortgage loans on residential properties located in Puerto Rico with principal outstanding balances of $173.2 million and $43.9 million, respectively.

At December 31, 2007 and 2006, residential mortgage loans held-for-sale amounted to $16.7 million and $10.6 million, respectively. In the years ended December 31, 2007 and 2006, and the six-month period ended December 31, 2005, the Group recognized gains of $2.4 million, $3.4 million and $1.7 million, respectively, (fiscal year ended June 30, 2005 — $7.8 million) in these sales, which are presented in the consolidated statements of operations as mortgage banking activities.

At December 31, 2007 and 2006, loans on which the accrual of interest has been discontinued amounted to $27.3 million and $17.8 million, respectively. The gross interest income that would have been recorded in the years ended December 31, 2007 and 2006, and six-month period ended December 31, 2005, if non-accrual loans had performed in accordance with their original terms amounted to $4.4 million, $3.4 million and $1.4 million, respectively (fiscal year ended June 30, 2005 — $2.2 million). The Group’s investment in loans past due 90 days or more and still accruing amounted to $38.8 million and $20.5 million at December 31, 2007 and 2006, respectively.

Due to the reclassification of certain mortgage loans purchase transactions as a commercial loan to the seller of the mortgage loans (refer to Note 20), at December 31, 2006 the Group had a lending concentration of $76.8 million outstanding to the financial institution from which it had originally purchased the mortgage loans. The resulting commercial loan was secured by mortgage loans on family residences located in Puerto Rico and the obligations of the borrower under the commercial loan were also secured by a guarantee from its parent company. The reclassification of the mortgage loans purchase transactions as a commercial loan to the seller resulted in the Group booking a loan exceeding the loan-to-one borrower limits imposed by Puerto Rico banking laws. To address this issue, the Group requested a waiver from the OCFI and it was issued on May 4, 2006 allowing the Group to retain the commercial loan on its books until paid in full. Pursuant to an agreement entered into on July 13, 2007, the borrower under the commercial loan and the Group agreed to the repayment of the outstanding principal balance on the commercial loan. In payment of the outstanding principal balance on the commercial loan, the Group (i) retained certain mortgage loans which were part of the collateral for the commercial loan with an outstanding principal balance of $26.6 million; (ii) received from the borrower mortgage loans meeting the Group’s credit underwriting standards with an outstanding principal balance of $25.9 million; and (iii) cash. The Group does not have any lending credit relationship in excess of the applicable lending limit for loans to a single borrower at December 31, 2007.

Allowance for Loan Losses

The changes in the allowance for loan losses for the years ended December 31, 2007 and 2006, the six-month period ended December 31, 2005, and the fiscal year ended June 30, 2005, were as follows:

			Six-Month	Fiscal Year
	Year Ended		Period Ended	Ended
	December 31,		December 31,	June 30,
	2007	2006	2005	2005
		(In thousands)

Balance at beginning of period	$8,016	$6,630	$6,495	$7,553
Provision for loan losses	6,550	4,388	1,902	3,315
Loans charged-off	(4,906)	(3,678)	(2,081)	(5,094)
Recoveries	501	676	314	721

Balance at end of period	$10,161	$8,016	$6,630	$6,495

As described in Note 1 under the heading “Loans and Allowance for Loan Losses,” the Group evaluates all loans, some individually and others as homogeneous groups, for purposes of determining impairment. At December 31,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2007, the total investment in impaired commercial loans was $1.1 million (December 31, 2006 — $2.0 million). The impaired commercial loans were measured based on the fair value of collateral. The average investment in impaired commercial loans for the years ended December 31, 2007 and 2006, the six-month period ended December 31, 2005, and for the fiscal year ended June 30, 2005, amounted to $1.5 million, $2.2 million, $3.2 million and $2.3 million, respectively. The Group’s management determined that impaired loans did not require a valuation allowance in accordance with FASB Statement No. 114 “Accounting by Creditors for Impairment of a Loan.”

5.	PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2007 and 2006 are stated at cost less accumulated depreciation and amortization as follows:

	Useful Life	December 31,
	(Years)	2007	2006
		(In thousands)

Land	—	$1,014	$1,014
Buildings and improvements	40	4,682	2,777
Leasehold improvements	5 — 10	13,411	12,948
Furniture and fixtures	3 — 7	7,162	6,801
Information technology and other	3 — 7	14,072	12,368

		40,341	35,908
Less: accumulated depreciation and amortization		(18,562)	(15,755)

		$21,779	$20,153

Depreciation and amortization of premises and equipment for the years ended December 31, 2007 and 2006, and the six-month period ended December 31, 2005, totaled $5.4 million, $5.5 million and $3.2 million, respectively (fiscal year ended June 30, 2005 — $5.9 million). These are included in the consolidated statements of operations as part of occupancy and equipment expenses.

6.	ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS

Accrued interest receivable at December 31, 2007 and 2006 consists of $10.6 million and $10.1 million, respectively from loans, and $41.7 million and $17.8 million, respectively from investments.

Other assets at December 31, 2007 and 2006 consist of the following:

	December 31,
	2007	2006
	(In thousands)

Prepaid expenses	2,714	2,165
Servicing asset	2,526	1,507
Goodwill	2,006	2,006
Investment in Statutory Trusts	1,086	1,086
Deferred charges	910	1,037
Investment in limited partnership	—	11,913
Accounts receivable and other assets	7,082	5,843

	$16,324	$25,557

In August 2007, the IBE subsidiary redeemed and terminated all of its limited partnership units in QED FED II, LCC, a partnership organized under the laws of the State of Illinois that is engaged in the trading of futures and futures options contracts on a wide range of financial instruments, for cash. During the years ended December 31,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2007 and 2006, the six-month period ended December 31, 2005, and the fiscal year ended June 30, 2005, (losses)/profits of ($279,000), $828,100, $837,700 and $246,834, respectively, were charged/credited to earnings.

7.	DEPOSITS AND RELATED INTEREST

At December 31, 2007, 2006 and 2005, the weighted average interest rate of the Group’s deposits was 4.34%, 3.78% and 3.17%, respectively, inclusive of non-interest bearing deposits of $50.0 million, $59.6 million and $61.5 million, respectively. Interest expense for the years ended December 31, 2007 and 2006, the six-month period ended December 31, 2005 and the fiscal year ended June 30, 2005, is set forth below:

			Six-Month
	Year Ended		Period Ended	Fiscal Year Ended
	December 31,		December 31,	June 30,
	2007	2006	2005	2005
		(In thousands)

Demand deposits	$817	$857	$445	$900
Savings deposits	13,959	5,366	440	941
Certificates of deposit	38,018	40,479	19,396	27,903

	$52,794	$46,701	$20,281	$29,744

At December 31, 2007 and 2006, time deposits in denominations of $100,000 or higher amounted to $650.8 million, and $439.5 million including: (i) brokered certificates of deposit of $35.0 million and $179.1 million at a weighted average rate of 4.79% and 5.00%; and (ii) public fund deposits from various local government agencies of $95.8 million and $57.9 million at a weighted average rate of 4.56% and 5.30%, which were collateralized with investment securities with fair value of $100.4 million and $119.8 million, respectively .

Excluding equity indexed options in the amount of $38.8 million, which are used by the Group to manage its exposure to the Standard & Poor’s 500 stock market index, and also excluding accrued interest of $3.3 million and unamortized deposit discounts in the amount of $14.0 million, the scheduled maturities of certificates of deposit at December 31, 2007 are as follows:

(In thousands)

Within one year:
Three(3) months or less	$218,259
Over 3 months through 1 year	300,037

518,296
Over 1 through 2 years	89,854
Over 2 through 3 years	27,086
Over 3 through 4 years	24,372
Over 4 through 5 years	50,142
Over 5 years	1,673

$711,423

The aggregate amount of overdraft in demand deposit accruals that were reclassified to loans amounted to $1,805,000 as of December 31, 2007, (December 31, 2006 — $1,322,000).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	BORROWINGS

Short Term Borrowings

At December 31, 2007, short term borrowings amounted to $27,460,000 (December 31, 2006 — $13,568,000) which mainly consist of federal funds purchased with a weighted average rate of 1.83% (December 31, 2006 — 4.92%).

Securities Sold under Agreements to Repurchase

At December 31, 2007, securities underlying agreements to repurchase were delivered to, and are being held by, the counterparties with whom the repurchase agreements were transacted. The counterparties have agreed to resell to the Group the same or similar securities at the maturity of the agreements.

At December 31, 2007, securities sold under agreements to repurchase (classified by counterparty), excluding accrued interest in the amount of $11.4 million, were as follows:

		Fair Value of
	Borrowing	Underlying
	Balance	Collateral
	(In thousands)

Citigroup	$1,800,000	$1,903,831
Credit Suisse First Boston Corporation	1,250,000	1,339,148
UBS Financial Services	500,000	511,330
JP Morgan Chase	200,023	211,295
Merrill Lynch	100,000	107,601

Total	$3,850,023	$4,073,205

During the fourth quarter of 2006 and throughout 2007, the Group restructured most of its short-term repurchase agreements portfolio into longer-term, structured repurchase agreements. The terms of these structured positions range between three and ten years, and the counterparts have the right to exercise put options before their contractual maturity from one to three years after the agreements’ settlement dates. The following table shows a summary of these agreements and their terms, excluding accrued interest in the amount of $11.0 million, at December 31, 2007:

	Weighted-				Months
Borrowing	Average	Settlement	Maturity	Next Put	to Next
Balance	Coupon	Date	Date	Date	Put Date
(In thousands)

$450,000	4.22%	12/28/2006	12/28/2011	3/28/2008	3
450,000	4.34%	12/28/2006	12/28/2011	12/28/2008	12
750,000	4.34%	03/02/2007	03/02/2017	3/2/2009	14
150,000	4.31%	03/06/2007	12/06/2012	12/7/2009	23
900,000	3.71%	03/06/2007	06/06/2017	3/6/2009	14
350,000	4.26%	05/09/2007	05/09/2012	2/9/2008	1
100,000	3.71%	06/06/2007	03/06/2017	3/6/2009	14
100,000	4.67%	07/27/2007	07/27/2014	1/27/2010	25
100,000	4.39%	08/14/2007	08/16/2010	2/14/2008	1
100,000	4.50%	08/14/2007	08/14/2012	8/14/2009	19
300,000	4.47%	09/13/2007	09/13/2012	9/13/2009	20

$3,750,000	4.17%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the borrowings under repurchase agreements, excluding accrued interest in the amount of $11.4 million and $6.5 million, respectively, at December 31, 2007 and 2006, their maturities and approximate fair values of their collateral as follows:

	December 31,
	2007		2006
		Fair Value of		Fair Value of
	Borrowing	Underlying	Borrowing	Underlying
	Balance	Collateral	Balance	Collateral
	(In thousands)

GNMA certificates
Within 30 days	$4,832	$27,672	$96,271	$99,235
After 30 to 90 days	—	—	26,829	27,316
3 — 5 years	10,729	11,241	—	—
over 5 years	76,816	72,861

	92,377	111,774	123,100	126,551

FNMA certificates
Within 30 days	32,000	101,982	286,046	291,871
After 30 to 90 days	—	—	136,548	139,280
1 — 3 years	3,261	3,401
3 to 5 years	437,719	450,431	116,984	127,625
over 5 years	316,228	299,115

	789,208	854,929	539,578	558,776

FHLMC certificates
Within 30 days	48,168	80,613	157,605	164,610
After 30 to 90 days	—	—	89,952	91,426
1 — 3 years	96,739	100,901
3 to 5 years	242,470	254,043
over 5 years	229,075	221,558	—	—

	616,452	657,115	247,557	256,036

CMOs
Within 30 days	—	17,512	147,687	152,149
3 to 5 years	746,355	743,807	683,016	713,141

	746,355	761,319	830,703	865,290

US Agency securities
Within 30 days	15,023	64,841	403,245	408,687
After 30 to 90 days	—	—	280,062	279,487
3 to 5 years	362,727	385,621	100,000	98,058
over 5 years	1,227,881	1,237,606

	1,605,631	1,688,068	783,307	786,232

US Treasury Bonds
Within 30 days	—	—	5,170	8,674

	—	—	5,170	8,674

Total	$3,850,023	$4,073,205	$2,529,415	$2,601,559

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2007 and 2006, the weighted average interest rate of the Group’s repurchase agreements was 4.20% and 4.94%, respectively and included agreements with interest ranging from 3.71% to 5.25% and 4.17% to 5.33%, respectively. The following summarizes significant data on securities sold under agreements to repurchase as of December 31, 2007 and 2006, excluding accrued interest:

	December 31,
	2007	2006
	(In thousands)

Average daily aggregate balance outstanding	$3,154,369	$2,627,484

Maximum amount outstanding at any month-end	$3,850,023	$2,908,561

Weighted average interest rate during the year	4.68%	5.09%

Weighted average interest rate at year end	4.20%	4.94%

Advances from the Federal Home Loan Bank

At December 31, 2007 and 2006, advances from the FHLB consisted of the following, excluding accrued interest of $1.9 million and $589,000, respectively:

		December 31,
Maturity Date	Fixed Interest Rate	2007	2006
		(In thousands)

January-2007	5.33%	$—	$6,900
January-2007	5.41%	—	30,000
January-2007	5.44%	—	30,000
January-2007	5.45%	—	40,000
April-2007	3.09%	—	25,000
August-2008	4.07%	50,000	50,000
May-2012	4.37%	25,000	—
July-2012	4.57%	25,000	—
July-2012	4.26%	25,000	—
August-2012	4.33%	50,000	—
August-2012	4.09%	100,000	—
May-2014	4.20%	25,000	—
May-2014	4.22%	30,000	—

		$330,000	$181,900

Weighted average interest rate		4.21%	4.73%

Advances are received from the FHLB under an agreement whereby the Group is required to maintain a minimum amount of qualifying collateral with a fair value of at least 110% of the outstanding advances. At December 31, 2007, these advances were secured by mortgage loans amounting to $529.3 million. Also, at December 31, 2007, the Group has an additional borrowing capacity with the FHLB of $113.3 million. At December 31, 2007, the weighted average maturity of FHLB’s advances was 51.3 months (December 31, 2006 — 5.8 months).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2007, the Group restructured most of its FHLB advances portfolio into longer-term, structured advances. The terms of these advances range between five and seven years, and the FHLB has the right to exercise put options before the contractual maturity of the advances from six months to one year after the advances’ settlement dates. The following table shows a summary of these advances and their terms, excluding accrued interest in the amount of $1.7 million, at December 31, 2007:

	Weighted-				Months
Borrowing	Average	Settlement	Maturity	Next Put	to Next
Balance	Coupon	Date	Date	Date	Put Date
(In thousands)

$25,000,000	4.37%	05/04/2007	05/04/2012	2/5/2008	1
25,000,000	4.20%	05/08/2007	05/08/2014	2/8/2008	1
30,000,000	4.22%	05/11/2007	05/11/2014	2/13/2008	1
25,000,000	4.57%	07/24/2007	07/24/2012	1/24/2008	1
25,000,000	4.26%	07/30/2007	07/30/2012	1/30/2008	1
50,000,000	4.33%	08/10/2007	08/10/2012	8/10/2008	7
100,000,000	4.09%	08/16/2007	08/16/2012	8/16/2008	8

$280,000,000	4.24%

Term Notes

At December 31, 2006, there were term notes outstanding in the amount of $15.0 million, with a floating rate due quarterly at 4.98%, which matured on March 27, 2007, and which were secured by investment securities with fair value amounting to $15.5 million. There were no term notes outstanding as of December 31, 2007.

Subordinated Capital Notes

Subordinated capital notes amounted to $36.1 million at December 31, 2007 and 2006.

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

The proceeds from these issuances were used by the Statutory Trust I and the Statutory Trust II to purchase a like amount of floating rate junior subordinated deferrable interest debentures (“subordinated capital notes”) issued by the Group. The call provision of the subordinated capital notes purchased by the Statutory Trust I was exercised by the Group in December 2006 and the Group recorded a $915,000 loss related to the write-off of unamortized issuance costs of the notes. The second one, has a par value of $36.1 million, bears interest based on 3 months LIBOR plus 295 basis points (December 31, 2007 and 2006 — 7.94% and 8.31%, respectively;), payable quarterly, and matures on September 17, 2033. Statutory Trust II may be called at par after five years (on September 17, 2008). The trust redeemable preferred security has the same maturity and call provisions as the subordinated capital notes. The subordinated deferrable interest debentures issued by the Group are accounted for as a liability denominated as subordinated capital notes on the consolidated statements of financial condition.

The subordinated capital note is treated as Tier 1 capital for regulatory purposes. Under Federal Reserve Board rules, restricted core capital elements, which are qualifying trust preferred securities, qualifying cumulative perpetual preferred stock (and related surplus) and certain minority interests in consolidated subsidiaries, are limited in the aggregate to no more than 25% of a bank holding company’s core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The aggregate contractual maturities of long-term borrowings for each of the five years subsequent to December 31, 2007, are: $177.5 million in 2008, none in 2009, $100.0 million in 2010, $900.0 million in 2011, and $3.1 billion in 2012 and thereafter.

9.	DERIVATIVE ACTIVITIES

The Group may use various derivative instruments as part of its asset and liability management. These transactions involve both credit and market risks. The notional amounts are amounts on which calculations, payments, and the value of the derivatives are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any. The actual risk of loss is the cost of replacing, at market, these contracts in the event of default by the counterparties. The Group controls the credit risk of its derivative financial instrument agreements through credit approvals, limits, monitoring procedures and, when necessary, collateral.

Derivative instruments are generally negotiated over-the-counter (“OTC”) contracts. Negotiated OTC derivatives are generally entered into between two counterparties that negotiate specific contractual terms, including the underlying instrument, amount, exercise price and maturity.

The Group generally uses interest rate swaps and options in managing its interest rate risk exposure. Certain swaps were entered into to convert the forecasted rollover of short-term borrowings into fixed rate liabilities for longer periods and provide protection against increases in short-term interest rates. Under these swaps, the Group paid a fixed monthly or quarterly cost and received a floating thirty or ninety-day payment based on LIBOR. Floating rate payments received from the swap counterparties partially offset the interest payments to be made on the forecasted rollover of short-term borrowings. The Group decided to unwind all of its outstanding interest rate swaps with aggregate notional amounts of $1.1 billion in two separate transactions in July and December 2006.

The Group offers its customers certificates of deposit with an option tied to the performance of the Standard & Poor’s 500 stock market index. At the end of five years depositors receive a return equal to the greater of 15% of the principal in the account or 150% of the average increase in the month-end value of the index. The Group uses option agreements with major broker-dealer companies to manage its exposure to changes in this index. Under the terms of the option agreements, the Group receives the average increase in the month-end value of the index in exchange for a fixed premium. The changes in fair value of the option agreements used to manage the exposure in the stock market in the certificates of deposit are recorded in earnings in accordance with SFAS No. 133, as amended.

There were no derivatives designated as a hedge as of December 31, 2007 and 2006. Derivatives not designated as a hedge, consist of purchased options used to manage the exposure to the stock market on stock indexed deposits with notional amounts of $152,530,000 and $131,530,000 as of December 31, 2007 and 2006, respectively; embedded options on stock indexed deposits with notional amounts of $147,073,000 and $122,924,000 as of December 31, 2007 and 2006, respectively.

At December 31, 2007, the yearly contractual maturities of derivative instruments were as follows:

Year Ending	Equity Indexed	Equity Indexed
December 31,	Options Purchased	Options Written
	(In thousands)

2008	35,700	33,308
2009	22,085	20,870
2010	9,045	8,647
2011	21,415	20,825
2012	64,285	63,423

	152,530	147,073

For the years ended December 31, 2007 and 2006, the six-month period ended December 31, 2005 and for the fiscal year ended June 30, 2005, net interest (income) expense on interest rate swaps amounted to ($773,000),

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

($8.5 million), ($1.3 million) and $10.1 million, respectively, which represent -0.36%, -4.5%, -2% and 10%, respectively, of the total interest expense recorded for such periods. The average net interest rate of the interest rate swaps during the years ended December 31, 2007 and 2006, the six-month period ended December 31, 2005 and the fiscal year ended June 30, 2005 , was -0.02%, -0.32%, -0.11% and 1.14% , respectively.

Gains (losses) credited (charged) to earnings and reflected as “Derivatives” in the consolidated statements of operations for the years ended December 31, 2007 and 2006 and the six-month period ended December 31, 2005 and for the fiscal year ended June 30, 2005 amounted to $11.0 million, $3.2 million, $1.3 million and ($2.8 million), respectively. During the year ended December 31, 2007, an $8.2 million gain was recognized due to the elimination of forecasted transactions on the cash flow hedges of interest rate swaps that were terminated in 2006, which gains were previously included in other comprehensive income.

At December 31, 2007 and 2006, the purchased options used to manage the exposure to the stock market on stock indexed deposits amounted to $40.7 million and $34.2 million, respectively; the options sold to customers embedded in the certificates of deposit represented a liability of $ $38.8 million and $32.2 million, respectively, recorded in deposits. Also, in a separate transaction during the fourth quarter of 2007, the Group entered into an interest-rate swap to manage its interest rate risk exposure, with a notional amount of $300.0 million, which was subsequently terminated in December 2007, resulting in a gain of approximately $1.6 million.

10.	EMPLOYEE BENEFIT PLAN

The Group has a cash or deferred arrangement profit sharing plan qualified under Section 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended (the “Puerto Rico Code”) and the Section 401(a) and (e) of the United States Revenue Code of 1986, as amended (the “U.S. Code”), covering all full-time employees of the Group who have six months of service and are age twenty-one or older. Under this plan, participants may contribute each year from 2% to 10% of their compensation, as defined in the Puerto Rico Code and U.S. Code, up to a specified amount. The Group contributes 80 cents for each dollar contributed by an employee, up to $832 per employee. The Group’s matching contribution is invested in shares of its common stock. The plan is entitled to acquire and hold qualified employer securities as part of its investment of the trust assets pursuant to ERISA Section 407. For the years ended December 31, 2007 and 2006 and the six-month period ended December 31, 2005, the Group contributed 17,216, 12,787 and 2,700, respectively, (fiscal year ended June 30, 2005 — 8,807) shares of its common stock with a fair value of approximately $204,200, $168,200 and $39,000, respectively (fiscal year ended June 30, 2005 — $196,800) at the time of contribution. The Group’s contribution becomes 100% vested once the employee completes three years of service.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	RELATED PARTY TRANSACTIONS

The Bank grants loans to its directors, executive officers and to certain related individuals or organizations in the ordinary course of business. These loans are offered at the same terms as loans to non-related parties. The activity and balance of these loans were as follows:

	December 31,
	2007	2006
	(In thousands)

Balance at the beginning of period	$4,033	$4,467
New loans	199	736
Repayments and other	(2,272)	(1,170)

Balance at the end of period	$1,960	$4,033

12.	INCOME TAX

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

The components of income tax expense (benefit) for the years ended December 31, 2007 and 2006, the six-month period ended December 31, 2005 and for the fiscal year ended June 30, 2005, are as follows:

			Six-Month
	Year Ended		Period Ended	Fiscal Year Ended
	December 31,		December 31,	June 30,
	2007	2006	2005	2005
	(In thousands)

Current income tax expense (benefit)	$226	$1,817	$4,659	$(2,631)
Deferred income tax expense (benefit)	1,332	(3,448)	(4,532)	982

Income tax expense (benefit)	$1,558	$(1,631)	$127	$(1,649)

The Group maintained an effective tax rate lower than the statutory rate of 39% as of December 31, 2007, 43.5% as of December 31, 2006, 41.5% as of December 31, 2005, and 39% for the previous period presented, mainly due to the interest income arising from certain mortgage loans, investments and mortgage-backed securities exempt for P.R. income tax purposes, net of expenses attributable to the exempt income. In addition, the Puerto Rico Code provides a dividend received deduction of 100% on dividends received from wholly-owned subsidiaries subject to income taxation in Puerto Rico. For the years ended December 31, 2007 and 2006 and the six-month period ended December 31, 2005, the Group generated tax-exempt interest income of $184.7 million, $146.7 million and $71.4 million, respectively (fiscal year ended June 30, 2005 — $127.9 million). Exempt interest relates mostly to interest earned on obligations of the United States and Puerto Rico governments and certain mortgage-backed securities, including securities held by the Bank’s IBE subsidiary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The reconciliation between the Puerto Rico income tax statutory rate and the effective tax rate as reported for the year ended December 31, 2007, 2006, the six-month period ended December 31, 2005 and for the fiscal year ended June 30, 2005, are as follows:

					Six-Month
					Period Ended		Fiscal Year
	Year Ended December 31,				December 31,		Ended June 30,
	2007		2006		2005		2005
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)

Statutory rate	$16,701	39.0%	$(2,931)	43.5%	$7,074	41.5%	$22,628	39.0%
Increase (decrease) in rate resulting from:
Exempt interest income, net	(16,052)	−37.5%	(3,527)	52.3%	(9,625)	−56.5%	(23,090)	−39.8%
Non-deductible charge	35	0.1%	37	−0.5%	28	0.2%	746	1.3%
Change in valuation allowance	573	1.3%	2,029	−30.1%	1,991	11.7%	—	0.0%
Provision/(credit) for income tax contingencies	529	1.2%	(465)	6.9%	4,300	25.2%	(2,800)	−4.8%
Other items, net	(228)	−0.5%	3,226	−47.9%	(3,641)	−21.4%	867	1.5%

Income tax expense (benefit)	$1,558	3.6%	$(1,631)	24.2%	$127	0.8%	$(1,649)	−2.8%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred income tax reflects the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. The components of the Group’s deferred tax asset, net at December 31, 2007 and 2006, are as follows:

	December 31,
	2007	2006
	(In thousands)

Allowance for loan losses	$3,978	$3,142
Unamortized discount related to mortgage servicing rights sold	1,360	1,745
Deferred gain on sale of assets	261	312
Deferred loan origination fees	2,157	3,043
Unrealized net gains included in other comprehensive income	—	290
S&P option contracts	7,121	6,714
Loss carryforwards	4,233	4,629
Other	133	584

Total gross deferred tax asset	19,243	20,459

Less: Valuation allowance	(4,593)	(4,020)

Net deferred tax asset	14,650	16,439

Unrealized net loss included in other comprehensive income	(2,166)	—
Deferred loan origination costs	(2,122)	(2,289)

Total deferred tax liabilities	(4,288)	(2,289)

Deferred tax asset, net	$10,362	$14,150

In assessing the realizability of the deferred tax asset, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax asset are deductible, management believes it is more likely than not that the Group will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2007. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

At December 31, 2007, the holding company and its subsidiaries have loss carryforwards for income tax purposes of approximately $20.3 million, which are available to offset future taxable income, if any, through December 2012.

The Group benefits from favorable tax treatment under regulations relating to the activities of the Bank’s IBE subsidiary. Any change in such tax regulations, whether by applicable regulators or as a result of legislation subsequently enacted by the Legislature of Puerto Rico, could adversely affect the Group’s profits and financial condition.

Effective at the beginning of the first quarter of 2007, the Group adopted the provisions of FIN 48, which contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The total amount of gross unrecognized tax benefits as of the date of adoption that would affect the effective tax rate was $5.7 million. The Group classifies unrecognized tax benefits in income taxes payable. No adjustments resulted from the implementation of FIN 48. These gross unrecognized tax benefits would affect the effective tax rate if realized. For the year ended December 31, 2007 there were no changes (new, expiring or settled) unrecognized tax benefits. Therefore the balance at December 31, 2007 was $5.7 million. The tax periods ended June 30, 2003, 2004, and 2005, and December 31, 2005 and 2006 remain subject to examination by the Puerto Rico Department of Treasury.

The Group’s policy to include interest and penalties related to unrecognized tax benefits within the provision for taxes on the consolidated statements of income did not change as a result of implementing the provisions of FIN 48. As of the date of adoption of FIN 48, the Group had accrued $1.3 million ($1.9 million as of December 31, 2007) for the payment of interest and penalties relating to unrecognized tax benefits. On January 13, 2008, $2.4 million in unrecognized tax benefits expired due to statute of limitation. The Group does not anticipate any other significant changes in unrecognized tax benefits during 2008.

13.	STOCKHOLDERS’ EQUITY

Treasury Stock

During 2007, the Group repurchased 458,826 shares of its common stock, at an average price of $9.23, for a total of $4.2 million. On July 27, 2007, the Group’s Board approved a new stock repurchase program pursuant to which the Group is authorized to purchase in the open market up to $15.0 million of its outstanding share of common stock. The shares of common stock so repurchased are to be held by the Group as treasury shares. The new program substituted the previous program approved on August 30, 2005.

The activity in connection with common shares held in treasury by the Group for the years ended December 31, 2007 and 2006, the six-month period ended December 31, 2005, and the fiscal year ended June 30, 2005 is set forth below:

					Six-Month Period		Fiscal Year
	Year Ended				Ended		Ended
	December 31,				December 31,		June 30,
	2007		2006		2005		2005
		Dollar		Dollar		Dollar		Dollar
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Beginning of period	989	$12,956	770	$10,332	228	$3,368	246	$4,578
Common shares repurchased under the repurchase program	459	4,236	233	2,817	545	7,003	200	3,014
Common shares repurchased /used to match defined contribution plan, net	(12)	(169)	(14)	(193)	(3)	(39)	24	249
Stock dividend	—	—	—	—	—	—	(242)	(4,473)

End of period	1,436	$17,023	989	$12,956	770	$10,332	228	$3,368

Equity-Based Compensation Plans

Effective April 25, 2007, the Board formally adopted the Omnibus Plan, which provides for equity-based compensation incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalents, as well as equity-based performance awards. The Omnibus Plan replaced and superseded the Oriental Financial Group Inc. 1996, 1998 and 2000 Incentive Stock Option Plans (the “Stock Option Plans”). All outstanding stock options under the Stock Option Plans continue in full force and effect, subject to their original terms. Under the Omnibus Plan, the Group granted 33,000 qualified stock options and 38,006 restricted shares in 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The activity in outstanding options for the years ended December 31, 2007 and 2006, the six-month period ended December 31, 2005, and the fiscal year ended June 30, 2005, is set forth below:

	Fiscal Year						Fiscal Year
	Ended December 31,				Six-Month Period Ended December 31,		Ended June 30,
	2007		2006		2005		2005
		Weighted		Weighted		Weighted		Weighted
	Number	Average	Number	Average	Number	Average	Number	Average
	of	Exercise	of	Exercise	of	Exercise	of	Exercise
	Options	Price	Options	Price	Options	Price	Options	Price

Beginning of period	833,533	$15.61	946,855	$15.51	1,219,333	$13.23	1,674,351	$12.36
Options granted	140,500	12.22	30,000	12.20	56,000	15.02	566,525	24.36
Options exercised	(134,586)	8.52	(72,486)	8.04	(246,489)	3.44	(871,162)	8.15
Options forfeited	(121,747)	17.09	(70,836)	19.60	(81,989)	17.12	(150,381)	11.95

End of period	717,700	$16.15	833,533	$15.61	946,855	$15.51	1,219,333	$13.23

The total intrinsic value of stock options exercised during the year ended December 31, 2007, was $412,000.

The following table summarizes the range of exercise prices and the weighted average remaining contractual life of the options outstanding at December 31, 2007:

	Outstanding			Exercisable
		Weighted	Weighted Average		Weighted
	Number of	Average	Contract Life	Number of	Average
Range of Exercise Prices	Options	Exercise Price	(Years)	Options	Exercise Price

$ 5.63 to $ 8.45	58,173	$7.53	7.3	58,173	$7.53
8.45 to 11.27	22,966	10.88	4.7	19,966	10.96
11.27 to 14.09	314,599	12.48	2.9	146,299	12.73
14.09 to 16.90	80,487	15.51	4.8	48,487	15.77
19.73 to 22.55	69,575	19.93	4.4	69,575	19.93
22.55 to 25.37	110,850	24.04	3.3	110,850	24.04
25.37 to 28.19	61,050	27.48	3.2	61,050	27.48

	717,700	$16.15	4.4	514,400	$17.72

Aggregate Intrinsic Value	$697,000			$494,000

The average fair value of each option granted during years ended December 31, 2007 and 2006, and the six-month period ended December 31, 2005, was $3.07, $3.84 and $4.79, respectively, and in fiscal year ended June 30, 2005 was $13.09. The average fair value of each option granted was estimated at the date of the grant using the Black-Scholes option pricing model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no restrictions and are fully transferable and negotiable in a free trading market. Black-Scholes does not consider the employment, transfer or vesting restrictions that are inherent in the Group’s employee options. Use of an option valuation model, as required by GAAP, includes highly subjective assumptions based on long-term predictions, including the expected stock price volatility and average life of each option grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following assumptions were used in estimating the fair value of the options granted:

	Year Ended		Six-Month Period	Fiscal Year
	December 31,		Ended December 31,	Ended June 30,
	2007	2006	2005	2005

Weighted Average Assumptions:
Dividend yield	4.62%	3.97%	2.75%	2.75%
Expected volatility	33%	34%	44%	35%
Risk-free interest rate	4.62%	4.24%	4.03%	4.06%
Expected life (in years)	8.5	8.5	8.5	7

During the year ended December 31, 2007 the Group granted 38,006 restricted shares at a weighted average granted date fair value of $12.49 under the Omnibus Plan. No shares were exercised or forfeited during 2007.

Upon adoption of SFAS 123R on July 1st 2005, the Group recorded approximately $86,000, $23,000 and $11,000 related to compensation expense for qualified stock options and restricted shares issued during the years ended December 31, 2007 and 2006, and the six-month period ended December 31, 2005, respectively. The remaining unrecognized compensation cost related to unvested awards as of December 31, 2007, was approximately $898,000 and the weighted average period of time over which this cost will be recognized is approximately 8.5 years.

Earnings (loss) per Common Share

The calculation of earnings (loss) per common share for the years ended December 31, 2007 and 2006, the six-month period ended December 31, 2005, and the fiscal year ended June 30, 2005 is as follows:

	Year Ended		Six-Month Period	Fiscal Year
	December 31,		Ended December 31,	Ended June 30,
	2007	2006	2005	2005
	(In thousands, except per share data)

Net income (loss)	$41,265	$(5,106)	$16,919	$59,669
Less: Dividends on preferred stock	(4,802)	(4,802)	(2,401)	(4,802)

Income (loss) available to common shareholders’	$36,463	$(9,908)	$14,518	$54,867

Weighted average common shares and share equivalents:
Average common shares outstanding	24,326	24,562	24,777	24,571
Average potential common shares-options	41	101	154	1,104

Total	24,367	24,663	24,931	25,675

Earnings (loss) per common share — basic	$1.50	$(0.40)	$0.59	$2.23

Earnings (loss) per common share — diluted	$1.50	$(0.40)	$0.58	$2.14

For the years ended December 31, 2007 and 2006, the six-month period ended December 31, 2005, and the fiscal years ended June 30, 2005, weighted-average stock options with an anti-dilutive effect on earnings per share not included in the calculation amounted to 635,934, 494,179, 552,869 and 207,545, respectively.

Legal Surplus

The Banking Act requires that a minimum of 10% of the Bank’s net income for the year be transferred to a reserve fund until such fund (legal surplus) equals the total paid in capital on common and preferred stock. At December 31, 2007, legal surplus amounted to $40.6 million (December 31, 2006 — $36.2 million). The amount transferred to the legal surplus account is not available for the payment of dividends to shareholders. In addition, the Federal Reserve

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Board has issued a policy statement that bank holding companies should generally pay dividends only from operating earnings of the current and preceding two years.

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

Accumulated Other Comprehensive Income

Accumulated other comprehensive income (loss), net of income tax, as of December 31, 2007 and 2006, consisted of:

	December 31,
	2007	2006
	(In thousands)

Unrealized loss on securities available-for-sale transferred to held to maturity	$(16,257)	$(18,721)
Unrealized gain (loss) on securities available-for-sale	3,242	(6,376)
Realized gain on termination of derivative activities	—	8,998

	$(13,015)	$(16,099)

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

Quantitative measures established by regulation to ensure capital adequacy require the Group and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations) and of Tier 1 capital to average assets (as defined in the regulations). As of December 31, 2007, 2006 and 2005, the Group and the Bank met all capital adequacy requirements to which they are subject.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2007 and 2006, the FDIC categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that have changed the Bank’s category. The Group’s and the Bank’s actual capital amounts and ratios as of December 31, 2007 and 2006 are as follows:

			Minimum Capital
	Actual		Requirement
Group Ratios	Amount	Ratio	Amount	Ratio
		(Dollars in thousands)

As of December 31, 2007
Total Capital to Risk-Weighted Assets	$406,470	19.06%	$170,583	8.00%
Tier I Capital to Risk-Weighted Assets	$396,309	18.59%	$85,292	4.00%
Tier I Capital to Total Assets	$396,309	6.69%	$236,847	4.00%
As of December 31, 2006
Total Capital to Risk-Weighted Assets	$380,574	22.04%	$135,677	8.00%
Tier I Capital to Risk-Weighted Assets	$372,558	21.57%	$67,830	4.00%
Tier I Capital to Total Assets	$372,558	8.42%	$176,987	4.00%

					Minimum To Be Well
					Capitalized Under
			Minimum Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
Bank Ratios	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

As of December 31, 2007
Total Capital to Risk-Weighted Assets	$341,713	17.12%	$159,657	8.00%	$199,572	10.00%
Tier I Capital to Risk-Weighted Assets	$331,552	16.61%	$79,829	4.00%	$119,743	6.00%
Tier I Capital to Total Assets	$331,552	5.80%	$228,768	4.00%	$285,960	5.00%
As of December 31, 2006
Total Capital to Risk-Weighted Assets	$293,339	17.49%	$134,174	8.00%	$167,651	10.00%
Tier I Capital to Risk-Weighted Assets	$285,323	17.01%	$67,095	4.00%	$100,543	6.00%
Tier I Capital to Total Assets	$285,323	6.43%	$177,495	4.00%	$222,098	5.00%

The Group’s ability to pay dividends to its stockholders and other activities can be restricted if its capital falls below levels established by the Federal Reserve Board’s guidelines. In addition, any bank holding company whose capital falls below levels specified in the guidelines can be required to implement a plan to increase capital.

14.	COMMITMENTS

Loan Commitments

At December 31, 2007, there were $49.6 million in loan commitments, which represents unused lines of credit provided to customers. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates, bear variable interest and may require payment of a fee. Since the commitments may expire unexercised, the total commitment amounts do not necessarily represent future cash requirements. The Group evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Group upon extension of credit, is based on management’s credit evaluation of the customer.

At December 31, 2007, commitments to sell or securitize mortgage loans at fair value, expiring on June 30, 2008, amounted to approximately $13.7 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Lease Commitments

The Group has entered into various operating lease agreements for branch facilities and administrative offices. Rent expense for the years ended December 31, 2007 and 2006 and the six-month period ended December 31, 2005 amounted to $4.2 million, $3.9 million and $1.7 million, respectively (fiscal year ended June 30, 2005 — $3.0 million). Future rental commitments under terms of leases in effect at December 31, 2007, exclusive of taxes, insurance and maintenance expenses payable by the Group, are summarized as follows:

Year Ending December 31,	Minimum Rent
(In thousands)

2008	$3,200
2009	3,175
2010	3,018
2011	2,967
2012	3,003
Thereafter	7,918

$23,281

15.	LITIGATION

On August 14, 1998, as a result of a review of its accounts in connection with the admission by a former Group officer of having embezzled funds and manipulated bank accounts and records, the Group became aware of certain irregularities. The Group notified the appropriate regulatory authorities and commenced an intensive investigation with the assistance of forensic accountants, fraud experts, and legal counsel. The investigation determined losses of $9.6 million, resulting from dishonest and fraudulent acts and omissions involving several former Group employees. These losses were submitted to the Group’s fidelity insurance policy (the “Policy”) issued by Federal Insurance Company, Inc. (“FIC”), a stock insurance corporation organized under the laws of the State of Indiana. In the opinion of the Group’s management, its legal counsel and experts, the losses determined by the investigation were covered by the Policy. However, FIC denied all claims for such losses. On August 11, 2000, the Group filed a lawsuit in the United States District Court for the District of Puerto Rico against FIC for breach of insurance contract, breach of covenant of good faith and fair dealing and damages, seeking payment of the Group’s $9.6 million insurance claim loss and the payment of consequential damages of no less than $13.0 million resulting from FIC’s bad faith, capricious, arbitrary, fraudulent and without cause denial of the Group’s claims. The losses resulting from such dishonest and fraudulent acts and omissions were expensed in prior years. On October 3, 2005, a jury rendered a verdict of $7.5 million in favor of the Group and against FIC (“2005 Verdict”). The jury granted the Group $453,219 for fraud and loss documentation in connection with its Accounts Receivable Returned Checks Account and $7,078,640.60 regarding its bad faith claim. However, the jury could not reach a decision on the Group’s claim for $3.4 million in connection with fraud in its Cash Accounts, thus forcing a new trial on this issue. The jury denied the Group’s claim for $5.6 million in connection with fraud in the Mortgage Loans Account. The court decided not to enter a final judgment for the aforementioned awards until a new trial regarding the Cash Accounts claim be held. On August 14, 2007, a jury rendered a verdict in favor of FIC and against the Group, regarding its Cash Accounts (“2007 Verdict”).

Judgment pursuant to the aforementioned 2005 and 2007 verdicts was entered on August 15, 2007. FIC filed a motion to set aside the 2005 Verdict which OFG opposed. The Group filed a motion to set aside the 2007 Verdict which FIC opposed. In addition, the Group filed Motion to Correct Judgment, Bill of Costs and Motion for Imposition of Attorneys and Experts Costs so as to recover pre and post judgment interest, costs, fees and expenses related to the prosecution of its claims.

The Group has not recognized any income on these claims since the post-trial motions have not been ruled upon yet and appellate rights have not been exhausted. Thus, the amount to be collected cannot be determined at this time.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The estimated fair value and carrying value of the Group’s financial instruments at December 31, 2007 and 2006 is as follows:

	December 31,
	2007		2006
	Fair	Carrying	Fair	Carrying
	Value	Value	Value	Value
		(In thousands)

Financial Assets:
Cash and cash equivalents	$88,983	$88,983	$39,070	$39,070
Trading securities	1,122	1,122	243	243
Investment securities available-for-sale	3,069,282	3,069,282	974,960	974,960
Investment securities held-to-maturity	1,478,112	1,492,887	1,931,720	1,967,477
FHLB stock	20,658	20,658	13,607	13,607
Securities sold but yet not delivered	—	—	6,430	6,430
Total loans (including loans held-for-sale)	1,170,493	1,179,566	1,209,177	1,212,370
Equity options purchased	40,709	40,709	34,216	34,216
Accrued interest receivable	52,315	52,315	27,940	27,940
Financial Liabilities:
Deposits	1,228,205	1,246,420	1,220,601	1,232,988
Securities sold under agreements to repurchase	3,954,699	3,861,411	2,523,152	2,535,923
Advances from FHLB	340,259	331,898	180,876	182,489
Subordinated capital notes	36,083	36,083	36,083	36,083
Term notes	—	—	15,000	15,000
Federal funds purchased and other short term borrowings	27,460	27,460	13,568	13,568
Securities and loans purchased but not yet received	119,152	119,152	—	—
Accrued expenses and other liabilities	25,691	25,691	19,509	19,509

The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2007 and 2006:

•	Cash and cash equivalents, money market investments, time deposits with other banks, securities sold but not yet delivered, accrued interest receivable and payable, securities and loans purchased but not yet received, federal funds purchased, accrued expenses, other liabilities, term notes and subordinated capital notes have been valued at the carrying amounts reflected in the consolidated statements of financial condition as these are reasonable estimates of fair value given the short-term nature of the instruments.

•	The fair value of trading securities and investment securities available-for-sale and held-to-maturity is estimated based on bid quotations from securities dealers. If a quoted market price is not available, fair value is estimated using either quoted market prices for similar securities, or valuations provided by securities dealers. Investments in FHLB stock are valued at their redemption value.

•	The estimated fair value of loans held-for-sale is based on secondary market prices. The fair value of the loan portfolio has been estimated for loan portfolios with similar financial characteristics. Loans are segregated by type, such as mortgage, commercial and consumer. Each loan category is further segmented into fixed and adjustable interest rates and by performing and non-performing categories. The fair value of performing loans is calculated by discounting contractual cash flows, adjusted for prepayment estimates, if any, using estimated current market discount rates that reflect the credit and interest rate risk inherent in the loan. The fair value for

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

significant non-performing loans is based on specific evaluations of discounted expected future cash flows from the loans or its collateral using current appraisals and market rates.

•	The fair value of demand deposits and savings accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is based on the discounted value of the contractual cash flows, using estimated current market discount rates for deposits of similar remaining maturities.

•	For short-term borrowings, the carrying amount is considered a reasonable estimate of fair value. The fair value of long-term borrowings is based on the discounted value of the contractual cash flows, using current estimated market discount rates for borrowings with similar terms and remaining maturities and put dates.

•	The fair value of interest rate swaps and equity index option contracts were estimated by management based on the present value of expected future cash flows using discount rates of the swap yield curve. These fair values represent the estimated amount the Group would receive or pay to terminate the contracts taking into account the current interest rates and the current creditworthiness of the counterparties.

•	The fair value of commitments to extend credit and unused lines of credit is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standings.

17.	SEGMENT REPORTING

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

Banking includes the Bank’s branches and mortgage banking, with traditional banking products such as deposits and mortgage, commercial and consumer loans. The mortgage banking activities are carried out by the Bank’s mortgage banking division and Oriental Mortgage Corporation, the Bank’s mortgage lending subsidiary, whose principal activity is to originate and purchase mortgage loans for the Group’s own portfolio. The Group originates Federal Housing Administration (“FHA”)-insured and Veterans Administration (“VA”)-guaranteed mortgages that are primarily securitized for issuance of Government National Mortgage Association (“GNMA”) mortgage-backed securities which can be resold to individual or institutional investors in the secondary market. Conventional loans that meet the underwriting requirements for sale or exchange under standard Federal National Mortgage Association (the “FNMA”) or the Federal Home Loan Mortgage Corporation (the “FHLMC”) programs are referred to as conforming mortgage loans and are also securitized for issuance of FNMA or FHLMC mortgage-backed securities. Through December 2005, the Group outsourced the securitization of GNMA, FNMA and FHLMC mortgage-backed securities. In 2006 and after FNMA’s approval for the Group to sell FNMA-conforming conventional mortgage loans directly in the secondary market, the Group became an approved seller of FNMA, as well as FHLMC, mortgage loans for issuance of FNMA and FHLMC mortgage-backed securities. The Group is also an approved issuer of GNMA mortgage-backed securities. The Group outsourced to a third party the sub-servicing of the GNMA, FNMA and FHLMC pools that it issues and its mortgage loan portfolio.

Treasury activities encompass all of the Group’s treasury-related functions and investment banking business. The Group’s investment portfolio consists of mortgage-backed securities, collateralized mortgage obligations, both non-agency and those issued by U.S. Government agencies, U.S. Treasury notes, U.S. Government agency bonds, P.R. Government obligations, structured credit investments and money market instruments. Mortgage-backed securities, the largest component, consist principally of pools of residential mortgage loans that are made to consumers and then resold in the form of certificates in the secondary market, the payment of interest and principal of which is guaranteed by GNMA, FNMA or FHLMC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Intersegment sales and transfers, if any, are accounted for as if the sales or transfers were to third parties, that is, at current market prices. The accounting policies of the segments are the same as those described in the “Summary of Significant Accounting Policies.” Following are the results of operations and the selected financial information by operating segment as of and for the years ended December 31, 2007 and 2006, the six-month period ended December 31, 2005, and for the fiscal year ended June 30, 2005:

			Financial	Total Major
Year Ended December 31, 2007	Banking	Treasury	Services	Segments	Eliminations	Total
	(In thousands)

Interest income	$85,797	$203,341	$226	$289,364	$—	$289,364
Interest expense	(34,364)	(180,344)	(926)	(215,634)	—	(215,634)

Net interest income (expense)	51,433	22,997	(700)	73,730	—	73,730
Non-interest income (loss)	14,092	14,110	14,300	42,502	—	42,502
Non-interest expenses	(51,715)	(2,731)	(12,413)	(66,859)	—	(66,859)
Intersegment revenue	3,681	—	—	3,681	(3,681)	—
Intersegment expense	—	(737)	(2,944)	(3,681)	3,681	—
Provision for loan losses	(6,550)	—	—	(6,550)		(6,550)

Income (loss) before income taxes	$10,941	$33,639	$(1,757)	$42,823	$—	$42,823

Total assets as of December 31, 2007	$1,604,690	$4,738,719	$11,082	$6,354,491	$(354,636)	$5,999,855

			Financial	Total Major
Year Ended December 31, 2006	Banking	Treasury	Services	Segments	Eliminations	Total
	(In thousands)

Interest income	$79,267	$152,830	$214	$232,311	$—	$232,311
Interest expense	(25,683)	(161,529)	(973)	(188,185)	—	(188,185)

Net interest income (expense)	53,584	(8,699)	(759)	44,126	—	44,126
Non-interest income (loss)	9,452	(8,430)	16,216	17,238	—	17,238
Non-interest expenses	(50,177)	(2,573)	(10,963)	(63,713)	—	(63,713)
Intersegment revenue	3,952	—	—	3,952	(3,952)	—
Intersegment expense	—	(806)	(3,146)	(3,952)	3,952	—
Provision for loan losses	(4,388)	—	—	(4,388)		(4,388)

Income (loss) before income taxes	$12,423	$(20,508)	$1,348	$(6,737)	$—	$(6,737)

Total assets as of December 31, 2006	$1,677,446	$2,995,634	$12,014	$4,685,094	$(313,108)	$4,371,986

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

			Financial	Total Major
Six-Month Period Ended December 31, 2005	Banking	Treasury	Services	Segments	Eliminations	Total
	(In thousands)

Interest income	$46,754	$58,267	$65	$105,086	$—	$105,086
Interest expense	(31,304)	(39,402)	—	(70,706)	—	(70,706)

Net interest income	15,450	18,865	65	34,380	—	34,380
Non-interest income	5,158	3,737	7,487	16,382	—	16,382
Non-interest expenses	(24,904)	(1,571)	(5,339)	(31,814)	—	(31,814)
Intersegment revenue	1,699	—	—	1,699	(1,699)	—
Intersegment expense	—	(6)	(1,693)	(1,699)	1,699	—
Provision for loan losses	(1,902)	—	—	(1,902)		(1,902)

Income (loss) before income taxes	$(4,499)	$21,025	$520	$17,046	$—	$17,046

Total assets as of December 31, 2005	$969,186	$3,963,013	$8,513	$4,940,712	$(393,763)	$4,546,949

Fiscal Year Ended June 30, 2005
Interest income	$79,220	$110,033	$59	$189,312	$—	$189,312
Interest expense	(44,676)	(58,223)	—	(102,899)	—	(102,899)

Net interest income	34,544	51,810	59	86,413	—	86,413
Non-interest income	14,234	6,480	14,171	34,885	—	34,885
Non-interest expenses	(48,267)	(1,524)	(10,172)	(59,963)	—	(59,963)
Intersegment revenue	3,684	—	—	3,684	(3,684)	—
Intersegment expense	—	(593)	(3,091)	(3,684)	3,684	—
Provision for loan losses	(3,315)	—	—	(3,315)		(3,315)

Income before income taxes	$880	$56,173	$967	$58,020	$—	$58,020

Total assets as of June 30, 2005	$973,296	$3,655,649	$9,582	$4,638,527	$(391,662)	$4,246,865

18.	ORIENTAL FINANCIAL GROUP INC. (HOLDING COMPANY ONLY) FINANCIAL INFORMATION

As a bank holding company subject to the regulations of the Federal Reserve Board, the Group must obtain approval from the Federal Reserve Board for any dividend if the total of all dividends declared by it in any calendar year would exceed the total of its consolidated net profits for the year, as defined by the Federal Reserve Board, combined with its retained net profits for the two preceding years. The payment of dividends by the Bank to the Group may also be affected by other regulatory requirements and policies, such as the maintenance of certain regulatory capital levels. For the year ended December 31, 2006, the Bank paid $10.0 million in dividends to the Group. No dividends were paid during the year ended December 31, 2007 and for the six-month period ended December 31, 2005. Dividends paid for the fiscal year ended June 30, 2005 amounted to $5.0 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following condensed financial information presents the financial position of the holding company only as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006, the six-month period ended December 31, 2005, and the fiscal year ended June 30, 2005:

ORIENTAL FINANCIAL GROUP INC.

CONDENSED STATEMENTS OF FINANCIAL POSITION INFORMATION
(Holding Company Only)

	December 31,
	2007	2006
	(In thousands)

ASSETS
Cash and cash equivalents	$38,409	$29,082
Investment securities available-for-sale, at fair value	319,221	1,700
Other investment securities	1,675	30,949
Investment securities held-to-maturity, at amortized cost	—	21,895
Investment in bank subsidiary, equity method	325,130	282,225
Investment in nonbank subsidiaries, equity method	9,225	10,170
Due from bank subsidiary, net	1,433	—
Other assets	6,299	4,307

Total assets	$701,392	$380,328

LIABILITIES AND STOCKHOLDERS’ EQUITY
Securities sold under agreements to repurchase	$300,000	$—
Subordinated capital notes	36,083	36,083
Dividend payable	3,377	3,423
Due to Bank subsidiary	656	4,184
Deferred tax liability, net	808	12
Accrued expenses and other liabilities	1,007	200

Total liabilities	341,931	43,902
Stockholders’ equity	359,461	336,426

Total liabilities and stockholders’ equity	$701,392	$380,328

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION
(Holding Company Only)

			Six-Month
	Year Ended		Period Ended	Fiscal Year
	December 31,		December 31,	Ended June 30,
	2007	2006	2005	2005
	(In thousands)

Income:
Dividends from bank subsidiary	$—	$10,000	$—	$5,000
Dividends from nonbank subsidiary	—	—	77	121
Interest income	6,968	2,468	648	1,287
Investment and trading activities, net and other	3,972	(1,127)	802	—

Total income	10,940	11,341	1,527	6,408

Expenses:
Interest expense	7,234	5,337	2,474	4,325
Operating expenses	4,767	5,408	551	(401)

Total expenses	12,001	10,745	3,025	3,924

Income (loss) before income taxes	(1,061)	596	(1,498)	2,484
Income tax (expense) benefit	33	(5)	4	—

Income (loss) before changes in undistributed earnings of subsidiaries	(1,028)	591	(1,494)	2,484
Equity in undistributed earnings (losses) from:
Bank subsidiary	43,238	(6,631)	19,846	59,679
Nonbank subsidiaries	(945)	934	(1,433)	(2,494)

Net income (loss)	41,265	(5,106)	16,919	59,669
Other comprenhensive income, net of taxes	3,084	21,785	499	6,979

Comprehensive income	$44,349	$16,679	$17,418	$66,648

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS INFORMATION
(Holding Company Only)

	Year Ended		Six-Month Period	Fiscal Year Ended
	December 31,		Ended December 31,	June 30,
	2007	2006	2005	2005
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$41,265	$(5,106)	$16,919	$59,669

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in (earnings) losses from banking subsidiary	(43,238)	6,631	(19,699)	(59,679)
Equity in losses (earnings) from non-banking subsidiaries	945	(934)	1,281	2,494
Amortization of premiums, net of accretion discounts on investment securities	(454)	(8)	6	9
Realized gain (loss) on sale of investments	719	1,515	(228)	—
Stock based compensation	86	15	—	—
Deferred income tax (benefit) expense	(33)	1	(4)	—
(Increase) decrease in other assets	(2,028)	699	(547)	62
Increase (decrease) in accrued expenses and liabilities	761	(2,303)	(827)	(2,267)

Net cash provided by (used in) operating activities	(1,977)	510	(3,099)	288

Cash flows from investing activities:
Purchase of investment securities available for sale	(315,000)	(2,844)	—	—
Redemptions and sales of investment securities available-for-sale	1,496	275	9,515	507
Purchase of investment securities held-to-maturity	—	(6,500)	(11,100)	—
Redemptions of investment securities held-to-maturity	21,895	6,745	—	4
Purchase of other investment securities	—	(30,982)	—	—
Redemptions and sales of other investment securities	29,274	—	—	—
Net (increase) decrease in due from bank subsidiary, net	(982)	100,804	19,150	20,648
Net (increase) decrease in due from non bank subsidiary, net	(451)	—	—	—
Acquisition of and capital contribution in non-banking subsidiary	—	(909)	—	—

Net cash provided by (used in) investing activities	(263,768)	66,589	17,565	21,159

Cash flows from financing activities:
Net increase in securities sold under agreements to repurchase	300,000	—	—	—
Proceeds from exercise of stock options	1,080	645	1,896	4,507
Net (decrease) increase in due to nonbank subsidiaries, net	—	(200)	—	49
Net (decrease) increase in due to bank subsidiaries, net	(3,528)	4,184	—	—
Net proceeds from issuance of common stock	—	—	—	(10)
Net proceeds from redemptions of subordinated notes payable
to nonbank subsidiary	—	(36,998)	—	—
Purchase of treasury stock	(4,067)	(2,624)	(6,964)	(3,512)
Dividends paid	(18,413)	(18,555)	(9,356)	(17,918)

Net cash provided by (used in) financing activities	275,072	(53,548)	(14,424)	(16,884)

Increase in cash and cash equivalents	9,327	13,551	42	4,563
Cash and cash equivalents at beginning of period	29,082	15,531	15,489	10,926

Cash and cash equivalents at end of period	$38,409	$29,082	$15,531	$15,489

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	CHANGE IN THE FISCAL YEAR END

On August 20, 2005, the Group changed its fiscal year from a twelve-month period ending June 30th to a twelve-month period ending December 31st. The Group’s consolidated financial statements for the period ended December 31, 2005, include the six-month period from July 1, 2005 to December 31, 2005.

The following table presents certain financial information for the year ended December 31, 2007 and 2006, and the comparative unaudited year ended December 31, 2005, as well as information for the six-month period ended December 31, 2005.

				Six-Month Period Ended
	Year Ended December 31,			December 31,	December 31, 2004
	2007	2006	2005	2005	2004
			(Unaudited)		(Unaudited)

Total interest income	$289,364	$232,311	$201,534	$105,086	$92,864
Total interest expense	215,634	188,185	127,456	70,706	46,149

Net interest income	73,730	44,126	74,078	34,380	46,715
Provision for loan losses	6,550	4,388	3,412	1,902	1,805
Total non-interest income	42,502	17,238	28,920	16,382	22,347
Total non-interest expense	66,859	63,713	57,856	31,814	33,921

Income (loss) before income taxes	42,823	(6,737)	41,730	17,046	33,336
Income tax expense (benefit)	1,558	(1,631)	(2,168)	127	645

Net income (loss)	41,265	(5,106)	43,898	16,919	32,691
Less: Dividends on preferred tocks	(4,802)	(4,802)	(4,802)	(2,401)	(2,401)

Income available (loss) to common shareholders	$36,463	$(9,908)	$39,096	$14,518	$30,290

Earnings per Share:
Basic	$1.50	$(0.40)	$1.58	$0.59	$1.24

Diluted	$1.50	$(0.40)	$1.56	$0.58	$1.17

Weighted average basic shares outstanding	24,326	24,562	24,750	24,777	24,407

Weighted average diluted shares outstanding	24,367	24,672	25,083	25,117	25,953

Dividends declared per common share	$0.56	$0.56	$0.56	$0.28	$0.27

20.	RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

Subsequent to the issuance of the Group’s June 30, 2005 consolidated financial statements, the Group’s management determined that the accounting treatment for certain mortgage-related transactions previously treated as purchases under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, and the treatment of certain employee stock option awards as fixed awards as opposed to variable awards did not conform to GAAP, as discussed below. As a result, the accompanying consolidated statement of operations for the year ended June 30, 2005 was restated to correct the accounting for these transactions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

A summary of the significant effects of the restatement for the fiscal year ended June 30, 2005, is as follows:

	Fiscal Year Ended
	June 30, 2005
	As Previously
	Reported	As Restated

Non-interest expenses:
Compensation and employees’ benefits	$26,663	$23,606
Total non-interest expenses	63,020	59,963
Income before Income taxes	54,963	58,020
Net income	56,612	59,669
Income per common share:
Basic	$2.11	$2.23
Diluted	$2.05	$2.14

ORIENTAL FINANCIAL GROUP INC.

SELECTED FINANCIAL DATA
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005, SIX-MONTH PERIODS ENDED
DECEMBER 31, 2005 AND 2004,
AND FOR THE FISCAL YEARS PERIOD ENDED JUNE 30, 2005 AND 2004

	Year Ended December 31,			Six-Month Period Ended December 31,		Fiscal Year Ended June 30,
	2007	2006	2005	2005	2004	2005	2004
	(In thousands, except per share data)
			(Unaudited)		(Unaudited)

EARNINGS:
Interest income	$289,364	$232,311	$201,534	$105,086	$92,864	$189,312	$164,385
Interest expense	215,634	188,185	127,456	70,706	46,149	102,899	77,174

Net interest income	73,730	44,126	74,078	34,380	46,715	86,413	87,211
Provision for loan losses	6,550	4,388	3,412	1,902	1,805	3,315	4,587

Net interest income after provision for loan losses	67,180	39,738	70,666	32,478	44,910	83,098	82,624
Non-interest income	42,502	17,238	28,920	16,382	22,347	34,885	46,034
Non-interest expenses	66,859	63,713	57,856	31,814	33,921	59,963	63,364

Income (loss) before taxes	42,823	(6,737)	41,730	17,046	33,336	58,020	65,294
Income tax benefit (expense)	1,558	1,631	2,168	(127)	(645)	1,649	(5,577)

Net Income (loss)	41,265	(5,106)	43,898	16,919	32,691	59,669	59,717
Less: dividends on preferred stock	(4,802)	(4,802)	(4,802)	(2,401)	(2,401)	(4,802)	(4,198)

Income available (loss) to common shareholders	$36,463	$(9,908)	$39,096	$14,518	$30,290	$54,867	$55,519

PER SHARE AND DIVIDENDS DATA(1):
Earnings (loss) per common shares (basic)	$1.50	$(0.40)	$1.58	$0.59	$1.24	$2.23	$2.48

Earnings (loss) per common shares (diluted)	$1.50	$(0.40)	$1.56	$0.58	$1.17	$2.14	$2.32

Average common shares outstanding	24,326	24,562	24,750	24,777	24,407	24,571	22,394
Average potential common share-options	41	101	333	154	1,546	1,104	1,486

Average shares and shares equivalents	24,367	24,663	25,083	24,931	25,953	25,675	23,880

Book value per common share	$12.08	$10.98	$11.13	$11.14	$10.17	$10.88	$8.82

Market price at end of period	$13.41	$12.95	$12.36	$12.36	$28.31	$15.26	$27.07

Cash dividends declared per common share	$0.56	$0.56	$0.56	$0.28	$0.27	$0.55	$0.51

Cash dividends declared on common shares	$13,612	$13,753	$13,583	$6,913	$6,582	$13,522	$11,425

	December 31,			June 30,
	2007	2006	2005	2005	2004	2003

PERIOD END BALANCES:
Investments and loans
Investments	$4,590,610	$2,992,236	$3,473,287	$3,221,789	$2,839,003	$2,231,543
Loans and leases (including loans held-for-sale), net	1,179,566	1,212,370	903,308	903,604	743,456	728,462
Securities sold but not yet delivered	—	6,430	44,009	1,034	47,312	1,894

	$5,770,176	$4,211,036	$4,420,604	$4,126,427	$3,629,771	$2,961,899

Deposits and Borrowings
Deposits	$1,246,420	$1,232,988	$1,298,568	$1,252,897	$1,024,349	$1,044,265
Repurchase agreements	3,861,411	2,535,923	2,427,880	2,191,756	1,895,865	1,400,598
Other borrowings	395,441	247,140	404,921	399,476	387,166	181,083
Securities and loans purchased but not yet received	111,431	—	43,354	22,772	89,068	152,219

	$5,614,703	$4,016,051	$4,174,723	$3,866,901	$3,396,448	$2,778,165

Stockholders’ equity
Preferred equity	$68,000	$68,000	$68,000	$68,000	$68,000	$33,500
Common equity	291,461	268,426	273,791	270,755	213,646	157,716

	$359,461	$336,426	$341,791	$338,755	$281,646	$191,216

Capital ratios
Leverage capital	6.69%	8.42%	10.13%	10.59%	10.88%	7.83%

Tier 1 risk-based capital	18.59%	21.57%	34.70%	36.97%	36.77%	23.36%

Total risk-based capital	19.06%	22.04%	35.22%	37.51%	37.48%	23.88%

SELECTED FINANCIAL RATIOS AND OTHER INFORMATION:
Return on average assets (ROA)	0.76%	−0.11%	1.02%	1.46%	1.79%	1.75%

Return on average common equity (ROE)	13.52%	−3.59%	15.00%	21.34%	32.35%	28.93%

Equity-to-assets ratio	5.99%	7.69%	7.52%	7.98%	7.56%	6.29%

Efficiency ratio	65.93%	84.69%	57.51%	51.39%	52.92%	55.77%

Expense ratio	0.77%	0.73%	0.75%	0.75%	0.97%	1.13%

Interest rate spread	1.27%	0.70%	1.53%	2.00%	2.64%	2.91%

Number of financial centers	25	25	24	24	23	23

Trust assets managed	$1,962,226	$1,848,596	$1,875,300	$1,823,292	$1,670,651	$1,670,437
Broker-dealer assets gathered	1,281,168	1,143,668	1,132,286	1,135,115	1,051,812	962,919

Assets managed	3,243,394	2,992,264	3,007,586	2,958,407	2,722,463	2,633,356
Assets owned	5,999,856	4,371,986	4,546,949	4,246,865	3,725,695	3,040,551

Total financial assets managed and owned	$9,243,250	$7,364,250	$7,554,535	$7,205,272	$6,448,158	$5,673,907

(1)	Per share related information has been retroactively adjusted to reflect stock splits and stock dividends, when applicable.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

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

On August 30, 2005, the Group’s Board of Directors amended Section 1 of Article IX of the Group’s bylaws to change its fiscal year-end from June 30 to December 31. As a result of the change in fiscal year end, the following comparative periods are presented for purposes of discussion of results of operations:

•	Year ended December 31, 2007 compared to year ended December 31, 2006;

•	Year ended December 31, 2006 compared to year ended December 31, 2005 (unaudited); and

•	Six-month period ended December 31, 2005 compared to six-month period ended December 31, 2004 (unaudited).

Comparison of the years ended December 31, 2007 and 2006:

The Group’s mix of businesses and products generates both the interest income traditionally associated with a banking institution and non-interest income traditionally associated with a financial services institution (generated by such businesses as securities brokerage, fiduciary services, investment banking, insurance and pension administration). Although all of these businesses, to varying degrees, are affected by interest rate and financial markets fluctuations and other external factors, the Group’s commitment is to continue producing a balanced and growing revenue stream.

Major highlights for the year ended December 31, 2007 follows:

•	Return on assets (ROA) and common equity (ROE) for 2007 were 0.76% and 13.52%, respectively, a significant improvement from negative returns of -0.11% and -3.59%, respectively, last year.

•	Net interest margin for 2007 increased to 1.51%, up 53 basis points from last year.

•	Book value per common share of $12.08 as of December 31, 2007, represents an increase of 10.0% from last year.

Favorable results achieved in the year ended December 31, 2007 continue to reflect the success of strategies the Group has been pursuing. These strategies included:

1.	The decision to adopt conservative lending policies starting several years ago in light of weakening economic conditions in Puerto Rico.

2.	The repositioning of Oriental’s investment portfolio and related funding to improve margins, in line with what the Group correctly anticipated would be a more positively sloped yield curve.

3.	Growing Oriental’s franchise with the objective of integrating the delivery of banking and financial services to mid and high-net worth clients, building recurring non-interest revenues, closely monitoring non-interest expenses, and strengthening the Group’s management team.

For the year ended December 31, 2007, net income available to common shareholders was $36.5 million, compared with net loss to common shareholders of $9.9 million reported in the same period of 2006. Earnings available to common shareholders per diluted share were $1.50, compared to a loss per diluted share of $0.40 reported for 2006. Results for the fourth quarter and year ended December 31, 2006 included $20.7 million, or $0.87 per share, in losses and write-offs, the majority of which related to the sale of lower yielding securities stemming from the repositioning of the available-for-sale securities portfolio that led to a sizeable increase in net interest income in 2007.

Return on common equity (ROE) and return on assets (ROA) for the year ended December 31, 2007 were 13.52% and 0.76%, respectively, from (3.59%) and (0.11%), respectively, in the same period of 2006.

Net interest income represented 63.4% of the Group’s total revenues (defined as net interest income plus non-interest income) in the year ended December 31, 2007. During the year ended December 31, 2007, net interest income was $73.7 million, an increase of 67.1% from the $44.1 million recorded for the same period of 2006. Higher interest income on increased investment securities and loan volume and average yields was partially offset by higher volume and interest rates on borrowings. Interest rate spread for the year ended December 31, 2007 was 1.27% compared to 0.70% in the same period of 2006. At December 31, 2007 average interest earning assets increased 9.36% to $4.900 billion, compared to $4.481 billion at December 31, 2006, reflecting a 8.57% increase in investments from $3.426 billion to $3.719 billion.

The provision for loan losses for the year ended December 31, 2007 increased 49.3% to $6.6 million from $4.4 million for the same period of 2006, reflecting higher allowance requirements related to increased mortgage and commercial loan business in the period and local economic conditions. For the quarters ended December 31, 2007 and 2006, the provision for loan losses was $2.5 million and $1.5 million, respectively, an increase of 69.1%. Based on an analysis of the credit quality and the composition of the Group’s loan portfolio, management determined that the provision for loan losses for the year ended December 31, 2007 was adequate in order to maintain the allowance for loan losses at an appropriate level.

Non-interest income for 2007 reflects financial service revenue growth of 7.9% to $17.3 million in 2007, compared to $16.0 million in 2006, due to the Group’s success in expanding its business in corporate and personal trusts, retirement, wealth management, and asset protection services for mid and high net worth customers. As a result, trust assets managed increased 6.1% year-over-year, to $2.0 billion at December 31, 2007, and broker-dealer assets gathered increased 12.0% year-over-year, to $1.3 billion. Refer to Table 2 for additional information on the Group’s non-interest income.

Non-interest expenses for the year ended December 31, 2007 increased 4.9% to $66.9 million, compared to $63.7 million for the same period of 2006. Effective cost control has enabled the Group to restrain the growth of overhead costs. Refer to Table 3 for additional information on the Group’s non-interest expenses.

Total Group financial assets (including assets managed by the trust department, the retirement plan administration subsidiary, and securities broker-dealer subsidiary) increased 25.5% to $9.243 billion as of December 31, 2007, compared to $7.366 billion as of December 31, 2006. Assets managed by the Group’s trust department, the retirement plan administration subsidiary, and the securities broker-dealer subsidiary increased to $3.243 billion from $2.992 billion as of December 31, 2006, an increase of 8.4%. The Group’s assets owned totaled $6.000 billion as of December 31, 2007, an increase of 37.2%, compared to $4.372 billion as of December 31, 2006, mainly as a result of an increase in the investment securities portfolio, which increased 53.4% or $1.598 billion.

On the liability side, total deposits increased 1.1%, from $1.233 billion at December 31, 2006, to $1.246 billion at December 31, 2007, mainly from increases in savings accounts. Total borrowings increased 53.0%, from $2.783 billion at December 31, 2006, to $4.257 billion at December 31, 2007, mainly from increased securities sold under agreements to repurchase to finance the increase in investments.

Stockholders’ equity as of December 31, 2007 was $359.5 million, an increase of 6.8% from $336.4 million as of December 31, 2006. The Group’s capital ratios remain significantly above regulatory capital requirements. At December 31, 2007, the Tier 1 Leverage Capital Ratio was 6.69%, Tier 1 Risk-Based Capital Ratio was 18.59%, and Total Risk-Based Capital Ratio was 19.06%.

Comparison of the years ended December 31, 2006 and 2005:

During the fourth quarter of 2006, the Group completed a review of its available-for-sale (“AFS”) investment portfolio in light of asset/liability management considerations and changing market conditions, and has strategically repositioned this portfolio. The repositioning involved open market sales of approximately $865 million of securities with a weighted average yield of 4.60% at a loss of approximately $16.0 million which is included as non-interest income in the accompanying consolidated financial statements. Following the sale, $860 million of triple-A securities at a weighted average yield of 5.55% were purchased and classified as AFS. As part of this repositioning, the Group entered into a $900 million, 5-year structured repurchase agreement ($450 million non-put 1-year and

$450 million non-put 2-years) with a weighted average rate paid of 4.52%. Proceeds were used to repay repurchase agreements with a weighted average rate paid of 5.25%. In February 2007, the Group continued its strategic repositioning of the repurchase agreements portfolio, restructuring an additional $1 billion of short-term borrowings, with a weighted average rate being paid of approximately 5.35%, into 10-year, non-put 2-year structured repurchased agreements, priced at 95 basis points under 90-day LIBOR (for a current rate of 4.40%).

For the year ended December 31, 2006, net loss to common shareholders was $9.9 million compared with net income available to common stockholders of $39.1 million reported in the same period of 2005. Loss per diluted share was $0.40, compared to earnings per diluted share of $1.56 reported for the same period of 2005.

Return on common equity (ROE) and return on assets (ROA) for the year ended December 31, 2006 were (3.59%) and (0.11%), respectively, from 15.00% and 1.02%, respectively, in the same period of 2005.

Net interest income represented 71.9% of the Group’s total revenues (defined as net interest income plus non-interest income) in the year ended December 31, 2006. During the year ended December 31, 2006, net interest income was $44.1 million, a decrease of 40.4% from the $74.1 million recorded for the same period of 2005. Higher interest income on increased investment securities and loan volume and average yields was offset by higher volume and interest rates on borrowings. Interest rate spread for the year ended December 31, 2006 was 0.70% compared to 1.53% in the same period of 2005. At December 31, 2006 average interest earning assets increased 7.32% to $4.481 billion, compared to $4.175 billion at December 31, 2005, reflecting a 4.12% increase in investments from $3.290 billion to $3.426 billion, which consisted mainly of AAA-rated mortgage-backed securities and U.S. government and agency obligations.

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

Stockholders’ equity as of December 31, 2006 was $336.4 million, a slight decrease of 1.6% from $341.8 million as of December 31, 2005. As discussed in Note 1 of the accompanying consolidated financial statements, the Group adopted SAB 108. As part of the initial implementation, the Group adjusted $1.525 million as an accumulated effect on the beginning retained earnings. The net effect of these adjustments in the consolidated statement of operations for the year ended December 31, 2006 was to increase the previously reported net loss by $93,000 with no effect on per share data. The Group’s capital ratios remain significantly above regulatory capital requirements. At December 31, 2006, the Tier 1 Leverage Capital Ratio was 8.42%, Tier 1 Risk-Based Capital Ratio was 21.57%, and Total Risk-Based Capital Ratio was 22.04%.

Comparison of the six-month periods ended December 31, 2005 and December 31, 2004:

For the six-month period ended December 31, 2005, net income available to common shareholders was $14.5 million, a decrease of 52.1% compared with $30.3 million reported in the same period of 2004. Earnings per diluted share decreased 50.4% to $0.58, compared to $1.17 per share reported for the same period of 2004.

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

TABLE 1 — ANALYSIS OF NET INTEREST INCOME AND CHANGES DUE TO VOLUME/RATE:
For the Years Ended December 31, 2007 and 2006

	Interest		Average Rate		Average Balance
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006	2007	2006
	(Dollars in thousands)

A — TAX EQUIVALENT SPREAD
Interest-earning assets	$289,364	$232,311	5.91%	5.18%	$4,899,910	$4,480,729
Tax equivalent adjustment	63,483	57,657	1.30%	1.29%	—	—

Interest-earning assets — tax equivalent	352,847	289,968	7.21%	6.47%	4,899,910	4,480,729
Interest-bearing liabilities	215,634	188,185	4.64%	4.48%	4,642,889	4,198,401

Tax equivalent net interest income / spread	$137,213	$101,783	2.57%	1.99%	$257,022	$282,328

Tax equivalent interest rate margin			2.81%	2.27%

B — NORMAL SPREAD
Interest-earning assets:
Investments:
Investment securities	$200,057	$154,942	5.45%	4.57%	$3,668,534	$3,386,999
Investment management fees	(210)	(1,522)	–0.01%	–0.04%	—	—

Total investment securities	199,847	153,420	5.45%	4.53%	3,668,534	3,386,999
Trading securities	27	19	3.33%	5.01%	811	379
Money market investments	3,688	2,057	7.37%	5.36%	50,023	38,360

	203,562	155,496	5.47%	4.54%	3,719,368	3,425,738

Loans:
Mortgage	66,343	55,278	6.60%	6.86%	1,005,751	805,285
Commercial	16,061	17,417	11.17%	8.20%	143,802	212,294
Consumer	3,398	4,120	10.97%	11.01%	30,989	37,412

	85,802	76,815	7.27%	7.28%	1,180,542	1,054,991

	289,364	232,311	5.91%	5.18%	4,899,910	4,480,729

Interest-bearing liabilities:
Deposits:
Non-interest bearing deposits	—	—	—	—	35,909	39,177
Now accounts	817	857	1.29%	1.09%	63,303	78,826
Savings	13,958	5,366	4.58%	3.25%	304,781	165,249
Certificates of deposit	38,019	40,478	4.67%	4.26%	813,483	950,695

	52,794	46,701	4.34%	3.78%	1,217,476	1,233,947

Borrowings:
Repurchase agreements	147,847	133,646	4.68%	5.09%	3,154,369	2,627,484
Interest rate risk management	(773)	(8,494)	−0.02%	−0.32%	—	—
Financing fees	586	562	0.02%	0.02%	—	—

Total repurchase agreements	147,660	125,714	4.68%	4.78%	3,154,369	2,627,484
FHLB advances	10,883	8,968	5.17%	3.74%	210,690	239,590
Subordinated capital notes	3,138	5,331	8.70%	7.54%	36,083	70,732
Term notes	176	846	3.78%	5.64%	4,670	15,000
Other borrowings	982	625	5.01%	5.37%	19,601	11,648

	162,840	141,484	4.75%	4.77%	3,425,413	2,964,454

	215,634	188,185	4.64%	4.48%	4,642,889	4,198,401

Net interest income/spread	$73,730	$44,126	1.27%	0.70%

Interest rate margin			1.51%	0.98%

Excess of interest-earning assets over interest-bearing liabilities					$257,021	$282,328

Interest-earning assets over interest-bearing liabilities ratio					105.54%	106.72%

C.	CHANGES IN NET INTEREST INCOME DUE TO:

	December 31, 2007 versus December 31, 2006
	Volume	Rate	Total

Interest Income:
Loans	$9,125	$(138)	$8,987
Investments	16,070	31,996	48,066

	25,195	31,858	57,053

Interest Expense:
Deposits	(714)	6,807	6,093
Repurchase agreements	24,665	(2,719)	21,946
Other borrowings	(3,692)	3,102	(590)

	20,259	7,190	27,449

	$4,936	$24,668	$29,604

TABLE 1A — ANALYSIS OF NET INTEREST INCOME AND CHANGES DUE TO VOLUME/RATE:
For the Years Ended December 31, 2006 and 2005

	Interest		Average Rate		Average Balance
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005	2006	2005
	(Dollars in thousands)

A — TAX EQUIVALENT SPREAD
Interest-earning assets	$232,311	$201,534	5.18%	4.83%	$4,480,729	$4,175,143
Tax equivalent adjustment	57,657	45,156	1.29%	1.08%	—	—

Interest-earning assets — tax equivalent	289,968	246,690	6.47%	5.91%	4,480,729	4,175,143
Interest-bearing liabilities	188,185	127,456	4.48%	3.30%	4,198,401	3,857,666

Tax equivalent net interest income/spread	$101,783	$119,234	1.99%	2.61%	$282,328	$317,477

Tax equivalent interest rate margin			2.27%	2.86%

B — NORMAL SPREAD
Interest-earning assets:
Investments:
Investment securities	$154,942	$142,211	4.57%	4.38%	$3,386,999	$3,245,440
Investment management fees	(1,522)	(1,764)	−0.04%	−0.05%	—	—

Total investment securities	153,420	140,447	4.53%	4.33%	3,386,999	3,245,440
Trading securities	19	9	5.01%	3.08%	379	292
Money market investments	2,057	1,820	5.36%	4.10%	38,360	44,341

	155,496	142,276	4.54%	4.32%	3,425,738	3,290,073

Loans:
Mortgage	55,278	43,482	6.86%	5.95%	805,285	730,614
Commercial	17,417	12,790	8.20%	10.20%	212,294	125,395
Consumer	4,120	2,986	11.01%	10.27%	37,412	29,061

	76,815	59,258	7.28%	6.70%	1,054,991	885,070

	232,311	201,534	5.18%	4.83%	4,480,729	4,175,143

Interest-bearing liabilities:
Deposits:
Non-interest bearing deposits	—	—	—	—	39,177	42,508
Now accounts	857	908	1.09%	1.05%	78,826	86,703
Savings	5,366	909	3.25%	1.01%	165,249	89,948
Certificates of deposit	40,478	34,784	4.26%	3.54%	950,695	983,582

	46,701	36,601	3.78%	3.04%	1,233,947	1,202,741

Borrowings:
Repurchase agreements	133,646	74,696	5.09%	3.31%	2,627,484	2,255,199
Interest rate risk management	(8,494)	1,486	−0.32%	0.07%	—	—
Financing fees	562	695	0.02%	0.03%	—	—

Total repurchase agreements	125,714	76,877	4.78%	3.41%	2,627,484	2,255,199
FHLB advances	8,968	8,553	3.74%	2.79%	239,590	306,398
Subordinated capital notes	5,331	4,743	7.54%	6.57%	70,732	72,166
Term notes	846	456	5.64%	3.04%	15,000	15,000
Other borrowings	625	226	5.37%	3.67%	11,648	6,162

	141,484	90,855	4.77%	3.42%	2,964,454	2,654,925

	188,185	127,456	4.48%	3.30%	4,198,401	3,857,666

Net interest income / spread	$44,126	$74,078	0.70%	1.53%

Interest rate margin			0.98%	1.78%

Excess of interest-earning assets over interest-bearing liabilities					$282,328	$317,477

Interest-earning assets over interest-bearing liabilities ratio					106.72%	108.23%

C.	CHANGES IN NET INTEREST INCOME DUE TO:

	December 31, 2006 versus
	December 31, 2005
	Volume	Rate	Total

Interest Income:
Loans	$4,351	$8,868	$13,219
Investments	13,206	4,352	17,558

	17,557	13,220	30,777

Interest Expense:
Deposits	922	9,178	10,100
Repurchase agreements	9,146	39,692	48,838
Other borrowings	(2,387)	4,178	1,791

	7,681	53,048	60,729

	$9,876	$(39,828)	$(29,952)

TABLE 1B — ANALYSIS OF NET INTEREST INCOME AND CHANGES DUE TO VOLUME/RATE:
For the Six-Month Periods Ended December 31, 2005 and 2004

	Interest		Average Rate		Average Balance
	Six-Month Period Ended		Six-Month Period Ended		Six-Month Period Ended
	December 31,		December 31,		December 31,
	2005	2004	2005	2004	2005	2004
	(Dollars in thousands)

A — TAX EQUIVALENT SPREAD
Interest-earning assets	$105,086	$92,864	4.91%	4.89%	$4,276,515	$3,795,805
Tax equivalent adjustment	23,912	21,167	1.12%	1.12%	—	—

Interest-earning assets — tax equivalent	128,998	114,031	6.03%	6.01%	4,276,515	3,795,805
Interest-bearing liabilities	70,706	46,149	3.58%	2.62%	3,953,452	3,526,701

Tax equivalent net interest income/spread	$58,292	$67,882	2.45%	3.39%	$323,063	$269,104

Tax equivalent interest rate margin			2.72%	3.58%

B — NORMAL SPREAD
Interest-earning assets:
Investments:
Investment securities	$73,540	$67,039	4.46%	4.53%	$3,300,864	$2,962,126
Investment management fees	(824)	(958)	−0.05%	−0.06%	—	—

Total investment securities	72,716	66,081	4.41%	4.47%	3,300,864	2,962,126
Trading securities	4	2	3.31%	0.41%	242	975
Money market investments	1,465	171	5.17%	1.65%	56,691	20,788

	74,185	66,254	4.42%	4.44%	3,357,797	2,983,889

Loans:
Mortgage	24,617	22,558	6.50%	6.50%	757,207	694,529
Commercial	4,602	3,002	7.11%	6.24%	129,506	96,264
Consumer	1,682	1,050	10.51%	9.94%	32,005	21,123

	30,901	26,610	6.73%	6.55%	918,718	811,916

	105,086	92,864	4.91%	4.89%	4,276,515	3,795,805

Interest-bearing liabilities:
Deposits:
Non-interest bearing deposits	—	—	—	—	60,334	50,728
Now accounts	445	438	1.05%	1.06%	84,809	82,931
Savings	440	472	1.02%	1.02%	86,135	92,623
Certificates of deposit	19,396	12,513	3.70%	3.16%	1,049,495	793,112

	20,281	13,423	3.17%	2.63%	1,280,773	1,019,394

Borrowings:
Repurchase agreements	43,807	18,856	3.86%	1.79%	2,270,145	2,109,690
Interest rate risk management	(1,255)	7,388	–0.11%	0.70%	—	—
Financing fees	357	311	0.03%	0.03%	—	—

Total repurchase agreements	42,909	26,555	3.78%	2.52%	2,270,145	2,109,690
FHLB advances	4,595	4,002	3.01%	2.58%	305,430	310,451
Subordinated capital notes	2,470	2,046	6.85%	5.67%	72,166	72,166
Term notes	261	123	3.48%	1.64%	15,000	15,000
Other borrowings	190	—	3.82%	—	9,938	—

	50,425	32,726	3.77%	2.61%	2,672,679	2,507,307

	70,706	46,149	3.58%	2.62%	3,953,452	2,526,701

Net interest income/spread	$34,380	$46,715	1.33%	2.27%

Interest rate margin			1.61%	2.46%

Excess of interest-earning assets over interest-bearing liabilities					$323,063	$269,104

Interest-earning assets over interest-bearing liabilities ratio					108.17%	107.63%

C. CHANGES IN NET INTEREST INCOME DUE TO:

	December 31, 2005 versus December 31, 2004
	Volume	Rate	Total

Interest Income:
Loans	$3,615	$676	$4,291
Investments	8,262	(331)	7,931

	11,877	345	12,222

Interest Expense:
Deposits	6,762	96	6,858
Repurchase agreements	1,838	14,515	16,354
Other borrowings	75	1,271	1,345

	8,675	15,882	24,557

	$3,202	$(15,537)	$(12,335)

Net Interest Income

Comparison of the years ended December 31, 2007 and 2006:

Net interest income is affected by the difference between rates earned on the Group’s interest-earning assets and rates paid on its interest-bearing liabilities (interest rate spread) and the relative amounts of its interest-earning assets and interest-bearing liabilities (interest rate margin). As further discussed in the Risk Management section of this report, the Group monitors the composition and repricing of its assets and liabilities to maintain its net interest income at adequate levels. Table 1 shows the major categories of interest-earning assets and interest-bearing liabilities, their respective interest income, expenses, yields and costs, and their impact on net interest income due to changes in volume and rates for the years ended December 31, 2007 and 2006.

Net interest income increased 67.1% to $73.7 million in the year ended December 31, 2007, from $44.1 million in the same period of 2006. This increase was due to a positive volume variance of $25.2 million, and a positive rate variance of $31.9 million, as average interest earning assets increased 9.36% to $4.900 billion as of December 31, 2007, from $4.481 billion as of December 31, 2006. The interest rate margin increased 53 basis points to 1.51% for the year ended December 31, 2007, from 0.98% for the same period of 2006. The interest rate spread increased 53 basis points to 1.27% for the year ended December 31, 2007, from 0.70% for the same period of 2006, due to a 73 basis point increase in the average yield of interest earning assets to 5.91% from 5.18%, offset by a 16 basis point increase in the average cost of funds to 4.64% from 4.48%. Overall improvement was due to the repositioning of the Group’s investment portfolio and related funding to improve margin in line with what the Group correctly anticipated would be a more positively sloped yield curve.

Interest income increased 24.6% to $289.4 million for the year ended December 31, 2007, as compared to $232.3 million for the period of 2006, reflecting the increase in the average balance of interest earning assets and yields. Interest income is generated by investment securities, which accounted for 70.3% of total interest income, and from loans, which accounted for 29.7% of total interest income. Interest income from investments increased 30.9% to $203.6 million, due to an 8.6% increase in the average balance of investments, which grew to $3.719 billion from $3.426 billion, and by 93 basis point increase in yield from 4.54% to 5.47%. Interest income from loans increased 11.7% to $85.8 million, mainly due to a 11.9% increase in the average balance of loans, which grew to $1.181 billion from $1.655 billion. Yields remained constant at 7.27% in 2007 and 7.28% in 2006.

Interest expense increased 14.6%, to $215.6 million for year ended December 31, 2007, from $188.2 million for the same period of 2006, due to a 16 basis point increase in the average cost of retail and wholesale funds, to 4.64% for 2007, from 4.48% for the same period of 2006. The increase is due to higher average interest-bearing liabilities which grew to $4.643 billion, from $4.198 billion, year over year, in order to fund the growth of the Group’s investment and loan portfolios. The average cost of retail deposits increased 56 basis points, to 4.34% for the year ended December 31, 2007, from 3.78% for the same period of 2006, and the average cost of wholesale funding sources decreased 2 basis points, to 4.75%, from 4.77%, specifically reflected in repurchase agreements, which decreased 10 basis points, to 4.68% from 4.78% due to the strategic repositioning of the repurchase agreements portfolio.

Comparison of the years ended December 31, 2006 and 2005:

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

Interest expense increased 47.6%, to $188.2 million for the year ended December 31, 2006, from $127.5 million for the same period of 2005, due to a 118 basis point increase in the average cost of retail and wholesale funds, to 4.48% for 2006, from 3.30% for the same period of 2005. The increase is due to higher average interest-bearing liabilities which grew to $4.198 billion, from $3.858 billion, year over year, in order to fund the growth of the Group’s investment and loan portfolios. The average cost of retail deposits increased 74 basis points, to 3.78% for the year ended December 31, 2006, from 3.04% for the same period of 2005, and the average cost of wholesale funding sources increased 135 basis points, to 4.77%, from 3.42%, substantially reflected in repurchase agreements, which increased 137 basis points, to 4.78% from 3.41%.

Comparison of the six-month periods ended December 31, 2005 and 2004:

Table 1B shows the major categories of interest-earning assets and interest-bearing liabilities, their respective interest income, expenses, yields and costs, and their impact on net interest income due to changes in volume and rates for the six-month periods ended December 31, 2005 and 2004.

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

TABLE 2 — NON-INTEREST INCOME SUMMARY
FOR THE YEARS ENDED ENDED DECEMBER 31, 2007, 2006 AND 2005,
FOR THE SIX-MONTH PERIODS ENDED DECEMBER 31, 2005 AND 2004,
AND FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

	Fiscal Year Ended				Six-Month Period Ended
	December 31,				December 31,		Fiscal Year Ended June 30,
	2007	2006	Variance%	2005	2005	2004	2005	2004
				(Unaudited)		(Unaudited)
	(Dollars in thousands)

Financial service revenues	$17,295	$16,029	7.9%	$14,029	$7,432	$7,435	$14,032	$17,617
Banking service revenues	7,862	9,006	−12.7%	8,315	4,495	3,721	7,541	7,165
Investment banking revenues	126	2,701	−95.3%	235	74	177	339	—
Mortgage banking activities	2,401	3,368	−28.7%	3,943	1,702	5,532	7,774	7,719

Total banking and financial service revenues	27,684	31,104	−11.0%	26,522	13,703	16,865	29,686	32,501

Securities net activity	3,799	(17,637)	121.5%	3,173	650	5,642	8,165	13,414
Derivatives net gain (loss)	10,997	3,218	241.7%	(2,061)	1,077	(393)	(3,530)	11
Trading net gain (loss)	23	28	−17.9%	(48)	5	38	(15)	21
Loss on early extinguishment of Subordinated capital notes	—	(915)	100.0%	—	—	—	—	—
Income from other investments	236	—	100.0%	—	—	—	—	—

Securities, derivatives and trading activities	15,055	(15,306)	−198.4%	1,064	1,732	5,287	4,620	13,446

Investment in limited liability partnership	—	828	−100.0%	1,085	838	—	246	—
Other income	(237)	612	−138.7%	249	110	195	334	87

Other non-interest income	(237)	1,440	−116.5%	1,334	948	195	580	87

Total non-interest income	$42,502	$17,238	146.6%	$28,920	$16,383	$22,347	$34,886	$46,034

Non-Interest Income

Comparison of the years ended December 31, 2007 and 2006:

Non-interest income is affected by the amount of securities and trading transactions, the level of trust assets under management, transactions generated by the gathering of financial assets and investment activities by the securities broker-dealer subsidiary, the level of mortgage banking activities, and fees from deposit accounts and insurance products. As shown in Table 2, non-interest income for the year ended December 31, 2007 increased 146.6%, from $17.2 million to $42.5 million, when compared to the same period in 2006.

Financial services revenues, which consist of commissions and fees from fiduciary activities, and commissions and fees from securities brokerage, and insurance activities, increased 7.9%, to $17.3 million in the year ended December 31, 2007, from $16.0 million in the same period of 2006. Banking service revenues, which consist primarily of fees generated by deposit accounts, electronic banking and customer services, decreased 12.7% to $7.9 million in the year ended December 31, 2007, from $9.0 million in the same period of 2006, mainly driven by reduced consumer banking activity. Investment banking revenues declined due to fewer transactions in 2007 as compared to 2006. Income generated from mortgage banking activities decreased 28.7% in the year ended December 31, 2007, from $3.4 million in the year ended December 31, 2006, to $2.4 million in the same period of 2007 mainly the result of reduced mortgage loan production.

Revenues from securities, derivatives and trading activities for the year ended December 31, 2007 reflects the Group’s previously disclosed net gain of approximately $11 million from the July 2006 unwinding of interest rate swaps that had been used to hedge rising interest costs of short-term repurchase agreements. This gain was included in other comprehensive income, and was being recognized into earnings as a reduction of interest expense on remaining short-term borrowings. The repurchase agreements restructuring, however, significantly reduced the Group’s short-term borrowings during the March 2007 quarter, eliminating the forecasted transactions that the swaps were intended to hedge. As a result, Oriental recognized the remaining balance of $8.2 million (equal to $0.33 per basic and fully diluted share) of the gain as non-interest income in the quarter ended March 31, 2007. Revenues from securities, derivatives and trading activities in the year ended December 31, 2006 reflects the $16.0 million loss incurred with respect to the repositioning of the investment securities portfolio.

Comparison of the years ended December 31, 2006 and 2005:

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

Revenues from securities, derivatives and trading activities in the year ended December 31, 2006 reflects the $16.0 million loss incurred with respect to the repositioning of the investment securities portfolio partially offset by increased gains on derivatives instruments due to a positive variance in the mark-to-market of such positions.

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

Financial services revenues decreased 0.3% and 2.7%, respectively, to $4.1 million and $3.4 million in the six-month period ended December 31, 2005, from $4.1 million and $3.5 million in the same period of 2004. Decrease for the period reflected the temporarily reduced market for public finance activities in Puerto Rico which affects revenues from brokerage and investment banking activities in the local retail public finance market.

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

TABLE 3 — NON-INTEREST EXPENSES SUMMARY
FOR THE YEARS ENDED ENDED DECEMBER 31, 2007, 2006 AND 2005,
FOR THE SIX-MONTH PERIODS ENDED DECEMBER 31, 2005,
AND 2004 AND FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

					Six-Month Period
					Ended
	Year Ended December 31,				December 31,		Fiscal Year Ended June 30,
	2007	2006	Variance%	2005	2005	2004	2005	2004
				(Unaudited)		(Unaudited)
	(Dollars in thousands)

Compensation and employees’ benefits	$28,376	$24,630	15.2%	$20,410	$12,714	$15,910	$23,606	$28,511
Occupancy and equipment	12,624	11,573	9.1%	11,331	5,798	5,050	10,583	9,639
Professional and service fees	7,161	6,821	5.0%	7,385	3,771	3,380	6,994	5,631
Advertising and business promotion	4,472	4,466	0.1%	5,276	2,862	3,306	5,720	6,850
Taxes, other than payroll and income taxes	2,151	2,405	−10.6%	2,129	1,195	902	1,836	1,754
Director and investors relations	2,103	2,323	−9.5%	918	374	339	883	677
Loan servicing expenses	1,740	2,017	−13.7%	1,742	911	896	1,727	1,853
Electronic banking charges	1,826	1,914	−4.6%	1,914	854	1,015	2,075	1,679
Communication	1,302	1,598	−18.5%	1,624	837	843	1,630	1,849
Printing, postage, stationery and supplies	842	995	−15.4%	945	528	474	891	1,121
Insurance	848	861	−1.5%	749	374	392	767	791
Other operating expenses	3,414	4,110	−16.9%	3,433	1,596	1,414	3,251	3,009

Total non-interest expenses	$66,859	$63,713	4.9%	$57,856	$31,814	$33,921	$59,963	$63,364

Relevant ratios and data:
Non-interest income to Non-interest expenses ratio	63.57%	28.35%		49.99%	51.49%	65.88%	58.18%	72.65%

Efficiency ratio	65.93%	86.33%		57.51%	66.17%	53.24%	51.39%	52.92%
Expense ratio	0.77%	0.73%		0.75%	0.85%	0.89%	0.75%	0.97%

Compensation and benefits to non-interest expenses	42.4%	38.7%		35.3%	40.0%	46.9%	39.4%	45.0%

Compensation to total assets	0.47%	0.56%		0.45%	0.56%	0.76%	0.56%	0.77%

Average compensation per employee (annualized)	$53.5	$46.4		$38.7	$48.8	$60.6	$44.6	$52.3

Average number of employees	522	530		527	521	525	529	545

Assets per employee	$11,320	$8,552		$8,624	$8,723	$7,932	$8,028	$6,836
Total workforce	518	535		520	520	554	520	526

Non-Interest Expenses

Comparison of the years ended December 31, 2007 and 2006:

Non-interest expenses for the year ended December 31, 2007 increased 4.9% to $66.9 million, compared to $63.7 million for the same period of 2006. During the year ended December 31, 2007, compensation and employees’ benefits increased 15.2% to $28.4 million from $24.6 million in the year ended December 31, 2006. Such increase was mainly due to lower deferred costs pursuant to SFAS No. 91 (“Accounting for Non Refundable Fees Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases and Amendment of FASB Statement No. 13, 60 and 65 and a rescission of FASB Statement No. 17”) due to reduced mortgage loan production.

In the year ended December 31, 2007, taxes, other than payroll and income taxes, director and investor relations, loan servicing expense, communication and other operating expenses decreased 10.6%, 9.5%, 13.7%, 18.5% and 16.9%, respectively, compared to the year ended December 31, 2006, reflecting the Group’s cost control program.

Comparison of the years ended December 31, 2006 and 2005:

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

Provision for Loan Losses

Comparison of the years ended December 31, 2007 and 2006:

The provision for loan losses for the year ended December 31, 2007 totaled $6.6 million, a 49.3% increase from the $4.4 million reported for 2006, which is in line with the increase in non-performing loans of the Group. Based on an analysis of the credit quality and the composition of the Group’s loan portfolio, management determined that the provision for 2007 was adequate in order to maintain the allowance for loan losses at an adequate level.

Net credit losses increased 46.8% during 2007 primarily due to increased net credit losses from mortgage loans due to the overall deterioration of the economy in Puerto Rico. Recoveries decreased from $677,000 for 2006 to $501,000 for 2007. As result, the recoveries to charge-offs ratio decreased from 18.4% in 2006, to 10.2% in 2007. Mortgage loan charge-offs in 2007 were $2.0 million as compared to $896,000 in 2006. Commercial loans net credit losses increased to $252,000 in 2007, when compared with $161,000 in 2006. Commercial loans originated by the Group are mainly collateralized by mortgages.

Net credit losses on consumer loans increased when compared to 2006. In 2007, net credit losses on consumer loans were $2.1 million, an increase of 7.7% when compared to 2006 in which the Group had net credit losses of $2.0 million.

The Group evaluates all loans, some individually and others as homogeneous groups, for purposes of determining impairment. At December 31, 2007, the total investment in impaired commercial loans was $1.1 million. Impaired commercial loans are measured based on the fair value of collateral. The Group determined that no specific impairment allowance was required for such loans. The average investment in impaired commercial loans for the year ended December 31, 2007 amounted to $1.5 million compared to $2.2 million for the year ended December 31, 2006.

The Group follows a residential mortgage lending policy, in which more than 90% of its residential mortgage portfolio consists of fixed-rate, fully amortizing, well-documented loans. Furthermore, the Group has never been active in negative amortization loans or adjustable-rate mortgage loans, including those with teaser rates, and does not originate construction and development loans.

Please refer to the Allowance for Loan Losses and Non-Performing Assets section on Table 8 through Table 12 for a more detailed analysis of the allowances for loan losses, net credit losses and credit quality statistics.

Comparison of the years ended December 31, 2006 and 2005:

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

The 30.9% reduction in net credit losses during 2006 was primarily due to a $1.4 million decrease in net credit losses from mortgage loans. Recoveries increased from $597,000 for 2005 to $677,000 for 2006. As result, the recoveries to charge-offs ratio increased from 15.1% in 2005, to 18.4% in 2006.

Mortgage loan charge-offs in 2006 were $896,000 as compared to $2.4 million in 2005. Commercial loans net credit losses decreased to $161,000 in 2006, when compared from $646,000 in 2005. The commercial lending that the Group originates is mainly collateralized by mortgages.

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

Income Taxes

The income tax expense was $1.6 million for the year ended December 31, 2007, as compared to a benefit of $1.6 million for 2006. The tax benefit in 2006 takes into account, among other things, the expiration of certain tax contingencies. Also, the effective income tax rate in 2007 was lower than the 39% statutory tax rate for the Group, due to the high level of tax-advantaged interest income earned on certain investments and loans, net of the disallowance of related expenses attributable to exempt income. Exempt interest relates principally to interest earned on obligations of the United States and Puerto Rico governments and certain mortgage-backed securities, including securities held by the Group’s international banking entity.

FINANCIAL CONDITION

Assets Owned

At December 31, 2007, the Group’s total assets amounted to $6.000 billion, an increase of 37.2% when compared to $4.372 billion at December 31, 2006, and interest-earning assets reached $5.765 billion, up 37.1%, versus $4.200 billion at December 31, 2006.

As detailed in Table 4, investments are the Group’s largest interest-earning assets component. Investments principally consist of money market instruments, U.S. government and agency bonds, mortgage-backed securities and Puerto Rico government and agency bonds. At December 31, 2007, the investment portfolio increased 53.5% to $4.586 billion, from $2.987 billion as of December 31, 2006, principally as a result of the repositioning of the available-for-sale portfolio and the market opportunities taken to improve the Group’s interest margins.

TABLE 4 — ASSETS SUMMARY AND COMPOSITION
AS OF DECEMBER 31, 2007, 2006 AND 2005

	December 31,	December 31,	Variance	December 31,
	2007	2006	%	2005
	(Dollars in thousands)

Investments:
Mortgage-backed securities	$2,602,766	$1,955,566	33.1%	$1,961,285
U.S. Government and agency obligations	1,698,748	863,019	96.8%	1,251,058
P.R. Government and agency obligations	72,667	100,729	−27.9%	90,333
Other investment securities	189,109	23,366	709.3%	90,609
Short-term investments	—	—	—	60,000
FHLB stock	20,658	13,607	51.8%	20,002
Other investments	1,662	30,949	−94.6%	—

	4,585,610	2,987,236	53.5%	3,473,287

Loans:
Loans receivable	1,173,055	1,209,783	−3.0%	900,992
Allowance for loan losses	(10,161)	(8,016)	26.8%	(6,630)

Loans receivable, net	1,162,894	1,201,767	−3.2%	894,362
Mortgage loans held for sale	16,672	10,603	57.2%	8,946

Total loans	1,179,566	1,212,370	−2.7%	903,308

Securities sold but not yet delivered	—	6,430	−100.0%	44,009

Total securities and loans	5,765,176	4,206,036	37.1%	4,420,604

Other assets:
Cash and due from banks	22,858	15,341	49.0%	13,789
Money Market Investments	66,125	23,729	178.7%	3,480
Accrued interest receivable	52,315	27,940	87.2%	29,067
Premises and equipment, net	21,779	20,153	8.1%	14,828
Deferred tax asset, net	10,362	14,150	−26.8%	12,222
Foreclosed real estate	4,207	4,864	−13.5%	4,802
Investment in Equity indexed options	40,709	34,216	19.0%	22,054
Other assets	16,324	25,557	−36.1%	26,103

Total other assets	234,679	165,950	41.4%	126,345

Total assets	$5,999,855	$4,371,986	37.2%	$4,546,949

Investments portfolio composition:
Mortgage-backed securities	56.8%	65.5%		56.5%
U.S. Government and agency obligations	37.0%	28.9%		36.0%
P.R. Government and agency obligations	1.6%	3.4%		2.6%
FHLB stock, short term investments and other investment securities	4.6%	2.3%		4.9%

	100.0%	100.0%		100.0%

Refer to Note 2 of the accompanying consolidated financial statements for information related to the carrying amount of available-for-sale and held-to-maturity investment securities at December 31, 2007, by contractual maturity.

At December 31, 2007, the Group’s loan portfolio, the second largest category of the Group’s interest-earning assets, amounted to $1.180 billion, a decrease of 2.7% when compared to the $1.212 billion at December 31, 2006. The Group’s loan portfolio is mainly comprised of residential loans, home equity loans, and commercial loans collateralized by mortgages on real estate in Puerto Rico. As shown in Table 5, the mortgage loan portfolio amounted to $986.6 million or 84.1% of the loan portfolio as of December 31, 2007, compared to $932.3 million or 77.1% of the loan portfolio at December 31, 2006. Mortgage production and purchases of $248.5 million for the year ended December 31, 2007 decreased 48.1%, from $478.5 million, when compared to the year ended December 31, 2005.

The second largest component of the Group’s loan portfolio is commercial loans. At December 31, 2007, the commercial loan portfolio totaled $157.2 million (13.4% of the Group’s total loan portfolio), in comparison to $241.4 million at December 31, 2006 (19.9% of the Group’s total loan portfolio). The decrease in commercial loans was mainly on July 13, 2007, when the Group unwound certain mortgage-related transactions.

The consumer loan portfolio totaled $29.2 million (2.5% of total loan portfolio at December 31, 2007), a decrease of 18.9% when compared to the December 31, 2006 portfolio of $36.1 million (3.0% total loan portfolio at such date). Consumer loan production decreased 56.7% for the year ended December 31, 2007 from $16.6 million in 2006 to $7.2 million in 2007.

The following table summarizes the remaining contractual maturities of the Group’s total loans segmented to reflect cash flows as of December 31, 2007. Contractual maturities do not necessarily reflect the actual term of a loan, considering prepayments.

		Maturities
			After One Year to Five Years		After Five Years
	Balance		Fixed	Variable	Fixed	Variable
	outstanding at	One Year	Interest	Interest	Interest	Interest
	December 31, 2007	or Less	Rates	Rates	Rates	Rates
			(In thousands)

Mortgage, mainly residential	$1,006,157	$4,056	$6,965	$—	$995,136	$—
Commercial, mainly real estate	157,198	51,001	37,973	54,783	7,893	5,548
Consumer	29,246	6,959	17,154	—	5,133	—

Total	$1,192,601	$62,016	$62,092	$54,783	$1,008,162	$5,548

TABLE 5 — LOANS RECEIVABLE COMPOSITION:
Selected Financial Data
As of December 31, 2007, 2006 and 2005

	December 31,
	2007	2006	2005
	(Dollars in thousands)

Mortgage, mainly residential	$986,612	$932,285	$637,318
Commercial, mainly real estate	157,198	241,433	227,846
Consumer	29,245	36,065	35,828

Loans receivable	1,173,055	1,209,783	900,992
Allowance for loan losses	(10,161)	(8,016)	(6,630)

Loans receivable, net	1,162,894	1,201,767	894,362
Mortgage loans held for sale	16,672	10,603	8,946

Total loans, net	$1,179,566	$1,212,370	$903,308

Loans portfolio composition percentages:
Mortgage, mainly residential	84.1%	77.1%	71.0%
Commercial, mainly real estate	13.4%	19.9%	25.0%
Consumer	2.5%	3.0%	4.0%

Total loans	100.0%	100.0%	100.0%

Liabilities and Funding Sources

As shown in Table 6, at December 31, 2007, the Group’s total liabilities reached $5.640 billion, 39.7% higher than the $4.037 billion reported at December 31, 2006. Interest-bearing liabilities, the Group’s funding sources, amounted to $5.503 billion at December 31, 2007 versus $4.015 billion at December 31, 2006, a 37.1% increase, mainly driven by the increase in repurchase agreements used to fund the purchase of additional investment securities.

Borrowings are the Group’s largest interest-bearing liability component. Borrowings consist mainly of diversified funding sources through the use of FHLB advances and borrowings, repurchase agreements, subordinated capital notes, other borrowings and lines of credit. At December 31, 2007, borrowings amounted to $4.257 billion, 53.0% higher than the $2.782 billion recorded at December 31, 2006. Repurchase agreements as of December 31, 2007 amounted to $3.861 billion, a 52.3% increase when compared to $2.536 billion as of December 31, 2006.

The FHLB system functions as a source of credit for financial institutions that are members of a regional Federal Home Loan Bank. As a member of the FHLB, the Group can obtain advances from the FHLB, secured by the FHLB stock owned by the Group, as well as by certain of the Group’s mortgage loans and investment securities. FHLB funding amounted to $331.9 million at December 31, 2007, versus $181.9 million at December 31, 2006. These advances mature from August 2008 through May 2014.

TABLE 6 — LIABILITIES SUMMARY AND COMPOSITION
AS OF DECEMBER 31, 2007, 2006 AND 2005

	December 31,	December 31,	Variance	December 31,
	2007	2006	%	2005
	(Dollars in thousands)

Deposits:
Non-interest bearing deposits	$50,149	$59,603	−15.9%	$61,473
Now accounts	68,994	72,810	−5.2%	85,119
Savings accounts	387,788	266,181	45.7%	82,640
Certificates of deposit	736,186	829,867	−11.3%	1,061,401

	1,243,117	1,228,461	1.2%	1,290,633
Accrued interest payable	3,303	4,527	−27.0%	7,935

	1,246,420	1,232,988	1.1%	1,298,568

Borrowings:
Federal funds purchases and other short term borrowings	27,460	13,568	102.4%	4,455
Repurchase agreements	3,861,411	2,535,923	52.3%	2,427,880
Advances from FHLB	331,898	181,900	82.5%	313,300
Subordinated capital notes	36,083	36,083	0.0%	72,166
Term notes	—	15,000	−100.0%	15,000

	4,256,852	2,782,474	53.0%	2,832,801

Total deposits and borrowings	5,503,272	4,015,462	37.1%	4,131,369
Securities and loans purchased but not yet received	111,431	—	100.0%	43,354
Other liabilities	25,691	21,802	17.8%	30,435

Total liabilities	$5,640,394	$4,037,264	39.7%	$4,205,158

Deposits portfolio composition percentages:
Non-interest bearing deposits	4.0%	4.8%		4.8%
Now accounts	5.6%	5.9%		6.6%
Savings accounts	31.2%	21.7%		6.4%
Certificates of deposit	59.2%	67.6%		82.2%

	100.0%	100.0%		100.0%

Borrowings portfolio composition percentages:
Federal funds purchases and other short term borrowings	0.7%	0.5%		0.2%
Repurchase agreements	90.7%	91.1%		85.7%
Advances from FHLB	7.8%	6.5%		11.1%
Subordinated capital notes	0.8%	1.3%		2.5%
Term notes	0.0%	0.6%		0.5%

	100.0%	100.0%		100.0%

Securities sold under agreements to repurchase
Amount outstanding at year-end	$3,861,411	$2,535,923		$2,427,880

Daily average outstanding balance	$3,154,369	$2,627,323		$2,270,145

Maximum outstanding balance at any month-end	$3,861,411	$2,923,796		$2,427,880

Weighted average interest rate(1):
For the period	4.68%	5.09%		3.31%

At period end	4.20%	4.94%		4.01%

(1)	Excludes effect of interest rate risk management and financing fees.

At December 31, 2007, deposits, the second largest category of the Group’s interest-bearing liabilities reached $1.246 billion, up 1.1% from $1.233 billion at December 31, 2006. Deposits reflected an 11.3% decrease in certificates of deposit, to $736.2 million, primarily due to a decrease of $144.1 million in brokered CDs. This decrease was offset by an increase in savings accounts.

At December 31, 2007, the scheduled maturities of time deposits and individual retirement accounts (IRAs) of $100,000 or more were as follows:

(In thousands)

3 months or less	$211,776
Over 3 months through 6 months	186,809
Over 6 months through 12 months	90,764
Over 12 months	161,460

Total	$650,809

Stockholders’ Equity

At December 31, 2007, the Group’s total stockholders’ equity was $359.5 million, a 6.8% increase, when compared to $336.4 million at December 31, 2006. The Group’s capital ratios remain significantly above regulatory capital requirements. At December 31, 2007, the Tier 1 Leverage Capital Ratio was 6.69%, the Tier 1 Risk-Based Capital Ratio was 18.59%, and the Total Risk-Based Capital Ratio was 19.06%.

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

The Group’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol OFG. At December 31, 2007, the Group’s market capitalization for its outstanding common stock was $323.5 million ($13.41 per share).

TABLE 7 — CAPITAL, DIVIDENDS AND STOCK DATA
AS OF DECEMBER 31, 2007, 2006 AND 2005

	December 31,	December 31,	Variance	December 31,
	2007	2006	%	2005
	(In thousands, except for per share data)

Capital data:
Stockholders’ equity	$359,461	$336,426	6.8%	$341,791

Regulatory Capital Ratios data:
Leverage Capital Ratio	6.69%	8.42%	−20.5%	10.13%

Minimum Leverage Capital Ratio Required	4.00%	4.00%		4.00%

Actual Tier 1 Capital	$396,309	$372,558	6.4%	$447,669

Minimum Tier 1 Capital Required	$236,847	$176,987	33.8%	$176,790

Tier 1 Risk-Based Capital Ratio	18.59%	21.57%	−13.8%	34.70%

Minimum Tier 1 Risk-Based Capital Ratio Required	4.00%	4.00%		4.00%

Actual Tier 1 Risk-Based Capital	$396,309	$372,558	6.4%	$447,669

Minimum Tier 1 Risk-Based Capital Required	$85,292	$67,830	25.7%	$51,602

Total Risk-Based Capital Ratio	19.06%	22.04%	−13.5%	35.22%

Minimum Total Risk-Based Capital Ratio Required	8.00%	8.00%		8.00%

Actual Total Risk-Based Capital	$406,470	$380,574	6.8%	$454,299

Minimum Total Risk-Based Capital Required	$170,583	$135,677	25.7%	$103,204

Stock data:
Outstanding common shares, net of treasury	24,121	24,453	−1.4%	24,580

Book value	$12.08	$10.98	10.0%	$11.13

Market Price at end of period	$13.41	$12.95	3.6%	$12.36

Market capitalization	$323,463	$316,671	2.1%	$303,809

Common dividend data:
Cash dividends declared(1)	$13,612	$13,753	−1.0%	$6,913

Cash dividends declared per share(1)	$0.56	$0.56	0.0%	$0.28

Payout ratio	37.33%	−140.12%	−126.6%	47.61%

Dividend yield	4.78%	4.39%	—	4.34%

(1)	The information presented for December 31, 2005, reflects cash dividends declared for the six-month period ended on that date.

The following provides the high and low prices and dividend per share of the Group’s stock for each quarter of the last three periods. Common stock prices and cash dividend per share were adjusted to give retroactive effect to the stock dividend declared on the Group’s common stock.

			Cash
	Price		Dividend
	High	Low	Per share

December 31, 2007
December 31, 2007	$14.56	$11.01	$0.14

September 30, 2007	$11.38	$8.39	$0.14

June 30, 2007	$12.00	$10.58	$0.14

March 31, 2007	$13.41	$11.25	$0.14

December 31, 2006
December 31, 2006	$13.57	$11.47	$0.14

September 30, 2006	$12.86	$11.82	$0.14

June 30, 2006	$13.99	$11.96	$0.14

March 31, 2006	$14.46	$12.41	$0.14

Group’s Financial Assets

The Group’s total financial assets include the Group’s assets and the assets managed by the Group’s trust division, the retirement plan administration subsidiary, and the securities broker-dealer subsidiary. At December 31, 2007, such assets totaled $9.243 billion, an increase of 25.5% from $7.364 billion at December 31, 2006. This was mainly due to an increase of 37.2% in the Group’s assets owned, when compared to December 31, 2006. The principal component of the Group’s financial assets is the assets owned by the Group, of which about 98% are owned by the Group’s banking subsidiary.

Another component of financial assets is the assets managed by the Group’s trust division and the retirement plan administration subsidiary. The Group’s trust division offers various types of IRA products and manages 401(K) and Keogh retirement plans, custodian and corporate trust accounts, while the retirement plan administration subsidiary manages private pension plans. As of December 31, 2007, total assets managed by the Group’s trust division amounted to $1.962 billion, an increase of 6.10% over the $1.849 billion at December 31, 2006.

The other financial asset component is the assets gathered by the Group’s securities broker-dealer subsidiary. The Group’s broker-dealer subsidiary offers a wide array of investment alternatives to its client base, such as tax-advantaged fixed income securities, mutual funds, stocks and bonds. At December 31, 2007, total assets gathered by the broker-dealer from its customer investment accounts increased 12.0%, to $1.281 billion as of December 31, 2007, from $1.144 billion as of December 31, 2006.

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

At December 31, 2007, the Group’s allowance for loan losses amounted to $10.2 million or 0.85% of total loans versus $8.0 million or 0.66% of total loans at December 31, 2006. The allowance for residential mortgage loans increased by 60.1% or $2.2 million, when compared with balances recorded at December 31, 2006. The allowance for commercial loans remained constant at $1.8 million year over year, while the allowance for consumer loans increased by 3.2% or $62,000, when compared to $1.9 million recorded at December 30, 2006.

The provision for loan losses for 2007 totaled $6.6 million, a 49.3% increase from the $4.4 million reported for 2006. Based on an analysis of the credit quality and the composition of the Group’s loan portfolio, management determined that the provision for 2006 was adequate in order to maintain the allowance for loan losses at an appropriate level.

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

TABLE 8 — ALLOWANCE FOR LOAN LOSSES SUMMARY
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005,
SIX-MONTH PERIODS ENDED DECEMBER 31, 2005 AND 2004,
AND FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

	Year Ended December 31,			Six-Month Period Ended December 31,		Fiscal Year Ended June 30,
	2007	2006	2005	2005	2004	2005	2004
	(Dollars in thousands)

Balance at beginning of period	$8,016	$6,630	$7,565	$6,495	$7,553	$7,553	$5,031
Provision for loan losses	6,550	4,388	3,412	1,902	1,805	3,315	4,587
Net credit losses — see Table 10	(4,405)	(3,002)	(4,347)	(1,767)	(1,793)	(4,373)	(2,065)

Balance at end of period	$10,161	$8,016	$6,630	$6,630	$7,565	$6,495	$7,553

TABLE 9 — ALLOWANCE FOR LOAN LOSSES BREAKDOWN
AS OF DECEMBER 31, 2007, 2006 AND 2005,
AND FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

	Year Ended December 31,		Fiscal Year Ended June 30,
	2007	2006	2005	2005	2004
	(Dollars in thousands)

Mortgage	$5,958	$3,721	$3,185	$3,167	$3,861
Commercial	1,838	1,831	1,723	1,714	1,317
Consumer	2,006	1,944	1,417	1,335	1,462
Unallocated allowance	359	520	305	279	913

	$10,161	$8,016	$6,630	$6,495	$7,553

Allowance composition:
Mortgage	58.7%	46.4%	48.0%	48.7%	51.1%
Commercial	18.1%	22.8%	26.0%	26.4%	17.4%
Consumer	19.7%	24.3%	21.4%	20.6%	19.4%
Unallocated allowance	3.5%	6.5%	4.6%	4.3%	12.1%

	100.0%	100.0%	100.0%	100.0%	100.0%

Allowance coverage ratio at end of period Applicable to:
Mortgage	0.59%	0.39%	0.50%	0.51%	0.60%
Commercial	1.17%	0.76%	0.76%	0.73%	1.61%
Consumer	6.86%	5.36%	3.96%	4.41%	7.84%
Unallocated allowance to total loans	0.03%	0.04%	0.03%	0.03%	0.12%

Total allowance to total loans	0.85%	0.66%	0.73%	0.71%	1.01%

Other selected data and ratios:
Allowance coverage ratio to:
Non-performing loans	15.4%	20.9%	23.3%	23.3%	25.1%

Non-real estate non-performing loans	314.5%	205.9%	135.4%	135.4%	184.7%

TABLE 10 — NET CREDIT LOSSES STATISTICS:
YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005,
SIX-MONTH PERIODS ENDED DECEMBER 31, 2005 AND 2004,
AND FISCAL YEARS ENDED JUNE 30, 2005 AND 2004

				Six-Month Period Ended
	Year Ended December 31,			December 31,		Fiscal Year Ended June 30,
	2007	2006	2005	2005	2004	2005	2004

Mortgage
Charge-offs	$(2,030)	$(896)	$(2,437)	$(774)	$(1,198)	$(2,861)	$(378)
Recoveries	15	40	145	145	—	—	—

	(2,015)	(856)	(2,292)	(629)	(1,198)	(2,861)	(378)

Commercial
Charge-offs	(359)	(277)	(665)	(180)	(129)	(614)	(249)
Recoveries	107	116	19	16	105	119	139

	(252)	(161)	(646)	(164)	(24)	(495)	(110)

Consumer
Charge-offs	(2,517)	(2,505)	(1,842)	(1,127)	(904)	(1,619)	(2,580)
Recoveries	379	520	433	153	333	602	1,003

	(2,138)	(1,985)	(1,409)	(974)	(571)	(1,017)	(1,577)

Net credit losses
Total charge-offs	(4,906)	(3,678)	(4,944)	(2,081)	(2,231)	(5,094)	(3,207)
Total recoveries	501	676	597	314	438	721	1,142

	$(4,405)	$(3,002)	$(4,347)	$(1,767)	$(1,793)	$(4,373)	$(2,065)

Net credit losses to average loans:
Mortgage	0.20%	0.11%	0.31%	0.17%	0.34%	0.41%	0.06%

Commercial	0.18%	0.08%	0.52%	0.25%	0.05%	0.46%	0.19%

Consumer	6.91%	5.31%	4.85%	6.08%	5.41%	4.31%	8.83%

Total	0.37%	0.28%	0.49%	0.38%	0.44%	0.53%	0.28%

Recoveries to charge-offs	10.2%	18.4%	12.1%	15.1%	19.6%	14.2%	35.6%

Average Loans
Mortgage	$1,005,751	$805,285	$730,614	$757,207	$694,529	$699,027	$662,590
Commercial	143,802	212,294	125,395	129,506	96,264	108,636	57,047
Consumer	30,989	37,412	29,061	32,005	21,123	23,576	17,867

Total	$1,180,542	$1,054,991	$885,070	$918,718	$811,916	$831,239	$737,504

TABLE 11 — NON-PERFORMING ASSETS

	December 31,			June 30,
	2007	2006	2005	2005	2004
	(Dollars in thousands)

Non-performing assets:
Non-performing loans
Non-accruing loans	$27,347	$17,845	$18,986	$21,859	$23,714
Accruing loans over 90 days past due	38,762	20,453	9,447	8,997	7,224

Total non-performing loans (see Table 12 below)	66,109	38,298	28,433	30,856	30,938
Foreclosed real estate	4,207	4,864	4,802	4,186	888

Total non-performing assets	$70,316	$43,162	$33,235	$35,042	$31,826

Non-performing assets to total assets	1.17%	0.99%	0.73%	0.83%	0.85%

			Six-Month
	Year Ended		Period Ended	Fiscal Year
	December 31,		December 31,	Ended June 30,
	2007	2006	2005	2005	2004

Interest that would have been recorded in the period if the loans had not been classified as non-accruing loans	$4,359	$3,433	$1,403	$2,164	$843

TABLE 12 — NON-PERFORMING LOANS:
AS OF DECEMBER 31, 2007, 2006 AND 2005

	December 31,
	2007	2006	2005
	(Dollars in thousands)

Non-performing loans:
Mortgage	$62,878	$34,404	$23,535
Commercial, mainly real estate	2,413	3,167	4,600
Consumer	818	727	298

Total	$66,109	$38,298	$28,433

Non-performing loans composition percentages:
Mortgage	95.1%	89.8%	82.8%
Commercial, mainly real estate	3.7%	8.3%	16.2%
Consumer	1.2%	1.9%	1.0%

Total	100.0%	100.0%	100.0%

Non-performing loans to:
Total loans	5.56%	3.14%	3.12%

Total assets	1.10%	0.88%	0.63%

Total capital	18.39%	11.38%	8.32%

Larger commercial loans that exhibit potential or observed credit weaknesses are subject to individual review and grading. Where appropriate, allowances are allocated to individual loans based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Group. Included in the review of individual loans are those that are impaired, following the provisions of SFAS No. 114. A loan is considered impaired when, based on current information and events, it is probable that the Group will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent. Loans are individually evaluated for impairment, except large groups of small balance, homogeneous loans that are collectively evaluated for impairment under the provisions of SFAS No. 5, and for loans that are recorded at fair value or at the lower of cost or market. The Group measures for impairment all commercial loans over $250,000 and 90 days past due. The portfolios of residential mortgages and consumer loans are considered homogeneous and are evaluated collectively for impairment.

For loans that are not individually graded, the Group uses a methodology that follows a loan credit risk rating process that involves dividing loans into risk categories. The Group, using an aged-based rating system, applies an overall allowance percentage to each loan portfolio category based on historical credit losses adjusted for current conditions and trends. This delinquency-based calculation is the starting point for management’s determination of the required level of the allowance for loan losses. Other data considered in this determination includes overall historical loss trends and other information, including underwriting standards, economic trends and unusual events.

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

An unallocated allowance is established recognizing the estimation risk associated with the aged-based rating system and with the specific allowances. It is based upon management’s evaluation of various macroeconomic conditions, the effects of which are not directly measured in determining the aged-based rating system and the specific allowances. These conditions include then-existing general economic and business conditions affecting our key lending areas; credit quality trends, including trends in non-performing loans expected to result from existing conditions, collateral values, loan volumes and concentrations, seasoning of the loans portfolio, recent loss experience in particular segments of the portfolio, regulatory examination results, and findings by the Group’s management. The evaluation of the inherent loss regarding these conditions involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments.

During the year ended December 31, 2007, net credit losses amounted to $4.4 million, a 46.8% increase when compared to $3.0 million reported for the same period of 2006. The increase was primarily due to a $1.2 million in net credit losses for mortgage loans. Total recoveries decreased from $677,000 in 2006 to $501,000 in 2007. As a result, the recoveries to charge-offs ratio decreased from 18.4% in 2006, to 10.2% in 2007.

The Group’s non-performing assets include non-performing loans and foreclosed real estate (see Tables 11 and 12). At December 31 2007, the Group’s non-performing assets totaled $70.3 million (1.17% of total assets) versus $43.2 million (0.99% of total assets) at December 31, 2006.

At December 31, 2007, the allowance for loan losses to non-performing loans coverage ratio was 15.4% (20.9% at December 31, 2006. Excluding the lesser-risk mortgage loans, the ratio is 314.5% (205.9% at December 31, 2006).

In July 2007, the Group regained control of all the servicing for its outstanding mortgage loans and subcontracted it out to a leading third party servicer. This has enabled the Group to better monitor performance and implement aggressive loss mitigation measures which, it is believed, will help stabilize the level of non-performing residential mortgage loans in the near future. The Group does not expect the increase in non-performing residential mortgage loans to translate into significantly higher losses as these loans are generally well collateralized with adequate loan-to-value ratios.

The Group follows a conservative residential mortgage lending policy, with more than 90% of its residential mortgage portfolio consisting of fixed-rate, fully amortizing, fully documented loans that do not have the level of risk associated with subprime loans offered by certain major US mortgage loan originators. Furthermore, Oriental has never been active in negative amortization loans or adjustable rate mortgage loans, including those with teaser rates, and does not originate construction and development loans.

Detailed information concerning each of the items that comprise non-performing assets follows:

•	Mortgage loans — residential mortgage loans are placed in non-accrual status when they become 365 days or more past due, or earlier if other factors indicate that the collection of principal an interest is doubtful, and are written down, if necessary, based on the specific evaluation of the collateral underlying the loan. At December 31, 2007, the Group’s non-performing mortgage loans totaled $62.9 million or 82.8% of the Group’s non-performing loans, compared to $34.4 million or 89.8% at December 31, 2006, and to $23.5 million or 82.8% at December 31, 2005. Non-performing loans in this category are primarily residential mortgage loans. Based on the value of the underlying collateral and the loan-to-value ratios, management considers that no significant losses will be incurred on this portfolio.

•	Commercial business loans — are placed in non-accrual status when they become 90 days or more past due and are charged-off based on the specific evaluation of the underlying collateral. At December 31, 2007, the Group’s non-performing commercial business loans amounted to $2.4 million or 3.7% of the Group’s non-performing loans, compared to $3.2 million or 8.3% at December 31, 2006, and $4.6 million or 16.2% at December 31, 2005. Most of this portfolio is also collateralized by real estate and no significant losses are expected.

•	Consumer loans — are placed in non-accrual status when they become 90 days past due and charged-off when payments are delinquent 120 days. At December 31, 2007, the Group’s non-performing consumer loans amounted to $818,000 or 1.2% of the Group’s total non-performing loans, compared to $727,000 or 1.9% at December 31, 2006, and $208,000 or 1.0% at December 31, 2005.

•	Foreclosed real estate assets — are initially recorded at the lower of the related loan balance or fair value at the date of foreclosure. Any excess of the loan balance over the fair value of the property is charged against the allowance for loan losses. Subsequently, any excess of the carrying value over the estimated fair value less selling costs is charged to operations. Management is actively seeking prospective buyers for these foreclosed properties. Foreclosed real estate amounted to $4.2 million at December 31, 2007, $4.9 million at December 31, 2006 and $4.8 million at December 31, 2005

Contractual Obligations and Commercial Commitments

As disclosed in the notes to the Group’s consolidated financial statements, the Group has certain obligations and commitments to make future payments under contracts. At December 31, 2007, the aggregate contractual obligations and commercial commitments are:

	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	After 5 years
	(Dollars in thousands)

CONTRACTUAL OBLIGATIONS(1):
Federal funds purchased and other short term borrowings	$27,460	$27,460	$—	$—	$—
Securities sold under agreements to repurchase	3,850,023	100,023	100,000	1,800,000	1,850,000
Advances from FHLB	330,000	50,000	—	225,000	55,000
Subordinated capital notes	36,083	—	—	—	36,083
Annual rental commitments under noncancelable operating leases	23,281	3,200	6,193	5,970	7,918

Total	$4,266,847	$180,683	$106,193	$2,030,970	$1,949,001

(1)	Excluding accrued interest.

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

RISK MANAGEMENT

Background

The Group’s risk management policies are established by its Board of Directors (the “Board”), implemented by management, through the adoption of a risk management program, which is overseen and monitored by the Chief Risk Officer and the Risk Management Committee (RMC). During 2007, the Group continued to refine and enhance its risk management program by strengthening policies, processes and procedures necessary to maintain effective risk management.

All aspects of the Group’s business activities are susceptible to risk. Consequently, risk identification and monitoring are essential to risk management. As more fully discussed below, the Group’s primary risks exposure include, market, interest rate, credit, liquidity, operational and concentration risks.

Market Risk

Market risk is the risk to earnings or capital arising from adverse movements in market rates or prices, such as interest rates or prices. The Group evaluates market risk together with interest rate risk (See “Interest Rate Risk” below).

The Group’s financial results and capital levels are constantly exposed to market risk. The Board and management are primarily responsible for ensuring that the market risk assumed by the Group complies with the guidelines established by Board approved policies. The Board has delegated the management of this risk to the Asset and Liability Management Committee (“ALCO”) which is composed of certain executive officers from the business, treasury and finance areas. One of ALCO’s primary goals is to ensure that the market risk assumed by the Group is within the parameters established in the policies adopted by the Board.

Interest Rate Risk

Interest rate risk is the exposure of the Group’s earnings or capital to adverse movements in interest rates. It is a predominant market risk in terms of its potential impact on earnings.

The Group manages its asset/liability position in order to limit the effects of changes in interest rates on net interest income. ALCO is responsible for monitoring compliance with the market risk policies approved by the Board and adopting interest risk management strategies. In that role, ALCO oversees interest rate risk, liquidity management and other related matters.

In discharging its responsibilities, ALCO examines current and expected conditions in world financial markets, competition and prevailing rates in the local deposit market, liquidity, unrealized gains and losses in securities, recent or proposed changes to the investment portfolio, alternative funding sources and their costs, hedging and the possible purchase of derivatives such as swaps and caps, and any tax or regulatory issues which may be pertinent to these areas. ALCO approves funding decisions in light of the Group’s overall growth strategies and objectives.

Each month, the Group performs a net interest income simulation analysis on a consolidated basis to estimate the potential change in future earnings from projected changes in interest rates. These simulations are carried out over a one to three-year time horizon, assuming gradual upward and downward interest rate movements of 200 basis points, achieved during a twelve-month period. Simulations are carried out in two ways:

(1) using a static balance sheet as the Group had on the simulation date, and

(2) using a growing balance sheet based on recent growth patterns and strategies.

The balance sheet is divided into groups of assets and liabilities detailed by maturity or re-pricing and their corresponding interest yields and costs. As interest rates rise or fall, these simulations incorporate expected future lending rates, current and expected future funding sources and cost, the possible exercise of options, changes in prepayment rates, deposits decay and other factors which may be important in projecting the future growth of net interest income.

The Group uses asset-liability management software to project future movements in the Group’s balance sheet and income statement. The starting point of the projections generally corresponds to the actual values of the balance sheet on the date of the simulations. For the simulation made as of December 31, 2007, and based on the significant downward shift in rates experienced at the beginning of 2008, the Group’s ALCO decided to update the rates as of the end of January 2008 and use these as the starting point for the projections.

These simulations are highly complex, and use many simplifying assumptions that are intended to reflect the general behavior of the Group over the period in question. There can be no assurance that actual events will match these assumptions in all cases. For this reason, the results of these simulations are only approximations of the true sensitivity of net interest income to changes in market interest rates.

The following table presents the results of the simulations as of December 31, 2007, assuming a one-year time horizon:

	December 31, 2007
	Net Interest Income Risk (projected for 2008)
	Static Balance Sheet		Growing Simulation
	Amount	Percent	Amount	Percent
Change in Interest Rate	Change	Change	Change	Change
	(Dollars in thousands)

+200 Basis points	$1,349	1.36%	$3,447	3.00%

−200 Basis points	$(1,266)	−1.27%	$(7,391)	−6.44%

Future net interest income could be affected by the Group’s investments in callable securities, and its structured repurchase agreements and advances from the FHLB.

As part of the strategy to limit the interest rate risk and reduce the re-pricing gaps of the Group’s assets and liabilities, the maturity and the repricing frequency of the liabilities has been extended to longer terms. Also, the concentration of long-term fixed rate securities has been reduced.

Derivatives.  The Group uses derivative instruments and other strategies to manage its exposure to interest rate risk caused by changes in interest rates beyond management’s control.

The following summarizes strategies, including derivative activities, used by the Group in managing interest rate risk:

Interest rate swaps — Interest rate swap agreements generally involve the exchange of fixed and floating-rate interest payment obligations without the exchange of the underlying principal. The interest rate swaps have been utilized to convert short term repurchase agreements into fix rate to better match the repricing nature of these borrowings. There were no outstanding interest rate swaps as of December 31, 2007 or 2006.

Interest rate cap agreements — Interest rate cap agreements provide the right to receive cash if a reference interest rate rises above a contractual rate. The value increases as the reference interest rate rises. The Group may utilize interest rate cap agreements to protect against rising interest rates. There were no outstanding interest rate caps as of December 31, 2007 or 2006.

Structured repurchase agreements — The Group uses structured repurchase agreements, with embedded call options, to reduce the Group’s exposure to interest rate risk by lengthening the contractual maturities of its liabilities, while keeping funding costs low.

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

At December 31, 2007, the contractual maturities of the equity indexed options, by fiscal year were as follows:

	Equity Indexed	Equity Indexed
Year Ending December 31,	Options Purchased	Options Written
	(In thousands)

2008	$35,700	$33,308
2009	22,085	20,870
2010	9,045	8,647
2011	21,415	20,825
2012	64,285	63,423

	$152,530	$147,073

At December 31, 2007 and 2006, the fair value the purchased options used to manage the exposure to the stock market on stock indexed deposits represented an asset of $40.7 million, and $34.2 million, respectively; and the options sold to customers embedded in the certificates of deposit represented a liability of $38.8 million and $32.2 million, respectively, recorded in deposits.

Credit Risk

Credit risk is the possibility of loss arising from a borrower or counterparty in a credit-related contract failing to perform in accordance with its terms. The principal source of credit risk for the Group’s is its lending activities. (Refer to the “Allowance for Loan Losses and Non-Performing Assets” section for further details.)

The Group manages its credit risk through a comprehensive credit policy which establishes sound underwriting standards, by monitoring and evaluating loan portfolio quality, and by the constant assessment of reserves and loan concentrations. The Group also employs proactive collection and loss mitigation practices.

The Group may also encounter risk of default in relation to its securities portfolio. The securities held by the Group are principally mortgage-backed securities and U.S. Treasury and agency securities. Thus, a substantial portion of these instruments are guaranteed by mortgages, a U.S. government-sponsored entity or the full faith and credit of the U.S. government, and are deemed to be of the highest credit quality. The available-for-sale securities portfolio also includes approximately $626.8 million in non-government agency pass-through collateralized mortgage obligations. These obligations are senior classes having subordination of losses ranging from 9.0% to 16.2%, which provide the capacity to withstand higher delinquency and foreclosure levels. These issues are rated “AAA” by Standard & Poor’s and “Aa” by Moody’s. At December 31, 2007, the Group held structured credit investments with balances of $85.5 million in the available-for-sale portfolio, and $96.2 million in the held-to-maturity portfolio. These issues are rated investment-grade by Standard & Poor’s (“AAA”, “AA” or “A”) and Moody’s (“A2”). The unrealized loss position is a reflection of the recent dislocations seen in the financial and credit markets, which have created a significant widening in the market’s credit spreads. The underlying reference long portfolios (collateral)

on the structures are substantively investment grade, they have performed adequately, there have been no defaults to date, and none of our structured credit investments have been downgraded.

Management’s Credit Committee, composed of the Group’s Chief Executive Officer, Chief Credit Risk Officer and other senior executives, has primary responsibility for setting strategies to achieve the Group’s credit risk goals and objectives. Those goals and objectives are set forth in the Group’s Credit Policy.

Liquidity Risk

Liquidity risk is the risk of the Group not being able to generate sufficient cash from either assets or liabilities to meet obligations as they become due, without incurring substantial losses. The Group’s cash requirements principally consist of deposit withdrawals, contractual loan funding, repayment of borrowings as they mature, and funding of new and existing investment as required.

Effective liquidity management requires that the Group have sufficient cash available at all times to meet its financial commitments, finance planned growth and have a reasonable safety margin for normal as well as unexpected cash needs. ALCO is responsible for managing the Group’s liquidity risk in accordance with the policies adopted by the Board. In discharging its liquidity risk management obligations, ALCO approves operating and contingency procedures and monitors their implementation. The Group’s Treasurer and CIO is responsible for the implementation of the liquidity risk management policies adopted by the Board and of the operating and contingency procedures adopted by ALCO, and for monitoring the Group’s liquidity position on an ongoing basis. Using measures of liquidity developed by the Group’s Treasury Division under several different scenarios, the Treasury Division, ALCO and the Board review the Group’s liquidity position on a daily, monthly and quarterly basis, respectively.

The Group meets its liquidity management objectives by maintaining (i) liquid assets in the form of investment securities,(ii) sufficient unused borrowing capacity in the national money markets, and achieving (iii) consistent growth in core deposits. As of December 31, 2007, the Group had approximately $310.9 million in investments available to cover liquidity needs. Additional asset-driven liquidity is provided by the availability of loan assets to pledge. These sources, in addition to the Group’s 6.69% average equity capital base, provide a stable funding base.

The Group utilizes different sources of funding to help ensure that adequate levels of liquidity are available when needed. Diversification of funding sources is of great importance as it protects the Group’s liquidity from market disruptions. The principal sources of short-term funds are deposits, securities sold under agreements to repurchase, and lines of credit with the FHLB. ALCO reviews credit availability on a regular basis. The Group securitizes and sells mortgage loans as supplemental source of funding. Long-term certificates of deposit as well as long-term funding through the issuance of notes have also provided additional funding. The cost of these different alternatives, among other things, is taken into consideration. The Group’s principal uses of funds are the origination of loans and the repayment of maturing deposit accounts and borrowings.

Operational Risk

Operational risk is the risk of loss from inadequate or failed internal processes, personnel and systems or from external events. All functions, products and services of the Group are susceptible to operational risk.

The Group faces ongoing and emerging risk and regulatory pressure related to the activities that surround the delivery of banking and financial products. Coupled with external influences such as market conditions, security risks, and legal risk, the potential for operational and reputational loss has increased. In order to mitigate and control operational risk, the Group has developed, and continues to enhance, specific internal controls, policies and procedures that are designed to identify and manage operational risk at appropriate levels throughout the organization. The purpose of these policies and procedures is to provide reasonable assurance that the Group’s business operations are functioning within established limits.

The Group classifies operational risk into two major categories: business specific and corporate-wide affecting all business lines. For business specific risks, a risk assessment group works with the various business units to ensure consistency in policies, processes and assessments. With respect to corporate wide risks, such as information security, business recovery, legal and compliance, the Group has specialized groups, such as Information Security,

Corporate Compliance, Information Technology and Operations. These groups assist the lines of business in the development and implementation of risk management practices specific to the needs of the business groups. All these matters are reviewed and discussed in the RMC.

The Group is subject to extensive regulation in the different jurisdictions in which it conducts its business, and this regulatory scrutiny has been significantly increasing over the last several years. The Group has established and continues to enhance procedures based on legal and regulatory requirements that are reasonably designed to ensure compliance with all applicable statutory and regulatory requirements. The Group has a corporate compliance function, headed by a Senior Compliance Officer who reports to the Chief Risk Officer and is responsible for the oversight of regulatory compliance and implementation of an enterprise-wide compliance program.

Concentration Risk

Substantially all of the Group’s business activities and a significant portion of its credit exposure are concentrated in Puerto Rico. As a consequence, the Group’s profitability and financial condition may be adversely affected by an extended economic slowdown, adverse political or economic developments in Puerto Rico or the effects of a natural disaster, all of which could result in a reduction in loan originations, an increase in non-performing assets, an increase in foreclosure losses on mortgage loans, and a reduction in the value of its loans and loan servicing portfolio.

Puerto Rico is currently in a general economic slowdown that has caused a reduction in private sector employment and consumer spending. Increases in oil prices and other consumer goods and services, coupled with a 7% sales tax implemented in October 2006 as part of a government program of tax and fiscal reforms, have also contributed to the general economic slowdown.

These economic concerns and uncertainties in the private and public sectors have had an adverse effect in the credit quality of our loan portfolios as delinquency rates have increased in the short-term and may continue to increase until the economy stabilizes. The reduction in consumer spending may continue to impact growth in our other interest and non-interest revenue sources.

QUARTERLY FINANCIAL DATA (Unaudited)

The following is a summary of the unaudited quarterly results of operations:

TABLE 13A — SELECTED QUARTERLY FINANCIAL DATA:

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
Year Ended December 31, 2007	2007	2007	2007	2007
	(In thousands, except for per share data)

Interest income	$61,500	$70,801	$74,926	$82,138
Interest expense	48,234	53,111	55,276	59,135

Net interest income	13,266	17,690	19,650	23,003
Provision for loan losses	(1,075)	(1,375)	(1,614)	(2,486)

Net interest income after provision for loan losses	12,191	16,315	18,036	20,517
Total non-interest income	15,251	7,796	7,134	12,442
Total non-interest expenses	15,827	17,477	16,522	17,032

Income before taxes	11,615	6,634	8,648	15,927
Income tax expense	624	187	196	551

Net income	10,991	6,447	8,452	15,376
Less: Dividends on preferred stock	(1,200)	(1,201)	(1,200)	(1,201)

Income available to common shareholders	$9,791	$5,246	$7,252	$14,175

Per share data:
Basic	$0.40	$0.21	$0.30	$0.59

Diluted	$0.40	$0.21	$0.30	$0.59

TABLE 13B — SELECTED QUARTERLY FINANCIAL DATA:

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
Year Ended December 31, 2006	2006	2006	2006	2006
	(In thousands, except for per share data)

Interest income	$55,992	$56,894	$60,865	$58,560
Interest expense	40,780	46,186	51,912	49,307

Net interest income	15,212	10,708	8,953	9,253
Provision for loan losses	(1,101)	(947)	(870)	(1,470)

Net interest income after provision for loan losses	14,111	9,761	8,083	7,783
Total non-interest income	8,953	7,521	9,885	(9,121)
Total non-interest expenses	14,883	14,784	15,145	18,901

Income before taxes	8,181	2,498	2,823	(20,239)
Income tax expense	131	(21)	446	(2,187)

Net income	8,050	2,519	2,377	(18,052)
Less: Dividends on preferred stock	(1,200)	(1,201)	(1,200)	(1,201)

Income available to common shareholders	$6,850	$1,318	$1,177	$(19,253)

Per share data:
Basic	$0.28	$0.05	$0.05	$(0.78)

Diluted	$0.28	$0.05	$0.05	$(0.78)

TABLE 13C — SELECTED QUARTERLY FINANCIAL DATA:

	Quarter Ended
	September 30,	December 31,
Six-Month Period Ended December 31, 2005	2005	2005
	(In thousands, except for per share data)

Interest income	$50,813	$54,273
Interest expense	33,485	37,221

Net interest income	17,328	17,052
Provision for loan losses	951	951

Net interest income after provision for loan losses	16,377	16,101
Total non-interest income	7,825	8,557
Total non-interest expenses	15,390	16,424

Income before taxes	8,812	8,234
Income tax expense	(391)	264

Net income	8,421	8,498
Less: Dividends on preferred stock	(1,200)	(1,201)

Income available to common shareholders	$7,221	$7,297

Per share data:
Basic	$0.29	$0.30

Diluted	$0.29	$0.29

TABLE 13D — SELECTED QUARTERLY FINANCIAL DATA:

	Quarter Ended
	September 30,	December 31,	March 31,	June 30,
Year Ended June 30, 2005	2004	2004	2005	2005
	(In thousands, except for per share data)

Interest income	$44,947	$47,917	$47,572	$48,876
Interest expense	21,294	24,855	27,162	29,588

Net interest income	23,653	23,062	20,410	19,288
Provision for loan losses	700	1,105	660	850

Net interest income after provision for loan losses	22,953	21,957	19,750	18,438
Total non-interest income	10,404	11,943	6,101	6,437
Total non-interest expenses	15,461	18,460	12,148	13,894

Income before taxes	17,896	15,440	13,703	10,981
Income tax expense	(768)	123	2,671	(377)

Net income	17,128	15,563	16,374	10,604
Less: Dividends on preferred stock	(1,200)	(1,201)	(1,200)	(1,201)

Income available to common shareholders	$15,928	$14,362	$15,174	$9,403

Per share data:
Basic	$0.66	$0.59	$0.62	$0.38

Diluted	$0.61	$0.55	$0.58	$0.37

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

The Group may use several pricing models that consider current market and contractual prices for the underlying financial instruments as well as time value and yield curve or volatility factors underlying the positions to derive the fair value of certain derivatives contracts.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

New Accounting Pronouncements

SFAS No. 157, “Fair Value Measurements”

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. The changes to current practice resulting from the application of this Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements.

This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application was encouraged, provided that the reporting entity had not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Group adopted the provisions of SFAS No. 157 commencing in the first quarter of 2008. Such provisions are to be applied prospectively. The Group is currently assessing the impact of SFAS No. 157 on its consolidated financial statements, including disclosures.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115”

On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial assets and Financial Liabilities, Including an amendment of FASB Statement No. 115”. SFAS No. 159 provides an alternative measurement treatment for certain financial assets and financial liabilities, under an instrument-by-instrument election, that permits fair value to be used for both initial and subsequent measurement, with changes in fair value recognized in earnings. While SFAS No. 159 is effective for the Group beginning January 1, 2008, earlier adoption is permitted as of January 1, 2007, provided that the entity also adopts all of the requirements of SFAS No. 157. The Group adopted the provisions of SFAS 159 in January 2008, but decided not to apply the fair value option for any of its financial assets and liabilities, other than those required by SFAS 115.

SFAS No. 141R, “Business Combinations”

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations.” SFAS No. 141R will significantly change the accounting for business combinations. Under SFAS No. 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. The statement will also require all acquisition-related costs to be expensed as they are incurred. SFAS No. 141R is required to be applied to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, with earlier adoption being prohibited. The Group is currently evaluating the effect, if any, of the adoption of SFAS 141R on its consolidated financial statements, including disclosures.