Form 10-K, Exhibit 13
period 2008-12-31
ORIENTAL FINANCIAL GROUP INC
filed 2009-03-16
CIK 1030469

EXHIBIT 13.0

ORIENTAL FINANCIAL GROUP INC.

FORM-10K

FINANCIAL DATA INDEX

FINANCIAL STATEMENTS
Reports of Independent Registered Public Accounting Firm	F-1
Management’s Report on Internal Control Over Financial Reporting	F-2
Attestation Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting	F-3
Consolidated Statements of Financial Condition as of December 31, 2008 and 2007	F-4
Consolidated Statements of Operations for the years ended December 31, 2008, 2007, and 2006	F-5
Consolidated Statements of Changes in Stockholders’ Equity and of Comprehensive Income (Loss) for the years ended December 31, 2008, 2007, and 2006	F-6 to F-7
Consolidated Statements of Cash Flows for the years ended December 31, 2008, 2007, and 2006	F-8 to F-9
Notes to the Consolidated Financial Statements	F-10 to F-56
FINANCIAL REVIEW AND SUPPLEMENTARY INFORMATION
Selected Financial Data	F-57 to F-58
Management’s Discussion and Analysis of Financial Condition and Results of Operations	F-59 to F-84
Risk Management	F-84 to F-88
Quarterly Financial Data	F-89 to F-90
Critical Accounting Policies	F-91 to F-96
Exhibit 10.27 — Form of restricted unit award and agreement
Exhibit 21.0 — List Of Subsidiaries
Exhibit 23.1 — Consents Of Independent Registered Public Accounting Firm
Exhibit 31.1 and Exhibit 31.2 — Management Certifications Pursuant To Section 302 of The Sarbanes-Oxley Act Of 2002
Exhibit 32.1 and Exhibit 32.2 — Certifications Pursuant To Section 906 of The Sarbanes-Oxley Act Of 2002 (18 U.S.C. §1350)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Oriental Financial Group Inc:

We have audited the accompanying consolidated statements of financial condition of Oriental Financial Group Inc. and subsidiaries (the “Group”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oriental Financial Group, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements effective January 1, 2006, the Group changed its method of evaluating prior year misstatements.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Oriental Financial Group Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 16, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/  KPMG LLP

San Juan, Puerto Rico
March 16, 2009

Stamp No. 2376374 of the Puerto Rico
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

As called for by Section 404 of the Sarbanes-Oxley Act of 2002, management has assessed the effectiveness of the Group’s internal control over financial reporting as of December 31, 2008. Management made its assessment using the criteria set forth in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Criteria”).

Based on its assessment, management has concluded that the Group maintained effective internal control over financial reporting as of December 31, 2008 based on the COSO Criteria.

The effectiveness of the Group’s internal control over financial reporting as of December 31, 2008, has been audited by KPMG LLP, the Group’s independent registered public accounting firm, as stated in their report dated March 16, 2009.

By: /s/ José Rafael Fernández	By: /s/ Norberto González
José Rafael Fernández President and Chief Executive Officer Date: March 16, 2009	Norberto González Executive Vice President and Chief Financial Officer Date: March 16, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Oriental Financial Group Inc:

We have audited Oriental Financial Group Inc.’s (the “Group”) internal control over financial reporting as of December 31, 2008, based on Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Group’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Group’s internal control over financial reporting based on our audit.

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

In our opinion, Oriental Financial Group Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of Oriental Financial Group Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated March 16, 2009, expressed an unqualified opinion on those consolidated financial statements.

/s/  KPMG LLP

San Juan, Puerto Rico
March 16, 2009

Stamp No. 2376375 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2008 AND 2007

	December 31,
	2008	2007
	(In thousands, except share data)

ASSETS
Cash and cash equivalents
Cash and due from banks	$14,370	$22,858
Money market investments	52,002	66,125

Total cash and cash equivalents	$66,372	$88,983

Investments:
Trading securities, at fair value with amortized cost of $255 (December 31, 2007 — $1,103)	256	1,122

Investment securities available-for-sale, at fair value with amortized cost of $4,052,574 (December 31, 2007 — $3,063,763)
Securities pledged that can be repledged	3,790,733	2,903,078
Other investment securities	133,474	166,204

Total investment securities available-for-sale	3,924,207	3,069,282

Investment securities held-to-maturity, at amortized cost with fair value at December 31, 2007 of $1,478,112
Securities pledged that can be repledged	—	1,348,159
Other investment securities	—	144,728

Total investment securities held-to-maturity	—	1,492,887

Other investments	150	1,662

Federal Home Loan Bank (FHLB) stock, at cost	21,013	20,658

Total investments	3,945,626	4,585,610

Securities sold but not yet delivered	834,976	—

Loans:
Mortgage loans held-for-sale, at lower of cost or fair value	26,562	16,672
Loans receivable, net of allowance for loan losses of $14,293 (December 31, 2007 — $10,161)	1,192,550	1,162,894

Total loans, net	1,219,112	1,179,566

Accrued interest receivable	43,914	52,315
Premises and equipment, net	21,184	21,779
Deferred tax asset, net	28,463	10,362
Foreclosed real estate	9,162	4,207
Investment in equity indexed options	12,801	40,709
Other assets	23,926	16,324

Total assets	$6,205,536	$5,999,855

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand deposits	$453,798	$119,152
Savings accounts	50,152	387,790
Certificates of deposit	1,281,350	739,478

Total deposits	1,785,300	1,246,420

Borrowings:
Federal funds purchased and other short-term borrowings	29,193	27,460
Securities sold under agreements to repurchase	3,761,121	3,861,411
Advances from FHLB	308,442	331,898
Subordinated capital notes	36,083	36,083

Total borrowings	4,134,839	4,256,852

Securities purchased but not yet received	398	111,431
Accrued expenses and other liabilities	23,682	25,691

Total liabilities	5,944,219	5,640,394

Stockholders’ equity:
Preferred stock, $1 par value; 5,000,000 shares authorized; $25 liquidation value; 1,340,000 shares of Series A and 1,380,000 shares of Series B issued and outstanding	68,000	68,000
Common stock, $1 par value; 40,000,000 shares authorized; 25,739,397 shares issued; 24,297,132 shares outstanding (December 31, 2007 — 25,557,197; 24,120,771 )	25,739	25,557
Additional paid-in capital	212,625	210,073
Legal surplus	43,016	40,573
Retained earnings	51,233	45,296
Treasury stock, at cost 1,442,265 shares (December 31, 2007 — 1,436,426 shares)	(17,109)	(17,023)
Accumulated other comprehensive loss, net of tax of $6,004 (December 31, 2007 — $2,166)	(122,187)	(13,015)

Total stockholders’ equity	261,317	359,461

Commitments and Contingencies
Total liabilities and stockholders’ equity	$6,205,536	$5,999,855

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share data)

Interest income:
Loans	$79,165	$85,802	$76,815
Mortgage-backed securities	184,019	111,006	98,058
Investment securities	73,948	88,868	55,381
Short term investments	1,907	3,688	2,057

Total interest income	339,039	289,364	232,311

Interest expense:
Deposits	49,781	52,794	46,701
Securities sold under agreements to repurchase	161,363	147,690	125,714
Advances from FHLB, term notes and other borrowings	14,280	12,042	10,439
Subordinated capital notes	2,304	3,108	5,331

Total interest expense	227,728	215,634	188,185

Net interest income	111,311	73,730	44,126
Provision for loan losses	8,860	6,550	4,388

Net interest income after provision for loan losses	102,451	67,180	39,738

Non-interest income (loss):
Financial service revenues	16,481	17,295	16,029
Banking service revenues	5,726	7,862	9,006
Investment banking revenues	950	126	2,701
Mortgage banking activities	3,685	2,401	3,368
Net gain (loss) on:
Sale of securities	35,070	2,953	(15,171)
Other than temporary impairments	(58,804)	—	(2,466)
Derivatives	(12,943)	10,997	3,218
Mortgage tax credits	(2,480)	—	—
Early extinguishment of subordinated capital notes	—	—	(915)
Trading securities	(13)	23	28
Other investments	148	1,174	1,008
Foreclosed real estate	(670)	(349)	180
Other	608	20	252

Total non-interest income (loss), net	(12,242)	42,502	17,238

Non-interest expenses:
Compensation and employees’ benefits	30,572	28,376	24,630
Occupancy and equipment	13,843	12,624	11,573
Professional and service fees	9,203	7,161	6,821
Advertising and business promotion	3,970	4,472	4,466
Taxes, other than payroll and income taxes	2,514	2,151	2,405
Insurance	2,421	848	861
Electronic banking charges	1,726	1,826	1,914
Loan servicing expenses	1,383	1,740	2,017
Clearing and wrap fees expenses	1,250	1,070	1,383
Communication	1,292	1,302	1,598
Director and investors relations	1,159	2,103	2,323
Other	3,409	3,186	3,722

Total non-interest expenses	72,742	66,859	63,713

Income (loss) before income taxes	17,467	42,823	(6,737)
Income tax expense (benefit)	(9,323)	1,558	(1,631)

Net income (loss)	26,790	41,265	(5,106)
Less: Dividends on preferred stock	(4,802)	(4,802)	(4,802)

Income available (loss) to common shareholders	$21,988	$36,463	$(9,908)

Income (loss) per common share:
Basic	$0.91	$1.50	$(0.40)

Diluted	$0.90	$1.50	$(0.40)

Average common shares outstanding	24,260	24,326	24,562
Average potential common shares-options	67	41	101

Average diluted common shares outstanding	24,327	24,367	24,663

Cash dividends per share of common stock	$0.56	$0.56	$0.56

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

	Year Ended December 31,
CHANGES IN STOCKHOLDERS’ EQUITY:	2008	2007	2006
	(In thousands)

Preferred stock:
Balance at beginning and end of year	$68,000	$68,000	$68,000

Common stock:
Balance at beginning of year	25,557	25,431	25,350
Stock options exercised	182	126	81

Balance at end of year	25,739	25,557	25,431

Additional paid-in capital:
Balance at beginning of year	210,073	209,033	208,454
Stock-based compensation expense	559	86	15
Stock options exercised	1,993	954	564

Balance at end of year	212,625	210,073	209,033

Legal surplus:
Balance at beginning of year	40,573	36,245	35,863
Transfer from retained earnings	2,443	4,328	382

Balance at end of year	43,016	40,573	36,245

Retained earnings:
Balance at beginning of year	45,296	26,772	52,340
Cumulative effect on initial adoption of SAB 108	—	—	(1,525)
Net income (loss)	26,790	41,265	(5,106)
Cash dividends declared on common stock	(13,608)	(13,611)	(13,753)
Cash dividends declared on preferred stock	(4,802)	(4,802)	(4,802)
Transfer to legal surplus	(2,443)	(4,328)	(382)

Balance at end of year	51,233	45,296	26,772

Treasury stock:
Balance at beginning of year	(17,023)	(12,956)	(10,332)
Stock purchased	(235)	(4,297)	(2,819)
Stock used to match defined contribution plan	149	230	195

Balance at end of year	(17,109)	(17,023)	(12,956)

Accumulated other comprehensive income (loss), net of tax:
Balance at beginning of year	(13,015)	(16,099)	(37,884)
Other comprehensive income (loss), net of tax	(109,172)	3,084	21,785

Balance at end of year	(122,187)	(13,015)	(16,099)

Total stockholders’ equity	$261,317	$359,461	$336,426

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

	Year Ended December 31,
COMPREHENSIVE INCOME (LOSS)	2008	2007	2006
	(In thousands)

Net income (loss)	$26,790	$41,265	$(5,106)

Other comprehensive income (loss):
Unrealized gain (loss) on securities available-for-sale arising during the year	(121,204)	17,492	607
Realized (gain) loss on investment securities included in net income (loss)	(35,070)	(2,953)	15,172
Other than temporary impairments	38,932	—	2,466
Unrealized loss on derivatives designated as cash flows hedges arising during the year	—	—	(720)
Realized gain on derivatives designated as cash flow hedges included in net loss	—	(773)	(3,218)
Realized gain on termination of derivative activities, net	—	—	8,998
Gain from termination of cash flow hedging	—	(8,225)	—
Income tax effect related to unrealized (gain) loss on securities available-for-sale	8,170	(2,457)	(1,520)

Other comprehensive income (loss) for the year, net of tax	(109,172)	3,084	21,785

Comprehensive income (loss)	$(82,382)	$44,349	$16,679

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006.

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$26,790	$41,265	$(5,106)

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of deferred loan origination fees, net of costs	(428)	(721)	(1,625)
Amortization of premiums, net of accretion of discounts on investment securities	(787)	792	5,584
Other than temporary impairments	58,804	—	2,466
Realized gains on termination of derivative instruments	—	—	(852)
Depreciation and amortization of premises and equipment	5,443	5,419	5,481
Deferred income tax expense (benefit)	(9,931)	1,332	(3,448)
Equity in losses (earnings), of investment in limited liability partnership	—	279	(828)
Provision for loan losses	8,860	6,550	4,388
Stock-based compensation	559	86	15
(Gain) loss on:
Sale of securities	(35,070)	(3,799)	15,172
Mortgage banking activities	(3,685)	(2,401)	(3,368)
Derivatives	12,943	(10,997)	(3,218)
Mortgage tax credits	2,480	—	—
Sale of foreclosed real estate	670	349	(180)
Sale of premises and equipment	1	(20)	(253)
Early extinguishment of subordinated capital notes	—	—	915
Originations of loans held-for-sale	(140,080)	(114,722)	(95,713)
Proceeds from sale of loans held-for-sale	59,339	54,510	41,842
Net (increase) decrease in:
Trading securities	866	(879)	(97)
Accrued interest receivable	8,401	(24,375)	1,127
Other assets	(10,082)	(2,680)	(3,559)
Net increase (decrease) in:
Accrued interest on deposits and borrowings	2,717	4,787	(15,096)
Other liabilities	(2,312)	6,358	(2,466)

Net cash used in operating activities	(14,502)	(38,867)	(58,819)

Cash flows from investing activities:
Purchases of:
Investment securities available-for-sale	(4,159,014)	(3,434,208)	(1,273,841)
Investment securities held-to-maturity	(14,000)	(158,842)	(6,500)
Other investments	—	—	(30,982)
FHLB stock	(22,164)	(43,390)	(29,520)
Equity options	(5,596)	(10,474)	(3,702)
Maturities and redemptions of:
Investment securities available-for-sale	970,543	744,976	134,949
Investment securities held-to-maturity	304,133	633,052	384,594
FHLB stock	21,809	36,339	35,915
Other investments	1,511	29,274	—
Investment in limited liability partnership	—	11,634	—

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Proceeds from sales of:
Investment securities available-for-sale	1,687,779	787,255	1,252,995
Investment securities held-to-maturity	834,976	—	—
Foreclosed real estate	3,264	4,017	2,589
Fixed assets	14	—	—
Loan production:
Origination and purchase of loans, excluding loans held-for-sale	(157,063)	(189,773)	(459,975)
Principal repayment of loans	111,869	219,108	150,704
Additions to premises and equipment	(4,863)	(7,025)	(10,553)
Net decrease in time deposits with other banks	—	—	60,000

Net cash provided by (used in) investing activities	(426,802)	(1,378,057)	206,673

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	564,516	19,016	(69,452)
Securities sold under agreements to repurchase	(100,023)	1,320,609	111,844
Federal funds purchased	1,733	13,892	9,113
Proceeds from:
Advances from FHLB	2,098,070	5,279,620	4,703,325
Exercise of stock options, net	2,175	1,080	645
Repayments of advances from FHLB	(2,121,370)	(5,131,520)	(4,834,725)
Repayments of subordinated capital notes	—	—	(36,083)
Repayment of term notes	—	(15,000)	—
Termination of derivative instruments	(7,912)	1,620	10,459
Common stock purchased	(86)	(4,067)	(2,624)
Dividends paid	(18,410)	(18,413)	(18,555)

Net cash provided by (used in) financing activities	418,693	1,466,837	(126,053)

Net change in cash and cash equivalents	(22,611)	49,913	21,801
Cash and cash equivalents at beginning of year	88,983	39,070	17,269

Cash and cash equivalents at end of year	$66,372	$88,983	$39,070

Supplemental Cash Flow Disclosure and Schedule of Noncash Activities:
Interest paid	$225,011	$213,764	$203,280

Income taxes paid	$54	$—	$82

Mortgage loans securitized into mortgage-backed securities	$72,753	$56,544	$52,214

Investment securities held-to-maturity transferred to available-for-sale	$375,780	$—	$—

Securities sold but not yet delivered	$834,976	$—	$6,430

Securities purchased but not yet received	$398	$111,431	$—

Transfer from loans to foreclosed real estate	$8,889	$3,709	$2,471

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2008, 2007, AND 2006

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Oriental Financial Group Inc. (the “Group” or “Oriental”) conform to U.S. generally accepted accounting principles (“GAAP”) and to financial services industry practices. The following is a description of the Group’s most significant accounting policies:

Nature of Operations

The Group is a publicly-owned financial holding company incorporated under the laws of the Commonwealth of Puerto Rico. It has four direct subsidiaries, Oriental Bank and Trust (the “Bank”), Oriental Financial Services Corp. (“Oriental Financial Services”), Oriental Insurance, Inc. (“Oriental Insurance”) and Caribbean Pension Consultants, Inc., which is located in Boca Raton, Florida. The Group also has two special purpose entities, Oriental Financial (PR) Statutory Trust I (the “Statutory Trust I”, presently inactive) and Oriental Financial (PR) Statutory Trust II (the “Statutory Trust II”). Through these subsidiaries and its divisions, the Group provides a wide range of financial services such as mortgage, commercial and consumer lending, financial planning, insurance sales, money management and investment banking and brokerage services, as well as corporate and individual trust services.

The main offices of the Group and its subsidiaries are located in San Juan, Puerto Rico. The Group is subject to examination, regulation and periodic reporting under the U.S. Bank Holding Company Act of 1956, as amended, which is administered by the Board of Governors of the Federal Reserve System.

The Bank operates through 23 financial centers located throughout Puerto Rico and is subject to the supervision, examination and regulation of the Office of the Commissioner of Financial Institutions of Puerto Rico (“OCIF”) and the Federal Deposit Insurance Corporation (“FDIC”). The Bank offers banking services such as commercial and consumer lending, saving and time deposit products, financial planning, and corporate and individual trust services, and capitalizes on its commercial banking network to provide mortgage lending products to its clients. Oriental International Bank Inc. (“OIB”), a wholly-owned subsidiary of the Bank, operates as an international banking entity (“IBE”) pursuant to the International Banking Center Regulatory Act of Puerto Rico, as amended. OIB offers the Bank certain Puerto Rico tax advantages. OIB activities are limited under Puerto Rico law to persons and assets/liabilities located outside of Puerto Rico.

Oriental Financial Services is subject to the supervision, examination and regulation of the Financial Industry Regulatory Authority (“FINRA”), the SEC, and the OCIF. Oriental Insurance is subject to the supervision, examination and regulation of the Office of the Commissioner of Insurance of Puerto Rico.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate mainly to the determination of the allowance for loan losses, the valuation of securities and derivative instruments, and the determination of income taxes and other-than-temporary impairment of securities.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

The Group’s investment in the Federal Home Loan Bank (FHLB) of New York stock, a restricted security, has no readily determinable fair value and can only be sold back to the FHLB at cost. Therefore, the carrying value represents its fair value.

Premiums and discounts are amortized to interest income over the life of the related securities using the interest method. Net realized gains or losses on sales of investment securities, and unrealized loss valuation adjustments considered other than temporary, if any, on securities classified as either available-for-sale or held-to-maturity are reported separately in the statements of operations. The cost of securities sold is determined on the specific identification method.

Financial Instruments

Certain financial instruments including derivatives, trading securities and investment securities available-for-sale are recorded at fair value and unrealized gains and losses are recorded in other comprehensive income or as part of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

non-interest income, as appropriate. Fair values are based on listed market prices, if available. If listed market prices are not available, fair value is determined based on other relevant factors, including price quotations for similar instruments. The fair values of certain derivative contracts are derived from pricing models that consider current market and contractual prices for the underlying financial instruments as well as time value and yield curve or volatility factors underlying the positions.

Effective January 1, 2008, the Group determines the fair value of its financial instruments based on the fair value framework established in SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which establishes a fair value hierarchy that prioritizes the inputs of valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under SFAS 157 are described below:

Basis of Fair Value Measurement

Level 1-Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2-Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly;

Level 3-Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Impairment of Investment Securities

The Group conducts periodic reviews to identify and evaluate each investment in an unrealized loss position, in accordance with FASB Staff Position No. 115-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (FSP FAS 115-1). An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded, net of tax, in accumulated other comprehensive income for available-for-sale securities, while such losses related to held-to-maturity securities are not recorded, as these investments are carried at their amortized cost (less any other-than-temporary impairment). Regardless of the classification of the securities as available-for-sale or held-to-maturity, the Group has assessed each position for credit impairment.

Factors considered in determining whether a loss is temporary include:

•	the length of time and the extent to which fair value has been below cost;

•	the severity of the impairment;

•	the cause of the impairment and the financial condition and near-term prospects of the issuer;

•	activity in the market of the issuer which may indicate adverse credit conditions; and

•	the Group’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

The Group’s review for impairment generally entails:

•	identification and evaluation of investments that have indications of possible other-than-temporary impairment;

•	analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and the expected recovery period;

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment and those that would not support other-than-temporary impairment; and

•	documentation of the results of these analyses.

The extent of the Group’s analysis regarding credit quality and the stress on assumptions used in the analysis have been refined for securities where the current fair value or other characteristics of the security warrant. Given the declines in fair values and length of time in which non-agency collateralized mortgage obligations and structured credit investments have been in an unrealized loss position, general concerns regarding housing prices and the delinquency and default rates on the mortgage loans and credit spreads underlying these securities, the Group’s analysis for identifying securities for which all principal and interest contractually due might not be recovered have been performed.

Derivative Financial Instruments

As part of the Group’s asset and liability management, the Group may use option agreements and interest rate contracts, which include interest rate swaps to hedge various exposures or to modify interest rate characteristics of various statements of financial condition accounts.

The Group follows Statement of Financial Accounting Standards (“SFAS”) No. 133: “Accounting for Derivative Instruments and Hedging Activities,” (refer to Note 9), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that all derivative instruments be recognized as assets and liabilities at fair value. If certain conditions are met, the derivative may qualify for hedge accounting treatment and be designated as one of the following types of hedges: (a) hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (“fair value hedge”); (b) a hedge of the exposure to variability of cash flows of a recognized asset, liability or forecasted transaction (“cash flow hedge”) or (c) a hedge of foreign currency exposure (“foreign currency hedge”).

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

Off-Balance Sheet Instruments

In the ordinary course of business, the Group enters into off-balance sheet instruments consisting of commitments to extend credit and commitments under credit card arrangements, further discussed in Note 14 to the consolidated financial statements. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. The Group periodically evaluates the credit risks inherent in these commitments, and establishes accruals for such risks if and when these are deemed necessary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Mortgage Banking Activities and Loans Held-For-Sale

The residential mortgage loans reported as held-for-sale are stated at the lower-of-cost-or-fair value, cost being determined on the outstanding loan balance less unearned income, and fair value determined in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Realized gains or losses on these loans are determined using the specific identification method. Loans held-for-sale include all conforming mortgage loans originated and purchased, which from time to time the Group sells to other financial institutions or securitizes conforming mortgage loans into Government National Mortgage Association (GNMA), Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) pass-through certificates.

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

According to SFAS 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”), a transfer of financial assets (all or a portion of the financial asset) in which the Group surrenders control over these financial assets shall be accounted for as a sale to the extent that consideration, other than beneficial interests in the transferred assets, is received in exchange. The Group has surrendered control over transferred assets if all of the following conditions are met:

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

Servicing assets

The Group periodically sells or securitizes loans while retaining the obligation to perform the servicing of such loans. In addition, the Group may purchase or assume the right to service loans originated by others. Whenever the Group undertakes an obligation to service a loan, management assesses whether a servicing asset and/or liability should be recognized. A servicing asset is recognized whenever the compensation for servicing is expected to more than adequately compensate the servicer for performing the servicing. Likewise, a servicing liability would be recognized in the event that servicing fees to be received are not expected to adequately compensate the Group for its expected cost. Servicing assets are presented as other assets in the consolidated statements of condition.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

Prior to 2007, the total cost of loans to be sold with servicing assets retained was allocated to the servicing assets and the loans (without servicing assets), based on their relative fair values. Servicing assets were amortized in proportion to, and over the period of, estimated net servicing income.

Loans and Allowance for Loan Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, unamortized discount related to mortgage servicing right “(“MSR”) sold and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees and costs and premiums and discounts on loans purchased are deferred and amortized over the estimated life of the loans as an adjustment of their yield through interest income using a method that approximates the interest method. When a loan is paid off or sold, any unamortized net deferred fee (cost) is credited (charged) to income.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

Management evaluates the realizability of the deferred tax assets on a regular basis and assesses the need for a valuation allowance. A valuation allowance is established when management believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in the valuation allowance from period to period are generally included in the Group’s tax provision in the period of change.

In addition to valuation allowances, the Group establishes accruals for uncertain tax positions when, despite the belief that the Group’s tax return positions are fully supported, the Group believes that certain positions are likely to be challenged. The uncertain tax positions accruals are adjusted in light of changing facts and circumstances, such as the progress of tax audits, case law and emerging legislation. The Group’s uncertain tax positions accruals are reflected as income tax payable as a component of accrued expenses and other liabilities.

Effective at the beginning of the first quarter of 2007, the Group adopted the provisions of Financial Accounting Standard Board (“FASB”) Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”, which contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

The Group’s policy to include interest and penalties related to unrecognized tax benefits within the provision for taxes on the audited consolidated statements of operations did not change as a result of implementing the provisions of FIN 48.

Equity-Based Compensation Plans

On April 25, 2007, the Board of Directors (the “Board”) formally adopted the Oriental Financial Group Inc. 2007 Omnibus Performance Incentive Plan (the “Omnibus Plan”), which was subsequently approved at the annual meeting of stockholders held on June 27, 2007. The Omnibus Plan provides for equity-based compensation incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalents, as well as equity-based performance awards.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

The Group follows the fair value method of recording stock-based compensation. Effective July 1, 2005, the Group adopted SFAS No. 123R “Share-Based Payment” (“SFAS 123R”), an amendment of SFAS No. 123 “Accounting for Stock-Based Compensation” using the modified prospective transition method. SFAS 123R requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award with the cost to be recognized over the service period. SFAS No. 123R applies to all awards unvested and granted after this effective date and awards modified, repurchased, or cancelled after that date.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

Recently Issued Accounting Pronouncements and Interpretations:

SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. FAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited. The Group is currently evaluating the effect, if any, of the adoption of SFAS 160 on its consolidated financial statements, including disclosures. The effects of adopting this standard, if any, are not expected to be significant.

SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”

In March 2008, FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”, which requires additional disclosures for derivative instruments and hedging activities and thereby improves the transparency of financial reporting. Entities are required to provide enhanced disclosures about how and when an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.

This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Earlier application was encouraged. This statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. While the Group already provides some of these disclosures, enhancements will be incorporated into the Group’s annual and quarterly reports for the year 2009.

SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”

In May 2008, FASB issued SFAS No. 162, “ The Hierarchy of Generally Accepted Accounting Principles”, This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The adoption of this standard is not expected to have a material effect on the Group’s results of operations or financial position. The Board does not expect that this statement will result in a change in current accounting practice. However, transition provisions have been provided in the unusual circumstance that the application of the provisions of this statement results in a change in accounting practice.

FASB Staff Position (FSP) FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions”

The objective of FSP FAS 140-3, issued by the FASB in February 2008, is to provide implementation guidance on whether the security transfer and contemporaneous repurchase financing involving the transferred financial asset must be evaluated as one linked transaction or two separate delinked transactions. Current practice records the transfer as a sale and the repurchase agreement as a financing. The FSP FAS 140-3 requires the recognition of the transfer and the repurchase agreement as one linked transaction, unless all of the following criteria are met: (1) the initial transfer and the repurchase financing are not contractually contingent on one another; (2) the initial transferor has full recourse upon default, and the repurchase agreement’s price is fixed and not at fair value; (3) the financial asset is readily obtainable in the marketplace and the transfer and repurchase financing are executed at market rates; and (4) the maturity of the repurchase financing is before the maturity of the financial asset. The scope of this FSP is limited to transfers and subsequent repurchase financings that are entered into contemporaneously or in contemplation of one another. The impact of this FSP is not expected to be material.

FASB Staff Position (FSP) FAS 142-3, “Determination of the Useful Life of Intangible Assets”

FSP FAS 142-3, issued by the FASB in April 2008, amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142 “Goodwill and Other Intangible Assets”. In developing these assumptions, an entity should consider its own historical experience in renewing or extending similar arrangements adjusted for entity’s specific factors or, in the absence of that experience, the assumptions that market participants would use about renewals or extensions adjusted for the entity specific factors. FSP FAS 142-3 shall be applied prospectively to intangible assets acquired after the effective date. This FSP was adopted by the Group on January 1, 2009. The Group will be evaluating the potential impact of adopting this FSP to prospective transactions.

FSP No. FAS 132(R)-1 “Employers’ Disclosures about Postretirement Benefit Plan Assets”

FSP No. FAS 132(R)-1 applies to employers who are subject to the disclosure requirements of FAS 132(R), and is effective for fiscal years ending after December 15, 2009. Early application is permitted. Upon initial application, the provisions of this FSP are not required for earlier periods that are presented for comparative periods. The FSP requires the following additional disclosures: (a) the investment allocation decision making process, including the factors that are pertinent to an understanding of investment policies and strategies, (b) the fair value of each major category of plan assets, disclosed separately for pension plans and other postretirement benefit plans, (c) the inputs and valuation techniques used to measure the fair value of plan assets, including the level within the fair value hierarchy in which the fair value measurements in their entirety fall, and (d) significant concentrations of risk within plan assets. Additional detailed information is required for each category above. The Group will apply the new disclosure requirements commencing with the December 31, 2009 financial statements. This FSP impacts disclosures only and will not have an effect on the Group’s consolidated statements of condition or operations.

FSP No. EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”

FSP No. EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (“EPS”) under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

“Earnings per Share”. Unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. This FSP shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of this FSP. Early application is not permitted. This FSP will not have an impact on the Group’s EPS computation upon adoption.

EITF Issue No. 07-5 “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”

In June 2008, the EITF reached consensus on Issue No. 07-5. EITF Issue No. 07-5 provides guidance about whether an instrument (such as outstanding common stock warrants) should be classified as equity and not marked to market for accounting purposes. EITF Issue No. 07-5 is effective for financial statements for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The guidance in this issue shall be applied to outstanding instruments as of the beginning of the fiscal year in which this issue is initially applied. The Group is currently evaluating the effect, if any, of the adoption of EITF Issue No. 07-5 on its consolidated financial statements, including disclosures. The effects of adopting this standard, if any, are not expected to be significant.

EITF 08-6 “Equity Method Investment Accounting Considerations”

EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. This EITF applies to all investments accounted for under the equity method. This issue is effective for fiscal years beginning on or after December 15, 2008. Early adoption is not permitted. EITF 08-6 provides guidance on (1) how the initial carrying value of an equity method investment should be determined, (2) how an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment should be performed, (3) how an equity method investee’s issuance of shares should be accounted for, and (4) how to account for a change in an investment from the equity method to the cost method. Management is evaluating the impact that the adoption of EITF 08-6 could have on the Group’s financial condition or results of operations.

EITF 08-7 “Accounting for Defensive Intangible Assets”

EITF 08-7 clarifies how to account for defensive intangible assets subsequent to initial measurement. EITF 08-7 applies to acquired intangible assets in situations in which an entity does not intend to actively use the asset but intends to hold (lock up) the asset to prevent others from obtaining access to the asset (a defensive intangible asset), except for intangible assets that are used in research and development activities. A defensive intangible asset should be accounted for as a separate unit of accounting. A defensive intangible asset shall be assigned a useful life in accordance with paragraph 11 of SFAS. No 142. EITF 08-7 is effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Management will be evaluating the impact of adopting this EITF for future acquisitions commencing in January 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	INVESTMENTS

Investment Securities

The amortized cost, gross unrealized gains and losses, fair value, and weighted average yield of the securities owned by the Group at December 31, 2008 and 2007, were as follows:

	December 31, 2008
		Gross	Gross		Weighted
	Amortized	Unrealized	Unrealized	Fair	Average
	Cost	Gains	Losses	Value	Yield
	(In thousands)

Available-for-sale
Obligations of US Government sponsored agencies	$941,144	$7,172	$6,400	$941,916	5.37%
Puerto Rico Government and agency obligations	91,599	597	9,307	82,889	5.40%
Structured credit investments	176,127	3,469	43,415	136,181	6.18%

Total investment securities	1,208,870	11,238	59,122	1,160,986

FNMA and FHLMC certificates	1,521,428	25,527	205	1,546,750	5.51%
GNMA certificates	332,071	4,206	496	335,781	5.76%
CMOs issued by US Government sponsored agencies	352,579	202	1,755	351,026	5.34%
Non-agency collateralized mortgage obligations	637,626	—	107,962	529,664	8.49%

Total mortgage-backed-securities and CMOs	2,843,704	29,935	110,418	2,763,221

Total securities available-for-sale	$4,052,574	$41,173	$169,540	$3,924,207	5.98%

	December 31, 2007
		Gross	Gross		Weighted
	Amortized	Unrealized	Unrealized	Fair	Average
	Cost	Gains	Losses	Value	Yield
	(In thousands)

Available-for-sale
Obligations of US Government sponsored agencies	$1,279,977	$14,933	$—	$1,294,910	5.91%
Puerto Rico Government and agency obligations	18,331	63	937	17,457	5.69%
Structured credit investments	85,548	—	7,188	78,360	5.46%

Total investment securities	1,383,856	14,996	8,125	1,390,727

FNMA and FHLMC certificates	998,008	10,681	223	1,008,466	5.85%
GNMA certificates	48,907	869	216	49,560	5.69%
Non-agency collateralized mortgage obligations (CMOs)	632,992	42	12,505	620,529	5.49%

Total mortgage-backed-securities and CMOs	1,679,907	11,592	12,944	1,678,555

Total securities available-for-sale	3,063,763	26,588	21,069	3,069,282	5.78%

Held-to-maturity
Obligations of US Government sponsored agencies	418,731	902	1,980	417,653	4.92%
Puerto Rico Government and agency obligations	55,206	—	3,781	51,425	5.29%
Structured credit investments	96,171	—	11,949	84,222	6.69%

Total investment securities	570,108	902	17,710	553,300

FNMA and FHLMC certificates	624,267	4,331	3,560	625,038	5.03%
GNMA certificates	161,647	1,504	1,204	161,947	5.36%
CMOs issued by US Government sponsored agencies	136,865	1,489	527	137,827	5.14%

Total mortgage-backed-securities and CMOs	922,779	7,324	5,291	924,812

Total securities held-to-maturity	1,492,887	8,226	23,001	1,478,112	5.16%

Total	$4,556,650	$34,814	$44,070	$4,547,394	5.58%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For 2008, 2007, and 2006 the Group’s investment securities portfolio generated tax-exempt interest income of $193.4 million, $184.7 million and $146.7 million, respectively. Exempt interest relates mostly to interest earned on obligations of the United States and Puerto Rico governments and certain mortgage-backed securities, including securities held by the Bank’s international banking entity. For 2008, 2007, and 2006, the Group’s investment securities portfolio generated taxable interest income of $64.6 million, $18.9 million and $8.8 million, respectively.

The next table shows the amortized cost and fair value of the Group’s investment securities at December 31, 2008, by contractual maturity. Securities not due on a single contractual maturity date, such as collateralized mortgage obligations, are classified in the period of final contractual maturity. The expected maturities of collateralized mortgage obligations and certain other securities may differ from their contractual maturities because they may be subject to prepayments or may be called by the issuer.

	December 31, 2008
	Available-for-sale
	Amortized Cost	Fair Value
	(In thousands)

Investment securities
Due within one year	$91,995	$91,996
Due after 1 to 5 years	20,000	20,595
Due after 5 to 10 years	740,290	720,448
Due after 10 years	356,585	327,947

	1,208,870	1,160,986

Mortgage-backed securities
Due after 5 to 10 years	48,291	48,315
Due after 10 years	2,795,413	2,714,906

	2,843,704	2,763,221

	$4,052,574	$3,924,207

In keeping with the Group’s investment strategy, during 2008 and 2007, there were certain sales of securities because the Group felt at the time of such sales that gains could be realized while at the same time having good opportunities to invest the proceeds in other investment securities with attractive yields and terms that would allow the Group to continue to protect its net interest margin.

Gains on sales of securities for 2008 included $14.4 million from the sale on December 31, 2008 of $820.6 million of agency-issued held-to-maturity securities. On that date, the remaining securities in the held-to-maturity portfolio were transferred to the available-for-sale portfolio at a fair value of $354.5 million with a net unrealized loss of $23.2 million.

Net proceeds from the sale of investment securities available-for-sale during 2008, 2007, and 2006, totaled $1.7 billion, $787.3 million and $1.3 billion, respectively. Gross realized gains on those sales during 2008 and 2007 were $20.7 million and $3.8 million, respectively. There were no losses on such sales during 2007 and $61,000 in losses during 2008 (all related to securities with unamortized cost at the time of sale which represented less than 15% of the original face value). Gross realized gains and losses for 2006 were $5.6 million and $20.8 million, respectively.

During the fourth quarter of 2006, the Group completed an evaluation of its available-for-sale investment portfolio considering changing market conditions, and strategically repositioned this portfolio. The repositioning involved open market sales of approximately $865 million of securities with a weighted average yield of 4.60% at a loss of approximately $16.0 million, and the purchase of $860 million of securities with a weighted average yield of 5.55%. Proceeds were used to repay repurchase agreements with a weighted average rate paid of 5.25%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tables below present an analysis of the gross realized gains and losses by category for the years ended December 31, 2008 and 2007:

	Year Ended December 31, 2008
Description	Original Face	Original Cost	Sale Proceeds	Sale Book Value	Gains	Losses
	In thousands

Gain on Sale of Securities Available-for-Sale
Investment securities
Obligations of U.S. Government sponsored agencies	$793,300	$792,957	$791,278	$782,063	$9,215	$—
Puerto Rico Government and agency obligations	1,830	1,843	1,862	1,804	58	—

Total investment securities	795,130	794,800	793,140	783,867	9,273	—

Mortgage-backed securities and CMOs
FNMA and FHLMC certificates	821,488	817,883	703,921	693,370	10,551	—
GNMA certificates	196,578	199,030	190,718	189,872	907	(61)

Total mortgage-backed securities and CMOs	1,018,066	1,016,913	894,639	883,242	11,458	(61)

	1,813,196	1,811,713	1,687,779	1,667,109	20,731	(61)

Gain on Sale of Securities Held-to-Maturity
Investment securities
Obligations of U.S. Government sponsored agencies	125,000	124,981	127,870	125,000	2,870	—

Total investment securities	125,000	124,981	127,870	125,000	2,870	—

Mortgage-backed securities and CMOs
FNMA and FHLMC certificates	1,028,748	906,544	488,628	481,518	7,110	—
GNMA certificates	319,223	272,090	115,358	113,441	1,917	—
CMOs issued by U.S. Government sponsored agencies	140,473	140,979	103,119	100,616	2,503	—

Total mortgage-backed securities and CMOs	1,488,444	1,319,613	707,105	695,575	11,530	—

	1,613,444	1,444,594	834,975	820,575	14,400	—

Total	$3,426,640	$3,256,307	$2,522,754	$2,487,684	$35,131	$(61)

	Year Ended December 31, 2007
Description	Original Face	Original Cost	Sale Proceeds	Sale Book Value	Gains	Losses
	In thousands

Gain on Sale of Securities Available-for-Sale
Investment securities
Obligations of U.S. Government sponsored agencies	$200,000	$200,000	$200,575	$200,000	$575	$—
Corporate bonds and others	25,000	24,909	25,322	24,964	358	—

Total investment securities	225,000	224,909	225,897	224,964	933	—

Mortgage-backed securities and CMOs
FNMA and FHLMC certificates	533,823	516,991	515,463	513,562	1,901	—
GNMA certificates	45,168	43,824	45,895	45,779	120	—

Total mortgage-backed securities and CMOs	578,991	560,815	561,358	559,341	2,021	—

Total	$803,991	$785,724	$787,255	$784,305	$2,954	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the Group’s gross unrealized losses and fair value of investment securities available-for-sale and held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007:

December 31, 2008
Available-for-sale

	Less than 12 months
	Amortized	Unrealized	Fair
	Cost	Loss	Value
	(In thousands)

CMOs issued by US Government sponsored agencies	$334,690	$1,756	$332,934
Obligations of US Government sponsored agencies	325,500	6,400	319,100
Non-agency collaterized mortgage obligations	234,198	48,564	185,634
FNMA and FHLMC certificates	52,519	148	52,371
Structured credit investments	50,262	11,815	38,447
GNMA certificates	19,582	229	19,353
Puerto Rico Government and agency obligations	252	1	251

	1,017,003	68,913	948,090

	12 months or more
	Amortized	Unrealized	Fair
	Cost	Loss	Value

Non-agency collaterized mortgage obligations	403,428	59,398	344,030
Structured credit investments	100,548	31,599	68,949
Puerto Rico Government and agency obligations	71,218	9,306	61,912
GNMA certificates	9,084	267	8,817
FNMA and FHLMC certificates	1,025	57	968

	585,303	100,627	484,676

	Total
	Amortized	Unrealized	Fair
	Cost	Loss	Value

Non-agency collaterized mortgage obligations	637,626	107,962	529,664
CMOs issued by US Government sponsored agencies	334,690	1,756	332,934
Obligations of US Government sponsored agencies	325,500	6,400	319,100
Structured credit investments	150,810	43,414	107,396
Puerto Rico Government and agency obligations	71,470	9,307	62,163
FNMA and FHLMC certificates	53,544	205	53,339
GNMA certificates	28,666	496	28,170

	$1,602,306	$169,540	$1,432,766

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2007
Available-for-sale

	Less than 12 months
	Amortized	Unrealized	Fair
	Cost	Loss	Value
	(In thousands)

FNMA and FHLMC certificates	$110,224	$223	$110,001
Structured credit investments	85,548	7,188	78,360
GNMA certificates	8,392	113	8,279
Puerto Rico Government and agency obligations	1,996	325	1,671

	206,160	7,849	198,311

	12 months or more
	Amortized	Unrealized	Fair
	Cost	Loss	Value

Non-agency collaterized mortgage obligations	630,429	12,505	617,924
Puerto Rico Government and agency obligations	14,152	613	13,539
GNMA certificates	4,481	102	4,379

	649,062	13,220	635,842

	Total
	Amortized	Unrealized	Fair
	Cost	Loss	Value

Non-agency collaterized mortgage obligations	630,429	12,505	617,924
FNMA and FHLMC certificates	110,224	223	110,001
Structured credit investments	85,548	7,188	78,360
Puerto Rico Government and agency obligations	16,148	938	15,210
GNMA certificates	12,873	215	12,658

	$855,222	$21,069	$834,153

Held-to-maturity

	Less than 12 months
	Amortized	Unrealized	Fair
	Cost	Loss	Value
	(In thousands)

Structured credit investments	$96,171	$11,949	$84,222
CMOs issued by US Government sponsored agencies	17,176	25	17,151
Puerto Rico Government and agency obligations	4,238	54	4,184
GNMA certificates	1,227	104	1,123

	118,812	12,132	106,680

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	12 months or more
	Amortized	Unrealized	Fair
	Cost	Loss	Value

FNMA and FHLMC certificates	304,536	3,560	300,976
Obligations of US Government sponsored agencies	124,998	1,980	123,018
Puerto Rico Government and agency obligations	50,968	3,727	47,241
GNMA certificates	49,299	1,100	48,199
CMOs issued by US Government sponsored agencies	19,287	502	18,785

	549,088	10,869	538,219

	Total
	Amortized	Unrealized	Fair
	Cost	Loss	Value

FNMA and FHLMC certificates	304,536	3,560	300,976
Obligations of US Government sponsored agencies	124,998	1,980	123,018
Structured credit investments	96,171	11,949	84,222
Puerto Rico Government and agency obligations	55,206	3,781	51,425
GNMA certificates	50,526	1,204	49,322
CMOs issued by US Government sponsored agencies	36,463	527	35,936

	$667,900	$23,001	$644,899

At December 31, 2008, the Group’s available-for-sale investment securities portfolio included approximately $637.6 million in non-agency collateralized mortgage obligations with unrealized losses of $108.0 million. The Group constantly monitors such non-agency mortgage-backed securities to measure the collateral performance and gauge trends for these positions, and the effect of collateral behavior on credit enhancements, cash flows, and fair values of the bonds. The Group also periodically monitors any rating migration, and takes into account the time lag between underlying performance and rating agency actions. The collateral for all of the non-agency collateralized mortgage obligations, except for the ALT A CMO which is more thoroughly discussed below, has performed well since the issuance of each security, and the estimated future collateral losses are lower than the subordination levels of these securities. This assessment is made using a cash flow model that estimates the cash flows on the underlying mortgages, based on the security-specific collateral and deal structure, and also includes inputs such as constant default rates, prepayment rates, and loss severity. The cash flows estimated by the model are distributed through the different tranches of each security, considering subordination for the different tranches. The model results as of December 31, 2008 show that the estimated future collateral losses, if any, are lower than the Group’s subordination levels for each one of these securities. Therefore, these securities are deemed to have sufficient credit support to absorb the estimated collateral losses.

In the specific case of the ALT A CMO, this security has been carefully monitored during the past year. As of September 30, 2008, the Group considered that the deterioration in the performance of underlying loans, including increases in delinquency and loss experience, resulted in projected losses which exceeded the tranche subordination. As a result, an other than temporary impairment amounting to $38.9 million was recorded at that time. As of December 31, 2008, the Group updated its estimate of the fair value of the security considering new market information, including a higher yield of 18% as a result of continued higher spreads under current market conditions. Based on the Group’s estimate using market participant data, projected losses in excess of remaining subordination at that date were not greater than the estimated losses contemplated by projected cash flow estimates determined upon previous impairment of the security. Consequently, the Group has determined that no additional impairment charge is necessary as of December 31, 2008.

At December 31, 2008, the Group held structured credit investments amounting to $176.1 million in the available-for-sale portfolio, with unrealized losses of approximately $39.9 million. The Group’s structured credit investments

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

portfolio consists of two types of instruments: synthetic collateralized debt obligations (CDOs) and collateralized loan obligations (CLOs). At December 31, 2008, the Group estimated that it will recover all interest and principal for the Group’s specific tranches of these securities. This assessment is based on an analysis in which the credit quality of the Group’s positions was evaluated through a determination of the expected losses on the underlying collateral. The losses on the underlying corporate pools were inferred by observations on the credit spreads of the reference entities or market quotes used to derive the credit spreads. The spreads of the portfolios were converted to loss probabilities, and these were applied to a cash flow model that provided estimated projected losses for each security. The model results as of December 31, 2008 show that the estimated future collateral losses, if any, are lower than the Group’s subordination levels for each one of these securities. Therefore, these securities are deemed to have sufficient credit support to absorb the estimated collateral losses.

Other than temporary impairment analysis is based on estimates that depend on market conditions and are subject to further change over time. In addition, while the Group believes that the methodology used to value these exposures is reasonable, the methodology is subject to continuing refinement, including those made as a result of market developments. Consequently, it is reasonably possible that changes in estimates or conditions could result in the need to recognize other than temporary impairment in the future.

All other securities in an unrealized loss position at December 31, 2008, are mainly composed of securities issued or backed by U.S. government agencies and U.S. government sponsored agencies. These investments are primarily highly liquid securities that have a large and efficient secondary market. Valuations are performed on a monthly basis using a third party provider and dealer quotes. The Group’s management believes that the unrealized losses of such other securities at December 31, 2008, are temporary and are substantially related to market interest rate fluctuations and not to deterioration in the creditworthiness of the issuer or guarantor. At December 31, 2008, the Group has the intent and ability to hold these investments until a period of time sufficient to allow for any recovery in fair value or maturity up to (or beyond) the cost of these investments.

3.	PLEDGED ASSETS

At December 31, 2008, residential mortgage loans with principal outstanding balances amounting to $639.8 million were pledged to secure advances and borrowings from the FHLB. Investment securities with fair values totaling $3.8 billion, $82.1 million and $36.2 million at December 31, 2008, were pledged to secure investment securities sold under agreements to repurchase (see Note 8), public fund deposits (see Note 7) and other funds, respectively. Also, investment securities with fair values totaling $112,000 at December 31, 2008, were pledged to the Puerto Rico Treasury Department.

As of December 31, 2008, investment securities available-for-sale not pledged amounted to $133.5 million. As of December 31, 2008, mortgage loans not pledged amounted to $383.6 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans Receivable

The Group’s credit activities are mainly with customers located in Puerto Rico. The Group’s loan transactions are encompassed within three main categories: mortgage, commercial and consumer. The composition of the Group’s loan portfolio at December 31, 2008 and 2007 was as follows:

	December 31,
	2008	2007
	(In thousands)

Loans secured by real estate:
Residential — 1 to 4 family	$976,569	$960,704
Home equity loans, secured personal loans and others	23,507	28,783
Commercial	145,377	135,070
Deferred loan fees, net	(3,197)	(2,887)

	1,142,256	1,121,670

Other loans:
Commercial	41,700	22,128
Personal consumer loans and credit lines	23,054	29,245
Deferred loan cost (fees), net	(167)	12

	64,587	51,385

Loans receivable	1,206,843	1,173,055
Allowance for loan losses	(14,293)	(10,161)

Loans receivable, net	1,192,550	1,162,894
Mortgage loans held-for-sale	26,562	16,672

Total loans, net	$1,219,112	$1,179,566

At December 31, 2008 and 2007, loans on which the accrual of interest has been discontinued amounted to $38.8 and $27.3 million, respectively. The gross interest income that would have been recorded in the years ended December 31, 2008, 2007, and 2006 if non-accrual loans had performed in accordance with their original terms amounted to $2.5 million, $2.0 million and $1.3 million, respectively. The Group’s investment in loans past due 90 days or more and still accruing amounted to $38.7 million and $38.8 million at December 31, 2008, 2007, respectively.

Allowance for Loan Losses

The Group maintains an allowance for loan losses at a level that management considers adequate to provide for probable losses based upon an evaluation of known and inherent risks. The Group’s allowance for loan losses policy provides for a detailed quarterly analysis of probable losses. The analysis includes a review of historical loan loss experience, value of underlying collateral, current economic conditions, financial condition of borrowers and other pertinent factors.

While management uses available information in estimating probable loan losses, future additions to the allowance may be required based on factors beyond the Group’s control.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The changes in the allowance for loan losses for the years ended December 31, 2008, 2007, and 2006 were as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Balance at beginning of year	$10,161	$8,016	$6,630
Provision for loan losses	8,860	6,550	4,388
Loans charged-off	(5,104)	(4,906)	(3,678)
Recoveries	376	501	676

Balance at end of year	$14,293	$10,161	$8,016

The Group evaluates all loans, some individually and others as homogeneous groups, for purposes of determining impairment. At December 31, 2008, the total investment in impaired commercial loans was $4.6 million (December 31, 2007 — $1.1 million). The impaired commercial loans were measured based on the fair value of collateral. The average investment in impaired commercial loans for the years ended December 31, 2008, 2007 and 2006, amounted to $1.9 million, $1.5 million, and $2.2 million, respectively. The Group’s management determined that impaired loans required a valuation allowance in accordance with FASB Statement No. 114 “Accounting by Creditors for Impairment of a Loan” of approximately $1.1 million at December 31, 2008. No allowance was required at December 31, 2007.

5.	PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2008 and 2007 are stated at cost less accumulated depreciation and amortization as follows:

	December 31,
	Useful Life
	(Years)	2008	2007
	(In thousands)

Land	—	$1,014	$1,014
Buildings and improvements	40	4,234	4,682
Leasehold improvements	5 — 10	16,540	13,411
Furniture and fixtures	3 — 7	7,490	7,162
Information technology and other	3 — 7	12,527	14,072

		41,805	40,341
Less: accumulated depreciation and amortization		(20,621)	(18,562)

		$21,184	$21,779

Depreciation and amortization of premises and equipment for the years ended December 31, 2008, 2007, and 2006, totaled $5.4 million, $5.4 million, and $5.5 million, respectively. These are included in the consolidated statements of operations as part of occupancy and equipment expenses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS

Accrued interest receivable at December 31, 2008 and 2007 consists of $10.9 million and $10.6 million, respectively from loans, and $33.0 million and $41.7 million, respectively from investments.

Other assets at December 31, 2008 and 2007 consist of the following:

	December 31,
	2008	2007
	(In thousands)

Mortgage tax credits	$5,047	$69
Prepaid expenses	3,433	2,645
Servicing asset	2,819	2,526
Goodwill	2,006	2,006
Investment in Statutory Trusts	1,086	1,086
Deferred charges	900	910
Accounts receivable and other assets	8,635	7,082

	$23,926	$16,324

In December 2007, the Commonwealth of Puerto Rico established mortgage loan tax credits to financial institutions that provided financing for the acquisition of new homeowners for the period from December 2007 to December 2008 up to a maximum amount of $220 million in tax credits overall. At December 31, 2008 and 2007 mortgage loan tax credits amounted to $5.0 million and $69,000, respectively. A loss of $2.5 million was included in the Consolidated Statements of Operations for the year ended December 31, 2008, representing a provision for loss on mortgage loan tax credits for new homeowners which surpassed the $220 million limit established by the government and is now doubtful whether these tax credits will be granted. No provision for loss on mortgage tax credits was recorded for the years ended December 31, 2007 or 2006.

7.	DEPOSITS AND RELATED INTEREST

At December 31, 2008, 2007, the weighted average interest rate of the Group’s deposits was 3.54%, and 4.42%, respectively, inclusive of non-interest bearing deposits of $53.2 million, and $50.0 million, respectively. Interest expense for the years ended December 31, 2008 and 2007, and 2006 is set forth below:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Demand deposits	$4,197	$817	$857
Savings deposits	10,199	13,959	5,366
Certificates of deposit	35,385	38,018	40,479

	$49,781	$52,794	$46,701

At December 31, 2008 and 2007, time deposits in denominations of $100,000 or higher amounted to $548.4 million, and $615.8 million including: (i) public fund deposits from various local government agencies of $72.3 million and $95.8 million at a weighted average rate of 2.04% and 4.56%, which were collateralized with investment securities with fair value of $82.1 million and $100.4 million, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Excluding equity indexed options in the amount of $16.6 million, which are used by the Group to manage its exposure to the Standard & Poor’s 500 stock market index, and also excluding accrued interest of $6.5 million and unamortized deposit discounts in the amount of $16.7 million, the scheduled maturities of certificates of deposit at December 31, 2008 are as follows:

(In thousands)

Within one year:
Three (3) months or less	$301,337
Over 3 months through 1 year	676,661

977,998
Over 1 through 2 years	128,337
Over 2 through 3 years	59,729
Over 3 through 4 years	73,277
Over 4 through 5 years	34,573
Over 5 years	1,086

$1,275,000

At December 31, 2008 and 2007 brokered certificates of deposits amounted to $515.6 million and $35.0 million, respectively, at a weighted average rate of 2.97% and 4.79%.

The aggregate amount of overdraft in demand deposit accounts that were reclassified to loans amounted to $2.2 million as of December 31, 2008, (December 31, 2007 — $1.8 million).

8.	BORROWINGS

Short Term Borrowings

At December 31, 2008, short term borrowings amounted to $29.2 million (December 31, 2007 — $27.5 million) which mainly consist of federal funds purchased with a weighted average rate of 1.49% (December 31, 2007 — 1.83%).

Securities Sold under Agreements to Repurchase

At December 31, 2008, securities underlying agreements to repurchase were delivered to, and are being held by, the counterparties with whom the repurchase agreements were transacted. The counterparties have agreed to resell to the Group the same or similar securities at the maturity of the agreements.

At December 31, 2008, securities sold under agreements to repurchase (classified by counterparty), excluding accrued interest in the amount of $11.1 million, were as follows:

		Fair Value of
	Borrowing	Underlying
	Balance	Collateral
	(In thousands)

Citigroup	$1,800,000	$2,138,837
Credit Suisse First Boston Corporation	1,250,000	1,438,233
UBS Financial Services	500,000	595,583
JP Morgan Chase	100,000	118,764
Merrill Lynch	100,000	107,007

Total	$3,750,000	$4,398,424

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of underlying collateral includes agency-issued investment securities with a fair value of $834.9 million sold on December 31, 2008 for which the transaction settled after that date. The proceeds from such sale were reinvested after year-end in similar quality agency-issued securities, which were then placed as collateral for the corresponding repurchase agreements.

During the fourth quarter of 2006 and throughout 2007, the Group restructured most of its short-term repurchase agreements portfolio into longer-term, structured repurchase agreements. The terms of these structured positions range between three and ten years, and the counterparties have the right to exercise put options before their contractual maturity from one to three years after the agreements’ settlement dates. The following table shows a summary of these agreements and their terms, excluding accrued interest in the amount of $11.1 million, at December 31, 2008:

		Weighted-Average
Year of Maturity	Borrowing Balance	Coupon	Settlement Date	Maturity Date	Next Put Date
	(In thousands)

2010
	$100,000	4.39%	8/14/2007	8/16/2010	2/14/2009

	100,000

2011
	100,000	4.17%	12/28/2006	12/28/2011	3/28/2009
	350,000	4.23%	12/28/2006	12/28/2011	3/28/2009
	100,000	4.29%	12/28/2006	12/28/2011	3/28/2009
	350,000	4.35%	12/28/2006	12/28/2011	3/28/2009

	900,000

2012
	350,000	4.26%	5/9/2007	5/9/2012	2/9/2009
	100,000	4.50%	8/14/2007	8/14/2012	8/14/2009
	300,000	4.47%	9/13/2007	9/13/2012	9/13/2009
	150,000	4.31%	3/6/2007	12/6/2012	12/7/2009

	900,000

2014
	100,000	4.67%	7/27/2007	7/27/2014	1/27/2010

	100,000

2017	250,000	4.44%	3/2/2007	3/2/2017	3/2/2009
	500,000	4.46%	3/2/2007	3/2/2017	3/2/2009
	1,000,000	3.71%	3/6/2007	3/6/2017	3/6/2009

	1,750,000

Total	$3,750,000	4.19%

None of the structured repurchase agreements referred to above with put dates up to March 6, 2009 were put by the counterparties at their corresponding put dates. Such repurchase agreements include $1.25 billion which reset at the put dates at a formula which is based on the three-month LIBOR rate less fifteen times the difference between the ten-year SWAP rate and the two-year SWAP rate, with a minimum of 0.0% on $1.0 billion and 0.25% on $250 million, and a maximum of 10.6%. These repurchase agreements will bear the respective minimum rates of 0.0% and 0.25% from March 2009 to at least their next put dates scheduled for June 2009.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the borrowings under repurchase agreements, excluding accrued interest in the amount of $11.1 million and $11.4 million, respectively, at December 31, 2008 and 2007, their maturities and approximate fair values of their collateral as follows:

	December 31,
	2008		2007
		Fair Value of		Fair Value of
		Underlying		Underlying
	Borrowing Balance	Collateral	Borrowing Balance	Collateral
		(In thousands)

GNMA certificates
Within 30 days	$—	$215,923	$4,832	$27,672
1 — 3 years	24,232	25,127	—	—
3 — 5 years	80,264	84,364	10,729	11,241
Over 5 years	109,621	82,977	76,816	72,861

	214,117	408,391	92,377	111,774

FNMA certificates
Within 30 days	—	239,966	32,000	101,982
1 — 3 years	8,701	9,050	3,261	3,401
3 to 5 years	404,596	424,447	437,719	450,431
Over 5 years	853,669	786,220	316,228	299,115

	1,266,966	1,459,683	789,208	854,929

FHLMC certificates
Within 30 days	—	24,883	48,168	80,613
1 — 3 years	67,067	70,128	96,739	100,901
3 to 5 years	113,903	117,852	242,470	254,043
Over 5 years	371,557	340,142	229,075	221,558

	552,527	553,005	616,452	657,115

CMOs
Within 30 days	—	12,059	—	17,512
3 to 5 years	801,237	876,170	746,355	743,807
Over 5 years	77,134	81,600	—	—

	878,371	969,829	746,355	761,319

US Agency securities
Within 30 days	—	147,118	15,023	64,841
3 to 5 years	50,000	51,117	362,727	385,621
Over 5 years	788,019	809,281	1,227,881	1,237,606

	838,019	1,007,516	1,605,631	1,688,068

Total	$3,750,000	$4,398,424	$3,850,023	$4,073,205

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2008 and 2007, the weighted average interest rate of the Group’s repurchase agreements was 4.34% and 4.20%, respectively and included agreements with interest ranging from 3.71% to 4.67% and 3.71% to 5.25%, respectively. The following summarizes significant data on securities sold under agreements to repurchase as of December 31, 2008 and 2007, excluding accrued interest:

	December 31,
	2008	2007
	(In thousands)

Average daily aggregate balance outstanding	$3,800,673	$3,154,369

Maximum amount outstanding at any month-end	$3,836,635	$3,850,023

Weighted average interest rate during the year	4.25%	4.68%

Weighted average interest rate at year end	4.34%	4.20%

Advances from the Federal Home Loan Bank

At December 31, 2008 and 2007, advances from the FHLB consisted of the following, excluding accrued interest of $1.7 million and $1.9 million, respectively:

	December 31,
Maturity Date	Fixed Interest Rate	2008	2007
		(In thousands)

August-2008	4.07%	$—	$50,000
January-2009	0.44%	26,700	—
May-2012	4.37%	25,000	25,000
July-2012	4.57%	25,000	25,000
July-2012	4.26%	25,000	25,000
August-2012	4.33%	50,000	50,000
August-2012	4.09%	100,000	100,000
May-2014	4.20%	25,000	25,000
May-2014	4.22%	30,000	30,000

		$306,700	$330,000

Weighted average interest rate		3.91%	4.21%

Advances are received from the FHLB under an agreement whereby the Group is required to maintain a minimum amount of qualifying collateral with a fair value of at least 110% of the outstanding advances. At December 31, 2008, these advances were secured by mortgage loans amounting to $639.8 million. Also, at December 31, 2008, the Group has an additional borrowing capacity with the FHLB of $235.3 million. At December 31, 2008, the weighted average maturity of FHLB’s advances was 43.6 months (December 31, 2007 — 51.3 months).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2007, the Group restructured most of its FHLB advances portfolio into longer-term, structured advances. The terms of these advances range between five and seven years, and the FHLB has the right to exercise put options before the contractual maturity of the advances from six months to one year after the advances’ settlement dates and quarterly thereafter. The following table shows a summary of these advances and their terms, excluding accrued interest in the amount of $1.7 million, at December 31, 2008:

		Weighted-Average
Year of Maturity	Borrowing Balance	Coupon	Settlement Date	Maturity Date	Next Put Date
	(In thousands)

2012
	$25,000	4.37%	5/4/2007	5/4/2012	2/5/2009
	25,000	4.57%	7/24/2007	7/24/2012	1/24/2009
	25,000	4.26%	7/30/2007	7/30/2012	1/30/2009
	50,000	4.33%	8/10/2007	8/10/2012	2/10/2009
	100,000	4.09%	8/16/2007	8/16/2012	2/16/2009

	225,000

2014
	25,000	4.20%	5/8/2007	5/8/2014	2/8/2009
	30,000	4.22%	5/11/2007	5/11/2014	2/13/2009

	55,000

	$280,000	4.24%

None of the structured advances from the FHLB referred to above with put dates up to February 16, 2009 were put by the counterparty at their corresponding put dates.

Subordinated Capital Notes

Subordinated capital notes amounted to $36.1 million at December 31, 2008 and 2007.

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

The proceeds from these issuances were used by the Statutory Trust I and the Statutory Trust II to purchase a like amount of floating rate junior subordinated deferrable interest debentures (“subordinated capital notes”) issued by the Group. The call provision of the subordinated capital notes purchased by the Statutory Trust I was exercised by the Group in December 2006 and the Group recorded a $915,000 loss related to the write-off of unamortized issuance costs of the notes. The second one, has a par value of $36.1 million, bears interest based on 3 months LIBOR plus 295 basis points (December 31, 2008 and 2007 — 4.82% and 7.94%, respectively;), payable quarterly, and matures on September 17, 2033. Statutory Trust II may be called at par after five years and quarterly thereafter (next call date March 2009). The trust redeemable preferred security has the same maturity and call provisions as the subordinated capital notes. The subordinated deferrable interest debentures issued by the Group are accounted for as a liability denominated as subordinated capital notes on the consolidated statements of financial condition.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Temporary Liquidity Guarantee Program

The Group’s banking subsidiary issued in March 2009 $105 million in notes guaranteed under the FDIC Temporary Liquidity Guarantee Program. These notes are due on March 16, 2012, bear interest at a 2.75% fixed rate, and are backed by the full faith and credit of the United States. Interest on the notes is payable on the 16th of each March and September, beginning September 16, 2009. An annual fee of 100 basis points will also be paid to the FDIC to maintain the FDIC guarantee coverage until the maturity of the notes.

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

During the year ended December 31, 2008, losses of $12.9 million were recognized and reflected as “Derivatives” in the consolidated statements of operations. This was mainly due to a $4.9 million loss in connection to equity index option agreements in which performance by the counterparty (Lehman Brothers Finance S.A.), which filed for bankruptcy on October 3, 2008, is uncertain, resulting in a credit risk exposure for such amount, and an interest-rate swap contract that the Group entered into in January 2008 to manage the Group’s interest rate risk exposure with a notional amount of $500 million. Such contract was subsequently terminated, resulting in a loss to the Group of approximately $7.9 million. For the years ended December 31, 2007 and 2006, gains of $11.0 million and $3.2 million, respectively, were recognized and reflected as “Derivatives” in the consolidated statements of operations. There were no outstanding interest-rate swap contracts at December 31, 2008 and 2007.

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

There were no derivatives designated as a hedge at December 31, 2008 and 2007. Derivatives not designated as a hedge consist of purchased options used to manage the exposure to the stock market on stock indexed deposits with notional amounts of $149.8 million and $152.5 million at December 31, 2008 and 2007, respectively; and embedded options on stock indexed deposits with notional amounts of $155.4 million and $147.0 million at December 31, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2008, the yearly contractual maturities of derivative instruments were as follows:

Year Ending	Equity Indexed	Equity Indexed
December 31,	Options Purchased	Options Written
	(In thousands)

2009	22,085	20,578
2010	9,045	8,559
2011	21,415	20,417
2012	64,285	64,037
2013	38,590	36,198

	155,420	149,789

At December 31, 2008 and 2007, the purchased options used to manage the exposure to the stock market on stock indexed deposits represented an asset of $17.4 million and $40.7 million, respectively; the options sold to customers embedded in the certificates of deposit and recorded as deposits in the consolidated statement of financial condition, represented a liability of $31.9 million and $38.8 million, respectively.

10.	EMPLOYEE BENEFIT PLAN

The Group has a cash or deferred arrangement profit sharing plan qualified under Section 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended (the “Puerto Rico Code”) and the Section 401(a) and (e) of the United States Revenue Code of 1986, as amended (the “U.S. Code”), covering all full-time employees of the Group who have six months of service and are age twenty-one or older. Under this plan, participants may contribute each year from 2% to 10% of their compensation, as defined in the Puerto Rico Code and U.S. Code, up to a specified amount. The Group currently contributes 80 cents for each dollar contributed by an employee, up to $832 per employee. The Group’s matching contribution is invested in shares of its common stock. The plan is entitled to acquire and hold qualified employer securities as part of its investment of the trust assets pursuant to ERISA Section 407. For the years ended December 31, 2008 and 2007, the Group contributed 9,697, 17,216 and 12,787, respectively, shares of its common stock with a fair value of approximately $148,600, $204,200 and $168,200, respectively at the time of contribution. The Group’s contribution becomes 100% vested once the employee completes three years of service.

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

The Bank grants loans to its directors, executive officers and to certain related individuals or organizations in the ordinary course of business. These loans are offered at the same terms as loans to non-related parties. The activity and balance of these loans were as follows:

	December 31,
	2008	2007

Balance at the beginning of year	$1,960	$4,033
New loans	605	199
Repayments	(226)	(25)
Other	225	(2,247)

Balance at the end of year	$2,564	$1,960

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	INCOME TAX

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

The components of income tax expense (benefit) for the years ended December 31, 2008, 2007, and 2006 are as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Current income tax expense	$608	$226	$1,817
Deferred income tax expense (benefit)	(9,931)	1,332	(3,448)

Income tax expense (benefit)	$(9,323)	$1,558	$(1,631)

The Group maintained an effective tax rate lower than the statutory rate of 39% as of December 31, 2008 and 2007, and 43.5% as of December 31, 2006, mainly due to the interest income arising from certain mortgage loans, investments and mortgage-backed securities exempt for P.R. income tax purposes, net of expenses attributable to the exempt income. In addition, the Puerto Rico Code provides a dividend received deduction of 100% on dividends received from wholly-owned subsidiaries subject to income taxation in Puerto Rico. For the years ended December 31, 2008 and 2007 and 2006, the Group generated tax-exempt interest income of $193.4 million, $184.7 million and $146.7 million, respectively. Exempt interest relates mostly to interest earned on obligations of the United States and Puerto Rico governments and certain mortgage-backed securities, including securities held by the Bank’s international banking entity. Pursuant to the Declaration of Fiscal Emergency and Omnibus Plan for Economic Stabilization and Restoration of the Puerto Rican Credit Act of March, 2, 2009, for tax years beginning after December 31, 2008, and ending before January 1, 2012, every corporation engaged in trade or business in Puerto Rico, including banks, insurance companies, and international banking entities, will be subject to an additional five percent (5%) surcharge on corporate income tax. This temporary tax was enacted as a measure to generate additional revenues to address the fiscal crisis that the government of Puerto Rico is currently facing.

The reconciliation between the Puerto Rico income tax statutory rate and the effective tax rate as reported for the years ended December 31, 2008, 2007, and 2006 are as follows:

	Year Ended December 31,
	2008		2007		2006
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)		(Dollars in thousands)		(Dollars in thousands)

Statutory rate	$6,813	39.0%	$16,701	39.0%	$(2,931)	43.5%
Increase (decrease) in rate resulting from:
Exempt interest income, net	(11,285)	−64.6%	(16,052)	−37.5%	(3,527)	52.3%
Non-deductible charge	42	0.2%	35	0.1%	37	−0.5%
Change in valuation allowance	(3,340)	−19.1%	573	1.3%	2,029	−30.1%
Provision/(credit) for income tax contingencies, net	(1,956)	−11.2%	529	1.2%	(465)	6.9%
Other items, net	403	2.3%	(228)	−0.5%	3,226	−47.9%

Income tax expense (benefit)	$(9,323)	−53.4%	$1,558	3.6%	$(1,631)	24.2%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred income tax reflects the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. The components of the Group’s deferred tax asset, net at December 31, 2008 and 2007, are as follows:

	December 31,
	2008	2007
	(In thousands)

Allowance for loan losses	$5,611	$3,978
Unamortized discount related to mortgage servicing rights sold	1,028	1,360
Deferred gain on sale of assets	180	261
Deferred loan origination fees	2,561	2,157
Other-than-temporary impairment	7,681	—
Unrealized net loss included in accumulated other comprehensive income	6,004	—
Charitable contributions	66	66
S&P option contracts	6,644	7,121
Net operating loss carryforwards	1,698	4,233
Other	147	67

Total gross deferred tax asset	31,620	19,243

Less: Valuation allowance	(1,253)	(4,593)

Net deferred tax asset	30,367	14,650

Unrealized net gain included in accumulated other comprehensive income	—	(2,166)
Deferred loan origination costs	(1,904)	(2,122)

Total deferred tax liabilities	(1,904)	(4,288)

Deferred tax asset, net	$28,463	$10,362

In assessing the realizability of the deferred tax asset, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax asset are deductible, management believes it is more likely than not that the Group will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2008. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

At December 31, 2008, the holding company and its subsidiaries have loss carryfowards for income tax purposes of approximately $3.7 million, which are available to offset future taxable income, if any, through December 2013.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

The total amount of gross unrecognized tax benefits as of the date of adoption that would affect the effective tax rate was $5.8 million. The Group classifies unrecognized tax benefits in income taxes payable. No adjustments resulted from the implementation of FIN 48. For the year ended December 31, 2007 there were no changes (new, expiring or settled) unrecognized tax benefits. For the year ended December 31, 2008 $2.5 million of unrecognized tax benefits expired due to the statute of limitation. The balance at December 31, 2008 was $4.0 million. The tax periods ended June 30, 2004, and 2005, and December 31, 2005, 2006, and 2007 remain subject to examination by the Puerto Rico Department of Treasury.

The Group’s policy to include interest and penalties related to unrecognized tax benefits within the provision for taxes on the consolidated statements of income did not change as a result of implementing the provisions of FIN 48. As of the date of adoption of FIN 48, the Group had accrued $1.3 million (December 31, 2008-$1.5 million; $1.9 million as of December 31, 2007) for the payment of interest and penalties relating to unrecognized tax benefits. On January 13, 2009, $325,000 in unrecognized tax benefits expired due to statute of limitation. The Group does not anticipate any other significant changes in unrecognized tax benefits during 2009.

13.	STOCKHOLDERS’ EQUITY

Treasury Stock

On July 27, 2007, the Group’s Board approved a new stock repurchase program pursuant to which the Group is authorized to purchase in the open market up to $15.0 million of its outstanding shares of common stock. The shares of common stock so repurchased are to be held by the Group as treasury shares. There were no repurchases during 2008. The approximate dollar value of shares that may yet be repurchased under the plan amounted to $11.3 million at December 31, 2008.

The activity in connection with common shares held in treasury by the Group for 2008, 2007, and 2006 is set forth below:

	Year Ended December 31,
	2008		2007		2006
		Dollar		Dollar		Dollar
	Shares	Amount	Shares	Amount	Shares	Amount
	(In thousands)

Beginning of year	1,436	$17,023	989	$12,956	770	$10,332
Common shares repurchased under the repurchase program	—	—	459	4,236	233	2,817
Common shares repurchased /used to match defined contribution plan, net	6	86	(12)	(169)	(14)	(193)

End of year	1,442	$17,109	1,436	$17,023	989	$12,956

Equity-Based Compensation Plans

Effective April 25, 2007, the Board formally adopted the Omnibus Plan, which provides for equity-based compensation incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalents, as well as equity-based performance awards. The Omnibus Plan replaced and superseded the Oriental Financial Group Inc. 1996, 1998 and 2000 Incentive Stock Option Plans (the “Stock Option Plans”). All outstanding stock options under the Stock Option Plans continue in full force and effect, subject to their original terms. Under the Omnibus Plan, the group granted 23,000 options and 70,316 restricted shares in 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The activity in outstanding options for 2008, 2007 and 2006, is set forth below:

	Year Ended December 31,
	2008		2007		2006
		Weighted		Weighted		Weighted
	Number of	Average	Number of	Average	Number of	Average
	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price

Beginning of year	717,700	$16.15	833,533	$15.61	946,855	$15.51
Options granted	23,000	17.93	140,500	12.22	30,000	12.20
Options exercised	(182,200)	11.93	(134,586)	8.52	(72,486)	8.04
Options forfeited	(58,300)	21.49	(121,747)	17.09	(70,836)	19.60

End of year	500,200	$17.14	717,700	$16.15	833,533	$15.61

The total intrinsic value of stock options exercised during the year ended December 31, 2008 was $1.4 million.

The following table summarizes the range of exercise prices and the weighted average remaining contractual life of the options outstanding at December 31, 2008:

	Outstanding			Exercisable
		Weighted	Weighted Average		Weighted
	Number of	Average	Contract Life	Number of	Average
Range of Exercise Prices	Options	Exercise Price	(Years)	Options	Exercise Price

$ 5.63 to $ 8.45	6,826	$7.55	8.3	6,826	$7.55
8.45 to 11.27	3,000	10.29	1.4	—	—
11.27 to 14.09	247,339	12.42	3.3	69,939	12.51
14.09 to 16.90	62,035	15.60	5.5	38,035	15.92
19.73 to 22.55	31,100	20.75	4.4	19,600	20.10
22.55 to 25.37	88,850	23.98	4.3	88,850	23.98
25.37 to 28.19	61,050	27.48	4.2	61,050	27.48

	500,200	$17.14	4.5	284,300	$20.17

Aggregate Intrinsic Value	$—			$—

The average fair value of each option granted during 2008, 2007, and 2006, was $5.39, $2.67, and $3.24, respectively. The average fair value of each option granted was estimated at the date of the grant using the Black-Scholes option pricing model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no restrictions and are fully transferable and negotiable in a free trading market. Black-Scholes does not consider the employment, transfer or vesting restrictions that are inherent in the Group’s employee options. Use of an option valuation model, as required by GAAP, includes highly subjective assumptions based on long-term predictions, including the expected stock price volatility and average life of each option grant.

The following assumptions were used in estimating the fair value of the options granted:

	2008	2007	2006

Weighted Average Assumptions:
Dividend yield	4.78%	4.96%	4.26%
Expected volatility	35%	33%	34%
Risk-free interest rate	3.23%	4.82%	4.46%
Expected life (in years)	8.5	8.5	8.5

During 2008 the Group granted 70,316 restricted shares at a weighted average granted date fair value of $21.14 under the Omnibus Plan. During 2008, 8,408 restricted shares were forfeited and no restricted shares were exercised.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings (loss) per Common Share

The calculation of earnings (loss) per common share for the years ended December 31, 2008 and 2007, and 2006 is as follows:

	Year Ended December 31,
	2008	2007	2006
	(In thousands, except per share data)

Net income (loss)	$26,790	$41,265	$(5,106)
Less: Dividends on preferred stock	(4,802)	(4,802)	(4,802)

Income available (loss) to common shareholders’	$21,988	$36,463	$(9,908)

Weighted average common shares and share equivalents:
Average common shares outstanding	24,260	24,326	24,562
Average potential common shares-options	67	41	101

Total	24,327	24,367	24,663

Earnings (loss) per common share — basic	$0.91	$1.50	$(0.40)

Earnings (loss) per common share — diluted	$0.90	$1.50	$(0.40)

For the years ended December 31, 2008 and 2007, and 2006, weighted-average stock options with an anti-dilutive effect on earnings per share not included in the calculation amounted to 193,399, 635,934, and 494,179, respectively.

Legal Surplus

The Banking Act requires that a minimum of 10% of the Bank’s net income for the year be transferred to a reserve fund until such fund (legal surplus) equals the total paid in capital on common and preferred stock. At December 31, 2008, legal surplus amounted to $43.0 million (December 31, 2007 — $40.6 million). The amount transferred to the legal surplus account is not available for the payment of dividends to shareholders. In addition, the Federal Reserve Board has issued a policy statement that bank holding companies should generally pay dividends only from operating earnings of the current and preceding two years.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accumulated Other Comprehensive Income

Accumulated other comprehensive income (loss), net of income tax, as of December 31, 2008 and 2007, consisted of:

	December 31,
	2008	2007
	(In thousands)

Unrealized loss on securities available-for-sale transfered to held to maturity	$—	$(16,543)
Unrealized gain (loss) on securities available-for-sale	(128,191)	5,694
Tax effect of accumulated other comprehensive income	6,004	(2,166)

	$(122,187)	$(13,015)

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

Quantitative measures established by regulation to ensure capital adequacy require the Group and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations) and of Tier 1 capital to average assets (as defined in the regulations). As of December 31, 2008 and 2007, the Group and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2008 and 2007, the FDIC categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that have changed the Bank’s category. The Group’s and the Bank’s actual capital amounts and ratios as of December 31, 2008 and 2007 are as follows:

	Actual		Minimum Capital Requirement
Group Ratios	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

As of December 31, 2008
Total Capital to Risk-Weighted Assets	$403,528	17.73%	$182,044	8.00%
Tier I Capital to Risk-Weighted Assets	$389,235	17.11%	$91,022	4.00%
Tier I Capital to Total Assets	$389,235	6.38%	$244,101	4.00%
As of December 31, 2007
Total Capital to Risk-Weighted Assets	$406,470	19.06%	$170,583	8.00%
Tier I Capital to Risk-Weighted Assets	$396,309	18.59%	$85,292	4.00%
Tier I Capital to Total Assets	$396,309	6.69%	$236,847	4.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					Minimum to be Well
			Minimum Capital		Capitalized Under
	Actual		Requirement		Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Bank Ratios
As of December 31, 2008
Total Capital to Risk-Weighted Assets	$325,593	14.86%	$175,281	8.00%	$219,101	10.00%
Tier I Capital to Risk-Weighted Assets	$311,300	14.21%	$87,640	4.00%	$131,461	6.00%
Tier I Capital to Total Assets	$311,300	5.42%	$229,903	4.00%	$287,378	5.00%
As of December 31, 2007
Total Capital to Risk-Weighted Assets	$341,713	17.12%	$159,657	8.00%	$199,572	10.00%
Tier I Capital to Risk-Weighted Assets	$331,552	16.61%	$79,829	4.00%	$119,743	6.00%
Tier I Capital to Total Assets	$331,552	5.80%	$228,768	4.00%	$285,960	5.00%

The Group’s ability to pay dividends to its stockholders and other activities can be restricted if its capital falls below levels established by the Federal Reserve Board’s guidelines. In addition, any bank holding company whose capital falls below levels specified in the guidelines can be required to implement a plan to increase capital.

14.	COMMITMENTS

Loan Commitments

At December 31, 2008, there were $47.0 million in loan commitments, which represents unused lines of credit provided to customers. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates, bear variable interest and may require payment of a fee. Since the commitments may expire unexercised, the total commitment amounts do not necessarily represent future cash requirements. The Group evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Group upon extension of credit, is based on management’s credit evaluation of the customer.

At December 31, 2008, commitments to sell or securitize mortgage loans, expiring on or before November 30, 2009, amounted to approximately $316.3 million. At December 31, 2007, commitments to sell or securitize mortgage loans amounted to approximately $13.7 million.

Lease Commitments

The Group has entered into various operating lease agreements for branch facilities and administrative offices. Rent expense for the years ended December 31, 2008, 2007 and 2006 amounted to $5.1 million, $4.2 million and $3.9 million, respectively. Future rental commitments under terms of leases in effect at December 31, 2008, exclusive of taxes, insurance and maintenance expenses payable by the Group, are summarized as follows:

Year Ending December 31,	Minimum Rent
(In thousands)

2009	$3,940
2010	3,734
2011	3,727
2012	3,720
2013	3,505
Thereafter	12,982

$31,608

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	LITIGATION

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

As discussed in Note 1, effective January 1, 2008, the Group adopted SFAS 157, which provides a framework for measuring fair value under GAAP.

Fair Value Measurement

SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 - Level 1 asset and liabilities include equity securities that are traded in an active exchange market, as well as certain U.S. Treasury and other U.S. government agency securities that are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include (i) mortgage-backed securities for which the fair value is estimated based on valuations obtained from third-party pricing services for identical or comparable assets, (ii) debt securities with quoted prices that are traded less frequently than exchange-traded instruments and (iii) derivative contracts and financial liabilities (e.g. callable brokered CDs and medium-term notes elected for fair value option under SFAS 159) whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, for which the determination of fair value requires significant management judgment or estimation.

The following is a description of the valuation methodologies used for instruments measured at fair value:

Investment securities

The fair value of investment securities is based on quoted market prices, when available, or market prices provided by recognized broker dealers. If listed prices or quotes are not available, fair value is based upon externally developed models that use both observable and unobservable inputs depending on the market activity of the instrument. Structured credit investments and non-agency collateralized mortgage obligations are not trading actively in the current market; accordingly, they do not exhibit readily observable prices. Based on their valuation methodology, such investments are classified as Level 3. The estimated fair value of the structured credit investments and the non-agency collateralized mortgage obligations are determined by using a third-party cash flow valuation model to calculate the present value of projected future cash flows. The assumptions used which are highly uncertain and require a high degree of judgment, include primarily market discount rates, current spreads, duration, leverage, delinquency and loss rates. The assumptions used are drawn from a combination of internal and external data sources. A third-party valuation of these investments, in which all economic assumptions are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determined by this third-party (external-based valuation), is obtained at least on a quarterly basis and is used by management as a benchmark to evaluate the adequacy of the cash flow model and the reasonableness of the assumptions and fair value estimates developed internally for the internal-based valuation. The external-based valuations are analyzed and assumptions are evaluated and incorporated in the internal-based valuation model when deemed necessary and agreed by management.

Derivative instruments

The fair values of the derivative instruments were provided by valuation experts and counterparties. Certain derivatives with limited market activity are valued using externally developed models that consider unobservable market parameters. The Group offers its customers certificates of deposit with an option tied to the performance of the Standard & Poor’s 500 stock market index (S&P Index), and uses equity indexed option agreements with major broker-dealer companies to manage its exposure to changes in this index. Their fair value is obtained from counterparties or an external pricing source and validated by management. Based on their valuation methodology, derivative instruments are classified as Level 3. These options are tied in to Asian options whose payoff is linked to the average value of the S&P Index on a specific set of dates during the life of the option. The methodology uses an average rate option or a cash-settled option whose payoff is based on the difference between the expected average value of the S&P Index during the remaining life of the option and the strike price at inception. The assumptions used which are uncertain and require a degree of judgment, include primarily S&P Index volatility and leverage. The external-based valuations are analyzed and assumptions are evaluated and incorporated in either an internal-based valuation model when deemed necessary or compared to counterparties prices and agreed by management.

Assets and liabilities measured at fair value on a recurring basis, including financial liabilities for which the Group has elected the fair value option, are summarized below:

	December 31, 2008
	Fair Value Measurements
	Level 1	Level 2	Level 3
	(In thousands)

Investment securities available-for-sale	$—	$3,258,359	$665,848
Money market instruments	52,002	—	—
Derivative asset	—	—	12,801
Derivative liability	—	—	(16,588)

	$52,002	$3,258,359	$662,061

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2008.

	Total Fair Value Measurements
	(Year Ended December 31, 2008)
	Investment
	Securities
Level 3 Instruments Only	Available-for-sale	Derivative Asset	Derivative Liability
	(In thousands)

Balance at beginning of year	$78,360	$40,709	$(38,793)
Total gains (losses) (realized/unrealized):
Included in earnings	(38,932)	(19,257)	14,226
Included in other comprehensive income	(37,935)	—	—
New instruments acquired	—	6,676	(6,626)
Principal repayment and amortization	(19,931)	(15,327)	14,605
Transfer of non-agency CMOs to Level 3	609,149	—	—
Transfers from held-to-maturity portfolio	75,137	—	—

Balance at end of year	$665,848	$12,801	$(16,588)

The information about the estimated fair value of financial instruments required by GAAP is presented hereunder. The aggregate fair value amounts presented do not necessarily represent management’s estimate of the underlying value of the Group.

The estimated fair value is subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could affect these fair value estimates. The fair value estimates do not take into consideration the value of future business and the value of assets and liabilities that are not financial instruments. Other significant tangible and intangible assets that are not considered financial instruments are the value of long-term customer relationships of the retail deposits, and premises and equipment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The estimated fair value and carrying value of the Group’s financial instruments at December 31, 2008 and 2007 is as follows:

	December 31,
	2008		2007
	Fair	Carrying	Fair	Carrying
	Value	Value	Value	Value

Financial Assets:
Cash and cash equivalents	$66,372	$66,372	$88,983	$88,983
Trading securities	256	256	1,122	1,122
Investment securities available-for-sale	3,921,958	3,921,958	3,069,282	3,069,282
Investment securities held-to-maturity	—	—	1,478,112	1,492,887
FHLB stock	21,013	21,013	20,658	20,658
Securities sold but yet not delivered	834,976	834,976	—	—
Total loans (including loans held-for-sale)	1,216,398	1,219,112	1,170,493	1,179,566
Investment in equity indexed options	12,801	12,801	40,709	40,709
Accrued interest receivable	43,914	43,914	52,315	52,315
Financial Liabilities:
Deposits	1,789,309	1,785,300	1,228,205	1,246,420
Securities sold under agreements to repurchase	4,016,479	3,761,121	3,954,699	3,861,411
Advances from FHLB	333.906	308,442	340,259	331,898
Subordinated capital notes	36,083	36,083	36,083	36,083
Federal funds purchased and other short term borrowings	29,193	29,193	27,460	27,460
Securities purchased but not yet received	398	398	111,431	111,431
Accrued expenses and other liabilities	23,682	23,682	25,691	25,691

The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2008 and 2007:

•	Cash and cash equivalents, money market investments, time deposits with other banks, securities sold but not yet delivered, accrued interest receivable and payable, securities and loans purchased but not yet received, federal funds purchased, accrued expenses, other liabilities, term notes and subordinated capital notes have been valued at the carrying amounts reflected in the consolidated statements of financial condition as these are reasonable estimates of fair value given the short-term nature of the instruments.

•	The fair value of trading securities and investment securities available-for-sale and held-to-maturity is estimated based on bid quotations from securities dealers. If a quoted market price is not available, fair value is estimated using either quoted market prices for similar securities, or valuations provided by securities dealers. Investments in FHLB stock are valued at their redemption value.

•	The fair value of the loan portfolio (including loans held-for-sale) has been estimated for loan portfolios with similar financial characteristics. Loans are segregated by type, such as mortgage, commercial and consumer. Each loan category is further segmented into fixed and adjustable interest rates and by performing and non-performing categories. The fair value of performing loans is calculated by discounting contractual cash flows, adjusted for prepayment estimates, if any, using estimated current market discount rates that reflect the credit and interest rate risk inherent in the loan.

•	The fair value of demand deposits and savings accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is based on the discounted value of the contractual cash flows, using estimated current market discount rates for deposits of similar remaining maturities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	For short-term borrowings, the carrying amount is considered a reasonable estimate of fair value. The fair value of long-term borrowings is based on the discounted value of the contractual cash flows, using current estimated market discount rates for borrowings with similar terms and remaining maturities and put dates.

•	The fair value of interest rate swaps and equity index option contracts were estimated by management based on the present value of expected future cash flows using discount rates of the swap yield curve. These fair values represent the estimated amount the Group would receive or pay to terminate the contracts taking into account the current interest rates and the current creditworthiness of the counterparties.

•	The fair value of commitments to extend credit and unused lines of credit is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standings.

17.	SEGMENT REPORTING

The Group segregates its businesses into the following major reportable segments of business: Banking, Financial Services, and Treasury. Management established the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. Other factors such as the Group’s organization, nature of its products, distribution channels and economic characteristics of the products were also considered in the determination of the reportable segments. The Group measures the performance of these reportable segments based on pre-established goals of different financial parameters such as net income, net interest income, loan production, and fees generated.

Banking includes the Bank’s branches and mortgage banking, with traditional banking products such as deposits and mortgage, commercial and consumer loans. Mortgage banking activities are carried out by the Bank’s mortgage banking division whose principal activity is to originate mortgage loans for the Group’s own portfolio, and Oriental Mortgage Corporation, the Bank’s mortgage lending subsidiary. As part of its mortgage banking activities, the Group may sell loans directly into the secondary market or securitize conforming loans into mortgage-backed securities.

Financial services are comprised of the Bank’s trust division (Oriental Trust), the broker dealer subsidiary (Oriental Financial Services Corp.), the insurance agency subsidiary (Oriental Insurance, Inc.), and the pension plan administration subsidiary (Caribbean Pension Consultants, Inc.). The core operations of this segment are financial planning, money management and investing banking, brokerage services, insurance sales activity, corporate and individual trust and retirement services, as well as pension plan administration services.

The Treasury segment encompasses all of the Group’s asset and liability management activities such as:  purchases and sales of investment securities, interest rate risk management, derivatives, and borrowings.
Intersegment sales and transfers, if any, are accounted for as if the sales or transfers were to third parties, that is, at current market prices. The accounting policies of the segments are the same followed by the Group, which are described in the “Summary of Significant Accounting Policies” included in the Group’s annual report on Form 10K Following

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

are the results of operations and the selected financial information by operating segment as of and for the years ended December 31, 2008, 2007, and 2006:

		Financial		Total Major
Year Ended December 31, 2008	Banking	Services	Treasury	Segments	Eliminations	Total
	(In thousands)

Interest income	$80,725	$97	$258,217	$339,039	$—	$339,039
Interest expense	(33,128)	—	(194,600)	(227,728)	—	(227,728)

Net interest income (expense)	47,597	97	63,617	111,311	—	111,311
Non-interest income (loss)	7,104	17,236	(36,582)	(12,242)	—	(12,242)
Non-interest expenses	(57,210)	(11,413)	(4,119)	(72,742)	—	(72,742)
Intersegment revenue	3,702	—	—	3,702	(3,702)	—
Intersegment expense	—	(2,954)	(748)	(3,702)	3,702	—
Provision for loan losses	(8,860)	—	—	(8,860)	—	(8,860)

Income (loss) before income taxes	$(7,667)	$2,966	$22,168	$17,467	$—	$17,467

Total assets as of December 31, 2008	$1,524,979	$10,763	$4,912,694	$6,446,187	$(242,900)	$6,205,536

		Financial		Total Major
Year Ended December 31, 2007	Banking	Services	Treasury	Segments	Eliminations	Total
	(In thousands)

Interest income	$85,797	$226	$203,341	$289,364	$—	$289,364
Interest expense	(34,364)	(926)	(180,344)	(215,634)	—	(215,634)

Net interest income (expense)	51,433	(700)	22,997	73,730	—	73,730
Non-interest income (loss)	14,092	14,300	14,110	42,502	—	42,502
Non-interest expenses	(51,715)	(12,413)	(2,731)	(66,859)	—	(66,859)
Intersegment revenue	3,681	—	—	3,681	(3,681)	—
Intersegment expense	—	(2,944)	(737)	(3,681)	3,681	—
Provision for loan losses	(6,550)	—	—	(6,550)		(6,550)

Income before income taxes	$10,941	$(1,757)	$33,639	$42,823	$—	$42,823

Total assets as of December 31, 2007	$1,604,690	$11,082	$4,738,719	$6,354,491	$(354,636)	$5,999,855

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Financial		Total Major
Year Ended December 31, 2006	Banking	Services	Treasury	Segments	Eliminations	Total
	(In thousands)

Interest income	$79,267	$214	$152,830	$232,311	$—	$232,311
Interest expense	(25,683)	(973)	(161,529)	(188,185)	—	(188,185)

Net interest income (expense)	53,584	(759)	(8,699)	44,126	—	44,126
Non-interest income (loss)	9,452	16,216	(8,430)	17,238	—	17,238
Non-interest expenses	(50,177)	(10,963)	(2,573)	(63,713)	—	(63,713)
Intersegment revenue	3,952	—	—	3,952	(3,952)	—
Intersegment expense	—	(3,146)	(806)	(3,952)	3,952	—
Provision for loan losses	(4,388)	—	—	(4,388)		(4,388)

Income before income taxes	$12,423	$1,348	$(20,508)	$(6,737)	$—	$(6,737)

Total assets as of December 31, 2006	$1,677,446	$12,014	$2,995,634	$4,685,094	$(313,108)	$4,371,986

18.	ORIENTAL FINANCIAL GROUP INC. (HOLDING COMPANY ONLY) FINANCIAL INFORMATION

As a bank holding company subject to the regulations of the Federal Reserve Board, the Group must obtain approval from the Federal Reserve Board for any dividend if the total of all dividends declared by it in any calendar year would exceed the total of its consolidated net profits for the year, as defined by the Federal Reserve Board, combined with its retained net profits for the two preceding years. The payment of dividends by the Bank to the Group may also be affected by other regulatory requirements and policies, such as the maintenance of certain regulatory capital levels. For the year ended December 31, 2008 and 2006, the Bank paid $33.1 million and $10.0 million, respectively, in dividends to the Group. No dividends were paid during the year ended December 31, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following condensed financial information presents the financial position of the holding company only as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2008, 2007 and 2006:

ORIENTAL FINANCIAL GROUP INC.

CONDENSED STATEMENTS OF FINANCIAL POSITION INFORMATION
(Holding Company Only)

	December 31,
	2008	2007
	(In thousands)

ASSETS
Cash and cash equivalents	$27,037	$38,409
Investment securities available-for-sale, at fair value	344,610	319,221
Other investment securities	150	1,675
Investment in bank subsidiary, equity method	216,691	325,130
Investment in nonbank subsidiaries, equity method	9,065	9,225
Due from bank subsidiary, net	45	1,433
Deferred tax asset, net	428	—
Other assets	4,074	6,299

Total assets	$602,100	$701,392

LIABILITIES AND STOCKHOLDERS’ EQUITY
Securities sold under agreements to repurchase	$300,708	$300,708
Subordinated capital notes	36,083	36,083
Dividend payable	3,402	3,377
Due to bank subsidiary	—	656
Deferred tax liability, net	—	808
Accrued expenses and other liabilities	590	299

Total liabilities	340,783	341,931
Stockholders’ equity	261,317	359,461

Total liabilities and stockholders’ equity	$602,100	$701,392

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF OPERATIONS INFORMATION
(Holding Company Only)

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Income:
Dividends from bank subsidiary	$33,000	$—	$10,000
Interest income	18,148	6,968	2,468
Investment and trading activities, net and other	4,350	3,972	(1,127)

Total income	55,498	10,940	11,341

Expenses:
Interest expense	15,939	7,234	5,337
Operating expenses	4,084	4,767	5,408

Total expenses	20,023	12,001	10,745

Income (loss) before income taxes	35,475	(1,061)	596
Income tax (expense) benefit	41	33	(5)

Income (loss) before equity in undistributed earnings (losses) of subsidiaries	35,516	(1,028)	591
Equity in undistributed earnings (losses) from:
Bank subsidiary	(8,566)	43,239	(6,631)
Nonbank subsidiaries	(160)	(946)	934

Net income (loss)	$26,790	$41,265	$(5,106)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME INFORMATION
(Holding Company Only)

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Net Income (loss)	$26,790	$41,265	$(5,106)

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available-for-sale arising during the year	(3,748)	4,965	(130)
Realized gain on securities available-for-sale arising during the year	(1,558)	(719)	—
Other comprehensive income (loss) from bank subsidiary	(104,873)	(333)	21,887
Income tax effect related to unrealized loss (gain) on securities available-for-sale	1,007	(829)	28

Total other comprehensive income (loss) for the year	(109,172)	3,084	21,785

Total comprehensive income (loss)	$(82,382)	$44,349	$16,679

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS INFORMATION
(Holding Company Only)

	Year Ended December 31,
	2008	2007	2006
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$26,790	$41,265	$(5,106)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in undistributed (earnings) losses from banking subsidiary	8,566	(43,239)	6,631
Equity in undistributed losses (earnings) from non-banking subsidiaries	160	946	(934)
Amortization of premiums, net of accretion discounts on investment securities	(649)	(454)	(8)
Write-down of other investment securities	—	330	—
Loss (gain) on derivative activities	—	(1,620)	610
Realized gain (loss) on sale of investments	(1,575)	(1,049)	905
Stock based compensation	559	86	15
Deferred income tax (benefit) expense	(229)	(33)	1
(Increase) decrease in other assets	2,225	(2,028)	699
Increase (decrease) in accrued expenses, other liabilities, and dividend payable	316	761	(2,303)

Net cash provided by (used in) operating activities	36,163	(5,035)	510

Cash flows from investing activities:
Purchase of securities available for sale	(1,016,855)	(944,199)	(2,844)
Redemptions and sales of securities available-for-sale	671,809	314,692	275
Proceeds from sale of investment securities available-for-sale	316,575	317,774	—
Transfer of security held-to-maturity to a subsidiary	—	10,792	—
Purchase of securities held-to-maturity	—	—	(6,500)
Redemptions of securities held-to-maturity	—	11,100	6,745
Purchase of other securities	—	—	(30,982)
Redemptions and sales of other securities	1,525	28,944	—
Net (increase) decrease in due from bank subsidiary, net	1,388	(982)	100,804
Net (increase) decrease in due from non bank subsidiary, net	—	(451)	—
Capital contribution to banking subsidiary	(5,000)	—	—
Acquisition of and capital contribution to non-banking subsidiary	—	—	(909)

Net cash provided by (used in) investing activities	(30,558)	(262,330)	66,589

Cash flows from financing activities:
Net increase in securities sold under agreements to repurchase	—	300,000	—
Proceeds from exercise of stock options	2,175	1,080	645
Net (decrease) increase in due to nonbank subsidiaries, net	—	—	(200)
Net (decrease) increase in due to bank subsidiaries, net	(656)	(3,528)	4,184
Net proceeds from redemptions of subordinated notes payable to nonbank subsidiary	—	—	(36,998)
Proceeds from termination of derivative instruments	—	1,620	—
Purchase of treasury stock	(86)	(4,067)	(2,624)
Dividends paid	(18,410)	(18,413)	(18,555)

Net cash provided by (used in) financing activities	(16,977)	276,692	(53,548)

Increase in cash and cash equivalents	(11,372)	9,327	13,551
Cash and cash equivalents at beginning of year	38,409	29,082	15,531

Cash and cash equivalents at end of year	$27,037	$38,409	$29,082

ORIENTAL FINANCIAL GROUP INC.

SELECTED FINANCIAL DATA
YEARS ENDED DECEMBER 31, 2008, 2007, 2006 AND 2005,
SIX-MONTH PERIODS ENDED
DECEMBER 31, 2005 AND 2004
AND FOR THE FISCAL YEAR PERIOD ENDED JUNE 30, 2005

					Six-Month
					Period Ended	Fiscal Year Ended
	Year Ended December 31,				December 31,	June 30,
	2008	2007	2006	2005	2005	2004	2005
	(In thousands, except per share data)
					(Unaudited)	(Unaudited)

EARNINGS:
Interest income	$339,039	$289,364	$232,311	$201,534	$105,086	$92,864	$189,312
Interest expense	227,728	215,634	188,185	127,456	70,706	46,149	102,899

Net interest income	111,311	73,730	44,126	74,078	34,380	46,715	86,413
Provision for loan losses	8,860	6,550	4,388	3,412	1,902	1,805	3,315

Net interest income after provision for loan losses	102,451	67,180	39,738	70,666	32,478	44,910	83,098
Non-interest income (loss)	(12,242)	42,502	17,238	28,920	16,382	22,347	34,885
Non-interest expenses	72,742	66,859	63,713	57,856	31,814	33,921	59,963

Income (loss) before taxes	17,467	42,823	(6,737)	41,730	17,046	33,336	58,020
Income tax (benefit) expense	(9,323)	1,558	1,631	2,168	(127)	(645)	1,649

Net Income (loss)	26,790	41,265	(5,106)	43,898	16,919	32,691	59,669
Less: dividends on preferred stock	(4,802)	(4,802)	(4,802)	(4,802)	(2,401)	(2,401)	(4,802)

Income available (loss) to common shareholders	$21,988	$36,463	$(9,908)	$39,096	$14,518	$30,290	$54,867

PER SHARE AND DIVIDENDS DATA(1):
Income (loss) per common share (basic)	$0.91	$1.50	$(0.40)	$1.58	$0.59	$1.24	$2.23

Income (loss) per common share (diluted)	$0.90	$1.50	$(0.40)	$1.56	$0.58	$1.17	$2.14

Average common shares outstanding	24,260	24,326	24,562	24,750	24,777	24,407	24,571
Average potential common share-options	67	41	101	333	154	1,546	1,104

Average shares and shares equivalents	24,327	24,367	24,663	25,083	24,931	25,953	25,675

Book value per common share	$7.96	$12.08	$10.98	$11.13	$11.14	$10.17	$10.88

Market price at end of period	$6.05	$13.41	$12.95	$12.36	$12.36	$28.31	$15.26

Cash dividends declared per common share	$0.56	$0.56	$0.56	$0.56	$0.28	$0.27	$0.55

Cash dividends declared on common shares	$13,608	$13,612	$13,753	$13,583	$6,913	$6,582	$13,522

	December 31,				June 30,
	2008	2007	2006	2005	2005	2004

PERIOD END BALANCES:
Investments and loans
Investments	$3,945,626	$4,585,610	$2,992,236	$3,473,287	$3,221,789	$2,839,003
Loans and leases (including loans held-for-sale), net	1,219,112	1,179,566	1,212,370	903,308	903,604	743,456
Securities sold but not yet delivered	834,976	—	6,430	44,009	1,034	47,312

	$5,999,714	$5,765,176	$4,211,036	$4,420,604	$4,126,427	$3,629,771

Deposits and Borrowings Deposits	$1,785,300	$1,246,420	$1,232,988	$1,298,568	$1,252,897	$1,024,349
Repurchase agreements	3,761,121	3,861,411	2,535,923	2,427,880	2,191,756	1,895,865
Other borrowings	373,718	395,441	247,140	404,921	399,476	387,166
Securities and loans purchased but not yet received	398	111,431	—	43,354	22,772	89,068

	$5,920,537	$5,614,703	$4,016,051	$4,174,723	$3,866,901	$3,396,448

Stockholders’ equity
Preferred equity	$68,000	$68,000	$68,000	$68,000	$68,000	$68,000
Common equity	193,317	291,461	268,426	273,791	270,755	213,646

	$261,317	$359,461	$336,426	$341,791	$338,755	$281,646

Capital ratios
Leverage capital	6.38%	6.69%	8.42%	10.13%	10.59%	10.88%

Tier 1 risk-based capital	17.11%	18.59%	21.57%	34.70%	36.97%	36.77%

Total risk-based capital	17.73%	19.06%	22.04%	35.22%	37.51%	37.48%

SELECTED FINANCIAL RATIOS AND OTHER INFORMATION:
Return on average assets (ROA)	0.43%	0.76%	—0.11%	1.02%	1.46%	1.79%

Return on average common equity (ROE)	9.51%	13.52%	—3.59%	15.00%	21.34%	32.35%

Equity-to-assets ratio	4.21%	5.99%	7.69%	7.52%	7.98%	7.56%

Efficiency ratio	52.65%	65.93%	84.69%	57.51%	51.39%	52.92%

Expense ratio	0.77%	0.77%	0.73%	0.75%	0.75%	0.97%

Interest rate spread	1.62%	1.27%	0.70%	1.53%	2.00%	2.64%

Number of financial centers	23	25	25	24	24	23

Trust assets managed	$1,706,286	$1,962,226	$1,848,596	$1,875,300	$1,823,292	$1,670,651
Broker-dealer assets gathered	1,195,739	1,281,168	1,143,668	1,132,286	1,135,115	1,051,812

Assets managed	2,902,025	3,243,394	2,992,264	3,007,586	2,958,407	2,722,463
Assets owned	6,205,536	5,999,855	4,371,986	4,546,949	4,246,865	3,725,695

Total financial assets managed and owned	$9,107,561	$9,243,249	$7,364,250	$7,554,535	$7,205,272	$6,448,158

(1)	Per share related information has been retroactively adjusted to reflect stock splits and stock dividends, when applicable.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008

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

Comparison of the years ended December 31, 2008 and 2007:

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

Major highlights for the year ended December 31, 2008 follows:

•	Strong performance in core revenues, with net interest income of $111.3 million or 51.0% higher than in the previous year, and mortgage banking activities of $3.7 million or 53.5% higher than in the previous year.

•	Gain of $35.0 million on the sale of securities, as Oriental took advantage of the sharp increase in fair values, the result of the U.S. Treasury’s plan to purchase such securities in the secondary market, combined with reductions in the federal funds target rate, twice in October and once in December. This gain included $14.4 million from the sale on December 31, 2008 of $820.6 million of agency-issued securities that had been classified as held-to-maturity (HTM). The remaining securities in the HTM portfolio were transferred to the available-for-sale (AFS) portfolio on that date. The proceeds from the sale were reinvested after year-end in similar quality agency-issued securities at a higher average yield.

•	During the third quarter of 2008, the Group reported an other-than-temporary impairment of $55.8 million, net of tax ($2.29 per diluted share).

While the economic environment in Puerto Rico continues to be challenging from a credit point of view, in particular, our conservative strategies have minimized our exposure, putting us in a good position going forward. Because of our favorable FICO scores, loan to value ratios and sufficient reserves, we should continue to experience low net credit losses and provide credit to homeowners and businesses in Puerto Rico.

For the year ended December 31, 2008, the Group reported income available to common shareholders of $22.0 million compared to $36.5 million in 2007, with income per common share (diluted) of $0.90 compared to $1.50. Excluding the other than temporary impairment (OTTI) non-cash loss of $55.8 million, net of tax ($2.29 per diluted share), reported in the third quarter of 2008, the Group had income available to common shareholders of $77.8 million, with income per common share (basic and diluted) of $3.19.

Return on common equity (ROE) and return on assets (ROA) for the year ended December 31, 2008 were 9.51% and 0.43%, respectively, from 13.52% and 0.76%, respectively, in the same period of 2007.

Net interest income represented 112.4% of the Group’s total revenues (defined as net interest income plus non-interest income) in the year ended December 31, 2008. During the year ended December 31, 2008, net interest income was $111.3 million, an increase of 51.1% from the $73.7 million recorded for the same period of 2007. Higher interest income reflected increased investment securities and loan volume and lower average costs of deposits and borrowings. Interest rate spread for the year ended December 31, 2008 was 1.62% compared to 1.19% in the same period of 2007. At December 31, 2008 average interest earning assets increased 16.9% to $6.0 billion, compared to $5.1 billion at December 31, 2007, reflecting a 21.2% increase in investments from $3.9 billion to $4.8 billion.

The provision for loan losses for the year ended December 31, 2008 increased 35.27% to $8.9 million from $6.6 million for the same period of 2007, reflecting higher allowance requirements related to increased mortgage and commercial loan business in the period and local economic conditions. Based on an analysis of the credit quality and the composition of the Group’s loan portfolio, management determined that the provision for loan losses for the year ended December 31, 2008 was adequate in order to maintain the allowance for loan losses at an appropriate level.

Assets under management, which generate recurring fees for the Group’s financial service businesses, stood at $2.9 billion at December 31, 2008, down 10.5% from December 31, 2007. A relatively high proportion of fixed income investments in the mix helped to offset the general decline in equity markets.

Non-interest expenses for the year ended December 31, 2008 increased 8.8% to $72.7 million, compared to $66.9 million for the same period of 2007. Effective cost control has enabled the Group to restrain the growth of overhead costs. Refer to Table 3 for additional information on the Group’s non-interest expenses.

Loan production of $290.1 million was up 43.0% compared to 2007, as Oriental’s low credit losses and capital levels enabled it to continue prudent lending. Mortgage originations of $229.9 million increased 56.5% year over year. Commercial originations of $55.8 million increased 14.5% year over year to an average of about $14.0 million a quarter.

Total deposits of $1.8 billion increased 43.2% from the year 2007, representing 30.2% of interest bearing liabilities, versus 22.6% at December 31, 2007. The increase was primarily due to an increase in brokered certificates of deposit. Total borrowings decreased 2.9%, from $4.3 billion at December 31, 2007, to $4.1 at December 31, 2008.

Stockholders’ equity as of December 31, 2008 was $261.3 million, a decrease of 27.3% from $359.5 million as of December 31, 2007 reflecting a decreased mark-to-market valuation on the available for sale investment securities portfolio. The Group’s capital ratios are above regulatory capital requirements. At December 31, 2008, the Tier 1 Leverage Capital Ratio was 6.38%, Tier 1 Risk-Based Capital Ratio was 17.11%, and Total Risk-Based Capital Ratio was 17.73%.

Comparison of the years ended December 31, 2007 and 2006

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

Return on common equity (ROE) and return on assets (ROA) for the year ended December 31, 2007 were 13.52% and 0.76, respectively, from (3.59%) and (0.11%), respectively, in the same period of 2006.

Net interest income represented 63.4% of the Group’s total revenues (defined as net interest income plus non-interest income) in the year ended December 31, 2007. During the year ended December 31, 2007, net interest income was $73.7 million, an increase of 67.1% from the $44.1 million recorded for the same period of 2006. Higher interest income on increased investment securities and loan volume and average yields was partially offset by higher volume and interest rates on borrowings. Interest rate spread for the year ended December 31, 2007 was 1.19% compared to 0.70% in the same period of 2006. At December 31, 2007 average interest earning assets increased 14.0% to $5.1 billion, compared to $4.5 billion at December 31, 2006, reflecting a 14.7% increase in investments from $3.4 billion to $3.9 billion.

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

Total Group financial assets (including assets managed by the trust department, the retirement plan administration subsidiary, and securities broker-dealer subsidiary) increased 25.5% to $9.2 billion as of December 31, 2007, compared to $7.4 billion as of December 31, 2006. Assets managed by the Group’s trust department, the retirement plan administration subsidiary, and the securities broker-dealer subsidiary increased to $3.2 billion from $3.0 billion as of December 31, 2006, an increase of 8.4%. The Group’s assets owned totaled $6.0 billion as of December 31, 2007, an increase of 37.2%, compared to $4.4 billion as of December 31, 2006, mainly as a result of an increase in the investment securities portfolio, which increased 53.4% or $1.6 billion.

On the liability side, total deposits increased 1.1%, from $1.2 billion at December 31, 2006, to $1.2 billion at December 31, 2007, mainly from increases in savings accounts. Total borrowings increased 53.0%, from $2.8 billion at December 31, 2006, to $4.3 billion at December 31, 2007, mainly from increased securities sold under agreements to repurchase to finance the increase in investments.

Stockholders’ equity as of December 31, 2007 was $359.5 million, an increase of 6.8% from $336.4 million as of December 31, 2006. The Group’s capital ratios remain significantly above regulatory capital requirements. At December 31, 2007, the Tier 1 Leverage Capital Ratio was 6.69%, Tier 1 Risk-Based Capital Ratio was 18.59%, and Total Risk-Based Capital Ratio was 19.06%.

TABLE 1 — ANALYSIS OF NET INTEREST INCOME AND CHANGES DUE TO VOLUME/RATE:
For the Years Ended December 31, 2008 and 2007

	Interest		Average rate		Average balance
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007	2008	2007
	(Dollars in thousands)

A — TAX EQUIVALENT SPREAD
Interest-earning assets	$339,039	$289,364	5.68%	5.66%	$5,973,225	$5,108,910
Tax equivalent adjustment	112,077	96,460	1.88%	1.89%	—	—

Interest-earning assets — tax equivalent	451,116	385,824	7.56%	7.55%	5,973,225	5,108,910
Interest-bearing liabilities	227,728	215,634	4.06%	4.47%	5,602,622	4,822,058

Tax equivalent net interest income / spread	$223,388	$170,190	3.50%	3.08%	$370,603	$286,852

Tax equivalent interest rate margin			3.74%	3.33%

B — NORMAL SPREAD
Interest-earning assets:
Investments:
Investment securities	$257,947	$200,057	5.49%	5.18%	$4,702,428	$3,863,221
Investment management fees	—	(210)	0.00%	—0.01%	—	—

Total investment securities	257,947	199,847	5.49%	5.17%	4,702,428	3,863,221
Trading securities	20	27	3.70%	3.33%	540	810
Money market investments	1,907	3,688	3.35%	5.78%	56,856	63,818

	259,874	203,562	5.46%	5.18%	4,759,824	3,927,849

Loans:
Mortgage	66,087	66,343	6.44%	6.59%	1,026,779	1,007,391
Commercial	10,610	16,061	6.57%	11.17%	161,541	143,819
Consumer	2,468	3,398	9.84%	11.38%	25,081	29,851

	79,165	85,802	6.52%	7.26%	1,213,401	1,181,061

	339,039	289,364	5.68%	5.66%	5,973,225	5,108,910

Interest-bearing liabilities:
Deposits:
Non-interest bearing deposits	—	—	—	—	36,697	35,589
Now accounts	4,197	817	2.44%	1.28%	171,725	64,010
Savings	10,199	13,958	3.36%	4.39%	303,298	318,207
Certificates of deposit	35,385	38,019	3.96%	4.90%	894,209	775,315

	49,781	52,794	3.54%	4.42%	1,405,929	1,193,121

Borrowings:
Repurchase agreements	161,363	147,847	4.25%	4.45%	3,800,673	3,323,696
Interest rate risk management	—	(773)	0.00%	—0.02%	—	—
Financing fees	—	586	0.00%	0.02%	—	—

Total repurchase agreements	161,363	147,660	4.25%	4.44%	3,800,673	3,323,696
FHLB advances	13,457	10,883	4.20%	4.45%	320,594	244,445
Subordinated capital notes	2,304	3,138	6.39%	8.70%	36,083	36,083
Term notes	—	176	0.00%	5.05%	—	3,493
Other borrowings	823	983	2.09%	4.63%	39,343	21,220

	177,947	162,840	4.24%	4.49%	4,196,693	3,628,937

	227,728	215,634	4.06%	4.47%	5,602,622	4,822,058

Net interest income / spread	$111,311	$73,730	1.62%	1.19%

Interest rate margin			1.86%	1.44%

Excess of interest-earning assets over interest-bearing liabilities					$370,603	$286,852

Interest-earning assets over interest-bearing liabilities ratio					106.61%	105.95%

C.	CHANGES IN NET INTEREST INCOME DUE TO:

	December 31, 2008 versus December 31, 2007
	Volume	Rate	Total

Interest Income:
Investments	$43,118	$13,195	$56,313
Loans	2,349	(8,987)	(6,638)

	45,467	4,208	49,675

Interest Expense:
Deposits	9,417	(12,430)	(3,013)
Repurchase agreements	21,191	(7,491)	13,700
Other borrowings	4,514	(3,110)	1,404

	35,122	(23,031)	12,091

	$10,345	$27,239	$37,584

TABLE 1A — ANALYSIS OF NET INTEREST INCOME AND CHANGES DUE TO VOLUME/RATE:
For the Years Ended December 31, 2007 and 2006

	Interest		Average rate		Average balance
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006	2007	2006
	(Dollars in thousands)

A — TAX EQUIVALENT SPREAD
Interest-earning assets	$289,364	$232,311	5.66%	5.18%	$5,108,910	$4,480,729
Tax equivalent adjustment	96,460	57,657	1.89%	1.29%	—	—

Interest-earning assets — tax equivalent	385,824	289,968	7.55%	6.47%	5,108,910	4,480,729
Interest-bearing liabilities	215,634	188,185	4.47%	4.48%	4,822,058	4,198,401

Tax equivalent net interest income / spread	$170,190	$101,783	3.08%	1.99%	$286,852	$282,328

Tax equivalent interest rate margin			3.33%	2.27%

B — NORMAL SPREAD
Interest-earning assets:
Investments:
Investment securities	$200,057	$154,942	5.18%	4.57%	$3,863,221	$3,386,999
Investment management fees	(210)	(1,522)	−0.01%	−0.04%	—	—

Total investment securities	199,847	153,420	5.17%	4.53%	3,863,221	3,386,999
Trading securities	27	19	3.33%	5.01%	810	379
Money market investments	3,688	2,057	5.78%	5.36%	63,818	38,360

	203,562	155,496	5.18%	4.54%	3,927,849	3,425,738

Loans:
Mortgage	66,343	55,278	6.59%	6.86%	1,007,391	805,285
Commercial	16,061	17,417	11.17%	8.20%	143,819	212,294
Consumer	3,398	4,120	11.38%	11.01%	29,851	37,412

	85,802	76,815	7.26%	7.28%	1,181,061	1,054,991

	289,364	232,311	5.66%	5.18%	5,108,910	4,480,729

Interest-bearing liabilities:
Deposits:
Non-interest bearing deposits	—	—	—	—	35,589	39,177
Now accounts	817	857	1.28%	1.09%	64,010	78,826
Savings	13,958	5,366	4.39%	3.25%	318,207	165,249
Certificates of deposit	38,019	40,478	4.90%	4.26%	775,315	950,695

	52,794	46,701	4.42%	3.78%	1,193,121	1,233,947

Borrowings:
Repurchase agreements	147,847	133,646	4.45%	5.09%	3,323,696	2,627,484
Interest rate risk management	(773)	(8,494)	—0.02%	−0.32%	—	—
Financing fees	586	562	0.02%	0.02%	—	—

Total repurchase agreements	147,660	125,714	4.44%	4.78%	3,323,696	2,627,484
FHLB advances	10,883	8,968	4.45%	3.74%	244,445	239,590
Subordinated capital notes	3,138	5,331	8.70%	7.54%	36,083	70,732
Term notes	176	846	5.05%	5.64%	3,493	15,000
Other borrowings	983	625	4.63%	5.37%	21,220	11,648

	162,840	141,484	4.49%	4.77%	3,628,937	2,964,454

	215,634	188,185	4.47%	4.48%	4,822,058	4,198,401

Net interest income / spread	$73,730	$44,126	1.19%	0.70%

Interest rate margin			1.44%	0.98%

Excess of interest-earning assets over interest-bearing liabilities					$286,852	$282,328

Interest-earning assets over interest-bearing liabilities ratio					105.95%	106.72%

C.	CHANGES IN NET INTEREST INCOME DUE TO:

	December 31, 2007 versus December 31, 2006
	Volume	Rate	Total

Interest Income:
Investments	$26,022	$22,044	$48,066
Loans	9,159	(172)	8,987

	35,181	21,872	57,053

Interest Expense:
Deposits	(1,807)	7,900	6,093
Repurchase agreements	30,930	(8,984)	21,946
Other borrowings	(1,578)	988	(590)

	27,545	(96)	27,449

	$7,636	$21,968	$29,604

Net Interest Income

Comparison of the years ended December 31, 2008 and 2007:

Net interest income is affected by the difference between rates earned on the Group’s interest-earning assets and rates paid on its interest-bearing liabilities (interest rate spread) and the relative amounts of its interest-earning assets and interest-bearing liabilities (interest rate margin). As further discussed in the Risk Management section of this report, the Group monitors the composition and repricing of its assets and liabilities to maintain its net interest income at adequate levels. Table 1 shows the major categories of interest-earning assets and interest-bearing liabilities, their respective interest income, expenses, yields and costs, and their impact on net interest income due to changes in volume and rates for the years ended December 31, 2008 and 2007.

Net interest income increased 51.0% to $111.3 million in the year ended December 31, 2008, from $73.7 million in the same period of 2007. This increase was due to a positive volume variance of $10.4 million, and a positive rate variance of $27.2 million, as average interest earning assets increased 16.9% to $6.0 billion as of December 31, 2008, from $5.1 billion as of December 31, 2007. The interest rate margin increased 42 basis points to 1.86% for the year ended December 31, 2008, from 1.44% for the same period of 2007. The interest rate spread increased 43 basis points to 1.62% for the year ended December 31, 2008, from 1.19% for the same period of 2007, due to a 41 basis point decrease in the average cost of funds to 4.06% from 4.47%, and a 2 basis point increase in the average yield of interest earning assets to 5.68% from 5.66%.

Interest income increased 17.2% to $339.0 million for the year ended December 31, 2008, as compared to $289.4 million for the period of 2007, reflecting the increase in the average balance of interest earning assets and yields. Interest income is generated by investment securities, which accounted for 76.7% of total interest income, and from loans, which accounted for 23.3% of total interest income. Interest income from investments increased 27.7% to $259.9 million, due to a 21.2% increase in the average balance of investments, which grew to $4.8 billion from $3.9 billion, mostly due to an increase in yield of 28 basis point from 5.18% to 5.46%. Interest income from loans decreased 7.7% to $79.2 million, mainly due to a 41.8% increase in loans on which the accrual of interest has been discontinued, which grew to $38.8 million from $27.3 million. Yields decreased from 7.26% in 2007 to 6.52% in 2008.

Interest expense increased 5.6%, to $227.7 million for year ended December 31, 2008, from $215.6 million for the same period of 2007. The increase is due to higher average interest-bearing liabilities which grew to $5.6 billion, from $4.8 billion, year over year, in order to fund the growth of the Group’s investment and loan portfolios, which was partially offset by a 41 basis point decrease in the average cost of retail and wholesale funds, to 4.06% for 2008, from 4.47% for the same period of 2007. The average cost of retail deposits decreased 88 basis points, to 3.54% for the year ended December 31, 2008, from 4.42% for the same period of 2007, and the average cost of wholesale funding sources decreased 25 basis points, to 4.24%, from 4.49%, specifically reflected in repurchase agreements, which decreased 19 basis points, to 4.25% from 4.44% due to the strategic repositioning of the repurchase agreements portfolio and the increase in broker certificates of deposit that are used as a more economical and flexible alternative for replacing higher cost deposits and short-term repurchase agreements.

Comparison of the years ended December 31, 2007 and 2006:

Table 1A shows the major categories of interest-earning assets and interest-bearing liabilities, their respective interest income, expenses, yields and costs, and their impact on net interest income due to changes in volume and rates for the years ended December 31, 2007 and 2006.

Net interest income increased 67.1% to $73.7 million in the year ended December 31, 2007, from $44.1 million in the same period of 2006. This increase was due to a positive volume variance of $7.6 million, and a positive rate variance of $22.0 million, as average interest earning assets increased 14.0% to $5.1 billion as of December 31, 2007, from $4.5 billion as of December 31, 2006. The interest rate margin increased 46 basis points to 1.44% for the year ended December 31, 2007, from 0.98% for the same period of 2006. The interest rate spread increased 49 basis points to 1.19% for the year ended December 31, 2007, from 0.70% for the same period of 2006, due to a 64 basis point increase in the average yield of interest earning assets to 5.18% from 4.54%, and a 1 basis point decrease in the average cost of funds to 4.47% from 4.48%. Overall improvement was due to the repositioning of the Group’s investment portfolio and related funding to improve margin in line with what the Group correctly anticipated would be a more positively sloped yield curve.

Interest income increased 24.6% to $289.4 million for the year ended December 31, 2007, as compared to $232.3 million for the period of 2006, reflecting the increase in the average balance of interest earning assets and yields. Interest income is generated by investment securities, which accounted for 70.3% of total interest income, and from loans, which accounted for 29.7% of total interest income. Interest income from investments increased 30.9% to $203.6 million, due to an 14.7% increase in the average balance of investments, which grew to $3.9 billion from $3.4 billion, and by 64 basis point increase in yield from 4.54% to 5.18%. Interest income from loans increased 11.7% to $85.8 million, mainly due to a 11.9% increase in the average balance of loans, which grew to $1.2 billion from $1.1 billion. Yields remained constant at 7.26% in 2007 and 7.28% in 2006.

Interest expense increased 14.6%, to $215.6 million for year ended December 31, 2007, from $188.2 million for the same period of 2006. The increase is due to higher average interest-bearing liabilities which grew to $4.8 billion, from $4.2 billion, year over year, in order to fund the growth of the Group’s investment and loan portfolios. The average cost of retail deposits increased 64 basis points, to 4.42% for the year ended December 31, 2007, from 3.78% for the same period of 2006, and the average cost of wholesale funding sources decreased 28 basis points, to 4.49%, from 4.77%, specifically reflected in repurchase agreements, which decreased 34 basis points, to 4.44% from 4.78% due to the strategic repositioning of the repurchase agreements portfolio.

TABLE 2 — NON-INTEREST INCOME (LOSS) SUMMARY
FOR THE YEARS ENDED ENDED DECEMBER 31, 2008, 2007, AND 2006

	Year Ended December 31,
	2008	2007	Variance %	2006
	(Dollars in thousands)

Financial service revenues	$16,481	$17,295	−4.7%	$16,029
Banking service revenues	5,726	7,862	−27.2%	9,006
Investment banking revenues	950	126	654.0%	2,701
Mortgage banking activities	3,685	2,401	53.5%	3,368

Total banking and financial service revenues	26,842	27,684	−3.0%	31,104

Net gain (loss) on:
Sale of securities	35,070	2,953	−1087.6%	(15,171)
Other than temporary impairments	(58,804)	—	−100.0%	(2,466)
Derivatives	(12,943)	10,997	−217.7%	3,218
Mortgage tax credits	(2,480)	—	−100.0%	—
Early extinguishment of subordinated capital notes	—	—	100.0%	(915)
Trading securities	(13)	23	−156.5%	28
Other investments	148	1,174	−87.4%	1,008
Foreclosed real estate	(670)	(349)	92.0%	180
Other	608	20	2940.0%	252

	(39,084)	14,818	−363.8%	(13,866)

Total non-interest income (loss)	$(12,242)	$42,502	−128.8%	$17,238

Non-Interest Income

Comparison of the years ended December 31, 2008 and 2007:

Non-interest income is affected by the amount of securities and trading transactions, the level of trust assets under management, transactions generated by the gathering of financial assets and investment activities by the securities broker-dealer subsidiary, the level of mortgage banking activities, and fees from deposit accounts and insurance products. As shown in Table 2, the Group recorded non-interest losses in the amount of $12.2 million for the year ended December 31, 2008, a decrease of 128.8% when compared to income of $42.5 during the same period in 2007.

Financial services revenues, which consist of commissions and fees from fiduciary activities, and commissions and fees from securities brokerage, and insurance activities, decreased 4.7%, to $16.5 million in the year ended December 31, 2008, from $17.3 million in the same period of 2007, mainly the result of reduced financial service revenues. Banking service revenues, which consist primarily of fees generated by deposit accounts, electronic banking and customer services, decreased 27.2% to $5.7 million in the year ended December 31, 2008, from $7.9 million in the same period of 2007, mainly driven by reduced consumer banking activity. Investment banking revenues increased due to more transactions in 2008 as compared to 2007. Income generated from mortgage banking activities increased 53.5% in the year ended December 31, 2008, from $2.4 million in the year ended December 31, 2007, to $3.7 million in the same period of 2008 mainly the result of increased mortgage banking revenues due to the securitization and sale of conventional mortgages into the secondary market and increased financial services revenues from brokerage activity. Year ended December 31, 2008 results also included a loss of $2.5 million, representing a provision for loss on mortgage loan tax credits for new homeowners. The credits were instituted by the Commonwealth of Puerto Rico in 2008, but it is now doubtful whether they will be granted.

Securities, derivatives and trading activities revenues for the year ended December 31, 2008 amounted to a loss of $36.5 million compared to a gain of approximately $15.1 million in the same period of 2007. During the third quarter of 2008, the Group recorded an other-than-temporary non cash loss of $58.8 million. This loss was partially offset by a gain of $35.1 million on the sale of securities.

Comparison of the years ended December 31, 2007 and 2006:

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

TABLE 3 — NON-INTEREST EXPENSES SUMMARY
FOR THE YEARS ENDED ENDED DECEMBER 31, 2008, 2007, AND 2006

	Year Ended December 31,
	2008	2007	Variance %	2006
	(Dollars in thousands)

Compensation and employees’ benefits	$30,572	$28,376	7.7%	$24,630
Occupancy and equipment	13,843	12,624	9.7%	11,573
Professional and service fees	9,203	7,161	28.5%	6,821
Advertising and business promotion	3,970	4,472	−11.2%	4,466
Taxes, other than payroll and income taxes	2,514	2,151	16.9%	2,405
Insurance	2,421	848	185.5%	861
Electronic banking charges	1,726	1,826	−5.5%	1,914
Loan servicing expenses	1,383	1,740	−20.5%	2,017
Communication	1,292	1,302	−0.8%	1,598
Clearing and wrap fees expenses	1,250	1,070	16.8%	1,383
Director and investors relations	1,159	2,103	−44.9%	2,323
Other operating expenses	3,409	3,186	7.0%	3,722

Total non-interest expenses	$72,742	$66,859	8.8%	$63,713

Relevant ratios and data:
Efficiency ratio	52.65%	65.93%		86.33%

Expense ratio	0.77%	0.77%		0.73%

Compensation and benefits to non-interest expenses	42.0%	42.4%		38.7%

Compensation to total assets	0.50%	0.47%		0.56%

Average compensation per employee	$56.9	$53.5		$46.4

Average number of employees	537	522		530

Assets per employee	$11,552	$11,320		$8,552

Total workforce	539	518		535

Non-Interest Expenses

Comparison of the years ended December 31, 2008 and 2007:

Non-interest expenses for the year ended December 31, 2008 increased 8.8% to $72.7 million, compared to $66.9 million for the same period of 2007. During the year ended December 31, 2008, compensation and employees’ benefits increased 7.7% to $30.6 million from $28.4 million in the year ended December 31, 2007. Professional fees increased 28.5% from $7.2 million in the year ended December 31, 2007 to $9.2 million in the year ended December 31, 2008.

In the year ended December 31, 2008, advertising and business promotion, electronic banking charges, loan servicing expenses, director and investor relations expenses, and other operating expenses decreased 11.2%, 5.5%, 20.5%, 44.9% and 11.7%, respectively, compared to the year ended December 31, 2007.

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

In the year ended December 31, 2007, taxes, other than payroll and income taxes, director and investor relations, loan servicing expense, communication and other operating expenses decreased 10.6%, 9.5%, 13.7%, 18.5% and 16.9%, respectively, compared to the year ended December 31, 2006.

Provision for Loan Losses

Comparison of the years ended December 31, 2008 and 2007:

The provision for loan losses for the year ended December 31, 2008 totaled $8.9 million, a 35.3% increase from the $6.6 million reported for 2007, which is in line with the increase in non-performing loans of the Group. Based on an analysis of the credit quality and the composition of the Group’s loan portfolio, management determined that the provision for 2008 was adequate in order to maintain the allowance for loan losses at an adequate level.

Net credit losses increased 7.4% during 2008 primarily due to the overall deterioration of the economy in Puerto Rico. Recoveries decreased from $501,000 for 2007 to $376,000 for 2008. As result, the recoveries to charge-offs ratio decreased from 10.2% in 2007, to 7.4% in 2008. Mortgage loan charge-offs in 2008 remained constant at $2.0 million compared to 2007. Commercial loans net credit losses increased to $407,000 in 2008, when compared with $253,000 in 2007. The commercial loans that the Group originates are mainly collateralized by mortgages.

Net credit losses on consumer loans increased when compared to 2007. In 2008, net credit losses on consumer loans were $2.3 million, an increase of 9.7% when compared to 2007 in which the Group had net credit losses of $2.1 million.

The Group evaluates all loans, some individually and others as homogeneous groups, for purposes of determining impairment. At December 31, 2008, the total investment in impaired commercial loans was $4.6 million. Impaired commercial loans are measured based on the fair value of collateral. The Group determined an impairment allowance of $1.1 million. The average investment in impaired commercial loans for the year ended December 31, 2008 amounted to $1.8 million compared to $1.5 million for the year ended December 31, 2007.

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

Net credit losses increased 46.8% during 2007 primarily due to increased net credit losses from mortgage loans due to the overall deterioration of the economy in Puerto Rico. Recoveries decreased from $677,000 for 2006 to $501,000 for 2007. As result, the recoveries to charge-offs ratio decreased from 18.4% in 2006, to 10.2% in 2007. Mortgage loan charge-offs in 2007 were $2.0 million as compared to $896,000 in 2006. Commercial loans net credit losses increased to $252,000 in 2007, when compared with $161,000 in 2006. The commercial loans that the Group originates are mainly collateralized by mortgages.

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

Income Taxes

The income tax benefit was $9.3 million for the year ended December 31, 2008, as compared to an expense of $1.6 million for 2007. The tax benefit in 2008 takes into account, among other things, the expiration of certain tax contingencies and a reduction in the Group’s valuation allowance for deferred tax asset. Also, the effective income tax rate in 2007 was lower than the 39% statutory tax rate for the Group, due to the high level of tax-advantaged interest income earned on certain investments and loans, net of the disallowance of related expenses attributable to exempt income. Exempt interest relates principally to interest earned on obligations of the United States and Puerto Rico governments and certain mortgage-backed securities, including securities held by the Group’s international banking entity.

FINANCIAL CONDITION

Assets Owned

At December 31, 2008, the Group’s total assets amounted to $6.2 billion, an increase of 3.4% when compared to $6.0 billion at December 31, 2008, and interest-earning assets reached $6.0 billion, up 16.9%, versus $5.1 billion at December 31, 2007.

As detailed in Table 4, investments are the Group’s largest interest-earning assets component. Investments principally consist of money market instruments, U.S. government and agency bonds, mortgage-backed securities and Puerto Rico government and agency bonds. At December 31, 2008, the investment portfolio increased 4.2% to $4.8 billion, including $835 million of securities sold but not yet delivered at that date, from $4.6 billion.

TABLE 4 — ASSETS SUMMARY AND COMPOSITION
AS OF DECEMBER 31, 2008, 2007 AND 2006

	December 31,	December 31,	Variance	December 31,
	2008	2007	%	2006
	(Dollars in thousands)			(Dollars in thousands)

Investments:
Mortgage-backed securities	$2,763,401	$2,602,766	6.2%	$1,955,566
U.S. Government and agency obligations	941,917	1,698,748	−44.6%	863,019
P.R. Government and agency obligations	82,927	72,667	14.1%	100,729
Other investment securities	136,218	189,109	−28.0%	23,366
FHLB stock	21,013	20,658	1.7%	13,607
Other investments	150	1,662	−91.0%	30,949

	3,945,626	4,585,610	−14.0%	2,987,236

Loans:
Loans receivable	1,206,843	1,173,055	2.9%	1,209,783
Allowance for loan losses	(14,293)	(10,161)	40.7%	(8,016)

Loans receivable, net	1,192,550	1,162,894	2.6%	1,201,767
Mortgage loans held for sale	26,562	16,672	59.3%	10,603

Total loans	1,219,112	1,179,566	3.4%	1,212,370

Securities sold but not yet delivered	834,976	—	100.0%	6,430

Total securities and loans	5,999,714	5,765,176	4.0%	4,206,036

Other assets:
Cash and due from banks	14,370	22,858	−37.1%	15,341
Money Market Investments	52,002	66,125	−21.4%	23,729
Accrued interest receivable	43,914	52,315	−16.1%	27,940
Premises and equipment, net	21,184	21,779	−2.7%	20,153
Deferred tax asset, net	28,463	10,362	174.7%	14,150
Foreclosed real estate	9,162	4,207	117.8%	4,864
Investment in equity indexed options	12,801	40,709	−68.6%	34,216
Other assets	23,926	16,324	46.6%	25,557

Total other assets	205,822	234,679	−12.3%	165,950

Total assets	$6,205,536	$5,999,855	3.4%	$4,371,986

Investments portfolio composition:
Mortgage-backed securities	70.0%	56.8%		65.5%
U.S. Government and agency obligations	23.9%	37.0%		28.9%
P.R. Government and agency obligations	2.1%	1.6%		3.4%
FHLB stock, short term investments and other investment securities	4.0%	4.6%		2.3%

	100.0%	100.0%		100.0%

Refer to Note 2 of the accompanying consolidated financial statements for information related to the carrying amount of available-for-sale and held-to-maturity investment securities at December 31, 2008, by contractual maturity.

At December 31, 2008, the Group’s loan portfolio, the second largest category of the Group’s interest-earning assets, amounted to $1.2 billion, an increase of 3.4% when compared to the $1.2 billion at December 31, 2007. The

Group’s loan portfolio is mainly comprised of residential loans, home equity loans, and commercial loans collateralized by mortgages on real estate in Puerto Rico. As shown in Table 5, the mortgage loan portfolio amounted to $996.7 million or 82.6% of the loan portfolio as of December 31, 2008, compared to $986.6 million or 84.1% of the loan portfolio at December 31, 2007. Mortgage production and purchases of $236.9 million for the year ended December 31, 2008 decreased 4.7%, from $248.5 million, when compared to the year ended December 31, 2007.

The second largest component of the Group’s loan portfolio is commercial loans. At December 31, 2008, the commercial loan portfolio totaled $187.1 million (15.5% of the Group’s total loan portfolio), in comparison to $157.2 million at December 31, 2007 (13.4% of the Group’s total loan portfolio).

The consumer loan portfolio totaled $23.1 million (1.9% of total loan portfolio at December 31, 2008), a decrease of 21.2% when compared to the December 31, 2007 portfolio of $29.2 million (2.5% total loan portfolio at such date). Consumer loan production decreased 38.7% for the year ended December 31, 2008 from $7.2 million in 2007 to $4.4 million in 2008.

The following table summarizes the remaining contractual maturities of the Group’s total loans segmented to reflect cash flows as of December 31, 2008. Contractual maturities do not necessarily reflect the actual term of a loan, considering prepayments.

		Maturities
			After One Year to Five Years		After Five Years
	Balance		Fixed	Variable	Fixed	Variable
	Outstanding at	One Year	Interest	Interest	Interest	Interest
	December 31, 2008	or Less	Rates	Rates	Rates	Rates
	(In thousands)

Mortgage, mainly residential	$1,024,981	$4,932	$35,620	$—	$984,429	$—
Commercial, mainly real estate	187,077	75,222	38,922	52,439	12,940	7,554
Consumer	23,054	6,747	14,678	—	1,629	—

Total	$1,235,112	$86,901	$89,220	$52,439	$998,998	$7,554

TABLE 5 — LOANS RECEIVABLE COMPOSITION:
Selected Financial Data
As of December 31, 2008, 2007 and 2006

	December 31,
	2008	2007	2006
	(Dollars in thousands)

Mortgage, mainly residential	$996,712	$986,612	$932,285
Commercial, mainly real estate	187,077	157,198	241,433
Consumer	23,054	29,245	36,065

Loans receivable	1,206,843	1,173,055	1,209,783
Allowance for loan losses	(14,293)	(10,161)	(8,016)

Loans receivable, net	1,192,550	1,162,894	1,201,767
Mortgage loans held for sale	26,562	16,672	10,603

Total loans, net	$1,219,112	$1,179,566	$1,212,370

Loans portfolio composition percentages:
Mortgage, mainly residential	82.6%	84.1%	77.1%
Commercial, mainly real estate	15.5%	13.4%	19.9%
Consumer	1.9%	2.5%	3.0%

Total loans	100.0%	100.0%	100.0%

Liabilities and Funding Sources

As shown in Table 6, at December 31, 2008, the Group’s total liabilities reached $5.9 billion, 5.3% higher than the $5.6 billion reported at December 31, 2007. Interest-bearing liabilities, the Group’s funding sources, amounted to $5.9 billion at December 31, 2008 versus $5.5 billion at December 31, 2007, a 7.6% increase, mainly driven by the increase in brokered certificates of deposit that are used as a more economical and flexible alternative for replacing higher cost deposits and short-term repurchase.

Borrowings are the Group’s largest interest-bearing liability component. Borrowings consist mainly of diversified funding sources through the use of FHLB advances and borrowings, repurchase agreements, subordinated capital notes, other borrowings and lines of credit. At December 31, 2008, borrowings amounted to $4.1 billion, 2.9% lower than the $4.3 billion recorded at December 31, 2007. Repurchase agreements as of December 31, 2008 amounted to $3.8 billion, a 2.7% decrease when compared to $3.9 billion as of December 31, 2007.

The FHLB system functions as a source of credit for financial institutions that are members of a regional Federal Home Loan Bank. As a member of the FHLB, the Group can obtain advances from the FHLB, secured by the FHLB stock owned by the Group, as well as by certain of the Group’s mortgage loans and investment securities. FHLB funding amounted to $308.4 million at December 31, 2008, versus $331.9 million at December 31, 2007. These advances mature from January 2009 through May 2014.

TABLE 6 — LIABILITIES SUMMARY AND COMPOSITION
AS OF DECEMBER 31, 2008, 2007 AND 2006

	December 31,	December 31,	Variance	December 31,
	2008	2007	%	2006
	(Dollars in thousands)

Deposits:
Non-interest bearing deposits	$53,165	$50,149	6.0%	$59,603
Now accounts	400,623	68,994	480.7%	72,810
Savings accounts	50,152	387,788	−87.1%	266,181
Certificates of deposit	1,274,862	736,186	73.2%	829,867

	1,778,802	1,243,117	43.1%	1,228,461
Accrued interest payable	6,498	3,303	96.7%	4,527

	1,785,300	1,246,420	43.2%	1,232,988

Borrowings:
Federal funds purchases and other short term borrowings	29,193	27,460	6.3%	13,568
Repurchase agreements	3,761,121	3,861,411	−2.6%	2,535,923
Advances from FHLB	308,442	331,898	−7.1%	181,900
Subordinated capital notes	36,083	36,083	0.0%	36,083
Term notes	—	—	0.0%	15,000

	4,134,839	4,256,852	−2.9%	2,782,474

Total deposits and borrowings	5,920,139	5,503,272	7.6%	4,015,462
Securities and loans purchased but not yet received	398	111,431	−99.6%	—
Other liabilities	23,682	25,691	−7.8%	21,802

Total liabilities	$5,944,219	$5,640,394	5.4%	$4,037,264

Deposits portfolio composition percentages:
Non-interest bearing deposits	3.0%	4.0%		4.8%
Now accounts	22.5%	5.6%		5.9%
Savings accounts	2.8%	31.2%		21.7%
Certificates of deposit	71.7%	59.2%		67.6%

	100.0%	100.0%		100.0%

Borrowings portfolio composition percentages:
Federal funds purchased and other short term borrowings	0.7%	0.7%		0.5%
Repurchase agreements	91.0%	90.7%		91.1%
Advances from FHLB	7.5%	7.8%		6.5%
Subordinated capital notes	0.8%	0.8%		1.3%
Term notes	0.0%	0.0%		0.6%

	100.0%	100.0%		100.0%

Securities sold under agreements to repurchase
Amount outstanding at year-end	$3,761,121	$3,861,411		$2,535,923

Daily average outstanding balance	$3,800,673	$3,154,369		$2,627,323

Maximum outstanding balance at any month-end	$3,858,680	$3,861,411		$2,923,796

Weighted average interest rate:
For the year	4.25%	4.68%		5.09%

At year end	4.34%	4.20%		4.94%

At December 31, 2008, deposits, the second largest category of the Group’s interest-bearing liabilities reached $1.8 billion, up 43.2% from $1.2 billion at December 31, 2007. Deposits reflected a 73.2% increase in certificates of deposit, to $1.275 million, primarily due to an increase of $448.5 million in brokered certificates of deposit.

At December 31, 2008, the scheduled maturities of time deposits and individual retirement accounts (IRAs) of $100,000 or more were as follows:

(In thousands)

3 months or less	$88,347
Over 3 months through 6 months	79,685
Over 6 months through 12 months	95,858
Over 12 months	63,026

Total	$326,916

Stockholders’ Equity

At December 31, 2008, the Group’s total stockholders’ equity was $261.3 million, a 27.3% decrease, when compared to $359.5 million at December 31, 2007. The Group’s capital ratios are above regulatory capital requirements. At December 31, 2008, the Tier 1 Leverage Capital Ratio was 6.38%, the Tier 1 Risk-Based Capital Ratio was 17.11%, and the Total Risk-Based Capital Ratio was 17.73%.

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

The Group’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol OFG. At December 31, 2008, the Group’s market capitalization for its outstanding common stock was $147.0 million ($6.05 per share).

TABLE 7 — CAPITAL, DIVIDENDS AND STOCK DATA
AS OF DECEMBER 31, 2008, 2007 AND 2006

	December 31,	December 31,	Variance	December 31,
	2008	2007	%	2006
	(In thousands, except for per share data)

Capital data:
Stockholders’ equity	$261,317	$359,461	−27.3%	$336,426

Regulatory Capital Ratios data:
Leverage Capital Ratio	6.38%	6.69%	−4.6%	8.42%

Minimum Leverage Capital Ratio Required	4.00%	4.00%		4.00%

Actual Tier 1 Capital	$389,235	$396,309	−1.8%	$372,558

Minimum Tier 1 Capital Required	$244,101	$236,847	3.1%	$176,987

Tier 1 Risk-Based Capital Ratio	17.11%	18.59%	−8.0%	21.57%

Minimum Tier 1 Risk-Based Capital Ratio Required	4.00%	4.00%		4.00%

Actual Tier 1 Risk-Based Capital	$389,235	$396,309	−1.8%	$372,558

Minimum Tier 1 Risk-Based Capital Required	$91.022	$85,292	6.7%	$67,830

Total Risk-Based Capital Ratio	17.73%	19.06%	−7.0%	22.04%

Minimum Total Risk-Based Capital Ratio Required	8.00%	8.00%		8.00%

Actual Total Risk-Based Capital	$403,523	$406,470	−0.7%	$380,574

Minimum Total Risk-Based Capital Required	$182,044	$170,583	6.7%	$135,677

Stock data:
Outstanding common shares, net of treasury	24,297	24,121	0.7%	24,453

Book value per common share	$7.96	$12.08	−34.2%	$10.98

Market price at end of year	$6.05	$13.41	−54.9%	$12.95

Market capitalization	$146,991	$323,463	−54.6%	$316,671

Common dividend data:
Cash dividends declared	$13,608	$13,612	0.0%	$13,753

Cash dividends declared per share	$0.56	$0.56	0.0%	$0.56

Payout ratio	61.89%	37.33%	65.8%	−140.12%

Dividend yield	3.11%	4.78%	−34.9%	4.39%

The following provides the high and low prices and dividend per share of the Group’s stock for each quarter of the last three periods. Common stock prices and cash dividend per share were adjusted to give retroactive effect to the stock dividend declared on the Group’s common stock.

			Cash
	Price		Dividend
	High	Low	per share

2008
December 31, 2008	$18.56	$5.37	$0.14

September 30, 2008	$20.99	$14.21	$0.14

June 30, 2008	$20.57	$14.26	$0.14

March 31, 2008	$23.28	$12.79	$0.14

2007
December 31, 2007	$14.56	$11.01	$0.14

September 30, 2007	$11.63	$8.39	$0.14

June 30, 2007	$12.42	$10.58	$0.14

March 31, 2007	$14.04	$11.25	$0.14

2006
December 31, 2006	$13.57	$11.47	$0.14

September 30, 2006	$12.86	$11.82	$0.14

June 30, 2006	$13.99	$11.96	$0.14

March 31, 2006	$14.46	$12.41	$0.14

Group’s Financial Assets

The Group’s total financial assets include the Group’s assets and the assets managed by the Group’s trust division, the retirement plan administration subsidiary, and the securities broker-dealer subsidiary. At December 31, 2008, such assets totaled $9.1 billion, a decrease of 1.5% from $9.2 billion at December 31, 2007. This was mainly due to a decrease of 13.0% in the Trust assets managed, when compared to December 31, 2007.

Another component of financial assets is the assets managed by the Group’s trust division and the retirement plan administration subsidiary. The Group’s trust division offers various types of IRA products and manages 401(K) and Keogh retirement plans, custodian and corporate trust accounts, while the retirement plan administration subsidiary manages private pension plans.

The other financial asset component is the assets gathered by the Group’s securities broker-dealer subsidiary. The Group’s broker-dealer subsidiary offers a wide array of investment alternatives to its client base, such as tax-advantaged fixed income securities, mutual funds, stocks and bonds. At December 31, 2008, total assets gathered by the broker-dealer from its customer investment accounts decreased 6.7%, to $1.2 billion as of December 31, 2008, from $1.3 billion as of December 31, 2007.

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

At December 31, 2008, the Group’s allowance for loan losses amounted to $14.3 million or 1.16% of total loans versus $10.2 million or 0.85% of total loans at December 31, 2007. The allowance for residential mortgage loans increased by 42.9% or $2.6 million, when compared with balances recorded at December 31, 2007. The allowance for commercial loans increased by 117.8% or $2.2 million, when compared with balances recorded at December 31, 2007. The allowance for consumer loans decreased by 16.7% or $343,000 to $1.7, when compared to $2.0 million recorded at December 30, 2007.

The provision for loan losses for 2008 totaled $8.9 million, a 34.8% increase from the $6.6 million reported for 2007. Based on an analysis of the credit quality and the composition of the Group’s loan portfolio, management determined that the provision for 2008 was adequate in order to maintain the allowance for loan losses at an appropriate level.

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

TABLE 8 — ALLOWANCE FOR LOAN LOSSES SUMMARY
YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)

Balance at beginning of year	$10,161	$8,016	$6,630
Provision for loan losses	8,860	6,550	4,388
Net credit losses — see Table 10	(4,728)	(4,405)	(3,002)

Balance at end of year	$14,293	$10,161	$8,016

TABLE 9 — ALLOWANCE FOR LOAN LOSSES BREAKDOWN
AS OF DECEMBER 31, 2008, 2007 AND 2006

	Year Ended December 31,
	2008	2007	2006
	(Dollars in thousands)

Mortgage	$8,514	$5,958	$3,721
Commercial	4,004	1,838	1,831
Consumer	1,714	2,006	1,944
Unallocated allowance	61	359	520

	$14,293	$10,161	$8,016

Allowance composition:
Mortgage	59.6%	58.7%	46.4%
Commercial	28.0%	18.1%	22.8%
Consumer	12.0%	19.7%	24.3%
Unallocated allowance	0.4%	3.5%	6.5%

	100.0%	100.0%	100.0%

Allowance coverage ratio at end of period Applicable to:
Mortgage	0.83%	0.59%	0.39%
Commercial	2.14%	1.17%	0.76%
Consumer	7.43%	6.86%	5.36%
Unallocated allowance to total loans	0.00%	0.03%	0.04%

Total allowance to total loans	1.16%	0.85%	0.66%

Other selected data and ratios:
Allowance coverage ratio to:
Non-performing loans	18.5%	15.4%	20.9%

Non-real estate non-performing loans	239.9%	314.5%	205.9%

TABLE 10 — NET CREDIT LOSSES STATISTICS:
YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006
(Dollars in thousands)

	Year Ended December 31,
	2008	2007	2006

Mortgage
Charge-offs	$(1,977)	$(2,030)	$(896)
Recoveries	—	15	40

	(1,977)	(2,015)	(856)

Commercial
Charge-offs	(459)	(359)	(277)
Recoveries	52	107	116

	(407)	(252)	(161)

Consumer
Charge-offs	(2,668)	(2,517)	(2,505)
Recoveries	324	379	520

	(2,344)	(2,138)	(1,985)

Net credit losses
Total charge-offs	(5,104)	(4,906)	(3,678)
Total recoveries	376	501	676

	$(4,728)	$(4,405)	$(3,002)

Net credit losses to average loans:
Mortgage	0.19%	0.20%	0.11%

Commercial	0.25%	0.18%	0.08%

Consumer	9.35%	6.91%	5.31%

Total	0.39%	0.37%	0.28%

Recoveries to charge-offs	7.4%	10.2%	18.4%

Average loans:
Mortgage	$1,026,779	$1,005,751	$805,285
Commercial	161,541	143,802	212,294
Consumer	25,081	30,989	37,412

Total	$1,213,401	$1,180,542	$1,054,991

TABLE 11 — NON-PERFORMING ASSETS

	December 31,
	2008	2007	2006
	(Dollars in thousands)

Non-performing assets:
Non-performing loans
Non-accruing loans	$38,779	$27,347	$17,845
Accruing loans over 90 days past due	38,710	38,762	20,453

Total non-performing loans (see Table 12 below)	77,489	66,109	38,298
Foreclosed real estate	9,162	4,207	4,864

Total non-performing assets	$86,651	$70,316	$43,162

Non-performing assets to total assets	1.40%	1.17%	0.99%

	Year Ended December 31,
	2008	2007	2006

Interest that would have been recorded for the year if the loans had not been classified as non-accruing loans	$2,545	$2,043	$1,298

TABLE 12 — NON-PERFORMING LOANS:
AS OF DECEMBER 31, 2008, 2007 AND 2006

	December 31,
	2008	2007	2006
	(Dollars in thousands)

Non-performing loans:
Mortgage	$71,531	$62,878	$34,404
Commercial, mainly real estate	5,186	2,413	3,167
Consumer	772	818	727

Total	$77,489	$66,109	$38,298

Non-performing loans composition percentages:
Mortgage	92.3%	95.1%	89.8%
Commercial, mainly real estate	6.7%	3.7%	8.3%
Consumer	1.0%	1.2%	1.9%

Total	100.0%	100.0%	100.0%

Non-performing loans to:
Total loans	6.28%	5.56%	3.14%

Total assets	1.25%	1.10%	0.88%

Total capital	29.65%	18.39%	11.38%

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

During the year ended December 31, 2008, net credit losses amounted to $4.7 million, a 7.3% increase when compared to $4.4 million reported for the same period of 2007. The increase was primarily due to a $206,000 in net credit losses for consumer loans and $155,000 for commercial loans. Total recoveries decreased from $501,000 in 2007 to $376,000 in 2008. As a result, the recoveries to charge-offs ratio decreased from 10.2% in 2007, to 7.4% in 2008.

The Group’s non-performing assets include non-performing loans and foreclosed real estate (see Tables 11 and 12). At December 31 2008, the Group’s non-performing assets totaled $86.8 million (1.40% of total assets) versus $70.3 million (1.17% of total assets) at December 31, 2007.

At December 31, 2008, the allowance for loan losses to non-performing loans coverage ratio was 18.5% (15.4% at December 31, 2007. Excluding the lesser-risk mortgage loans, the ratio is 239.9% (314.5% at December 31, 2007).

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

Detailed information concerning each of the items that comprise non-performing assets follows:

•	Mortgage loans — are placed in non-accrual status when they become 365 days or more past due, or earlier if other factors indicate that the collection of principal and interest is doubtful, and are written down, if necessary, based on the specific evaluation of the collateral underlying the loan. At December 31, 2008, the Group’s non-performing mortgage loans totaled $71.5 million or 92.3% of the Group’s non-performing loans, compared to $62.9 million or 95.1% at December 31, 2007, and to $34.4 million or 89.8% at December 31, 2006.

•	Commercial business loans — are placed in non-accrual status when they become 90 days or more past due and are charged-off based on the specific evaluation of the underlying collateral. At December 31, 2008, the Group’s non-performing commercial business loans amounted to $5.2 million or 6.7% of the Group’s non-performing loans, compared to $2.4 million or 3.7% at December 31, 2007, and $3.2 million or 8.3% at December 31, 2006.

•	Consumer loans — are placed in non-accrual status when they become 90 days past due and charged-off when payments are delinquent 120 days. At December 31, 2008, the Group’s non-performing consumer loans amounted to $772,000 or 1.0% of the Group’s total non-performing loans, compared to $818,000 or 1.2% at December 31, 2007, and $727,000 or 1.9% at December 31, 2006.

•	Foreclosed real estate assets — are initially recorded at the lower of the related loan balance or fair value at the date of foreclosure. Any excess of the loan balance over the fair value of the property is charged against the allowance for loan losses. Subsequently, any excess of the carrying value over the estimated fair value less selling costs is charged to operations. Management is actively seeking prospective buyers for these foreclosed properties. Foreclosed real estate amounted to $9.2 million at December 31, 2008, $4.2 million at December 31, 2007 and $4.9 million at December 31, 2006.

Contractual Obligations and Commercial Commitments

As disclosed in the notes to the Group’s consolidated financial statements, the Group has certain obligations and commitments to make future payments under contracts. At December 31, 2008, the aggregate contractual obligations and commercial commitments are:

	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	After 5 years
	(Dollars in thousands)

CONTRACTUAL OBLIGATIONS:(1)
Federal funds purchased and other short term borrowings	$29,193	$29,043	$—	$150	$—
Securities sold under agreements to repurchase	3,750,000	—	1,000,000	900,00	1,850,000
Advances from FHLB	306,700	26,700	—	225,000	55,000
Subordinated capital notes	36,083	—	—	—	36,083
Annual rental commitments under noncancelable operating leases	31,608	3,940	7,461	7,225	12,982

Total	$4,153,584	$59,683	$1,007,461	$1,132,375	$1,954,065

(1)	Excluding accrued interest

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

RISK MANAGEMENT

Background

The Group’s risk management policies are established by its Board of Directors (the “Board”), implemented by management, through the adoption of a risk management program, which is overseen and monitored by the Chief Risk Officer and the Risk Management Committee (RMC). During 2008, the Group continued to refine and enhance its risk management program by strengthening policies, processes and procedures necessary to maintain effective risk management.

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

Each quarter, the Group performs a net interest income simulation analysis on a consolidated basis to estimate the potential change in future earnings from projected changes in interest rates. These simulations are carried out over a one-year time horizon, assuming gradual upward and downward interest rate movements of 200 basis points, achieved during a twelve-month period. Simulations are carried out in two ways:

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

The Group uses an asset-liability management software to project future movements in the Group’s balance sheet and income statement. The starting point of the projections generally corresponds to the actual values of the balance sheet on the date of the simulations.

These simulations are highly complex, and use many simplifying assumptions that are intended to reflect the general behavior of the Group over the period in question. There can be no assurance that actual events will match these assumptions in all cases. For this reason, the results of these simulations are only approximations of the true sensitivity of net interest income to changes in market interest rates. The following table presents the results of the simulations at December 31, 2008, assuming a one-year time horizon:

	Net Interest Income Risk (one year projection)
	Static Balance Sheet		Growing simulation
	Amount	Percent	Amount	Percent
Change in interest rate	Change	Change	Change	Change
	(In thousands)

+ 200 Basis points	$4,519	3.91%	$1,883	1.43%

+ 100 Basis points	$10,120	8.75%	$2,527	1.91%

− 100 Basis points	$(7,902)	−6.83%	$(10,939)	−8.29%

− 200 Basis points	$(12,104)	−10.47%	$(18,530)	−14.04%

Future net interest income could be affected by the Group’s investments in callable securities, prepayment risk related to mortgage loans and mortgage-backed securities, and its structured repurchase agreements and advances from the FHLB. As part of the strategy to limit the interest rate risk and reduce the re-pricing gaps of the Group’s assets and liabilities, the maturity and the repricing frequency of the liabilities has been extended to longer terms. The concentration of long-term fixed rate securities has also been reduced.

The Group uses derivative instruments and other strategies to manage its exposure to interest rate risk caused by changes in interest rates beyond management’s control. The following summarizes strategies, including derivative activities, used by the Group in managing interest rate risk:

Interest rate swaps — Interest rate swap agreements generally involve the exchange of fixed and floating-rate interest payment obligations without the exchange of the underlying principal. The interest rate swaps have been utilized to convert short term repurchase agreements into fixed rate to better match the repricing nature of these borrowings. There were no outstanding interest rate swaps as of December 31, 2008 or 2007.

Structured borrowings — The Group uses structured repurchase agreements and from advances from FHLB, with embedded call options, to reduce the Group’s exposure to interest rate risk by lengthening the contractual maturities of its liabilities, while keeping funding costs low.

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

At December 31, 2008 and 2007, the fair value the purchased options used to manage the exposure to the stock market on stock indexed deposits represented an asset of $12.8 million, and $40.7 million, respectively; and the options sold to customers embedded in the certificates of deposit represented a liability of $18.0 million and $38.8 million, respectively, recorded in deposits.

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

The Group may also encounter risk of default in relation to its securities portfolio. The securities held by the Group are principally mortgage-backed securities and U.S. Treasury and agency securities. Thus, a substantial portion of these instruments are guaranteed by mortgages, a U.S. government-sponsored entity or the full faith and credit of the U.S. government, and are deemed to be of the highest credit quality. The available-for-sale securities portfolio also includes approximately $529.7 million in non-government agency pass-through collateralized mortgage obligations. and $136.2 in structured credit investments that are considered of a higher credit risk than agency securities.

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

Effective liquidity management requires that the Group have sufficient cash available at all times to meet its financial commitments, finance planned growth and have a reasonable safety margin for normal as well as unexpected cash needs. ALCO is responsible for managing the Group’s liquidity risk in accordance with the policies adopted by the Board. In discharging its liquidity risk management obligations, ALCO approves operating and contingency procedures and monitors their implementation. The Group’s Treasurer and Chief Investment Officer is responsible for the implementation of the liquidity risk management policies adopted by the Board and of the operating and contingency procedures adopted by ALCO, and for monitoring the Group’s liquidity position on an ongoing basis. Using measures of liquidity developed by the Group’s Treasury Division under several different scenarios, the Treasury Division, ALCO and the Board review the Group’s liquidity position on a daily, monthly and quarterly basis, respectively.

The Group meets its liquidity management objectives by maintaining (i) liquid assets in the form of investment securities,(ii) sufficient unused borrowing capacity in the national money markets, and achieving (iii) consistent growth in core deposits. As of December 31, 2008, the Group had approximately $133.5 million in investments available to cover liquidity needs. Additional asset-driven liquidity is provided by the availability of loan assets to pledge. These sources, in addition to the Group’s 6.38% average equity capital base, provide a stable funding base.

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

QUARTERLY FINANCIAL DATA (Unaudited)

The following is a summary of the unaudited quarterly results of operations:

TABLE 13A — SELECTED QUARTERLY FINANCIAL DATA:

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
Year Ended December 31, 2008	2008	2008	2008	2008
	(In thousands, except for per share data)

Interest income	$82,101	$85,158	$84,744	$87,036
Interest expense	57,192	56,573	56,703	57,260

Net interest income	24,909	28,585	28,041	29,776
Provision for loan losses	1,650	1,980	1,950	3,280

Net interest income after provision for loan losses	23,259	26,605	26,091	26,496
Total non-interest income (loss)	8,864	6,650	(57,167)	29,411
Total non-interest expenses	17,730	18,080	18,197	18,735

Income before taxes	14,393	15,175	(49,273)	37,172
Income tax expense (benefit)	(2,455)	598	(4,226)	(3,240)

Net income	16,848	14,577	(45,047)	40,412
Less: Dividends on preferred stock	(1,201)	(1,200)	(1,200)	(1,201)

Income available (loss) to common shareholders	$15,647	$13,377	$(46,247)	$39,211

Per share data:
Basic	$0.65	$0.54	$(1.90)	$1.61

Diluted	$0.64	$0.54	$(1.89)	$1.61

TABLE 13B — SELECTED QUARTERLY FINANCIAL DATA:

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
Year Ended December 31, 2007	2007	2007	2007	2007
	(In thousands, except for per share data)

Interest income	$61,500	$70,801	$74,926	$82,138
Interest expense	48,234	53,111	55,276	59,135

Net interest income	13,266	17,690	19,650	23,003
Provision for loan losses	(1,075)	(1,375)	(1,614)	(2,486)

Net interest income after provision for loan losses	12,191	16,315	18,036	20,517
Total non-interest income	15,251	7,796	7,134	12,442
Total non-interest expenses	15,827	17,477	16,522	17,032

Income before taxes	11,615	6,634	8,648	15,927
Income tax expense	624	187	196	551

Net income	10,991	6,447	8,452	15,376
Less: Dividends on preferred stock	(1,200)	(1,201)	(1,200)	(1,201)

Income available to common shareholders	$9,791	$5,246	$7,252	$14,175

Per share data:
Basic	$0.40	$0.21	$0.30	$0.59

Diluted	$0.40	$0.21	$0.30	$0.59

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

Financial Instruments

Certain financial instruments including derivatives, trading securities and investment securities available-for-sale are recorded at fair value and unrealized gains and losses are recorded in other comprehensive income or as part of non-interest income, as appropriate. Fair values are based on listed market prices, if available. If listed market prices are not available, fair value is determined based on other relevant factors, including price quotations for similar instruments. The fair values of certain derivative contracts are derived from pricing models that consider current market and contractual prices for the underlying financial instruments as well as time value and yield curve or volatility factors underlying the positions.

SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), establishes a fair value hierarchy that prioritizes the inputs of valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under SFAS 157 are described below:

Basis of Fair Value Measurement

Level 1 —	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 —	Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly;

Level 3 —	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Impairment of Investment Securities

The Group conducts periodic reviews to identify and evaluate each investment in an unrealized loss position, in accordance with FSP FAS 115-1. An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded, net of tax, in accumulated other comprehensive income for available-for-sale securities, while such losses related to held-to-maturity securities are not recorded, as these investments are carried at their amortized cost (less any other-than-temporary impairment). Regardless of the classification of the securities as available-for-sale or held-to-maturity, the Group has assessed each position for credit impairment.

Factors considered in determining whether a loss is temporary include:

•	the length of time and the extent to which fair value has been below cost;

•	the severity of the impairment;

•	the cause of the impairment and the financial condition and near-term prospects of the issuer;

•	activity in the market of the issuer which may indicate adverse credit conditions; and

•	the Group’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

The Group’s review for impairment generally entails:

•	identification and evaluation of investments that have indications of possible other-than-temporary impairment;

•	analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and the expected recovery period;

•	discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment and those that would not support other-than-temporary impairment; and

•	documentation of the results of these analyses.

The extent of the Group’s analysis regarding credit quality and the stress on assumptions used in the analysis have been refined for securities where the current fair value or other characteristics of the security warrant. Given the declines in fair values and length of time in which non-agency collateralized mortgage obligations and structured credit investments have been in an unrealized loss position, general concerns regarding housing prices and the delinquency and default rates on the mortgage loans and credit spreads underlying these securities, the Group’s analysis for identifying securities for which all principal and interest contractually due might not be recovered have been performed.

Derivative Financial Instruments

As part of the Group’s asset and liability management, the Group uses interest-rate contracts, which include interest-rate swaps to hedge various exposures or to modify interest rate characteristics of various statement of financial condition accounts.

The Group follows Statement of Financial Accounting Standards (“SFAS”) No. 161 “Disclosures about Derivative Instruments and Hedging Activities an Amendment of FASB Statement No. 133: Accounting for Derivative Instruments and Hedging Activities,” which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that all derivative instruments be recognized as assets and liabilities at fair value. If certain conditions are met, the derivative may qualify for hedge accounting treatment and be designated as one of the following types of hedges: (a) hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (“fair value hedge”); (b) a hedge of the exposure to variability of cash flows of a recognized asset, liability or forecasted transaction (“cash flow hedge”) or (c) a hedge of foreign currency exposure (“foreign currency hedge”).

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

Management evaluates the realizability of the deferred tax assets on a regular basis and assesses the need for a valuation allowance. A valuation allowance is established when management believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in the valuation allowance from period to period are generally included in the Group’s tax provision in the period of change.

Recently Issued Accounting Pronouncements and Interpretations:

SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. FAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited. The Group is currently evaluating the effect, if any, of the adoption of SFAS 160 on its consolidated financial statements, including disclosures. The effects of adopting this standard, if any, are not expected to be significant.

SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”

In March 2008, FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133”, which requires additional disclosures for derivative instruments and hedging activities and thereby improves the transparency of financial reporting. Entities are required to provide enhanced disclosures about how and when an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.

This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. Earlier application was encouraged. This statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. While the Group already provides some of these disclosures, enhancements will be incorporated into the Group’s annual and quarterly reports for the year 2009.

SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”

In May 2008, FASB issued SFAS No. 162, ‘” The Hierarchy of Generally Accepted Accounting Principles”, This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).

This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The adoption of this standard is not expected to have a material effect on the Group’s results of operations or financial position. The Board does not expect that this statement will result in a change in current accounting practice. However, transition provisions have been provided in the unusual circumstance that the application of the provisions of this statement results in a change in accounting practice.

FASB Staff Position (FSP) FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions”

The objective of FSP FAS 140-3, issued by the FASB in February 2008, is to provide implementation guidance on whether the security transfer and contemporaneous repurchase financing involving the transferred financial asset must be evaluated as one linked transaction or two separate delinked transactions. Current practice records the transfer as a sale and the repurchase agreement as a financing. The FSP FAS 140-3 requires the recognition of the transfer and the repurchase agreement as one linked transaction, unless all of the following criteria are met: (1) the initial transfer and the repurchase financing are not contractually contingent on one another; (2) the initial transferor has full recourse upon default, and the repurchase agreement’s price is fixed and not at fair value; (3) the financial asset is readily obtainable in the marketplace and the transfer and repurchase financing are executed at market rates; and (4) the maturity of the repurchase financing is before the maturity of the financial asset. The scope of this FSP is limited to transfers and subsequent repurchase financings that are entered into contemporaneously or in contemplation of one another. The impact of this FSP is not expected to be material.

FASB Staff Position (FSP) FAS 142-3, “Determination of the Useful Life of Intangible Assets”

FSP FAS 142-3, issued by the FASB in April 2008, amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142 “Goodwill and Other Intangible Assets”. In developing these assumptions, an entity should consider its own historical experience in renewing or extending similar arrangements adjusted for entity’s specific factors or, in the absence of that experience, the assumptions that market participants would use about renewals or extensions adjusted for the entity specific factors. FSP FAS 142-3 shall be applied prospectively to intangible assets acquired after the effective date. This FSP was adopted by the Group on January 1, 2009. The Group will be evaluating the potential impact of adopting this FSP to prospective transactions.

FSP No. FAS 132(R)-1 “Employers’ Disclosures about Postretirement Benefit Plan Assets”

FSP No. FAS 132(R)-1 applies to employers who are subject to the disclosure requirements of FAS 132(R), and is effective for fiscal years ending after December 15, 2009. Early application is permitted. Upon initial application, the provisions of this FSP are not required for earlier periods that are presented for comparative periods. The FSP requires the following additional disclosures: (a) the investment allocation decision making process, including the factors that are pertinent to an understanding of investment policies and strategies, (b) the fair value of each major category of plan assets, disclosed separately for pension plans and other postretirement benefit plans, (c) the inputs and valuation techniques used to measure the fair value of plan assets, including the level within the fair value hierarchy in which the fair value measurements in their entirety fall, and (d) significant concentrations of risk within plan assets. Additional detailed information is required for each category above. The Group will apply the new disclosure requirements commencing with the December 31, 2009 financial statements. This FSP impacts disclosures only and will not have an effect on the Group’s consolidated statements of condition or operations.

FSP No. EITF 03-6-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”

FSP No. EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (“EPS”) under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128, “Earnings per Share” . Unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of EPS pursuant to the two-class method. This FSP shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of this FSP. Early application is not permitted. This FSP will not have an impact on the Group’s EPS computation upon adoption.

EITF Issue No. 07-5 “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock”

In June 2008, the EITF reached consensus on Issue No. 07-5. EITF Issue No. 07-5 provides guidance about whether an instrument (such as outstanding common stock warrants) should be classified as equity and not marked to market for accounting purposes. EITF Issue No. 07-5 is effective for financial statements for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The guidance in this issue shall be applied to outstanding instruments as of the beginning of the fiscal year in which this issue is initially applied. The Group is currently evaluating the effect, if any, of the adoption of EITF Issue No. 07-5 on its consolidated financial statements, including disclosures. The effects of adopting this standard, if any, are not expected to be significant.

EITF 08-6 “Equity Method Investment Accounting Considerations”

EITF 08-6 clarifies the accounting for certain transactions and impairment considerations involving equity method investments. This EITF applies to all investments accounted for under the equity method. This issue is effective for fiscal years beginning on or after December 15, 2008. Early adoption is not permitted. EITF 08-6 provides guidance on (1) how the initial carrying value of an equity method investment should be determined, (2) how an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment should be performed, (3) how an equity method investee’s issuance of shares should be accounted for, and (4) how to account for a change in an investment from the equity method to the cost method. Management is evaluating the impact that the adoption of EITF 08-6 could have on the Group’s financial condition or results of operations.

EITF 08-7 “Accounting for Defensive Intangible Assets”

EITF 08-7 clarifies how to account for defensive intangible assets subsequent to initial measurement. EITF 08-7 applies to acquired intangible assets in situations in which an entity does not intend to actively use the asset but intends to hold (lock up) the asset to prevent others from obtaining access to the asset (a defensive intangible asset), except for intangible assets that are used in research and development activities. A defensive intangible asset should be accounted for as a separate unit of accounting. A defensive intangible asset shall be assigned a useful life in accordance with paragraph 11 of SFAS. No 142. EITF 08-7 is effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Management will be evaluating the impact of adopting this EITF for future acquisitions commencing in January 2009.