Form 10-K, Exhibit 13
period 2009-12-31
ORIENTAL FINANCIAL GROUP INC
filed 2010-03-11
CIK 1030469

EXHIBIT 13.0

ORIENTAL FINANCIAL GROUP INC.

FORM-10K

FINANCIAL DATA INDEX

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
Oriental Financial Group Inc.:

We have audited the accompanying consolidated statements of financial condition of Oriental Financial Group Inc. and subsidiaries (the “Group”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Oriental Financial Group, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, the Group changed its method of evaluating other-than-temporary impairments of debt securities and for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly due to the adoption of new accounting requirements issued by the FASB, as of April 1, 2009.

Also, as discussed in note 1 to the consolidated financial statements, effective January 1, 2009, the Group adopted for subsequent measurement of servicing rights, the fair value measurement method. Under the fair value measurement method, the Group measures servicing rights at fair value at each reporting date and reports changes in fair value of servicing asset in earnings in the period in which the changes occur.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Oriental Financial Group Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 11, 2010 expressed an unqualified opinion on the effectiveness of the Group’s internal control over financial reporting.

/s/  KPMG LLP

San Juan, Puerto Rico
March 11, 2010

Stamp No. 2446616 of the Puerto Rico
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

As called for by Section 404 of the Sarbanes-Oxley Act of 2002, management has assessed the effectiveness of the Group’s internal control over financial reporting as of December 31, 2009. Management made its assessment using the criteria set forth in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Criteria”).

Based on its assessment, management has concluded that the Group maintained effective internal control over financial reporting as of December 31, 2009 based on the COSO Criteria.

The effectiveness of the Group’s internal control over financial reporting as of December 31, 2009, has been audited by KPMG LLP, the Group’s independent registered public accounting firm, as stated in their report dated March 11, 2010.

By: /s/ José Rafael Fernández	By: /s/ Norberto González
José Rafael Fernández President and Chief Executive Officer Date: March 11, 2010	Norberto González Executive Vice President and Chief Financial Officer Date: March 11, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Oriental Financial Group Inc.:

We have audited Oriental Financial Group Inc.’s (the “Group”) internal control over financial reporting as of December 31, 2009, based on Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Group’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Group’s internal control over financial reporting based on our audit.

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

In our opinion, Oriental Financial Group Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of Oriental Financial Group Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and our report dated March 11, 2010, expressed an unqualified opinion on those consolidated financial statements.

/s/  KPMG LLP

San Juan, Puerto Rico
March 11, 2010

Stamp No. 2446618 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report.

ORIENTAL FINANCIAL GROUP INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2009 AND 2008

	December 31,
	2009	2008
	(In thousands, except share data)

ASSETS
Cash and cash equivalents:
Cash and due from banks	$247,691	$14,370
Money market investments	29,432	52,002

Total cash and cash equivalents	277,123	66,372

Investments:
Trading securities, at fair value with amortized cost of $522 (December 31, 2008 — $255)	523	256
Investment securities available-for-sale, at fair value with amortized cost of $5,044,017 (December 31, 2008 — $4,052,574)	4,953,659	3,924,207
Other investments	150	150
Federal Home Loan Bank (FHLB) stock, at cost	19,937	21,013

Total investments	4,974,269	3,945,626

Securities sold but not yet delivered	—	834,976

Loans:
Mortgage loans held-for-sale, at lower of cost or fair value	27,261	26,562
Loans receivable, net of allowance for loan losses of $23,272 (December 31, 2008 — $14,293)	1,112,808	1,192,550

Total loans, net	1,140,069	1,219,112

Accrued interest receivable	33,656	43,914
Deferred tax asset, net	31,685	28,463
Premises and equipment, net	19,775	21,184
Foreclosed real estate	9,347	9,162
Other assets	64,909	36,727

Total assets	$6,550,833	$6,205,536

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Demand deposits	$693,506	$453,798
Savings accounts	86,792	50,152
Certificates of deposit	965,203	1,281,350

Total deposits	1,745,501	1,785,300

Borrowings:
Federal funds purchased and other short-term borrowings	49,179	29,193
Securities sold under agreements to repurchase	3,557,308	3,761,121
Advances from FHLB	281,753	308,442
FDIC-guaranteed term notes	105,834	—
Subordinated capital notes	36,083	36,083

Total borrowings	4,030,157	4,134,839

Securities purchased but not yet received	413,359	398
Accrued expenses and other liabilities	31,650	23,682

Total liabilities	6,220,667	5,944,219

Stockholders’ equity:
Preferred stock, $1 par value; 5,000,000 shares authorized; $25 liquidation value; 1,340,000 shares of Series A and 1,380,000 shares of Series B issued and outstanding	68,000	68,000
Common stock, $1 par value; 40,000,000 shares authorized; 25,739,397 shares issued; 24,235,088 shares outstanding (December 31, 2008 — 25,739,397; 24,297,132 )	25,739	25,739
Additional paid-in capital	213,445	212,625
Legal surplus	45,279	43,016
Retained earnings	77,584	51,233
Treasury stock, at cost 1,504,309 shares (December 31, 2008 — 1,442,265 shares)	(17,142)	(17,109)
Accumulated other comprehensive loss, net of tax of $7,445 (December 31, 2008 — $6,004)	(82,739)	(122,187)

Total stockholders’ equity	330,166	261,317

Commitments and Contingencies
Total liabilities and stockholders’ equity	$6,550,833	$6,205,536

The accompanying notes are an integral part of these consolidated financial statements.

ORIENTAL FINANCIAL GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007

	Year Ended December 31,
	2009	2008	2007
	(In thousands, except per share data)

Interest income:
Loans	$73,076	$79,165	$85,802
Mortgage-backed securities	198,015	184,019	111,006
Investment securities and other	48,310	75,855	92,556

Total interest income	319,401	339,039	289,364

Interest expense:
Deposits	54,693	49,781	52,794
Securities sold under agreements to repurchase	116,755	161,363	147,690
Advances from FHLB and other borrowings	12,380	14,280	12,042
FDIC-guaranteed term notes	3,175	—	—
Subordinated capital notes	1,465	2,304	3,108

Total interest expense	188,468	227,728	215,634

Net interest income	130,933	111,311	73,730
Provision for loan losses	15,650	8,860	6,550

Net interest income after provision for loan losses	115,283	102,451	67,180

Non-interest income (loss):
Financial service revenues	14,473	16,481	17,295
Banking service revenues	6,020	5,726	7,862
Investment banking revenues (losses)	(4)	950	126
Mortgage banking activities	9,728	3,685	2,401

Total banking and financial service revenues	30,217	26,842	27,684

Excess of amortized cost over fair value on	(101,472)	(58,804)	—
other-than-temporarily impaired securities
Non-credit related unrealized loss on securities	41,398	—	—
recognized in other comprehensive income

Other-than-temporary impairments on securities	(60,074)	(58,804)	—

Net gain (loss) on:
Sale of securities	4,385	35,070	2,953
Derivatives	28,927	(12,943)	10,997
Mortgage tax credits	—	(2,480)	—
Early extinguishment of repurchase agreements	(17,551)	—	—
Trading securities	12,564	(13)	23
Foreclosed real estate	(570)	(670)	(349)
Other investments	43	148	1,174
Other	71	608	20

Total non-interest income (loss), net	(1,988)	(12,242)	42,502

Non-interest expenses:
Compensation and employees’ benefits	31,971	30,572	28,376
Occupancy and equipment	14,763	13,843	12,624
Professional and service fees	10,428	9,203	7,161
Insurance	7,233	2,421	848
Advertising and business promotion	4,208	3,970	4,472
Taxes, other than payroll and income taxes	3,004	2,514	2,151
Electronic banking charges	2,194	1,726	1,826
Loan servicing expenses	1,586	1,383	1,740
Communication	1,567	1,292	1,302
Director and investors relations	1,374	1,159	2,103
Clearing and wrap fees expenses	1,177	1,250	1,070
Other	3,873	3,409	3,186

Total non-interest expenses	83,378	72,742	66,859

Income before income taxes	29,917	17,467	42,823
Income tax expense (benefit)	6,972	(9,323)	1,558

Net income	22,945	26,790	41,265
Less: Dividends on preferred stock	(4,802)	(4,802)	(4,802)

Income available to common shareholders	$18,143	$21,988	$36,463

Income per common share:
Basic	$0.75	$0.91	$1.50

Diluted	$0.75	$0.90	$1.50

Average common shares outstanding	24,289	24,260	24,326
Average potential common shares-options	17	67	41

Average diluted common shares outstanding	24,306	24,327	24,367

Cash dividends per share of common stock	$0.16	$0.56	$0.56

The accompanying notes are an integral part of these consolidated financial statements.

ORIENTAL FINANCIAL GROUP INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007

	Year Ended December 31,
CHANGES IN STOCKHOLDERS’ EQUITY:	2009	2008	2007
	(In thousands)

Preferred stock:
Balance at beginning and end of year	$68,000	$68,000	$68,000

Common stock:
Balance at beginning of year	25,739	25,557	25,431
Stock options exercised	—	182	126

Balance at end of year	25,739	25,739	25,557

Additional paid-in capital:
Balance at beginning of year	212,625	210,073	209,033
Stock-based compensation expense	742	559	86
Capital contribution	78	—	—
Stock options exercised	—	1,993	954

Balance at end of year	213,445	212,625	210,073

Legal surplus:
Balance at beginning of year	43,016	40,573	36,245
Transfer from retained earnings	2,263	2,443	4,328

Balance at end of year	45,279	43,016	40,573

Retained earnings:
Balance at beginning of year	51,233	45,296	26,772
Cumulative effect on initial adoption of accounting principle	14,359	—	—
Net income	22,945	26,790	41,265
Cash dividends declared on common stock	(3,888)	(13,608)	(13,611)
Cash dividends declared on preferred stock	(4,802)	(4,802)	(4,802)
Transfer to legal surplus	(2,263)	(2,443)	(4,328)

Balance at end of year	77,584	51,233	45,296

Treasury stock:
Balance at beginning of year	(17,109)	(17,023)	(12,956)
Stock purchased	(182)	(235)	(4,297)
Stock used to match defined contribution plan 1165(e)	149	149	230

Balance at end of year	(17,142)	(17,109)	(17,023)

Accumulated other comprehensive loss, net of tax:
Balance at beginning of year	(122,187)	(13,015)	(16,099)
Cumulative effect on initial adoption of accounting principle	(14,359)	—	—
Other comprehensive income (loss), net of tax	53,807	(109,172)	3,084

Balance at end of year	(82,739)	(122,187)	(13,015)

Total stockholders’ equity	$330,166	$261,317	$359,461

The accompanying notes are an integral part of these consolidated financial statements.

ORIENTAL FINANCIAL GROUP INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007

	Year Ended December 31,
COMPREHENSIVE INCOME (LOSS)	2009	2008	2007
	(In thousands)

Net income	$22,945	$26,790	$41,265

Other comprehensive income (loss):
Unrealized gain (loss) on securities available-for-sale arising during the year	(3,323)	(121,204)	17,492
Realized (gain) loss on investment securities included in net income	(4,385)	(35,070)	(2,953)
Excess of amortized cost over fair value on other-than-temporarily impaired securities	101,472	38,932	—
Non-credit related unrealized loss on securities	(41,398)	—	—
Realized gain on derivatives designated as cash flow hedges included in net income	—	—	(773)
Gain from termination of cash flow hedging	—	—	(8,225)
Income tax effect related to unrealized loss (gain) on securities available-for-sale	1,441	8,170	(2,457)

Other comprehensive income (loss) for the year	53,807	(109,172)	3,084

Comprehensive income (loss)	$76,752	$(82,382)	$44,349

The accompanying notes are an integral part of these consolidated financial statements.

ORIENTAL FINANCIAL GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007.

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Cash flows from operating activities:
Net income	$22,945	$26,790	$41,265

Adjustments to reconcile net income to net cash used in operating activities:
Amortization of deferred loan origination fees, net of costs	218	(428)	(721)
Amortization of premiums, net of accretion of discounts	13,075	(786)	792
Other-than-temporary impairments on securities	60,074	58,804	—
Depreciation and amortization of premises and equipment	5,987	5,443	5,419
Deferred income tax expense (benefit)	(1,782)	(9,931)	1,332
Equity in losses (earnings), of investment in limited liability partnership	—	—	279
Provision for loan losses	15,650	8,860	6,550
Stock-based compensation	742	559	86
Fair value adjustment of servicing asset	(4,301)	(293)	—
(Gain) loss on:
Sale of securities	(4,385)	(35,070)	(2,953)
Sale of mortgage loans held-for-sale	(3,827)	(2,408)	(2,401)
Derivatives	(28,927)	12,943	(10,997)
Mortgage tax credits	—	2,480	—
Early extinguishment of repurchase agreements	17,551	—	—
Sale of foreclosed real estate	570	670	349
Sale of premises and equipment	(71)	1	(20)
Originations and purchases of loans held-for-sale	(230,240)	(140,080)	(114,722)
Proceeds from sale of loans held-for-sale	106,071	58,355	54,510
Net (increase) decrease in:
Trading securities	(267)	866	(879)
Accrued interest receivable	10,258	8,401	(24,375)
Other assets	(26,008)	(10,082)	(2,680)
Net increase (decrease) in:
Accrued interest on deposits and borrowings	(5,622)	2,717	4,787
Accrued expenses and other liabilities	8,295	(2,163)	6,588

Net cash used in operating activities	(43,994)	(14,352)	(37,791)

Cash flows from investing activities:
Purchases of:
Investment securities available-for-sale	(12,577,326)	(4,159,014)	(3,434,208)
Investment securities held-to-maturity	—	(14,000)	(158,842)
FHLB stock	(26,981)	(22,164)	(43,390)
Equity options	(4,067)	(5,596)	(10,474)
Maturities and redemptions of:
Investment securities available-for-sale	3,825,193	970,543	744,976
Investment securities held-to-maturity	—	304,133	633,052
FHLB stock	28,057	21,809	36,339
Other investments	—	1,511	29,274
Investment in limited liability partnership	—	—	11,634

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Proceeds from sales of:
Investment securities available-for-sale	9,101,639	1,687,779	786,409
Investment securities held-to-maturity	—	834,975	—
Foreclosed real estate	9,312	3,264	4,017
Premises and equipment	128	14	—
Origination and purchase of loans, excluding loans held-for-sale	(93,093)	(157,063)	(189,773)
Principal repayment of loans	131,079	111,869	219,108
Additions to premises and equipment	(4,636)	(4,863)	(7,025)

Net cash provided by (used in) investing activities	389,305	(426,803)	(1,378,903)

Cash flows from financing activities:
Net increase (decrease) in:
Deposits	(26,764)	564,516	19,016
Securities sold under agreements to repurchase	(217,551)	(100,023)	1,320,609
Federal funds purchased and other short term borrowings	19,986	1,733	13,892
Proceeds from:
Issuance of FDIC-guaranteed term notes	105,000	—	—
Advances from FHLB	1,397,880	2,098,070	5,279,620
Exercise of stock options	—	2,175	1,080
Capital contribution	78	—	—
Repayments of advances from FHLB	(1,424,580)	(2,121,370)	(5,131,520)
Repayment of term notes	—	—	(15,000)
Purchase of treasury stock	(182)	(235)	(4,297)
Termination of derivative instruments	20,263	(7,912)	1,620
Dividends paid on common and preferred stock	(8,690)	(18,410)	(18,413)

Net cash provided by (used in) financing activities	(134,560)	418,544	1,466,607

Net change in cash and cash equivalents	210,751	(22,611)	49,913
Cash and cash equivalents at beginning of year	66,372	88,983	39,070

Cash and cash equivalents at end of year	$277,123	$66,372	$88,983

Supplemental Cash Flow Disclosure and Schedule of Noncash Activities:
Interest paid	$191,992	$225,011	$213,764

Income taxes paid	$54	$54	$—

Mortgage loans securitized into mortgage-backed securities	$147,419	$72,753	$56,544

Investment securities held-to-maturity transferred to available-for-sale	$—	$375,780	$—

Securities sold but not yet delivered	$—	$834,976	$—

Securities purchased but not yet received	$413,359	$398	$111,431

Transfer from loans to foreclosed real estate	$10,067	$8,889	$3,709

Transfer from loans receivable to mortgage loans held for sale	$19,832	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

ORIENTAL FINANCIAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009, 2008, AND 2007

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Oriental Financial Group Inc. (the “Group” or “Oriental”) conform to U.S. generally accepted accounting principles (“GAAP”) and to financial services industry practices. The following is a description of the Group’s most significant accounting policies:

Nature of Operations

The Group is a publicly-owned financial holding company incorporated under the laws of the Commonwealth of Puerto Rico. It has four direct subsidiaries, Oriental Bank and Trust (the “Bank”), Oriental Financial Services Corp. (“Oriental Financial Services”), Oriental Insurance, Inc. (“Oriental Insurance”) and Caribbean Pension Consultants, Inc., which is located in Boca Raton, Florida. The Group also has a special purpose entity, Oriental Financial (PR) Statutory Trust II (the “Statutory Trust II”). Through these subsidiaries and its divisions, the Group provides a wide range of financial services such as mortgage, commercial and consumer lending, financial planning, insurance sales, money management and investment banking and brokerage services, as well as corporate and individual trust services.

The main offices of the Group and its subsidiaries are located in San Juan, Puerto Rico. The Group is subject to examination, regulation and periodic reporting under the U.S. Bank Holding Company Act of 1956, as amended, which is administered by the Board of Governors of the Federal Reserve System.

The Bank operates through 21 financial centers located throughout Puerto Rico and is subject to the supervision, examination and regulation of the Office of the Commissioner of Financial Institutions of Puerto Rico (“OCIF”) and the Federal Deposit Insurance Corporation (“FDIC”). The Bank offers banking services such as commercial and consumer lending, saving and time deposit products, financial planning, and corporate and individual trust services, and capitalizes on its commercial banking network to provide mortgage lending products to its clients. Oriental International Bank Inc. (“OIB”), a wholly-owned subsidiary of the Bank, operates as an international banking entity (“IBE”) pursuant to the International Banking Center Regulatory Act of Puerto Rico, as amended. OIB offers the Bank certain Puerto Rico tax advantages. OIB activities are limited under Puerto Rico law to persons and assets/liabilities located outside of Puerto Rico.

Oriental Financial Services is subject to the supervision, examination and regulation of the Financial Industry Regulatory Authority (“FINRA”), the SEC, and the OCIF. Oriental Insurance is subject to the supervision, examination and regulation of the Office of the Commissioner of Insurance of Puerto Rico.

The Group’s mortgage banking activities are conducted through a division of the Bank. The mortgage banking activities consist of the origination and purchase of residential mortgage loans for the Group’s own portfolio and, if the conditions so warrant, the Group engages in the sale of such loans to other financial institutions in the secondary market. The Group originates Federal Housing Administration (“FHA”)-insured and Veterans Administration (“VA”)-guaranteed mortgages that are primarily securitized for issuance of Government National Mortgage Association (“GNMA”) mortgage-backed securities which can be resold to individual or institutional investors in the secondary market. Conventional loans that meet the underwriting requirements for sale or exchange under standard Federal National Mortgage Association (the “FNMA”) or the Federal Home Loan Mortgage Corporation (the “FHLMC”) programs are referred to as conforming mortgage loans and are also securitized for issuance of FNMA or FHLMC mortgage-backed securities. The Group is an approved seller of FNMA, as well as FHLMC, mortgage loans for issuance of FNMA and FHLMC mortgage-backed securities. The Group is also an approved issuer of GNMA mortgage-backed securities. The Group outsources the servicing of the GNMA, FNMA and FHLMC pools that it issues and of its mortgage loan portfolio.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Group and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The special purpose entity is exempt from the consolidation requirements of GAAP.

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

ORIENTAL FINANCIAL GROUP INC

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

Financial Instruments

Certain financial instruments, including derivatives, trading securities and investment securities available-for-sale, are recorded at fair value and unrealized gains and losses are recorded in other comprehensive income or as part of non-interest income, as appropriate. Fair values are based on listed market prices, if available. If listed market prices are not available, fair value is determined based on other relevant factors, including price quotations for similar instruments. The fair values of certain derivative contracts are derived from pricing models that consider current market and contractual prices for the underlying financial instruments as well as time value and yield curve or volatility factors underlying the positions.

Effective January 1, 2008, the Group determines the fair value of its financial instruments based on the Fair Value Measurement framework, which establishes a fair value hierarchy that prioritizes the inputs of valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1-Level 1 asset and liabilities include equity securities that are traded in an active exchange market, as well as certain U.S. Treasury and other U.S. government agency securities that are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2-Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include (i) mortgage-backed securities for which the fair value is estimated based on valuations obtained from third-party pricing services for identical or comparable assets, (ii) debt securities with quoted prices that are traded less frequently than exchange-traded instruments and (iii) derivative contracts and financial liabilities (e.g. callable brokered CDs and medium-term notes elected for fair value option under the fair value measurement framework, whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3-Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, for which the determination of fair value requires significant management judgment or estimation.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On April 1, 2009, the Group changed its method of valuating other-than-temporary impairments of debt securities and for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly due to the adoption of FASB Accounting Standard Codification (“ASC”) 820-1-35-51.

Impairment of Investment Securities

The Group conducts periodic reviews to identify and evaluate each investment in an unrealized loss position for other-than-temporary impairments. On April 1, 2009, the Group adopted FASB Accounting Standard Codification (“ASC”) 320-10-65-1, which changed the accounting requirements for other than temporary impairments for debt securities, and in certain circumstances, separates the amount of total impairment into credit and noncredit-related amounts. The review takes into consideration current market conditions, issuer rating changes and trends, the credit worthiness of the obligator of the security, current analysts’ evaluations, failure of the issuer to make scheduled interest or principal payments, the Group’s intent to not sell the security or whether it is more-likely-than-not that the Group will be required to sell the debt security before its anticipated recovery, as well as other qualitative factors. The term “other than temporary impairment” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Any portion of a decline in value associated with credit loss is recognized in income with the remaining noncredit-related component being recognized in other comprehensive income. A credit loss is determined by assessing whether the amortized cost basis of the security will be recovered, by comparing the present value of cash flows expected to be collected from the security, discounted at the rate equal to the yield used to accrete current and prospective beneficial interest for the security. The shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is considered to be the “credit loss.”

The Group’s review for impairment generally entails:

•	intent to sell the debt security;

•	if it is more likely than not that the entity will be required to sell the debt securities before the anticipated recovery;

•	identification and evaluation of investments that have indications of possible other-than-temporary impairment;

•	periodic evaluation of investment in FHLB stock;

•	analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and the expected recovery period;

•	discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment and those that would not support other-than-temporary impairment; and

•	documentation of the results of these analyses.

Derivative Financial Instruments

As part of the Group’s asset and liability management, the Group may use option agreements and interest rate contracts, which include interest rate swaps to hedge various exposures or to modify interest rate characteristics of various assets or liabilities.

The Group recognizes all derivative instruments as assets and liabilities at fair value. If certain conditions are met, the derivative may qualify for hedge accounting treatment and be designated as one of the following types of hedges: (a) hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

firm commitment (“fair value hedge”); (b) a hedge of the exposure to variability of cash flows of a recognized asset, liability or forecasted transaction (“cash flow hedge”) or (c) a hedge of foreign currency exposure (“foreign currency hedge”).

In the case of a qualifying fair value hedge, changes in the value of the derivative instruments that have been highly effective are recognized in current period earnings along with the change in value of the designated hedged item. In the case of a qualifying cash flow hedge, changes in the value of the derivative instruments that have been highly effective are recognized in other comprehensive income, until such time as earnings are affected by the variability of the cash flows of the underlying hedged item. In either a fair value hedge or a cash flow hedge, net earnings may be impacted to the extent the changes in the fair value of the derivative instruments do not perfectly offset changes in the fair value or cash flows of the hedged items. If the derivative is not designated as a hedging instrument, the changes in fair value of the derivative are recorded in earnings. There were no derivatives designated as a hedge as of December 31, 2009.

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

Off-Balance Sheet Instruments

In the ordinary course of business, the Group enters into off-balance sheet instruments consisting of commitments to extend credit, further discussed in Note 14 to the consolidated financial statements. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. The Group periodically evaluates the credit risks inherent in these commitments, and establishes accruals for such risks if and when these are deemed necessary.

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

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

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

When the Group sells or securitizes mortgage loans, it generally makes customary representations and warranties regarding the characteristics of the loans sold. The Group’s mortgage operations group conforming conventional mortgage loans into pools which are exchanged for FNMA and GNMA mortgage-backed securities, which are generally sold to private investors, or may sell the loans directly to FNMA or other private investors for cash. To the extent the loans do not meet specified characteristics, investors are generally entitled to require the Group to repurchase such loans or indemnify the investor against losses if the assets do not meet certain guidelines. GNMA programs allow financial institutions to buy back individual delinquent mortgage loans that meet certain criteria from the securitized loan pool for which the Group provides servicing. At the Group’s option and without GNMA prior authorization, the Group may repurchase such delinquent loans for an amount equal to 100% of the loan’s remaining principal balance. This buy-back option is considered a conditional option until the delinquency criteria is met, at which time the option becomes unconditional. When the loans backing a GNMA security are initially securitized, the Group treats the transaction as a sale for accounting purposes because the conditional nature of the buy-back option means that the Group does not maintain effective control over the loans and therefore these are derecognized from the balance sheet. When individual loans later meet GNMA’s specified delinquency criteria and are eligible for repurchase, the Group is deemed to have regained effective control over these loans and they must be brought back onto the Group’s books as assets at fair value, regardless of whether the Group intends to exercise the buy-back option. Quality review procedures are performed by the Group as required under the government agency programs to ensure that assets guideline qualifications are met. The Group has not recorded any specific contingent liability in the consolidated financial statements for these customary representation and warranties related to loans sold by the Group, and management believes that, based on historical data, the probability of payments and expected losses under these representation and warranty arrangements is not significant.

Servicing assets

The Group periodically sells or securitizes loans while retaining the obligation to perform the servicing of such loans. In addition, the Group may purchase or assume the right to service loans originated by others. Whenever the Group undertakes an obligation to service a loan, management assesses whether a servicing asset and/or liability should be recognized. A servicing asset is recognized whenever the compensation for servicing is expected to more than adequately compensate the servicer for performing the servicing. Likewise, a servicing liability would be recognized in the event that servicing fees to be received are not expected to adequately compensate the Group for its expected cost. Servicing assets are presented as other assets in the consolidated statements of financial condition.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effective January 1, 2007, all separately recognized servicing assets are initially recognized at fair value with the income statement effect recorded in mortgage banking activities. For subsequent measurement of servicing rights, during 2009 the Group elected the fair value measurement method. Under the fair value measurement method, the Group measures servicing rights at fair value at each reporting date and reports changes in fair value of servicing asset in earnings in the period in which the changes occur, and are included with mortgage banking activities in the consolidated statement of operations. The fair value of servicing rights is subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses. The implementation of the fair value method did not have a material cumulative effect adjustment.

The fair value of servicing rights is estimated by using a cash flow valuation model which calculates the present value of estimated future net servicing cash flows, taking into consideration actual and expected loan prepayment rates, discount rates, servicing costs, and other economic factors, which are determined based on current market conditions.

The following table presents the changes in servicing rights measured using the fair value method for the years ended December 31, 2009 and 2008:

	2009	2008
	(In thousands)

Fair value at beginning of year	$2,819	$2,526
Purchases	—	—
Servicing from securitizations or assets transferred	3,058	1,446
Changes due to payment on loans(1)	(309)	(174)
Changes in fair value due to changes in valuation model inputs or assumptions	1,552	(979)

Fair value at end of year	$7,120	$2,819

(1)	Represents changes due to collection/ realization of expected cash flows over time.

Key economic assumptions ranges used in measuring the servicing assets retained at the date of the residential mortgage loan securitizations where:

	2009	2008

Constant prepayment rate	7.52%-32.22%	5.09%-31.79%
Discount rate	10.00%-13.50%	10.00%-13.00%

The sensitivity of the current fair value of servicing assets to immediate 10 percent and 20 percent adverse changes in the above key assumptions were as follows:

December 31, 2009
(in thousands)

Carrying value of servicing assets	$7,120

Constant prepayment rate
Decrease in fair value due to 10% adverse change	$(312)
Decrease in fair value due to 20% adverse change	$(603)

Discount rate
Decrease in fair value due to 10% adverse change	$(330)
Decrease in fair value due to 20% adverse change	$(632)

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may nor be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments), which may magnify or offset the sensitivities.

Mortgage banking activities, a component of total banking and financial service revenues in the consolidated statements of operations, include the changes from period to period in the fair value of the servicing rights, which may result from changes in the valuation model inputs or assumptions (principally reflecting changes in discount rates and prepayment speed assumptions) and other changes, including changes due to collection/realization of expected cash flows.

Servicing fees income which is reported in the consolidated statement of operations as mortgage banking activities is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; and are recorded as income when earned. Servicing fees totaled $1.6 million, $903 thousand and $118 thousand for the years ended December 31, 2009, 2008, and 2007, respectively. There were no late fees and ancillary fees recorded for any year.

Loans and Allowance for Loan Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, unamortized discount related to mortgage servicing right (MSR) sold and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees and costs and premiums and discounts on loans purchased are deferred and amortized over the estimated life of the loans as an adjustment of their yield through interest income using a method that approximates the interest method. When a loan is paid off or sold, any unamortized deferred fee (cost) is credited (charged) to income.

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

Included in the review of individual loans are those that are impaired. A loan is considered impaired when, based on current information and events, it is probable that the Group will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent. Loans are individually evaluated for impairment, except large groups of small balance homogeneous loans that are collectively evaluated for impairment and loans that are recorded at fair value or at the lower of cost or fair value. The Group measures for impairment all commercial loans over $250 thousand and over

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

90-days past due. The portfolios of mortgages and consumer loans are considered homogeneous, and are evaluated collectively for impairment.

The Group, using a rating system, applies an overall allowance percentage to each loan portfolio category based on historical credit losses adjusted for current conditions and trends. This calculation is the starting point for management’s systematic determination of the required level of the allowance for loan losses. Other data considered in this determination includes: the credit grading assigned to commercial loans, delinquency levels, loss trends and other information including underwriting standards and economic trends.

Loan loss ratios and credit risk categories are updated quarterly and are applied in the context of GAAP and the importance of depository institutions having prudent, conservative, but not excessive loan allowances that fall within an acceptable range of estimated losses. While management uses current available information in estimating probable loan losses, factors beyond the Group’s control, such as regulatory requirements and factors affecting general economic conditions may require future changes to the allowance.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of each type of asset. Amortization of leasehold improvements is computed using the straight-line method over the terms of the leases or estimated useful lives of the improvements, whichever is shorter.

Long-lived assets and identifiable intangibles, except for financial instruments, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, an estimate is made of the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized if the fair value is less than the carrying amount of the related asset. Otherwise, an impairment loss is not recognized. There were no such impairment losses in the years presented in the accompanying consolidated financial statements.

Foreclosed Real Estate

Foreclosed real estate is initially recorded at the lower of the related loan balance or the fair value less cost to sell of the real estate at the date of foreclosure. At the time properties are acquired in full or partial satisfaction of loans, any excess of the loan balance over the estimated fair value of the property is charged against the allowance for loan losses. After foreclosure, these properties are carried at the lower of cost or fair value less estimated costs to sell based on recent appraised values or options to purchase the foreclosed property. Any excess of the carrying value over the estimated fair value, less estimated costs to sell, is charged to operations. The costs and expenses associated to holding these properties in portfolio are expensed as incurred.

Income Taxes

In preparing the consolidated financial statements, the Group is required to estimate income taxes. This involves an estimate of current income tax expense together with an assessment of temporary differences resulting from differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The determination of current income tax expense involves estimates and assumptions that require the Group to assume certain positions based on its interpretation of current tax laws and regulations. Changes in assumptions affecting estimates may be required in the future and estimated tax assets or liabilities may need to be increased or decreased accordingly. The accrual for tax contingencies is adjusted in light of changing facts and circumstances, such as the progress of tax audits, case law and emerging legislation. When particular matters arise, a number of years may elapse before such matters are audited and finally resolved. Favorable resolution of such matters could be recognized as a reduction to the Group’s effective tax rate in the year of

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

resolution. Unfavorable settlement of any particular issue could increase the effective tax rate and may require the use of cash in the year of resolution.

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

In addition to valuation allowances, the Group establishes accruals for uncertain tax positions when, despite the belief that the Group’s tax return positions are fully supported, the Group believes that certain positions are likely to be challenged. The uncertain tax positions accruals are adjusted in light of changing facts and circumstances, such as the progress of tax audits, case law, and emerging legislation. The Group’s uncertain tax positions accruals are reflected as income tax payable as a component of accrued expenses and other liabilities. These accruals are reduced upon expiration of statute of limitations.

The Group follows a two-step approach for recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

The Group’s policy is to include interest and penalties related to unrecognized income tax benefits within the provision for income taxes on the consolidated statements of operations.

Equity-Based Compensation Plan

The Oriental Financial Group Inc. Amended and Restated 2007 Omnibus Performance Incentive Plan (the “Omnibus Plan”) provides for equity-based compensation incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalents, as well as equity-based performance awards. The Omnibus Plan was adopted in 2007 and amended and restated in 2008.

The purpose of the Omnibus Plan is to provide flexibility to the Group to attract, retain and motivate directors, officers, and key employees through the grant of awards based on performance and to adjust its compensation practices to the best compensation practice and corporate governance trends as they develop from time to time. The Omnibus Plan is further intended to motivate high levels of individual performance coupled with increased shareholder returns. Therefore, awards under the Omnibus Plan (each, an “Award”) are intended to be based upon the recipient’s individual performance, level of responsibility and potential to make significant contributions to the Group. Generally, the Omnibus Plan will terminate as of (a) the date when no more of the Group’s shares of common stock are available for issuance under the Omnibus Plan, or, if earlier, (b) the date the Omnibus Plan is terminated by the Group’s Board of Directors (the “Board”).

The Board’s Compensation Committee (the “Committee”), or such other committee as the Board may designate, has full authority to interpret and administer the Omnibus Plan in order to carry out its provisions and purposes. The Committee has the authority to determine those persons eligible to receive an Award and to establish the terms and conditions of any Award. The Committee may delegate, subject to such terms or conditions or guidelines as it shall determine, to any employee or group of employees any portion of its authority and powers under the Omnibus Plan

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with respect to participants who are not directors or executive officers subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934. Only the Committee may exercise authority in respect of Awards granted to such participants.

The Omnibus Plan replaced and superseded the Oriental Financial Group Inc. 1996, 1998 and 2000 Incentive Stock Option Plans (the “Stock Option Plans”). All outstanding stock options under the Stock Option Plans continue in full force and effect, subject to their original terms and conditions.

The Group follows the fair value method of recording stock-based compensation. Effective July 1, 2005, the Group uses the modified prospective transition method, which requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award with the cost to be recognized over the service period. It applies to all awards unvested and granted after this effective date and awards modified, repurchased, or cancelled after that date.

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

Subsequent Events

The Group has evaluated events subsequent to the balance sheet date and prior to filing of this annual report on Form 10-K for the year ended December 31, 2009 and has adjusted and disclosed those events that have occurred that would require adjustment or disclosure in the consolidated financial statements.

Reclassifications

Certain amounts in prior years have been reclassified to conform to the presentation adopted in the current year.

Recent Accounting Developments:

In June 2009, the FASB issued FAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162,” (“FAS 168”). FAS 168 establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative GAAP for nongovernmental entities. The Codification does not change GAAP. Instead, it takes all individual pronouncements that currently comprise GAAP and reorganizes them into approximately 90 accounting Topics, and displays all Topics using a consistent structure. Contents in each Topic are further organized first by Subtopic, then Section and finally Paragraph. The Paragraph level is the only level that contains substantive content. Citing particular content in the Codification involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure. FASB suggests that all citations begin with “FASB ASC,” where ASC stands for Accounting Standards Codification. Changes to the ASC subsequent to June 30, 2009 are referred to as Accounting Standards Updates (“ASU”).

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In conjunction with the issuance of FAS 168, the FASB also issued its first Accounting Standards Update No. 2009-1, “Topic 105 — Generally Accepted Accounting Principles” (“ASU 2009-1”) which includes FAS 168 in its entirety as a transition to the ASC. ASU 2009-1 is effective for interim and annual periods ending after September 15, 2009 and will not have an impact on the Group’s financial position or results of operations but will change the referencing system for accounting standards. Certain of the following pronouncements were issued prior to the issuance of the ASC and adoption of the ASUs. For such pronouncements, citations to the applicable Codification by Topic, Subtopic and Section are provided where applicable in addition to the original standard type and number.

FAS 166 “Accounting for Transfers of Financial Assets” and FAS 167, “Amendments to FASB Interpretation No. 46(R)” (not yet reflected in FASB ASC) were issued in June 2009, and change the way entities account for securitizations and special-purpose entities, and will have a material effect on how banking organizations account for off-balance sheet vehicles. The new standards amend FAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, and FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities”. Both Statements 166 and 167 will be effective January 1, 2010 for companies reporting earnings on a calendar-year basis. The Group does not expect that the adoption of FAS 166 and 167 would have a material impact on the Group’s consolidated financial statements.

The FASB issued ASU 2009 — 05, “Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value” in August 2009 to provide guidance when estimating the fair value of a liability. When a quoted price in an active market for the identical liability is not available, fair value should be measured using (a) the quoted price of an identical liability when traded as an asset; (b) quoted prices for similar liabilities or similar liabilities when traded as assets; or (c) another valuation technique consistent with the principles of Topic 820 such as an income approach or a market approach. If a restriction exists that prevents the transfer of the liability, a separate adjustment related to the restriction is not required when estimating fair value. The ASU was effective October 1, 2009 for the Group and did not have an impact on financial position or operations.

ASU 2009-12, “Fair Value Measurements and Disclosures (Topic 820) — Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)” issued in September 2009, allows a company to measure the fair value of an investment that has no readily determinable fair market value on the basis of the investee’s net asset value per share as provided by the investee. This allowance assumes that the investee has calculated net asset value in accordance with the GAAP measurement principles of Topic 946 as of the reporting entity’s measurement date. Examples of such investments include investments in hedge funds, private equity funds, real estate funds and venture capital funds. The update also provides guidance on how the investment should be classified within the fair value hierarchy based on the value for which the investment can be redeemed. The amendment is effective for interim and annual periods ending after December 15, 2009 with early adoption permitted. The Group does not have investments in such entities and, therefore, there will be no impact to its financial statements.

Issued October, 2009, ASU 2009-15, “Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing” amends ASC Topic 470 and provides guidance for accounting and reporting for own-share lending arrangements issued in contemplation of a convertible debt issuance. At the date of issuance, a share-lending arrangement entered into on an entity’s own shares should be measured at fair value in accordance with Topic 820 and recognized as an issuance cost, with an offset to additional paid-in capital. Loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs. The amendments also require several disclosures including a description and the terms of the arrangement and the reason for entering into the arrangement. The effective dates of the amendments are dependent upon the date the share-lending arrangement was entered into and include retrospective application for arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. The Group does not expect the update to have an impact on its consolidated financial statements.

Other accounting standards that have been issued by the FASB or other standards-setting bodies are not expected to have a material impact on the Group’s financial position, results of operations or cash flows.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	INVESTMENTS

Investment Securities

The amortized cost, gross unrealized gains and losses, fair value, and weighted average yield of the securities owned by the Group at December 31, 2009 and 2008, were as follows:

	December 31, 2009
		Gross	Gross		Weighted
	Amortized	Unrealized	Unrealized	Fair	Average
	Cost	Gains	Losses	Value	Yield
	(In thousands)

Available-for-sale
Obligations of US Government sponsored agencies	$1,037,722	$359	$30,990	$1,007,091	3.18%
Puerto Rico Government and agency obligations	71,537	9	6,181	65,365	5.37%
Structured credit investments	61,722	—	23,340	38,382	3.69%

Total investment securities	1,170,981	368	60,511	1,110,838

FNMA and FHLMC certificates	2,766,317	22,154	24,298	2,764,173	4.62%
GNMA certificates	339,830	7,317	1,044	346,103	4.81%
CMOs issued by US Government sponsored agencies	279,454	7,057	3	286,508	5.20%
Non-agency collateralized mortgage obligations	487,435	—	41,398	446,037	5.78%

Total mortgage-backed-securities and CMOs	3,873,036	36,528	66,743	3,842,821

Total securities available-for-sale	$5,044,017	$36,896	$127,254	$4,953,659	4.48%

	December 31, 2008
		Gross	Gross		Weighted
	Amortized	Unrealized	Unrealized	Fair	Average
	Cost	Gains	Losses	Value	Yield
	(In thousands)

Available-for-sale
Obligations of US Government sponsored agencies	$941,144	$7,172	$6,400	$941,916	5.37%
Puerto Rico Government and agency obligations	91,599	597	9,307	82,889	5.40%
Structured credit investments	176,127	3,469	43,415	136,181	4.25%

Total investment securities	1,208,870	11,238	59,122	1,160,986

FNMA and FHLMC certificates	1,521,428	25,527	205	1,546,750	5.51%
GNMA certificates	332,071	4,206	496	335,781	5.76%
CMOs issued by US Government sponsored agencies	352,579	202	1,755	351,026	5.34%
Non-agency collateralized mortgage obligations	637,626	—	107,962	529,664	8.49%

Total mortgage-backed-securities and CMOs	2,843,704	29,935	110,418	2,763,221

Total securities available-for-sale	$4,052,574	$41,173	$169,540	$3,924,207	5.90%

For 2009, 2008, and 2007 the Group’s investment securities portfolio generated tax-exempt interest income of $171.0 million, $189.1 million, and $184.7 million, respectively. Exempt interest relates mostly to interest earned on obligations of the United States and Puerto Rico governments and certain mortgage-backed securities, including securities held by the Bank’s international banking entity. For 2009, 2008, and 2007, the Group’s investment securities portfolio generated taxable interest income of $75.3 million, $70.8 million, and $18.9 million, respectively.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The amortized cost and fair value of the Group’s investment securities at December 31, 2009, by contractual maturity, are shown in the next table. Securities not due on a single contractual maturity date, such as collateralized mortgage obligations, are classified in the period of final contractual maturity. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2009
	Available-for-sale
	Amortized Cost	Fair Value
	(In thousands)

Investment securities
Due within one year	$334,796	$334,801
Due after 5 to 10 years	337,959	330,811
Due after 10 years	498,226	445,226

	1,170,981	1,110,838

Mortgage-backed-securities and CMOs
Due after 5 to 10 years	17,549	18,143
Due after 10 years	3,855,487	3,824,678

	3,873,036	3,842,821

	$5,044,017	$4,953,659

Keeping with the Group’s investment strategy, during 2009 and 2008, there were certain sales of available-for-sale securities because the Group felt at the time of such sales that gains could be realized while at the same time having good opportunities to invest the proceeds in other investment securities with attractive yields and terms that would allow the Group to continue to protect its net interest margin.

During the third quarter of 2009, the Group engaged in a series of transactions involving the sale of certain FNMA and FHLMC mortgage-backed securities with similar characteristics, in which the aggregate gains amounted to $36.6 million, while the aggregate losses amounted to $1.2 million. The sale of these securities was the result of the Group’s decision to restructure this homogeneous component of the investment securities portfolio and to take advantage of market opportunities in light of anticipated economic conditions that could have a negative impact on the value of these securities going forward. Also, the Group, as part of its asset and liability management, purchases agency discount notes close to their maturities as a short term vehicle to reinvest the proceeds of sales of transactions until similar investment securities with attractive yields can be purchased. The discount notes are pledged as collateral for repurchase agreements. During the year ended December 31, 2009, the Group sold $855.5 million of discount notes with minimal aggregate gross gains of approximately $8 thousand and sold $1.627 billion of discounted notes with minimal aggregate gross losses of approximately $20 thousand.

In December 2009, the Group made the strategic decision to sell $116.0 million of collateralized debt obligations at a loss of $73.9 million. For the same strategic reasons, in early January 2010, the Group sold $374.3 million, amortized cost, of non-agency collateralized mortgage obligations which contemplated a loss of $45.8 million accounted for as other-than temporary impairment in the fourth quarter of 2009. This loss was accounted for as other-than-temporary impairment in the fourth quarter of 2009 and no additional gain or loss was realized on the sale in January 2010, since these assets were sold at the same value reflected at December 31, 2009.

Gains on sales of securities for 2008 included $14.4 million from the sale on December 31, 2008 of $820.6 million of agency-issued held-to-maturity securities. On that date, the remaining securities in the held-to-maturity portfolio were transferred to the available-for-sale portfolio at a fair value of $354.5 million with net unrealized loss of $23.2 million.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tables below present an analysis of the gross realized gains and losses by category for the years ended December 31, 2009 and 2008:

	Year Ended December 31, 2009
						Gross
Description	Original Face	Original Cost	Sale Price	Sale Book Value	Gross Gains	Losses
	(In thousands)

Sale of Securities Available-for-Sale
Investment securities
Obligations of U.S. Government sponsored agencies	$3,189,385	$3,190,113	$3,189,827	$3,188,991	$856	$20
Structured credit investments	134,000	114,128	42,210	116,094	—	73,884
Puerto Rico Government and agency obligations	90,000	90,612	90,000	90,000	—	—

Total investment securities	3,413,385	3,394,853	3,322,037	3,395,085	856	73,904

Mortgage-backed securities and CMOs
FNMA and FHLMC certificates	5,520,419	5,490,838	5,088,807	5,018,408	71,549	1,150
GNMA certificates	347,667	355,949	353,801	353,176	625	—
CMO issued by U.S. Government sponsored agencies	330,000	330,938	336,994	330,585	6,409	—

Total mortgage-backed securities and CMOs	6,198,086	6,177,725	5,779,602	5,702,169	78,583	1,150

Total	$9,611,471	$9,572,578	$9,101,639	$9,097,254	$79,439	$75,054

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2008
						Gross
Description	Original Face	Original Cost	Sale Price	Sale Book Value	Gross Gains	Losses
	(In thousands)

Sale of Securities Available-for-Sale
Investment securities
Obligations of U.S. Government sponsored agencies	$793,300	$792,957	$791,278	$782,063	$9,215	$—
Puerto Rico Government and agency obligations	1,830	1,843	1,862	1,804	58	—

Total investment securities	795,130	794,800	793,140	783,867	9,273	—

Mortgage-backed securities and CMOs
FNMA and FHLMC certificates	821,488	817,883	703,921	693,370	10,551	—
GNMA certificates	196,578	199,030	190,718	189,872	907	61

Total mortgage-backed securities and CMOs	1,018,066	1,016,913	894,639	883,242	11,458	61

	1,813,196	1,811,713	1,687,779	1,667,109	20,731	61

Sale of Securities Held-to-Maturity
Investment securities
Obligations of U.S. Government sponsored agencies	125,000	124,981	127,870	125,000	2,870	—

Total investment securities	125,000	124,981	127,870	125,000	2,870	—

Mortgage-backed securities and CMOs
FNMA and FHLMC certificates	1,028,748	906,544	488,628	481,518	7,110	—
GNMA certificates	319,223	272,090	115,358	113,441	1,917	—
CMOs issued by U.S. Government sponsored agencies	140,473	140,979	103,119	100,616	2,503	—

Total mortgage-backed securities and CMOs	1,488,444	1,319,613	707,105	695,575	11,530	—

	1,613,444	1,444,594	834,975	820,575	14,400	—

Total	$3,426,640	$3,256,307	$2,522,754	$2,487,684	$35,131	$61

The following table shows the Group’s gross unrealized losses and fair value of investment securities available-for-sale and held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009 and 2008:

December 31, 2009
Available-for-sale

	Less than 12 months
	Amortized	Unrealized	Fair
	Cost	Loss	Value
	(In thousands)

FNMA and FHLMC certificates	1,772,575	24,287	1,748,288
Obligations of U.S. Government sponsored agencies	602,926	30,990	571,936
GNMA certificates	154,916	1,030	153,886
CMOs issued by U.S. Government sponsored agencies	2,701	3	2,698

	2,533,118	56,310	2,476,808

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	12 months or more
	Amortized	Unrealized	Fair
	Cost	Loss	Value

FNMA and FHLMC certificates	$605	$11	$594
GNMA certificates	350	14	336
Non-agency collaterized mortgage obligations	113,122	41,398	71,724
Puerto Rico Government and agency obligations	71,155	6,181	64,974
Structured credit investments	61,722	23,340	38,382

	246,954	70,944	176,010

	Total
	Amortized	Unrealized	Fair
	Cost	Loss	Value

FNMA and FHLMC certificates	1,773,180	24,298	1,748,882
Obligations of U.S. Government sponsored agencies	602,926	30,990	571,936
GNMA certificates	155,266	1,044	154,222
Non-agency collaterized mortgage obligations	113,122	41,398	71,724
Puerto Rico Government and agency obligations	71,155	6,181	64,974
Structured credit investments	61,722	23,340	38,382
CMOs issued by U.S. Government sponsored agencies	2,701	3	2,698

	$2,780,072	$127,254	$2,652,818

December 31, 2008
Available-for-sale

	Less than 12 months
	Amortized	Unrealized	Fair
	Cost	Loss	Value
	(In thousands)

Non-agency collaterized mortgage obligations	$234,198	$48,564	$185,634
CMOs issued by U.S. Government sponsored agencies	334,690	1,756	332,934
Obligations of U.S. Government sponsored agencies	325,500	6,400	319,100
Structured credit investments	50,262	11,815	38,447
Puerto Rico Government and agency obligations	252	1	251
FNMA and FHLMC certificates	52,519	148	52,371
GNMA certificates	19,582	229	19,353

	1,017,003	68,913	948,090

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	12 months or more
	Amortized	Unrealized	Fair
	Cost	Loss	Value

Non-agency collaterized mortgage obligations	403,428	59,398	344,030
Structured credit investments	100,548	31,599	68,949
Puerto Rico Government and agency obligations	71,218	9,306	61,912
FNMA and FHLMC certificates	1,025	57	968
GNMA certificates	9,084	267	8,817

	585,303	100,627	484,676

	Total
	Amortized	Unrealized	Fair
	Cost	Loss	Value

Non-agency collaterized mortgage obligations	637,626	107,962	529,664
CMOs issued by U.S. Government sponsored agencies	334,690	1,756	332,934
Obligations of U.S. Government sponsored agencies	325,500	6,400	319,100
Structured credit investments	150,810	43,414	107,396
Puerto Rico Government and agency obligations	71,470	9,307	62,163
FNMA and FHLMC certificates	53,544	205	53,339
GNMA certificates	28,666	496	28,170

	$1,602,306	$169,540	$1,432,766

The Group constantly monitors the non-agency mortgage-backed securities portfolio to measure the collateral performance and gauge trends for such positions, and the effect of collateral behavior on credit enhancements, cash flows, and fair values of the bonds. The Group also periodically monitors any rating migration, and takes into account the time lag between underlying performance and rating agency actions. This assessment is made using a cash flow model that estimates the cash flows on the underlying mortgages, based on the security-specific collateral and deal structure, and also includes inputs such as constant default rates, prepayment rates, and loss severity. The cash flows estimated by the model are distributed through the different tranches of each security, considering subordination for the different tranches. The anticipated cash flows expected to be collected from these debt securities were discounted at the rate equal to the yield used to accrete the current and prospective beneficial interest for the securities. Significant inputs included estimated cash flows, defaults and recoveries. The present value of the expected cash flows was compared to the current outstanding balance of the tranche to determine the ratio of the estimated present value of expected cash flows to the total current balance for the tranche. This ratio was then multiplied by the principal balance of the security to determine the credit-related impairment loss.

On January 11, 2010, the Group sold $420.1 million of non-agency collateralized mortgage obligations at a loss of $45.8 million. This loss was accounted for as other-than-temporary impairment in the fourth quarter of 2009. In addition, during 2009 the Group recorded $10.0 million of credit related other than temporary impairment losses on several of the non-agency collateralized mortgage obligations that were sold in January 2010. As a result, during 2009 the Group recorded a total of $55.8 million of credit related other than temporary impairment losses on the non-agency collateralized mortgage obligations that were sold in January 2010.

During 2009, the Group recorded other-than-temporary impairment losses for a total of $60.1 million on its portfolio of non-agency collateralized mortgage obligations ($55.8 million on those that were sold, and $4.3 million on the remaining security). At December 31, 2009, non-agency collateralized mortgage obligations include $41.4 million of non-credit unrealized losses recognized in other comprehensive income (loss). At December 31,

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2009, the excess of amortized cost over fair value on other-than-temporarily impaired securities amounted to $101.5 million.

The following table summarizes other-than-temporary impairment losses (in thousands) on securities for the year ended December 31, 2009:

Excess of amortized cost over fair value on other-than-temporarily impaired securities	$(101,472)
Non-credit related unrealized loss on securities recognized in other comprehensive income	41,398

Net impairment losses recognized in earnings	($60,074)

The Group adopted the provisions of FASB ASC 320-10-65-1, as of April 1, 2009. For those debt securities for which the fair value of the security is less than its amortized cost, the Group does not intend to sell such security, and it is more likely than not that it will not be required to sell such security prior to the recovery of its amortized cost basis less any current period credit losses, these provisions require that the credit-related portion of other-than-temporary impairment losses be recognized in earnings while the noncredit-related portion is recognized in other comprehensive income, net of related taxes.

As a result of the adoption of Transition Guidance FASB ASC 320-10-65-1, during 2009 $4.3 million of net credit-related impairment losses were recognized in earnings and $41.4 million of noncredit-related impairment losses were recognized in other comprehensive income for a non-agency collateralized mortgage obligation pool not expected to be sold. Major inputs to measure the amount related to the credit losses were 12.82% of default rate, 46.14% of severity, and 12.83% for prepayment rate. Also, as of April 1, 2009 the Group reclassified the noncredit-related portion of other-than-temporary impairment losses previously recognized on this security in earnings in the third quarter of 2008. This reclassification was reflected as a cumulative effect adjustment of $14.4 million that increased retained earnings and increased accumulated other comprehensive loss. The amortized cost basis of this non-agency collateralized mortgage obligation pool for which other-than-temporary impairment losses were recognized in the third quarter of 2008 was adjusted by the amount of the cumulative effect adjustment. At December 31, 2009 the total credit related other-than-temporary impairment loss recorded on this non-agency collateralized mortgage obligation amounted to $25.4 million ($21.1 million in 2008, before the adoption of FASB ASC 320-10-65-1, and $4.3 million in 2009). The Group does not intend to sell this security, and it is more likely than not, that it will not be required to sell this security prior to the recovery of its amortized cost basis less any current period credit losses.

The following table presents a summary of credit-related impairment losses recognized in earnings (in thousands) on securities for which portions of other-than-temporary impairment were recognized in other comprehensive income:

Credit-related impairment loss recognized in earnings in 2008 on a non-agency security not expected to be sold after considering effect of adoption of FASB ASC 320-10-65-1	$21,080
Credit-related impairment loss recognized in 2009 on non-agency security not expected to be sold	4,309
Credit-related impairment losses recognized in 2009 on non-agency securities sold in January 2010	55,765

Total credit related impairment losses recognized in earnings up to December 31, 2009	$81,154

In December 2009, the Group made the strategic decision to sell $116.0 million of collateralized debt obligations at a loss of $73.9 million. These securities had been downgraded during 2009 to a credit rating below investment grade, thus having a negative effect on the Group’s asset quality. As a result of this transaction, and to the January 2010 sale of most of the non-agency collateralized mortgage obligations, the Group significantly reduced its exposure to non-agency securities and was able to improve its risk-based capital position.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2009, the Group’s remaining portfolio of structured credit investments amounted to $61.7 million (amortized cost) in the available-for-sale portfolio, with net unrealized losses of approximately $23.3 million. The Group’s structured credit investments portfolio consist of two types of instruments: synthetic collateralized debt obligations (CDOs) and collateralized loan obligations (CLOs). The Group estimates that it will recover all interest and principal for the Group’s specific tranches of these securities. This assessment is based on an analysis in which the credit quality of the Group’s positions was evaluated through a determination of the expected losses on the underlying collateral. The losses on the underlying corporate pools were inferred by observations on the credit ratings and credit spreads of the reference entities or market quotes used to derive the credit spreads. The spreads of the portfolios were converted to loss probabilities, and these were applied to a model that provided estimated projected losses for each security. The model results show that the estimated future collateral losses, if any, are lower than the Group’s subordination levels for each one of these securities. Therefore, these securities are deemed to have sufficient credit support to absorb the estimated collateral losses.

Other-than-temporary impairment analysis is based on estimates that depend on market conditions and are subject to further change over time. In addition, while the Group believes that the methodology used to value these exposures is reasonable, the methodology is subject to continuing refinement, including those made as a result of market developments. Consequently, it is reasonably possible that changes in estimates or conditions could result in the need to recognize additional other-than-temporary impairment charges in the future.

Other securities in an unrealized loss position at December 31, 2009 are mainly composed of securities issued or backed by U.S. government agencies and U.S. government sponsored agencies. These investments are primarily highly liquid securities that have a large and efficient secondary market. Valuations are performed on a monthly basis. The Group’s management believes that the unrealized losses of such other securities at December 31, 2009, are also temporary and are substantially related to market interest rate fluctuations and not to deterioration in the creditworthiness of the issuer or guarantor. At December 31, 2009, the Group does not have the intent to sell these investments in unrealized loss position.

3.	PLEDGED ASSETS

At December 31, 2009, residential mortgage loans amounting to $546.7 million were pledged to secure advances and borrowings from the FHLB. Investment securities with fair values totaling $3.9 billion, $72.6 million and $85.3 million at December 31, 2009, were pledged to secure investment securities sold under agreements to repurchase, public fund deposits and other funds, respectively. Also, at December 31, 2009, investment securities with fair values totaling $8.4 million were pledged against interest rate swaps contracts, while others with fair values of $128 thousand and $119 thousand, were pledged to the Puerto Rico Treasury Department and to the OCFI, respectively.

As of December 31, 2009, investment securities available-for-sale not pledged amounted to $887.1 million. As of December 31, 2009, mortgage loans not pledged amounted to $396.2 million.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans Receivable

The Group’s credit activities are mainly with customers located in Puerto Rico. The Group’s loan transactions are encompassed within three main categories: mortgage, commercial and consumer. The composition of the Group’s loan portfolio at December 31, 2009 and 2008 was as follows:

	December 31,
	2009	2008
	(In thousands)

Loans secured by real estate:
Residential — 1 to 4 family	$898,790	$976,569
Home equity loans, secured personal loans and others	20,145	23,507
Commercial	157,631	145,377
Deferred loan fees, net	(3,318)	(3,197)

	1,073,248	1,142,256

Other loans:
Commercial	40,146	41,700
Personal consumer loans and credit lines	22,864	23,054
Deferred loan fees, net	(178)	(167)

	62,832	64,587

Loans receivable	1,136,080	1,206,843
Allowance for loan losses	(23,272)	(14,293)

Loans receivable, net	1,112,808	1,192,550
Mortgage loans held-for-sale	27,261	26,562

Total loans, net	$1,140,069	$1,219,112

At December 31, 2009 and 2008, loans on which the accrual of interest has been discontinued amounted to $57.1 million and $38.8 million, respectively. The gross interest income that would have been recorded in the years ended December 31, 2009, 2008, and 2007 if non-accrual loans had performed in accordance with their original terms amounted to $3.6 million, $2.5 million, and $2.0 million, respectively. The Group’s investment in loans past due 90 days or more and still accruing amounted to $47.3 million and $38.7 million at December 31, 2009 and 2008, respectively.

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

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The changes in the allowance for loan losses for the years ended December 31, 2009, 2008, and 2007 were as follows:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Balance at beginning of year	$14,293	$10,161	$8,016
Provision for loan losses	15,650	8,860	6,550
Loans charged-off	(7,028)	(5,104)	(4,906)
Recoveries	357	376	501

Balance at end of year	$23,272	$14,293	$10,161

The Group evaluates all loans, some individually and others as homogeneous groups, for purposes of determining impairment. At December 31, 2009, the total investment in impaired commercial loans was $15.6 million (December 31, 2008 — $4.6 million). The impaired commercial loans were measured based on the fair value of collateral. The average investment in impaired commercial loans for the years ended December 31, 2009, 2008 and 2007, amounted to $9.0 million, $1.9 million, and $1.5 million, respectively. The valuation allowance for impaired commercial loans amounted to approximately $709 thousand and $1.1 million at December 31, 2009 and 2008, respectively. Net credit losses on impaired commercial loans for the year ended December 31, 2009 were approximately $776 thousand. There were no credit losses on impaired commercial loans for the years ended December 31, 2008 and 2007. At December 31, 2009, the total investment in impaired mortgage loans was $10.7 million (December 31, 2008 — $3.0 million). Impairment on mortgage loans assessed as troubled debt restructuring was measured using the present value of cash flows. The valuation allowance for impaired mortgage loans amounted to approximately $683 thousand and $45 thousand at December 31, 2009 and 2008, respectively.

5.	PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2009 and 2008 are stated at cost less accumulated depreciation and amortization as follows:

	December 31,
	Useful Life
	(Years)	2009	2008
		(In thousands)

Land	—	$978	$1,014
Buildings and improvements	40	2,982	3,033
Leasehold improvements	5 — 10	19,198	17,741
Furniture and fixtures	3 — 7	8,527	7,490
Information technology and other	3 — 7	11,744	12,527

		43,429	41,805
Less: accumulated depreciation and amortization		(23,654)	(20,621)

		$19,775	$21,184

Depreciation and amortization of premises and equipment for the years ended December 31, 2009, 2008, and 2007, totaled $6.0 million, $5.4 million, and $5.4 million, respectively. These are included in the consolidated statements of operations as part of occupancy and equipment expenses.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS

Accrued interest receivable at December 31, 2009 and 2008 consists of the following:

	December 31,
	2009	2008
	(In thousands)

Loans	$10,888	$10,910
Investments	22,768	33,004

	$33,656	$43,914

Other assets at December 31, 2009 and 2008 consist of the following:

	December 31,
	2009	2008
	(In thousands)

Prepaid FDIC Insurance	$22,568	$—
Forward settlement swaps	8,511	—
Servicing asset	7,120	2,819
Investment in equity indexed options	6,464	12,801
Other prepaid expenses	4,269	3,433
Mortgage tax credits	3,819	5,047
Debt issuance costs	3,531	875
Goodwill	2,006	2,006
Investment in Statutory Trusts	1,086	1,086
Accounts receivable and other assets	5,535	8,660

	$64,909	$36,727

On November 12, 2009, the FDIC adopted a final rule requiring insured depository institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009, and for all of 2010, 2011, and 2012, on December 30, 2009, along with each institution’s risk-based deposit insurance assessment for the third quarter of 2009. The prepayment of the assessment for 2010, 2011 and 2012 amounted to $22.6 million.

At December 31, 2009 there are open forward settlement swaps with an aggregate notional amount of $900 million. The forward settlement date of these swaps is December 28, 2011 with final maturities raging from December 28, 2013 through December 28, 2014. A derivative asset of $8.5 million is recognized in the consolidated statement of financial position, related to the valuation of these swaps.

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

The Group offers its customers certificates of deposit with an option tied to the performance of the Standard & Poor’s 500 stock market index. The Group uses option agreements with major broker-dealer companies to manage its exposure to changes in this index. Under the terms of the option agreements, the Group receives the average increase in the month-end value of the index in exchange for a fixed premium. The changes in fair value of the option agreements used to manage the exposure in the stock market in the certificates of deposit are recorded in earnings. At December 31, 2009 and 2008, the purchased options used to manage the exposure to the stock market on stock indexed deposits represented an asset of $6.5 million (notional amount of $150.7 million) and $12.8 million

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(notional amount of $155.4 million), respectively; the options sold to customers embedded in the certificates of deposit and recorded as deposits in the consolidated statement of financial condition, represented a liability of $9.5 million (notional amount of $145.4 million) and $16.6 million (notional amount of $149.8 million), respectively and are included in other liabilities on the consolidated statements of financial condition.

In December 2007, the Commonwealth of Puerto Rico established mortgage loan tax credits to financial institutions that provided financing for the acquisition of new homeowners for the period from December 2007 to December 2008 up to a maximum amount of $220 million in tax credits overall. At December 31, 2009 and 2008 mortgage loan tax credits amounted to $3.8 million and $5.0 million, respectively. A loss of $2.5 million was included in the Consolidated Statements of Operations for the year ended December 31, 2008, representing a provision for loss on mortgage loan tax credits for new homeowners which surpassed the $220 million limit established by the government and is now doubtful whether these tax credits will be granted. No provision for loss on mortgage tax credits was recorded for the year ended December 31, 2009.

In March 2009, the Group’s banking subsidiary issued $105 million in notes guaranteed under the FDIC Temporary Liquidity Guarantee Program. Shortly after issuance of the notes, the Group paid $3.2 million (equivalent to an annual fee of 100 basis points) to the FDIC to maintain the FDIC guarantee coverage until the maturity of the notes. These costs have been deferred and are being amortized over the term of the notes. At December 31, 2009 this deferred issue cost was $2.3 million.

7.	DEPOSITS AND RELATED INTEREST

Total deposits as of December 31, 2009, and December 31, 2008 consist of the following:

	December 31,	December 31,
	2009	2008
	(In thousands)

Non-interest bearing demand deposits	$73,548	$53,056
Interest-bearing savings and demand deposits	706,750	450,786
Individual retirement accounts	312,843	286,691
Retail certificates of deposit	312,410	292,046

Total Retail Deposits	1,405,551	1,082,579
Institutional deposits	136,683	184,283
Brokered deposits	203,267	518,438

	$1,745,501	$1,785,300

At December 31, 2009 and 2008, the weighted average interest rate of the Group’s deposits was 3.13%, and 3.54%, respectively, inclusive of non-interest bearing deposits of $73.5 million, and $53.1 million, respectively. Interest expense for the years ended December 31, 2009 and 2008, and 2007 is set forth below:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Demand and savings deposits	$18,115	$14,396	$14,776
Certificates of deposit	36,578	35,385	38,018

	$54,693	$49,781	$52,794

At December 31, 2009 and 2008, time deposits in denominations of $100 thousand or higher amounted to $359.1 million, and $548.4 million, including public fund deposits from various local government agencies of $63.4 million and $72.3 million at a weighted average rate of 0.62% and 2.04%, which were collateralized with investment securities with fair value of $72.6 million and $82.1 million, respectively.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Excluding equity indexed options in the amount of $9.5 million, which are used by the Group to manage its exposure to the Standard & Poor’s 500 stock market index, and also excluding accrued interest of $3.9 million and unamortized deposit discounts in the amount of $15.2 million, the scheduled maturities of certificates of deposit at December 31, 2009 are as follows:

(In thousands)

Within one year:
Three(3) months or less	$229,837
Over 3 months through 1 year	324,664

554,501
Over 1 through 2 years	197,475
Over 2 through 3 years	105,852
Over 3 through 4 years	67,858
Over 4 through 5 years	41,326

$967,012

The aggregate amount of overdraft in demand deposit accounts that were reclassified to loans amounted to $1.6 million as of December 31, 2009, (December 31, 2008 — $2.2 million).

8.	BORROWINGS

Federal Funds Purchased and Short Term Borrowings

At December 31, 2009, federal funds purchased and short term borrowings amounted to $49.2 million (December 31, 2008 — $29.2 million) which mainly consist of federal funds purchased with a weighted average rate of 0.44% (December 31, 2008 — 1.49%).

Securities Sold under Agreements to Repurchase

At December 31, 2009, securities underlying agreements to repurchase were delivered to, and are being held by, the counterparties with whom the repurchase agreements were transacted. The counterparties have agreed to resell to the Group the same or similar securities at the maturity of the agreements.

At December 31, 2009, securities sold under agreements to repurchase (classified by counterparty), excluding accrued interest in the amount of $7.3 million, were as follows:

		Fair Value of
	Borrowing	Underlying
	Balance	Collateral
	(In thousands)

Citigroup Global Markets Inc.	$1,700,000	$1,880,838
Credit Suisse Securities (USA) LLC	1,250,000	1,327,820
UBS Financial Services Inc.	500,000	569,726
JP Morgan Chase Bank NA	100,000	121,649

Total	$3,550,000	$3,900,033

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The terms of the Group’s structured repurchase agreements range between three and ten years, and the counterparties have the right to exercise at par on a quarterly basis put options before their contractual maturity from one to three years after the agreements’ settlement dates. The following table shows a summary of these agreements and their terms, excluding accrued interest in the amount of $7.3 million, at December 31, 2009:

	Borrowing	Weighted-Average
Year of Maturity	Balance	Coupon	Settlement Date	Maturity Date	Next Put Date
	(In thousands)

2010
	$100,000	4.39%	8/14/2007	8/16/2010	2/14/2010

	100,000

2011
	100,000	4.17%	12/28/2006	12/28/2011	3/28/2010
	350,000	4.23%	12/28/2006	12/28/2011	3/28/2010
	100,000	4.29%	12/28/2006	12/28/2011	3/28/2010
	350,000	4.35%	12/28/2006	12/28/2011	3/28/2010

	900,000

2012
	350,000	4.26%	5/9/2007	5/9/2012	2/9/2010
	100,000	4.50%	8/14/2007	8/14/2012	2/14/2010
	100,000	4.47%	9/13/2007	9/13/2012	3/13/2010
	150,000	4.31%	3/6/2007	12/6/2012	3/7/2010

	700,000

2014
	100,000	4.72%	7/27/2007	7/27/2014	1/27/2010

	100,000

2017	500,000	4.51%	3/2/2007	3/2/2017	3/2/2010
	250,000	0.25%	3/2/2007	3/2/2017	3/2/2010
	100,000	0.00%	6/6/2007	3/6/2017	3/6/2010
	900,000	0.00%	3/6/2007	6/6/2017	3/6/2010

	1,750,000

	$3,550,000	2.85%

As part of its general banking and asset and liability management strategies, in July 2009 the Group executed a $200 million deleverage of its balance sheet at the holding company level by terminating certain repurchase agreements at a cost of approximately $17.6 million (before income taxes).

None of the structured repurchase agreements referred to above with put dates up to the date of this filing were put by the counterparties at their corresponding put dates. Such repurchase agreements include $1.25 billion, which reset at the put date at a formula which is based on the three-month LIBOR rate less fifteen times the difference between the ten-year SWAP rate and the two-year SWAP rate, with a minimum of 0.00% on $1.0 billion and 0.25% on $250 million, and a maximum of 10.6%. These repurchase agreements bear the respective minimum rates of 0.0% (from March 6, 2009) and 0.25% (from March 2, 2009) to at least their next put dates scheduled for June 2010.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the borrowings under repurchase agreements, excluding accrued interest in the amount of $7.3 million and $11.1 million, respectively, at December 31, 2009 and 2008, their maturities and approximate fair values of their collateral as follows:

	December 31,
	2009		2008
		Fair Value of		Fair Value of
		Underlying		Underlying
	Borrowing Balance	Collateral	Borrowing Balance	Collateral
	(In thousands)

GNMA certificates
Within 30 days	$—	$90,229	$—	$215,923
Less than 1 year	5,216	5,349	—	—
1 — 3 years	157,236	110,211	24,232	25,127
3 — 5 years	—	—	80,264	84,364
over 5 years	128,060	105,741	109,621	82,977

	290,512	311,530	214,117	408,391

FNMA certificates
Within 30 days	—	144,260	—	239,966
Less than 1 year	583	603	—	—
1 — 3 years	816,020	838,797	8,701	9,050
3 to 5 years	100,000	81,727	404,596	424,447
over 5 years	616,187	585,626	853,669	786,220

	1,532,790	1,651,013	1,266,966	1,459,683

FHLMC certificates
Within 30 days	—	75,325	—	24,883
Less than 1 year	94,201	94,168	—	—
1 — 3 years	147,309	151,919	67,067	70,128
3 to 5 years	—	—	113,903	117,852
over 5 years	313,786	252,599	371,557	340,142

	555,296	574,011	552,527	553,005

CMOs
Within 30 days	—	22,048	—	12,059
3 to 5 years	337,727	335,840	801,237	876,170
over 5 years	—	—	77,134	81,600

	337,727	357,888	878,371	969,829

US Agency securities
Within 30 days	—	310,422	—	147,118
3 to 5 years	141,708	124,776	50,000	51,117
over 5 years	691,967	570,393	788,019	809,281

	833,675	1,005,591	838,019	1,007,516

Total	$3,550,000	$3,900,033	$3,750,000	$4,398,424

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2009 and 2008, the weighted average interest rate of the Group’s repurchase agreements was 2.85% and 4.34%, respectively and included agreements with interest ranging from 0.00% to 4.72% and 3.71% to 4.67%, respectively. The following summarizes significant data on securities sold under agreements to repurchase as of December 31, 2009 and 2008, excluding accrued interest:

	December 31,
	2009	2008
	(In thousands)

Average daily aggregate balance outstanding	$3,659,442	$3,800,673

Maximum amount outstanding at any month-end	$3,762,353	$3,836,635

Weighted average interest rate during the year	3.16%	4.25%

Weighted average interest rate at year end	2.85%	4.34%

Advances from the Federal Home Loan Bank

At December 31, 2009 and 2008, advances from the FHLB consisted of the following, excluding accrued interest of $1.8 million and $1.7 million, respectively:

	December 31,
Maturity Date	Fixed Interest Rate	2009	2008
		(In thousands)

January-2009	0.44%	—	26,700
May-2012	4.37%	25,000	25,000
July-2012	4.57%	25,000	25,000
July-2012	4.26%	25,000	25,000
August-2012	4.33%	50,000	50,000
August-2012	4.09%	100,000	100,000
May-2014	4.20%	25,000	25,000
May-2014	4.22%	30,000	30,000

		$280,000	$306,700

Weighted average interest rate		4.24%	3.91%

Advances are received from the FHLB under an agreement whereby the Group is required to maintain a minimum amount of qualifying collateral with a fair value of at least 110% of the outstanding advances. At December 31, 2009, these advances were secured by mortgage loans amounting to $546.7 million. Also, at December 31, 2009, the Group has an additional borrowing capacity with the FHLB of $158.6 million. At December 31, 2009, the weighted average maturity of FHLB’s advances was 35.6 months (December 31, 2008 — 43.6 months).

During 2007, the Group restructured most of its FHLB advances portfolio into longer-term, structured advances. The terms of these advances range between five and seven years, and the FHLB has the right to exercise at par on a quarterly basis put options before the contractual maturity of the advances from six months to one year after the

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

advances’ settlement dates. The following table shows a summary of these advances and their terms, excluding accrued interest in the amount of $1.8 million, at December 31, 2009:

		Weighted-Average
Year of Maturity	Borrowing Balance	Coupon	Settlement Date	Maturity Date	Next Put Date
	(In thousands)

2012
	$25,000	4.37%	5/4/2007	5/4/2012	2/4/2010
	25,000	4.57%	7/24/2007	7/24/2012	1/24/2010
	25,000	4.26%	7/30/2007	7/30/2012	1/30/2010
	50,000	4.33%	8/10/2007	8/10/2012	2/10/2010
	100,000	4.09%	8/16/2007	8/16/2012	2/16/2010

	225,000

2014
	25,000	4.20%	5/8/2007	5/8/2014	2/8/2010
	30,000	4.22%	5/11/2007	5/11/2014	2/11/2010

	55,000

	$280,000	4.24%

None of the structured advances from the FHLB referred to above were put by the counterparty at their corresponding put dates.

Subordinated Capital Notes

Subordinated capital notes amounted to $36.1 million at December 31, 2009 and 2008.

In August 2003, the Statutory Trust II, special purpose entity of the Group, was formed for the purpose of issuing trust redeemable preferred securities. In September 2003, $35.0 million of trust redeemable preferred securities were issued by the Statutory Trust II as part of pooled underwriting transactions. Pooled underwriting involves participating with other bank holding companies in issuing the securities through a special purpose pooling vehicle created by the underwriters.

The proceeds from this issuance were used by the Statutory Trust II to purchase a like amount of floating rate junior subordinated deferrable interest debentures (“subordinated capital notes”) issued by the Group. The subordinated capital note has a par value of $36.1 million, bears interest based on 3-month LIBOR plus 295 basis points (3.20% at December 31, 2009; 4.82% at December 31, 2008), payable quarterly, and matures on September 17, 2033. The subordinated capital note purchased by the Statutory Trust II may be called at par after five years and quarterly thereafter (next call date March 2010). The trust redeemable preferred securities have the same maturity and call provisions as the subordinated capital notes. The subordinated deferrable interest debentures issued by the Group are accounted for as a liability denominated as subordinated capital notes on the consolidated statements of financial condition.

The subordinated capital notes are treated as Tier 1 capital for regulatory purposes. Under Federal Reserve Board rules, restricted core capital elements, which are qualifying trust preferred securities, qualifying cumulative perpetual preferred stock (and related surplus) and certain minority interests in consolidated subsidiaries, are limited in the aggregate to no more than 25% of a bank holding company’s core capital elements (including restricted core capital elements), net of goodwill less any associated deferred tax liability.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FDIC- Guaranteed Term Notes — Temporary Liquidity Guarantee Program

The Group’s banking subsidiary issued in March 2009 $105 million in notes guaranteed under the FDIC Temporary Liquidity Guarantee Program. These notes are due on March 16, 2012, bear interest at a 2.75% fixed rate, and are backed by the full faith and credit of the United States. Interest on the notes is payable on the 16th of each March and September, beginning September 16, 2009. Shortly after issuance of the notes, the Group paid $3.2 million (equivalent to an annual fee of 100 basis points) to the FDIC to maintain the FDIC guarantee coverage until the maturity of the notes. This cost has been deferred and is being amortized over the term of the notes.

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

Derivative instruments are generally negotiated over-the-counter (“OTC”) contracts. Negotiated OTC derivatives are generally entered into between two counterparties that negotiate specific contractual terms, including the underlying instrument, amount, exercise price, and maturity.

The Group generally uses interest rate swaps and options in managing its interest rate risk exposure. Under the swaps, the Group usually pays a fixed monthly or quarterly cost and receives a floating thirty or ninety-day payment based on LIBOR. Floating rate payments received from the swap counterparties partially offset the interest payments to be made. If market conditions warrant, the Group might terminate the swaps prior to their maturity.

During the year ended December 31, 2009 gains of $28.9 million were recognized and reflected as “Derivative Activities” in the consolidated statements of operations. These gains were due to:

(a) several interest-rate swap contracts that the Group entered to manage its interest rate risk exposure, which were terminated before December 31, 2009 ($20.4 million);and

(b) fair value as of December 31, 2009 of open forward settlement swaps with an aggregate notional amount of $900 million ($8.5 million). The forward settlement date of these swaps is December 28, 2011 with final maturities ranging from December 28, 2013 through December 28, 2014. A derivative asset of $8.5 million is recognized in the consolidated statement of financial position, related to the valuation of these swaps.

During the year ended December 31, 2008 losses of $12.9 million were recognized and reflected as “Derivative Activities” in the consolidated statements of operations. These losses were mainly due to a $4.9 loss in connection to equity index option agreements in which performance by the counterparty (Lehman Brothers Finance S.A.), which filed for bankruptcy on October 3, 2008, is uncertain, resulting in a credit risk exposure for such amount, and an interest-rate swap contract that the Group entered into in January 2008 to manage the Group’s interest rate risk exposure with a nominal amount of $500 million. Such contract was subsequently terminated, resulting in a loss to the Group of approximately $7.9 million.

The Group offers its customers certificates of deposit with an option tied to the performance of the Standard & Poor’s 500 stock market index. The Group uses option agreements with major broker-dealer companies to manage its exposure to changes in this index. Under the terms of the option agreements, the Group receives the average increase in the month-end value of the index in exchange for a fixed premium. The changes in fair value of the option agreements used to manage the exposure in the stock market in the certificates of deposit are recorded in earnings.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

There were no derivatives designated as a hedge as of December 31, 2009 and 2008. At December 31, 2009 and 2008, the purchased options used to manage the exposure to the stock market on stock indexed deposits represented an asset of $6.5 million (notional amount of $150.7 million) and $12.8 million (notional amount of $155.4 million), respectively; the options sold to customers embedded in the certificates of deposit and recorded as deposits in the consolidated statement of financial condition, represented a liability of $9.5 million (notional amount of $145.4 million) and $16.6 million (notional amount of $149.8 million), respectively.

At December 31, 2009, the yearly contractual maturities of derivative instruments were as follows:

Year Ending	Equity Indexed	Equity Indexed
December 31,	Options Purchased	Options Written
	(In thousands)

2010	9,045	8,481
2011	21,415	20,159
2012	64,285	63,733
2013	38,590	36,051
2014	17,340	17,023

	150,675	145,447

10.	EMPLOYEE BENEFIT PLAN

The Group has a cash or deferred arrangement profit sharing plan qualified under Section 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended (the “Puerto Rico Code”) and the Section 401(a) and (e) of the United States Revenue Code of 1986, as amended (the “U.S. Code”), covering all full-time employees of the Group who are age twenty-one or older. Under this plan, participants may contribute each year from 2% to 10% of their compensation, as defined in the Puerto Rico Code and U.S. Code, up to a specified amount. The Group currently contributes 80 cents for each dollar contributed by an employee, up to $832 per employee. The Group’s matching contribution is invested in shares of its common stock. The plan is entitled to acquire and hold qualified employer securities as part of its investment of the trust assets pursuant to ERISA Section 407. For the years ended December 31, 2009, 2008 and 2007, the Group contributed 37,956, 9,697, and 17,216, respectively, shares of its common stock with a fair value of approximately $148,700, $148,600, and $204,200, respectively at the time of contribution. The Group’s contribution becomes 100% vested once the employee completes three years of service.

Also, the Group offers to its senior management a non-qualified deferred compensation plan, where executives can defer taxable income. Both the employer and the employee have flexibility because non-qualified plans are not subject to ERISA contribution limits nor are they subject to discrimination tests in terms of who must be included in the plan. Under this plan, the employee’s current taxable income is reduced by the amount being deferred. Funds deposited in a deferred compensation plan can accumulate without current income tax to the individual. Income taxes are due when the funds are withdrawn.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	RELATED PARTY TRANSACTIONS

The Bank grants loans to its directors, executive officers and to certain related individuals or organizations in the ordinary course of business. These loans are offered at the same terms as loans to non-related parties. The activity and balance of these loans were as follows:

	December 31,
	2009	2008
	(In thousands)

Balance at the beginning of year	$2,564	$1,960
New loans	1,809	605
Repayments	(71)	(226)
Other	—	225

Balance at the end of year	$4,302	$2,564

12.	INCOME TAX

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

The components of income tax expense (benefit) for the years ended December 31, 2009, 2008, and 2007 are as follows:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Current income tax expense	$8,754	$608	$226
Deferred income tax expense (benefit)	(1,782)	(9,931)	1,332

Income tax expense (benefit)	$6,972	$(9,323)	$1,558

The Group maintained an effective tax rate lower than the maximum marginal statutory rate of 40.95%, 39%, and 39% as of December 31, 2009, 2008 and 2007, respectively, mainly due to the interest income arising from investments exempt from Puerto Rico income taxes, net of expenses attributable to the exempt income. For the years ended December 31, 2009 and 2008 and 2007, the Group generated tax-exempt interest income of $175.4 million, $193.4 million and $184.7 million, respectively. Exempt interest relates mostly to interest earned on obligations of the United States and Puerto Rico governments and certain mortgage-backed securities, including securities held by the Bank’s international banking entity. Pursuant to the Declaration of Fiscal Emergency and Plan for Economic Stabilization and Restoration of the Puerto Rico Credit Act of March 9, 2009, for tax years beginning after December 31, 2008, and ending before January 1, 2012, every taxable corporation engaged in trade or business in Puerto Rico, including banks and insurance companies, are subject to an additional 5% surcharge on corporate income tax, increasing the maximum tax rate from 39% to 40.95%. Also, income earned by international banking entities, which was previously fully exempt, is subject to a 5% income tax during the same period. These temporary taxes were enacted as a measure to generate additional revenues to address the fiscal crisis that the government of Puerto Rico is currently facing. Income tax expense for the year ended December 31, 2009 includes approximately $5.6 million related to these tax impositions. The tax effect of the income earned by the international banking entity is included in the table below as “Tax effect of exempt income, net”.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Group’s income tax expense differs from amounts computed by applying the applicable statutory rate to income before income taxes as follows:

	Year Ended December 31,
	2009		2008		2007
	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)

Tax at statutory rates	$12,251	40.95%	$6,813	39.0%	$16,701	39.0%
Tax effect of exempt income, net	(22,081)	−73.8%	(11,285)	−64.6%	(16,052)	−37.5%
Effect of tax rate on capital loss carryforwards	16,481	55.1%	—	—	—	—
Change in valuation allowance	81	0.3%	(3,340)	−19.1%	573	1.3%
Income tax contingencies provision/(credit)	671	2.2%	(1,956)	−11.2%	529	1.2%
Other items, net	(431)	−1.4%	445	2.6%	(193)	−0.4%

Income tax expense (benefit)	$6,972	23.3%	$(9,323)	−53.3%	$1,558	3.6%

The determination of deferred tax expense or benefit is based on changes in the carrying amounts of assets and liabilities that generate temporary differences. The carrying value of the Group’s net deferred tax assets assumes that the Group will be able to generate sufficient future taxable income based on estimates and assumptions. If these estimates and related assumptions change in the future, the Group may be required to record valuation allowances against its deferred tax assets resulting in additional income tax expense in the consolidated statements of operations. The components of the Group’s deferred tax asset, net at December 31, 2009 and 2008, are as follows:

	December 31,
	2009	2008
	(In thousands)

Deferred tax assets:
Allowance for loan losses and other reserves	$9,166	$5,611
Unamortized discount related to mortgage servicing rights sold	700	1,028
Deferred gain on sale of assets	192	180
Deferred loan origination fees	377	2,110
Other-than-temporary impairment	—	7,681
Unrealized net loss included in accumulated other comprehensive income	7,445	6,004
S&P option contracts	5,848	6,644
Net capital and operating loss carryforwards	14,387	1,698
Other deferred tax assets	1,462	664

Total gross deferred tax asset	39,577	31,620

Deferred tax liabilities:
Derivative unrealized net gain	(3,319)	—
Deferred loan origination costs	(1,706)	(1,719)
Other deferred tax liabilities	(1,533)	(185)

Total deferred tax liabilities	(6,558)	(1,904)

Less: Valuation allowance	(1,334)	(1,253)

Net deferred tax asset	$31,685	$28,463

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In assessing the realizability of the deferred tax asset, management considers whether it is more likely than not that some portion or the entire deferred tax asset will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax asset are deductible, management believes it is more likely than not that the Group will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2009. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry-forward period are reduced.

At December 31, 2009, the holding company and its subsidiaries have operating and capital loss carry-forwards for income tax purposes of approximately $125.5 million, which are available to offset future taxable income through December 2014.

The Group benefits from favorable tax treatment under regulations relating to the activities of the Bank’s IBE subsidiary. Any change in such tax regulations, whether by applicable regulators or as a result of legislation subsequently enacted by the Legislature of Puerto Rico, could adversely affect the Group’s profits and financial condition. Pursuant to the Declaration of Fiscal Emergency and Plan for Economic Stabilization and Restoration of the Puerto Rico Credit Act of March 9, 2009, for tax years beginning after December 31, 2008, and ending before January 1,2012, every taxable corporation engaged in trade or business in Puerto Rico, including banks and insurance companies, are subject to an additional 5% surcharge on corporate income tax, increasing the maximum tax rate from 39% to 40.95%. Also, income earned by international banking entities, which was previously exempt, is subject to a 5% income tax during the same period. These temporary taxes were enacted as a measure to generate additional revenues to address the fiscal crisis that the government of Puerto Rico is currently facing.

The Group follows a two-step approach for recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

The Group classifies unrecognized tax benefits in income taxes payable. These gross unrecognized tax benefits would affect the effective tax rate if realized. For the year ended December 31, 2009 $842 thousand, in unrecognized tax losses expired due to statute of limitation (year ended December 31, 2008 — $2.5 million in unrecognized tax benefits). The balance of unrecognized tax benefits at December 31, 2009 and 2008 was $6.3 million and $5.6 million, respectively, including $2.1 million at December 31, 2009 (December 31, 2008 — $1.6 million) for the payment of interest and penalties relating to unrecognized tax benefits. The tax periods from 2005 to 2009 remain subject to examination by the Puerto Rico Department of Treasury.

13.	STOCKHOLDERS’ EQUITY

Treasury Stock

Under the Group’s current stock repurchase program it is authorized to purchase in the open market up to $15.0 million of its outstanding shares of common stock. The shares of common stock repurchased are to be held by the Group as treasury shares. There were no repurchases during 2009 and 2008. The approximate dollar value of shares that may yet be repurchased under the plan amounted to $11.3 million at December 31, 2009.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The activity in connection with common shares held in treasury by the Group for 2009, 2008, and 2007 is set forth below:

	Year Ended December 31,
	2009		2008		2007
		Dollar		Dollar		Dollar
	Shares	Amount	Shares	Amount	Shares	Amount
	(In thousands)

Beginning of year	1,442	$17,109	1,436	$17,023	989	$12,956
Common shares repurchased under the repurchase program	—	—	—	—	459	4,236
Common shares repurchased /used to match defined contribution plan, net	62	33	6	86	(12)	(169)

End of year	1,504	$17,142	1,442	$17,109	1,436	$17,023

Equity-Based Compensation Plan

The Omnibus Plan was amended and restated in 2008. It provides for equity-based compensation incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and dividend equivalents, as well as equity-based performance awards. The Omnibus Plan replaced and superseded the Stock Option Plans. All outstanding stock options under the Stock Option Plans continue in full force and effect, subject to their original terms. Under the Omnibus Plan, the group granted 15,676 options and 53,609 restricted units in 2009.

The activity in outstanding options for 2009, 2008, and 2007 is set forth below:

	Year Ended December 31,
	2009		2008		2007
		Weighted		Weighted		Weighted
	Number of	Average	Number of	Average	Number of	Average
	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price

Beginning of year	500,200	$17.14	717,700	$16.15	833,533	$15.61
Options granted	15,676	8.28	23,000	17.93	140,500	12.22
Options exercised	—	—	(182,200)	11.93	(134,586)	8.52
Options forfeited	(1,500)	21.86	(58,300)	21.49	(121,747)	17.09

End of year	514,376	$16.86	500,200	$17.14	717,700	$16.15

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the range of exercise prices and the weighted average remaining contractual life of the options outstanding at December 31, 2009:

	Outstanding			Exercisable
		Weighted	Weighted Average		Weighted
	Number of	Average	Contract Life	Number of	Average
Range of Exercise Prices	Options	Exercise Price	(Years)	Options	Exercise Price

$ 5.63 to $ 8.45	22,502	$8.06	6.7	6,826	$7.55
8.45 to 11.27	3,000	10.29	7.6	—	—
11.27 to 14.09	247,339	12.42	6.0	111,614	12.42
14.09 to 16.90	62,035	15.60	4.6	46,035	15.78
19.72 to 22.54	29,600	20.70	5.2	19,600	20.10
22.54 to 25.35	88,850	23.98	4.3	88,850	23.98
25.35 to 28.17	61,050	27.48	4.8	61,050	27.48

	514,376	$16.86	5.4	333,975	$19.06

Aggregate Intrinsic Value	$63,239			$22,206

The average fair value of each option granted during 2009, 2008, and 2007, was $4.49, $5.39, and $2.67, respectively. The average fair value of each option granted was estimated at the date of the grant using the Black-Scholes option pricing model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no restrictions and are fully transferable and negotiable in a free trading market. Black-Scholes does not consider the employment, transfer or vesting restrictions that are inherent in the Group’s employee options. Use of an option valuation model, as required by GAAP, includes highly subjective assumptions based on long-term predictions, including the expected stock price volatility and average life of each option grant.

The following assumptions were used in estimating the fair value of the options granted:

	2009	2008	2007

Weighted Average Assumptions:
Dividend yield	4.55%	4.78%	4.96%
Expected volatility	36%	35%	33%
Risk-free interest rate	4.40%	3.23%	4.82%
Expected life (in years)	8.5	8.5	8.5

The following table summarizes the restricted units activity under the Omnibus Plan:

	Year Ended December 31,
	2009		2008		2007
		Weighted		Weighted		Weighted
		Average		Average		Average
	Restricted	Grant Date	Restricted	Grant Date	Restricted	Grant Date
	Stock	Fair Value	Stock	Fair Value	Stock	Fair Value

Beginning of year	99,916	$18.54	38,006	$12.49	—	$—
Restricted units granted	53,609	8.18	71,316	21.14	38,006	12.49
Restricted units exercised	—	—	—	—	—	—
Restricted units forfeited	(5,900)	21.86	(9,406)	13.88	—	—

End of year	147,625	$14.64	99,916	$18.54	38,006	$12.49

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings per Common Share

The calculation of earnings per common share for the years ended December 31, 2009, 2008, and 2007 is as follows:

	Year Ended December 31,
	2009	2008	2007
	(In thousands, except per share data)

Net income	$22,945	$26,790	$41,265
Less: Dividends on preferred stock	(4,802)	(4,802)	(4,802)

Income available to common shareholders’	$18,143	$21,988	$36,463

Weighted average common shares and share equivalents:
Average common shares outstanding	24,289	24,260	24,326
Average potential common shares-options	17	67	41

Total	24,306	24,327	24,367

Earnings per common share — basic	$0.75	$0.91	$1.50

Earnings per common share — diluted	$0.75	$0.90	$1.50

For the years ended December 31, 2009, 2008, and 2007, weighted-average stock options with an anti-dilutive effect on earnings per share not included in the calculation amounted to 355,720, 193,399, and 635,934, respectively.

Legal Surplus

The Banking Act requires that a minimum of 10% of the Bank’s net income for the year be transferred to a reserve fund until such fund (legal surplus) equals the total paid in capital on common and preferred stock. At December 31, 2009, legal surplus amounted to $45.3 million (December 31, 2008 - $43.0 million). The amount transferred to the legal surplus account is not available for the payment of dividends to shareholders. In addition, the Federal Reserve Board has issued a policy statement that bank holding companies should generally pay dividends only from operating earnings of the current and preceding two years.

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

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accumulated Other Comprehensive Income

Accumulated other comprehensive income (loss), net of income tax, as of December 31, 2009 and 2008, consisted of:

	December 31,
	2009	2008
	(In thousands)

Unrealized loss on securities available-for-sale which are not other-than-temporarily impaired	$(48,786)	$(128,191)
Unrealized loss on securities available-for-sale which a portion of other-than-temporary impairment has been recorded in earnings	(41,398)	—
Tax effect of accumulated other comprehensive income	7,445	6,004

	$(82,739)	$(122,187)

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

Quantitative measures established by regulation to ensure capital adequacy require the Group and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined in the regulations) and of Tier 1 capital to average assets (as defined in the regulations). As of December 31, 2009 and 2008, the Group and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2009 and 2008, the FDIC categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. The Group’s and the Bank’s actual capital amounts and ratios as of December 31, 2009 and 2008 are as follows:

			Minimum Capital
	Actual		Requirement
Group Ratios	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

As of December 31, 2009
Total Capital to Risk-Weighted Assets	$437,975	19.84%	$176,591	8.00%
Tier I Capital to Risk-Weighted Assets	$414,702	18.79%	$88,295	4.00%
Tier I Capital to Total Assets	$414,702	6.52%	$254,323	4.00%
As of December 31, 2008
Total Capital to Risk-Weighted Assets	$403,528	17.73%	$182,044	8.00%
Tier I Capital to Risk-Weighted Assets	$389,235	17.11%	$91,022	4.00%
Tier I Capital to Total Assets	$389,235	6.38%	$244,101	4.00%

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					Minimum to be Well
					Capitalized Under
			Minimum Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Bank Ratios
As of December 31, 2009
Total Capital to Risk-Weighted Assets	$382,611	17.59%	$174,042	8.00%	$217,553	10.00%
Tier I Capital to Risk-Weighted Assets	$359,339	16.52%	$87,021	4.00%	$130,532	6.00%
Tier I Capital to Total Assets	$359,339	5.78%	$248,678	4.00%	$310,847	5.00%
As of December 31, 2008
Total Capital to Risk-Weighted Assets	$325,593	14.86%	$175,281	8.00%	$219,101	10.00%
Tier I Capital to Risk-Weighted Assets	$311,300	14.21%	$87,640	4.00%	$131,461	6.00%
Tier I Capital to Total Assets	$311,300	5.42%	$229,903	4.00%	$287,378	5.00%

The Group’s ability to pay dividends to its stockholders and other activities can be restricted if its capital falls below levels established by the Federal Reserve Board’s guidelines. In addition, any bank holding company whose capital falls below levels specified in the guidelines can be required to implement a plan to increase capital.

14.	COMMITMENTS

Loan Commitments

At December 31, 2009, there were $38.8 million in loan commitments, which represents unused lines of credit provided to customers. Commitments to extend credit are agreements to lend to customers as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates, bear variable interest and may require payment of a fee. Since the commitments may expire unexercised, the total commitment amounts do not necessarily represent future cash requirements. The Group evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Group upon extension of credit, is based on management’s credit evaluation of the customer.

At December 31, 2009, commitments to sell or securitize mortgage loans, expiring on or before November 1, 2010, amounted to approximately $255.1 million. At December 31, 2008, commitments to sell or securitize mortgage loans amounted to approximately $316.3 million.

Lease Commitments

The Group has entered into various operating lease agreements for branch facilities and administrative offices. Rent expense for the years ended December 31, 2009, 2008 and 2007 amounted to $5.6 million, $5.1 million and

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$4.2 million, respectively. Future rental commitments under terms of leases in effect at December 31, 2009, exclusive of taxes, insurance, and maintenance expenses payable by the Group, are summarized as follows:

Year Ending December 31,	Minimum Rent
(In thousands)

2010	$3,551
2011	3,643
2012	3,604
2013	3,456
2014	3,346
Thereafter	7,832

$25,432

15.	LITIGATION

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

As discussed in Note 1, effective January 1, 2008, the Group follows the fair value measurement framework under GAAP.

Fair Value Measurement

The Fair value measurement framework defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. This framework also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1-Level 1 asset and liabilities include equity securities that are traded in an active exchange market, as well as certain U.S. Treasury and other U.S. government agency securities that are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2-Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include (i) mortgage-backed securities for which the fair value is estimated based on valuations obtained from third-party pricing services for identical or comparable assets, (ii) debt securities with quoted prices that are traded less frequently than exchange-traded instruments and (iii) derivative contracts and financial liabilities (e.g. callable brokered CDs and medium-term notes elected for fair value option under the fair value measurement framework, whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3-Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, for which the determination of fair value requires significant management judgment or estimation.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a description of the valuation methodologies used for instruments measured at fair value:

Investment securities

The fair value of investment securities is based on quoted market prices, when available, or market prices provided by recognized broker dealers. If listed prices or quotes are not available, fair value is based upon externally developed models that use both observable and unobservable inputs depending on the market activity of the instrument. Structured credit investments and non-agency collateralized mortgage obligations are classified as Level 3. The estimated fair value of the structured credit investments and the non-agency collateralized mortgage obligations are determined by using a third-party cash flow valuation model to calculate the present value of projected future cash flows. The assumptions, which are highly uncertain and require a high degree of judgment, include primarily market discount rates, current spreads, duration, leverage, default, home price depreciation, and loss rates. The assumptions used are drawn from a wide array of data sources, including the performance of the collateral underlying each deal. The external-based valuation, which is obtained at least on a quarterly basis, is analyzed and its assumptions are evaluated and incorporated in either an internal-based valuation model when deemed necessary or compared to counterparties prices and agreed by management.

Derivative instruments

The fair values of the derivative instruments were provided by valuation experts and counterparties. Certain derivatives with limited market activity are valued using externally developed models that consider unobservable market parameters. Based on their valuation methodology, derivative instruments are classified as Level 3. The Group offers its customers certificates of deposit with an option tied to the performance of the Standard & Poor’s 500 stock market index (S&P Index), and uses equity indexed option agreements with major broker-dealer companies to manage its exposure to changes in this index. Their fair value is obtained through the use of an external based valuation that was thoroughly evaluated and adopted by management as its measurement tool for these options. The payoff of these options is linked to the average value of the S&P Index on a specific set of dates during the life of the option. The methodology uses an average rate option or a cash-settled option whose payoff is based on the difference between the expected average value of the S&P Index during the remaining life of the option and the strike price at inception. The assumptions, which are uncertain and require a degree of judgment, include primarily S&P Index volatility, forward interest rate projections, estimated index dividend payout, and leverage.

Servicing asset

Servicing rights do not trade in an active market with readily observable prices. Servicing rights are priced internally using a discounted cash flow model. The valuation model considers servicing fees, portfolio characteristics, prepayment assumptions, delinquency rates, late charges, other ancillary revenues, cost to service and other economic factors. Due to unobservable nature of certain valuation inputs, the servicing rights are classified as Level 3.

Loans held-in-portfolio considered impaired under ASC 310-10-35 that are collateral dependent

The impairment is measured based on the fair value of the collateral, which is derived from appraisals that take into consideration prices in observed transactions involving similar assets in similar locations, in accordance with the provisions of ASC 310-10-35. Currently, the associated loans considered impaired are classified as Level 3.

Foreclosed real estate

Foreclosed real estate includes real estate properties securing residential mortgage and commercial loans. The fair value of foreclosed real estate may be determined using an external appraisal, broker price option or an internal valuation. These foreclosed assets are classified as Level 3 given certain internal adjustments that may be made to external appraisals.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	December 31, 2009
	Fair Value Measurements
	Level 1	Level 2	Level 3	Total
	(In thousands)

Investment securities available-for-sale	$—	$4,843,553	$110,106	$4,953,659
Money market investments	29,432	—	—	29,432
Derivative assets	—	8,511	6,464	14,975
Derivative liabilities	—	—	(9,543)	(9,543)
Servicing asset	—	—	7,120	7,120

	$29,432	$4,852,064	$114,147	$4,995,643

	December 31, 2008
	Fair Value Measurements
	Level 1	Level 2	Level 3	Total
	(In thousands)

Investment securities available-for-sale	$—	$3,258,359	$665,848	$3,924,207
Money market instruments	52,002	—	—	52,002
Derivative assets	—	—	12,801	12,801
Derivative liabilities	—	—	(16,588)	(16,588)
Servicing asset	—	—	2,819	2,819

	$52,002	$3,258,359	$664,880	$3,975,241

The table below presents a reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2009 and 2008:

	Total Fair Value Measurements
	(Year Ended December 31, 2009)
	Investment
	Securities
Level 3 Instruments Only	Available-for-Sale	Derivative Assets	Derivative Liabilities	Servicing Asset
	(In thousands)

Balance at beginning of year	$665,848	$12,801	$(16,588)	$2,819
Gains (losses) included in earnings	(133,943)	(7,174)	7,328
Gains (losses) included in other comprehensive income	75,713	—	—
New instruments acquired	—	3,460	(3,362)
Principal repayments and amortization	(137,558)	(2,623)	3,079	(1,600)
Adoption of FASB ASC 320-10-65-1	14,359	—	—
Transfer of non-agency CMOs sold in January 2010 (Level 2 at December 31, 2009)	(374,313)	—	—
Servicing from securitization or assets transferred	—	—	—	3,058
Change in fair value	—	—	—	2,843

Balance at end of year	$110,106	$6,464	$(9,543)	$7,120

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Total Fair Value Measurements
	(Year ended December 31, 2008)
	Investment
	Securities
Level 3 Instruments Only	Available-for-Sale	Derivative Assets	Derivative Liabilities	Servicing Asset
	(In thousands)

Balance at beginning of year	$78,360	$40,709	$(38,793)	$2,526
Gains (losses) included in earnings	(38,932)	(19,257)	14,226	—
Gains (losses) included in other comprehensive income	(37,935)	—	—	—
New instruments acquired	—	6,676	(6,626)	—
Principal repayments and amortization	(19,931)	(15,327)	14,605	(903)
Transfer of non-agency CMOs to level 3	609,149	—	—
Transfers from held-to-maturity portfolio	75,137	—	—
Servicing from securitization or assets transferred	—	—	—	1,446
Change in fair value	—	—	—	(250)

Balance at end of year	$665,848	$12,801	$(16,588)	$2,819

In early January 2010, the Group sold $420.1 million of non-agency CMOs which were previously included as Level 3 instruments. Since the sales price of these securities was available during the preparation of the consolidated statements of financial condition they were transferred to Level 2 instruments for the December 31, 2009 presentation.

The table below presents a detail of investment securities available-for-sale classified as level 3 at December 31, 2009:

	December 31, 2009
	Amortized	Unrealized		Weighted Average	Principal
Type	Cost	Losses	Fair Value	Yield	Protection
	(In thousands)

Non-agency collateralized mortgage obligations
Alt-A Collateral	$113,122	$41,399	$71,723	5.24%	6.97%

Structured credit investments
CDO	25,548	10,400	15,148	5.90%	6.97%
CLO	15,000	5,997	9,003	2.42%	7.52%
CLO	11,974	4,434	7,540	1.81%	26.18%
CLO	9,200	2,508	6,692	2.07%	21.71%

	61,722	23,339	38,383	3.69%

	$174,844	$64,738	$110,106	4.70%

Additionally, the Corporation may be required to measure certain assets at fair value in periods subsequent to initial recognition on a nonrecurring basis in accordance with generally accepted accounting principles. The adjustments to fair value usually result from the application of lower of cost or fair value accounting, identification of impaired loans requiring specific reserves under ASC 310-10-35 “Accounting by Creditors for Impairment of a Loan”, or

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

write-downs of individual assets. The following tables present financial and non-financial assets that were subject to a fair value measurement on a nonrecurring basis during the years ended December 31, 2009 and 2008 and which were still included in the consolidated statement of financial condition as such dates. The amounts disclosed represent the aggregate of the fair value measurements of those assets as of the end of the reporting periods.

	Carrying value at December 31,
	2009	2008
	Level 3	Level 3
	(In thousands)

Impaired loans(1)	$26,299	$7,592
Foreclosed real estate(2)	9,347	9,162

	$35,646	$16,754

(1)	Relates mostly to certain impaired collateral dependent loans. The impairment was measured based on the fair value of collateral, which is derived from appraisals that take into consideration prices on observed transactions involving similar assets in similar locations, in accordance with provisions of ASC 310-10-35.

(2)	Represents the fair value of foreclosed real estate that was measured at fair value.

Impaired loans, which are measured using the fair value of the collateral for collateral dependent loans, had a carrying amount of $26.3 million and $7.6 million at December 31, 2009 and 2008, respectively, with a valuation allowance of $1.4 million and $1.1 million at December 31, 2009 and 2008, respectively.

Fair Value of Financial Instruments

The information about the estimated fair value of financial instruments required by GAAP is presented hereunder. The aggregate fair value amounts presented do not necessarily represent management’s estimate of the underlying value of the Group.

The estimated fair value is subjective in nature and involves uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could affect these fair value estimates. The fair value estimates do not take into consideration the value of future business and the value of assets and liabilities that are not financial instruments. Other significant tangible and intangible assets that are not considered financial instruments are the value of long-term customer relationships of the retail deposits, and premises and equipment.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The estimated fair value and carrying value of the Group’s financial instruments at December 31, 2009 and 2008 is as follows:

	December 31,
	2009		2008
	Fair	Carrying	Fair	Carrying
	Value	Value	Value	Value
	(In thousands)

Financial Assets:
Cash and cash equivalents	$277,123	$277,123	$66,372	$66,372
Trading securities	523	523	256	256
Investment securities available-for-sale	4,953,659	4,953,659	3,924,207	3,924,207
FHLB stock	19,937	19,937	21,013	21,013
Securities sold but yet not delivered	—	—	834,976	834,976
Total loans (including loans held-for-sale)	1,150,340	1,140,069	1,216,398	1,219,112
Investment in equity indexed options	6,464	6,464	12,801	12,801
Accrued interest receivable	33,656	33,656	43,914	43,914
Derivative asset	8,511	8,511	—	—
Servicing asset	7,120	7,120	2,819	2,819
Financial Liabilities:
Deposits	1,741,417	1,745,501	1,789,309	1,785,300
Securities sold under agreements to repurchase	3,777,157	3,557,308	4,016,479	3,761,121
Advances from FHLB	301,004	281,753	333,906	308,442
FDIC-guaranteed term notes	111,472	105,834	—	—
Subordinated capital notes	36,083	36,083	36,083	36,083
Federal funds purchased and other short term borrowings	49,179	49,179	29,193	29,193
Securities and loans purchased but not yet received	413,359	413,359	398	398
Accrued expenses and other liabilities	31,650	31,650	23,682	23,682

The following methods and assumptions were used to estimate the fair values of significant financial instruments at December 31, 2009 and 2008:

•	Cash and cash equivalents, money market investments, time deposits with other banks, securities sold but not yet delivered, accrued interest receivable and payable, securities and loans purchased but not yet received, federal funds purchased, accrued expenses and other liabilities have been valued at the carrying amounts reflected in the consolidated statements of financial condition as these are reasonable estimates of fair value given the short-term nature of the instruments.

•	Investments in FHLB stock are valued at their redemption value.

•	The fair value of investment securities is based on quoted market prices, when available, or market prices provided by recognized broker dealers. If listed prices or quotes are not available, fair value is based upon externally developed models that use both observable and unobservable inputs depending on the market activity of the instrument. The estimated fair value of the structured credit investments and the non-agency collateralized mortgage obligations are determined by using a third-party cash flow valuation model to calculate the present value of projected future cash flows. The assumptions used, which are highly uncertain and require a high degree of judgment, include primarily market discount rates, current spreads, duration, leverage, default, home price depreciation, and loss rates. The assumptions used are drawn from a wide array of data sources, including the

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

performance of the collateral underlying each deal. The external-based valuation, which is obtained at least on a quarterly basis, is analyzed and its assumptions are evaluated and incorporated in either an internal-based valuation model when deemed necessary or compared to counterparties prices and agreed by management.

•	The fair values of the derivative instruments are provided by valuation experts and counterparties. Certain derivatives with limited market activity are valued using externally developed models that consider unobservable market parameters. The Group offers its customers certificates of deposit with an option tied to the performance of the Standard & Poor’s 500 stock market index (S&P Index), and uses equity indexed option agreements with major broker-dealer companies to manage its exposure to changes in this index. Their fair value is obtained through the use of an external based valuation that was thoroughly evaluated and adopted by management as its measurement tool for these options. The payoff of these options is linked to the average value of the S&P Index on a specific set of dates during the life of the option. The methodology uses an average rate option or a cash-settled option whose payoff is based on the difference between the expected average value of the S&P Index during the remaining life of the option and the strike price at inception. The assumptions, which are uncertain and require a degree of judgment, include primarily S&P Index volatility, forward interest rate projections, estimated index dividend payout, and leverage.

•	The fair value of the loan portfolio (including loans held-for-sale) is estimated by segregating by type, such as mortgage, commercial and consumer. Each loan category is further segmented into fixed and adjustable interest rates and by performing and non-performing categories. The fair value of performing loans is calculated by discounting contractual cash flows, adjusted for prepayment estimates, if any, using estimated current market discount rates that reflect the credit and interest rate risk inherent in the loan, which is not currently an indication of an exit price. An exit price valuation approach could result in a different fair value estimate.

•	The fair value of demand deposits and savings accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is based on the discounted value of the contractual cash flows, using estimated current market discount rates for deposits of similar remaining maturities.

•	For short-term borrowings, the carrying amount is considered a reasonable estimate of fair value. The subordinated capital note has a par value of $36.1 million, bears interest based on 3-month LIBOR plus 295 basis points (3.20% at December 31, 2009; 4.82% at December 31, 2008), payable quarterly. The fair value of long-term borrowings is based on the discounted value of the contractual cash flows, using current estimated market discount rates for borrowings with similar terms and remaining maturities and put dates.

•	The fair value of commitments to extend credit and unused lines of credit is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standings.

•	The fair value of servicing assets is estimated by using a cash flow valuation model which calculates the present value of estimated future net servicing cash flows, taking into consideration actual and expected loan prepayment rates, discount rates, servicing costs, and other economic factors, which are determined based on current market conditions.

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	SEGMENT REPORTING

The Group segregates its businesses into the following major reportable segments of business: Banking, Financial Services, and Treasury. Management established the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. Other factors such as the Group’s organization, nature of its products, distribution channels and economic characteristics of the products were also considered in the determination of the reportable segments. The Group measures the performance of these reportable segments based on pre-established goals of different financial parameters such as net income, net interest income, loan production, and fees generated. Non-interest expenses allocations among segments were reviewed during the second quarter of 2009 to reallocate expenses from the Banking to the Financial Services and Treasury segments for a suitable presentation. The Group’s methodology for allocating non-interest expenses among segments is based on several factors such as revenues, employee headcount, occupied space, dedicated services or time, among others. These factors are reviewed on a periodical basis and may change if the conditions warrant.

Banking includes the Bank’s branches and mortgage banking, with traditional banking products such as deposits and mortgage, commercial and consumer loans. Mortgage banking activities are carried out by the Bank’s mortgage banking division, whose principal activity is to originate mortgage loans for the Group’s own portfolio. As part of its mortgage banking activities, the Group may sell loans directly into the secondary market or securitize conforming loans into mortgage-backed securities.

Financial services are comprised of the Bank’s trust division (Oriental Trust), the broker dealer subsidiary (Oriental Financial Services Corp.), the insurance agency subsidiary (Oriental Insurance, Inc.), and the pension plan administration subsidiary (Caribbean Pension Consultants, Inc.). The core operations of this segment are financial planning, money management and investment banking, brokerage services, insurance sales activity, corporate and individual trust and retirement services, as well as pension plan administration services.

The Treasury segment encompasses all of the Group’s asset and liability management activities such as: purchases and sales of investment securities, interest rate risk management, derivatives, and borrowings. Intersegment sales and transfers, if any, are accounted for as if the sales or transfers were to third parties, that is, at current market prices. The accounting policies of the segments are the same as those described in the “Summary of Significant Accounting Policies” included Group’s annual report on Form 10K. Following are the results of operations and the selected financial information by operating segment as of and for the years ended December 31, 2009, 2008, and 2007:

		Financial		Total Major
Year Ended December 31, 2009	Banking	Services	Treasury	Segments	Eliminations	Total
			(In thousands)

Interest income	$73,076	$47	$246,278	$319,401	$—	$319,401
Interest expense	(35,099)	—	(153,369)	(188,468)	—	(188,468)

Net interest income	37,977	47	92,909	130,933	—	130,933
Provision for loan losses	(15,650)	—	—	(15,650)	—	(15,650)
Non-interest income (loss)	15,269	14,496	(31,753)	(1,988)	—	(1,988)
Non-interest expenses	(57,204)	(14,783)	(11,391)	(83,378)	—	(83,378)
Intersegment revenue	1,297	—	—	1,297	(1,297)	—
Intersegment expense	—	(1,172)	(125)	(1,297)	1,297	—

Income (loss) before income taxes	$(18,311)	$(1,412)	$49,640	$29,917	$—	$29,917

Total assets as of December 31, 2009	$1,655,515	$9,879	$5,223,969	$6,889,363	$(338,530)	$6,550,833

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Financial		Total Major
Year Ended December 31, 2008	Banking	Services	Treasury	Segments	Eliminations	Total
			(In thousands)

Interest income	$80,725	$97	$258,217	$339,039	$—	$339,039
Interest expense	(33,128)	—	(194,600)	(227,728)	—	(227,728)

Net interest income	47,597	97	63,617	111,311	—	111,311
Provision for loan losses	(8,860)	—	—	(8,860)	—	(8,860)
Non-interest income (loss)	7,104	17,236	(36,582)	(12,242)	—	(12,242)
Non-interest expenses	(57,210)	(11,413)	(4,119)	(72,742)	—	(72,742)
Intersegment revenue	3,702	—	—	3,702	(3,702)	—
Intersegment expense	—	(2,954)	(748)	(3,702)	3,702	—

Income (loss) before income taxes	$(7,667)	$2,966	$22,168	$17,467	$—	$17,467

Total assets as of December 31, 2008	$1,524,979	$10,763	$4,912,694	$6,448,436	$(242,900)	$6,205,536

		Financial		Total Major
Year Ended December 31, 2007	Banking	Services	Treasury	Segments	Eliminations	Total
			(In thousands)

Interest income	$85,797	$226	$203,341	$289,364	$—	$289,364
Interest expense	(34,364)	(926)	(180,344)	(215,634)	—	(215,634)

Net interest income (expense)	51,433	(700)	22,997	73,730	—	73,730
Non-interest income (loss)	14,092	14,300	14,110	42,502	—	42,502
Non-interest expenses	(51,715)	(12,413)	(2,731)	(66,859)	—	(66,859)
Intersegment revenue	3,681	—	—	3,681	(3,681)	—
Intersegment expense	—	(2,944)	(737)	(3,681)	3,681	—
Provision for loan losses	(6,550)	—	—	(6,550)	—	(6,550)

Income (loss) before income taxes	$10,941	$(1,757)	$33,639	$42,823	$—	$42,823

Total assets as of December 31, 2007	$1,604,690	$11,082	$4,738,719	$6,354,491	$(354,636)	$5,999,855

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	ORIENTAL FINANCIAL GROUP INC. (HOLDING COMPANY ONLY) FINANCIAL INFORMATION

As a bank holding company subject to the regulations of the Federal Reserve Board, the Group must obtain approval from the Federal Reserve Board for any dividend if the total of all dividends declared by it in any calendar year would exceed the total of its consolidated net profits for the year, as defined by the Federal Reserve Board, combined with its retained net profits for the two preceding years. The payment of dividends by the Bank to the Group may also be affected by other regulatory requirements and policies, such as the maintenance of certain regulatory capital levels. For the year ended December 31, 2008, the Bank paid $33.1 million in dividends to the Group. No dividends were paid during the years ended December 31, 2009 and 2007.

The following condensed financial information presents the financial position of the holding company only as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009, 2008 and 2007:

ORIENTAL FINANCIAL GROUP INC.

CONDENSED STATEMENTS OF FINANCIAL POSITION INFORMATION
(Holding Company Only)

	December 31,
	2009	2008
	(In thousands)

ASSETS
Cash and cash equivalents	$36,056	$27,037
Investment securities available-for-sale, at fair value	112,565	344,610
Other investment securities	150	150
Investment in bank subsidiary, equity method	307,997	216,691
Investment in nonbank subsidiaries, equity method	8,817	9,065
Due from bank subsidiary, net	94	45
Deferred tax asset, net	595	428
Other assets	1,779	4,074

Total assets	$468,053	$602,100

LIABILITIES AND STOCKHOLDERS’ EQUITY
Securities sold under agreements to repurchase	$100,236	$300,708
Subordinated capital notes	36,083	36,083
Dividend payable	972	3,402
Accrued expenses and other liabilities	596	590

Total liabilities	137,887	340,783
Stockholders’ equity	330,166	261,317

Total liabilities and stockholders’ equity	$468,053	$602,100

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF OPERATIONS INFORMATION
(Holding Company Only)

	Year Ended December 31,
	2009	2008	2007
		(In thousands)

Income (loss):
Dividends from bank subsidiary	$—	$33,000	$—
Interest income	10,501	18,148	6,968
Loss on early extinguishment of repurchase agreements	(17,551)	—	—
Investment and trading activities, net and other	24,643	4,350	3,972

Total income	17,593	55,498	10,940

Expenses:
Interest expense	10,810	15,939	7,234
Operating expenses	4,817	4,084	4,767

Total expenses	15,627	20,023	12,001

Income (loss) before income taxes	1,966	35,475	(1,061)
Income tax (expense) benefit	(1,400)	41	33

Income (loss) before changes in undistributed
earnings (losses) of subsidiaries	566	35,516	(1,028)
Equity in undistributed earnings (losses) from:
Bank subsidiary	22,626	(8,566)	43,238
Nonbank subsidiaries	(247)	(160)	(945)

Net income	$22,945	$26,790	$41,265

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME INFORMATION
(Holding Company Only)

	Year Ended December 31,
	2009	2008	2007
		(In thousands)

Net Income	$22,945	$26,790	$41,265

Other comprehensive income (loss):
Unrealized gain (loss) on securities available-for-sale arising during the year	4,521	(3,748)	4,965
Realized gain on securities available-for-sale arising during the year	(6,620)	(1,558)	(719)
Other comprehensive income (loss) from bank subsidiary	55,929	(104,873)	(333)
Income tax effect related to unrealized loss (gain) on securities available-for-sale	(23)	1,007	(829)

Total other comprehensive income (loss) for the year	53,807	(109,172)	3,084

Total comprehensive income (loss)	$76,752	$(82,382)	$44,349

ORIENTAL FINANCIAL GROUP INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS INFORMATION
(Holding Company Only)

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Cash flows from operating activities:
Net income	$22,945	$26,790	$41,265

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed (earnings) losses from banking subsidiary	(22,626)	8,566	(43,239)
Equity in undistributed losses (earnings) from non-banking subsidiaries	247	160	945
Amortization of premiums, net of accretion discounts on investment securities	79	(649)	(454)
Write-down of other investment securities	—	—	330
Loss (gain) on derivative activities	—	—	(1,620)
Loss on early extinguishment of repurchase agreements	17,551	—	—
Realized gain (loss) on sale of investments	(6,620)	(1,575)	(1,049)
Stock based compensation	742	559	86
Deferred income tax (benefit) expense	(190)	(229)	(33)
(Increase) decrease in other assets	2,294	2,225	(2,028)
Increase (decrease) in accrued expenses, other liabilities, and dividend payable	(2,746)	316	762

Net cash provided by (used in) operating activities	11,676	36,163	(5,035)

Cash flows from investing activities:
Purchase of securities available for sale	(1,562,012)	(1,016,855)	(944,199)
Redemptions and sales of securities available-for-sale	337,600	671,809	314,692
Proceeds from sale of investment securities available-for-sale	1,463,149	316,575	317,774
Transfer of security held-to-maturity to a subsidiary	—	—	10,792
Redemptions of securities held-to-maturity	—	—	11,100
Redemptions and sales of other securities	—	1,525	28,944
Net (increase) decrease in due from bank subsidiary, net	(49)	1,388	(982)
Net (increase) decrease in due from non bank subsidiary, net	—	—	(451)
Capital contribution to banking subsidiary	(15,000)	(5,000)	—

Net cash provided by (used in) investing activities	223,688	(30,558)	(262,330)

Cash flows from financing activities:
Net increase (decrease) in securities sold under agreements to repurchase	(217,551)	—	300,000
Proceeds from exercise of stock options	—	2,175	1,080
Net (decrease) increase in due to bank subsidiaries, net	—	(656)	(3,528)
Proceeds from termination of derivative instruments	—	—	1,620
Purchase of treasury stock	(182)	(86)	(4,067)
Capital contribution	78	—	—
Dividends paid	(8,690)	(18,410)	(18,413)

Net cash provided by (used in) financing activities	(226,345)	(16,977)	276,692

Increase in cash and cash equivalents	9,019	(11,372)	9,327
Cash and cash equivalents at beginning of year	27,037	38,409	29,082

Cash and cash equivalents at end of year	$36,056	$27,037	$38,409

ORIENTAL FINANCIAL GROUP INC.

SELECTED FINANCIAL DATA
YEARS ENDED DECEMBER 31,2009, 2008, 2007, 2006 AND 2005
AND FOR THE FISCAL YEAR PERIOD ENDED JUNE 30, 2005

						Fiscal Year
						Ended
	Year Ended December 31,					June 30,
	2009	2008	2007	2006	2005	2005
		(In thousands, except per share data)			(Unaudited)

EARNINGS:
Interest income	$319,401	$339,039	$289,364	$232,311	$201,534	$189,312
Interest expense	188,468	227,728	215,634	188,185	127,456	102,899

Net interest income	130,933	111,311	73,730	44,126	74,078	86,413
Provision for loan losses	15,650	8,860	6,550	4,388	3,412	3,315

Net interest income after provision for loan losses	115,283	102,451	67,180	39,738	70,666	83,098
Non-interest income (loss)	(1,988)	(12,242)	42,502	17,238	28,920	34,885
Non-interest expenses	83,378	72,742	66,859	63,713	57,856	59,963

Income (loss) before taxes	29,917	17,467	42,823	(6,737)	41,730	58,020
Income tax (benefit) expense	6,972	(9,323)	1,558	(1,631)	(2,168)	(1,649)

Net Income (loss)	22,945	26,790	41,265	(5,106)	43,898	59,669
Less: dividends on preferred stock	(4,802)	(4,802)	(4,802)	(4,802)	(4,802)	(4,802)

Income available (loss) to common shareholders	$18,143	$21,988	$36,463	$(9,908)	$39,096	$54,867

PER SHARE AND DIVIDENDS DATA(1):
Earnings (loss) per common shares (basic)	$0.75	$0.91	$1.50	$(0.40)	$1.58	$2.23

Earnings (loss) per common shares (diluted)	$0.75	$0.90	$1.50	$(0.40)	$1.56	$2.14

Average common shares outstanding	24,289	24,260	24,326	24,562	24,750	24,571
Average potential common share-options	17	67	41	101	333	1,104

Average shares and shares equivalents	24,306	24,327	24,367	24,663	25,083	25,675

Book value per common share	$10.82	$7.96	$12.08	$10.98	$11.13	$10.88

Market price at end of period	$10.80	$6.05	$13.41	$12.95	$12.36	$15.26

Cash dividends declared per common share	$0.16	$0.56	$0.56	$0.56	$0.56	$0.55

Cash dividends declared on common shares	$3,888	$13,608	$13,611	$13,753	$13,583	$13,522

	December 31,					June 30,
	2009	2008	2007	2006	2005	2005
					(unaudited)

PERIOD END BALANCES:
Investments and loans
Investment securities	$4,974,269	$3,945,626	$4,585,610	$2,992,236	$3,476,767	$3,231,580
Loans and leases (including loans held-for-sale), net	1,140,069	1,219,112	1,179,566	1,212,370	903,308	903,604
Securities sold but not yet delivered	—	834,976	—	6,430	44,009	1,034

	$6,114,338	$5,999,714	$5,765,176	$4,211,036	$4,424,084	$4,136,218

Deposits and Borrowings
Deposits	$1,745,501	$1,785,300	$1,246,420	$1,232,988	$1,298,568	$1,252,897
Repurchase agreements	3,557,308	3,761,121	3,861,411	2,535,923	2,427,880	2,191,756
Other borrowings	472,849	373,718	395,441	247,140	404,921	399,476
Securities purchased but not yet received	413,359	398	111,431	—	43,354	22,772

	$6,189,017	$5,920,537	$5,614,703	$4,016,051	$4,174,723	$3,866,901

Stockholders’ equity
Preferred equity	$68,000	$68,000	$68,000	$68,000	$68,000	$68,000
Common equity	262,166	193,317	291,461	268,426	273,791	270,755

	$330,166	$261,317	$359,461	$336,426	$341,791	$338,755

Capital ratios
Leverage capital	6.52%	6.38%	6.69%	8.42%	10.13%	10.59%

Tier 1 risk-based capital	18.79%	17.11%	18.59%	21.57%	34.70%	36.97%

Total risk-based capital	19.84%	17.73%	19.06%	22.04%	35.22%	37.51%

SELECTED FINANCIAL RATIOS AND OTHER INFORMATION:
Return on average assets (ROA)	0.35%	0.43%	0.76%	—0.11%	0.77%	1.46%

Return on average common equity (ROE)	7.16%	9.51%	13.52%	—3.59%	11.54%	21.34%

Equity-to-assets ratio	5.04%	4.21%	5.99%	7.69%	7.52%	7.98%

Efficiency ratio	51.74%	52.65%	65.93%	84.69%	66.12%	51.39%

Expense ratio	0.87%	0.77%	0.77%	0.73%	0.85%	0.75%

Interest rate spread	2.00%	1.62%	1.27%	0.70%	1.33%	2.00%

Number of financial centers	21	23	25	25	24	24

Trust assets managed	$1,818,498	$1,706,286	$1,962,226	$1,848,596	$1,875,300	$1,823,292
Broker-dealer assets gathered	1,269,284	1,195,739	1,281,168	1,143,668	1,132,286	1,135,115

Assets managed	3,087,782	2,902,025	3,243,394	2,992,264	3,007,586	2.958,407
Assets owned	6,550,833	6,205,536	5,999,855	4,371,986	4,546,949	4,246,865

Total financial assets managed and owned	$9,638,615	$9,107,561	$9,243,249	$7,364,250	$7,554,535	7,205,272

(1)	Per share related information has been retroactively adjusted to reflect stock splits and stock dividends, when applicable.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009

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

From time to time, the Group uses certain non-GAAP measures of financial performance to supplement the financial statements presented in accordance with GAAP. The Group presents non-GAAP measures when its management believes that the additional information is useful and meaningful to investors. Non-GAAP measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. The Group’s management has reported and discussed the results of operations herein both on a GAAP basis and on a pre-tax operating income basis. The Group’s management believes that, given the nature of the items excluded from the definition of pre-tax operating income, it is useful to state what the results of operations would have been without them so that investors can see the financial trends from the Group’s continuing business.

Comparison of the years ended December 31, 2009 and 2008:

During the year ended December 31, 2009, the Group continued to perform well despite the turbulent credit market and the recession in Puerto Rico. Highlights of the year included:

•	Pre-tax operating income (net interest income after provision for loan losses, core non-interest income from banking and financial service revenues, less non-interest expenses) of approximately $62.1 million increased 9.9% compared to $56.6 million in the previous year. Pre-tax operating income is calculated as follows:

	Year Ended December 31,
	2009	2008	2007

PRE-TAX OPERATING INCOME
Net interest income after provision for loan losses	$115,283	$102,451	$67,180
Core non-interest income
Financial service revenues	14,473	16,481	17,295
Banking service revenues	6,020	5,726	7,862
Investment banking revenues (losses)	(4)	950	126
Mortgage banking activities	9,728	3,685	2,401

Total core non-interest income	30,217	26,842	27,684
Less non interest expenses	(83,378)	(72,742)	(66,859)

Total Pre-tax operating income	$62,122	$56,551	$28,005

•	Net interest income increased 17.6%, to $130.9 million, due to an improvement in the net interest margin to 2.14% from 1.86%, primarily reflecting lower cost of funds.

•	Core banking and financial service revenues increased 12.6%, to $30.2 million, primarily reflecting a $6.0 million increase in mortgage banking activities, to $9.7 million.

•	Retail deposits, benefiting from expanded market share, grew 29.8% or $323.0 million, to $1.4 billion, enabling the Group to reduce higher cost deposits.

•	Higher cost brokered deposits decreased 60.8% or $315.2 million, and other wholesale institutional deposits decreased 25.8% or $47.6 million.

•	Non-interest expenses increased 14.6%, to $83.4 million, largely the result of the industry-wide increase in Federal Deposit Insurance Corporation (FDIC) insurance assessments.

•	Results for the year also include gains on: (i) sales of agency securities of $78.3 million, (ii) derivative activities of $28.9 million, and (iii) trading activities of $12.6 million.

•	In December 2009, the Group made the strategic decision to sell $116.0 million of CDOs at a loss of $73.9 million, including non-credit portion of impairment value previously recorded as unrealized loss in other comprehensive loss.

•	For the same strategic reasons, in early January 2010, the Group sold $420.1 million of non-agency CMOs at a loss of $45.8 million. This loss was accounted for as other-than-temporary impairment in the fourth quarter of 2009 and no additional gain or loss was realized on the sale in January 2010, since these assets were sold at the same value reflected at December 31, 2009.

•	After giving effect to these transactions approximately 96% of the Group’s investment securities portfolio consist of fixed-rate mortgage-backed securities or notes, guaranteed or issued by FNMA, FHLMC or GNMA, and U.S. agency senior debt obligations, backed by a U.S. government sponsored entity or the full faith and credit of the U.S. government. This compares to 85% at September 30, 2009.

•	Stockholders’ equity increased $68.8 million or 26.3%, to $330.2 million, at December 31, 2009, compared to a year ago, due to earnings retention and improved mark to market valuation of the Group’s investment portfolio.

Income Available to Common Shareholders

For the year ended December 31, 2009, the Group’s income available to common shareholders totaled $18.1 million, compared to $22.0 million a year-ago. Earnings per basic and fully diluted common share were $0.75, for the year ended December 31, 2009, compared to earnings per basic and fully diluted common share of $0.91 and $0.90, respectively, in the year ended December 31, 2008.

Return on Average Assets and Common Equity

Return on average common equity (ROE) for the year ended December 31, 2009 was 7.16%, down from 9.51% for the year ended December 31, 2008. Return on average assets (ROA) for the year ended December 31, 2009 was 0.35%, down from 0.43% for the year ended December 31, 2008. The decrease is mostly due to a 14.4% decrease in net income from $26.8 million in the year ended December 31, 2008 to $22.9 million the year 2009.

Net Interest Income after Provision for Loan Losses

Net interest income after provision for loan losses increased 12.5% for the year ended December 31, 2009, totaling $115.3 million, compared with $102.5 million last year. Growth reflects the significant reduction in cost of funds, which has declined more rapidly than the yield on interest-earning assets.

Non-Interest Expenses

Non-interest expenses increased 14.6% to $83.4 million for the year ended December 31, 2009, compared to $72.7 million in the previous year, largely the result of the industry-wide increase in FDIC insurance assessments, resulting in an efficiency ratio of 51.74% for the year ended December 31, 2009 (compared to 52.65% for the year ended December 31, 2008).

Income Tax Expense

As a result of increased operating income, investment gains, and income tax rates for financial institutions and international banking entities doing business in Puerto Rico, the income tax expense was $7.0 million for the year ended December 31, 2009, compared to a benefit of $9.3 million in the year ended December 31, 2008.

Assets Managed

Assets managed by the trust division, the pension plan administration subsidiary, and the broker-dealer subsidiary increased from $2.902 billion as of December 31, 2008 to $3.088 billion as of December 31, 2009. The Group’s trust division offers various types of individual retirement accounts (“IRA”) and manages 401(K) and Keogh retirement plans and custodian and corporate trust accounts, while Caribbean Pension Consultants, Inc. (“CPC”) manages the administration of private pension plans. At December 31, 2009, total assets managed by the Group’s trust division and CPC amounted to $1.819 billion, compared to $1.706 billion at December 31, 2008. The Group’s broker-dealer subsidiary offers a wide array of investment alternatives to its client base, such as tax-advantaged fixed income securities, mutual funds, stocks, bonds and money management wrap-fee programs. At December 31, 2009, total assets gathered by the broker-dealer from its customer investment accounts increased to $1.269 billion, compared to $1.196 billion at December 31, 2008.

Interest Earning Assets

The investment portfolio amounted to $4.974 billion at December 31, 2009, a 26.1% increase compared to $3.946 billion at December 31, 2008, while the loan portfolio decreased 6.5% to $1.140 billion at December 31, 2009, compared to $1.219 billion at December 31, 2008. The increase in assets owned is mostly due to securities purchased but not yet received at December 31, 2009 amounting to $413.4 million and securities sold but not yet delivered at December 31, 2008 amounting to $835.0 million.

The mortgage loan portfolio totaled $918.9 million at December 31, 2009, an 8.1% decrease from $1.0 billion at December 31, 2008. Mortgage loan production for the year ended December 31, 2009, totaled $243.7 million, which represents an increase of 6.0% from the preceding year. The Group sells most of its conforming mortgages, which represented 89% of 2009 production, into the secondary market, retaining servicing rights.

Interest Bearing Liabilities

Total deposits amounted to $1.746 billion at December 31, 2009, a decrease of 2.2% compared to $1.785 billion at December 31, 2008, primarily due to decreased brokered and wholesale deposits.

Stockholders’ Equity

Stockholders’ equity at December 31, 2009, was $330.2 million, compared to $261.3 million at December 31, 2008, mainly due to earnings retention and improved mark to market valuation on the Group’s investment portfolio.

Tangible common equity to risk-weighted assets and total equity to risk-weighted assets at December 31, 2009 increased to 11.79% and 14.96%, respectively, from 8.40% and 11.47% respectively, at December 31, 2008.

The Group maintains capital ratios in excess of regulatory requirements. At December 31, 2009, Tier 1 Leverage Capital Ratio was 6.52% (1.63 times the requirement of 4.00%), Tier 1 Risk-Based Capital Ratio was 18.79% (4.70 times the requirement of 4.00%), and Total Risk-Based Capital Ratio was 19.84% (2.48 times the requirement of 8.00%).

Due to the initial adoption of FASB ASC 320-10-65-1, in the second quarter of 2009 the Group reclassified the noncredit-related portion of other-than-temporary impairment losses previously recognized in earnings in the third quarter of 2008 for an amount of $14.4 million that increased retained earnings and accumulated other comprehensive loss. This reclassification had a positive impact on regulatory capital, but no impact on stockholders’ equity.

Financial Service-Banking Franchise

The Group’s niche market approach to the integrated delivery of services to mid and high net worth clients performed well as Oriental expanded market share based on its service proposition and capital strength, as opposed to using rates to attract loans or deposits.

Lending

Total loan production and purchases of $323.3 million for the year remained strong compared to $297.1 million in previous year, as the Group’s capital levels and low credit losses enabled it to continue prudent lending.

The Group sells most of its conforming mortgages, which represented 90% of 2009 production, into the secondary market, and retains servicing rights. As a result, mortgage banking activities now reflect originations as well as a growing servicing portfolio, a source of recurring revenue.

Deposits

Retail deposits, benefiting from expanded market share grew 29.8% to $1.406 billion in December 31, 2009 from $1.083 billion in 2008, enabling the Group to reduce higher cost deposits. Higher cost brokered deposits and other wholesale institutional deposits decreased 60.8% and 25.8%, respectively, to $203.3 million and $136.7 million, respectively, in December 31, 2009, from $518.4 million and $184.3 million, respectively, in December 31, 2008.

Assets Under Management

Total client assets managed increased 6.4%, to $3.088 billion as of December 31, 2009, with the opening of new trust, Keogh, 401K and wealth management accounts.

Credit Quality

Net credit losses increased $1.9 million, to $6.7 million, representing 0.57% of average loans outstanding, versus 0.39% in 2008. The allowance for loan losses stood at $23.3 million (2.00% of total loans) at December 31, 2009, compared to $14.3 million (1.15% of total loans) a year ago.

Non-performing loans (NPLs) increased 34.7% or $26.9 million in the year. The Group’s NPLs generally reflect the economic environment in Puerto Rico. Nonetheless, the Group does not expect non-performing loans to result in significantly higher losses as most are well-collateralized with adequate loan-to-value ratios. In residential mortgage lending, more than 90% of the Group’s portfolio consists of fixed-rate, fully amortizing, fully documented loans that do not have the level of risk generally associated with subprime loans. In commercial lending, more than 90% of all loans are collateralized by real estate.

The Investment Securities Portfolio

Results for the year included gains on: (i) sales of agency securities of $78.3 million, (ii) derivative activities of $28.9 million, and (iii) trading activities of $12.6 million.

Also during December 2009, the Group made the strategic decision to sell $116.0 million of CDOs at a loss of $73.9 million, including non-credit portion of impairment value previously recorded as unrealized loss in other comprehensive loss

For the same strategic reasons, in early January 2010, the Group sold $420.1 million of non-agency CMOs at a loss of $45.8 million. This loss was accounted for as other-than-temporary impairment in the fourth quarter of 2009 and no additional gain or loss was realized on the sale in January 2010, since these assets were sold at the same value reflected at December 31, 2009.

After giving effect to the aforementioned transactions, approximately 96% of the Group’s investment securities portfolio consists of fixed-rate mortgage-backed securities or notes, guaranteed or issued by FNMA, FHLMC or GNMA, and U.S. agency senior debt obligations, backed by a U.S. government sponsored entity or the full faith and credit of the U.S. government. This compares to 85% at September 30, 2009.

Comparison of the years ended December 31, 2008 and 2007

For the year ended December 31, 2008, the Group reported income available to common shareholders of $22.0 million compared to $36.5 million in 2007, with income per common share (diluted) of $0.90 compared to $1.50. Excluding the other-than-temporary impairment (OTTI) non-cash loss of $55.8 million, net of tax ($2.29 per diluted share), reported in the third quarter of 2008, the Group had income available to common shareholders of $77.8 million, with income per common share (basic and diluted) of $3.19.

Return on common equity (ROE) and return on assets (ROA) for the year ended December 31, 2008 were 9.51% and 0.43%, respectively, from 13.52% and 0.76%, respectively, in the same period of 2007.

Net interest income represented 112.4% of the Group’s total revenues (defined as net interest income plus non-interest income) in the year ended December 31, 2008. During the year ended December 31, 2008, net interest income was $111.3 million, an increase of 51.0% from the $73.7 million recorded for the same period of 2007. Higher interest income reflected increased investment securities and loan volume and lower average costs of deposits and borrowings. Interest rate spread for the year ended December 31, 2008 was 1.62% compared to 1.19% in the same period of 2007. At December 31, 2008 average interest earning assets increased 16.9% to $6.0 billion, compared to $5.1 billion at December 31, 2007, reflecting a 21.2% increase in investments from $3.9 billion to $4.8 billion.

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

Stockholders’ equity as of December 31, 2008 was $261.3 million, a decrease of 28.0% from $359.5 million as of December 31, 2007 reflecting a decreased mark-to-market valuation on the available for sale investment securities portfolio. The Group’s capital ratios are above regulatory capital requirements. At December 31, 2008, the Tier 1 Leverage Capital Ratio was 6.38%, Tier 1 Risk-Based Capital Ratio was 17.11%, and Total Risk-Based Capital Ratio was 17.73%.

TABLE 1 — ANALYSIS OF NET INTEREST INCOME AND CHANGES DUE TO VOLUME/RATE:
For the Years Ended December 31, 2009 and 2008

	Interest		Average rate		Average balance
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008	2009	2008
	(Dollars in thousands)

A — TAX EQUIVALENT SPREAD
Interest-earning assets	$319,401	$339,039	5.22%	5.68%	$6,117,104	$5,973,225
Tax equivalent adjustment	105,407	112,077	1.72%	1.88%	—	—

Interest-earning assets — tax equivalent	424,808	451,116	6.94%	7.56%	6,117,104	5,973,225
Interest-bearing liabilities	188,467	227,728	3.22%	4.06%	5,859,249	5,602,622

Tax equivalent net interest income / spread	$236,341	$223,388	3.72%	3.50%	$257,855	$370,603

Tax equivalent interest rate margin			3.86%	3.74%

B — NORMAL SPREAD
Interest-earning assets:
Investments:
Investment securities	$244,815	$257,947	5.11%	5.49%	$4,792,378	$4,702,428
Trading securities	940	20	3.69%	3.70%	25,441	540
Money market investments	570	1,907	0.47%	3.35%	120,395	56,856
	246,325	259,874	4.99%	5.46%	4,938,214	4,759,824

Loans:
Mortgage	60,664	66,087	6.26%	6.44%	968,400	1,026,779
Commercial	10,437	10,610	5.49%	6.57%	189,951	161,541
Consumer	1,975	2,468	9.62%	9.84%	20,539	25,081

	73,076	79,165	6.20%	6.52%	1,178,890	1,213,401

	319,401	339,039	5.22%	5.68%	6,117,104	5,973,225

Interest-bearing liabilities:
Deposits:
Non-interest bearing deposits	—	—	—	—	46,750	36,697
Now accounts	17,205	4,197	2.92%	2.44%	588,219	171,725
Savings	910	10,199	1.43%	3.36%	63,439	303,298
Certificates of deposit	36,578	35,385	3.49%	3.96%	1,047,634	894,209

	54,693	49,781	3.13%	3.54%	1,746,042	1,405,929

Borrowings:
Repurchase agreements	115,653	161,363	3.16%	4.25%	3,659,442	3,800,673
Interest rate risk management	1,102	—	0.03%	—	—	—

Total repurchase agreements	116,755	161,363	3.19%	4.25%	3,659,442	3,800,673
FHLB advances	12,074	13,457	4.18%	4.20%	288,830	320,594
Subordinated capital notes	1,465	2,304	4.06%	6.39%	36,083	36,083
FDIC-guaranteed term notes	3,175	—	3.58%	—	88,713	—
Other borrowings	306	823	0.76%	2.09%	40,139	39,343

	133,775	177,947	3.25%	4.24%	4,113,207	4,196,693

	188,468	227,728	3.22%	4.06%	5,859,249	5,602,622

Net interest income/spread	$130,933	$111,311	2.00%	1.62%

Interest rate margin			2.14%	1.86%

Excess of interest-earning assets over interest-bearing liabilities					$257,855	$370,603

Interest-earning assets over interest-bearing liabilities ratio					104.40%	106.61%

C.	CHANGES IN NET INTEREST INCOME DUE TO:

	December 31, 2009 versus December 31, 2008
	Volume	Rate	Total

Interest Income:
Investments	$8,898	$(22,447)	$(13,549)
Loans	(2,139)	(3,950)	(6,089)

	6,759	(26,397)	(19,638)

Interest Expense:
Deposits	10,654	(5,742)	4,912
Repurchase agreements	(4,506)	(40,102)	(44,608)
Other borrowings	2,166	(1,730)	436

	8,314	(47,574)	(39,260)

	$(1,555)	$21,177	$19,622

TABLE 1A — ANALYSIS OF NET INTEREST INCOME AND CHANGES DUE TO VOLUME/RATE:
For the Years Ended December 31, 2008 and 2007

	Interest		Average rate		Average balance
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007	2008	2007
	(Dollars in thousands)

A — TAX EQUIVALENT SPREAD
Interest-earning assets	$339,039	$289,364	5.68%	5.66%	$5,973,225	$5,108,910
Tax equivalent adjustment	112,077	96,460	1.88%	1.89%	—	—

Interest-earning assets — tax equivalent	451,116	385,824	7.56%	7.55%	5,973,225	5,108,910
Interest-bearing liabilities	227,728	215,634	4.06%	4.47%	5,602,622	4,822,058
Tax equivalent net interest income / spread	$223,388	$170,190	3.50%	3.08%	$370,603	$286,852

Tax equivalent interest rate margin			3.74%	3.33%

B — NORMAL SPREAD
Interest-earning assets:
Investments:
Investment securities	$257,947	$200,057	5.49%	5.18%	$4,702,428	$3,863,221
Investment management fees	—	(210)	—	−0.01%	—	—

Total investment securities	257,947	199,847	5.49%	5.17%	4,702,428	3,863,221
Trading securities	20	27	3.70%	3.33%	540	810
Money market investments	1,907	3,688	3.35%	5.78%	56,856	63,818

	259,874	203,562	5.46%	5.18%	4,759,824	3,927,849

Loans:
Mortgage	66,087	66,343	6.44%	6.59%	1,026,779	1,007,391
Commercial	10,610	16,061	6.57%	11.17%	161,541	143,819
Consumer	2,468	3,398	9.84%	11.38%	25,081	29,851

	79,165	85,802	6.52%	7.26%	1,213,401	1,181,061

	339,039	289,364	5.68%	5.66%	5,973,225	5,108,910

Interest-bearing liabilities:
Deposits:
Non-interest bearing deposits	—	—	—	—	36,697	35,589
Now accounts	4,197	818	2.44%	1.28%	171,725	64,010
Savings	10,199	13,958	3.36%	4.39%	303,298	318,207
Certificates of deposit	35,385	38,018	3.96%	4.90%	894,209	775,315

	49,781	52,794	3.54%	4.42%	1,405,929	1,193,121

Borrowings:
Repurchase agreements	161,363	147,847	4.25%	4.45%	3,800,673	3,323,696
Interest rate risk management	—	(773)	0.00%	−0.02%	—	—
Financing fees	—	586	0.00%	0.02%	—	—

Total repurchase agreements	161,363	147,660	4.25%	4.44%	3,800,673	3,323,696
FHLB advances	13,457	10,883	4.20%	4.45%	320,594	244,445
Subordinated capital notes	2,304	3,138	6.39%	8.70%	36,083	36,083
Term notes	—	176	—	5.04%	—	3,493
Other borrowings	823	983	2.09%	4.63%	39,343	21,220

	177,947	162,840	4.24%	4.49%	4,196,693	3,628,937

	227,728	215,634	4.06%	4.47%	5,602,622	4,822,058

Net interest income/spread	$111,311	$73,730	1.62%	1.19%

Interest rate margin			1.86%	1.44%

Excess of interest-earning assets over interest-bearing liabilities					$370,603	$286,852

Interest-earning assets over interest-bearing liabilities ratio					106.61%	105.95%

C.	CHANGES IN NET INTEREST INCOME DUE TO:

	December 31, 2008 versus December 31, 2007
	Volume	Rate	Total

Interest Income:
Investments	$43,118	$13,194	$56,312
Loans	2,349	(8,986)	(6,637)

	45,467	4,208	49,675

Interest Expense:
Deposits	9,417	(12,430)	(3,013)
Repurchase agreements	21,191	(7,488)	13,703
Other borrowings	4,514	(3,110)	1,404

	35,122	(23,028)	12,094

	$10,345	$27,236	$37,581

Net Interest Income

Comparison of the years ended December 31, 2009 and 2008:

Net interest income is a function of the difference between rates earned on the Group’s interest-earning assets and rates paid on its interest-bearing liabilities (interest rate spread) and the relative amounts of its interest-earning assets and interest-bearing liabilities (interest rate margin). As further discussed in the Risk Management section of this report, the Group constantly monitors the composition and re-pricing of its assets and liabilities to maintain its net interest income at adequate levels. Table 1 shows the major categories of interest-earning assets and interest-bearing liabilities, their respective interest income, expenses, yields and costs, and their impact on net interest income due to changes in volume and rates for the years ended December 31, 2009 and 2008.

Net interest income amounted to $130.9 million for the year ended December 31, 2009, an increase of 17.6% from $111.3 million in the same period of 2008. The increase for the year 2009 reflects a 17.2% decrease in interest expense, due to a negative rate variance of interest-bearing liabilities of $47.6 million, partially offset by a positive volume variance of interest-bearing liabilities of $8.3 million. The decrease of 5.8% in interest income for the year ended December 31, 2009 was primarily the result of a decrease of $26.4 million in rate variance, partially offset by an increase of $6.8 million in volume variance. Interest rate spread increased 38 basis points to 2.0% for the year ended December 31, 2009 from 1.62% for the same period of 2008. This increase reflects a 84 basis point decrease in the average cost of funds to 3.22% for the year ended December 31, 2009 from 4.06% for the same period of 2008, partially offset by a 46 basis point decrease in the average yield of interest earning assets to 5.22% for the year ended December 31, 2009 from 5.68% for the same period of 2008.

Interest income decreased 5.8% to $319.4 million for the year ended December 31, 2009, as compared to $339.0 million for the period of 2008, reflecting the decrease in yields. Interest income is generated by investment securities, which accounted for 77.1% of total interest income, and from loans, which accounted for 22.9% of total interest income. Interest income from investments decreased 5.2% to $246.3 million, due to a decrease in yield of 47 basis points from 5.46% to 4.99%. Interest income from loans decreased 7.7% to $73.1 million, mainly due to a 47.2% increase in loans on which the accrual of interest has been discontinued, which grew to $57.1 million from $38.8 million. In addition, yields on loans decreased from 6.52% in 2008 to 6.20% in 2009.

Interest expense decreased 17.2%, to $188.5 million for the year ended December 31, 2009, from $227.7 million for the same period of 2008. The decrease is due to a significant reduction in cost of funds, which has decreased 84 basis points from 4.06% to 3.25%. Reduction in the cost of funds is mostly due to structured repurchase agreements amounting to $1.25 billion, which reset at the put date at a formula which is based on the three-month LIBOR rate less fifteen times the difference between the ten-year SWAP rate and the two-year SWAP rate, with a minimum of 0.00% on $1.0 billion and 0.25% on $250 million, and a maximum of 10.6%. These repurchase agreements bear the respective minimum rates of 0.0% (from March 6, 2009) and 0.25% (from March 2, 2009) to at least their next put dates scheduled for March 2010. For the year 2009 the cost of deposits decreased 41 basis points to 3.13%, as compared to the period of 2008. The decrease reflects lower average rates paid on higher balances, most significantly in savings and certificates of deposit accounts. For the year 2009 the cost of borrowings decreased 99 basis points to 3.25% from the same period of 2008.

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

Interest income increased 17.2% to $339.0 million for the year ended December 31, 2008, as compared to $289.4 million for the period of 2007, reflecting the increase in the average balance of interest earning assets and yields. Interest income is generated by investment securities, which accounted for 76.7% of total interest income, and from loans, which accounted for 23.3% of total interest income. Interest income from investments increased 27.7% to $259.9 million, due to a 21.2% increase in the average balance of investments, which grew to $4.8 billion from $3.9 billion, mostly due to an increase in yield of 28 basis points from 5.18% to 5.46%. Interest income from loans decreased 7.7% to $79.2 million, mainly due to a 41.8% increase in loans on which the accrual of interest has been discontinued, which grew to $38.8 million from $27.3 million. Yields decreased from 7.26% in 2007 to 6.52% in 2008.

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

TABLE 2 — NON-INTEREST INCOME (LOSS) SUMMARY
FOR THE YEARS ENDED ENDED DECEMBER 31, 2009, 2008, AND 2007

	Year Ended December 31,
	2009	2008	Variance%	2007
		(Dollars in thousands)

Financial service revenues	$14,473	$16,481	−12.2%	$17,295
Banking service revenues	6,020	5,726	5.1%	7,862
Investment banking revenues (losses)	(4)	950	−100.4%	126
Mortgage banking activities	9,728	3,685	164.0%	2,401

Total banking and financial service revenues	30,217	26,842	12.6%	27,684

Excess of amortized costs over fair value on other-than-temporarily impaired securities	(101,472)	(58,804)	−72.6%	—
Non-credit related unrealized loss on securities recognized in other comprehensive income	41,398	—	100.0%	—

Other-than-temporary impairments on securities	(60,074)	(58,804)	2.2%	—
Net gain (loss) on:
Sale of securities	4,385	35,070	−87.5%	2,953
Derivatives	28,927	(12,943)	323.5%	10,997
Early extinguishment of repurchase agreements	(17,551)	—	−100.0%	—
Mortgage tax credits	—	(2,480)	100.0%	—
Trading securities	12,564	(13)	100.0%	23
Foreclosed real estate	(570)	(670)	14.9%	(349)
Other investments	43	148	71.0%	1,174
Other	71	608	−88.3%	20

	(32,205)	(39,084)	−17.6%	14,818

Total non-interest income (loss)	$(1,988)	$(12,242)	−83.8%	$42,502

Non-Interest Income

Comparison of the years ended December 31, 2009 and 2008:

Non-interest income is affected by the amount of securities, derivatives and trading transactions, the level of trust assets under management, transactions generated by the gathering of financial assets by the securities broker-dealer subsidiary, the level of investment and mortgage banking activities, and the fees generated from loans, deposit accounts, and insurance activities. As shown in Table 2, the Group recorded a loss in non-interest income in the amount of $2.0 million for the year ended December 31, 2009, compared to a loss of $12.2 million during 2008.

Financial services revenues, which consist of commissions and fees from fiduciary activities, and commissions and fees from securities brokerage and insurance activities, decreased 12.2%, to $14.5 million in the year ended December 31, 2009, from $16.5 million in the same period of 2008. Banking service revenues, which consist primarily of fees generated by deposit accounts, electronic banking services, and customer services, increased 5.1% to $6.0 million in the year ended December 31, 2009, from $5.7 million in the same period of 2008. Income generated from mortgage banking activities increased 164.0% in the year ended December 31, 2009, from $3.7 million in the year ended December 31, 2008, to $9.7 million in the same period of 2009 mainly the result of increased mortgage banking revenues due to the securitization and sale of mortgage loans held-for-sale into the secondary market and increase in residential mortgage loan production.

For the year ended December 31, 2009 a loss from securities, derivatives, trading activities and other investment activities was $32.2 million, compared to a loss of $39.1 million in the same period of 2008. During the year ended December 31, 2009, a gain of $28.9 million was recognized in derivatives, compared to a loss of $12.9 million in the year 2008. Gains for the year ended December 31, 2009 were mainly due to several interest-rate swap contracts that the Group entered to manage its interest rate risk exposure, which were terminated before December 31, 2009. During the third quarter of 2008, the Group charged $4.9 million as a loss in connection with equity indexed option agreements. Results for the year ended December 31, 2008 include an interest-rate swap contract that the Group entered into on January 2008 to manage the Group’s interest rate risk exposure with a notional amount of $500.0 million, which was subsequently terminated resulting in a loss to the Group of approximately $7.9 million.

Keeping with the Group’s investment strategy, during the year ended December 31, 2009 and 2008, there were certain sales of available-for-sale securities because the Group felt at the time of such sales that gains could be realized while at the same time having good opportunities to invest the proceeds in other investment securities with attractive yields and terms that would allow the Group to continue to protect its net interest margin. Sale of securities available-for-sale, which generated gains of $4.4 million for the year ended December 31, 2009, decreased 87.5% when compared to $35.1 million for the same period a year ago. Benefitting from the strategic positioning of its investment securities portfolio, the Group made the strategic decision to sell $116.0 million of CDOs at a loss of $73.9 million, including non-credit portion of impairment value previously recorded as unrealized loss in other comprehensive loss. For the same strategic reasons, in early January 2010, the Group sold $420.1 million of non-agency CMOs at a loss of $45.8 million. This loss was accounted for as other-than-temporary impairment in the fourth quarter of 2009 and no additional gain or loss was realized on the sale in January 2010, since these assets were sold at the same value reflected at December 31, 2009. During the year ended December 31, 2009, a gain of $12.6 million was recognized in trading securities, compared to a loss of $13 thousand in the previous year. During the year ended December 31, 2009 and 2008 the Group recorded an other-than-temporary impairment loss of $60.1 million and $58.8 million, respectively.

The Group adopted the provisions of FASB ASC 320-10-65-1 as of April 1, 2009. For those debt securities for which the fair value of the security is less than its amortized cost, the Group does not intend to sell such security and it is more likely than not that it will not be required to sell such security prior to the recovery of its amortized cost basis less any current period credit losses. These provisions require that the credit-related portion of other-than-temporary impairment losses be recognized in earnings while the noncredit-related portion is recognized in other comprehensive income, net of related taxes. As a result of the adoption of FASB ASC 320-10-65-1, in the year 2009 a $60.1 million net credit-related impairment loss was recognized in earnings and a $41.4 million noncredit-related impairment loss was recognized in other comprehensive income for a non-agency collateralized mortgage obligation pool not expected to be sold. Also, during the second quarter of 2009 the Group reclassified the noncredit-related portion of an other-than-temporary impairment loss previously recognized in earnings in the third quarter of 2008. This reclassification was reflected as a cumulative effect adjustment of $14.4 million that increased retained earnings and increased accumulated other comprehensive loss. The amortized cost basis of this non-agency collateralized mortgage obligation pool for which other-than-temporary impairment losses was recognized in the third quarter of 2008 was adjusted by the amount of the cumulative effect adjustment. These other-than-temporary impairment losses are not anticipated to have an income tax effect because the impaired securities are held in the Group’s IBE, and potential recoveries of these losses, if any, are expected to occur in a period in which the income earned by the Group’s IBE would be 100% exempt from income taxes.

Comparison of the years ended December 31, 2008 and 2007:

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

Securities, derivatives and trading activities revenues for the year ended December 31, 2008 amounted to a loss of $36.5 million compared to a gain of approximately $15.1 million in the same period of 2007. During the third quarter of 2008, the Group recorded other-than-temporary non cash losses of $58.8 million. This loss was partially offset by a gain of $35.1 million on the sale of securities.

TABLE 3 — NON-INTEREST EXPENSES SUMMARY
FOR THE YEARS ENDED ENDED DECEMBER 31, 2009, 2008, AND 2007

	Year Ended December 31,
	2009	2008	Variance%	2007
	(Dollars in thousands)

Compensation and employees’ benefits	$31,971	$30,572	4.6%	$28,376
Occupancy and equipment	14,763	13,843	6.6%	12,624
Professional and service fees	10,428	9,203	13.3%	7,161
Insurance	7,233	2,421	198.8%	848
Advertising and business promotion	4,208	3,970	6.0%	4,472
Taxes, other than payroll and income taxes	3,004	2,514	19.5%	2,151
Electronic banking charges	2,194	1,726	27.1%	1,826
Loan servicing expenses	1,586	1,383	14.7%	1,740
Communication	1,567	1,292	21.3%	1,302
Director and investors relations	1,374	1,159	18.6%	2,103
Clearing and wrap fees	1,177	1,250	−5.8%	1,070
Other operating expenses	3,873	3,409	13.6%	3,186

Total non-interest expenses	$83,378	$72,742	14.6%	$66,859

Relevant ratios and data:
Efficiency ratio	51.74%	52.65%		65.93%

Expense ratio	0.87%	0.77%		0.77%

Compensation and benefits to non-interest expenses	38.3%	42.0%		42.4%

Compensation to total assets	0.49%	0.50%		0.47%

Average compensation per employee	$59.1	$56.9		$53.5

Average number of employees	541	537		522

Assets owned per average employee	$12,109	$11,552		$11,320

Total workforce	526	539		518

Non-Interest Expenses

Comparison of the years ended December 31, 2009 and 2008:

Non-interest expenses for the year ended December 31, 2009 increased 14.6% to $83.4 million, compared to $72.7 million for the same period of 2008, primarily as a result of higher insurance expense, compensation and employees’ benefits, professional services fees, and occupancy and equipment. During the year ended December 31, 2009, insurance expense increased 198.8% to $7.2 million from $2.4 million, as the result of the industry-wide increase in FDIC insurance assessments. Compensation and employees’ benefits increased 4.6% to $32.0 million from $30.6 million in the year ended December 31, 2008. Professional fees increased 13.3% from $9.2 million in the year ended December 31, 2008 to $10.4 million in the year ended December 31, 2009. Occupancy and equipment increased 6.6% from $13.8 million in the year ended December 31, 2008 to $14.8 million in the year ended December 31, 2009. In the year ended December 31, 2009, taxes, other than payroll and income taxes, electronic banking charges, communication, loan servicing expenses, director and investor relations expenses, and other operating expenses increased 19.5%, 27.1%, 21.3%, 14.7%, 18.6% and 13.6%, respectively, compared to the year ended December 31, 2008.

The non-interest expense results reflect an efficiency ratio of 51.74% for the year ended December 31, 2009, compared to 52.65% in 2008. The efficiency ratio measures how much of a company’s revenue is used to pay operating expenses. The Group computes its efficiency ratio by dividing non-interest expenses by the sum of its net interest income and non-interest income, but excluding gains on sale of investments securities, derivatives gains or losses, credit-related other-than-temporary impairment losses, and other income that may be considered volatile in nature. Management believes that the exclusion of those items permit greater comparability. Amounts presented as part of non-interest income that are excluded from the efficiency ratio computation amounted to $32.2 million and $39.1 million for years ended December 31, 2009 and 2008, respectively.

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

Provision for Loan Losses

Comparison of the years ended December 31, 2009 and 2008:

The provision for loan losses for the year ended December 31, 2009 totaled $15.7 million, a 76.6% increase from the $8.9 million reported for 2008. Based on an analysis of the credit quality and the composition of the Group’s loan portfolio, management determined that the provision for 2009 was adequate in order to maintain the allowance for loan losses at an adequate level.

Net credit losses increased $1.9 million, to $6.7 million, representing 0.57% of average loans outstanding, versus 0.39% in 2008. The allowance for loan losses stood at $23.3 million (2.00% of total loans) at December 31, 2009, compared to $14.3 million (1.16% of total loans) a year ago.

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

Included in the review of individual loans are those that are impaired. A loan is considered impaired when, based on current information and events, it is probable that the Group will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent. Loans are individually evaluated for impairment, except large groups of small balance homogeneous loans that are collectively evaluated for impairment, and loans that are recorded at fair value or at the lower of cost or market. The portfolios of mortgage and consumer loans are considered homogeneous, and are evaluated collectively for impairment. For the commercial loans portfolio, all loans over $250 thousand and over 90-days past due are evaluated for impairment. At December 31, 2009, the total investment in impaired commercial loans was $15.6 million, compared to $4.6 million at December 31, 2008. Impaired commercial loans are measured based on the fair value of collateral method, since all impaired loans during the period were collateral dependant. The valuation allowance for impaired commercial loans amounted to approximately $709 thousand and $1.1 million at December 31, 2009 and December 31, 2008, respectively. Net credit losses on impaired commercial loans for the year ended December 31, 2009 were $776 thousand. There were no credit losses on impaired commercial loans for the years ended December 31, 2008 and 2007. At December 31, 2009, the total investment in impaired mortgage loans was $10.7 million (December 31, 2008 — $3.0 million). Impairment on mortgage loans assessed as troubled debt restructuring was measured using the present value of cash flows. The valuation allowance for impaired mortgage loans amounted to approximately $683 thousand and $45 thousand at December 31, 2009 and 2008, respectively.

The Group, using a rating system, applies an overall allowance percentage to each loan portfolio category based on historical credit losses adjusted for current conditions and trends. This calculation is the starting point for management’s systematic determination of the required level of the allowance for loan losses. Other data considered in this determination includes: the credit grading assigned to commercial loans, delinquency levels, loss trends and other information including underwriting standards and economic trends.

Loan loss ratios and credit risk categories are updated quarterly and are applied in the context of GAAP and the Joint Interagency Guidance on the importance of depository institutions having prudent, conservative, but not excessive loan loss allowances that fall within an acceptable range of estimated losses. While management uses available information in estimating probable loan losses, future changes to the allowance may be necessary, based on factors beyond the Group’s control, such as factors affecting general economic conditions.

In the current year, the Group has not substantively changed in any material respect of its overall approach in the determination of the allowance for loan losses. The Group refined its methods of quantifying the environmental facts affecting the loan loss experience. There have been no material changes in criteria or estimation techniques as compared to prior periods that impacted the determination of the current period allowance for loan losses.

Please refer to the Allowance for Loan Losses and Non-Performing Assets section on Table 8 through Table 13 for a more detailed analysis of the allowances for loan losses, net credit losses and credit quality statistics.

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

Net credit losses increased 7.4% during 2008 primarily due to the overall deterioration of the economy in Puerto Rico. Recoveries decreased from $501 thousand for 2007 to $376 thousand for 2008. As a result, the recoveries to charge-offs ratio decreased from 10.2% in 2007, to 7.4% in 2008. Mortgage loan charge-offs in 2008 remained constant at $2.0 million compared to 2007. Commercial loans net credit losses increased to $407 thousand in 2008, when compared with $253 thousand in 2007. The commercial loans that the Group originates are mainly collateralized by mortgages.

Net credit losses on consumer loans increased when compared to 2007. In 2008, net credit losses on consumer loans were $2.3 million, an increase of 9.6% when compared to 2007 in which the Group had net credit losses of $2.1 million.

Income Taxes

The income tax expense was $7.0 million for the year ended December 31, 2009, as compared to a benefit of $9.3 million for 2008, as a result of increased operating income, investment gains, and income tax rates for financial institutions and international banking entities doing business in Puerto Rico. The effective income tax rate in 2009 was lower than the 40.95% statutory tax rate for the Group, due to the high level of tax-advantaged interest income earned on certain investments and loans, net of the disallowance of related expenses attributable to exempt income. Exempt interest relates principally to interest earned on obligations of the United States and Puerto Rico governments and certain mortgage-backed securities, including securities held by the Group’s international banking entity.

FINANCIAL CONDITION

Assets Owned

At December 31, 2009, the Group’s total assets amounted to $6.6 billion, an increase of 5.6% when compared to $6.2 billion at December 31, 2008, and interest-earning assets reached $6.1 billion, up 1.9%, versus $6.0 billion at December 31, 2008. This increase is mostly due to securities purchased but not yet received at December 31, 2009 amounting to $413.4 million.

As detailed in Table 4, investments are the Group’s largest interest-earning assets component. Investments principally consist of money market instruments, U.S. government and agency bonds, mortgage-backed securities and Puerto Rico government and agency bonds. At December 31, 2009, the investment portfolio increased 26.1% from $3.9 billion to $5.0 billion. This increase is mostly due to securities purchased but not yet received at December 31, 2009 amounting to $413.4 million and securities sold but not yet delivered at December 31, 2008 amounting to $835.0 million.

TABLE 4 — ASSETS SUMMARY AND COMPOSITION
AS OF DECEMBER 31, 2009, 2008 AND 2007

	December 31,	December 31,	Variance	December 31,
	2009	2008	%	2007
	(Dollars in thousands)

Investments:
FNMA and FHLMC certificates	$2,764,173	$1,546,750	78.7%	$1,632,733
Obligations of US Government sponsored agencies	1,007,091	941,916	6.9%	1,713,690
Non-agency collateralized mortgage obligations	446,037	529,664	−15.8%	620,529
CMO’s issued by US Government sponsored agencies	286,509	351,027	−18.4%	136,865
GNMA certificates	346,103	335,961	3.0%	212,179
Structured credit investments	38,383	136,181	−71.8%	174,531
Puerto Rico Government and agency obligations	65,732	82,927	−20.7%	72,667
FHLB stock	19,937	21,013	−5.1%	20,658
Other investments	304	187	62.6%	1,758

	4,974,269	3,945,626	26.1%	4,585,610

Loans:
Loans receivable	1,136,080	1,206,843	−5.9%	1,173,055
Allowance for loan losses	(23,272)	(14,293)	−62.8%	(10,161)

Loans receivable, net	1,112,808	1,192,550	−6.7%	1,162,894
Mortgage loans held for sale	27,261	26,562	2.6%	16,672

Total loans	1,140,069	1,219,112	−6.5%	1,179,566

Securities sold but not yet delivered	—	834,976	−100.0%	—
Total securities and loans	6,114,338	5,999,714	1.9%	5,765,176

Other assets:
Cash and due from banks	247,691	14,370	1623.7%	22,858
Money market investments	29,432	52,002	−43.4%	66,125
Accrued interest receivable	33,656	43,914	−23.4%	52,315
Premises and equipment, net	19,775	21,184	−6.7%	21,779
Deferred tax asset, net	31,685	28,463	11.3%	10,362
Foreclosed real estate	9,347	9,162	2.0%	4,207
Investment in equity indexed options	6,464	12,801	−49.5%	40,709
Other assets	58,445	23,926	144.3%	16,324

Total other assets	436,495	205,822	112.1%	234,679

Total assets	$6,550,833	$6,205,536	5.6%	$5,999,855

Investments portfolio composition:
FNMA and FHLMC certificates	55.6%	39.2%		35.6%
Obligations of US Government sponsored agencies	20.2%	23.9%		37.4%
Non-agency collateralized mortgage obligations	9.0%	13.4%		13.5%
CMO’s issued by US Government sponsored agencies	5.8%	8.9%		3.0%
GNMA certificates	7.0%	8.5%		4.6%
Structured credit investments	0.8%	3.5%		3.8%
Puerto Rico Government and agency obligations	1.3%	2.1%		1.6%
FHLB stock	0.4%	0.5%		0.5%

	100.0%	100.0%		100.0%

At December 31, 2009, approximately 96% of the Group’s investment securities portfolio consists of fixed-rate mortgage-backed securities or notes, guaranteed or issued by FNMA, FHLMC or GNMA, and U.S. agency senior debt obligations, backed by a U.S. government sponsored entity or the full faith and credit of the U.S. government. This compares to 85% at September 30, 2009.

At December 31, 2009, the Group’s loan portfolio, the second largest category of the Group’s interest-earning assets, amounted to $1.1 billion, a decrease of 6.5% when compared to the $1.2 billion at December 31, 2008. The Group’s loan portfolio is mainly comprised of residential loans, home equity loans, and commercial loans collateralized by mortgages on real estate located in Puerto Rico. As shown in Table 5, the mortgage loan portfolio amounted to $942.7 million or 81.0% of the loan portfolio as of December 31, 2009, compared to $1.0 billion or 83.0% of the loan portfolio at December 31, 2008. Mortgage production and purchases of $256.3 million for the year ended December 31, 2009 increased 8.2%, from $236.9 million, when compared to the year ended December 31, 2008. The Group sells most of its conforming mortgages into the secondary market, retaining servicing rights. Therefore, the mortgage loan portfolio decreased 7.9% from $1.0 billion in December 31, 2008 to $942.7 million December 31, 2009.

The second largest component of the Group’s loan portfolio is commercial loans. At December 31, 2009, the commercial loan portfolio totaled $197.8 million (17.0% of the Group’s total loan portfolio), in comparison to $187.1 million at December 31, 2008 (15.2% of the Group’s total loan portfolio).

The consumer loan portfolio totaled $22.9 million (2.0% of total loan portfolio at December 31, 2009), in comparison to $23.1 million at December 31, 2008 (1.9% total loan portfolio at such date). Consumer loan production increased 108.3% for the year ended December 31, 2009 from $4.4 million in 2008 to $9.2 million in 2009.

The following table summarizes the remaining contractual maturities of the Group’s total loans segmented to reflect cash flows as of December 31, 2009. Contractual maturities do not necessarily reflect the actual term of a loan, considering prepayments.

		Maturities
			After One Year to
			Five Years		After Five Years
	Balance		Fixed	Variable	Fixed	Variable
	Outstanding at	One Year	Interest	Interest	Interest	Interest
	December 31, 2009	or Less	Rates	Rates	Rates	Rates
			(In thousands)

Mortgage, mainly residential	$942,700	$11,785	$19,569	$—	$911,346	$—
Commercial, mainly real estate	197,777	75,991	50,308	43,080	17,324	11,074
Consumer	22,864	3,991	13,692	1,200	2,571	1,410

Total	$1,163,341	$91,767	$83,569	$44,280	$931,241	$12,484

TABLE 5 — LOANS RECEIVABLE COMPOSITION:
Selected Financial Data
As of December 31, 2009, 2008 and 2007

	December 31,
	2009	2008	2007
	(Dollars in thousands)

Mortgage, mainly residential	$915,439	$996,712	$986,612
Commercial, mainly real estate	197,777	187,077	157,198
Consumer	22,864	23,054	29,245

Loans receivable	1,136,080	1,206,843	1,173,055
Allowance for loan losses	(23,272)	(14,293)	(10,161)

Loans receivable, net	1,112,808	1,192,550	1,162,894
Mortgage loans held for sale	27,261	26,562	16,672

Total loans, net	$1,140,069	$1,219,112	$1,179,566

Loans portfolio composition percentages:
Mortgage, mainly residential	81.0%	83.0%	84.3%
Commercial, mainly real estate	17.0%	15.2%	13.2%
Consumer	2.0%	1.9%	2.5%

Total loans	100.0%	100.0%	100.0%

Liabilities and Funding Sources

As shown in Table 6, at December 31, 2009, the Group’s total liabilities reached $6.2 billion, 4.7% higher than the $5.9 billion reported at December 31, 2008. This increase is mostly due to securities purchased but not yet received at December 31, 2009 amounting to $413.4 million. Deposits and borrowings, the Group’s funding sources, amounted to $5.8 billion at December 31, 2009 versus $5.9 billion at December 31, 2008, a 2.4% decrease. Borrowings represented 69.8% of interest-bearing liabilities and deposits represented 30.2%.

Borrowings consist mainly of funding sources through the use of repurchase agreements, FHLB advances, FDIC-guaranteed term notes, subordinated capital notes, and other borrowings. At December 31, 2009, borrowings amounted to $4.0 billion, 2.5% lower than the $4.1 billion recorded at December 31, 2008. Repurchase agreements as of December 31, 2009 amounted to $3.6 billion, a 5.4% decrease when compared to $3.8 billion as of December 31, 2008. As part of the Group’s general banking and asset and liability management strategies, in July 2009 the Group executed a $200 million deleverage of its balance sheet at the holding company level by terminating certain repurchase agreements at a cost of approximately $17.6 million (before taxes).

The FHLB system functions as a source of credit for financial institutions that are members of a regional Federal Home Loan Bank. As a member of the FHLB, the Group can obtain advances from the FHLB, secured by the FHLB stock owned by the Group, as well as by certain of the Group’s mortgage loans and investment securities. FHLB funding amounted to $281.8 million at December 31, 2009, versus $308.4 million at December 31, 2008. These advances mature from May 2012 through May 2014.

The Group’s banking subsidiary issued in March 2009 $105 million in notes guaranteed under the FDIC Temporary Liquidity Guarantee Program. These notes are due on March 16, 2012, bear interest at a 2.75% fixed rate, and are backed by the full faith and credit of the United States. Interest on the note is payable on the 16th of each March and September, beginning September 16, 2009. Shortly after issuance of the notes, the Group paid $3.2 million (equivalent to an annual fee of 100 basis points) to the FDIC to maintain the FDIC guarantee coverage until the maturity of the notes. This cost has been deferred and is being amortized over the term of the notes. The total cost of the notes for 2009, including the amount of the debt issuance costs, was 3.58%.

At December 31, 2009, deposits, the second largest category of the Group’s interest-bearing liabilities reached $1.7 billion, down 2.2% from $1.8 billion at December 31, 2008. Retail deposits, benefiting from expanded market share, grew 29.8% to $1.4 billion in December 31, 2009 from $1.1 billion in previous year, enabling the Group to reduce higher cost deposits. Higher cost brokered deposits decreased $315.2 million or 60.8%, and other wholesale institutional deposits decreased $47.6 million or 25.8%.

At December 31, 2009, the scheduled maturities of time deposits and individual retirement accounts (IRAs) of $100 thousand or more were as follows:

(In thousands)

3 months or less	$97,568
Over 3 months through 6 months	55,775
Over 6 months through 12 months	126,426
Over 12 months	79,367

Total	$359,136

TABLE 6 — LIABILITIES SUMMARY AND COMPOSITION
AS OF DECEMBER 31, 2009, 2008 AND 2007

	December 31,	December 31,	Variance	December 31,
	2008	2008	%	2007
	(Dollars in thousands)

Deposits:
Non-interest bearing deposits	$73,548	$53,165	38.3%	$50,149
Now accounts	619,947	400,623	54.7%	68,994
Savings accounts	86,791	50,152	73.1%	387,788
Certificates of deposit	961,344	1,274,862	−24.6%	736,186

	1,741,630	1,778,802	−2.1%	1,243,117
Accrued interest payable	3,871	6,498	−40.4%	3,303

	1,745,501	1,785,300	−2.2%	1,246,420

Borrowings:
Federal funds purchases and other short term borrowings	49,179	29,193	68.5%	27,460
Securities sold under agreements to repurchase	3,557,308	3,761,121	−5.4%	3,861,411
Advances from FHLB	281,753	308,442	−8.7%	331,898
FDIC-guaranteed term notes	105,834	—	100.0%	—
Subordinated capital notes	36,083	36,083	—	36,083

	4,030,157	4,134,839	−2.5%	4,256,852

Total deposits and borrowings	5,775,658	5,920,139	−2.4%	5,503,272

Securities and loans purchased but not yet received	413,359	398	100.0%	111,431
Other liabilities	31,650	23,682	33.6%	25,691

Total liabilities	$6,220,667	$5,944,219	4.7%	$5,640,394

Deposits portfolio composition percentages:
Non-interest bearing deposits	4.2%	3.0%		4.0%
Now accounts	35.6%	22.5%		5.6%
Savings accounts	5.0%	2.8%		31.2%
Certificates of deposit	55.2%	71.7%		59.2%

	100.0%	100.0%		100.0%

Borrowings portfolio composition percentages:
Federal funds purchases and other short term borrowings	1.2%	0.7%		0.7%
Securities sold under agreements to repurchase	88.3%	91.0%		90.7%
Advances from FHLB	7.0%	7.5%		7.8%
FDIC-guaranteed term notes	2.6%	—		—
Subordinated capital notes	0.9%	0.8%		0.8%

	100.0%	100.0%		100.0%

Securities sold under agreements to repurchase
Amount outstanding at year-end	$3,557,308	$3,761,121		$3,861,411

Daily average outstanding balance	$3,659,442	$3,800,673		$3,323,696

Maximum outstanding balance at any month-end	$3,762,353	$3,858,680		$3,861,411

Weighted average interest rate:
For the year	3.16%	4.25%		4.45%

At year end	2.85%	4.34%		4.20%

Stockholders’ Equity

At December 31, 2009, the Group’s total stockholders’ equity was $330.2 million, a 26.4% increase, when compared to $261.3 million at December 31, 2008, due to earnings retention and improved mark to market valuation of the Group’s investment portfolio. Tangible common equity to risk-weighted assets and total equity to risk-weighted assets at December 31, 2009 increased to 11.79% and 14.96%, respectively, from 8.40% and 11.47%, respectively at December 31, 2008. The Group maintains capital ratios in excess of regulatory requirements. At December 31, 2009, the Tier 1 Leverage Capital Ratio was 6.52%, the Tier 1 Risk-Based Capital Ratio was 18.79%, and the Total Risk-Based Capital Ratio was 19.84%.

During December 2009, the Group made the strategic decision to sell $116.0 million of CDOs at a loss of $73.9 million, including non-credit related portion of impairment value previously recorded as unrealized loss in other comprehensive loss. For the same strategic reasons, in early January 2010, the Group sold $420.1 million of non-agency CMOs at a loss of $45.8 million. This loss was accounted for as other than temporary impairment in the fourth quarter of 2009 and no additional gain or loss was realized on the sale in January 2010, since these assets were sold at the same value reflected at December 31, 2009. These investments were below investment grade and for regulatory capital purposes were included in the risk weighted assets with a 200% risk weight before December 2009. The proceeds from these investments were used to purchase FNMA certificates, which have a risk weight of 20% for regulatory capital purposes. Therefore at December 31, 2009 the risk based capital ratios were calculated applying a 20% risk weight to these assets.

Due to the initial adoption of FASB ASC 320-10-65-1, in the second quarter of 2009 the Group reclassified the noncredit-related portion of an other-than-temporary impairment loss previously recognized in earnings in the third quarter of 2008 for an amount of $14.4 million that increased retained earnings and accumulated other comprehensive loss. This reclassification had a positive impact on regulatory capital, but no impact on stockholders’ equity.

The following are the consolidated capital ratios of the Group at December 31, 2009, 2008, and 2007:

TABLE 7 — CAPITAL, DIVIDENDS AND STOCK DATA

	December 31,	December 31,	Variance	December 31,
	2009	2008	%	2007
	(In thousands, except for per share data)

Capital data:
Stockholders’ equity	$330,166	$261,317	26.3%	$359,461

Regulatory Capital Ratios data:
Leverage Capital Ratio	6.52%	6.38%	2.2%	6.69%

Minimum Leverage Capital Ratio Required	4.00%	4.00%		4.00%

Actual Tier 1 Capital	$414,702	$389,235	6.5%	$396,309

Minimum Tier 1 Capital Required	$254,323	$244,101	4.2%	$236,847

Excess over regulatory requirement	$160,379	$145,134	10.5%	$159,462

Tier 1 Risk-Based Capital Ratio	18.79%	17.11%	9.8%	18.46%

Minimum Tier 1 Risk-Based Capital Ratio Required	4.00%	4.00%		4.00%

Actual Tier 1 Risk-Based Capital	$414,702	$389,235	6.5%	$396,309

Minimum Tier 1 Risk-Based Capital Required	$88,295	$91,022	−3.0%	$85,292

Excess over regulatory requirement	$326,407	$298,213	9.5%	$311,017

Risk-Weighted Assets	$2,207,383	$2,275,550	−3.0%	$2,146,901

Total Risk-Based Capital Ratio	19.84%	17.73%	11.9%	18.93%

Minimum Total Risk-Based Capital Ratio Required	8.00%	8.00%		8.00%

Actual Total Risk-Based Capital	$437,975	$403,523	8.5%	$406,470

Minimum Total Risk-Based Capital Required	$176,591	$182,044	−3.0%	$170,583

Excess over regulatory requirement	$261,384	$221,479	18.0%	$235,887

Risk-Weighted Assets	$2,207,383	$2,275,550	−3.0%	$2,146,901

Tangible common equity(1) to total assets	3.97%	3.08%	28.9%	4.82%

Tangible common equity to risk-weighted assets	11.79%	8.40%	40.4%	13.57%

Total equity to total assets	5.04%	4.21%	19.7%	5.99%

Total equity to risk-weighted assets	14.96%	11.48%	30.2%	16.74%

Stock data:
Outstanding common shares, net of treasury	24,235	24,297	−0.3%	24,121

Book value per common share	$10.82	$7.96	35.9%	$12.08

Market price at end of year	$10.80	$6.05	78.5%	$13.41

Market capitalization	$261,738	$146,997	78.1%	$323,463

Common dividend data:
Cash dividends declared	$3,888	$13,608	(0.71)	$13,612

Cash dividends declared per share	$0.16	$0.56	(0.71)	$0.56

Payout ratio	21.33%	61.89%	−65.5%	37.33%

Dividend yield	1.48%	9.26%	−84.0%	4.18%

(1)	Tangible common equity consists of common equity less goodwill.

The following provides the high and low prices and dividend per share of the Group’s stock for each quarter of the last three periods:

			Cash
	Price		Dividend
	High	Low	Per share

2009

December 31, 2009	$13.69	$9.43	$0.04

September 30, 2009	$15.41	$7.48	$0.04

June 30, 2009	$11.27	$4.88	$0.04

March 31, 2009	$7.38	$0.91	$0.04

2008

December 31, 2008	$18.56	$5.37	$0.14

September 30, 2008	$20.99	$14.21	$0.14

June 30, 2008	$20.57	$14.26	$0.14

March 31, 2008	$23.28	$12.79	$0.14

2007

December 31, 2007	$14.56	$11.01	$0.14

September 30, 2007	$11.63	$8.39	$0.14

June 30, 2007	$12.42	$10.58	$0.14

March 31, 2007	$14.04	$11.25	$0.14

The Bank is considered “well capitalized” under the regulatory framework for prompt corrective. The table below shows the Bank’s regulatory capital ratios at December 31, 2009, 2008, and 2007:

	December 31,	December 31,	Variance	December 31,
	2009	2008	%	2007
	(Dollars in thousands)

Oriental Bank and Trust Regulatory Capital Ratios:
Total Tier 1 Capital to Total Assets	5.78%	5.42%	6.6%	5.80%

Actual Tier 1 Capital	$359,339	$311,300	15.4%	$331,552

Minimum Capital Requirement (4)%	$248,671	$229,903	8.2%	$228,768

Minimum to be well capitalized (5)%	$310,839	$287,378	8.2%	$285,960

Tier 1 Capital to Risk-Weighted Assets	16.52%	14.21%	16.3%	16.61%

Actual Tier 1 Risk-Based Capital	$359,339	$311,300	15.4%	$331,552

Minimum Capital Requirement (4)%	$87,021	$87,640	−0.7%	$79,829

Minimum to be well capitalized (6)%	$130,532	$131,461	−0.7%	$119,743

Total Capital to Risk-Weighted Assets	17.59%	14.86%	18.4%	17.12%

Actual Total Risk-Based Capital	$382,611	$325,593	17.5%	$341,713

Minimum Capital Requirement (8)%	$174,042	$175,281	−0.7%	$159,657

Minimum to be well capitalized (10)%	$217,553	$219,101	−0.7%	$199,572

The Group’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol OFG. At December 31, 2009, the Group’s market capitalization for its outstanding common stock was $261.7 million ($10.80 per share).

Group’s Financial Assets

The Group’s total financial assets include the Group’s assets and the assets managed by the Group’s trust division, the retirement plan administration subsidiary, and the securities broker-dealer subsidiary. At December 31, 2009, total financial assets reached $9.6 billion, compared to $9.1 billion at December 31, 2008, a 5.8% increase. When compared to December 31, 2008, there was a 5.6% increase in assets owned as of December 31, 2009, and assets managed by the trust division and the broker-dealer subsidiary increased from $2.9 billion as of December 31, 2008 to $3.1 billion as of December 31, 2009.

The Group’s trust division offers various types of individual retirement accounts (“IRA”) and manages 401(K) and Keogh retirement plans and custodian and corporate trust accounts, while Caribbean Pension Consultants, Inc. (“CPC”) manages the administration of private pension plans. At December 31, 2009, total assets managed by the Group’s trust division and CPC amounted to $1.8 billion, compared to $1.7 billion at December 31, 2008. The Group’s broker-dealer subsidiary offers a wide array of investment alternatives to its client base, such as tax-advantaged fixed income securities, mutual funds, stocks, bonds and money management wrap-fee programs. At December 31, 2009, total assets gathered by the broker-dealer from its customer investment accounts increased to $1.3 billion, compared to $1.2 billion at December 31, 2008.

Allowance for Loan Losses and Non-Performing Assets

The Group maintains an allowance for loan losses at a level that management considers adequate to provide for probable losses based upon an evaluation of known and inherent risks. The Group’s allowance for loan losses policy provides for a detailed quarterly analysis of probable losses. Tables 8 through 13 set forth an analysis of activity in the allowance for loan losses and present selected loan loss statistics. In addition, refer to Table 5 for the composition (“mix”) of the loan portfolio.

At December 31, 2009, the Group’s allowance for loan losses amounted to $23.3 million or 2.0% of total loans versus $14.3 million or 1.16% of total loans at December 31, 2008. The allowance for residential mortgage loans increased by 76.4% or $6.5 million, when compared with balances recorded at December 31, 2008. The allowance for commercial loans increased by 68.4% or $2.7 million, when compared with balances recorded at December 31, 2008. The allowance for consumer loans decreased by 38.7% or $664 thousand, when compared with balances recorded at December 30, 2008.

The provision for loan losses for 2009 totaled $15.7 million, a 76.6% increase from the $8.9 million reported for 2008. Based on an analysis of the credit quality and the composition of the Group’s loan portfolio, management determined that the provision for 2009 was adequate in order to maintain the allowance for loan losses at an appropriate level.

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

Included in the review of individual loans are those that are impaired. A loan is considered impaired when, based on current information and events, it is probable that the Group will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent. Loans are individually evaluated for impairment, except large groups of small balance homogeneous loans that are collectively evaluated for impairment, and loans that are recorded at fair value or at the lower of cost or market. The portfolios of mortgage and consumer loans are considered homogeneous, and are evaluated collectively for impairment. For the commercial loans portfolio, all loans over $250 thousand and over 90-days past due are evaluated for impairment. At December 31, 2009, the total investment in impaired commercial loans was $15.6 million, compared to $4.6 million at December 31, 2008. Impaired commercial loans are measured based on the fair value of collateral method, since all impaired loans during the period were collateral dependant. The valuation allowance for impaired commercial loans amounted to approximately $709 thousand and $1.1 million at December 31, 2009 and December 31, 2008, respectively. Net credit losses on impaired commercial loans for the year ended December 31, 2009 were $776 thousand. There were no credit losses on impaired commercial loans for the years ended December 31, 2008 and 2007. At December 31, 2009, the total investment in impaired mortgage loans was $10.7 million (December 31, 2008 — $3.0 million). Impairment on mortgage loans assessed as troubled debt restructuring was measured using the present value of cash flows. The valuation allowance for impaired mortgage loans amounted to approximately $683 thousand and $45 thousand at December 31, 2009 and 2008, respectively.

The Group, using a rating system, applies an overall allowance percentage to each loan portfolio category based on historical credit losses adjusted for current conditions and trends. This calculation is the starting point for management’s systematic determination of the required level of the allowance for loan losses. Other data considered in this determination includes: the credit grading assigned to commercial loans, delinquency levels, loss trends and other information including underwriting standards and economic trends.

Loan loss ratios and credit risk categories are updated quarterly and are applied in the context of GAAP and the Joint Interagency Guidance on the importance of depository institutions having prudent, conservative, but not excessive loan loss allowances that fall within an acceptable range of estimated losses. While management uses available information in estimating probable loan losses, future changes to the allowance may be necessary, based on factors beyond the Group’s control, such as factors affecting general economic conditions.

In the current year, the Group has not substantively changed in any material respect of its overall approach in the determination of the allowance for loan losses. The Group refined its methods of quantifying the environmental facts affecting the loan loss experience. There have been no material changes in criteria or estimation techniques as compared to prior periods that impacted the determination of the current period allowance for loan losses.

During the year ended December 31, 2009, net credit losses amounted to $6.7 million, a 41.1% increase when compared to $4.7 million reported for the same period of 2008. The increase was primarily due to a $1.4 million increase in net credit losses for mortgage loans, $1.8 million increase in net credit losses for commercial loans, partially offset by a $1.3 million decrease for consumer loans. Total recoveries decreased from $376 thousand in 2008 to $357 thousand in 2009, and total charge-offs increased from $5.1 million in 2008 to $7.0 million in 2009. As a result, the recoveries to charge-offs ratio decreased from 7.4% in 2008, to 5.1% in 2009.

The Group’s non-performing assets include non-performing loans and foreclosed real estate (see Tables 11 and 12). At December 31 2009, the Group’s non-performing assets totaled $113.7 million (1.74% of total assets) versus $86.7 million (1.40% of total assets) at December 31, 2008. The Group’s non-performing loans generally reflect the economic environment in Puerto Rico. Nonetheless, the Group does not expect non-performing loans to result in significantly higher losses as most are well-collateralized with adequate loan-to-value ratios.

At December 31, 2009, the allowance for loan losses to non-performing loans coverage ratio was 22.3% (18.5% at December 31, 2008. Excluding the lesser-risk mortgage loans, the ratio is 144.3% (239.9% at December 31, 2008).

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

Detailed information concerning each of the items that comprise non-performing assets follows:

•	Mortgage loans are placed on a non-accrual basis when they become 365 days or more past due and are written-down, if necessary, based on the specific evaluation of the collateral underlying the loan. At December 31, 2009, the Group’s non-performing mortgage loans totaled $88.2 million (84.5% of the Group’s non-performing loans), a 23.4% increase from the $71.5 million (92.3% of the Group’s non-performing loans) reported at December 31, 2008. Non-performing loans in this category are primarily residential mortgage loans.

•	Commercial loans are placed on non-accrual status when they become 90 days or more past due and are written-down, if necessary, based on the specific evaluation of the underlying collateral, if any. At December 31, 2009, the Group’s non-performing commercial loans amounted to $15.7 million (15.0% of the Group’s non-performing loans), a 202.5% increase when compared to non-performing commercial loans of $5.2 million reported at December 31, 2008 (6.7% of the Group’s non-performing loans). Most of this portfolio is collateralized by commercial real estate properties.

•	Consumer loans are placed on non-accrual status when they become 90 days past due and written-off when payments are delinquent 120 days in personal loans and 180 days in credit cards and personal lines of credit. At December 31, 2009, the Group’s non-performing consumer loans amounted to $445 thousand (0.5% of the Group’s total non-performing loans), a 42.4% decrease from the $772 thousand reported at December 31, 2008 (1.0% of total non-performing loans).

•	Foreclosed real estate is initially recorded at the lower of the related loan balance or fair value at the date of foreclosure. Any excess of the loan balance over the fair value of the property is charged against the allowance for loan losses. Subsequently, any excess of the carrying value over the estimated fair value less disposition cost is charged to operations. Proceeds from sales of foreclosed real estate properties during the year ended December 31, 2009, totaled approximately $9.3 million.

TABLE 8 — ALLOWANCE FOR LOAN LOSSES SUMMARY
YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Balance at beginning of year	$14,293	$10,161	$8,016
Provision for loan losses	15,650	8,860	6,550
Net credit losses — see Table 10	(6,671)	(4,728)	(4,405)

Balance at end of year	$23,272	$14,293	$10,161

TABLE 9 — ALLOWANCE FOR LOAN LOSSES BREAKDOWN
AS OF DECEMBER 31, 2009, 2008 AND 2007

	Year Ended December 31,
	2009	2008	2007
	(Dollars in thousands)

Mortgage	$15,044	$8,514	$5,958
Commercial	7,112	4,004	1,838
Consumer	864	1,714	2,006
Unallocated allowance	252	61	359

	$23,272	$14,293	$10,161

Allowance composition:
Mortgage	64.6%	59.6%	58.7%
Commercial	30.6%	28.0%	18.1%
Consumer	3.7%	12.0%	19.7%
Unallocated allowance	1.1%	0.4%	3.5%

	100.0%	100.0%	100.0%

Allowance coverage ratio at end of period Applicable to:
Mortgage	1.60%	0.83%	0.59%
Commercial	3.60%	2.14%	1.17%
Consumer	3.76%	7.43%	6.86%
Unallocated allowance to total loans	0.02%	0.00%	0.03%

Total allowance to total loans	2.00%	1.16%	0.85%

Other selected data and ratios:
Allowance coverage ratio to:
Non-performing loans	22.3%	18.5%	15.4%

Non-real estate non-performing loans	144.3%	239.9%	314.5%

TABLE 10 — NET CREDIT LOSSES STATISTICS:
YEARS ENDED DECEMBER 31, 2009, 2008, AND 2007
(Dollars in thousands)

	Year Ended December 31,
	2009	2008	2007

Mortgage
Charge-offs	$(3,493)	$(1,977)	$(2,030)
Recoveries	70	—	15

	(3,423)	(1,977)	(2,015)

Commercial
Charge-offs	(2,223)	(459)	(359)
Recoveries	56	52	107

	(2,167)	(407)	(252)

Consumer
Charge-offs	(1,312)	(2,668)	(2,517)
Recoveries	231	324	379

	(1,081)	(2,344)	(2,138)

Net credit losses
Total charge-offs	(7,028)	(5,104)	(4,906)
Total recoveries	357	376	501

	$(6,671)	$(4,728)	$(4,405)

Net credit losses (recoveries) to average loans outstanding:
Mortgage	0.35%	0.19%	0.20%

Commercial	1.14%	0.25%	0.18%

Consumer	5.26%	9.35%	6.91%

Total	0.57%	0.39%	0.37%

Recoveries to charge-off’s	5.1%	7.4%	10.2%

Average loans:
Mortgage	$968,400	$1,026,779	$1,005,751
Commercial	189,951	161,541	143,802
Consumer	20,539	25,081	30,989

Total	$1,178,890	$1,213,401	$1,180,542

TABLE 11 — NON-PERFORMING ASSETS

	December 31,
	2009	2008	2007
	(Dollars in thousands)

Non-performing assets:
Non-accruing loans
Troubled Debt Restructuring (TDR) loans	$214	$57	$29
Other loans	56,854	38,722	27,318
Accruing loans
Troubled Debt Restructuring (TDR) loans	443	882	—
Other loans	46,860	37,828	38,762

Total non-performing loans	104,371	77,489	66,109
Foreclosed real estate	9,347	9,162	4,207

	$113,718	$86,651	$70,316

Non-performing assets to total assets	1.74%	1.40%	1.17%

	Year Ended December 31,
	2009	2008	2007

Interest that would have been recorded in the period if the loans had not been classified as non-accruing loans	$3,571	$2,545	$2,043

TABLE 12 — NON-PERFORMING LOANS:
AS OF DECEMBER 31, 2009, 2008 AND 2007

	December 31,
	2009	2008	2007
	(Dollars in thousands)

Non-performing loans:
Mortgage	$88,238	$71,531	$62,878
Commercial, mainly real estate	15,688	5,186	2,413
Consumer	445	772	818

Total	$104,371	$77,489	$66,109

Non-performing loans composition percentages:
Mortgage	84.5%	92.3%	95.1%
Commercial, mainly real estate	15.0%	6.7%	3.7%
Consumer	0.4%	1.0%	1.2%

Total	100.0%	100.0%	100.0%

Non-performing loans to:
Total loans	8.97%	6.28%	5.56%

Total assets	1.59%	1.25%	1.10%

Total capital	31.61%	29.65%	18.39%

TABLE 13 — HIGHER RISK RESIDENTIAL MORTGAGE LOANS
AS OF DECEMBER 31, 2009

	Higher-Risk Residential Mortgage Loans*
					High Loan-to-Value (LTV) Ratio Mortgages
	Junior Lien Mortgages		Interest Only Loans		LTV 90% to 100%		LTV Over 100%
	Carrying		Carrying		Carrying		Carrying
	Value	Allowance	Value	Allowance	Value	Allowance	Value	Allowance
	(In thousands)

Delinquency:
Current 90 days	$6,467	$72	$38,474	$398	$131,709	$1,451	$2,434	$27
91- 120 days	653	14	559	11	1,606	35	—	—
121- 180 days	209	7	1,824	56	3,190	106	—	—
181- 365 days	173	6	2,440	76	4,015	133	—	—
Over 365 days	309	28	2,576	210	9,031	780	—	—

Total	$7,811	$127	$45,873	$751	$149,551	$2,505	$2,434	$27

Percentage of total loans	0.67%		3.94%		12.86%		0.21%

Refinanced or Modified Loans:
Amount	$—	$—	$—	$—	$2,928	$51	$1,436	$16

Percentage of Higher-Risk Loan Category	—		—		1.96%		59.00%

Current Loan-to-Value:
Under 70%	$7,460	$120	$3,501	$48	$—	$—	$—	$—
70%- 79%	351	7	7,505	124	—	—	—	—
80%- 89%	—	—	13,317	243	—	—	—	—
90%- 100%	—	—	21,550	336	149,551	2,505	—	—
Over 100%	—	—	—	—	—	—	2,434	27

	$7,811	$127	$45,873	$751	$149,551	$2,505	$2,434	$27

*	Loans may be included in more than one higher-risk loan category

Contractual Obligations and Commercial Commitments

As disclosed in the notes to the Group’s consolidated financial statements, the Group has certain obligations and commitments to make future payments under contracts. At December 31, 2009, the aggregate contractual obligations and commercial commitments are:

	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	After 5 years
	(In thousands)

CONTRACTUAL OBLIGATIONS:(1)
Federal funds purchased and other short term borrowings	$49,179	$49,179	$—	$—	$—
Securities sold under agreements to repurchase	3,550,000	100,000	1,600,000	100,000	1,750,000
Advances from FHLB	280,000	—	225,000	55,000	—
FDIC-guaranteed term notes	150,000		150,000
Subordinated capital notes	36,083	—	—	—	36,083
Annual rental commitments under noncancelable operating leases	25,432	3,551	7,247	6,802	7,832

Total	$4,090,694	$152,730	$1,982,247	$161,802	$1,793,915

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

RISK MANAGEMENT

Background

The Group’s risk management policies are established by its Board of Directors (the “Board”), implemented by management, through the adoption of a risk management program, which is overseen and monitored by the Chief Risk Officer and the Risk Management Committee (RMC). During 2009, the Group continued to refine and enhance its risk management program by strengthening policies, processes and procedures necessary to maintain effective risk management.

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

(2) using a growing balance sheet based on recent growth patterns and business strategies.

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

The Group uses a software to project future movements in the Group’s balance sheet and income statement. The starting point of the projections generally corresponds to the actual values of the balance sheet on the date of the simulations.

These simulations are highly complex, and use many simplifying assumptions that are intended to reflect the general behavior of the Group over the period in question. There can be no assurance that actual events will match these assumptions in all cases. For this reason, the results of these simulations are only approximations of the true sensitivity of net interest income to changes in market interest rates. The following table presents the results of the simulations at December 31, 2009, assuming a one-year time horizon:

	Net Interest Income Risk (one year projection)
	Static Balance Sheet		Growing simulation
	Amount	Percent	Amount	Percent
Change in interest rate	Change	Change	Change	Change

(Dollars in thousands)
+ 200 Basis points	$15,437	12.70%	$13,795	11.32%

+ 100 Basis points	$13,208	10.86%	$12,264	10.06%

− 100 Basis points	$(24,263)	−19.96%	$(21,822)	−17.91%

− 200 Basis points	$(34,552)	—28.42%	$(29,100)	−23.88%

Future net interest income could be affected by the Group’s investments in callable securities, prepayment risk related to mortgage loans and mortgage-backed securities, and its structured repurchase agreements and advances from the FHLB. As part of the strategy to limit the interest rate risk and reduce the re-pricing gaps of the Group’s assets and liabilities, the maturity and the re-pricing frequency of the liabilities has been extended to longer terms. The concentration of long-term fixed rate securities has also been reduced.

The Group uses derivative instruments and other strategies to manage its exposure to interest rate risk caused by changes in interest rates beyond management’s control. The following summarizes strategies, including derivative activities, used by the Group in managing interest rate risk:

Interest rate swaps — Interest rate swap agreements generally involve the exchange of fixed and floating-rate interest payment obligations without the exchange of the underlying principal. The interest rate swaps have been utilized to convert short term repurchase agreements into fixed rate to better match the re-pricing nature of these borrowings. At December 31, 2009 there are open forward settled swaps with an aggregate notional amount of $900 million. The forward settle date of these swaps is December 28, 2011 with final maturities raging from December 28, 2013 through December 28, 2014. A derivative asset of $8.5 million is recognized in the consolidated statement of financial position related to the valuation of these swaps. There were no outstanding interest rate swaps as of December 31, 2008.

Structured borrowings — The Group uses structured repurchase agreements and advances from FHLB, with embedded put options, to reduce the Group’s exposure to interest rate risk by lengthening the contractual maturities of its liabilities.

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

At December 31, 2009 and 2008, the fair value the purchased options used to manage the exposure to the stock market on stock indexed deposits represented an asset of $6.5 million, and $12.8 million, respectively; and the options sold to customers embedded in the certificates of deposit represented a liability of $9.5 million and $16.6 million, respectively, recorded in deposits.

Credit Risk

Credit risk is the possibility of loss arising from a borrower or counterparty in a credit-related contract failing to perform in accordance with its terms. The principal source of credit risk for the Group is its lending activities.

The Group manages its credit risk through a comprehensive credit policy which establishes sound underwriting standards, by monitoring and evaluating loan portfolio quality, and by the constant assessment of reserves and loan concentrations. The Group also employs proactive collection and loss mitigation practices.

The Group may also encounter risk of default in relation to its securities portfolio. The securities held by the Group are principally mortgage-backed securities and U.S. Treasury and agency securities. Thus, a substantial portion of these instruments are guaranteed by mortgages, a U.S. government-sponsored entity or the full faith and credit of the U.S. government, and are deemed to be of the highest credit quality. The available-for-sale securities portfolio also includes approximately $446.0 million in non-government agency pass-through collateralized mortgage obligations and $38.4 million in structured credit investments that are considered of a higher credit risk than agency securities.

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

The Group’s business requires continuous access to various funding sources. While the Group is able to fund its operations through deposits as well as through advances from the Federal Home Loan Bank of New York and other alternative sources, the Group’s business is significantly dependent upon other wholesale funding sources, such as repurchase agreements and brokered deposits. While most of the Group’s repurchase agreements have been structured with initial terms to maturity of between three and ten years, the counterparties have the right to exercise put options before the contractual maturities.

Brokered deposits are typically sold through an intermediary to small retail investors. The Group’s ability to continue to attract brokered deposits is subject to variability based upon a number of factors, including volume and volatility in the global securities markets, the Group’s credit rating and the relative interest rates that it is prepared to pay for these liabilities. Brokered deposits are generally considered a less stable source of funding than core deposits obtained through retail bank branches. Investors in brokered deposits are generally more sensitive to interest rates and will generally move funds from one depository institution to another based on small differences in interest rates offered on deposits.

Although the Group expects to have continued access to credit from the foregoing sources of funds, there can be no assurance that such financing sources will continue to be available or will be available on favorable terms. In a period of financial disruption such as the one currently being experienced in the U.S. financial system, or if negative developments occur with respect to us, the availability and cost of the Group’s funding sources could be adversely affected. In that event, the Group’s cost of funds may increase, thereby reducing its net interest income, or the Group may need to dispose of a portion of its investment portfolio, which, depending upon market conditions, could result in realizing a loss or experiencing other adverse accounting consequences upon the dispositions. The Group’s efforts to monitor and manage liquidity risk may not be successful to deal with dramatic or unanticipated changes in the global securities markets or other reductions in liquidity driven by us or market related events. In the event that such sources of funds are reduced or eliminated and we are not able to replace them on a cost-effective basis, the Group may be forced to curtail or cease its loan origination business and treasury activities, which would have a material adverse effect on its operations and financial condition.

As of December 31, 2009, the Group had approximately $488.7 million in investment securities and $396.2 million in mortgage loans available to cover liquidity needs.

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

The Group classifies operational risk into two major categories: business specific and corporate-wide affecting all business lines. For business specific risks, a risk assessment group works with the various business units to ensure consistency in policies, processes and assessments. With respect to corporate wide risks, such as information security, business recovery, legal and compliance, the Group has specialized groups, such as Information Security, Corporate Compliance, Information Technology and Operations. These groups assist the lines of business in the development and implementation of risk management practices specific to the needs of the business groups. All these matters are reviewed and discussed in the IT Steering Committee.

The Group is subject to extensive regulation in the different jurisdictions in which it conducts its business, and this regulatory scrutiny has been significantly increasing over the last several years. The Group has established and continues to enhance procedures based on legal and regulatory requirements that are reasonably designed to ensure compliance with all applicable statutory and regulatory requirements. The Group has a corporate compliance function, headed by a Compliance Director who reports to the Chief Risk Officer and is responsible for the oversight of regulatory compliance and implementation of an enterprise-wide compliance program.

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

The Commonwealth of Puerto Rico government is currently facing a significant fiscal deficit. The Commonwealth’s access to the municipal bond market and its credit ratings depend, in part, on achieving a balanced budget. In March 2009, the Legislature passed, and Governor signed, laws to reduce spending by 10% in an attempt to control expenditures, including public-sector employment, raise revenues through selective tax increases, and stimulate the economy. It is not possible to determine the impact on the economy of these measures at this time.

QUARTERLY FINANCIAL DATA (Unaudited)

The following is a summary of the unaudited quarterly results of operations:

TABLE 13A — SELECTED QUARTERLY FINANCIAL DATA:

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
Year Ended December 31, 2009	2009	2009	2009	2009
	(In thousands, except for per share data)

Interest income	$83,931	$82,051	$78,553	$74,866
Interest expense	53,266	46,563	45,659	42,980

Net interest income	30,665	35,488	32,894	31,886
Provision for loan losses	(3,200)	(3,650)	(4,400)	(4,400)

Net interest income after provision for loan losses	27,465	31,838	28,494	27,486
Total non-interest income (loss)	17,246	46,051	16,320	(81,605)
Total non-interest expenses	19,273	22,214	20,486	21,405

Income before taxes	25,438	55,675	24,328	(75,524)
Income tax expense (benefit)	690	4,761	3,001	(1,480)

Net income (loss)	24,748	50,914	21,327	(74,044)
Less: Dividends on preferred stock	(1,201)	(1,200)	(1,201)	(1,200)

Income available to common shareholders	$23,547	$49,714	$20,126	$(75,244)

Per share data:
Basic	$0.97	$2.05	$0.83	$(3.10)

Diluted	$0.97	$2.04	$0.83	$(3.09)

TABLE 13B — SELECTED QUARTERLY FINANCIAL DATA:

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
Year Ended December 31, 2008	2008	2008	2008	2008
	(In thousands, except for per share data)

Interest income	$82,101	$85,158	$84,744	$87,036
Interest expense	57,192	56,573	56,703	57,260

Net interest income	24,909	28,585	28,041	29,776
Provision for loan losses	1,650	1,980	1,950	3,280

Net interest income after provision for loan losses	23,259	26,605	26,091	26,496
Total non-interest income	8,864	6,650	(57,167)	29,411
Total non-interest expenses	17,730	18,080	18,197	18,735

Income before taxes	14,393	15,175	(49,273)	37,172
Income tax expense	(2,455)	598	(4,226)	(3,240)

Net income	16,848	14,577	(45,047)	40,412
Less: Dividends on preferred stock	(1,201)	(1,200)	(1,200)	(1,201)

Income available to common shareholders	$15,647	$13,377	$(46,247)	$39,211

Per share data:
Basic	$0.65	$0.54	$(1.90)	$1.61

Diluted	$0.64	$0.54	$(1.89)	$1.61

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

Effective January 1, 2008, the Group determines the fair value of its financial instruments based on the Fair Value

Measurement framework, which establishes a fair value hierarchy that prioritizes the inputs of valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 —	Level 1 asset and liabilities include equity securities that are traded in an active exchange market, as well as certain U.S. Treasury and other U.S. government agency securities that are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 —	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include (i) mortgage-backed securities for which the fair value is estimated based on valuations obtained from third-party pricing services for identical or comparable assets, (ii) debt securities with quoted prices that are traded less frequently than exchange-traded instruments and (iii) derivative contracts and financial liabilities (e.g. callable brokered CDs and medium-term notes elected for fair value option under the fair value measurement framework, whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, for which the determination of fair value requires significant management judgment or estimation.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Impairment of Investment Securities

The Group conducts periodic reviews to identify and evaluate each investment in an unrealized loss position for other-than-temporary impairments. On April 1, 2009, the Group adopted FASB Accounting Standard Codification (“ASC”) 320-10-65-1, which changed the accounting requirements for other than temporary impairments for debt securities, and in certain circumstances, separates the amount of total impairment into credit and noncredit-related amounts. The review takes into consideration current market conditions, issuer rating changes and trends, the credit worthiness of the obligator of the security, current analysts’ evaluations, failure of the issuer to make scheduled interest or principal payments, the Group’s intent to not sell the security or whether it is more-likely-than-not that the Group will be required to sell the debt security before its anticipated recovery, as well as other qualitative factors. The term other than temporary impairments is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Any portion of a decline in value associated with credit loss is recognized in income with the remaining noncredit-related component being recognized in other comprehensive income. A credit loss is determined by assessing whether the amortized cost basis of the security will be recovered, by comparing the present value of cash flows expected to be collected from the security, computed using original yield as the discount rate, to the amortized cost basis of the security. The shortfall of the present value of the cash flows expected to be collected in relation to the amortized cost basis is considered to be the “credit loss.”

The Group’s review for impairment generally entails:

•	intent to sell the debt security;

•	if it is more likely than not that the entity will be required to sell the debt securities before the anticipated recovery;

•	identification and evaluation of investments that have indications of possible other-than-temporary impairment;

•	analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and the expected recovery period;

•	discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment and those that would not support other-than-temporary impairment; and

•	documentation of the results of these analyses.

The extent of the Group’s analysis regarding credit quality and the stress on assumptions used in the analysis for identifying securities for which all principal and interest contractually due might not be recovered have been refined for non-agency collateralized mortgage obligations and structured credit investments given the declines in fair values and length of time in which these securities have been in an unrealized loss position, general concerns regarding housing prices and the delinquency and default rates on the mortgage loans and credit spreads underlying these securities.

Derivative Financial Instruments

As part of the Group’s asset and liability management, the Group may use option agreements and interest rate contracts, which include interest rate swaps to hedge various exposures or to modify interest rate characteristics of various statements of financial condition accounts.

The Group recognizes all derivative instruments as assets and liabilities at fair value. If certain conditions are met, the derivative may qualify for hedge accounting treatment and be designated as one of the following types of hedges: (a) hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (“fair value hedge”); (b) a hedge of the exposure to variability of cash flows of a recognized asset, liability or forecasted transaction (“cash flow hedge”) or (c) a hedge of foreign currency exposure (“foreign currency hedge”).

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

Income Taxes

In preparing the consolidated financial statements, the Group is required to estimate income taxes. This involves an estimate of current income tax expense together with an assessment of temporary differences resulting from differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The determination of current income tax expense involves estimates and assumptions that require the Group to assume certain positions based on its interpretation of current tax laws and regulations. Changes in assumptions affecting estimates may be required in the future and estimated tax assets or liabilities may need to be increased or decreased accordingly. The accrual for tax contingencies is adjusted in light of changing facts and circumstances, such as the progress of tax audits, case law and emerging legislation. When particular matters arise, a number of years may elapse before such matters are audited and finally resolved. Favorable resolution of such matters could be recognized as a reduction to the Group’s effective rate in the year of resolution. Unfavorable settlement of any particular issue could increase the effective rate and may require the use of cash in the year of resolution.

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

Recent Accounting Developments:

In June 2009, the FASB issued FAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162,” (“FAS 168”). FAS 168 establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative GAAP for nongovernmental entities. The Codification does not change GAAP. Instead, it takes the thousand of individual pronouncements that currently comprise GAAP and reorganizes them into approximately 90 accounting Topics, and displays all Topics using a consistent structure. Contents in each Topic are further organized first by Subtopic, then Section and finally Paragraph. The Paragraph level is the only level that contains substantive content. Citing particular content in the Codification involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure. FASB suggests that all citations begin with “FASB ASC,” where ASC stands for Accounting Standards Codification. Changes to the ASC subsequent to June 30, 2009 are referred to as Accounting Standards Updates (“ASU”).

In conjunction with the issuance of FAS 168, the FASB also issued its first Accounting Standards Update No. 2009-1, “Topic 105 — Generally Accepted Accounting Principles” (“ASU 2009-1”) which includes FAS 168 in its entirety as a transition to the ASC. ASU 2009-1 is effective for interim and annual periods ending after September 15, 2009 and did not have an impact on the Group’s financial position or results of operations but changed the referencing system for accounting standards. Certain of the following pronouncements were issued prior to the issuance of the ASC and adoption of the ASUs. For such pronouncements, citations to the applicable Codification by Topic, Subtopic and Section are provided where applicable in addition to the original standard type and number.

FAS 166 “Accounting for Transfers of Financial Assets” and FAS 167, “Amendments to FASB Interpretation No. 46(R)” (not yet reflected in FASB ASC) were issued in June 2009, and change the way entities account for securitizations and special-purpose entities, and will have a material effect on how banking organizations account for off-balance sheet vehicles. The new standards amend FAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, and FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities”. Both Statements 166 and 167 will be effective January 1, 2010 for companies reporting earnings on a calendar-year basis. The Group is evaluating the impact, if any, that the adoption of FAS 166 and 167 could have on the Group’s consolidated financial statements.

The FASB issued ASU 2009 — 05, “Fair Value Measurements and Disclosures (Topic 820) — Measuring Liabilities at Fair Value” in August 2009 to provide guidance when estimating the fair value of a liability. When a quoted price in an active market for the identical liability is not available, fair value should be measured using (a) the quoted price of an identical liability when traded as an asset; (b) quoted prices for similar liabilities or similar liabilities when traded as assets; or (c) another valuation technique consistent with the principles of Topic 820 such as an income approach or a market approach. If a restriction exists that prevents the transfer of the liability, a separate adjustment related to the restriction is not required when estimating fair value. The ASU was effective October 1, 2009 for the Group and had no impact on financial position or operations.

ASU 2009-12, “Fair Value Measurements and Disclosures (Topic 820) — Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)” issued in September 2009, allows a company to measure the fair value of an investment that has no readily determinable fair market value on the basis of the investee’s net asset value per share as provided by the investee. This allowance assumes that the investee has calculated net asset value in accordance with the GAAP measurement principles of Topic 946 as of the reporting entity’s measurement date. Examples of such investments include investments in hedge funds, private equity funds, real estate funds and venture capital funds. The update also provides guidance on how the investment should be classified within the fair value hierarchy based on the value for which the investment can be redeemed. The amendment is effective for interim and annual periods ending after December 15, 2009 with early adoption permitted. The Group does not have investments in such entities and, therefore, there was no impact to its financial statements.

Issued October, 2009, ASU 2009-15, “Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing” amends ASC Topic 470 and provides guidance for accounting and reporting for own-share lending arrangements issued in contemplation of a convertible debt issuance. At the date of issuance, a share-lending arrangement entered into on an entity’s own shares should be measured at fair value in accordance with Topic 820 and recognized as an issuance cost, with an offset to additional paid-in capital. Loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs. The amendments also require several disclosures including a description and the terms of the arrangement and the reason for entering into the arrangement. The effective dates of the amendments are dependent upon the date the share-lending arrangement was entered into and include retrospective application for arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. The Group has no plans to issue convertible debt and, therefore, does not expect the update to have an impact on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Group’s financial position, results of operations or cash flows.